Form 10-K, Exhibit 13
period 2010-12-31
SI Financial Group, Inc.
filed 2011-03-28
CIK 1500213

Exhibit 13.0

EXPLANATORY NOTE

SI Financial Group, Inc., a Maryland corporation (the “Registrant”), was incorporated on September 7, 2010 to become the holding company for Savings Institute Bank and Trust Company (the “Bank”) upon completion of the “second-step” conversion of the Bank from a mutual holding company structure to a stock holding company structure (the “Conversion”).  The Conversion involved the sale by the Registrant of 6,544,493 shares of common stock in a public offering to depositors and community members, the exchange of 4,032,356 shares of common stock of the Registrant for shares of common stock of the former SI Financial Group, Inc. (the “Company”) held by persons other than SI Bancorp, MHC (the “MHC”), and the elimination of the Company and the MHC.  The Conversion was completed on January 12, 2011.  As the Conversion was completed after December 31, 2010, the information in this report is for the Company.  Separate financial statements for the Registrant have not been included in this report because the Registrant, as of December 31, 2010, had not issued any shares and had engaged only in organizational activities to date, had no significant assets, contingent or other liabilities, revenues or expenses.  Per share information in this report is based on outstanding shares as of the dates indicated and does not reflect the Conversion.  Following the Conversion, the Registrant had 10,576,849 shares of common stock outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding changes in the Company’s financial condition as of December 31, 2010 and 2009 and the results of operations for the years ended December 31, 2010, 2009 and 2008.  The information contained in this section should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this annual report.

This report may contain certain “forward-looking statements” within the meaning of the federal securities laws, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are generally preceded by terms such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “projects” and similar expressions.  These statements are not historical facts; rather, they are statements based on management’s current expectations regarding our business strategies, intended results and future performance.

Management’s ability to predict results of the effect of future plans or strategies is inherently uncertain.   Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines.  Additional factors that may affect the Company’s results are discussed in Item 1A. “Risk Factors” in the Company’s annual report on Form 10-K and in other reports filed with the Securities and Exchange Commission (the “SEC”).  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Management Strategies

The Company’s mission is to operate and grow a profitable community-oriented financial institution.   The Company plans to achieve this by continuing its strategies of:

o
Offering a full range of financial products and services. The Bank has a long tradition of focusing on the needs of consumers and small and medium-sized businesses in the community and being an active corporate citizen.  The Bank believes its community orientation, quicker decision-making process and customized products are attractive to its customers and distinguishes it from the large regional banks that operate in its market area.  In this context, the Bank strives to become a financial services company offering one-stop shopping for all of its customers’ financial needs through banking, investments, insurance and trust products and services.  The Bank believes that its broad array of product offerings deepen its relationships with its current customers and entice new customers to begin banking with them, ultimately increasing fee income and profitability.

o
Actively managing the balance sheet and diversifying the asset mix. The recent economic recession has underscored the importance of a strong balance sheet. The Company manages its balance sheet by: (1) prudently increasing the percentage of its assets consisting of multi-family and commercial real estate and commercial business loans, which offer higher yields, shorter maturities and more sensitivity to interest rate fluctuations; (2) managing its interest rate risk by diversifying the type and maturity of its assets in its loan and investment portfolios and monitoring the maturities in its deposit portfolio; and (3) maintaining strong capital levels and liquidity. Multi-family and commercial real estate and commercial business loans increased $35.5 million, $28.0 million and $36.7 million for the years ended December 31, 2010, 2009 and 2008, respectively, and comprised 49.7% of total loans at December 31, 2010.  The Company intends to continue to pursue the opportunities from the many multi-family and commercial properties and businesses located in its market area.

o
Continuing conservative underwriting practices and maintaining a high quality loan portfolio. The Bank believes that strong asset quality is a key to long-term financial success.  The Bank has sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts.  Nonperforming loans increased from $3.0 million at December 31, 2009 to $4.9 million at December 31, 2010.  At December 31, 2010, nonperforming loans were 0.80% of the total loan portfolio and 0.53% of total assets.  Although the Bank intends to increase its multi-family and commercial real estate and commercial business lending, it intends to continue its philosophy of managing large loan exposures through conservative loan underwriting and credit administration standards.

o
Increasing core deposits. The Company’s primary source of funds is retail deposit accounts.  At December 31, 2010, 56.2% of our deposits were core deposits, consisting of demand, savings and money market accounts. The Company values core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. Core deposits have continued to increase primarily due to the investments we have made in our branch network, new product offerings, competitive interest rates and the movement of customer funds out of riskier investments, including the stock market. The Company intends to continue to increase its core deposits and to focus on gaining market share in counties outside of Windham County by continuing to offer exceptional customer service, cross-selling its loan and deposit products and trust, insurance and investment services and increasing its commercial deposits from small and medium-sized businesses through additional business banking and cash management products.

o
Supplementing fee income through expanded mortgage banking operations. The Company views the changing regulatory landscape and historically low interest rate environment as an opportunity to gain noninterest income by leveraging its expertise in originating residential mortgages and selling such increased originations in the secondary market. This strategy enables the Company to have a much larger lending capacity, provide a more comprehensive product offering and reduce the interest rate, prepayment and credit risks associated with originating residential loans for retention in its loan portfolio. Further, this strategy allows the Company to be more flexible with the single-family residential loans that are held in portfolio. To accelerate this initiative, the Company hired two additional mortgage originators in 2010 and intends to hire at least one more originator in 2011.

o
Grow through acquisitions. The Company intends to pursue expansion opportunities in its existing market areas or adjacent areas in strategic locations that maximize growth opportunities or with companies that add complementary products to its existing business. The Company believes that the recent economic recession will increase the rate of consolidation in the banking industry. The Company will look to be opportunistic to expand through the acquisition of banks or other financial service companies and believes the additional capital raised through its recently completed offering will better position the Company to take advantage of those opportunities.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on the Company’s consolidated financial statements, which are prepared in conformity with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of income and expenses.  The Company considers accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be its critical accounting policies.  The Company considers the allowance for loan losses, other-than-temporary impairment of securities, deferred income taxes and the impairment of long-lived assets to be its critical accounting policies.

Allowance for Loan Losses.  Determining the amount of allowance for loan losses necessarily involves a high degree of judgment.  Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectibility of the loan portfolio.   The level of the allowance for loan losses fluctuates primarily due to changes in the size and composition of the loan portfolio and in the level of nonperforming loans, classified assets and charge-offs.  A portion of the allowance is established by segregating the loans by loan category and assigning allocation percentages based on our historical loss experience, delinquency trends, economic conditions and other qualitative factors.  The applied loss factors are re-evaluated quarterly to ensure their relevance in the current economic environment.  Accordingly, increases in the size of the loan portfolio and the increased emphasis on commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance.  Additionally, a portion of the allowance is established based on the level of specific nonperforming loans and classified assets.

Although management believes that it uses the best information available to establish the allowance for loan losses, which is based on estimates that are susceptible to change, future additions to the allowance may be necessary as a result of changes in economic conditions and other factors.  Additionally, the Bank’s regulators, as a part of their examination process, periodically review its allowance for loan losses and may require the Bank to increase its allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease its allowance for loan losses by recognizing loan charge-offs.  See Notes 1 and 4 in the Company’s Consolidated Financial Statements for additional information.

Other-Than-Temporary Impairment of Securities. One of the significant estimates related to securities is the evaluation of investments for other-than-temporary impairment (“OTTI”). Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other-than-temporary, the declines in fair value are reflected in earnings as realized losses.  For those debt securities for which the fair value is less than its amortized cost and the Company does not intend to sell such security and it is not more likely than not that it will be required to sell such security prior to the recovery of its amortized cost basis (which may be maturity) less any credit losses, the credit-related OTTI loss is recognized as a charge to earnings.  Noncredit-related OTTI losses for debt securities are recognized in other comprehensive income (loss), net of applicable taxes.

The evaluation of securities for impairment is a quantitative and qualitative process, which is subject to risks and uncertainties and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuer’s financial condition or future prospects, the effects of changes in interest rates or credit spreads and the expected recovery period. Management evaluates securities for OTTI at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation.  See Notes 1 and 3 in the Company’s Consolidated Financial Statements for additional information.

Deferred Income Taxes.  The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  If current available information raises doubt as to the realization of the deferred tax asset, a valuation allowance is established.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities.  These judgments require us to make projections of future taxable income.  These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change.  A reduction in estimated future taxable income may require the Company to record a valuation allowance against its deferred tax asset.  A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.  See Notes 1 and 10 in the Company’s Consolidated Financial Statements.

Impairment of Long-Lived Assets.  The Company is required to record certain assets it has acquired, including identifiable intangible assets such as core deposit intangibles and goodwill, at fair value, which may involve making estimates based on third-party valuations, such as appraisals or internal valuations based on discounted cash flow analyses or other valuation techniques.  Further, long-lived assets, including intangible assets and premises and equipment, that are held and used by the Company, are presumed to have a useful life.  The determination of the useful lives of intangible assets is subjective, as is the appropriate amortization period for such intangible and long-lived assets.  Additionally, long-lived assets are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expenses.  Testing for impairment is a subjective process, the application of which could result in different evaluations of impairment.  See Notes 1, 6 and 7 in the Company’s Consolidated Financial Statements for additional information.

Analysis of Net Interest Income

Average Balance Sheet.  The following sets forth information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yields and rates paid, interest rate spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities for the periods indicated.

	Years Ended December 31,
	2010			2009			2008
	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans (1) (2)	$610,480	$33,381	5.47%	$624,647	$35,440	5.67%	$608,838	$37,192	6.11%
Securities (3)	190,568	6,393	3.35	177,609	7,849	4.42	178,146	8,946	5.02
Other interest-earning assets	35,309	114	0.32	20,709	112	0.54	14,160	366	2.58
Total interest-earning assets	836,357	39,888	4.77	822,965	43,401	5.27	801,144	46,504	5.80

Noninterest-earning assets	51,584			47,377			44,518
Total assets	$887,941			$870,342			$845,662

Interest-bearing liabilities:
Deposits:
NOW and money market	$240,592	1,618	0.67	$206,012	2,189	1.06	$180,699	3,149	1.74
Savings (4)	64,415	295	0.46	62,717	408	0.65	66,796	668	1.00
Certificates of deposit (5)	302,706	7,524	2.49	318,029	10,586	3.33	304,361	11,921	3.92
Total interest-bearing deposits	607,713	9,437	1.55	586,758	13,183	2.25	551,856	15,738	2.85

Federal Home Loan Bank advances	115,152	4,214	3.66	131,460	5,461	4.15	143,697	6,324	4.40
Subordinated debt	8,248	173	2.10	8,248	217	2.63	8,248	397	4.81
Total interest-bearing liabilities	731,113	13,824	1.89	726,466	18,861	2.60	703,801	22,459	3.19

Noninterest-bearing liabilities	75,667			68,350			64,436
Total liabilities	806,780			794,816			768,237

Total shareholders' equity	81,161			75,526			77,425

Total liabilities and shareholders' equity	$887,941			$870,342			$845,662

Net interest-earning assets	$105,244			$96,499			$97,343

Tax equivalent net interest income (3)		26,064			24,540			24,045
Tax equivalent interest rate spread (6)			2.88%			2.67%			2.61%
Tax equivalent net interest margin as a percentage of interest-earning assets (7)			3.12%			2.98%			3.00%
Average of interest-earning assets to average interest-bearing liabilities			114.40%			113.28%			113.83%
Less tax equivalent adjustment (3)		(13)			(16)			(5)
Net interest income		$26,051			$24,524			$24,040
_________
(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.
(2)	Loan fees are included in interest income and are immaterial.
(3)
Municipal securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%.  The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of operations.

(4)	Includes mortgagors’ and investors’ escrow accounts.
(5)	Includes brokered deposits.
(6)	Tax equivalent net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(7)	Tax equivalent net interest margin represents tax equivalent net interest income divided by average interest-earning assets.

Rate/Volume Analysis.  The following table sets forth the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have on the Company’s interest income and interest expense for the periods presented.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  The net column represents the sum of the rate and volume columns.  For purposes of this table, changes attributable to both changes in rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	2010 Compared to 2009			2009 Compared to 2008
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Rate	Volume	Net	Rate	Volume	Net
	(In Thousands)
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)	$(1,266)	$(793)	$(2,059)	$(2,700)	$948	$(1,752)
Securities (3)	(1,997)	541	(1,456)	(1,070)	(27)	(1,097)
Other interest-earning assets	(57)	59	2	(374)	120	(254)
Total interest-earning assets	(3,320)	(193)	(3,513)	(4,144)	1,041	(3,103)

Interest-bearing liabilities:
Interest expense:
Deposits (4)	(3,593)	(153)	(3,746)	(3,429)	874	(2,555)
Federal Home Loan Bank advances	(611)	(636)	(1,247)	(343)	(520)	(863)
Subordinated debt	(44)	-	(44)	(180)	-	(180)
Total interest-bearing liabilities	(4,248)	(789)	(5,037)	(3,952)	354	(3,598)

Change in net interest income (5)	$928	$596	$1,524	$(192)	$687	$495

_________

(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.
(2)	Loan fees are included in interest income and are immaterial.
(3)
Municipal securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%.  The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of operations.

(4)	Includes mortgagors’ and investors’ escrow accounts.
(5)	Presented on a tax equivalent basis using a tax rate of 34%.

Comparison of Financial Condition at December 31, 2010 and December 31, 2009

Assets:
Summary. Total assets increased $54.1 million, or 6.2%, to $926.4 million at December 31, 2010, as compared to $872.4 million at December 31, 2009, primarily due to increases of $54.1 million in cash and cash equivalents and $7.0 million in loans held for sale, offset by decreases of $3.3 million in securities, $2.4 million in other real estate owned, $1.5 million in net loans receivable, $973,000 in prepaid Federal Deposit Insurance Corporation (“FDIC”) deposit insurance assessment, $843,000 in premises and equipment and $349,000 in net deferred tax asset.  Cash and cash equivalents increased as a result of subscription funds received from the stock offering totaling $48.3 million.  The decrease in the Company’s securities portfolio was due to a reduction in mortgage-backed securities, U.S. government and agency obligations and tax-exempt municipal bonds, offset by increases in government-sponsored enterprise securities and corporate debt securities.  The Company obtained ownership of one commercial and seven residential properties aggregating $1.8 million into other real estate owned, offset by write-downs of $472,000 and proceeds from the sale of seven residential and three commercial properties totaling $3.7 million resulting in a net loss of $62,000.  The decrease in net unrealized losses on available for sale securities resulted in a decrease in the net deferred tax asset.  An increase in accumulated depreciation and amortization contributed to the decrease in premises and equipment at December 31, 2010.

Loans Receivable, Net.  Net loans receivable decreased $1.5 million as a result of a decline in loan originations and the sale of fixed-rate residential mortgage loans.  Loan originations decreased $24.3 million, or 16.6%, during the year ended December 31, 2010 compared to 2009 due primarily to reduced demand and more stringent underwriting practices.  Lower loan originations in 2010 were offset by the purchase of $54.0 million in United States Department of Agriculture (“USDA”) and Small Business Administration (“SBA”) loans that are fully guaranteed by the U.S. government.  The conversion of construction loans to permanent mortgage loans and principal pay-offs contributed to the decrease in construction loans.  Changes in the loan portfolio consisted of the following:

o
Residential Mortgage Loans.  Residential mortgage loans comprise 44.5% of total loans at December 31, 2010.   Residential mortgage loans decreased $35.3 million, or 11.5%.  The sale of $48.7 million in residential mortgage loans from current production during 2010 and the decrease in residential mortgage loan originations by $29.6 million during 2010 contributed to the decrease in residential mortgage loans.

o
Commercial Loans.  At December 31, 2010, the commercial loan portfolio, which includes multi-family and commercial real estate and commercial business loans, represented 49.7% of the Company’s total loan portfolio.  Multi-family and commercial real estate loans increased $234,000, or 0.2%.  Commercial business loans increased $35.3 million for 2010 as a result of the purchase of $54.0 million in USDA and SBA loans that are fully guaranteed by the U.S. government.  Loan originations for commercial real estate and commercial business loans increased $4.1 million and $951,000, respectively, during 2010.

o
Consumer Loans.  Consumer loans represent 4.7% of the Company’s total loan portfolio and increased $2.6 million, or 10.0%, resulting from an increase in home equity lines of credit.  Loan originations for consumer loans increased $220,000 over 2009.

The allowance for loan losses totaled $4.8 million at December 31, 2010 compared to $4.9 million at December 31, 2009.  The ratio of the allowance for loan losses to total loans decreased from 0.80% at December 31, 2009 to 0.78% at December 31, 2010.

Liabilities.  Total liabilities were $845.3 million at December 31, 2010 compared to $794.9 million at December 31, 2009.  Deposits increased $1.9 million, or 0.3%, which included increases in NOW and money market accounts of $27.1 million and noninterest-bearing deposits of $1.4 million, offset by decreases in certificates of deposit of $21.7 million and savings accounts of $4.8 million.  Deposit growth was attributable to marketing and promotional initiatives and competitively-priced deposit products.  Borrowings decreased $1.9 million from $124.3 million at December 31, 2009 to $122.4 million at
December 31, 2010, resulting from net repayments of Federal Home Loan Bank advances.

Equity:
Summary.  Total shareholders’ equity increased $3.6 million from $77.5 million at December 31, 2009 to $81.1 million at December 31, 2010.  The increase in shareholders’ equity was attributable to earnings of $3.0 million, a decrease in net unrealized losses on available for sale securities aggregating $714,000 (net of taxes) and the amortization of share-based awards aggregating $459,000, offset by dividends of $375,000, net unrealized loss on an effective cash flow hedge of $85,000 and treasury stock repurchases totaling $74,000.  On July 1, 2010, the Company recognized a cumulative effect adjustment for a change in accounting principle of $652,000 as a reduction in retained earnings and a corresponding decrease in accumulated other comprehensive loss as a result of electing to fair value two investments in the Company’s securities portfolio in accordance with guidance provided by Financial Accounting Standards Board’s (“FASB”) Scope Exception Related to Embedded Credit Derivatives.  See Note 1 under “Recent Accounting Pronouncements” for more details.

Effective March 31, 2009, the adoption of new accounting guidance regarding the recognition and presentation of OTTI of securities required management to separately identify whether OTTI charges totaling $7.1 million that were previously recognized in earnings during the third and fourth quarters of 2008 were related to credit losses or other noncredit factors at the measurement date of impairment.  Management determined, based on the present value of expected cash flows in accordance with applicable guidance, that $4.0 million of the $7.1 million in OTTI charges recognized during 2008 were related to noncredit factors and, therefore, recorded a cumulative effect adjustment of $2.7 million (net of taxes) to retained earnings with a corresponding adjustment to accumulated other comprehensive loss.  The Company does not intend to sell these impaired securities and it is more likely than not that the Company will not be required to sell these securities before recovery of the amortized cost basis of each of these securities.

Accumulated Other Comprehensive Loss.  Accumulated other comprehensive loss is comprised of the unrealized gains and losses on available for sale securities, net of taxes and unrealized gains and losses on derivative instruments, net of taxes.  Net unrealized losses on available for sale securities, net of taxes, totaled $1.0 million at December 31, 2010 compared to net unrealized losses on available for sale securities, net of taxes, of $2.4 million at December 31, 2009.  Unrealized holding losses on available for sale securities primarily resulted from a decline in the market value of the debt securities portfolio, which was recognized in accumulated other comprehensive loss on the consolidated balance sheet and a component of comprehensive income on the consolidated statement of changes in shareholders’ equity.  A majority of the unrealized losses relate to non-agency mortgage-backed securities and collateralized debt obligations.  The Company does not intend to sell such securities and it is more likely than not that it will not be required to sell such securities prior to the recovery of its amortized cost basis, which may be at maturity, less any credit losses.  Net unrealized loss on derivative instruments, net of taxes, totaled $85,000 at  December 31, 2010.  There were no losses on derivative instruments at December 31, 2009.

Comparison of Operating Results for the Years Ended December 31, 2010 and 2009

General. The Company’s results of operations depends primarily on net interest income, which is the difference between the interest income earned on the Company’s interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings.  The Company also generates noninterest income such as gains on securities, fees earned from mortgage banking activities, fees from deposit and trust and investment management services, insurance commissions and other fees.  The Company’s noninterest expenses primarily consist of employee compensation and benefits, occupancy, computer services, furniture and equipment, outside professional services, electronic banking fees, marketing and other general and administrative expenses.  The Company’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, governmental policies and actions of regulatory agencies.

The Company recorded net income of $3.0 million for the year ended December 31, 2010, an increase of $2.6 million, compared to net income of $435,000 for the year ended December 31, 2009.

Interest and Dividend Income.  Total interest and dividend income decreased $3.5 million, or 8.1%, for 2010, primarily due to a lower yield on interest-earning assets.  Lower market interest rates contributed to decreases in the yield of 107 basis points on securities, 22 basis points on federal funds and other interest-earning assets and 20 basis points on loans during 2010. The yield earned on interest-earning assets decreased 50 basis points to 4.77% for 2010.  Additionally, the yield on loans was negatively impacted by the increase in unrecognized interest related to nonaccrual loans.  Average interest-earning assets increased $13.4 million to $836.4 million in 2010, mainly due to a higher average balance of federal funds and other interest-earning assets and securities of $14.6 million and $13.0 million, respectively, offset by a decrease of $14.2 million in loans.

Interest Expense.  Interest expense decreased $5.0 million, or 26.7%, to $13.8 million for 2010 compared to $18.9 million in 2009, primarily due to lower rates paid on interest-bearing liabilities, offset by a higher average balance of deposits.  Overall, average rates declined as a result of the lower interest rate environment during 2010.  Average interest-bearing deposits rose $21.0 million and the average rate decreased 70 basis points.  An increase in the average balance of NOW and money market accounts totaling $34.6 million contributed the largest increase to the average balance for deposit accounts, as customers shifted from certificates of deposit to NOW and money market accounts.  The average rate on these deposits decreased 39 basis points to 0.67%.  The average balance of certificates of deposit decreased $15.3 million and the average rate paid decreased 84 basis points to 2.49%.  The average balance of FHLB advances decreased $16.3 million and the average rate decreased 49 basis points to 3.66% for 2010.  Rates on subordinated borrowings decreased 53 basis points due to a reduction in the three-month LIBOR rate.

Provision for Loan Losses.  The provision for loan losses decreased $1.9 million to $902,000 in 2010.  The lower provision resulted from a reduction in net loan charge-offs, predominately in commercial real estate loans, offset by an increase in specific loan loss allowances on nonperforming loans.  For the year ended December 31, 2010, net loan charge-offs totaled $994,000, compared to $4.0 million for the year ended December 31, 2009.  Higher loan charge-offs for 2009 primarily related to two commercial construction relationships aggregating $2.9 million.  Specific loan loss allowances relating to impaired loans increased to $502,000 at December 31, 2010, compared to $267,000 at December 31, 2009.  At December 31, 2010, nonperforming loans totaled $4.9 million, as compared to $3.0 million at December 31, 2009.  Unfavorable economic conditions continue to have a negative impact on the Company’s residential and commercial real estate loan portfolio and contribute to the decrease in credit quality related to our commercial business loans.  The ratio of the allowance for loan losses to total loans decreased from 0.80% at December 31, 2009 to 0.78% at December 31, 2010.

Noninterest Income.  Total noninterest income increased $504,000 to $10.7 million in 2010.  The following table shows the components of noninterest income and the dollar and percentage changes from 2009 to 2010.

	Years Ended December 31,		Change
	2010	2009	Dollars	Percent
	(Dollars in Thousands)
Service fees	$5,093	$5,033	$60	1.2%
Wealth management fees	4,083	3,912	171	4.4
Increase in cash surrender value of bank-owned life insurance	290	294	(4)	(1.4)
Net gain on sale of securities	878	285	593	208.1
Net impairment losses recognized in earnings	(492)	(228)	(264)	115.8
Mortgage banking fees	1,090	707	383	54.2
Net loss in fair value on trading securities and derivatives	(429)	-	(429)	n/a
Net (loss) gain on disposal of equipment	(5)	99	(104)	(105.1)
Other	177	79	98	124.1
Total noninterest income	$10,685	$10,181	$504	5.0%

Higher sales volume of available for sale securities resulted in an increase in the net gain on the sale of securities during 2010.  Residential mortgage loan sales totaled $48.7 million for the year ended December 31, 2010 compared to $56.3 million for the year ended December 31, 2009.   Despite the lower volume of sales in 2010, the Company recognized an increase in the fees from the sale of residential mortgage loans due to higher premiums received from loan sales in the secondary market.  Trust service fees contributed to the increase in wealth management fees for 2010, primarily resulting from an increase in the market value of trust assets under management.  Service fees rose in response to higher electronic banking usage.  A decline in credit conditions resulted in  OTTI charges on one non-agency mortgage-backed security totaling $492,000 and $228,000 for the years ended December 31, 2010 and 2009, respectively.  The net loss in fair value on trading securities and derivatives resulted from the Company recognizing unrealized losses related to a decline in the fair value of two trading securities totaling $408,000 and derivative loan commitments and forward loan sale commitments totaling $21,000.  Other noninterest income was offset by impairment charges of $12,000 and $383,000, which were recorded to reduce the Bank’s carrying value in two small business investment company limited partnerships during the years ended December 31, 2010 and 2009, respectively.  Additionally, other noninterest income included a net gain of $291,000 in death benefit proceeds received from a bank-owned life insurance policy during 2009.

Noninterest Expenses.  Noninterest expenses increased $113,000 for 2010 compared to 2009.  The following table shows the components of noninterest expenses and the dollar and percentage changes from 2009 to 2010.

	Years Ended December 31,		Change
	2010	2009	Dollars	Percent
	(Dollars in Thousands)
Salaries and employee benefits	$15,487	$15,767	$(280)	(1.8)%
Occupancy and equipment	5,628	5,559	69	1.2
Computer and electronic banking services	3,785	3,477	308	8.9
Outside professional services	944	975	(31)	(3.2)
Marketing and advertising	757	791	(34)	(4.3)
Supplies	491	524	(33)	(6.3)
FDIC deposit insurance and regulatory assessments	1,306	1,756	(450)	(25.6)
Other	3,120	2,556	564	22.1
Total noninterest expenses	$31,518	$31,405	$113	0.4%

Noninterest expenses increased in 2010 primarily due to increases in computer and electronic banking services and other noninterest expenses.  Computer and electronic banking services expense increased due to higher telecommunication costs and transaction activity.  Other noninterest expenses increased as a result of an increase in costs associated with other real estate owned. Noninterest expenses for 2009 reflected an FDIC-imposed industry-wide five basis point special assessment of $393,000 and prepayment penalties totaling $111,000 for the early extinguishment of Federal Home Loan Bank borrowings.  Salary expense and related payroll taxes were lower for 2010 compared to 2009 due to lower staffing levels and a reduction in share-based compensation expense.

Income Tax Provision.  For 2010, the Company’s income tax provision was $1.3 million compared to $35,000 for 2009.  The income tax provision for 2010 resulted from higher taxable income, offset by a reduction in the Company’s valuation allowance of $90,000 related to the expiration of unrealized federal charitable contribution and capital loss carry-forwards.  The effective tax rate was 30.4% and 7.4% for 2010 and 2009, respectively.  The lower effective tax rate for the year ended December 31, 2009 was due to lower pre-tax net income and a tax-exempt gain on bank-owned life insurance proceeds.

Comparison of Operating Results for the Years Ended December 31, 2009 and 2008

The Company recorded net income of $435,000 for the year ended December 31, 2009, an increase of $3.3 million, compared to a net loss of $2.9 million for the year ended December 31, 2008.  The net loss for the year ended December 31, 2008 was primarily attributable to a $7.1 million OTTI charge on certain securities to reduce their carrying value to fair value.

Interest and Dividend Income.  Total interest and dividend income decreased $3.1 million, or 6.7%, for 2009, primarily due to a lower yield on interest-earning assets, offset by an increase in interest-earning assets.  Lower market interest rates contributed to decreases in the yield of 60 basis points and 44 basis points on securities and loans, respectively, during 2009.  Additionally, the yield on loans was negatively impacted by the increase in unrecognized interest related to nonaccrual loans.  Average interest-earning assets increased $21.8 million to $823.0 million in 2009, mainly due to a higher average balance of loans and, to a lesser extent, a higher average balance on federal funds and other interest-earning assets.   The average balance of loans increased $15.8 million while the rate earned on loans decreased to 5.67% for 2009 from 6.11% for 2008.

Interest Expense.  Interest expense decreased $3.6 million, or 16.0%, to $18.9 million for 2009 compared to $22.5 million in 2008, primarily due to lower rates paid on interest-bearing liabilities, offset by a higher average balance of deposits.  Overall, average rates declined as a result of the lower interest rate environment during 2009.  Average interest-bearing deposits rose $34.9 million and the average yield decreased 60 basis points.  An increase in the average balance of NOW and money market accounts totaling $25.3 million contributed the largest increase to the average balance for deposit accounts, as customers shifted from savings accounts to NOW and money market accounts.  The average yield on these deposits decreased 68 basis points.  The average balance of certificates of deposit increased $13.7 million and the average rate paid decreased 59 basis points to 3.33%.  The average balance of FHLB advances decreased $12.2 million and the average yield decreased 25 basis points to 4.15% for 2009.  Rates on subordinated borrowings decreased 218 basis points due to a reduction in the three-month LIBOR rate.

Provision for Loan Losses.  The provision for loan losses increased $1.5 million to $2.8 million in 2009.  The higher provision relates to an increase in charge-offs due to the impact of continued adverse economic and real estate market conditions.  For the year ended December 31, 2009, net loan charge-offs totaled $4.0 million, compared to $567,000 for the year ended December 31, 2008.  Specific loan loss allowances relating to impaired loans decreased to $267,000 at December 31, 2009 compared to $1.2 million at December 31, 2008.  At December 31, 2009, nonperforming loans totaled $3.0 million, as compared to $9.3 million at December 31, 2008.  The increase in loan charge-offs and the decrease in nonperforming loans and specific loan loss allowances for the year ended December 31, 2009 primarily resulted from the charge-off of two commercial construction loan relationships aggregating $2.9 million that were previously identified as impaired with established specific loan loss allowances and the transfer of loans totaling $5.5 million into other real estate owned.  While the Company has no direct exposure to sub-prime mortgages in its loan portfolio, economic conditions have negatively impacted the residential and commercial construction markets and contributed to the decrease in credit quality for commercial loans.  The ratio of the allowance for loan losses to total loans decreased from 0.97% at December 31, 2008 to 0.80% at December 31, 2009.

Noninterest Income.  Total noninterest income increased $7.0 million to $10.2 million in 2009.  The following table shows the components of noninterest income and the dollar and percentage changes from 2008 to 2009.

	Years Ended December 31,		Change
	2009	2008	Dollars	Percent
	(Dollars in Thousands)
Service fees	$5,033	$5,251	$(218)	(4.2)%
Wealth management fees	3,912	3,923	(11)	(0.3)
Increase in cash surrender value of bank-owned life insurance	294	304	(10)	(3.3)
Net gain on sale of securities	285	463	(178)	(38.4)
Net impairment losses recognized in earnings	(228)	(7,148)	6,920	(96.8)
Mortgage banking fees	707	202	505	250.0
Net gain on disposal of equipment	99	-	99	n/a
Other	79	141	(62)	(44.0)
Total noninterest income	$10,181	$3,136	$7,045	224.6%

An increase in noninterest income for the year ended December 31, 2009 primarily resulted from lower OTTI charges and an increase in mortgage banking fees, offset by decreases in service fees and the net gain on the sale of available for sale securities.  For 2009, the Company reported mortgage banking fees of $707,000 resulting from the sale of $56.3 million of fixed-rate longer-term residential mortgage loans, compared to mortgage banking fees of $202,000 resulting from the sale of $14.2 million of fixed-rate longer-term residential mortgage loans in 2008.  Service fees declined for the year ended December 31, 2009 due to lower overdraft charges on certain deposit products.  The Company realized net gains on the sale of bonds and stocks totaling $215,000 and $70,000, respectively, during 2009 compared to a net gain on the sale of bonds totaling $463,000 for 2008.  Other noninterest income included a net gain of $291,000 in death benefit proceeds received from a bank-owned life insurance policy during 2009, offset by impairment charges of $383,000 and $63,000, which were recorded to reduce the Bank’s carrying value in two small business investment company limited partnerships during the years ended December 31, 2009 and 2008, respectively.

Noninterest Expenses.  Noninterest expenses increased $1.4 million for 2009 as compared to 2008.  The following table shows the components of noninterest expenses and the dollar and percentage changes from 2008 to 2009.

	Years Ended December 31,		Change
	2009	2008	Dollars	Percent
	(Dollars in Thousands)
Salaries and employee benefits	$15,767	$16,211	$(444)	(2.7)%
Occupancy and equipment	5,559	5,733	(174)	(3.0)
Computer and electronic banking services	3,477	3,084	393	12.7
Outside professional services	975	842	133	15.8
Marketing and advertising	791	800	(9)	(1.1)
Supplies	524	569	(45)	(7.9)
FDIC deposit insurance and regulatory assessments	1,756	567	1,189	209.7
Other	2,556	2,234	322	14.4
Total noninterest expenses	$31,405	$30,040	$1,365	4.5%

Noninterest expenses increased in 2009 primarily due to increases in the FDIC assessment, computer and electronic banking services, other noninterest expenses and outside professional services.  The increase in the FDIC assessment of $1.2 million for the year ended December 31, 2009 was attributable to the expiration of credits during 2008, an increase in the assessment rate for 2009 and an FDIC-imposed industry-wide five basis point special assessment totaling $393,000.  Computer and electronic banking services expense increased due to higher telecommunication costs and transaction activity.  Other noninterest expenses increased as a result of higher custodian fees for trust operations of $167,000, prepayment penalties for the early extinguishment of FHLB borrowings of $111,000 and an increase in mortgage appraisal fees of $122,000, offset by a decrease in the provision for credit losses of $124,000.  Additionally, the Company recorded an impairment charge of $57,000 during the fourth quarter of 2009 on the goodwill from its New London branch acquisition in 2008.  The decrease in salaries and employee benefits primarily related to higher deferred costs associated with the increase in residential mortgage originations in 2009.  Occupancy and equipment expense was impacted by the Company’s purchase of the Norwich, Connecticut branch office and the training facility, resulting in lower lease expense for 2009.

Income Tax Provision.  For 2009, the Company had an income tax provision of $35,000 compared to an income tax benefit of $1.4 million for 2008.  The income tax provision for 2009 resulted from an increase in taxable income, offset by a nontaxable gain on bank-owned life insurance proceeds.  The effective tax rate was 7.4% and 32.1% for 2009 and 2008, respectively.  For the year ended December 31, 2009, the effective tax rate was impacted by an increase in the valuation allowance to $139,000 from $118,000 at December 31, 2008 due to the uncertainty of realization of the Company’s charitable contribution deduction.  For the year ended December 31, 2008, the valuation allowance of $118,000 was established due to the uncertainty of realization of federal capital loss carry-forwards and OTTI losses on equity securities.  As a result of the Emergency Economic Stabilization Act of 2008 (“EESA”), which was enacted into law in October 2008, the Company recorded a deferred tax benefit during the year ended December 31, 2008 associated with the OTTI losses recognized for the Company’s preferred stock holdings of Fannie Mae and Freddie Mac.  Prior to the enactment of EESA, such losses were treated as capital losses for both tax and financial reporting purposes.  Under EESA, ordinary loss treatment is available to financial institutions for such securities.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short- and long-term nature.  The Company’s primary sources of funds consist of deposit inflows, loan repayments and sales, maturities and sales of securities and FHLB.   While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, mortgage prepayments and loan and security sales are greatly influenced by general interest rates, economic conditions and competition.

The Company regularly adjusts its investment in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of the Company’s asset/liability management, funds management and liquidity policies.  The Company’s policy is to maintain liquid assets less short-term liabilities within a range of 10.0% to 20.0% of total assets.  Liquid assets were 21.5% of total assets at December 31, 2010, primarily as a result of subscription funds received from the stock offering totaling $48.3 million.  Excess liquid assets are generally invested in interest-earning deposits and short- and intermediate-term securities.

The Company’s most liquid assets are cash and cash equivalents.  The levels of these assets depend on the Company’s operating, financing, lending and investing activities during any given period.  At December 31, 2010, cash and cash equivalents totaled $78.3 million.  Interest-bearing deposits and federal funds sold totaled $67.1 million.  Securities classified as available for sale, which provide additional sources of liquidity, totaled $180.0 million at December 31, 2010.  In addition, at December 31, 2010, the Company had the ability to borrow $159.2 million from the FHLB, which includes overnight lines of credit of $10.0 million.  On that date, the Company had FHLB advances outstanding of $114.2 million and no overnight advances outstanding.  Additionally, the Company has the ability to access the Federal Reserve Bank’s Discount Window on a collateralized basis and maintains a $7.0 million unsecured line of credit with a financial institution to access federal funds.  The Company believes that its liquid assets combined with the available line from the FHLB provide adequate liquidity to meet its current financial obligations.

At December 31, 2010, the Bank had $51.6 million in loan commitments outstanding, which included $6.7 million in undisbursed construction loans, $21.1 million in unused home equity lines of credit, $12.2 million in commercial lines of credit, $10.2 million in commitments to grant loans, $1.3 million in overdraft protection lines and $115,000 in standby letters of credit.  Certificates of deposit due within one year of December 31, 2010 totaled $124.3 million, or 18.8% of total deposits.  Management believes that the amount of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in longer-term certificates of deposit due to the uncertain interest rate environment.  To compensate, the Bank has increased the duration of its borrowings with the FHLB and offered attractive rates on certain certificates of deposit in an effort to extend the maturity of its deposits.  The Bank will be required to seek other sources of funds, including other certificates of deposit and lines of credit, if maturing certificates of deposit are not retained.  Depending on market conditions, the Bank may be required to pay higher rates on such deposits or other borrowings than are currently paid on certificates of deposit.  Additionally, a shorter duration in the securities portfolio may be necessary to provide liquidity to compensate for any deposit outflows.  The Bank believes, however, based on past experience, a significant portion of its certificates of deposit will be retained.  The Bank has the ability, if necessary, to adjust the interest rates offered to its customers in an effort to attract and retain deposits.

In addition, the Company believes that its branch network, which is presently comprised of 21 full-service retail banking offices located throughout its primary market area, and the general cash flows from its existing lending and investment activities, will afford it sufficient long-term liquidity.

The Company’s primary investing activities are the origination, purchase and sale of loans and the purchase and sale of securities.  For the year ended December 31, 2010, the Bank originated $122.0 million of loans and purchased $91.7 million of securities and $54.0 million of loans.  In fiscal 2009, the Bank originated $146.3 million of loans and purchased $95.1 million of securities and $40.9 million of loans.

Financing activities consist primarily of activity in deposit accounts and in borrowed funds.   The increased liquidity needed to fund asset growth has been provided through increased deposits.  The net increase in total deposits, including mortgagors’ and investors’ escrow accounts, was $1.8 million and $38.1 million for the years ended December 31, 2010 and 2009, respectively.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by the Bank and its local competitors and other factors.  The Bank generally manages the pricing of its deposits to be competitive and to increase core deposits and commercial banking relationships.  Occasionally, the Bank offers promotional rates on certain deposit products to attract deposits.  The Bank decreased FHLB advances by $1.9 million and $23.5 million for the years ended December 31, 2010 and 2009, respectively, with excess funds from the increase in deposits.

In February 2008, the Company’s Board of Directors approved the repurchase of up to 596,000 shares of the Company’s outstanding common stock.  During 2010, the Company repurchased 11,706 shares at a cost of $74,000.  As a result of the stock conversion in January 2011, no additional shares will be repurchased under this plan.

The Bank has managed its capital to maintain strong protection for depositors and creditors.  The Bank is subject to various regulatory capital requirements administered by the OTS, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2010, the Bank exceeded all of its regulatory capital requirements and is considered “well capitalized” under regulatory guidelines.  As a savings and loan holding company regulated by the OTS, the Company is not subject to any separate regulatory capital requirements.  In addition, due in part to its sufficient capital level, the Company did not participate in the U.S. Government sponsored Troubled Asset Relief program.   See Note 14 in the Company’s Consolidated Financial Statements for additional information relating to the Bank’s regulatory capital requirements.

Payments Due Under Contractual Obligations

The following table presents information relating to the Company’s payments due under contractual obligations as of December 31, 2010.

	Payments Due by Period
	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(In Thousands)
Federal Home Loan Bank advances	$11,000	$52,100	$44,069	$7,000	$114,169
Operating lease obligations (1)	1,381	2,343	1,829	6,178	11,731
Other long-term liabilities reflected on the balance sheet (2)	-	-	-	8,248	8,248

Total contractual obligations	$12,381	$54,443	$45,898	$21,426	$134,148

_________
(1)	Payments are for the lease of real property.
(2)	Represents junior subordinated debt owed to an unconsolidated trust.

Off-Balance Sheet Arrangements

In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in its financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk.  Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and letters of credit.

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  Financial instruments whose contract amounts represent credit risk at December 31, 2010 and 2009 are as follows:

	December 31,
	2010	2009
	(In Thousands)
Commitments to extend credit:
Future loan commitments	$10,166	$8,648
Undisbursed construction loans	6,708	9,843
Undisbursed home equity lines of credit	21,106	18,733
Undisbursed commercial lines of credit	12,239	12,390
Overdraft protection lines	1,311	1,425
Standby letters of credit	115	784
Total commitments	$51,645	$51,823

Future loan commitments at December 31, 2010 and 2009 included fixed rate loan commitments of $6.1 million and $5.1 million, respectively, at interest rates ranging from 3.500% to 5.750% and 4.375% to 7.000%, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The Company evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.  Collateral held varies but may include residential and commercial property, accounts receivable, inventory, property, plant and equipment, deposits and securities.

Undisbursed commitments under construction, home equity or commercial lines of credit are commitments for future extensions of credit to existing customers.  Total undisbursed amounts on lines of credit may expire without being fully drawn upon and therefore, do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Letters of credit are primarily issued to support public or private borrowing arrangements.  Essentially all letters of credit issued have expiration dates within one year.

The Bank is a limited partner in two small business investment corporations.  At December 31, 2010, the Bank’s remaining off-balance sheet commitment for the capital investments was $465,000.  See Note 12 in the Company’s Consolidated Financial Statements.

In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its eligible employees.  At December 31, 2010, the Bank had repaid principal payments on the loan to the ESOP of $1.6 million.  Allocated shares and shares unallocated or committed to be allocated to participants totaled 155,306 and 322,955, respectively, at December 31, 2010.  As of December 31, 2010, the amount of unallocated common shares held in suspense totaled 290,660, with a fair value of $2.6 million, which represents a commitment of the Bank to the ESOP.  See Note 11 in the Company’s Consolidated Financial Statements.

As of December 31, 2010, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.  See Note 12 in the Company’s Consolidated Financial Statements.

Impact of Inflation and Changes in Prices

The financial statements and financial data presented within this document have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial condition and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the Company’s operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of Recent Accounting Standards

For information relating to new accounting pronouncements, reference Note 1 – “Nature of Business and Summary of Significant Accounting Policies – Recent Accounting Pronouncements” in the Company’s Consolidated Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

Qualitative Aspects of Market Risk
The primary market risk factor affecting the financial condition and operating results of the Company is interest rate risk.  Interest rate risk is the exposure of current and future earnings and capital arising from movements in interest rates.  The Company manages the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. To reduce the volatility of its earnings, the Company has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. The Company’s strategy for managing interest rate risk generally is to emphasize the origination of adjustable-rate mortgage loans for retention in its loan portfolio. However, the ability to originate adjustable-rate loans depends to a great extent on market interest rates and borrowers’ preferences. As an alternative to adjustable-rate mortgage loans, the Company purchases variable-rate loans in the secondary market that are fully guaranteed by the USDA and SBA.  These loans have a significantly shorter duration than fixed-rate mortgage loans. Fixed-rate mortgage loans typically have an adverse effect on interest rate sensitivity compared to adjustable-rate loans. Accordingly, the Company has sold more longer-term fixed-rate mortgage loans in the secondary market in recent periods to manage interest rate risk.  The Company may offer attractive rates for existing certificates of deposit accounts to extend their maturities. The Company also uses shorter-term investment securities and longer-term borrowings from the FHLB to help manage interest rate risk.

The Company has an Asset/Liability Committee to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

On July 1, 2010, the Company entered into an interest rate swap agreement with a third-party financial institution with a notional amount of $8.0 million whereby the counterparty will pay a variable rate equal to three-month LIBOR and the Company will pay a fixed rate of 2.44%. The agreement was effective on December 15, 2010 and terminates on December 15, 2015. This agreement was designated as a cash flow hedge against the trust preferred securities issued by SI Capital Trust II. This effectively fixes the interest rate on the $8.0 million of trust preferred securities at 4.14% for the period December 15, 2010 through December 15, 2015.

Quantitative Aspects of Market Risk
The Company analyzes its interest rate sensitivity position to manage the risk associated with interest rate movements through the use of interest income simulation.  The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.  The Company’s goal is to manage asset and liability positions to moderate the effect of interest rate fluctuations on net interest income.

Net Interest Income Simulation Analysis
The Company’s goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income. Interest income simulations are completed quarterly and presented to the Asset/Liability Committee. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the Asset/Liability Committee on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.  Simulation analysis is only an estimate of the Company’s interest rate risk exposure at a particular point in time. The Company continually reviews the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The table below sets forth an approximation of the Company’s exposure as a percentage of estimated net interest income for the next 12- and 24-month periods using interest income simulation. The simulation uses projected repricing of assets and liabilities at December 31, 2010 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities the Company holds, rising or falling interest rates have a significant impact on the prepayment speeds of the Company’s earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. The Company’s asset sensitivity would be reduced if prepayments slow and vice versa. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income only for the Company at December 31, 2010.

	Percentage Change in Estimated
	Net Interest Income Over
	12 Months	24 Months
300 basis point increase in rates	1.74%	0.47%
Semi-annual 100 basis point increase in rates	3.11	1.98
50 basis point decrease in rates	(1.01)	(2.22)

Management believes that under the current rate environment, a change of interest rates downward of 200 basis points is a highly remote interest rate scenario. Therefore, management modified the limit and a 50 basis point decrease in interest rates was used. This limit will be re-evaluated periodically and may be modified as appropriate.

The basis point change in rates in the above table is assumed to occur evenly over the 12- and 24-month periods for both the 300 basis point increase in rates and the 50 basis point decrease in rates.  However, the semi-annual 100 basis point increase in rates over the 12- and 24-month periods represents the most likely scenario based upon the anticipated policy of the Federal Reserve Board. As indicated by the above scenarios, net interest income would be adversely affected (within our internal guidelines) in the 12- and 24-month periods if rates declined by 50 basis points.  Conversely, net interest income would be positively impacted as indicated in the increasing rate scenarios detailed above as a result of the Company’s strategy to better position the balance sheet for the anticipated increase in market interest rates.  The Company’s strategy for mitigating interest rate risk includes the purchase of adjustable-rate investment securities and USDA and SBA loans that will reprice in a rising rate environment, selling longer-term and lower fixed-rate residential mortgage loans in the secondary market and restructuring FHLB borrowings to current lower market interest rates while extending their duration.

Stock Performance Graph

The following graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Nasdaq Composite (U.S. Companies) and the SNL $500M - $1B Thrift Index.  Total return assumes the reinvestment of all dividends.  The graph assumes $100 was invested at the close of business on December 31, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
SI Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SI Financial Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 28, 2011

SI FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)

	December 31,
	2010	2009
ASSETS:
Cash and due from banks:
Noninterest-bearing	$11,204	$12,889
Interest-bearing	2,287	2,350
Federal funds sold	64,830	8,965
Total cash and cash equivalents	78,321	24,204

Trading securities, at fair value	248	-
Available for sale securities, at fair value	180,036	183,562
Loans held for sale	7,371	396
Loans receivable (net of allowance for loan losses of $4,799 and $4,891 at December 31, 2010 and 2009, respectively)	606,214	607,692
Federal Home Loan Bank stock, at cost	8,388	8,388
Bank-owned life insurance	9,024	8,734
Premises and equipment, net	12,123	12,966
Goodwill and other intangibles	4,126	4,195
Accrued interest receivable	3,113	3,341
Deferred tax asset, net	5,729	6,078
Other real estate owned, net	1,285	3,680
Prepaid FDIC deposit insurance assessment	2,576	3,549
Other assets	7,855	5,569
Total assets	$926,409	$872,354

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$66,845	$65,407
Interest-bearing	593,869	593,380
Total deposits	660,714	658,787

Mortgagors' and investors' escrow accounts	3,425	3,591
Federal Home Loan Bank advances	114,169	116,100
Junior subordinated debt owed to unconsolidated trust	8,248	8,248
Stock offering escrow	48,325	-
Accrued expenses and other liabilities	10,424	8,166
Total liabilities	845,305	794,892

Commitments and contingencies (Notes 11 and 12)

Shareholders' Equity:
Preferred stock ($.01 par value; 1,000,000 shares authorized; none issued)	-	-
Common stock ($.01 par value; 75,000,000 shares authorized; 12,563,750 shares issued; 11,777,496 and 11,789,202 shares outstanding at December 31, 2010 and 2009, respectively)	126	126
Additional paid-in-capital	52,198	52,230
Unallocated common shares held by ESOP	(2,907)	(3,230)
Unearned restricted shares	(25)	(193)
Retained earnings	40,859	38,883
Accumulated other comprehensive loss	(1,108)	(2,389)
Treasury stock, at cost (786,254 and 774,548 shares at December 31, 2010 and 2009, respectively)	(8,039)	(7,965)
Total shareholders' equity	81,104	77,462
Total liabilities and shareholders' equity	$926,409	$872,354

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2010	2009	2008
Interest and dividend income:
Loans, including fees	$33,381	$35,440	$37,192
Securities:
Taxable interest	6,319	7,744	8,516
Tax-exempt interest	38	47	13
Dividends	23	42	412
Other	114	112	366
Total interest and dividend income	39,875	43,385	46,499

Interest expense:
Deposits	9,437	13,183	15,738
Federal Home Loan Bank advances	4,214	5,461	6,324
Subordinated debt	173	217	397
Total interest expense	13,824	18,861	22,459

Net interest income	26,051	24,524	24,040

Provision for loan losses	902	2,830	1,369

Net interest income after provision for loan losses	25,149	21,694	22,671

Noninterest income:
Total other-than-temporary impairment losses on securities	(492)	(894)	(7,148)
Portion of losses recognized in other comprehensive income	-	666	-
Net impairment losses recognized in earnings	(492)	(228)	(7,148)
Service fees	5,093	5,033	5,251
Wealth management fees	4,083	3,912	3,923
Increase in cash surrender value of bank-owned life insurance	290	294	304
Net gain on sale of securities	878	285	463
Mortgage banking fees	1,090	707	202
Net loss in fair value on trading securities and derivatives	(429)	-	-
Net (loss) gain on disposal of equipment	(5)	99	-
Other	177	79	141
Total noninterest income	10,685	10,181	3,136

Noninterest expenses:
Salaries and employee benefits	15,487	15,767	16,211
Occupancy and equipment	5,628	5,559	5,733
Computer and electronic banking services	3,785	3,477	3,084
Outside professional services	944	975	842
Marketing and advertising	757	791	800
Supplies	491	524	569
FDIC deposit insurance and regulatory assessments	1,306	1,756	567
Other	3,120	2,556	2,234
Total noninterest expenses	31,518	31,405	30,040

Income (loss) before income tax provision (benefit)	4,316	470	(4,233)
Income tax provision (benefit)	1,313	35	(1,360)
Net income (loss)	$3,003	$435	$(2,873)

Net income (loss) per share:
Basic	$0.26	$0.04	$(0.25)
Diluted	$0.26	$0.04	$(0.25)

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in	Unallocated Common Shares Held	Unearned Restricted	Retained	Accumulated Other Comprehensive	Treasury	Total Shareholders'
	Shares	Dollars	Capital	by ESOP	Shares	Earnings	(Loss) Income	Stock	Equity

Balance at December 31, 2007	12,563,750	$126	$51,852	$(3,876)	$(1,181)	$39,933	$504	$(5,271)	$82,087

Cumulative effect adjustment for change in accounting principle for split-dollar life insurance	-	-	-	-	-	(547)	-	-	(547)
Comprehensive loss:
Net loss	-	-	-	-	-	(2,873)	-	-	(2,873)
Net unrealized loss on available for sale securities, net of reclassification adjustment and tax effects	-	-	-	-	-	-	(3,490)	-	(3,490)
Total comprehensive loss									(6,363)
Cash dividends declared ($0.16 per share)	-	-	-	-	-	(665)	-	-	(665)
Equity incentive plan shares earned	-	-	301	-	467	-	-	-	768
Allocation of 32,295 ESOP shares	-	-	(44)	323	-	-	-	-	279
Tax deficiency from share-based stock compensation	-	-	(6)	-	-	-	-	-	(6)
Treasury stock purchased (270,655 shares)	-	-	-	-	-	-	-	(2,626)	(2,626)
Balance at December 31, 2008	12,563,750	126	52,103	(3,553)	(714)	35,848	(2,986)	(7,897)	72,927

Cumulative effect adjustment for change in accounting principle for impairment of securities	-	-	-	-	-	2,717	(2,717)	-	-
Comprehensive income:
Net income	-	-	-	-	-	435	-	-	435
Net unrealized gain on available for sale securities, net of reclassification adjustment and tax effects	-	-	-	-	-	-	3,314	-	3,314
Total comprehensive income									3,749
Restricted shares activity	-	-	37	-	80	(117)	-	-	-
Equity incentive plan shares earned	-	-	301	-	441	-	-	-	742
Allocation of 32,295 ESOP shares	-	-	(168)	323	-	-	-	-	155
Tax deficiency from share-based stock compensation	-	-	(43)	-	-	-	-	-	(43)
Treasury stock purchased (11,243 shares)	-	-	-	-	-	-	-	(68)	(68)
Balance at December 31, 2009	12,563,750	126	52,230	(3,230)	(193)	38,883	(2,389)	(7,965)	77,462

Cumulative effect adjustment for change in accounting principle for embedded credit derivatives	-	-	-	-	-	(652)	652	-	-
Comprehensive income:
Net income	-	-	-	-	-	3,003	-	-	3,003
Net unrealized gain on available for sale securities, net of reclassification adjustment and tax effects	-	-	-	-	-	-	714	-	714
Net unrealized loss on interest-rate swap derivative	-	-	-	-	-	-	(85)	-	(85)
Total comprehensive income									3,632
Cash dividends declared ($0.09 per share)	-	-	-	-	-	(375)	-	-	(375)
Equity incentive plan shares earned	-	-	89	-	168	-	-	-	257
Allocation of 32,295 ESOP shares	-	-	(121)	323	-	-	-	-	202
Treasury stock purchased (11,706 shares)	-	-	-	-	-	-	-	(74)	(74)
Balance at December 31, 2010	12,563,750	$126	$52,198	$(2,907)	$(25)	$40,859	$(1,108)	$(8,039)	$81,104

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$3,003	$435	$(2,873)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	902	2,830	1,369
Employee stock ownership plan expense	202	155	279
Equity incentive plan expense	257	742	768
Excess tax expense from share-based compensation	-	43	6
Amortization (accretion) of investment premiums and discounts, net	394	(101)	(224)
Amortization of loan premiums and discounts, net	674	282	274
Depreciation and amortization of premises and equipment	1,971	1,926	2,074
Amortization of core deposit intangible	32	42	53
Net gain on sale of securities	(878)	(285)	(463)
Net loss on trading securities	408	-	-
Deferred income tax (benefit) provision	(355)	275	(2,870)
Loans originated for sale	(55,634)	(56,732)	(13,822)
Proceeds from sale of loans held for sale	49,107	56,913	14,434
Net gain on sale of loans	(887)	(577)	(202)
Net loss (gain) on disposal of equipment	5	(99)	-
Net loss (gain) on sales or write-downs of other real estate owned	534	(16)	(10)
Increase in cash surrender value of bank-owned life insurance	(290)	(294)	(304)
Gain on bank-owned life insurance	-	(291)	-
Other-than-temporary impairment losses on securities	492	228	7,148
Change in operating assets and liabilities:
Accrued interest receivable	228	380	(153)
Other assets	313	(4,480)	(807)
Accrued expenses and other liabilities	2,129	52	1,039
Net cash provided by operating activities	2,607	1,428	5,716

Cash flows from investing activities:
Purchases of available for sale securities	(91,716)	(95,071)	(100,810)
Proceeds from sales of available for sale securities	40,144	24,483	19,981
Proceeds from maturities of and principal repayments on available for sale securities	55,515	54,782	47,720
Net decrease (increase) in loans	52,031	41,803	(11,646)
Purchase of Federal Home Loan Bank stock	-	-	(586)
Purchases of loans	(53,953)	(40,876)	(12,281)
Proceeds from sale of other real estate owned	3,685	1,865	923
Purchases of premises and equipment	(1,133)	(3,518)	(1,808)
Proceeds from bank-owned life insurance	-	565	-
Net cash (paid) received for branch (sale) acquisitions	-	(619)	15,805
Net cash provided by (used in) investing activities	4,573	(16,586)	(42,702)

Cash flows from financing activities:
Net increase in deposits	1,927	39,804	44,648
Net (decrease) increase in mortgagors' and investors' escrow accounts	(166)	(34)	188
Proceeds from Federal Home Loan Bank advances	23,355	37,300	53,507
Repayments of Federal Home Loan Bank advances	(25,286)	(60,800)	(55,526)
Stock offering escrow, net of expenses	47,556	-	-
Excess tax expense from share-based compensation	-	(43)	(6)
Cash dividends on common stock	(375)	-	(665)
Treasury stock purchased	(74)	(68)	(2,626)
Net cash provided by financing activities	46,937	16,159	39,520

(continued on next page)

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In Thousands)

	Years Ended December 31,
	2010	2009	2008

Net change in cash and cash equivalents	54,117	1,001	2,534
Cash and cash equivalents at beginning of year	24,204	23,203	20,669
Cash and cash equivalents at end of year	$78,321	$24,204	$23,203

Supplemental cash flow information:
Interest paid	$13,857	$19,050	$22,488
Income taxes paid, net	714	731	1,356
Transfer of loans to other real estate owned	1,824	5,529	-

Branch sale and acquisitions:
The Company paid cash of $619,000 for the disposition of net liabilities related to the sale of its branch office located in Gales Ferry, Connecticut in 2009.  In 2008, the Company received cash of $15.8 million for the assumption of net liabilities related to the purchase of branch offices located in Colchester and New London, Connecticut.

	Years Ended December 31,
	2010	2009	2008

Assets:
Loans receivable	$-	$3	$7,441
Accrued interest - loans	-	-	40
Core deposit intangible	-	-	159
Fixed assets, net	-	950	685
Goodwill	-	-	3,545
Other assets	-	96	-
Total assets	-	1,049	11,870

Liabilities:
Deposits	-	1,668	27,668
Accrued interest - deposits	-	-	7
Total liabilities	-	1,668	27,675

Net liabilities	$-	$619	$15,805

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
SI Financial Group, Inc. (the “Company”) is the holding company for Savings Institute Bank and Trust Company (the “Bank”).  Established in 1842, the Bank is a community-oriented financial institution headquartered in Willimantic, Connecticut.  The Bank provides a variety of financial services to individuals, businesses and municipalities through its twenty-one offices in eastern Connecticut.  Its primary products include savings, checking and certificate of deposit accounts, residential and commercial mortgage loans, commercial business loans and consumer loans.  In addition, wealth management services, which include trust, financial planning, life insurance and investment services, are offered to individuals and businesses through the Bank’s Connecticut offices.  SI Trust Servicing, a third-party provider of trust outsourcing services for community banks, expands the wealth management products offered by the Bank, and offers trust services to other community banks.  The Company does not conduct any material business other than owning all of the stock of the Bank and making payments on the subordinated debentures held by the Company.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, 803 Financial Corp., SI Mortgage Company and SI Realty Company, Inc.  All significant intercompany accounts and transactions have been eliminated.

Basis of Financial Statement Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and general practices within the banking industry.  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, as of the date of the balance sheets and reported amounts of revenues and expenses for the years presented.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairment (“OTTI”) of securities, deferred income taxes and the impairment of long-lived assets.

At December 31, 2010, SI Bancorp, MHC (the “MHC”) was the majority shareholder of the Company.  The MHC was a mutual institution whose members were the depositors of the Bank.  The financial statements included in this Annual Report do not include the transactions and balances of the MHC.  On January 12, 2011, the MHC completed its conversion from the mutual holding company structure to a stock holding company structure.  In connection with that transaction, new SI Financial Group, Inc., a newly-formed stock corporation chartered in Maryland offered shares of stock in a public offering and all outstanding shares of the Company’s common stock (other than those owned by the MHC) were converted into the right to receive 0.8981 shares of new SI Financial Group, Inc. common stock.  As part of the transaction, new SI Financial Group, Inc. became the holding company for the Bank, and the MHC and the former SI Financial Group, Inc. ceased to exist.  References to the Company in this document refer to the former SI Financial Group, Inc., the new SI Financial Group, Inc. and the Bank, as the context requires.  See Note 22 for details.

Reclassifications
Certain amounts in the Company’s consolidated financial statements have been reclassified to conform to the 2010 presentation.  On the income statement, $203,000 of loan fees were reclassified to mortgage banking fees and other noninterest income for the year ended December 31, 2009.  Such reclassifications had no effect on net income.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Significant Group Concentrations of Credit Risk
Most of the Company’s activities are with customers located within eastern Connecticut.  The Company does not have any significant concentrations in any one industry or customer.  See Notes 3 and 4 for details relating to the Company’s investment and lending activities.

Cash and Cash Equivalents and Statements of Cash Flows
Cash and due from banks, federal funds sold and short-term investments with original maturities of less than 90 days are recognized as cash equivalents in the statements of cash flows.  Federal funds sold generally mature in one day.  For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  Cash flows from loans and deposits are reported on a net basis.  The Company maintains amounts due from banks and federal funds sold that, at times, may exceed federally insured limits.  The Company has not experienced any losses from such concentrations.

Fair Value Hierarchy
The Company groups its assets and liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using unobservable inputs to pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Securities
Management determines the appropriate classification of securities at the date individual securities are acquired, and the appropriateness of such classification is reassessed at each reporting date.

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities that are held principally for the purpose of trading in the near term are classified as “trading securities.”  Trading securities are carried at fair value, with unrealized gains and losses recognized in earnings.  Interest and dividends are included in net interest income.  Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of taxes.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

At each reporting period, the Company evaluates all securities classified as available for sale or held to maturity with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to have OTTI.  The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities.  Management also evaluates other facts and circumstances that may be indicative of an OTTI condition.  This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuers.  OTTI is required to be recognized (1) if the Company intends to sell the security; (2) if it is “more likely than not” that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis.  Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other-than-temporary, the declines in fair value are reflected in earnings as realized losses.  For all impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings.  Credit-related OTTI for all other impaired debt securities is recognized through earnings and noncredit-related OTTI is recognized in other comprehensive income (loss), net of applicable taxes.  See Notes 3 and 15 for more details.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in capital stock of the FHLB.  Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost.  At its discretion, the FHLB may declare dividends on its stock.  The stock is redeemable at par by the FHLB and the Company’s ability to redeem the shares owned is dependent on the redemption practices of the FHLB.  The Company reviews its investment in FHLB stock for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.  No impairment charges were recognized for the years ended December 31, 2010, 2009 and 2008.

Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of amortized cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income.  Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold on the trade date and reported within mortgage banking fees on the accompanying statements of operations.

Loans Receivable
Loans receivable are stated at current unpaid principal balances, net of the allowance for loan losses and deferred loan origination fees and costs.  Management has the ability and intent to hold its loans receivable for the foreseeable future or until maturity or pay-off.

A loan is impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.  Impairment is measured on a loan by loan basis for residential and commercial mortgage loans and commercial business loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

The Company periodically may agree to modify the contractual terms of loans.  When a loan is modified and concessions have been made to the original contractual terms, such as reductions of interest rates or deferral of interest or principal payments, due to the borrower’s financial condition, the modification is considered a troubled debt restructuring (“TDR”).  All TDRs are initially classified as impaired.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Management considers all nonaccrual loans and TDRs to be impaired.  In most cases, loan payments less than 90 days past due are considered minor collection delays and the related loans are generally not considered impaired.

Allowance for Loan Losses
The allowance for loan losses, a material estimate which could change significantly in the near-term, is established through a provision for loan losses charged to earnings to account for losses that are inherent in the loan portfolio and estimated to occur, and is maintained at a level that management considers adequate to absorb losses in the loan portfolio.  Loan losses are charged against the allowance for loan losses when management believes that the uncollectibility of the principal loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance for loan losses when received.  In the determination of the allowance for loan losses, management may obtain independent appraisals for significant properties, if necessary.

Management's judgment in determining the adequacy of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  The allowance for loan losses is evaluated on a monthly basis by management and is based on the evaluation of the known and inherent risk characteristics and size and composition of the loan portfolio, the assessment of current economic and real estate market conditions, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, historical loan loss experience and evaluations of loans and other relevant factors.

The allowance for loan losses consists of the following key elements:

o
Specific allowance for identified impaired loans.  For such loans that are identified as impaired, an allowance is established when the present value of expected cash flows (or collateral value or observable market price if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan.

o
General valuation allowance.  The general component represents a valuation allowance on the remainder of the loan portfolio, after excluding impaired loans.  For this portion of the allowance, loans are segregated by category and assigned an allowance percentage based on historical loan loss experience adjusted for qualitative factors stratified by the following loan segments:  residential one- to four-family, multi-family and commercial real estate, construction, commercial business and consumer.   Management uses a rolling average of historical losses based on the time frame appropriate to capture relevant loss data for each loan segment.  This historical loss factor is adjusted for the following qualitative factors:  levels/trends in delinquencies; level of charge-offs and nonperforming loans; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability and depth of lending management and staff and national and local economic trends and conditions.

The qualitative factors are determined based on the various risk characteristics for each loan segment.  Risk characteristics relevant to each portfolio segment are as follows:

Residential – One- to Four-Family – The Company does not originate conventional loans with loan-to-value ratios exceeding 95% and generally originates loans with loan-to-value ratios in excess of 80% only when secured by first liens on owner-occupied one- to four-family residences.  All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower.  The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality of this segment.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Multi-family and Commercial Real Estate – Loans in this segment are originated for the purpose of acquiring, developing, improving or refinancing multi-family and commercial real estate where the property is the primary collateral securing the loan, and the income generated from the property is the primary repayment source.  The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment.  Payments on loans secured by income-producing properties often depend on the successful operation and management of the properties.  Management continually monitors the cash flows of these loans.

Construction – This segment includes loans to individuals, and to a lesser extent builders, to finance the construction of residential dwellings.  The Bank also originates construction loans for commercial development projects.  Upon the completion of construction, the loan generally converts to a permanent mortgage loan.  Credit risk is affected by cost overruns, time to sell at an adequate price and market conditions.

Commercial Business – Loans in this segment are made to businesses and are generally secured by assets of the business.  Repayment is expected from the cash flows of the business.  A weakened economy and reduced viability of the industry in which the customer operates will have a negative impact on the credit quality in this segment.

Consumer – Loans in this segment primarily include home equity lines of credit, and, to a lesser extent, loans secured by marketable securities, passbook or certificate accounts, motorcycles, automobiles and recreational vehicles, as well as unsecured loans.  Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

o
Unallocated allowance.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

In computing the allowance for loan losses, we do not assign a general valuation allowance to the USDA and SBA loans that we purchase as such loans are fully guaranteed.  Such loans account for $116.5 million, or 19.1% of the loan portfolio at December 31, 2010.

The majority of the Company's loans are collateralized by real estate located in eastern Connecticut. Accordingly, the collateral value of a substantial portion of the Company's loan portfolio and real estate acquired through foreclosure is susceptible to changes in market conditions.

Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and the Company’s results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.  Furthermore, while management believes it has established the allowance for loan losses in conformity with U.S. generally accepted accounting principles, the regulatory agencies, in reviewing the loan portfolio, may request us to increase our allowance for loan losses based on judgments different from ours.  In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate or increases may be necessary should the quality of any loans deteriorate as a result of the factors discussed above.  Any material increase in the allowance for loan losses would adversely affect the Company’s financial condition and results of operations.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Interest and Fees on Loans
Interest on loans is accrued and included in net interest income based on contractual rates applied to principal amounts outstanding.  Accrual of interest is discontinued when loan payments are 90 days or more past due, based on contractual terms, or when, in the judgment of management, collectibility of the loan or loan interest becomes uncertain.  Subsequent recognition of income occurs only to the extent payment is received subject to management's assessment of the collectibility of the remaining interest and principal.  A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectibility of interest and principal is no longer in doubt.  Interest collected on nonaccrual loans and impaired loans is recognized only to the extent cash payments are received, and may be recorded as a reduction to principal if the collectibility of the principal balance of the loan is unlikely.

Loan origination fees and direct loan origination costs are deferred, and the net amount is recognized as an adjustment of the related loan's yield utilizing the interest method over the contractual life of the loan.

Derivative Financial Instruments
Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value.

Interest Rate Swap Agreement - The Company uses an interest rate swap agreement, as part of its interest rate risk management strategy, to hedge the interest rate of its subordinated debt.  Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period.  The notional amount on which the interest payments are based is not exchanged.  The Company’s swap agreement is a derivative instrument and converts a portion of the Company’s variable-rate debt to a fixed-rate.

The Company has characterized its interest rate swap as a cash flow hedge.  Cash flow hedges are used to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate fluctuations, and are recorded at fair value in other assets or liabilities within the Company’s balance sheets.  Changes in the fair value of these cash flow hedges are initially recorded as a component of other comprehensive income and subsequently reclassified into earnings when the hedged transaction affects earnings.  The ineffective portion of the gain or loss on derivative instrument, if any, is recognized in earnings.

Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Company to risk.  Those derivative financial instruments that do not meet specified hedging criteria would be recorded at fair value with changes in fair value recorded in earnings.  If periodic assessment indicates derivatives no longer provide an effective hedge, the derivative contracts would be closed out and settled, or classified as a trading activity. For cash flow hedges, the net settlement (upon close-out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt.  The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in noninterest income.

Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Derivative Loan Commitments - Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding.  Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheets in other assets and other liabilities with changes in their fair values recorded in noninterest income.

Forward Loan Sale Commitments - To protect against the price risk inherent in derivative loan commitments, the Company utilizes “mandatory delivery” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments.  Mandatory delivery contracts are accounted for as derivative instruments.  Mandatory delivery forward loan sale commitments are recognized at fair value on the consolidated balance sheets in other assets and other liabilities with changes in their fair values recorded in noninterest income.  Subsequent to inception, changes in the fair value of the loan commitment are recognized based on changes in fair value of the underlying mortgage loan due to interest rate changes, changes in the probability the derivative loan commitment will be exercised and the passage of time.  In estimating fair value, the Company assigns a probability to a loan commitment based on an expectation that it will be exercised and the loan will be funded.

The Company estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.

Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets and no condition both constrains the transferee from taking advantage of that right and provides more than a trivial benefit for the transferor and (3) the transferor does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets.

Effective January 1, 2010, the Company adopted accounting guidance pertaining to transfers of financial assets.  During the normal course of business, the Company may transfer a portion of a financial asset, for example, a participation loan or the government guaranteed portion of a loan.  In order to be eligible for sales treatment, the transfer of the portion of the loan must meet the criteria of a participating interest.  If it does not meet the criteria of a participating interest, the transfer must be accounted for as a secured borrowing.  In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder has the right to pledge or exchange the entire loan.

Other Real Estate Owned
Other real estate owned consists of properties acquired through, or in lieu of, loan foreclosure or other proceedings and is initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, the properties are held for sale and are carried at the lower of cost or fair value less estimated costs of disposal.  Any write-down to fair value at the time of acquisition is charged to the allowance for loan losses.  Properties are evaluated regularly to ensure the recorded amounts are supported by current fair values, and a charge to operations is recorded as necessary to reduce the carrying amount to fair value less estimated costs to dispose.  Revenue and expense from the operation of other real estate owned and the provision to establish and adjust valuation allowances are included in noninterest expenses.  Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral.  Gains or losses are included in noninterest expenses upon disposal.  See Note 5 for additional details related to other real estate owned.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Premises and Equipment
Land is carried at cost.  Premises and equipment are stated at cost, net of accumulated depreciation and amortization.  Depreciation is charged to operations using the straight-line method over the estimated useful lives of the related assets.  Leasehold improvements are amortized over the shorter of the estimated economic lives of the improvements or the expected lease terms.  Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.  The estimated useful lives of the assets are as follows:

Classification	Estimated Useful Lives
Buildings	5 to 40 years
Furniture and equipment	3 to 10 years
Leasehold improvements	5 to 20 years

Gains and losses on dispositions are recognized upon realization.  Maintenance and repairs are expensed as incurred and improvements are capitalized.

Bank-owned Life Insurance
Bank-owned life insurance policies are presented on the consolidated balance sheets at cash surrender value.  Changes in cash surrender value, as well as gains on the surrender of policies, are reflected in noninterest income on the consolidated statements of operations and are not subject to income taxes.  See Note 11 for additional discussion.

Servicing
The Company services mortgage loans for others.  Mortgage servicing assets are recognized as separate assets when rights are acquired through purchase or retained through the sale of financial assets.  For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on fair value.  Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.  The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.  Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost.  Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rate, loan type and investor type.  Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the capitalized amount for the stratum.  Changes in the valuation allowance are reported in loan servicing fee income.

Servicing fee income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.  The amortization of the mortgage servicing assets are netted against loan servicing fee income.

Impairment of Long-lived Assets
Long-lived assets, including premises and equipment and certain identifiable intangible assets that are held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to earnings.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Goodwill and other intangibles are evaluated for impairment annually, or more frequently if events or changes in circumstances warrant such evaluation.  Financial information for the Colchester and New London, Connecticut branch locations and SI Trust Servicing, which represent the reporting units, is used for evaluating goodwill for impairment.  In performing the goodwill impairment testing and measurement process to assess potential impairment in accordance with applicable guidance, the Company utilized an income approach to determine the fair value of each of the reporting units.  The income approach was based on discounted cash flows derived from assumptions of balance sheet and income statement activity, using observable market data to the extent available.  For the branch impairment evaluations, the Bank’s management developed a financial forecast considering several long-term key business drivers such as anticipated loan and deposit growth.   Significant assumptions used in deriving the discounted cash flow analyses for the branch impairment evaluations included estimates of deposit and loan growth and weighted-average rates of interest for deposits and loans.  Growth estimates for deposits and loans were based on a combination of historical trends and anticipated growth projections.  Weighted average interest rates were utilized to calculate interest income and interest expense based on an analysis of the (1) average rate of interest for major product types and (2) anticipated run-off of existing accounts and projected interest rates at the time of maturity for certificates of deposit accounts. Significant assumptions used in the preparation of the discounted cash flow analysis for SI Trust Servicing included estimates of revenue and operating costs utilizing the current and projected revenue and cost structure.  The implied fair values based on the discounted cash flows were compared to the carrying balances of goodwill for each of the reporting units to determine impairment.  As a result of the goodwill impairment analyses, the Company reduced the carrying value of goodwill related to its Colchester, Connecticut branch acquisition by $37,000 through a charge to earnings during the year ended December 31, 2010.  For the year ended December 31, 2009, the Company reduced the carrying value of goodwill related to its New London, Connecticut branch acquisition by $57,000 through a charge to earnings as a result of the goodwill impairment analysis.  No reduction in the carrying value of goodwill was recognized for the year ended December 31, 2008.  The impairment charges had no effect on the Company’s cash balances or liquidity.  In addition, as goodwill and other intangible assets are not included in the calculation of regulatory capital, the regulatory ratios of the Bank were not affected by these impairment charges.

Other Investments
The Company is a limited partner in two Small Business Investment Companies (“SBICs”), which are licensed by the Small Business Administration.  They provide mezzanine financing and private equity investments to small companies which may not otherwise qualify for standard bank financing.  The Company records its investment in the SBICs at cost and evaluates its investment for impairment on a quarterly basis.  Impairment that is considered by management to be other-than-temporary, results in a write-down of the investment which is recognized as a charge to earnings.  See Note 12 regarding outstanding capital commitments to the limited partnerships.

Trust Assets
Trust assets held in a fiduciary or agency capacity, other than trust cash on deposit at the Bank, are not included in these consolidated financial statements because they are not assets of the Company.  Trust fees are recognized on the accrual basis of accounting.

Related Party Transactions
Directors, officers and affiliates of the Company and the Bank have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future.  Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who were not directors, officers or affiliates.  In the opinion of management, the transactions with related parties did not involve more than the normal risk of collectibility, favored treatment or terms or present other unfavorable features.  See Note 13 for details regarding related party transactions.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Employee Stock Ownership Plan
The Company accounts for the Employee Stock Ownership Plan (“ESOP”) in accordance with applicable guidance.  The loan to the ESOP is repaid from the Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over a period of 15 years.  Unearned compensation applicable to the ESOP is reflected as a reduction of shareholders’ equity on the consolidated balance sheets.  The difference between the average fair value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital.  Compensation expense is recognized as ESOP shares are committed to be released.  Unallocated ESOP shares are not considered outstanding for calculating earnings per share.  Dividends paid on allocated ESOP shares are charged to retained earnings and dividends paid on unallocated ESOP shares are used to satisfy debt service.  See Note 11 for additional discussion.

Equity Incentive Plan
The Company measures and recognizes compensation cost relating to share-based compensation based on the grant date fair value of the equity instruments issued.  Share-based compensation is recognized on a straight-line basis over the period the employee is required to provide services for the award.   Reductions in compensation expense associated with forfeited options are estimated at the date of grant, and this estimated forfeiture rate is adjusted based on actual forfeiture experience.  The fair value of each restricted stock allocation, equal to the market price at the date of grant, is recorded as unearned restricted shares.  The fair value of each stock option award is determined on the date of grant using the Black-Scholes option pricing model, which includes several assumptions such as expected volatility, dividends, term and risk-free rate for each stock option award.  See Note 11 for additional discussion.

Income Taxes
Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities.  These judgments require us to make projections of future taxable income.  These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.

The Company does not have any uncertain tax positions which require accrual or disclosure at December 31, 2010 and 2009.  In accordance with the provisions of applicable accounting guidance, in future periods, the Company may record a liability for unrecognized tax benefits related to the recognition, derecognition or change in measurement of a tax position as a result of new tax positions, changes in management’s judgment about the level of uncertainty of existing tax positions, expiration of open income tax returns due to the statutes of limitation, status of examinations and litigation and legislative activity.  The Company has elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in the Company’s consolidated statements of operations.  No interest or penalties were recorded for the years ended December 31, 2010, 2009 and 2008.

Income tax benefits related to stock compensation in excess of grant date fair value less any proceeds on exercise are recognized as an increase to additional paid-in capital upon vesting or exercising and delivery of the stock.  Any income tax effects related to stock compensation that are less than grant date fair value less any proceeds on exercise would be recognized as a reduction of additional paid-in capital to the extent of previously recognized income tax benefits and then through income tax expense for the remaining amount.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Comprehensive Income (Loss)
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss).  Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of shareholders’ equity, such items, along with net income (loss), are components of comprehensive income (loss).  See Note 15 for components of other comprehensive income and the related tax effects.

Treasury Stock
Common stock shares repurchased are recorded as treasury stock at cost.

Net Income (Loss) Per Share
Basic net income (loss) per share is calculated by dividing the net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period.  Unvested restricted shares are considered outstanding in the computation of basic net income (loss) per share since the shares participate in dividends and the rights to the dividends are non-forfeitable.  Diluted net income (loss) per share is computed in a manner similar to basic net income (loss) per share except that the weighted average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period.  The Company’s common stock equivalents relate solely to stock options.  Treasury shares and unallocated common shares held by the ESOP are not deemed outstanding for net income (loss) per share calculations.

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented.  The Company had anti-dilutive common shares outstanding of 426,750 and 467,877 for the years ended December 31, 2010 and 2009, respectively.  For the years ended December 31, 2009 and 2008, all common stock equivalents were anti-dilutive and were not included in the computation of diluted earnings per share.

The computation of net income (loss) per share is as follows:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands, Except Share Amounts)
Net income (loss)	$3,003	$435	$(2,873)

Weighted average common shares outstanding:
Basic	11,471,107	11,450,541	11,476,571
Effect of dilutive stock options	7,975	-	-
Diluted	11,479,082	11,450,541	11,476,571

Net income (loss) per share:
Basic	$0.26	$0.04	$(0.25)
Diluted	$0.26	$0.04	$(0.25)

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Business Segment Reporting
Public companies are required to report (i) certain financial and descriptive information about “reportable operating segments,” as defined, and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers.  An operating segment is a component of a business for which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance.  The Company’s operations are limited to financial services provided within the framework of a community bank, and decisions are generally based on specific market areas and or product offerings.  Accordingly, based on the financial information presently evaluated by the Company’s chief operating decision-maker, the Company’s operations are aggregated in one reportable operating segment.

Advertising Costs
Advertising costs are expensed as incurred.

Recent Accounting Pronouncements
Transfers of Financial Assets – In June 2009, the Financial Accounting Standards Board (“FASB”) issued new requirements related to the accounting for transfers of financial assets, including securitization transactions.  These requirements: (1) eliminate the concept of a qualifying special-purpose entity, (2) change the requirements for derecognizing financial assets and (3) require additional disclosures to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets and an entity’s continuing involvement in transferred financial assets.  These requirements were effective for a reporting entity’s first annual reporting period that begins after November 15, 2009.  Transfers of financial assets occurring on or after the effective date are subject to the new requirements.  The Company adopted these new requirements effective January 1, 2010, which did not have a material impact on the Company’s consolidated financial statements.

Fair Value Measurement Disclosures – In January 2010, the FASB amended its standards related to the disclosure of fair value measurements to require: (1) separate disclosure of significant amounts transferred in and out of Levels 1 and 2 fair value measurement categories, (2) a reconciliation of activity in the Level 3 fair value measurement category to present separately information relating to purchases, sales, issuances and settlements, (3) greater disaggregation of the assets and liabilities for which fair value measurements are presented and (4) expanded disclosure of the valuation techniques and inputs used to measure assets and liabilities in Levels 2 and 3 fair value measurement categories.  The Company adopted these amendments effective January 1, 2010, with the exception of the requirement related to the reconciliation of activity in Level 3 fair value measurement category, which is effective for fiscal years beginning after December 15, 2010.  The adoption of this amendment did not have a material impact on the Company’s consolidated financial statements.

Scope Exception Related to Embedded Credit Derivatives – In March 2010, the FASB amended its standards related to derivatives and hedging to clarify that the only form of an embedded credit derivative that is exempt from embedded derivative bifurcation requirements are those that relate to the subordination of one financial instrument to another.  As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature.  Upon initially adopting the amendments of this update, an entity may elect the fair value option for any investment in a beneficial interest in a securitized financial asset.  The provisions of the update became effective on July 1, 2010.  The Company recorded a cumulative effect adjustment for a change in accounting principle as a reduction to retained earnings and a decrease in accumulated other comprehensive loss of $652,000 related to the adoption of this update.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Credit Quality of Financing Receivables and the Allowance for Credit Losses - In July 2010, the FASB issued guidance requiring additional disclosures that facilitate financial statement users’ evaluation of: (1) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (2) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (3) the changes and reasons for those changes in the allowance for credit losses.  For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010 and the disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010.  Disclosures related to troubled debt restructurings were deferred and are anticipated to be effective for interim and annual reporting periods after June 15, 2011 to coincide with impending guidance for determining what constitutes a troubled debt restructuring.  The Company has provided the required disclosures as of December 31, 2010 in Note 4.

NOTE 2.  RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits.  At December 31, 2010 and 2009, the Bank was required to maintain cash and liquid asset reserves of $559,000 and $684,000, respectively, and to maintain $3.0 million in the Federal Reserve Bank for clearing purposes to satisfy such reserve requirements at December 31, 2010 and 2009.

NOTE 3.  SECURITIES

Trading securities:
During the third quarter of 2010, the Company elected to record two collateralized debt obligations at fair value, previously reported as available for sale securities, and reclassified them to trading securities in accordance with applicable guidance.  These securities had amortized costs of $248,000 and $1.7 million and fair values of $248,000 and $739,000 at December 31, 2010 and 2009, respectively.  Cumulative unrealized losses at the date of election totaling $652,000 were reclassified from accumulated other comprehensive loss to retained earnings as a cumulative effect adjustment resulting from a change in accounting principle.  The Company does not purchase securities with the intent of selling them in the near term, thus there are no other securities in the trading portfolio.  For the year ended December 31, 2010, the net loss in fair value on trading securities held at the reporting date was $408,000.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Available for sale securities:
The amortized cost, gross unrealized gains and losses and fair values of available for sale securities at December 31, 2010 and 2009 are as follows:

	December 31, 2010
	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
U.S. Government and agency obligations	$23,399	$197	$(13)	$23,583
Government-sponsored enterprises	29,912	283	(202)	29,993
Mortgage-backed securities:(2)
Agency - residential	84,408	3,132	(170)	87,370
Non-agency - residential	11,039	127	(711)	10,455
Non-agency - HELOC	3,797	-	(598)	3,199
Corporate debt securities	14,502	252	(37)	14,717
Collateralized debt obligations	6,466	-	(3,934)	2,532
Obligations of state and political subdivisions	6,800	157	(52)	6,905
Tax-exempt securities	140	4	-	144
Foreign government securities	100	-	-	100
Total debt securities	180,563	4,152	(5,717)	178,998

Equity securities:
Equity securities - financial services	1,024	27	(13)	1,038
Total available for sale securities	$181,587	$4,179	$(5,730)	$180,036

_______________
(1)	Net of OTTI write-downs recognized in earnings.
(2)
Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises (“GSEs”).  Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

	December 31, 2009
	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
U.S. Government and agency obligations	$35,945	$393	$(109)	$36,229
Government-sponsored enterprises	13,980	137	(82)	14,035
Mortgage-backed securities:(2)
Agency - residential	89,751	3,467	(119)	93,099
Non-agency - residential	18,690	-	(2,471)	16,219
Non-agency - HELOC	4,328	-	(2,132)	2,196
Corporate debt securities	6,979	355	(13)	7,321
Collateralized debt obligations	8,153	1	(3,116)	5,038
Obligations of state and political subdivisions	5,003	145	(17)	5,131
Tax-exempt securities	3,210	9	-	3,219
Foreign government securities	100	-	-	100
Total debt securities	186,139	4,507	(8,059)	182,587

Equity securities:
Equity securities - financial services	1,043	19	(87)	975
Total available for sale securities	$187,182	$4,526	$(8,146)	$183,562

_________
(1)	Net of OTTI write-downs recognized in earnings, other than such noncredit-related amounts reclassified on January 1, 2009 as a cumulative effect adjustment for a change in accounting principle.
(2)
Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises (“GSEs”).  Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

At December 31, 2010 and 2009, government-sponsored enterprise securities with an amortized cost of $4.0 million and a fair value of $4.1 million were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities by contractual maturities at December 31, 2010 are presented below.  Actual maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties.  Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
	(In Thousands)
Within 1 year	$2,615	$2,648
After 1 but within 5 years	42,513	42,848
After 5 but within 10 years	13,845	13,871
After 10 years	22,346	18,607
	81,319	77,974
Mortgage-backed securities	99,244	101,024
Total debt securities	$180,563	$178,998

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The following is a summary of realized gains and losses on the sale of securities for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Gross gains on sales	$1,096	$942	$463
Gross losses on sales	(218)	(657)	-
Net gain on sale of securities	$878	$285	$463

The tax provision applicable to the above net realized gains amounted to $299,000, $97,000 and $157,000 for the years ended December 31, 2010, 2009 and 2008, respectively.   Proceeds from the sale of available for sale securities totaled $40.1 million, $24.5 million and $20.0 million, for the years ended December 31, 2010, 2009 and 2008, respectively.

The following tables present information pertaining to securities with gross unrealized losses at December 31, 2010 and 2009, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
December 31, 2010:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$2,053	$4	$858	$9	$2,911	$13
Government-sponsored enterprises	16,636	202	-	-	16,636	202
Mortgage-backed securities:
Agency - residential	15,881	170	-	-	15,881	170
Non-agency - residential	2,805	9	6,512	702	9,317	711
Non-agency - HELOC	-	-	3,198	598	3,198	598
Corporate debt securities	3,667	37	-	-	3,667	37
Collateralized debt obligations	28	60	2,504	3,874	2,532	3,934
Obligations of state and political subdivisions	1,493	52	-	-	1,493	52
Equity securities - financial services	-	-	747	13	747	13
Total	$42,563	$534	$13,819	$5,196	$56,382	$5,730

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

	Less Than 12 Months		12 Months Or More		Total
December 31, 2009:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$17,114	$90	$1,631	$19	$18,745	$109
Government-sponsored enterprises	5,899	82	-	-	5,899	82
Mortgage-backed securities:
Agency - residential	11,126	119	-	-	11,126	119
Non-agency - residential	5,094	80	11,125	2,391	16,219	2,471
Non-agency - HELOC	-	-	2,196	2,132	2,196	2,132
Corporate debt securities	995	13	-	-	995	13
Collateralized debt obligations	1,337	826	3,613	2,290	4,950	3,116
Obligations of state and political subdivisions	483	17	-	-	483	17
Tax-exempt securities	-	-	-	-	-	-
Equity securities - financial services	201	62	734	25	935	87
Total	$42,249	$1,289	$19,299	$6,857	$61,548	$8,146

The Company adopted the provisions of new authoritative accounting guidance related to OTTI on debt securities for the interim period ended March 31, 2009, which was applied to debt securities held by the Company as of January 1, 2009.  For those debt securities for which the fair value of the security is less than its amortized cost and the Company does not intend to sell such security and it is not more likely than not that it will be required to sell such security prior to the recovery of its amortized cost basis (which may be at maturity) less any credit losses, the authoritative accounting guidance requires that the credit component of the OTTI losses be recognized in earnings while the noncredit component is recognized in other comprehensive income (loss), net of related taxes.  As a result, the Company reclassified the noncredit component of the OTTI losses that were previously recognized in earnings during the year ended December 31, 2008.  The reclassification was reflected as a cumulative effect adjustment of $2.7 million, net of taxes, which increased retained earnings and accumulated other comprehensive loss.  The amortized cost basis of these debt securities for which OTTI losses were recognized during 2008 were adjusted by the amount of the cumulative effect adjustment before taxes.

For debt securities with OTTI losses, the Company estimated the portion of loss attributable to credit using a discounted cash flow model in accordance with applicable guidance.  Significant inputs for the non-agency mortgage-backed securities included the estimated cash flows of the underlying collateral based on key assumptions, such as default rate, loss severity and prepayment rate.  Assumptions used can vary widely from loan to loan, and are influenced by such factors as loan interest rate, geographical location of the borrower, borrower characteristics and collateral type.  Significant inputs for the collateralized debt obligations included estimated cash flows and prospective deferrals, defaults and recoveries based on the underlying seniority status and subordination structure of the pooled trust preferred debt tranche at the time of measurement.  Prospective deferral, default and recovery estimates affecting projected cash flows were based on an analysis of the underlying financial condition of the individual issuers, with consideration of the account’s capital adequacy, credit quality, lending concentrations and other factors.  All cash flow estimates were based on the securities’ tranche structure and contractual rate and maturity terms.  The Company utilized the services of an independent third-party valuation firm to obtain information about the structure in order to determine how the underlying collateral cash flows will be distributed to each security issued from the structure.  The present value of the expected cash flows was compared to the Company’s holdings to determine the credit-related impairment loss, if any.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

To the extent that continued changes in interest rates, credit movements and other factors that influence fair value of investments occur, the Company may be required to record additional impairment charges for OTTI in future periods.

At December 31, 2010, forty-six debt securities with gross unrealized losses have aggregate depreciation of approximately 9.3% of the Company’s amortized cost basis.  The majority of the unrealized losses related to the Company’s collateralized debt obligations and non-agency mortgage-backed securities.  For the years ended December 31, 2010, 2009 and 2008, the Company recognized $492,000, $228,000 and $7.1 million, respectively, of net impairment charges on investments deemed other-than-temporarily impaired. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements of whether the applicable investments within the Company’s securities portfolio were other-than-temporarily impaired at December 31, 2010.

U.S. Government and Agency Obligations and Government–Sponsored Enterprises.  The unrealized losses on the Company’s U.S. Government and agency obligations and government-sponsored enterprises related primarily to a widening of the rate spread to comparable treasury securities.  The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments.  Because the decline in fair value is attributable to changes in interest rates and illiquidity and not credit quality, and because the Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell the securities before their anticipated recovery, which may be at maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2010.

Mortgage-backed Securities - Agency - Residential. The unrealized losses on the Company’s agency–residential mortgage-backed securities were caused by increases in the rate spread to comparable treasury securities.  The Company does not expect these securities to settle at a price less than the amortized cost basis of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before the recovery of their amortized cost basis, which may be at maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2010.

Mortgage-backed Securities - Non-agency - Residential.  The unrealized losses on the Company’s non-agency-residential mortgage-backed securities are primarily due to the fact that these securities continue to trade well below historic levels, particularly those backed by jumbo or hybrid loan collateral.  In particular, three non-agency residential mortgage-backed securities displayed market pricing significantly below book value and were rated below investment grade at December 31, 2010.  At December 31, 2010, management evaluated credit rating details for the tranche, as well as credit information on subordinate tranches, potential future credit losses and loss analyses.  Additionally, management reviewed reports prepared by an independent third party for certain non-agency mortgage-backed securities.  The Company previously recorded OTTI losses on one of these non-agency mortgage-backed securities totaling $1.1 million related to credit.  The Company did not record any further impairment losses at December 31, 2010 because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity.   See the following table of non-agency mortgage-backed securities rated below investment grade as of December 31, 2010 for more details.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Mortgage-backed Securities - Non-agency - HELOC.  The unrealized loss on the Company’s non-agency - HELOC mortgage-backed security is related to one security whose market has been illiquid.  This security is collateralized by home equity lines of credit secured by first and second liens and insured by Financial Security Assurance.  At December 31, 2010, management evaluated credit rating details, collateral support and loss analyses.  All of the unrealized losses on this security relate to factors other than credit.  Because the Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell this security before the recovery of its amortized cost basis, which may be at maturity, the Company did not record an impairment loss at December 31, 2010.

Collateralized Debt Obligations.  The unrealized losses on the Company’s collateralized debt obligations related to investments in pooled trust preferred securities (“PTPS”).  The PTPS market continues to experience significant declines in market value as a result of market saturation.  Transactions for PTPS have been limited and have occurred primarily as a result of distressed or forced liquidation sales.

Management evaluated current credit ratings, credit support and stress testing for future defaults related to the Company’s PTPS.  Management also reviewed analytics provided by the trustee and independent OTTI review and associated cash flow analyses performed by an independent third party.  The unrealized losses on the Company’s PTPS investments were caused by a lack of liquidity, credit downgrades and decreasing credit support.  The increased number of bank and insurance company failures has decreased the level of credit support for these investments.  A number of lower tranche income issues have foregone payments or have received payment in kind through increased principal allocations.  The Company previously recorded OTTI losses on three PTPS investments totaling $1.2 million related to credit factors.  During the third quarter of 2010, the Company elected to fair value two of these investments, which accounted for nearly all of the previously recorded OTTI.  At December 31, 2010, based on the existing credit profile, management does not believe that these investments will suffer from any further credit-related losses.  Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, the Company did not record additional impairment losses at December 31, 2010.  See the following table of collateralized debt obligations rated below investment grade as of December 31, 2010 for more details.

Equity Securities.  The Company’s investments in marketable equity securities consist of common and preferred stock of companies in the financial services sector.   Management evaluated the near-term prospects of the issuers and the Company’s ability and intent to hold the investments for a reasonable period of time sufficient for an anticipated recovery of fair value.  Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe that the declines in market value are other-than-temporary at December 31, 2010.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The following table details the Company’s non-agency mortgage-backed securities that were rated below investment grade at December 31, 2010 (dollars in thousands).

Security	Class (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (2)	Total Credit- Related OTTI (3)	Credit Support Coverage Ratios (4)

MBS 1	SSNR, AS	$2,926	$-	$409	$2,517	CCC	$-	0.67
MBS 2	SSUP, AS	327	107	-	434	CC	1,059	0.18
MBS 3	PT, AS	423	12	-	435	CC	-	0.82
		$3,676	$119	$409	$3,386		$1,059
_________
(1)	Class definitions: PT - Pass Through, AS - Accelerated, SSNR - Super Senior and SSUP - Senior Support.
(2)	The Company utilized credit ratings provided by Moody's, S&P and Fitch in its evaluation of issuers.
(3)	The OTTI amounts provided in the table represent cumulative credit loss amounts through December 31, 2010.
(4)
The credit support coverage ratio, which is the ratio that determines the multiple of credit support, is based on assumptions for the performance of the loans within the delinquency pipeline.  The assumptions used are: current collateral support/((60 day delinquencies x .60)+(90 day delinquencies x .70)+(foreclosures x 1.00) + (other real estate x 1.00)) x .40 for loss severity.

The following table details the Company’s collateralized debt obligations that were rated below investment grade at December 31, 2010 (dollars in thousands).

Security	Class	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (1)	Total Credit- Related OTTI (2)	% of Current Performing Collateral Coverage

CDO 1	B1	$1,000	$-	$784	$216	CCC	$-	110.0
CDO 2	B3	1,000	-	782	218	CCC	-	110.0
CDO 3	MEZ	88	-	60	28	CC	35	123.9
CDO 4 (3)	B	248	-	-	248	CC	376	106.4
CDO 5 (3)	C	-	-	-	-	C	809	76.9
CDO 6	A2	2,634	-	1,577	1,057	CCC	-	108.4
CDO 7	A1	1,744	-	731	1,013	CCC	-	137.0
		$6,714	$-	$3,934	$2,780		$1,220
_________
(1)	The Company utilized credit ratings provided by Moody's, S&P and Fitch in its evaluation of issuers.
(2)	The OTTI amounts provided in the table represent cumulative credit loss amounts through December 31, 2010.
(3)	These securities were transferred from available for sale to trading securities during the quarter ended September 30, 2010.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The following table summarizes OTTI losses on available for sale securities for the years ended December 31, 2010 and 2009.

	Year Ended December 31, 2010			Year Ended December 31, 2009
	Pooled Trust Preferred Securities	Non-agency Mortgage- backed Securities	Total	Pooled Trust Preferred Securities	Non-agency Mortgage- backed Securities	Total
	(In Thousands)
OTTI related to credit loss recognized in net income	$-	$(492)	$(492)	$(150)	$(78)	$(228)
OTTI related to noncredit gain (loss) recognized in accumulated other comprehensive loss	852	702	1,554	(71)	(595)	(666)
Total OTTI gain (loss) on securities	$852	$210	$1,062	$(221)	$(673)	$(894)

The following table presents a roll-forward of the balance of credit losses on the Company’s debt securities for which a portion of OTTI was recognized in other comprehensive income for the years ended December 31, 2010 and 2009.

	Years Ended December 31,
	2010	2009
	(In Thousands)
Balance at beginning of year	$1,787	$1,559
Reduction for securities transferred to trading during period	(1,186)	-
Additional credit losses for which OTTI losses were previously recognized	492	228
Balance at end of year	$1,093	$1,787

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

NOTE 4.  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio
The composition of the Company's loan portfolio at December 31, 2010 and 2009 is as follows:

	December 31,
	2010	2009
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$270,923	$306,244
Multi-family and commercial	160,015	159,781
Construction	6,952	11,400
Total real estate loans	437,890	477,425

Commercial business loans:
SBA & USDA guaranteed	116,492	77,310
Other	26,310	30,239
Total commercial business loans	142,802	107,549

Consumer loans:
Home equity	25,533	22,573
Other	3,167	3,513
Total consumer loans	28,700	26,086

Total loans	609,392	611,060

Deferred loan origination costs, net of fees	1,621	1,523
Allowance for loan losses	(4,799)	(4,891)
Loans receivable, net	$606,214	$607,692

Allowance for Loan Losses
Changes in the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Balance at beginning of year	$4,891	$6,047	$5,245
Provision for loan losses	902	2,830	1,369
Loans charged-off	(1,015)	(4,075)	(597)
Recoveries of loans previously charged-off	21	89	30
Balance at end of year	$4,799	$4,891	$6,047

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Further information pertaining to the allowance for loan losses at December 31, 2010 is as follows:

	Residential 1 to 4 Family	Commercial Real Estate	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Amount of allowance for loan losses for loans deemed to be impaired	$212	$290	$-	$-	$-	$502
Amount of allowance for loan losses for loans not deemed to be impaired	703	2,410	64	790	330	4,297
Total loan loss allowance	$915	$2,700	$64	$790	$330	$4,799

Loans deemed to be impaired	$3,768	$6,169	$990	$201	$51	$11,179
Loans not deemed to be impaired	267,155	153,846	5,962	142,601	28,649	598,213
Total loans	$270,923	$160,015	$6,952	$142,802	$28,700	$609,392

Impaired and Nonaccrual Loans
The following represents an aging of loans at December 31, 2010:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total 30 Days or More Past Due	Current	Total Loans	Past Due 90 Days or More and Accruing
	(In Thousands)
Real Estate:
Residential 1 to 4 family	$2,387	$1,291	$2,364	$6,042	$264,881	$270,923	$-
Multi-family and commercial	597	-	44	641	159,374	160,015	-
Construction	-	-	82	82	6,870	6,952	-
Commercial Business:
SBA & USDA guaranteed	10,718	-	-	10,718	105,774	116,492	-
Other	-	-	46	46	26,264	26,310	-
Consumer:
Home equity	25	50	-	75	25,458	25,533	-
Other	10	1	-	11	3,156	3,167	-
Total	$13,737	$1,342	$2,536	$17,615	$591,777	$609,392	$-

The following is a summary of information pertaining to impaired loans at December 31, 2010 and 2009.

	December 31,
	2010	2009
	(In Thousands)
Impaired loans without valuation allowance	$4,974	$2,107
Impaired loans with valuation allowance	5,212	967
Total impaired loans	$10,186	$3,074
Valuation allowance related to impaired loans	$502	$267
Nonaccrual loans	$4,925	$3,007
Loans past due 90 days or more and still accruing	$-	$-

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The Company reviews and establishes, if necessary, an allowance for certain impaired loans for the amount by which the present value of expected cash flows (or fair value of collateral or observable market value) are lower than the carrying value of the loan.  For the periods presented, the Company concluded that certain impaired loans required no valuation allowance as a result of management’s measurement of impairment. No additional funds are committed to be advanced to those borrowers whose loans are impaired.

The following is a summary of impaired and nonaccrual loans at December 31, 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Total Nonaccrual Loans
	(In Thousands)
Impaired loans without valuation allowance:
Real Estate:
Residential 1 to 4 family	$3,212	$3,212	$-	$2,345
Multi-family and commercial	1,513	1,513	-	853
Construction	82	990	-	82
Commercial business	116	201	-	116
Consumer	51	51	-	51
Total	4,974	5,967	-	3,447

Impaired loans with valuation allowance:
Real Estate:
Residential 1 to 4 family	556	556	212	556
Multi-family and commercial	4,656	4,656	290	922
Total	5,212	5,212	502	1,478

Total impaired loans	$10,186	$11,179	$502	$4,925

Additional information related to impaired loans is as follows:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Average recorded investment in impaired loans	$6,629	$7,808	$9,407
Interest income recognized on impaired loans	$165	$65	$27
Cash interest received on impaired loans	$295	$99	$74

Credit Quality Information
The Company utilizes an eight grade internal loan rating system for all loans in the portfolio, with the exception of its purchased SBA & USDA commercial business loans that are fully guaranteed by the U.S. government, as follows:

o	Pass (Ratings 1-4): Loans in these categories are considered low to average risk.

o	Special Mention (Rating 5): Loans in this category are starting to show signs of potential weakness and are being closely monitored by management.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

o
Substandard (Rating 6): Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged.  There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

o
Doubtful (Rating 7):  Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

o	Loss (Rating 8): Loans in this category are considered uncollectible and of such little value that their continuance as loans is not warranted.

Management periodically reviews the ratings described above and the Company’s internal audit function reviews components of the credit files, including the assigned risk ratings, of certain commercial loans as part of its loan review audits.  Management incorporates these results into its review process.

The following table presents the Company’s loans by risk rating at December 31, 2010.

	Real Estate Loans			Consumer		Commercial Business
	Residential 1 to 4 Family	Multi-family Commercial	Construction	Home Equity	Other	SBA & USDA	Other	Total Loans
	(In Thousands)
Not Rated	$-	$-	$-	$-	$-	$116,492	$-	$116,492
Pass	267,023	134,484	6,504	25,483	3,166	-	20,105	456,765
Special Mention	834	16,260	366	-	-	-	2,896	20,356
Substandard	3,066	9,271	82	50	1	-	3,239	15,709
Doubtful	-	-	-	-	-	-	70	70
Loss	-	-	-	-	-	-	-	-
Total	$270,923	$160,015	$6,952	$25,533	$3,167	$116,492	$26,310	$609,392

Related Party Loans
Related party transactions, including loans with related parties, are discussed in further detail in Note 13.

Loans Held for Sale
Total loans held for sale amounted to $7.4 million and $396,000, consisting of fixed-rate residential mortgage loans, at December 31, 2010 and 2009, respectively.

Loans Serviced for Others
The Company services certain loans that it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights.  Loans serviced for others are not included in the Company’s consolidated balance sheets.  At December 31, 2010, 2009 and 2008, the aggregate of loans serviced for others amounted to $148.6 million, $121.1 million and $81.5 million, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The following summarizes mortgage servicing rights capitalized and amortized.

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Balance at beginning of year	$740	$423	$421
Additions	439	475	116
Amortization	(202)	(158)	(114)
Balance at end of year	$977	$740	$423
Fair value of mortgage servicing assets	$1,456	$1,113	$700

Contractually specified servicing fees included in loan servicing fee income were $374,000, $286,000 and $224,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

NOTE 5.  OTHER REAL ESTATE OWNED

At December 31, 2010, other real estate owned consisted of four residential and two commercial real estate properties which were held for sale.  Other real estate owned consisted of four residential and four commercial real estate properties which were held for sale at December 31, 2009.   A summary of expenses applicable to other real estate operations for the years ended December 31, 2010, 2009 and 2008, is as follows:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Net loss (gain) from sales or write-downs of other real estate owned, net	$534	$(16)	$(10)
Other real estate expense, net of rental income	296	145	113
Expense from other real estate operations, net	$830	$129	$103

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2010 and 2009 are summarized as follows:

	December 31,
	2010	2009
	(In Thousands)
Land	$2,098	$2,098
Buildings	6,077	6,043
Leasehold improvements	7,786	7,736
Furniture and equipment	11,388	10,711
Construction in process	21	-
	27,370	26,588
Accumulated depreciation and amortization	(15,247)	(13,622)
Premises and equipment, net	$12,123	$12,966

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

At December 31, 2010, construction in process primarily related to incidental branch improvements.  There were no outstanding commitments for the construction of new branches at December 31, 2010 and 2009.

Depreciation and amortization expense was $2.0 million, $1.9 million and $2.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.  See Note 12 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements.

NOTE 7.  GOODWILL AND OTHER INTANGIBLES

Goodwill
Goodwill for the years ended December 31, 2010, 2009 and 2008 is summarized as follows:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Balance at beginning of year	$4,131	$4,188	$643
Additions	-	-	3,545
Impairment	(37)	(57)	-
Balance at end of year	$4,094	$4,131	$4,188

The Company’s goodwill relates to the acquisition of a third-party provider of trust outsourcing services in Vermont and two branch acquisitions in 2008.  Annually, or more frequently if events or changes in circumstances warrant such evaluation, the Company evaluates its goodwill for impairment.  As a result of the Company’s goodwill impairment evaluation, the Company recorded goodwill impairment of $37,000 relating to the Colchester branch acquisition during the year ended December 31, 2010 and $57,000 relating to the New London branch acquisition during the year ended December 31, 2009.

Based on the continued uncertainties in the financial markets, the Company will continue to perform testing for impairment between annual assessments.  To the extent that additional testing results in the identification of impairment, the Company may be required to record impairment charges related to its goodwill.

Core Deposit Intangibles
In connection with the assumption of $18.4 million of deposit liabilities from the Colchester, Connecticut branch office acquisition in January 2008, the Bank recorded a core deposit premium intangible of $159,000.  The resulting core deposit premium intangible is amortized over five years using the sum-of-the-years-digits method.  Core deposit intangibles are summarized as follows:

	Years Ended December 31,
	2010	2009
	(In Thousands)
Core deposit intangible	$159	$159
Accumulated amortization	(127)	(95)
Core deposit intangible, net	$32	$64

Amortization expense was $32,000, $42,000 and $53,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

NOTE 8.  DEPOSITS

A summary of deposit balances, by type, at December 31, 2010 and 2009 is as follows:

	December 31,
	2010	2009
	(In Thousands)
Noninterest-bearing demand deposits	$66,845	$65,407

Interest-bearing accounts:
NOW and money market accounts	247,811	220,759
Savings accounts	56,495	61,312
Certificates of deposit (1)	289,563	311,309
Total interest-bearing accounts	593,869	593,380
Total deposits	$660,714	$658,787
_________
(1) Includes brokered deposits of $4.1 million and $1.5 million at December 31, 2010 and 2009, respectively.

Certificates of deposit in denominations of $100,000 or more were $99.5 million and $101.8 million at December 31, 2010 and 2009, respectively.  Effective July 21, 2010, with the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the FDIC permanently raised deposit insurance levels to $250,000 per depositor.  Prior to the increase, deposits in excess of $100,000, with the exception of self-directed retirement accounts which are insured up to $250,000, were not federally insured.

Contractual maturities of certificates of deposit as of December 31, 2010 are summarized below.

(In Thousands)
2011	$124,332
2012	67,010
2013	63,674
2014	11,906
2015	19,878
Thereafter	2,763
Total certificates of deposit	$289,563

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

A summary of interest expense, by account type, for the years ended December 31, 2010, 2009 and 2008 is as follows:
	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
NOW and money market accounts	$1,618	$2,189	$3,149
Savings accounts (1)	295	408	668
Certificates of deposit (2)	7,524	10,586	11,921
Total	$9,437	$13,183	$15,738
_________
(1)	Includes interest expense on mortgagors' and investors' escrow accounts.
(2)	Includes interest expense on brokered deposits.

Related Party Deposits
Reference Note 13 for a discussion of related party transactions, including deposits from related parties.

NOTE 9.  BORROWINGS

Federal Home Loan Bank Advances
As a member of the FHLB, the Bank has access to a pre-approved secured line of credit with the FHLB of $10.0 million and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy.  In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances.  At December 31, 2010 and 2009, there were no advances outstanding under the line of credit.  Other outstanding advances from the FHLB aggregated $114.2 million and $116.1 million at December 31, 2010 and 2009, respectively, at interest rates ranging from 1.56% to 5.02% and 2.39% to 5.02%, respectively.

FHLB advances are secured by the Company’s investment in FHLB stock and other qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans.  The carrying value of Federal Home Loan Bank stock is based on the redemption provisions of the FHLB.

Junior Subordinated Debt Owed to Unconsolidated Trust
SI Capital Trust II (the “Trust”), a wholly-owned subsidiary of the Company, was formed on August 31, 2006.  The Trust had no independent assets or operations, and was formed to issue $8.0 million of trust securities and invest the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Company.  The trust preferred securities mature in 30 years and bear interest at three-month LIBOR plus 1.70%.  The Company may redeem the trust preferred securities, in whole or in part, on or after September 15, 2011, or earlier under certain conditions.

The Company entered into an interest rate swap agreement on July 1, 2010 to effectively convert the floating rate interest on its junior subordinated debentures to a fixed interest rate.  See Note 17 for a discussion of derivative instruments and hedging activities.

The subordinated debt securities are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company.  The Company has entered into a guarantee, which together with its obligations under the subordinated debt securities and the declaration of trust governing the Trust, including its obligations to pay costs, expenses, debts and liabilities, other than trust securities, provides a full and unconditional guarantee of amounts on the capital securities.  If the Company defers interest payments on the junior subordinated debt securities, or otherwise is in default of the obligations, the Company would be prohibited from making dividend payments to its shareholders.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The contractual maturities of borrowings, by year, at December 31, 2010 are as follows:

	FHLB	Subordinated
	Advances	Debt	Total
	(Dollars in Thousands)
2011	$11,000	$-	$11,000
2012	29,100	-	29,100
2013 (1)	23,000	-	23,000
2014 (2)	28,000	-	28,000
2015	16,069	-	16,069
Thereafter (3)	7,000	8,248	15,248
Total	$114,169	$8,248	$122,417
Weighted average rate	3.63%	4.14%	3.66%
_______________
(1)	Includes FHLB advance of $2.0 million that is callable during 2011.
(2)	Includes FHLB advance of $4.0 million that is puttable during 2012.
(3)	Includes FHLB advances of $3.0 million and $2.0 million that are callable during 2011 and 2013, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

NOTE 10.  INCOME TAXES

The components of the income tax provision (benefit) for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Current income tax provision (benefit):
Federal	$1,648	$(252)	$1,509
State	20	12	1
Total current income tax provision (benefit)	1,668	(240)	1,510

Deferred income tax (benefit) provision:
Federal	(355)	275	(2,870)
Total deferred income tax (benefit) provision	(355)	275	(2,870)
Total income tax provision (benefit)	$1,313	$35	$(1,360)

A reconciliation of the anticipated income tax provision, based on the statutory tax rate of 34.0%, to the income tax provision as reported in the statements of operations is as follows:

	Years Ended December 31,
	2010	2009	2008
	(Dollars in Thousands)
Income tax provision (benefit) at statutory rate	$1,467	$160	$(1,439)
Increase (decrease) resulting from:
Dividends received deduction	(3)	(10)	(33)
Bank-owned life insurance	(99)	(199)	(103)
Tax-exempt income	(13)	(15)	(7)
Compensation and employee benefit plans	61	72	72
Nondeductible expenses	6	6	7
Valuation allowance	(90)	21	118
State taxes, net of federal tax benefit	13	8	-
Other	(29)	(8)	25
Total income tax provision (benefit)	$1,313	$35	$(1,360)

Effective tax rate	30.4%	7.4%	32.1%

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities are presented below:

	Years Ended December 31,
	2010	2009
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,753	$1,764
Unrealized losses on available for sale securities	1,949	2,770
Unrealized losses on trading securities	475	-
Depreciation of premises and equipment	839	756
Other-than-temporary impairment	820	1,369
Charitable contribution carry-forward	-	93
Deferred compensation	1,775	1,524
Employee benefit plans	322	391
Capital loss carry-forward	30	5
Interest receivable on nonaccrual loans	185	160
Deferred other real estate owned expenses	124	-
Net unrealized loss on derivative instruments	44	-
Other	270	166
Total deferred tax assets	8,586	8,998
Less valuation allowance	(49)	(139)
Total deferred tax assets, net of valuation allowance	8,537	8,859

Deferred tax liabilities:
Unrealized gains on available for sale securities	1,421	1,539
Goodwill and other intangibles	201	100
Deferred loan costs	854	890
Mortgage servicing asset	332	252
Total deferred tax liabilities	2,808	2,781
Deferred tax asset, net	$5,729	$6,078

Due to the uncertainties of realization, the Company maintains a valuation allowance of $49,000 related to other-than-temporary impairment losses on certain equity securities at December 31, 2010.  At December 31, 2009, the Company’s charitable contribution carry-forward, primarily relates to the contribution of the Company’s common stock to SI Financial Group Foundation, Inc. in 2004.  The utilization of charitable contributions for any tax year is limited to 10% of taxable income without regard to charitable contributions, net operating losses and dividend received deductions.  An organization is permitted to carry over contributions that exceed the annual 10% limitation as a deduction to the five succeeding tax years provided the organization has sufficient earnings.  At December 31, 2010, all remaining charitable contribution carry-forwards expired.

Retained earnings at December 31, 2010 and 2009 includes a contingency reserve for loan losses of $3.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks.  Amounts transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred.  It is not anticipated that the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $1.3 million at December 31, 2010 and 2009 have not been recognized.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Financial service companies doing business in Connecticut are permitted to establish a “passive investment company” (“PIC”) to hold and manage loans secured by real property.  PICs are exempt from Connecticut corporation business tax, and dividends received by the financial services companies from PICs are not taxable.  In January 1999, the Bank established a PIC, as a wholly-owned subsidiary, and in June 2000, began to transfer a portion of its residential and commercial mortgage loan portfolios from the Bank to the PIC.  A substantial portion of the Company’s interest income is now derived from the PIC, an entity whose net income is exempt from State of Connecticut taxes, and accordingly, state income taxes are minimal.  The Bank’s ability to continue to realize the tax benefits of the PIC is subject to the PIC continuing to comply with all statutory requirements related to the operations of the PIC.

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2007.

NOTE 11.  BENEFIT PLANS

Profit Sharing and 401(k) Savings Plan
The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees.  The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank.  An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank.  Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100% vesting attained upon five years of service.  There were no profit sharing contributions for the years ended December 31, 2010, 2009 and 2008.

The Plan also includes a 401(k) feature.  Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations.  The Bank makes matching contributions equal to 50% of the participants’ contributions up to 6% of the participants’ earnings.  Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon.  Bank contributions were $263,000,  $255,000 and $236,000 for the years ended December 31, 2010,  2009 and 2008, respectively.

Group Term Replacement Plan
The Bank maintains the Group Term Replacement Plan to provide a death benefit to executives designated by the Compensation Committee of the Board of Directors.  The death benefits are funded through certain insurance policies that are owned by the Bank on the lives of the participating executives.  The Bank pays the life insurance premiums, which fund the death benefits from its general assets, and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar endorsement policy.  The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less $50,000 pre-retirement and three times final annual compensation post-retirement not to exceed a specified dollar amount.  For purposes of the plan, annual compensation includes an executive’s base compensation, commissions and cash bonuses earned under the Bank’s bonus plan.  Participation in the plan ceases if an executive is terminated for cause or the executive terminates employment for reasons other than death, disability or retirement.  If the Bank wishes to maintain the insurance after a participant’s termination in the plan, the Bank will be the direct beneficiary of the entire death proceeds of the insurance policies.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

In January 2008, the Company recorded a cumulative effect adjustment for a change in accounting principle as a reduction to retained earnings and an increase in accrued liabilities of $547,000 related to the post-retirement obligation of the Company.  Total expense recognized under this plan was $89,000, $125,000 and $76,000 for the years ended December 31, 2010,  2009 and 2008, respectively.

Executive Supplemental Retirement Agreements – Defined Benefit
The Bank maintains unfunded supplemental defined benefit retirement agreements with its directors and members of senior management.  These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service.  Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65 or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78.  Total expense incurred under these agreements for the years ended December 31, 2010,  2009 and 2008 was $810,000, $826,000 and $828,000, respectively.

Performance-Based Incentive Plan
The Bank has an incentive plan whereby all employees are eligible to receive a bonus tied to both the Company and individual performance.  Non-discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee.  Total expense recognized was $534,000, $194,000 and $266,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Supplemental Executive Retirement Plan
The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan.  The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the complete scheduled repayment of the ESOP loan.  For the years ended December 31, 2010, 2009 and 2008, the President and Chief Executive Officer was designated by the Board of Directors to participate in the plan.  Total expense incurred under this plan was $11,000, $5,000 and $5,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Employee Stock Ownership Plan
In September 2004, the Bank established an Employee Stock Ownership Plan for the benefit of its eligible employees.  The Company provided a loan to the Savings Institute Bank and Trust Company Employee Stock Ownership Plan of $4.9 million which was used to purchase 492,499 shares of the Company’s outstanding stock.  The loan bears interest equal to 4.75% and provides for annual payments of interest and principal over the 15-year term of the loan.

At December 31, 2010, the remaining principal balance on the ESOP debt is payable as follows:

(In Thousands)

2011	$304
2012	318
2013	333
2014	349
2015	366
Thereafter	1,645
Total	$3,315

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan.  The loan is secured by the shares purchased, which are held in a suspense account for allocation among participants as the loan is repaid.  Shares held by the ESOP include the following at December 31, 2010 and 2009:
	December 31,
	2010	2009
	(Dollars In Thousands)
Allocated	155,306	133,485
Committed to be allocated	32,295	32,295
Unallocated	290,660	322,955
Total shares	478,261	488,735
Fair value of unallocated shares	$2,567	$1,696

Total compensation expense recognized in connection with the ESOP was $202,000, $155,000 and $279,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Equity Incentive Plan
The 2005 Equity Incentive Plan (the “Incentive Plan”) allows the Company to grant up to 615,623 stock options and 246,249 shares of restricted stock to its employees, officers, directors and directors emeritus.  Both incentive stock options and non-statutory stock options may be granted under the plan.  All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant.  At December 31, 2010, a total of 118,873 stock options were available for future grants.  For the years ended December 31, 2010, 2009 and 2008, the Company recognized share-based compensation expense related to the stock option and restricted stock awards of $257,000, $742,000 and $768,000, respectively.

There were 70,000 stock options granted during the year ended December 31, 2010 and no stock option grants during the year ended December 31, 2009.  The fair value of each option granted in 2010 was determined at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected term (years)	10.00
Expected dividend yield	1.50%
Expected volatility	38.98%
Risk-free interest rate	3.70%
Fair value of options granted	$2.29

The expected term was based on the estimated life of the stock options.  The dividend yield assumption was based on the Company’s historical and expected dividend pay-outs.  The expected volatility represents the Company’s historical volatility.  The risk-free interest rate was based on the implied yields of U.S. Treasury zero-coupon issues for periods within the contractual life of the awards in effect at the time of the stock option grants.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The following is a summary of activity for the Company’s stock options for the year ended December 31, 2010:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)

Options outstanding at beginning of year	447,750	$10.34
Options granted	70,000	5.10
Options forfeited	(21,000)	11.62
Options outstanding at end of year	496,750	$9.55	5.18
Options exercisable at end of year	414,150	$10.21	4.47

There were no options exercised for each of the years ended December 31, 2010 and 2009.  The intrinsic value of stock options outstanding and exercisable at December 31, 2010 was $261,000 and $0, respectively.  At December 31, 2010, there was $155,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted average period of 1.9 years.

The following table presents the summary of activity for the Company’s unvested restricted shares for the year ended December 31, 2010.

	Shares	Weighted Average Grant Date Fair Value

Unvested restricted shares at beginning of year	51,449	$9.06
Restricted shares granted	-	-
Restricted shares vested	(44,249)	9.86
Restricted shares forfeited	-	-
Unvested restricted shares at end of year	7,200	$4.17

At December 31, 2010, a total of 2,600 shares were available for future grants.  The aggregate fair value of restricted stock awards that vested during the years ended December 31, 2010, 2009 and 2008 was $281,000, $267,000 and $480,000, respectively.  At December 31, 2010, there was $25,000 of total unrecognized compensation costs related to unvested restricted stock awards granted under the Incentive Plan, which is expected to be recognized over a weighted average period of 1.8 years.

Bank-Owned Life Insurance
The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers.  The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans.  The Company’s investment in bank-owned life insurance does not exceed the regulatory limitation of 25 percent of Tier 1 capital plus the allowance for loan and lease losses.  The aggregate cash surrender value of all policies owned by the Company amounted to $9.0 million and $8.7 million at December 31, 2010 and 2009, respectively.  Income earned on these life insurance policies aggregated $290,000, $294,000 and $304,000 for the years ended December 31, 2010, 2009 and 2008, respectively. The Company recognized a gain of $291,000 on death benefit proceeds received from a bank-owned life insurance policy during the year ended December 31, 2009.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

NOTE 12.  OTHER COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingencies that are not reflected in the accompanying consolidated financial statements.  The Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheets.  The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Loan Commitments and Letters of Credit
The contractual amounts of commitments to extend credit represent the amount of potential loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral be determined as worthless.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  Financial instruments whose contract amounts represent credit risk at December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
	(In Thousands)
Commitments to extend credit:
Future loan commitments	$10,166	$8,648
Undisbursed construction loans	6,708	9,843
Undisbursed home equity lines of credit	21,106	18,733
Undisbursed commercial lines of credit	12,239	12,390
Overdraft protection lines	1,311	1,425
Standby letters of credit	115	784
Total commitments	$51,645	$51,823

Future loan commitments at December 31, 2010 and 2009 included fixed rate loan commitments of $6.1 million and $5.1 million, respectively, at interest rates ranging from 3.500% to 5.750% and 4.375% to 7.000%, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The Company evaluates each customer's creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty.  Collateral held varies but may include residential and commercial property, accounts receivable, inventory, property, plant and equipment, deposits and securities.

Undisbursed commitments under construction, home equity or commercial lines of credit are commitments for future extensions of credit to existing customers.  Total undisbursed amounts on lines of credit may expire without being fully drawn upon and therefore, do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Letters of credit are primarily issued to support public or private borrowing arrangements.  Essentially all letters of credit issued have expiration dates within one year.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Loans Sold with Recourse
At December 31, 2010 and 2009, the outstanding balance of loans sold with recourse was $19,000 and $32,000, respectively.  Loan repurchase commitments are agreements to repurchase loans previously sold upon the occurrence of conditions established in the contract, including default by the underlying borrower.  The Company determined that losses relating to loans sold with recourse were not probable and therefore, a liability was not recorded on the consolidated balance sheets at December 31, 2010 and 2009.

Operating Lease Commitments
The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2028.  At December 31, 2010, future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, are as follows:

(In Thousands)

2011	$1,381
2012	1,280
2013	1,063
2014	994
2015	835
Thereafter	6,178
Total	$11,731

Certain leases contain options to extend for periods of 5 to 20 years.  The cost of such extensions is not included in the above amounts.  Rental expense charged to operations for cancelable and noncancelable operating leases was $1.3 million, $1.4 million and $1.5 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Rental Income Under Subleases
The Company subleases excess office space under noncancelable operating lease agreements that expire at various dates through 2013.  At December 31, 2010, future minimum lease payments receivable for the noncancelable lease agreements is as follows:

(In Thousands)

2011	$44
2012	19
2013	10
Total	$73

Rental income under the noncancelable lease agreements was $52,000, $45,000 and $14,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Legal Matters
Various legal claims arise from time to time in the normal course of business.  Management believes that the resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Investment Commitments
The Bank is a limited partner in two SBICs.  In 1998, the Bank became a limited partner in an SBIC and committed to contribute capital of $1.0 million to the limited partnership.  In 2007, the Bank became a limited partner in a second SBIC and committed to contribute capital of $1.0 million to the limited partnership.  The Bank recognized write-downs totaling $12,000 and $383,000 on its investment in the two SBICs during the years ended December 31, 2010 and 2009, respectively.  The SBICs, with a combined net book value of $793,000 and $513,000 at December 31, 2010 and 2009, respectively, are included in other assets.  At December 31, 2010, the Bank’s remaining off-balance sheet commitment for capital investment in the SBICs was $465,000.

NOTE 13.  RELATED PARTY TRANSACTIONS

Loans Receivable
In the normal course of business, the Bank grants loans to related parties.  Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest.  These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility.  At December 31, 2010 and 2009,  all related party loans were performing in accordance with their terms.

Changes in loans outstanding to such related parties during the years ended December 31, 2010 and 2009 are as follows:

	Years Ended December 31,
	2010	2009
	(In Thousands)
Balance at beginning of year	$2,148	$1,983
Additions	125	613
Repayments	(235)	(448)
Balance at end of year	$2,038	$2,148

Deposits
Deposit accounts of directors, certain officers and other related parties aggregated $1.0 million and $1.1 million at December 31, 2010 and 2009, respectively.

NOTE 14.  REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to total assets (as defined).  As of December 31, 2010 and 2009, the Bank met the conditions to be classified as “well capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events since then that management believes have changed the Bank’s regulatory category.  As a savings and loan holding company regulated by the OTS, the Company is not subject to any separate regulatory capital requirements.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The Bank's actual capital amounts and ratios at December 31, 2010 and 2009 were as follows:

			For Capital Adequacy		To Be Well Capitalized Under Prompt Corrective
December 31, 2010	Actual		Purposes		Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Risk-based Capital Ratio	$75,823	15.34%	$39,543	8.00%	$49,428	10.00%
Tier I Risk-based Capital Ratio	71,173	14.40	19,770	4.00	29,655	6.00
Tier I Capital Ratio	71,173	7.81	36,452	4.00	45,565	5.00
Tangible Equity Ratio	71,173	7.81	13,670	1.50	N/A	N/A

December 31, 2009	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Risk-based Capital Ratio	$74,095	14.30%	$41,452	8.00%	$51,815	10.00%
Tier I Risk-based Capital Ratio	69,201	13.36	20,719	4.00	31,078	6.00
Tier I Capital Ratio	69,201	8.02	34,514	4.00	43,143	5.00
Tangible Equity Ratio	69,201	8.02	12,943	1.50	N/A	N/A

Reconciliations of the Company’s total capital to the Bank’s regulatory capital are as follows:

	December 31,
	2010	2009
	(In Thousands)
Total capital per consolidated financial statements	$81,104	$77,462
Holding company equity not available for regulatory capital	(5,313)	(5,468)
Accumulated losses on available for sale securities	1,057	2,295
Intangible assets	(3,853)	(3,997)
Disallowed deferred tax asset	(1,822)	(1,091)
Total tier 1 capital	71,173	69,201
Adjustments for total capital:
Allowance for loan and credit losses	4,650	4,894
Total capital per regulatory reporting	$75,823	$74,095

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

NOTE 15.  OTHER COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities are reported as a separate component of the equity section of the balance sheet, such items along with net income are components of comprehensive income.

Components of other comprehensive income and related tax effects for the years ended December 31, 2010 and 2009 are as follows:
	December 31, 2010
	Before Tax	Tax	Net of Tax
	Amount	Effects	Amount
	(In Thousands)
Securities:
Unrealized holding losses on available for sale securities	$(87)	$29	$(58)
Credit portion of OTTI losses recognized in net income	492	(167)	325
Noncredit portion of OTTI losses on available for sale securities	1,554	(528)	1,026
Reclassification adjustment for gains realized in net income	(878)	299	(579)
Unrealized holding gains on available for sale securities, net of taxes	1,081	(367)	714
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	(129)	44	(85)
Other comprehensive income	$952	$(323)	$629

	December 31, 2009
	Before Tax	Tax	Net of Tax
	Amount	Effects	Amount
	(In Thousands)
Securities:
Unrealized holding gains on available for sale securities	$5,622	$(1,831)	$3,791
Credit portion of OTTI losses recognized in net income	228	(77)	151
Noncredit portion of OTTI losses on available for sale securities	(666)	226	(440)
Reclassification adjustment for gains realized in net income	(285)	97	(188)
Unrealized holding gains on available for sale securities, net of taxes	$4,899	$(1,585)	$3,314

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The components of accumulated other comprehensive loss included in shareholders’ equity are as follows:

	December 31, 2010
	Before Tax	Tax	Net of Tax
	Amount	Effects	Amount
	(In Thousands)
Net unrealized losses on securities	$(1,599)	$544	$(1,055)
Noncredit portion of OTTI losses on available for sale securities	48	(16)	32
Net unrealized loss on effective cash flow hedging derivative	(129)	44	(85)

Accumulated other comprehensive loss	$(1,680)	$572	$(1,108)

	December 31, 2009
	Before Tax	Tax	Net of Tax
	Amount	Effects	Amount
	(In Thousands)
Net unrealized losses on securities	$(1,992)	$597	$(1,395)
Noncredit portion of OTTI losses on available for sale securities	(1,506)	512	(994)

Accumulated other comprehensive loss	$(3,498)	$1,109	$(2,389)

NOTE 16.  FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The following methods and assumptions were used by the Company in estimating fair value disclosures of its financial instruments:

o	Cash and cash equivalents. The carrying amounts of cash and short-term instruments approximate the fair values based on the short-term nature of the assets.

o
Trading securities.  The Company holds two securities designated as trading securities.  The determination of the fair value for these securities is determined based on a discounted cash flow methodology.  Certain inputs to the fair value calculation are unobservable and management determined that since an orderly and active market for these securities did not exist, the securities meet the definition of Level 3 securities.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

o
Securities available for sale.  Included in the available for sale category are both debt and equity securities.  The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market.  Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. The Company utilizes Interactive Date Corporation (“IDC”), a third-party, nationally-recognized pricing service to estimate fair value measurements for the majority of its portfolio.  The pricing service evaluates each asset class based on relevant market information considering observable data, but these prices do not represent binding quotes.  The fair value prices on all investments are reviewed for reasonableness by management.  Securities measured at fair value in Level 3 include collateralized debt obligations that are backed by trust preferred securities issued by banks, thrifts and insurance companies. Management determined that an orderly and active market for these securities and similar securities did not exist based on a significant reduction in trading volume and widening spreads relative to historical levels. The Company estimates future cash flows discounted using a rate management believes is representative of current market conditions.  Factors in determining the discount rate include the current level of deferrals and/or defaults, changes in credit rating and the financial condition of the debtors within the underlying securities, broker quotes for securities with similar structure and credit risk, interest rate movements and pricing for new issuances.

o	Federal Home Loan Bank stock. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB.

o	Loans held for sale. The fair value of loans held for sale is estimated using quoted market prices.

o
Loans receivable.  For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values.  The fair value of fixed-rate loans are estimated by discounting the future cash flows using the rates at the end of the period in which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

o	Accrued interest receivable. The carrying amount of accrued interest approximates fair value.

o
Deposits.  The fair value of demand deposits, negotiable orders of withdrawal, regular savings, certain money market deposits and mortgagors’ and investors’ escrow accounts is the amount payable on demand at the reporting date.  The fair value of certificates of deposit and other time deposits is estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities to a schedule of aggregated expected maturities on such deposits.

o
Federal Home Loan Bank advances.  The fair value of the advances is estimated using a discounted cash flow calculation that applies current FHLB interest rates for advances of similar maturity to a schedule of maturities of such advances.

o	Junior subordinated debt owed to unconsolidated trust. Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

o
Interest rate swap agreement.  The fair value of the Company’s interest rate swap is obtained from a third-party pricing service and is determined using a discounted cash flow analysis on the expected cash flows of the derivative.  The pricing analysis is based on observable inputs for the contractual term of the derivative, including the period to maturity and interest rate curves.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

o
Forward loan sale commitments and derivative loan commitments.  Forward loan sale commitments and derivative loan commitments are based on the fair values of the underlying mortgage loans and the probability of such commitments being exercised.  Significant management judgment and estimation is required in determining these fair value measurements.

o
Off-balance sheet instruments.  Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and assets measured at fair value on a recurring basis at December 31, 2009.  There were no liabilities measured at fair value on a recurring basis as of December 31, 2009.

	December 31, 2010
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
Trading securities	$-	$-	$248	$248
U.S. Government and agency obligations	1,025	22,558	-	23,583
Government-sponsored enterprises	-	29,993	-	29,993
Mortgage-backed securities	-	101,024	-	101,024
Corporate debt securities	-	14,717	-	14,717
Collateralized debt obligations	-	-	2,532	2,532
Obligations of state and political subdivisions	-	6,905	-	6,905
Tax-exempt securities	-	144	-	144
Foreign government securities	-	100	-	100
Equity securities	299	739	-	1,038
Forward loan sale commitments and derivative loan commitments	-	-	163	163
Total assets	$1,324	$176,180	$2,943	$180,447

Liabilities:
Forward loan sale commitments and derivative loan commitments	$-	$-	$184	$184
Interest rate swap agreement	-	129	-	129
Total liabilities	$-	$129	$184	$313

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

	December 31, 2009
	Level 1	Level 2	Level 3	Total
	(In Thousands)
U.S. Government and agency obligations	$1,939	$34,290	$-	$36,229
Government-sponsored enterprises	-	14,035	-	14,035
Mortgage-backed securities	-	111,514	-	111,514
Corporate debt securities	-	7,321	-	7,321
Collateralized debt obligations	-	-	5,038	5,038
Obligations of state and political subdivisions	-	5,131	-	5,131
Tax-exempt securities	-	3,219	-	3,219
Foreign government securities	-	100	-	100
Equity securities	247	728	-	975
Total assets	$2,186	$176,338	$5,038	$183,562

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets and liabilities:

	Assets	Liabilities
	Collateralized Debt Obligations	Derivatives and Forward Loan Sale Commitments, Net
	(In Thousands)
Balance at January 1, 2009	$5,392	$-
Transfers to/from Level 3	-	-
Impairment charges included in net income	(150)	-
Decrease in fair value of securities included in other comprehensive income	(204)	-
Balance at December 31, 2009	5,038	-
Transfers to/from Level 3	-	21
Decrease in fair value of securities included in net income	(408)	-
Decrease in fair value of securities included in other comprehensive income	(1,850)	-
Balance at December 31, 2010	$2,780	$21

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles.  These adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2010 and 2009.  There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2010 and 2009.

	At December 31, 2010			Year Ended December 31, 2010
	Level 1	Level 2	Level 3	Total Losses
	(In Thousands)
Impaired loans	$-	$-	$1,198	$800
Other real estate owned	-	-	1,285	326
Goodwill	-	-	2,540	37
Total assets	$-	$-	$5,023	$1,163

	At December 31, 2009			Year Ended December 31, 2009
	Level 1	Level 2	Level 3	Total Losses
	(In Thousands)
Impaired loans	$-	$-	$700	$267
Other real estate owned	-	-	3,680	-
Goodwill	-	-	910	57
Total assets	$-	$-	$5,290	$324

The Company measures the impairment of loans that are collateral dependent based on the fair value of the collateral (Level 3).  The fair value of collateral used by the Company represents the amount expected to be received from the sale of the property, net of selling costs, as determined by an independent, licensed or certified appraiser using observable market data.  This data includes information such as selling price of similar properties, expected future cash flows or earnings of the subject property based on current market expectations and relevant legal, physical and economic factors.  Losses applicable to write-downs of impaired loans are based on the appraised market value of the underlying collateral, assuming foreclosure of these loans is imminent.

The amount of other real estate owned represents the carrying value of the collateral based on the appraised value of the underlying collateral less estimated selling costs.  The loss on foreclosed assets represents adjustments in the valuation recorded during the time period indicated and not for losses incurred on sales.

In accordance with applicable accounting guidance, the Company evaluates its goodwill for impairment.  As a result of this evaluation, goodwill related to the Company’s Colchester and New London, Connecticut branch acquisitions was written down $37,000 and $57,000, respectively, to its implied fair value during the years ended December 31, 2010 and 2009, respectively.

Summary of Fair Values of Financial Instruments
The estimated fair values, and related carrying or notional amounts, of the Company’s financial instruments are presented in the following table.  Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2010 or 2009.  The estimated fair value amounts for 2010 and 2009 have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.  The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets.  Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other banks may not be meaningful.

As of December 31, 2010 and 2009, the recorded carrying amounts and estimated fair values of the Company's financial instruments are as follows:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In Thousands)
Financial Assets:
Noninterest-bearing deposits	$11,204	$11,204	$12,889	$12,889
Interest-bearing deposits	2,287	2,287	2,350	2,350
Federal funds sold	64,830	64,830	8,965	8,965
Trading securities	248	248	-	-
Available for sale securities	180,036	180,036	183,562	183,562
Loans held for sale	7,371	7,460	396	396
Loans receivable, net	606,214	608,935	607,692	609,155
Federal Home Loan Bank stock	8,388	8,388	8,388	8,388
Accrued interest receivable	3,113	3,113	3,341	3,341
Forward loan sale commitments and derivative loan commitments	163	163	-	-

Financial Liabilities:
Savings deposits	56,495	56,495	61,312	61,312
Demand deposits, negotiable orders of withdrawal and money market accounts	314,656	314,656	286,166	286,166
Certificates of deposit	289,563	293,035	311,309	315,777
Mortgagors' and investors' escrow accounts	3,425	3,425	3,591	3,591
Federal Home Loan Bank advances	114,169	118,799	116,100	118,693
Junior subordinated debt owed to unconsolidated trust	8,248	6,115	8,248	5,734
Forward loan sale commitments and derivative loan commitments	184	184	-	-
Interest rate swap agreement	129	129	-	-

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Off-Balance Sheet Instruments
The Company assumes interest rate risk, which represents the risk that general interest rate levels will change, as a result of its normal operations.  As a result, the fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company.  Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk.  However, borrowers with fixed-rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment.  Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment.  Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

NOTE 17.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Financial Instruments
The Company has a stand-alone derivative financial instrument in the form of an interest rate swap agreement, which derives its value from underlying interest rates.  These transactions involve both credit and market risk.  The notional amounts are amounts on which calculations, payments and the value of the derivative are based.  Notional amounts do not represent direct credit exposures.  Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any.  Such difference, which represents the fair value of the derivative instruments, is reflected on the Company’s balance sheets as other assets and other liabilities.

The Company is exposed to credit-related losses in the event of nonperformance by the counterparties to these agreements.  The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures and does not expect any counterparties to fail their obligations.

Derivative instruments are generally either negotiated over-the-counter contracts or standardized contracts executed on a recognized exchange.  Negotiated over-the-counter derivative contracts are generally entered into between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise prices and maturity.

Derivative Instruments Designated As Hedging Instruments
The Company uses long-term variable rate debt as a source of funds for use in the Company’s lending and investment activities and other general business purposes.  These debt obligations expose the Company to variability in interest payments due to changes in interest rates.  If interest rates increase, interest expense increases.  Conversely, if interest rates decrease, interest expense decreases.  Management believes it is prudent to limit the variability of a portion of its interest payments and, therefore, generally hedges a portion of its variable-rate interest payments.  To meet this objective, management entered into an interest rate swap agreement, characterized as a cash flow hedge, whereby the Company receives variable interest rate payments determined by three-month LIBOR in exchange for making payments at a fixed interest rate.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

At December 31, 2010, the information pertaining to outstanding interest rate swap agreement used to hedge variable rate debt is as follows:

(Dollars in Thousands)
Notional amount	$8,000

Weighted average fixed pay rate	2.44%

Weighted average variable receive rate	0.30%

Weighted average maturity in years	5.0

Unrealized loss relating to interest rate swap	$129

No interest rate swap agreements existed at December 31, 2009.

Risk management results for the year ended December 31, 2010 related to the balance sheet hedging of long-term debt indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s loss which was excluded from the assessment of hedge effectiveness.

Derivative Instruments Not Designated As Hedging Instruments
Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments.  These undesignated derivative instruments are recognized on the consolidated balance sheets at fair value, with changes in fair value recorded in other noninterest income.

Derivative Loan Commitments
Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding.  The Company enters into commitments to fund residential mortgage loans at specified times in the future, with the intention that these loans will subsequently be sold in the secondary market.  A mortgage loan commitment binds the Company to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the rate lock.

Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from exercise of the loan commitment might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates.  If interest rates increase, the value of these loan commitments decreases.  Conversely, if interest rates decrease, the value of these loan commitments increases.  The notional amount of undesignated mortgage loan commitments was $13.5 million at December 31, 2010.  The loss in fair value of such commitments, which totaled $162,000, was recorded in other liabilities on the balance sheet and noninterest income on the income statement.

Forward Loan Sale Commitments
To protect against the price risk inherent in derivative loan commitments, the Company utilizes “mandatory delivery” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments.

With a “mandatory delivery” contract, the Company commits to deliver a certain principal amount of mortgage loans to an investor at a specified price on or before a specified date.  If the Company fails to deliver the amount of mortgages necessary to fulfill the commitment by the specified date, it is obligated to pay a “pair-off” fee, based on then-current market prices, to the investor to compensate the investor for the shortfall.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The Company expects that these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments.  The notional amount of undesignated forward loan sale commitments was $8.0 million at December 31, 2010.  The gain in fair value of such commitments, which totaled $141,000, was recorded in other assets on the balance sheets and noninterest income on the income statement.

NOTE 18.  RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company.  The total amount of dividends which may be declared in a given calendar year is generally limited to the net income of the Bank for that year plus retained net income for the preceding two years.

At December 31, 2010, the Bank’s retained earnings available for payment of dividends was $700,000.  At December 31, 2009, there were no retained earnings available for payment of dividends.  Accordingly, $75.1 million and $72.1 million of the Company’s equity in the net assets of the Bank were restricted at December 31, 2010 and 2009, respectively.

In addition, the Company is further restricted, under its junior subordinated debt obligation, from paying dividends to its shareholders if the Company has deferred interest payments or has otherwise defaulted on its junior subordinated debt obligation.

Under federal regulation, the Bank is also limited to the amount it may loan to the Company, unless such loans are collateralized by specific obligations.  Loans or advances to the Company by the Bank are limited to 10% of the Bank’s capital stock and surplus on a secured basis.  In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof, would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

NOTE 19.  COMMON STOCK REPURCHASE PROGRAM

In November 2005, the Board of Directors approved a plan to repurchase up to 5%, or approximately 628,000 shares, of the Company’s common stock through open market purchases or privately negotiated transactions.  Stock repurchases under the program are accounted for as treasury stock, carried at cost, and reflected as a reduction in shareholders’ equity.  During the first quarter of 2008, the Company completed its repurchase of all 628,000 shares under this plan.  In February 2008, the Company’s Board of Directors approved the repurchase of up to 5% of the Company’s outstanding common stock, or approximately 596,000 shares.  As a result of the Company’s stock conversion on January 12, 2011, no additional shares will be repurchased under this plan.

The Company repurchased stock primarily to create economic value for its shareholders and to provide additional liquidity to the stock.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

NOTE 20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

Condensed Balance Sheets	December 31,
(In Thousands)	2010	2009

Assets:
Cash and cash equivalents	$2,315	$3,583
Available for sale securities	6,430	5,378
Investment in Savings Institute Bank and Trust Company	75,791	71,994
Other assets	5,114	4,768
Total assets	$89,650	$85,723

Liabilities and Shareholders' Equity:
Liabilities	$8,546	$8,261
Shareholders' equity	81,104	77,462
Total liabilities and shareholders' equity	$89,650	$85,723

Condensed Statements of Operations	Years Ended December 31,
(In Thousands)	2010	2009	2008

Interest and dividends on investments	$128	$203	$432
Other income	223	365	188
Total income	351	568	620

Operating expenses	492	532	728
(Loss) income before income taxes and equity in undistributed net income (loss)	(141)	36	(108)

Income tax (benefit) provision	(136)	10	(35)
(Loss) income before equity in indistributed net income (loss) of subsidiary	(5)	26	(73)

Equity in undistributed net income (loss) of subsidiary	3,008	409	(2,800)
Net income (loss)	$3,003	$435	$(2,873)

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

Condensed Statements of Cash Flows	Years Ended December 31,
(In Thousands)	2010	2009	2008

Cash flows from operating activities:
Net income (loss)	$3,003	$435	$(2,873)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed (income) loss of subsidiary	(3,008)	(409)	2,800
Excess tax expense from share-based payment arrangements	-	43	6
Deferred income taxes	72	624	1,685
Other, net	(10)	(692)	(707)
Cash provided by operating activities	57	1	911

Cash flows from investing activities:
Purchase of available for sale securities	(4,900)	(3,013)	(5,995)
Proceeds from maturities of available for sale securities	4,000	2,388	6,700
Proceeds from sale of available for sale securities	10	2,000	2,036
Other, net	783	(937)	(1,985)
Cash (used in) provided by investing activities	(107)	438	756

Cash flows from financing activities:
Treasury stock purchased	(74)	(68)	(2,626)
Cash dividends on common stock	(375)	-	(665)
Excess tax expense from share-based payment arrangements	-	(43)	(6)
Stock offering costs	(769)	-	-
Other, net	-	(122)	(6)
Cash used in financing activities	(1,218)	(233)	(3,303)

Net change in cash and cash equivalents	(1,268)	206	(1,636)

Cash and cash equivalents at beginning of year	3,583	3,377	5,013

Cash and cash equivalents at end of year	$2,315	$3,583	$3,377

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

NOTE 21.  QUARTERLY DATA (UNAUDITED)

Quarterly results of operations for the years ended December 31, 2010 and 2009 are as follows:

	Year Ended December 31, 2010				Year Ended December 31, 2009
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(In Thousands, Except Share Amounts)
Interest and dividend income	$9,732	$9,876	$10,058	$10,209	$10,458	$10,723	$11,176	$11,028

Interest expense	3,158	3,357	3,530	3,779	4,298	4,681	4,876	5,006

Net interest and dividend income	6,574	6,519	6,528	6,430	6,160	6,042	6,300	6,022

Provision for loan losses	210	270	252	170	200	700	1,440	490

Net interest and dividend income after provision for loan losses	6,364	6,249	6,276	6,260	5,960	5,342	4,860	5,532

Noninterest income	2,610	2,525	2,937	2,613	2,682	2,684	2,671	2,144

Noninterest expenses	7,542	7,674	8,165	8,137	7,759	7,607	8,445	7,594

Income (loss) before income taxes	1,432	1,100	1,048	736	883	419	(914)	82

Income tax provision (benefit)	473	262	335	243	263	41	(295)	26

Net income (loss)	$959	$838	$713	$493	$620	$378	$(619)	$56

Net income (loss) per common share:
Basic	$0.08	$0.07	$0.06	$0.04	$0.05	$0.03	$(0.05)	$-
Diluted	$0.08	$0.07	$0.06	$0.04	$0.05	$0.03	$(0.05)	$-

__________
Quarterly per share data may not add to annual data due to rounding.

NOTE 22.  SECOND STEP CONVERSION

Effective January 12, 2011, the Company completed its public stock offering and the concurrent conversion of Savings Institute Bank and Trust Company from the mutual holding company form of organization to the stock form of organization.  A total of 6,544,493 shares of common stock were sold in the subscription and community offerings at $8.00 per share, including 392,670 shares purchased by the Savings Institute Bank & Trust Company Employee Stock Ownership Plan.  Additional shares totaling 4,032,356 were issued in exchange for shares of the former SI Financial Group, Inc., at an exchange ratio of 0.8981.  Shares outstanding after the stock offering and the exchange total 10,576,849.  Shares of the new SI Financial Group, Inc. common stock began trading on January 13, 2011 on the Nasdaq Global Market under the trading symbol SIFID for a period of 20 trading days.  Thereafter, the trading symbol is SIFI.  As of December 31, 2010, reorganization and offering costs totaling  $769,000 were deferred and will be deducted from the proceeds of the stock offering.  The Company estimates an additional $1.2 million in reorganization costs that had not yet been recorded as of December 31, 2010.  At December 31, 2010, subscriptions received from the stock offering totaled $48.3 million and were held in escrow.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

The new SI Financial Group, Inc. retained 40% of the net proceeds and 60% of the net proceeds were distributed to the Bank.  New SI Financial Group, Inc. may use the proceeds it retains from the offering to pay cash dividends to shareholders; invest in securities; finance potential acquisitions of financial institutions or other businesses that are related to banking; and for other general corporate purposes, including contributing additional capital to the Bank.  Additionally, in connection with this transaction, a cash contribution of $500,000 was made to SI Financial Group Foundation, a charitable foundation dedicated to providing assistance with charitable causes to communities within our market area.  Under current OTS regulations, new SI Financial Group, Inc. may not repurchase shares of its common stock during the first year following the completion of the conversion and offering, except to fund equity benefit plans other than stock options, or, with prior regulatory approval, when extraordinary circumstances exist.

The Bank may use its net proceeds it receives from the offering to support internal growth through lending in the communities it serves; invest in securities; finance the possible expansion of its business activities; and for other general corporate purposes.  The Bank does not currently have any agreements or understandings regarding any specific acquisition transactions.

In future filings, prior period and per share amounts will be adjusted to give retroactive recognition of the share exchange ratio applied in the conversion.