Form 10-K, Exhibit 13
period 2011-12-31
SI Financial Group, Inc.
filed 2012-03-12
CIK 1500213

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding changes in the Company’s financial condition as of December 31, 2011 and 2010 and the results of operations for the years ended December 31, 2011, 2010 and 2009.  The information contained in this section should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this annual report.

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

◦
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

◦
Actively managing the balance sheet and diversifying the asset mix. The recent economic recession has underscored the importance of a strong balance sheet. The Company manages its balance sheet by: (1) prudently increasing the Bank's multi-family and commercial real estate and commercial business loan portfolios, which offer higher yields, shorter maturities and more sensitivity to interest rate fluctuations; (2) managing its interest rate risk by diversifying the type and maturity of its assets in its loan and investment portfolios and monitoring the maturities in its deposit portfolio; and (3) maintaining strong capital levels and liquidity. Multi-family and commercial real estate and commercial business loans increased $23.4 million, $35.5 million and $28.0 million for the years ended December 31, 2011, 2010 and 2009, respectively, and comprised 52.5% of total loans at December 31, 2011.  The Company intends to continue to pursue the opportunities from the many multi-family and commercial properties and businesses located in its market area.

◦
Continuing conservative underwriting practices and maintaining a high quality loan portfolio. The Bank believes that strong asset quality is a key to long-term financial success.  The Bank has sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts.  Nonperforming loans increased from $4.9 million at December 31, 2010 to $10.6 million at December 31, 2011 primarily due to the extended foreclosure process.  At December 31, 2011, nonperforming loans were 1.70% of the total loan portfolio and 1.11% of total assets.  Although the Bank intends to increase its multi-family and commercial real estate and commercial business lending, it intends to continue its philosophy of managing large loan exposures through conservative loan underwriting and credit administration standards.

◦
Increasing core deposits. The Bank’s primary source of funds is retail deposit accounts.  At December 31, 2011, 61.2% of the Bank's deposits were core deposits, consisting of demand, savings and money market accounts. The Bank values core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. Core deposits have continued to increase primarily due to the investments the Bank has made in its branch network, new product offerings, competitive interest rates and the movement of customer funds out of riskier investments, including the stock market. The Bank intends to continue to increase its core deposits and to focus on gaining market share in counties outside of Windham County by continuing to offer exceptional customer service, cross-selling its loan and deposit products and trust, insurance and investment services and increasing its commercial deposits from small and medium-sized businesses through additional business banking and cash management products.

◦
Supplementing fee income through expanded mortgage banking operations. The Company views the changing regulatory landscape and historically low interest rate environment as an opportunity to gain noninterest income by leveraging its expertise in originating residential mortgages and selling such increased originations in the secondary market. This strategy enables the Company to have a much larger lending capacity, provide a more comprehensive product offering and reduce the interest rate, prepayment and credit risks associated with originating residential loans for retention in its loan portfolio. Further, this strategy allows the Company to be more selective with the single-family residential loans that are held in portfolio. To accelerate this initiative, the Company hired two additional mortgage originators during 2011.

◦
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

Allowance for Loan Losses.  Determining the amount of allowance for loan losses necessarily involves a high degree of judgment.  Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectibility of the loan portfolio. The level of the allowance for loan losses fluctuates primarily due to changes in the size and composition of the loan portfolio and in the level of nonperforming loans, delinquencies, classified assets and loan charge-offs.  A portion of the allowance is established by segregating the loans by loan category and assigning allocation percentages based on our historical loss experience, delinquency trends, economic conditions and other qualitative factors.  The allocation percentages are re-evaluated quarterly to ensure their relevance in the current economic environment. Accordingly, increases in the size of the loan portfolio and the increased emphasis on commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance.  Additionally, a portion of the allowance is established based on the level of specific nonperforming loans and classified assets.

Although management believes that it uses the best information available to establish the allowance for loan losses, which is based on estimates that are susceptible to change, future additions to the allowance may be necessary as a result of changes in economic conditions and other factors.  Additionally, the Bank’s regulators, as a part of their examination process, periodically review the allowance for loan losses and may require the Bank to increase the allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease its allowance for loan losses by recognizing loan charge-offs.  See Notes 1 and 4 in the Company’s Consolidated Financial Statements for additional information.

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

The evaluation of securities for impairment is a quantitative and qualitative process, which is subject to risks and uncertainties and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties arise as changes in general economic conditions, the issuer’s financial condition or future prospects, the effects of changes in interest rates or credit spreads and the expected recovery period could differ from the assumptions used by management. Management evaluates securities for OTTI at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation.  See Notes 1 and 3 in the Company’s Consolidated Financial Statements for additional information.

Deferred Income Taxes.  The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  If current available information raises doubt as to the realization of the deferred tax asset, a valuation allowance is established.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities.  These judgments require the Company to make projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change.  A reduction in estimated future taxable income may require the Company to record a valuation allowance against its deferred tax asset.  A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.  See Notes 1 and 10 in the Company’s Consolidated Financial Statements.

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

	Years Ended December 31,
	2011			2010			2009
	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans (1) (2)	$621,363	$30,969	4.98%	$610,480	$33,381	5.47%	$624,647	$35,440	5.67%
Securities (3)	232,737	6,788	2.92	190,568	6,393	3.35	177,609	7,849	4.42
Other interest-earning assets	40,237	65	0.16	35,309	114	0.32	20,709	112	0.54
Total interest-earning assets	894,337	37,822	4.23	836,357	39,888	4.77	822,965	43,401	5.27

Noninterest-earning assets	52,115			51,584			47,377
Total assets	$946,452			$887,941			$870,342

Interest-bearing liabilities:
Deposits:
NOW and money market	$286,000	1,294	0.45	$240,592	1,618	0.67	$206,012	2,189	1.06
Savings (4)	48,413	197	0.41	64,415	295	0.46	62,717	408	0.65
Certificates of deposit (5)	278,687	5,771	2.07	302,706	7,524	2.49	318,029	10,586	3.33
Total interest-bearing deposits	613,100	7,262	1.18	607,713	9,437	1.55	586,758	13,183	2.25

Federal Home Loan Bank advances	107,555	3,779	3.51	115,152	4,214	3.66	131,460	5,461	4.15
Subordinated debt	8,248	336	4.07	8,248	173	2.10	8,248	217	2.63
Total interest-bearing liabilities	728,903	11,377	1.56	731,113	13,824	1.89	726,466	18,861	2.60

Noninterest-bearing liabilities	86,957			75,667			68,350
Total liabilities	815,860			806,780			794,816

Total shareholders' equity	130,592			81,161			75,526

Total liabilities and shareholders' equity	$946,452			$887,941			$870,342

Net interest-earning assets	$165,434			$105,244			$96,499

Tax equivalent net interest income (3)		26,445			26,064			24,540
Tax equivalent interest rate spread (6)			2.67%			2.88%			2.67%
Tax equivalent net interest margin as a percentage of interest-earning assets (7)			2.96%			3.12%			2.98%
Average of interest-earning assets to average interest-bearing liabilities			122.70%			114.40%			113.28%
Less tax equivalent adjustment (3)		(2)			(13)			(16)
Net interest income		$26,443			$26,051			$24,524

(1) Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale and excludes the allowance for loan losses.
(2) Loan fees are included in interest income and are immaterial.
(3) Municipal securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of income.

(4) Includes mortgagors' and investors' escrow accounts.
(5) Includes brokered deposits.
(6) Tax equivalent net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
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

	2011 Compared to 2010			2010 Compared to 2009
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Rate	Volume	Net	Rate	Volume	Net
	(In Thousands)
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)	$(2,998)	$586	$(2,412)	$(1,266)	$(793)	$(2,059)
Securities (3)	(904)	1,299	395	(1,997)	541	(1,456)
Other interest-earning assets	(63)	14	(49)	(57)	59	2
Total interest-earning assets	(3,965)	1,899	(2,066)	(3,320)	(193)	(3,513)

Interest-bearing liabilities:
Interest expense:
Deposits (4)	(1,811)	(364)	(2,175)	(3,593)	(153)	(3,746)
Federal Home Loan Bank advances	(164)	(271)	(435)	(611)	(636)	(1,247)
Subordinated debt	163	—	163	(44)	—	(44)
Total interest-bearing liabilities	(1,812)	(635)	(2,447)	(4,248)	(789)	(5,037)

Change in net interest income (5)	$(2,153)	$2,534	$381	$928	$596	$1,524

(1) Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.
(2) Loan fees are included in interest income and are immaterial.
(3) Municipal securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of income.

(4) Includes mortgagors' and investors' escrow accounts.
(5) Includes brokered deposits.

Comparison of Financial Condition at December 31, 2011 and December 31, 2010

Assets:
Summary. Total assets increased $28.6 million, or 3.1%, to $955.0 million at December 31, 2011 from $926.4 million at December 31, 2010, primarily due to increases of $50.8 million in available for sale securities and $12.4 million in net loans receivable, offset by decreases of $29.9 million in cash and cash equivalents, $1.8 million in loans held for sale, $1.5 million in other assets and $1.1 million in net deferred tax asset.  Cash and cash equivalents decreased and securities increased as subscription funds received from the stock offering and funds from deposit growth were deployed to purchase primarily U.S. government and agency obligations and mortgage-backed securities and Small Business Administration ("SBA") and United States Department of Agriculture ("USDA") loans that are fully guaranteed by the U.S. government. At December 31, 2010, other assets included prepaid expenses related to the stock offering that offset stock offering proceeds during 2011. The reversal of temporary book versus tax differences and the decrease in net unrealized losses on available for sale securities resulted in a decrease in the net deferred tax asset.

Loans Receivable, Net.  Net loans receivable increased $12.4 million during 2011 compared to 2010. Loan originations totaled $147.2 million for 2011, an increase of $25.2 million, or 20.6%, over 2010. Changes in the loan portfolio consisted of the following:

◦
Residential Mortgage Loans.  Residential mortgage loans comprise 39.8% of total loans at December 31, 2011.  Residential mortgage loans decreased $23.5 million, or 8.7%, due to the sale of $48.9 million in residential mortgage loans from current production during 2011, offset by $81.1 million in residential mortgage loan originations during 2011.

◦
Commercial Loans.  At December 31, 2011, the commercial loan portfolio, which includes multi-family and commercial real estate and commercial business loans, represented 52.5% of the Company’s total loan portfolio.  Multi-family and commercial real estate loans decreased $1.6 million, or 1.0%.  Commercial business loans increased $25.0 million for 2011 as a result of the purchase of $41.2 million in SBA and USDA loans that are fully guaranteed by the U.S. government.  Loan originations for commercial real estate and commercial business loans were $38.6 million and $16.7 million, respectively, during 2011.

◦
Consumer Loans.  Consumer loans represented 5.8% of the Company’s total loan portfolio and increased $7.3 million, or 25.4%, resulting from an increase in home equity lines of credit and the purchase of $5.8 million of indirect automobile loans.  Loan originations for consumer loans were $10.9 million for 2011.

The allowance for loan losses totaled $5.0 million at December 31, 2011 compared to $4.8 million at December 31, 2010.  The ratio of the allowance for loan losses to total loans increased from 0.79% at December 31, 2010 to 0.80% at December 31, 2011.

Liabilities.  Total liabilities decreased $20.8 million, or 2.5%, to $824.5 million at December 31, 2011 compared to $845.3 million at December 31, 2010 as subscription funds received in escrow at year-end 2010 totaling $48.3 million were transferred to shareholders' equity upon completion of the stock offering on January 12, 2011. Deposits increased $41.2 million, or 6.2%, which included increases in NOW and money market accounts of $58.2 million and noninterest-bearing deposits of $19.1 million, offset by decreases in savings accounts of $19.2 million and certificates of deposit of $16.9 million.  Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products.  Borrowings decreased $14.1 million from $122.4 million at December 31, 2010 to $108.3 million at December 31, 2011, resulting from net repayments of Federal Home Loan Bank advances.

Equity:
Summary.  Total shareholders’ equity increased $49.4 million from $81.1 million at December 31, 2010 to $130.5 million at December 31, 2011.  The increase in shareholders’ equity was attributable to net stock offering proceeds of $50.3 million, earnings of $2.4 million and a decrease in net unrealized losses on available for sale securities aggregating $653,000 (net of taxes), offset by the funding of the employee stock ownership plan of $3.1 million, dividends of $1.2 million and an increase in net unrealized losses on an interest rate swap derivative of $220,000.

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

Accumulated Other Comprehensive Loss.  Accumulated other comprehensive loss is comprised of the unrealized gains and losses on available for sale securities, net of taxes and unrealized gains and losses on derivative instruments, net of taxes.  Net unrealized losses on available for sale securities, net of taxes, totaled $370,000 at December 31, 2011 compared to net unrealized losses on available for sale securities, net of taxes, of $1.0 million at December 31, 2010.  Unrealized holding losses on available for sale securities primarily resulted from a decline in the market value of the debt securities portfolio, which was recognized in accumulated other comprehensive loss on the consolidated balance sheet and a component of comprehensive income on the consolidated statements of comprehensive income.  A majority of the unrealized losses relate to collateralized debt obligations and non-agency mortgage-backed securities.  The Company does not intend to sell such securities and it is more likely than not that it will not be required to sell such securities prior to the recovery of its amortized cost basis, which may be at maturity, less any credit losses.  Net unrealized loss on derivative instruments, net of taxes, totaled $305,000 and $85,000 at December 31, 2011 and 2010, respectively.

Comparison of Operating Results for the Years Ended December 31, 2011 and 2010

General. The Company’s results of operations depends primarily on net interest income, which is the difference between the interest income earned on the Company’s interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings.  The Company also generates noninterest income such as gains on the sale of securities, fees earned from mortgage banking activities, fees from deposit and trust and investment management services, insurance commissions and other fees.  The Company’s noninterest expenses primarily consist of employee compensation and benefits, occupancy, computer services, furniture and equipment, outside professional services, electronic banking fees, marketing and other general and administrative expenses.  The Company’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, governmental policies and actions of regulatory agencies.

The Company recorded net income of $2.4 million for 2011, a decrease of $586,000, compared to net income of $3.0 million for 2010.

Interest and Dividend Income.  Total interest and dividend income decreased $2.1 million, or 5.2%, for 2011, primarily due to a 54 basis point decrease in yield on interest-earning assets to 4.23%.  Lower market interest rates contributed to decreases in the yield of 49 basis points on loans, 43 basis points on securities and 16 basis points on federal funds and other interest-earning assets during 2011. Additionally, the yield on loans was negatively impacted by the increase in unrecognized interest related to nonaccrual loans.  Average interest-earning assets increased $58.0 million to $894.3 million in 2011, due to a higher average balance of securities, loans and other interest-earning assets of $42.2 million, $10.9 million and $4.9 million, respectively.

Interest Expense.  Interest expense decreased $2.4 million, or 17.7%, to $11.4 million for 2011 compared to $13.8 million in 2010, primarily due to lower rates paid on interest-bearing liabilities, offset by a higher average balance of deposits.  Average rates declined as a result of the lower interest rate environment during 2011.  Average interest-bearing deposits rose $5.4 million and the average rate decreased 37 basis points.  An increase in the average balance of NOW and money market accounts totaling $45.4 million contributed to the increase in the average balance for deposit accounts, as customers shifted from certificates of deposit to NOW and money market accounts.  The average rate on these deposits decreased 22 basis points to 0.45%.  The average balance of certificates of deposit decreased $24.0 million and the average rate paid decreased 42 basis points to 2.07%.  The average balance of FHLB advances decreased $7.6 million and the average rate decreased 15 basis points to 3.51% for 2011.  The lower rate on FHLB advances was attributable to the prepayment or modification of certain higher rate advances. Impacted by the interest rate swap, the average rate on subordinated debt increased 197 basis points to 4.07%.

Provision for Loan Losses.  The provision for loan losses increased $656,000 to $1.6 million in 2011.  The higher provision resulted from increases in net loan charge-offs and nonperforming loans for 2011, offset by a decrease in specific loan loss allowances.  For 2011, net loan charge-offs totaled $1.4 million, consisting primarily of residential and commercial mortgage loan charge-offs, compared to $994,000 for 2010. Specific loan loss allowances relating to impaired loans decreased to $245,000 at December 31, 2011, compared to $502,000 at December 31, 2010. At December 31, 2011, nonperforming loans totaled $10.6 million, compared to $4.9 million at December 31, 2010.  An increase in nonperforming residential and commercial mortgage loans of $2.7 million and $2.3 million, respectively, contributed to the higher balance of nonperforming loans at December 31, 2011. Unfavorable economic conditions and Connecticut's extended foreclosure process continue to have a negative impact on the Company’s residential and commercial real estate loan portfolio.

Noninterest Income.  Total noninterest income increased $442,000 to $11.1 million in 2011.  The following table shows the components of noninterest income and the dollar and percentage changes from 2010 to 2011.

	Years Ended December 31,		Change
	2011	2010	Dollars	Percent
	(Dollars in Thousands)
Service fees	$4,820	$5,093	$(273)	(5.4)%
Wealth management fees	4,108	4,083	25	0.6
Increase in cash surrender value of bank-owned life insurance	289	290	(1)	(0.3)
Net gain on sale of securities	486	878	(392)	(44.6)
Net impairment losses recognized in earnings	(148)	(492)	344	(69.9)
Mortgage banking	814	1,090	(276)	(25.3)
Net gain (loss) in fair value on trading securities and derivatives	195	(429)	624	(145.5)
Net loss on disposal of equipment	(41)	(5)	(36)	720.0
Other	604	177	427	241.2
Total noninterest income	$11,127	$10,685	$442	4.1%

Service fees decreased $273,000 as a result of a reduction in overdraft privilege fees, offset by an increase in fees associated with higher electronic banking usage. Wealth management fees increased $25,000 principally due to the Bank's new retirement product introduced during 2011. Despite comparable fixed-rate residential mortgage loan sales in 2011 compared to 2010, mortgage banking fees declined as a result of a reduction in proceeds received on the sales. The Company recorded other-than-temporary impairment charges of $148,000 on one mortgage-backed security and one collateralized debt obligation during 2011, compared to $492,000 on one non-agency mortgage-backed security during 2010. The Company recognized gains of $195,000 for 2011, compared to losses of $429,000 for 2010, resulting from the change in fair value of derivative instruments and trading securities. During 2011, other noninterest income included a gain of $275,000 on the sale of loans held for investment and a gain of $122,000 related to death benefit proceeds from a bank-owned life insurance policy. Other noninterest income for 2011 was offset by impairment charges of $72,000 to reduce the carrying value in the Bank's small business investment company limited partnership, compared to impairment charges of $12,000 for the same period in 2010.

Noninterest Expenses.  Noninterest expenses increased $1.1 million for 2011 compared to 2010.  The following table shows the components of noninterest expenses and the dollar and percentage changes from 2010 to 2011.

	Years Ended December 31,		Change
	2011	2010	Dollars	Percent
	(Dollars in Thousands)
Salaries and employee benefits	$16,043	$15,487	$556	3.6%
Occupancy and equipment	5,838	5,628	210	3.7
Computer and electronic banking services	3,867	3,785	82	2.2
Outside professional services	1,054	944	110	11.7
Marketing and advertising	823	757	66	8.7
Supplies	467	491	(24)	(4.9)
FDIC deposit insurance and regulatory assessments	894	1,306	(412)	(31.5)
Contribution to SI Financial Group Foundation	500	—	500	N/A
Other	3,106	3,120	(14)	(0.4)
Total noninterest expenses	$32,592	$31,518	$1,074	3.4%

Noninterest expenses increased in 2011 primarily due to a $500,000 cash contribution to SI Financial Group Foundation, a charitable foundation dedicated to providing assistance to charitable causes within the communities we serve, in connection with the public stock offering and concurrent second-step conversion completed during the first quarter of 2011. Additional costs associated with salaries and benefits, occupancy and equipment and outside professional services contributed to the increase in noninterest expenses for 2011. Higher salaries and benefits were attributable to the addition of lending staff hired to build commercial loan relationships. An increase in occupancy and equipment expenses primarily related to equipment maintenance contracts, lease expense and greater snow removal and utility costs associated with poor weather conditions in the region during the first quarter of 2011. Higher legal costs, resulting from increased foreclosure activity and additional audit fees associated with Sarbanes Oxley compliance, contributed to an increase in outside professional services. A reduction in the Federal Deposit Insurance Corporation ("FDIC") deposit insurance assessment stemming from a new calculation methodology for 2011 offset increases in noninterest expenses.

Income Tax Provision.  For 2011, the Company’s income tax provision decreased to $1.0 million from $1.3 million for 2010 primarily as a result of lower taxable income and a tax-exempt gain on bank-owned life insurance proceeds. The effective tax rate was 29.3% and 30.4% for 2011 and 2010, respectively.

Comparison of Operating Results for the Years Ended December 31, 2010 and 2009

The Company recorded net income of $3.0 million for 2010, an increase of $2.6 million, compared to a net income of $435,000 for 2009.

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

Provision for Loan Losses.  The provision for loan losses decreased $1.9 million to $902,000 in 2010.  The lower provision resulted from a reduction in net loan charge-offs, predominately in commercial real estate loans, offset by an increase in specific loan loss allowances on nonperforming loans. For 2010, net loan charge-offs totaled $994,000, compared to $4.0 million for 2009.  Higher loan charge-offs for 2009 primarily related to two commercial construction relationships aggregating $2.9 million. Specific loan loss allowances relating to impaired loans increased to $502,000 at December 31, 2010 compared to $267,000 at December 31, 2009.  At December 31, 2010, nonperforming loans totaled $4.9 million, as compared to $3.0 million at December 31, 2009. Unfavorable economic conditions continue to have a negative impact on the Company's residential and commercial real estate loan portfolio and contribute to a decrease in credit quality related to our commercial business loans. The ratio of the allowance for loan losses to total loans decreased from 0.80% at December 31, 2009 to 0.79% at December 31, 2010.

Noninterest Income.  Total noninterest income increased $504,000 to $10.7 million in 2010.  The following table shows the components of noninterest income and the dollar and percentage changes from 2009 to 2010.

	Years Ended December 31,		Change
	2010	2009	Dollars	Percent
	(Dollars in Thousands)
Service fees	$5,093	$5,033	$60	1.2%
Wealth management fees	4,083	3,912	171	4.4
Increase in cash surrender value of bank-owned life insurance	290	294	(4)	(1.4)
Net gain on sale of securities	878	285	593	208.1
Net impairment losses recognized in earnings	(492)	(228)	(264)	115.8
Mortgage banking	1,090	707	383	54.2
Net loss in fair value on trading securities and derivatives	(429)	—	(429)	N/A
Net (loss) gain on disposal of equipment	(5)	99	(104)	(105.1)
Other	177	79	98	124.1
Total noninterest income	$10,685	$10,181	$504	5.0%

Higher sales volume of available for sale securities resulted in an increase in the net gain on the sale of securities during 2010.  Residential mortgage loan sales totaled $48.7 million for 2010 compared to $56.3 million for 2009. Despite the lower volume of sales in 2010, the Company recognized an increase in the fees from the sale of residential mortgage loans due to higher premiums received from loan sales in the secondary market. Trust service fees contributed to the increase in wealth management fees for 2010, primarily resulting from an increase in the market value of trust assets under management.  Service fees rose in response to higher electronic banking usage.  A decline in credit conditions resulted in  OTTI charges on one non-agency mortgage-backed security totaling $492,000 and $228,000 for 2010 and 2009, respectively.  The net loss in fair value on trading securities and derivatives resulted from the Company recognizing unrealized losses related to a decline in the fair value of two trading securities totaling $408,000 and derivative loan commitments and forward loan sale commitments totaling $21,000.  Other noninterest income was offset by impairment charges of $12,000 and $383,000, which were recorded to reduce the Bank’s carrying value in two small business investment company limited partnerships during 2010 and 2009, respectively.  Additionally, other noninterest income included a gain of $291,000 in death benefit proceeds received from a bank-owned life insurance policy during 2009.

Noninterest Expenses.  Noninterest expenses increased $113,000 for 2010 as compared to 2009.  The following table shows the components of noninterest expenses and the dollar and percentage changes from 2009 to 2010.

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

Noninterest expenses increased in 2010 primarily due to increases in computer services and electronic banking services and other noninterest expenses. Computer and electronic banking services expense increased due to higher telecommunication costs and transaction activity.  Other noninterest expenses increased as a result of an increase in costs associated with other real estate owned.  Noninterest expenses for 2009 reflected an FDIC-

imposed industry-wide five basis point special assessment of $393,000 and prepayment penalties totaling $111,000 for the early extinguishment of Federal Home Loan Bank borrowings. Salary expense and related payroll taxes were lower for 2010 compared to 2009 due to lower staffing levels and a reduction in share-based compensation expense.

Income Tax Provision.  For 2010, the Company's income tax provision was $1.3 million compared to $35,000 for 2009.  The income tax provision for 2010 resulted from higher taxable income, offset by a reduction in the Company's valuation allowance of $90,000 related to the expiration of unrealized federal charitable contribution and capital loss carry-forwards. The effective tax rate was 30.4% and 7.4% for 2010 and 2009, respectively.  The lower effective tax rate for 2009 was due to lower pre-tax net income and a tax-exempt gain on bank-owned life insurance proceeds.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short- and long-term nature.  The Bank's primary sources of funds consist of proceeds from the recent stock offering, deposit inflows, loan sales and repayments, maturities and sales of securities and FHLB borrowings.   While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, mortgage prepayments and loan and security sales are greatly influenced by general interest rates, economic conditions and competition.

The Bank regularly adjusts its investment in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of the Company’s asset/liability management, funds management and liquidity policies.  The Company’s policy is to maintain liquid assets less short-term liabilities within a range of 10.0% to 20.0% of total assets.  Liquid assets were 22.5% of total assets at December 31, 2011, primarily as a result of subscription funds received from the stock offering totaling $50.3 million.  Excess liquid assets are generally invested in interest-earning deposits and short- and intermediate-term securities.

The Bank’s most liquid assets are cash and cash equivalents.  The levels of these assets depend on the Bank’s operating, financing, lending and investing activities during any given period.  At December 31, 2011, cash and cash equivalents totaled $46.1 million.  Securities classified as available for sale, which provide additional sources of liquidity, totaled $220.2 million at December 31, 2011.  In addition, at December 31, 2011, the Bank had the ability to borrow $153.8 million from the FHLB, which includes overnight lines of credit of $10.0 million.  On that date, the Bank had FHLB advances outstanding of $100.1 million and no overnight advances outstanding. Additionally, the Bank has the ability to access the Federal Reserve Bank’s Discount Window on a collateralized basis and maintains a $7.0 million unsecured line of credit with a financial institution to access federal funds.  The Bank believes that its liquid assets combined with the available line from the FHLB provide adequate liquidity to meet its current financial obligations.

In addition, the Bank believes that its branch network, which is presently comprised of 21 full-service retail banking offices located throughout its primary market area, and the general cash flows from its existing lending and investment activities, will afford it sufficient long-term liquidity.

The Bank’s primary investing activities are the origination, purchase and sale of loans and the purchase and sale of securities.  For the year ended December 31, 2011, the Bank originated $147.2 million of loans and purchased $139.9 million of securities and $47.0 million of loans.  In fiscal 2010, the Bank originated $122.0 million of loans and purchased $91.7 million of securities and $54.0 million of loans.

At December 31, 2011, the Bank had $79.3 million in loan commitments outstanding, which included $31.2 million in commitments to grant loans, $23.2 million in unused home equity lines of credit, $18.0 million in commercial lines of credit, $5.7 million in undisbursed construction loans, $1.2 million in overdraft protection lines and $34,000 in standby letters of credit.

Financing activities consist primarily of activity in deposit accounts and in borrowed funds.   The increased liquidity needed to fund asset growth has been provided through increased deposits and through proceeds from the recently completed stock offering.  The net increase in total deposits, including mortgagors’ and investors’ escrow accounts, was $41.1 million and $1.8 million for the years ended December 31, 2011 and 2010, respectively. Certificates of deposit due within one year of December 31, 2011 totaled $115.3 million, or 16.4% of total deposits.  Management believes that the amount of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in longer-term certificates of deposit due to the uncertain interest rate environment.  To compensate, the Bank has increased the duration of its borrowings with the FHLB and offered attractive rates on certain certificates of deposit in an effort to extend the maturity of its deposits.  The Bank will be required to seek other sources of funds, including other certificates of deposit and lines of credit, if maturing certificates of deposit are not retained.  Depending on market conditions, the Bank may be required to pay higher rates on such deposits or other borrowings than are currently paid on certificates of deposit.  Additionally, a shorter duration in the securities portfolio may be necessary to provide liquidity to compensate for any deposit outflows.  The Bank believes, however, based on past experience, a significant portion of its certificates of deposit will be retained.  The Bank has the ability, if necessary, to adjust the interest rates offered to its customers in an effort to attract and retain deposits.

Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by the Bank and its local competitors and other factors.  The Bank generally manages the pricing of its deposits to be competitive and to increase core deposits and commercial banking relationships.  Occasionally, the Bank offers promotional rates on certain deposit products to attract deposits.  The Bank decreased FHLB advances by $14.1 million and $1.9 million for the years ended December 31, 2011 and 2010, respectively, with excess funds from the increase in deposits.

SI Financial Group, Inc. is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, SI Financial Group is responsible for paying any dividends declared to its shareholders and making payments on its subordinated debentures. SI Financial Group also may repurchase shares of its common stock in the future. SI Financial Group's primary sources of funds are the proceeds retained in the stock offering, interest and dividends on securities and dividends received from the Bank. The amount of dividends that the Bank may declare and pay to SI Financial Group in any calendar year, without the receipt of prior approval from the Office of the Comptroller of the Currency (“OCC”) but with prior notice to the OCC, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. SI Financial Group believes that such restriction will not have an impact on SI Financial Group's ability to meet its ongoing cash obligations. At December 31, 2011 and 2010, SI Financial Group had cash and cash equivalents of $15.1 million and $2.3 million, respectively.

In accordance with applicable regulations, the Company could not repurchase shares of its common stock during the first year following the completion of the offering, except to fund equity benefit plans other than stock options, or, with prior regulatory approval, when extraordinary circumstances exist. The Company repurchased 547 shares of the Company's common stock withheld on behalf of plan participants to satisfy tax withholding obligations related to the vesting of restricted shares at a cost of $5,000 during the year ended December 31, 2011.

The Bank has managed its capital to maintain strong protection for depositors and creditors.  The Bank is subject to various regulatory capital requirements administered by the OCC, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2011, the Bank exceeded all of its regulatory capital requirements and is considered “well capitalized” under regulatory guidelines.  As a savings and loan holding company regulated by the Federal Reserve Board ("FRB"), the Company is not subject to any separate regulatory capital requirements.  See Note 14 in the Company’s Consolidated Financial Statements for additional information relating to the Bank’s regulatory capital requirements.

Payments Due Under Contractual Obligations

The following table presents information relating to the Company’s payments due under contractual obligations as of December 31, 2011.

	Payments Due by Period
	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(In Thousands)
Federal Home Loan Bank advances	$7,000	$47,000	$39,069	$7,000	$100,069
Operating lease obligations (1)	1,391	2,479	1,931	5,628	11,429
Purchase obligations	822	1,718	1,823	469	4,832
Other long-term liabilities reflected on the balance sheet (2)	—	—	—	8,248	8,248
Total contractual obligations	$9,213	$51,197	$42,823	$21,345	$124,578

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

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  Financial instruments whose contract amounts represent credit risk at December 31, 2011 and 2010 are as follows:

	December 31,
	2011	2010
	(In Thousands)
Commitments to extend credit:
Future loan commitments	$31,211	$10,166
Undisbursed construction loans	5,673	6,708
Undisbursed home equity lines of credit	23,172	21,106
Undisbursed commercial lines of credit	17,995	12,239
Overdraft protection lines	1,190	1,311
Standby letters of credit	34	115
Total commitments	$79,275	$51,645

Future loan commitments at December 31, 2011 and 2010 included fixed rate loan commitments of $16.0 million and $6.1 million, respectively, at interest rates ranging from 3.00% to 6.25% and 3.50% to 5.75%, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The Company evaluates each customer’s creditworthiness on a case-

by-case basis.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.  Collateral held varies but may include residential and commercial property, accounts receivable, inventory, property, plant and equipment, deposits and securities.

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

The Bank is a limited partner in three small business investment corporations.  At December 31, 2011, the Bank’s remaining off-balance sheet commitment for the capital investments was $1.4 million.  See Note 12 in the Company’s Consolidated Financial Statements.

In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its eligible employees.  In conjunction with the "second step" public stock offering completed on January 12, 2011, the Company provided an additional loan to the ESOP totaling $3.1 million to purchase additional common shares to fund the ESOP. As of December 31, 2011, the Bank had repaid principal payments on the loan to the ESOP of $2.0 million.  Allocated shares, including shares committed to be allocated to participants, totaled 207,068 at December 31, 2011.  As of December 31, 2011, the amount of unallocated common shares held in suspense totaled 605,075, with a fair value of $6.0 million, which represents a commitment of the Bank to the ESOP.  See Note 11 in the Company’s Consolidated Financial Statements.

As of December 31, 2011, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.  See Note 12 in the Company’s Consolidated Financial Statements.

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

Quantitative and Qualitative Disclosures About Market Risk

Qualitative Aspects of Market Risk
The primary market risk affecting the financial condition and operating results of the Company is interest rate risk.  Interest rate risk is the exposure of current and future earnings and capital arising from movements in interest rates.  The Company manages the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. To reduce the volatility of its earnings, the Company has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. The Company’s strategy for managing interest rate risk generally is to emphasize the origination of adjustable-rate mortgage loans for retention in its loan portfolio. However, the ability to originate adjustable-rate loans depends to a great extent on market interest rates and borrowers’ preferences. As an alternative to adjustable-rate mortgage loans, the Company purchases variable-rate SBA and USDA loans in the secondary market that are fully guaranteed by the U.S. government.  These loans have a significantly shorter duration than fixed-rate mortgage loans. Fixed-rate mortgage loans typically have an adverse effect on interest rate sensitivity compared to adjustable-rate loans. Accordingly, the Company has sold more longer-term fixed-rate mortgage loans in the secondary market in recent periods to manage interest rate risk.  The Company may offer attractive rates for existing certificates of deposit accounts to extend their maturities. The Company also uses shorter-term investment securities and longer-term borrowings from the FHLB to help manage interest rate risk.

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

The table below sets forth an approximation of the Company’s exposure as a percentage of estimated net interest income for the next 12- and 24-month periods using interest income simulation. The simulation uses projected repricing of assets and liabilities at December 31, 2011 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities the Company holds, rising or falling interest rates have a significant impact on the prepayment speeds of the Company’s earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. The Company’s asset sensitivity would be reduced if prepayments slow and vice versa. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income at December 31, 2011.

	Percentage Change in Estimated Net Interest Income Over
	12 Months	24 Months
300 basis point increase in rates	3.38%	3.03%
Average 400 basis point increase in rates	2.15	3.04
50 basis point decrease in rates	(2.88)	(3.49)

Management believes that under the current rate environment, a change of interest rates downward of 200 basis points is a highly remote interest rate scenario. Therefore, management modified the limit and a 50 basis point decrease in interest rates was used. This limit will be re-evaluated periodically and may be modified as appropriate. The average 400 basis point increase in rates represents an instantaneous rate shock.

The basis point change in rates in the above table is assumed to occur evenly over the 12- and 24-month periods, with the exception of the average 400 basis point increase in rates which occurs in two steps of 200 basis point increase in each of years one and two in the simulation. As indicated by the results of the above scenarios, net interest income would be adversely affected (within our internal guidelines) in the 12- and 24-month periods if rates declined by 50 basis points. Conversely, net interest income would be positively impacted as indicated by both the 300 basis point increase and average 400 basis point increase in rate scenarios detailed above as a result of the Company's strategy to better position the balance sheet for the anticipated increase in market interest rates. The Company’s strategy for mitigating interest rate risk includes the purchase of adjustable-rate investment securities and SBA and USDA loans that will reprice in a rising rate environment, selling longer-term and lower fixed-rate residential mortgage loans in the secondary market and restructuring FHLB borrowings to current lower market interest rates while extending their duration. Additionally, the interest rate swap agreement used to hedge the interest rate of the Company's long-term variable-rate debt effectively converts the debt to a fixed-rate, which reflects favorably on net interest income in a rising rate environment.

Stock Performance Graph

The following graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Nasdaq Composite (U.S. Companies) and the SNL $500M - $1B Thrift Index.  Total return assumes the reinvestment of all dividends.  The graph assumes $100 was invested at the close of business on December 31, 2006.

SI Financial Group, Inc.

	Period Ending
Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11
SI Financial Group, Inc.	100.00	81.30	50.83	44.47	75.89	76.99
NASDAQ Composite	100.00	110.66	66.42	96.54	114.06	113.16
SNL Thrift $500M-$1B Index	100.00	79.06	58.62	55.10	60.48	57.08

Common Stock Information

The common stock of the Company is listed on NASDAQ Global Market ("NASDAQ") under the trading symbol "SIFI." As of March 2, 2012, there were 10,576,302 shares of common stock outstanding, which were held by approximately 897 shareholders of record.

The following table sets forth the market price and dividend information for the Company's common stock for the periods indicated, as reported by NASDAQ.

	Years Ended December 31,
	2011			2010
	Price Range		Dividends Declared	Price Range		Dividends Declared
	High	Low		High	Low
First Quarter	$10.50	$8.50	$0.03	$7.00	$4.75	$0.00
Second Quarter	10.53	9.67	0.03	6.90	5.90	0.03
Third Quarter	10.38	9.01	0.03	7.00	5.75	0.03
Fourth Quarter	9.90	8.76	0.03	8.95	5.49	0.03

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders of
SI Financial Group, Inc.

We have audited SI Financial Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. SI Financial Group, Inc. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the accounting principles generally accepted in the United States of America. A company's internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because if its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, SI Financial Group, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2011 consolidated financial statements of SI Financial Group, Inc. and our report dated March 9, 2012 expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 9, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
SI Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SI Financial Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), SI Financial Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 9, 2012 expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 9, 2012

SI FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)

	December 31,
	2011	2010
ASSETS:
Cash and due from banks:
Noninterest-bearing	$13,980	$11,204
Interest-bearing	34,432	2,287
Federal funds sold	—	64,830
Total cash and cash equivalents	48,412	78,321

Trading securities, at fair value	—	248
Available for sale securities, at fair value	230,814	180,036
Loans held for sale	5,558	7,371
Loans receivable (net of allowance for loan losses of $4,970 and $4,799 at December 31, 2011 and 2010, respectively)	618,626	606,214
Federal Home Loan Bank stock, at cost	8,388	8,388
Bank-owned life insurance	9,012	9,024
Premises and equipment, net	12,651	12,123
Goodwill and other intangibles	4,105	4,126
Accrued interest receivable	3,539	3,113
Deferred tax asset, net	4,614	5,729
Other real estate owned, net	976	1,285
Prepaid FDIC deposit insurance assessment	1,974	2,576
Other assets	6,378	7,855
Total assets	$955,047	$926,409

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$85,958	$66,845
Interest-bearing	615,968	593,869
Total deposits	701,926	660,714

Mortgagors' and investors' escrow accounts	3,291	3,425
Federal Home Loan Bank advances	100,069	114,169
Junior subordinated debt owed to unconsolidated trust	8,248	8,248
Stock offering escrow	—	48,325
Accrued expenses and other liabilities	10,996	10,424
Total liabilities	824,530	845,305

Commitments and contingencies (Notes 11 and 12)

Shareholders' Equity:
Preferred stock ($.01 par value; 1,000,000 shares authorized; none issued)	—	—
Common stock ($.01 par value; 35,000,000 and 67,357,500 shares authorized; 10,576,849 and 11,283,503 shares issued; 10,576,302 and 10,577,369 shares outstanding at December 31, 2011 and 2010, respectively)	106	126
Additional paid-in-capital	94,612	52,198
Unallocated common shares held by ESOP	(5,568)	(2,907)
Unearned restricted shares	(38)	(25)
Retained earnings	42,085	40,859
Accumulated other comprehensive loss	(675)	(1,108)
Treasury stock, at cost (547 and 706,134 shares at December 31, 2011 and 2010, respectively)	(5)	(8,039)
Total shareholders' equity	130,517	81,104
Total liabilities and shareholders' equity	$955,047	$926,409
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2011	2010	2009
Interest and dividend income:
Loans, including fees	$30,969	$33,381	$35,440
Securities:
Taxable interest	6,702	6,319	7,744
Tax-exempt interest	5	38	47
Dividends	79	23	42
Other	65	114	112
Total interest and dividend income	37,820	39,875	43,385

Interest expense:
Deposits	7,262	9,437	13,183
Federal Home Loan Bank advances	3,779	4,214	5,461
Subordinated debt	336	173	217
Total interest expense	11,377	13,824	18,861

Net interest income	26,443	26,051	24,524

Provision for loan losses	1,558	902	2,830

Net interest income after provision for loan losses	24,885	25,149	21,694

Noninterest income:
Total other-than-temporary impairment losses on securities	(1,841)	(492)	(894)
Portion of losses recognized in other comprehensive income	1,693	—	666
Net impairment losses recognized in earnings	(148)	(492)	(228)
Service fees	4,820	5,093	5,033
Wealth management fees	4,108	4,083	3,912
Increase in cash surrender value of bank-owned life insurance	289	290	294
Net gain on sale of securities	486	878	285
Mortgage banking	814	1,090	707
Net gain (loss) in fair value on trading securities and derivatives	195	(429)	—
Net (loss) gain on disposal of equipment	(41)	(5)	99
Other	604	177	79
Total noninterest income	11,127	10,685	10,181

Noninterest expenses:
Salaries and employee benefits	16,043	15,487	15,767
Occupancy and equipment	5,838	5,628	5,559
Computer and electronic banking services	3,867	3,785	3,477
Outside professional services	1,054	944	975
Marketing and advertising	823	757	791
Supplies	467	491	524
FDIC deposit insurance and regulatory assessments	894	1,306	1,756
Contribution to SI Financial Group Foundation	500	—	—
Other	3,106	3,120	2,556
Total noninterest expenses	32,592	31,518	31,405

Income before income tax provision	3,420	4,316	470
Income tax provision	1,003	1,313	35
Net income	$2,417	$3,003	$435

Earnings per share:
Basic	$0.24	$0.29	$0.04
Diluted	$0.24	$0.29	$0.04
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands)

	Years Ended December 31,
	2011	2010	2009

Net Income	$2,417	$3,003	$435

Other comprehensive income, net of tax:
Unrealized gains (losses) on available for sale securities:
Unrealized holding gains (losses) on available for sale securities	2,018	(58)	3,791
Less: reclassification adjustment for gains recognized in net income	(321)	(579)	(188)
Plus: credit portion of OTTI losses recognized in net income	98	325	151
Plus: noncredit portion of OTTI (losses) gains on available for sale securities	(1,142)	1,026	(440)
Net unrealized holding gains on available for sale securities	653	714	3,314
Net unrealized loss on interest-rate swap derivative	(220)	(85)	—
Other comprehensive income	433	629	3,314
Comprehensive income	$2,850	$3,632	$3,749

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in Capital	Unallocated Common Shares Held by ESOP	Unearned Restricted Shares	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Shareholders' Equity
	Shares	Dollars

Balance at December 31, 2008	12,563,750	$126	$52,103	$(3,553)	$(714)	$35,848	$(2,986)	$(7,897)	$72,927

Cumulative effect adjustment for change in accounting principle for impairment of securities	—	—	—	—	—	2,717	(2,717)	—	—
Net income	—	—	—	—	—	435	—	—	435
Other comprehensive income	—	—	—	—	—	—	3,314	—	3,314
Restricted shares activity	—	—	37	—	80	(117)	—	—	—
Equity incentive plan compensation	—	—	301	—	441	—	—	—	742
Allocation of 29,004 ESOP shares	—	—	(168)	323	—	—	—	—	155
Tax deficiency from share-based compensation	—	—	(43)	—	—	—	—	—	(43)
Treasury stock purchased (10,097 shares)	—	—	—	—	—	—	—	(68)	(68)
Balance at December 31, 2009	12,563,750	126	52,230	(3,230)	(193)	38,883	(2,389)	(7,965)	77,462

Cumulative effect adjustment for change in accounting principle for embedded credit derivatives	—	—	—	—	—	(652)	652	—	—
Net income	—	—	—	—	—	3,003	—	—	3,003
Other comprehensive income	—	—	—	—	—	—	629	—	629
Cash dividends declared ($0.09 per share)	—	—	—	—	—	(375)	—	—	(375)
Equity incentive plan compensation	—	—	89	—	168	—	—	—	257
Allocation of 29,004 ESOP shares	—	—	(121)	323	—	—	—	—	202
Treasury stock purchased (10,517 shares)	—	—	—	—	—	—	—	(74)	(74)
Balance at December 31, 2010	12,563,750	126	52,198	(2,907)	(25)	40,859	(1,108)	(8,039)	81,104

Exchange of common stock pursuant to reorganization and concurrent stock offering	(1,986,901)	(20)	42,311	—	—	—	—	8,039	50,330
Net income	—	—	—	—	—	2,417	—	—	2,417
Other comprehensive income	—	—	—	—	—	—	433	—	433
Cash dividends declared ($0.12 per share)	—	—	—	—	—	(1,191)	—	—	(1,191)
Restricted shares activity	—	—	22	—	(22)	—	—	—	—
Equity incentive plan compensation	—	—	91	—	9	—	—	—	100
Shares purchased by ESOP pursuant to reorganization (392,670 shares)	—	—	—	(3,141)	—	—	—	—	(3,141)
Allocation of 48,637 ESOP shares	—	—	(13)	480	—	—	—	—	467
Tax benefit from share-based compensation	—	—	3	—	—	—	—	—	3
Treasury stock purchased (547 shares)	—	—	—	—	—	—	—	(5)	(5)
Balance at December 31, 2011	10,576,849	$106	$94,612	$(5,568)	$(38)	$42,085	$(675)	$(5)	$130,517
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

	Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income	$2,417	$3,003	$435
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,558	902	2,830
Employee stock ownership plan expense	467	202	155
Equity incentive plan expense	100	257	742
Excess tax (benefit) expense from share-based compensation	(3)	—	43
Amortization (accretion) of investment premiums and discounts, net	650	394	(101)
Amortization of loan premiums and discounts, net	1,458	674	282
Depreciation and amortization of premises and equipment	1,947	1,971	1,926
Amortization of core deposit intangible	21	32	42
Net gain on sale of securities	(486)	(878)	(285)
Net (gain) loss on trading securities and derivatives	(195)	429	—
Deferred income tax provision (benefit)	891	(355)	275
Loans originated for sale	(47,134)	(55,634)	(56,732)
Proceeds from sale of loans held for sale	49,098	49,107	56,913
Net gain on sale of loans held for sale	(611)	(887)	(577)
Net gain on sale of loans held for investment	(275)	—	—
Net loss (gain) on disposal of equipment	41	5	(99)
Net loss (gain) on sales or write-downs of other real estate owned	236	534	(16)
Increase in cash surrender value of bank-owned life insurance	(289)	(290)	(294)
Gain on bank-owned life insurance proceeds	(122)	—	(291)
Other-than-temporary impairment losses on securities	148	492	228
Change in operating assets and liabilities:
Accrued interest receivable	(443)	228	380
Other assets	1,783	292	(4,480)
Accrued expenses and other liabilities	62	2,129	52
Net cash provided by operating activities	11,319	2,607	1,428

Cash flows from investing activities:
Purchases of available for sale securities	(139,919)	(91,716)	(95,071)
Proceeds from sales of available for sale securities	36,883	40,144	24,483
Proceeds from maturities of and principal repayments on available for sale securities	53,366	55,515	54,782
Net decrease in loans	23,016	52,031	41,803
Purchases of loans	(46,999)	(53,953)	(40,876)
Proceeds from sale of loans held for investment	7,966	—	—
Proceeds from sale of other real estate owned	954	3,685	1,865
Purchases of premises and equipment	(2,516)	(1,133)	(3,518)
Proceeds from bank-owned life insurance	603	—	565
Net cash paid for branch sale	—	—	(619)
Net cash (used in) provided by investing activities	(66,646)	4,573	(16,586)

Cash flows from financing activities:
Net increase in deposits	41,212	1,927	39,804
Net decrease in mortgagors' and investors' escrow accounts	(134)	(166)	(34)
Proceeds from Federal Home Loan Bank advances	23,000	23,355	37,300
Repayments of Federal Home Loan Bank advances	(37,100)	(25,286)	(60,800)
Net proceeds from common stock offering	2,774	47,556	—
Excess tax benefit (expense) from share-based compensation	3	—	(43)
Purchase of shares by ESOP pursuant to reorganization	(3,141)	—	—
Cash dividends on common stock	(1,191)	(375)	—
Treasury stock purchased	(5)	(74)	(68)
Net cash provided by financing activities	25,418	46,937	16,159

Net change in cash and cash equivalents	(29,909)	54,117	1,001
Cash and cash equivalents at beginning of year	78,321	24,204	23,203
Cash and cash equivalents at end of year	$48,412	$78,321	$24,204

Supplemental cash flow information:
Interest paid	$11,440	$13,857	$19,050
Income taxes paid, net	790	714	731
Transfer of stock offering escrow for issuance of common shares	47,556	—	—
Transfer of loans to other real estate owned	881	1,824	5,529

Branch sale:
The Company paid cash of $619,000 for the disposition of the following net liabilities related to the sale of its branch office located in Gales Ferry, Connecticut in 2009.

Assets:
Loans receivable	$3
Fixed assets, net	950
Other assets	96
Total assets	1,049

Liabilities:
Deposits	1,668
Total liabilities	1,668
Net liabilities	$619
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

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

Effective January 12, 2011, the Company completed its public stock offering and the concurrent conversion of the Bank from the mutual holding company form of organization to the stock form of organization (the "Conversion"). A total of 6,544,493 shares of common stock were sold in the subscription and community offerings at $8.00 per share, including 392,670 shares purchased by the Savings Institute Bank and Trust Company Employee Stock Ownership Plan (the "ESOP").  Additional shares totaling 4,032,356 were issued in exchange for shares of the former SI Financial Group, Inc., at an exchange ratio of 0.8981.  Shares outstanding after the stock offering and the exchange totaled 10,576,849.  Proceeds received from the stock offering totaled $50.3 million, net of costs of $2.0 million. Earnings per share and the weighted average common shares outstanding for the years ended December 31, 2010 and 2009 have been restated to reflect the exchange.

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

Reclassifications
Certain amounts in the Company’s consolidated financial statements have been reclassified to conform to the 2011 presentation.  Such reclassifications had no effect on net income.

Significant Group Concentrations of Credit Risk
Most of the Company’s activities are with customers located within eastern Connecticut.  The Company does not have any significant concentrations in any one industry or customer.  See Notes 3 and 4 for details relating to the Company’s investment and lending activities.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Cash and Cash Equivalents and Statements of Cash Flows
Cash and due from banks, federal funds sold and short-term investments with maturities at date of purchase of less than 90 days are recognized as cash equivalents in the statements of cash flows.  Federal funds sold generally mature in one day.  For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  Cash flows from loans and deposits are reported on a net basis.  The Company maintains amounts due from banks and federal funds sold that, at times, may exceed federally insured limits.  The Company has not experienced any losses from such concentrations.

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

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities that are held principally for the purpose of trading in the near term are classified as “trading securities.”  Trading securities are carried at fair value, with unrealized gains and losses recognized in earnings.  Interest and dividends are included in net interest income.  Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of taxes.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

At each reporting period, the Company evaluates securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other than temporary. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities.  Management also evaluates other facts and circumstances that may be indicative of an OTTI condition, such as the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuers.  OTTI is required to be recognized if (1) the Company intends to sell the security; (2) it is “more likely than not” that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. Marketable equity securities are

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other-than-temporary, the declines in fair value are reflected in earnings as realized losses.  For impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. For all other impaired debt securities, credit-related OTTI is recognized through earnings and noncredit-related OTTI is recognized in other comprehensive income, net of applicable taxes.  See Notes 3 and 15 for more details.

Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in capital stock of the FHLB.  Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost.  At its discretion, the FHLB may declare dividends on its stock.  The stock is redeemable at par by the FHLB and the Company’s ability to redeem the shares owned is dependent on the redemption practices of the FHLB.  The Company reviews its investment in FHLB stock for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.  No impairment charges were recognized for the years ended December 31, 2011, 2010 and 2009.

Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of amortized cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income.  Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold on the trade date and reported within mortgage banking activities on the accompanying statements of income.

Loans Receivable
Loans receivable are stated at current unpaid principal balances, net of the allowance for loan losses and deferred loan origination fees and costs.  Management has the ability and intent to hold its loans receivable for the foreseeable future or until maturity or pay-off.

A loan is impaired when, based on current information and events, it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis for residential and commercial mortgage loans and commercial business loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not typically identify individual consumer loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

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

Management's judgment in determining the adequacy of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  The allowance for loan losses is evaluated on a monthly basis by management and is based on the evaluation of the known and inherent risk characteristics and size and composition of the loan portfolio, the assessment of current economic and real estate market conditions, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, historical loan loss experience, the level of nonperforming loans, delinquencies, classified assets and loan charge-offs and evaluations of loans and other relevant factors.

The allowance for loan losses consists of the following key elements:

◦
Specific allowance for identified impaired loans.  For such loans that are identified as impaired, an allowance is established when the present value of expected cash flows (or observable market price of the loan or fair value of the collateral if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan.

◦
General valuation allowance.  The general component represents a valuation allowance on the remainder of the loan portfolio, after excluding impaired loans.  For this portion of the allowance, loans are segregated by category and assigned an allowance percentage based on historical loan loss experience adjusted for qualitative factors stratified by the following loan segments:  residential one- to four-family, multi-family and commercial real estate, construction, commercial business and consumer.   Management uses a rolling average of historical losses based on the time frame appropriate to capture relevant loss data for each loan segment.  This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; level of loan charge-offs and nonperforming loans; trends in terms of volume, nature and terms of loans; effects of changes in risk selection, underwriting standards and other changes in lending policies, procedures and practices; experience/ability and depth of lending management and staff and national and local economic trends and conditions.

The qualitative factors are determined based on the various risk characteristics for each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential – One- to Four-Family – The Bank does not originate conventional loans with loan-to-value ratios exceeding 95% and generally originates loans with loan-to-value ratios in excess of 80% only when secured by first liens on owner-occupied one- to four-family residences.  Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower.  The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality of this segment.

Multi-family and Commercial – Loans in this segment are originated for the purpose of acquiring, developing, improving or refinancing multi-family and commercial real estate where the property is the primary collateral securing the loan, and the income generated from the property is the primary repayment source.  The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment.  Payments on loans secured by income-producing properties

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

often depend on the successful operation and management of the properties. Management continually monitors the cash flows of these loans.

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

Consumer – Loans in this segment primarily include home equity lines of credit (representing both first and second liens), and, to a lesser extent, loans secured by marketable securities, passbook or certificate accounts, motorcycles, automobiles and recreational vehicles, as well as unsecured loans.  Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

In computing the allowance for loan losses, we do not assign a general valuation allowance to the SBA and USDA loans that we purchase as such loans are fully guaranteed.  These loans are included in commercial business loans. Such loans account for $127.4 million, or 20.5% of the loan portfolio at December 31, 2011.

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

Interest and Fees on Loans
Interest on loans is accrued and included in net interest income based on contractual rates applied to principal amounts outstanding.  Accrual of interest is discontinued when loan payments are 90 days or more past due, based on contractual terms, or when, in the judgment of management, collectibility of the loan or loan interest becomes uncertain.  Subsequent recognition of income occurs only to the extent payment is received subject to management's assessment of the collectibility of the remaining interest and principal.  A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectibility of interest and principal is no longer in doubt and the borrower has made regular payments in accordance with the terms of the loan over a period of at least six months.  Interest collected on nonaccrual loans is recognized only to the extent cash payments are received, and may be recorded as a reduction to principal if the collectibility of the principal balance of the loan is unlikely.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

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

The Company has characterized its interest rate swap as a cash flow hedge.  Cash flow hedges are used to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate fluctuations, and are recorded at fair value in other assets or liabilities within the Company’s balance sheets.  Changes in the fair value of these cash flow hedges are initially recorded as a component of other comprehensive income and subsequently reclassified into earnings when the hedged transaction affects earnings.  The ineffective portion of the gain or loss on derivative instruments, if any, is recognized in earnings.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

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

Other Real Estate Owned
Other real estate owned consists of properties acquired through, or in lieu of, loan foreclosure or other proceedings and is initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, the properties are held for sale and are carried at the lower of carrying amount or fair value less estimated costs of disposal.  Any write-down to fair value at the time of acquisition is charged to the allowance for loan losses.  Properties are evaluated regularly to ensure the recorded amounts are supported by current fair values, and a charge to operations is recorded as necessary to reduce the carrying amount to fair value less estimated costs to dispose.  Revenue and expense from the operation of other real estate owned and the provision to establish and adjust valuation allowances are included in noninterest expenses.  Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral. Gains or losses are included in noninterest expenses upon disposal.  See Note 5 for additional details related to other real estate owned.

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

Bank-owned Life Insurance
Bank-owned life insurance policies are presented on the consolidated balance sheets at cash surrender value. Changes in cash surrender value, as well as gains on the surrender of policies, are reflected in noninterest income on the consolidated statements of income and are not subject to income taxes.  See Note 11 for additional discussion.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Servicing
The Company services mortgage loans for others.  Mortgage servicing assets are recognized as separate assets when rights are acquired through purchase or retained through the sale of financial assets.  For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on fair value.  Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.  The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.  Capitalized servicing rights are reported in other assets and are amortized into mortgage banking income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

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

Servicing fee income is recorded for fees earned for servicing loans, which is included in mortgage banking income.  The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.

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

Goodwill and other intangibles are evaluated for impairment annually, or more frequently if events or changes in circumstances warrant such evaluation.  The Company identified the following two reporting units for evaluating goodwill impairment: (1) SI Trust Servicing and (2) the Bank excluding SI Trust Servicing. In prior years, the Colchester and New London branches were considered the reporting units for which goodwill impairment was evaluated. For 2011, it was determined that due to the synergies among the branches within the Bank's branch network, it was more appropriate that the branches should be aggregated and deemed a single reporting unit based on their economic characteristics.  In performing the goodwill impairment testing and measurement process to assess potential impairment in accordance with applicable guidance, the Company utilized an income approach to determine the fair value of each of the reporting units.  The income approach was based on discounted cash flows derived from assumptions of balance sheet and income statement activity, using observable market data to the extent available.  Management developed a financial forecast considering several long-term key business drivers, such as anticipated loan and deposit growth for the branch network and estimates of revenue and operating costs utilizing the current and projected revenue and cost structure.  Growth estimates for deposits and loans were based on a combination of historical trends and anticipated growth projections.  Weighted average interest rates for loans and deposits were utilized to calculate interest income and interest expense based on an analysis of the (1) average rate of interest for major product types and (2) anticipated run-off of existing accounts and projected interest rates at the time of maturity for certificates of deposit accounts.

The implied fair values based on the discounted cash flows were compared to the carrying balances of goodwill for each of the reporting units to determine impairment.  No reduction in the carrying value of goodwill was recognized during 2011 as a result of the goodwill impairment analysis. During 2010, the Company reduced the carrying value of goodwill related to its Colchester, Connecticut branch acquisition by $37,000 through a charge to earnings as a result of the goodwill impairment analysis.  During 2009, the Company reduced the carrying value of

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

goodwill related to its New London, Connecticut branch acquisition by $57,000 through a charge to earnings as a result of the goodwill impairment analysis.  The impairment charges had no effect on the Company’s cash balances or liquidity.  In addition, as goodwill and other intangible assets are not included in the calculation of regulatory capital, the regulatory ratios of the Bank were not affected by these impairment charges.

Other Investments
The Company is a limited partner in three Small Business Investment Companies (“SBICs”), which are licensed by the Small Business Administration.  They provide mezzanine financing and private equity investments to small companies which may not otherwise qualify for standard bank financing.  The Company records its investment in the SBICs at cost and evaluates its investment for impairment on a quarterly basis.  Impairment that is considered by management to be other-than-temporary, results in a write-down of the investment which is recognized as a charge to earnings.  See Note 12 regarding the Bank's investment in and outstanding capital commitments to the limited partnerships.

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

Employee Stock Ownership Plan
The loans to the Employee Stock Ownership Plan ("ESOP") are repaid from the Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over an initial period of 15 to 20 years.  Unearned compensation applicable to the ESOP is reflected as a reduction of shareholders’ equity on the consolidated balance sheets. Compensation expense is recognized as ESOP shares are committed to be released and is based on the average fair market value of the shares during the period.  The difference between the average fair value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital. Unallocated ESOP shares are not considered outstanding for calculating earnings per share.  Dividends paid on allocated ESOP shares are charged to retained earnings and dividends paid on unallocated ESOP shares are used to satisfy debt service.  See Note 11 for additional discussion.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Income Taxes
Deferred income tax assets and liabilities are determined using the asset and liability (or balance sheet) method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities.  These judgments require the Company to make projections of future taxable income.  These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.

The Company does not have any uncertain tax positions which require accrual or disclosure at December 31, 2011 and 2010.  In accordance with the provisions of applicable accounting guidance, in future periods, the Company may record a liability for unrecognized tax benefits related to the recognition, derecognition or change in measurement of a tax position as a result of new tax positions, changes in management’s judgment about the level of uncertainty of existing tax positions, expiration of open income tax returns due to the statutes of limitation, status of examinations and litigation and legislative activity.  The Company has elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in the Company’s consolidated statements of income.  No interest or penalties were recorded for the years ended December 31, 2011, 2010 and 2009.

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

Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and certain cash flow hedges, are reported as a separate component of shareholders’ equity, such items, along with net income, are components of comprehensive income.  See Note 15 for components of other comprehensive income and the related tax effects.

Treasury Stock
Common stock shares repurchased are recorded as treasury stock at cost.

Earnings Per Share
Basic earnings per share is calculated by dividing the net income available to common stockholders by the weighted average number of common shares outstanding during the period.  Unvested restricted shares are considered outstanding in the computation of basic earnings per share since the shares participate in dividends and the rights to the dividends are non-forfeitable.  Diluted earnings per share is computed in a manner similar to basic earnings per share except that the weighted average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period.  The Company’s common stock equivalents relate solely to stock options.  Treasury shares and unallocated common shares held by the Bank's ESOP are not deemed outstanding for earnings per share calculations.

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented, and are not considered in diluted earnings per share calculations.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

The Company had 443,026 and 420,200 anti-dilutive common shares outstanding for the years ended December 31, 2011 and 2010, respectively. For the year ended December 31, 2009, all common stock equivalents were anti-dilutive and were not included in the computation of diluted earnings per share. The computation of earnings per share is as follows:

	Years Ended December 31,
	2011	2010	2009
	(In Thousands, Except Share Amounts)

Net income	$2,417	$3,003	$435
Weighted average common shares outstanding (1):
Basic	9,988,322	10,302,201	10,283,731
Effect of dilutive stock options	20,538	2,615	—
Diluted	10,008,860	10,304,816	10,283,731

Earnings per share (1):
Basic	$0.24	$0.29	$0.04
Diluted	$0.24	$0.29	$0.04

(1) The number of shares outstanding, and resulting earnings per share, for the years ended December 31, 2010 and 2009 have been restated to reflect that on January 12, 2011, each outstanding share was converted to 0.8981 shares of company common stock in connection with the Conversion.

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

Recent Accounting Pronouncements
A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring - In April 2011, the Financial Accounting Standards Board ("FASB") issued additional guidance to creditors in evaluating whether a modification or restructuring of a loan is a troubled debt restructuring to limit diversity in the application of GAAP which could adversely affect comparability of financial statements. The update provides guidance on (1) how to determine whether a creditor has granted a concession and (2) whether a borrower is experiencing financial difficulty. For public entities, the amendments were effective for the first interim or annual period beginning on or after June 15, 2011 and should be applied retrospectively to restructurings occurring on or after the beginning of the annual period of adoption. The adoption of this amendment did not have a material impact on the Company's consolidated financial statements. See Note 4 for additional disclosures.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements - In May 2011, the FASB amended its standard related to fair value measurement and disclosure requirements in accordance with GAAP and International Financial Reporting Standards. The amendments (1) change the wording used to describe many

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurement, (2) clarify the intent of the application of existing fair value measurement requirements and (3) change the requirements for measuring fair value and for disclosing information about fair value. The amendments are not intended to change the application of existing requirements for fair value measurement. The amendments should be applied prospectively effective during the first interim and annual periods beginning after December 15, 2011. The adoption of these amendments is not expected to have a material impact on the Company's consolidated financial statements.

Presentation of Comprehensive Income - In June 2011, the FASB amended its standard related to the presentation of comprehensive income. Under this amendment, an entity will have the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income in a single continuous statement or in two separate but consecutive statements. Regardless of which method an entity chooses, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and other comprehensive income are presented. Early adoption is permitted. The Company adopted this amendment, except for the deferral of the presentation of reclassification of items out of accumulated other comprehensive income to net income, as of December 31, 2011 with the presentation of separate consolidated statements of comprehensive income.

Testing of Goodwill for Impairment - In September 2011, the FASB amended its standard related to how entities test goodwill for impairment. Under this amendment, an entity is now permitted to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If after assessing the totality of events and circumstances, an entity determines it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. Under this amendment, an entity is no longer permitted to carry forward its detailed calculation of a reporting unit's fair value from a prior year. The amendments in this update are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The adoption of this amendment is not expected to have a material impact on the Company's consolidated financial statements.

Disclosures about Offsetting Assets and Liabilities - In December 2011, The FASB amended its standard related to disclosure requirements for offsetting assets and liabilities. Under this amendment, an entity will be required to disclose both gross and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. The amendments in this update are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by these amendments retrospectively for all comparative periods presented. The adoption of this amendment is not expected to have a material impact on the Company's consolidated financial statements.

NOTE 2.  RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits.  At December 31, 2011 and 2010, the Bank was required to maintain cash and liquid asset reserves of $858,000 and $559,000, respectively, and to maintain $3.0 million in the Federal Reserve Bank for clearing purposes to satisfy such reserve requirements at December 31, 2011 and 2010.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

NOTE 3.  SECURITIES

Trading securities:
During the third quarter of 2010, the Company elected to record two collateralized debt obligations at fair value and reclassified them to trading securities from available for sale securities in accordance with applicable guidance.  These securities had an aggregate carrying value and fair value of $248,000 at December 31, 2010.  Cumulative unrealized losses at the date of election totaling $652,000 were reclassified from accumulated other comprehensive loss to retained earnings as a cumulative effect adjustment resulting from a change in accounting principle.  These securities were sold during the quarter ended June 30, 2011. For the year ended December 31, 2011, the net gain in fair value on trading securities was $182,000, compared to a net loss in fair value on trading securities of $408,000 for the year ended December 31, 2010. The Company does not purchase securities with the intent of selling them in the near term.

Available for sale securities:
The amortized cost, gross unrealized gains and losses and fair values of available for sale securities at December 31, 2011 and 2010 are as follows:

	December 31, 2011
	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
U.S. Government and agency obligations	$88,917	$770	$(100)	$89,587
Government-sponsored enterprises	17,204	462	—	17,666
Mortgage-backed securities:(2)
Agency - residential	85,552	3,070	(178)	88,444
Non-agency - residential	7,766	21	(899)	6,888
Non-agency - HELOC	3,097	—	(559)	2,538
Corporate debt securities	14,094	240	(287)	14,047
Collateralized debt obligations	6,275	—	(3,358)	2,917
Obligations of state and political subdivisions	6,488	278	—	6,766
Tax-exempt securities	70	1	—	71
Foreign government securities	75	—	—	75
Total debt securities	229,538	4,842	(5,381)	228,999

Equity securities:
Equity securities - financial services	228	1	(24)	205
Equity securities - other	1,609	96	(95)	1,610
Total equity securities	1,837	97	(119)	1,815
Total available for sale securities	$231,375	$4,939	$(5,500)	$230,814

(1) Net of OTTI write-downs recognized in earnings.
(2) Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises (“GSEs”).  Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

	December 31, 2010
	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
U.S. Government and agency obligations	$23,399	$197	$(13)	$23,583
Government-sponsored enterprises	29,912	283	(202)	29,993
Mortgage-backed securities:(2)
Agency - residential	84,408	3,132	(170)	87,370
Non-agency - residential	11,039	127	(711)	10,455
Non-agency - HELOC	3,797	—	(598)	3,199
Corporate debt securities	14,502	252	(37)	14,717
Collateralized debt obligations	6,466	—	(3,934)	2,532
Obligations of state and political subdivisions	6,800	157	(52)	6,905
Tax-exempt securities	140	4	—	144
Foreign government securities	100	—	—	100
Total debt securities	180,563	4,152	(5,717)	178,998

Equity securities:
Equity securities - financial services	1,024	27	(13)	1,038
Total available for sale securities	$181,587	$4,179	$(5,730)	$180,036

(1) Net of OTTI write-downs recognized in earnings.
(2) Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises (“GSEs”) Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

At December 31, 2011 and 2010, government-sponsored enterprise securities with an amortized cost of $5.0 million and $4.0 million, respectively, and a fair value of $5.1 million and $4.1 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities by contractual maturities at December 31, 2011 are presented below.  Actual maturities of mortgage-backed securities ("MBS") may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties.  Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
	(In Thousands)
Within 1 year	$8,102	$8,171
After 1 but within 5 years	29,750	30,227
After 5 but within 10 years	9,600	9,722
After 10 years	85,671	83,009
	133,123	131,129
Mortgage-backed securities	96,415	97,870
Total debt securities	$229,538	$228,999

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

The following is a summary of realized gains and losses on the sale of securities for the years ended December 31, 2011, 2010 and 2009:

	Years Ended December 31,
	2011	2010	2009
	(In Thousands)
Gross gains on sales	$589	$1,096	$942
Gross losses on sales	(103)	(218)	(657)
Net gain on sale of securities	$486	$878	$285

The tax provision applicable to the above net realized gains amounted to $165,000, $299,000 and $97,000 for the years ended December 31, 2011, 2010 and 2009, respectively.   Proceeds from the sale of available for sale securities totaled $36.9 million, $40.1 million and $24.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The following tables present information pertaining to securities with gross unrealized losses at December 31, 2011 and 2010, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
December 31, 2011:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$32,390	$94	$415	$6	$32,805	$100
Mortgage-backed securities:
Agency - residential	8,241	111	1,969	67	10,210	178
Non-agency - residential	—	—	5,305	899	5,305	899
Non-agency - HELOC	—	—	2,538	559	2,538	559
Corporate debt securities	3,482	234	946	53	4,428	287
Collateralized debt obligations	—	—	2,917	3,358	2,917	3,358
Equity securities - financial services	169	24	—	—	169	24
Equity securities - other	708	95	—	—	708	95
Total	$44,990	$558	$14,090	$4,942	$59,080	$5,500

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

	Less Than 12 Months		12 Months Or More		Total
December 31, 2010:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$2,053	$4	$858	$9	$2,911	$13
Government-sponsored enterprises	16,636	202	—	—	16,636	202
Mortgage-backed securities:
Agency - residential	15,881	170	—	—	15,881	170
Non-agency - residential	2,805	9	6,512	702	9,317	711
Non-agency - HELOC	—	—	3,198	598	3,198	598
Corporate debt securities	3,667	37	—	—	3,667	37
Collateralized debt obligations	28	60	2,504	3,874	2,532	3,934
Obligations of state and political subdivisions	1,493	52	—	—	1,493	52
Equity securities - financial services	—	—	747	13	747	13
Total	$42,563	$534	$13,819	$5,196	$56,382	$5,730

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

At December 31, 2011, twenty-eight debt securities with gross unrealized losses have aggregate depreciation of approximately 8.5% of the Company’s amortized cost basis.  The majority of the unrealized losses related to the Company’s collateralized debt obligations and non-agency mortgage-backed securities.  For the years ended December 31, 2011, 2010 and 2009, the Company recognized $148,000, $492,000 and $228,000, respectively, of net impairment charges on investments deemed other-than-temporarily impaired. At December 31, 2011, eighty-one marketable equity securities were in a gross unrealized loss position. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements of whether the applicable investments within the Company’s securities portfolio were other-than-temporarily impaired at December 31, 2011.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

U.S. Government and Agency Obligations and Government–Sponsored Enterprises.  The unrealized losses on the Company’s U.S. Government and agency obligations and government-sponsored enterprises related primarily to a widening of the rate spread to comparable treasury securities.  The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell the securities before their anticipated recovery, which may be at maturity, the Company did not consider these securities to be other-than-temporarily impaired at December 31, 2011.

Mortgage-backed Securities - Agency - Residential. The unrealized losses on the Company’s agency–residential mortgage-backed securities were caused by increases in the rate spread to comparable treasury securities. The Company does not expect these securities to settle at a price less than the amortized cost basis of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before the recovery of their amortized cost basis, which may be at maturity, the Company did not consider these investments to be other-than-temporarily impaired at December 31, 2011.

Mortgage-backed Securities - Non-agency - Residential.  Despite significant improvement in the market, these securities continue to trade well below historic levels, particularly those backed by jumbo or hybrid loan collateral.  In particular, five non-agency residential mortgage-backed securities displayed market pricing significantly below book value or were rated below investment grade at December 31, 2011.  At December 31, 2011, management evaluated credit rating details for the tranche, as well as credit information on subordinate tranches, potential future credit losses and loss analyses.  Additionally, management reviewed reports prepared by an independent third party for certain non-agency mortgage-backed securities.  The Company previously recorded OTTI losses on one of these non-agency mortgage-backed securities totaling $1.1 million related to credit.  In 2011, the Company recorded OTTI losses of $86,000 on another non-agency mortgage-backed security. The Company has not recorded any further impairment losses as of December 31, 2011 because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity. The following table details the Company’s non-agency mortgage-backed securities that were rated below investment grade at December 31, 2011.

Security	Class (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (2)	Total Credit- Related OTTI (3)	Credit Support Coverage Ratios (4)
(Dollars in Thousands)
MBS 1	SSNR, AS	$2,181	$—	$(560)	$1,621	CCC	$86	0.31
MBS 2	SSUP, AS	22	11	—	33	D	1,059	0.00
MBS 3	PT, AS	304	—	(8)	296	CCC	—	0.56
MBS 4	CSTR	3,718	—	(331)	3,387	BB-	—	3.00
MBS 5	PT, AS	1,340	8	—	1,348	B	—	1.51
		$7,565	$19	$(899)	$6,685		$1,145

(1) Class definitions: PT - Pass Through, AS - Accelerated, SSNR - Super Senior, SSUP - Senior Support and CSTR - Collateral Strip Interest.
(2) The Company utilized credit ratings provided by Moody's, S&P and Fitch in its evaluation of issuers.
(3) The OTTI amounts provided in the table represent cumulative credit loss amounts through December 31, 2011.
(4) The credit support coverage ratio, which is the ratio that determines the multiple of credit support, is based on assumptions for the performance of the loans within the delinquency pipeline.  The assumptions used are: current collateral support/((60 day delinquencies x .60)+(90 day delinquencies x .70)+(foreclosures x 1.00) + (other real estate x 1.00)) x .40 for loss severity.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Mortgage-backed Securities - Non-agency - HELOC.  The unrealized loss on the Company’s non-agency - HELOC mortgage-backed security is related to one security whose market has been illiquid.  This security is collateralized by home equity lines of credit secured by first and second liens and insured by Financial Security Assurance.  At December 31, 2011, management evaluated credit rating details, collateral support and loss analyses.  All of the unrealized losses on this security relate to factors other than credit.  Because the Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell this security before the recovery of its amortized cost basis, which may be at maturity, the Company did not record an impairment loss at December 31, 2011.

Corporate Debt Securities. Substantially all of the corporate debt securities are rated investment-grade, including those in an unrealized loss position. Various factors were considered in assessing whether the Company expects to recover the amortized cost of corporate debt securities including, but not limited to, the strength of issuer credit ratings, the financial condition of guarantors and the length of time and the extent to which a security's fair value has been less than its amortized cost. Of the $287,000 in gross unrealized losses related to corporate debt securities, $53,000 related to securities that have been in an unrealized loss position for 12 months or more. Based on management's assessment, the Company expects to recover the entire amortized cost basis of all corporate debt securities that were in an unrealized loss position as of December 31, 2011.

Collateralized Debt Obligations.  The unrealized losses on the Company’s collateralized debt obligations related to investments in pooled trust preferred securities (“PTPS”).  The PTPS market has stabilized at depressed market values as a result of market saturation.  Transactions for PTPS have been limited and have occurred primarily as a result of distressed or forced liquidation sales. The securities were widely held by hedge funds and European banks and used to offset interest rate exposure tied to LIBOR. As the positions have unwound, an excess supply of these securities have saturated the market.

Management evaluated current credit ratings, credit support and stress testing for future defaults related to the Company’s PTPS.  Management also reviewed analytics provided by the trustee and independent OTTI reviews and associated cash flow analyses performed by an independent third party.  The unrealized losses on the Company’s PTPS investments were caused by a lack of liquidity, credit downgrades and decreasing credit support.  The increased number of bank and insurance company failures has decreased the level of credit support for these investments.  A number of lower tranche income issues have foregone payments or have received payment in kind through increased principal allocations.  However, the number of deferring securities has been decreasing and a number of reinstatements have occurred recently. In 2011, the Company recorded OTTI losses of $62,000 on one of the Company's PTPS investments. Based on the existing credit profile of the remainder of the Company's PTPS investments, management does not believe that these investments will suffer from any further credit-related losses.  Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, the Company did not record additional impairment losses as of December 31, 2011.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

The following table details the Company’s collateralized debt obligations that were rated below investment grade at December 31, 2011.

Security	Class	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (1)	Total Credit- Related OTTI (2)	% of Current Performing Collateral Coverage
(Dollars in Thousands)
CDO 1	B1	$1,000	$—	$(783)	$217	CCC-	$—	102.7
CDO 2	B3	1,000	—	(781)	219	CCC-	—	102.7
CDO 3	A2	2,578	—	(1,134)	1,444	CCC-	62	113.2
CDO 4	A1	1,697	—	(660)	1,037	CCC	—	144.9
		$6,275	$—	$(3,358)	$2,917		$62

(1) The Company utilized credit ratings provided by Moody's, S&P and Fitch in its evaluation of issuers.
(2) The OTTI amounts provided in the table represent cumulative credit loss amounts through December 31, 2011.

Equity Securities.  The Company’s investments in marketable equity securities consist of common stock of companies in the financial services sector and various other industries.   Management evaluated the near-term prospects of the issuers and the Company’s ability and intent to hold the investments for a reasonable period of time sufficient for an anticipated recovery of fair value.  Although certain issuers have shown declines in earnings as a result of the weakened economy, no issues have been identified that cause management to believe that the declines in market value are other-than-temporary at December 31, 2011. The following table summarizes OTTI losses on available for sale securities for the years ended December 31, 2011, 2010 and 2009.

	Years Ended December 31,
	2011			2010			2009
	PTPS	Non-agency MBS	Total	PTPS	Non-agency MBS	Total	PTPS	Non-agency MBS	Total
	(In Thousands)
OTTI related to credit loss recognized in net income	$(62)	$(86)	$(148)	$—	$(492)	$(492)	$(150)	$(78)	$(228)
OTTI related to noncredit (loss) gain recognized in other comprehensive income	(1,074)	(656)	(1,730)	852	702	1,554	(71)	(595)	(666)
Total OTTI (loss) gain on securities	$(1,136)	$(742)	$(1,878)	$852	$210	$1,062	$(221)	$(673)	$(894)

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

The following table presents a roll-forward of the balance of credit losses on the Company’s debt securities for which a portion of OTTI was recognized in other comprehensive income for the years ended December 31, 2011, 2010 and 2009.

	Years Ended December 31,
	2011	2010	2009
	(In Thousands)
Balance at beginning of year	$1,093	$1,787	$1,559
Reduction for securities transferred to trading during period	—	(1,186)	—
Amounts related to credit losses for which OTTI losses were not previously recognized	148	—	—
Additional credit losses for which OTTI losses were previously recognized	—	492	228
Reduction for securities sold during the period (realized)	(34)	—	—
Balance at end of year	$1,207	$1,093	$1,787

NOTE 4.  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio
The composition of the Company's loan portfolio at December 31, 2011 and 2010 is as follows:

	December 31,
	2011	2010
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$247,426	$270,923
Multi-family and commercial	158,384	160,015
Construction	12,290	6,952
Total real estate loans	418,100	437,890

Commercial business loans:
SBA and USDA guaranteed	127,359	116,492
Other	40,442	26,310
Total commercial business loans	167,801	142,802

Consumer loans:
Home equity	27,425	25,533
Indirect automobile	5,733	—
Other	2,824	3,167
Total consumer loans	35,982	28,700

Total loans	621,883	609,392

Deferred loan origination costs, net of fees	1,713	1,621
Allowance for loan losses	(4,970)	(4,799)
Loans receivable, net	$618,626	$606,214

The Company purchased commercial business loans totaling $41.2 million and $54.0 million during 2011 and 2010, respectively. During 2011, the Company purchased $5.8 million in consumer loans.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Allowance for Loan Losses
Changes in the allowance for loan losses for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total

	(In Thousands)

Balance at December 31, 2008	$906	$2,358	$1,533	$1,097	$153	$6,047
Provision for loan losses	336	234	1,615	(104)	749	2,830
Loans charged-off	(257)	(149)	(2,927)	(97)	(645)	(4,075)
Recoveries of loans previously charged-off	43	—	—	10	36	89
Balance at December 31, 2009	1,028	2,443	221	906	293	4,891
Provision for loan losses	171	464	136	47	84	902
Loans charged-off	(285)	(221)	(293)	(166)	(50)	(1,015)
Recoveries of loans previously charged-off	1	14	—	3	3	21
Balance at December 31, 2010	915	2,700	64	790	330	4,799
Provision for loan losses	530	228	15	588	197	1,558
Loans charged-off	(686)	(606)	(83)	(267)	(84)	(1,726)
Recoveries of loans previously charged-off	—	15	284	37	3	339
Balance at December 31, 2011	$759	$2,337	$280	$1,148	$446	$4,970

Further information pertaining to the allowance for loan losses at December 31, 2011 and 2010 is as follows:

December 31, 2011	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans deemed to be impaired and individually evaluated	$33	$107	$—	$105	$—	$245
Allowance for loans not deemed to be impaired and collectively evaluated	726	2,230	280	1,043	446	4,725
Total loan loss allowance	$759	$2,337	$280	$1,148	$446	$4,970

Loans deemed to be impaired and individually evaluated	$5,590	$8,650	$—	$654	$316	$15,210
Loans not deemed to be impaired and collectively evaluated	241,836	149,734	12,290	167,147	35,666	606,673
Total loans	$247,426	$158,384	$12,290	$167,801	$35,982	$621,883

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

December 31, 2010	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans deemed to be impaired and individually evaluated	$212	$290	$—	$—	$—	$502
Allowance for loans not deemed to be impaired and collectively evaluated	703	2,410	64	790	330	4,297
Total loan loss allowance	$915	$2,700	$64	$790	$330	$4,799

Loans deemed to be impaired and individually evaluated	$3,768	$6,169	$82	$116	$51	$10,186
Loans not deemed to be impaired and collectively evaluated	267,155	153,846	6,870	142,686	28,649	599,206
Total loans	$270,923	$160,015	$6,952	$142,802	$28,700	$609,392

Past Due Loans
The following represents an aging of loans at December 31, 2011 and 2010:

December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$4,065	$995	$3,835	$8,895	$238,531	$247,426
Multi-family and commercial	292	—	1,703	1,995	156,389	158,384
Construction	—	—	—	—	12,290	12,290
Commercial Business:
SBA and USDA guaranteed	2,729	327	—	3,056	124,303	127,359
Other	—	—	623	623	39,819	40,442
Consumer:
Home equity	—	—	269	269	27,156	27,425
Indirect automobile	—	—	—	—	5,733	5,733
Other	124	—	—	124	2,700	2,824
Total	$7,210	$1,322	$6,430	$14,962	$606,921	$621,883

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$2,387	$1,291	$2,364	$6,042	$264,881	$270,923
Multi-family and commercial	597	—	44	641	159,374	160,015
Construction	—	—	82	82	6,870	6,952
Commercial Business:
SBA and USDA guaranteed	10,718	—	—	10,718	105,774	116,492
Other	—	—	46	46	26,264	26,310
Consumer:
Home equity	25	50	—	75	25,458	25,533
Other	10	1	—	11	3,156	3,167
Total	$13,737	$1,342	$2,536	$17,615	$591,777	$609,392

The Company did not have any loans that were past due 90 days or more and still accruing at December 31, 2011 and 2010.

The Company reviews and establishes, if necessary, an allowance for certain impaired loans for the amount by which the present value of expected cash flows (or observable market price of loan or fair value of the collateral if the loan is collateral dependent) are lower than the carrying value of the loan.  For the periods presented, the Company concluded that certain impaired loans required no valuation allowance as a result of management’s measurement of impairment. No additional funds are committed to be advanced to those borrowers whose loans are impaired.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Impaired and Nonaccrual Loans
The following is a summary of impaired and nonaccrual loans at December 31, 2011 and 2010:

	Impaired Loans
December 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Nonaccrual Loans
	(In Thousands)
Impaired loans without valuation allowance:
Real Estate:
Residential - 1 to 4 family	$5,232	$5,536	$—	$5,232
Multi-family and commercial	4,757	5,215	—	3,795
Commercial business - Other	31	31	—	31
Consumer - Home equity	316	331	—	316
Total impaired loans without valuation allowance	10,336	11,113	—	9,374

Impaired loans with valuation allowance:
Real Estate:
Residential - 1 to 4 family	358	358	33	358
Multi-family and commercial	3,893	3,983	107	236
Commercial business - Other	623	623	105	623
Total impaired loans with valuation allowance	4,874	4,964	245	1,217

Total impaired loans	$15,210	$16,077	$245	$10,591

	Impaired Loans
December 31, 2010	Recorded Investment	Unpaid Principal Balance	Related Allowance	Nonaccrual Loans
	(In Thousands)
Impaired loans without valuation allowance:
Real Estate:
Residential - 1 to 4 family	$3,212	$3,212	$—	$2,345
Multi-family and commercial	1,513	1,513	—	853
Construction	82	990	—	82
Commercial business	116	201	—	116
Consumer	51	51	—	51
Total impaired loans without valuation allowance	4,974	5,967	—	3,447

Impaired loans with valuation allowance:
Real Estate:
Residential - 1 to 4 family	556	556	212	556
Multi-family and commercial	4,656	4,656	290	922
Total impaired loans with valuation allowance	5,212	5,212	502	1,478

Total impaired loans	$10,186	$11,179	$502	$4,925

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Additional information related to impaired loans is as follows:

	Year Ended December 31, 2011			Year Ended December 31, 2010
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
	(In Thousands)
Residential - 1 to 4 family	$5,739	$64	$29	$2,979	$5	$5
Multi-family and commercial	8,035	312	—	3,169	155	—
Construction	—	—	—	316	—	—
Commercial business - Other	421	—	—	165	5	5
Consumer - Home equity	196	—	—	—	—	—
Total	$14,391	$376	$29	$6,629	$165	$10

For the year ended December 31, 2009, the average recorded investment in impaired loans was $7.8 million, interest income recognized on impaired loans totaled $65,000 and interest income recognized on a cash basis was $61,000.

Credit Quality Information
The Company utilizes an eight-grade internal loan rating system for all loans in the portfolio, with the exception of its purchased SBA and USDA commercial business loans that are fully guaranteed by the U.S. government, as follows:

◦	Pass (Ratings 1-4): Loans in these categories are considered low to average risk.

◦	Special Mention (Rating 5): Loans in this category are starting to show signs of potential weakness and are being closely monitored by management.

◦
Substandard (Rating 6): Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged.  There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

◦
Doubtful (Rating 7):  Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

◦	Loss (Rating 8): Loans in this category are considered uncollectible and of such little value that their continuance as loans is not warranted.

Management periodically reviews the ratings described above and the Company’s internal audit function reviews components of the credit files, including the assigned risk ratings, of certain commercial loans as part of its loan review.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

The following tables present the Company’s loans by risk rating at December 31, 2011 and 2010.

December 31, 2011	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$240,904	$769	$5,753	$—	$—	$247,426
Multi-family and commercial	—	135,859	8,699	13,826	—	—	158,384
Construction	—	11,707	583	—	—	—	12,290
Total real estate loans	—	388,470	10,051	19,579	—	—	418,100

Commercial business loans:
SBA and USDA guaranteed	127,359	—	—	—	—	—	127,359
Other	—	34,788	3,977	1,677	—	—	40,442
Total commercial business loans	127,359	34,788	3,977	1,677	—	—	167,801

Consumer loans:
Home equity	—	27,109	—	316	—	—	27,425
Indirect automobile	—	5,733	—	—	—	—	5,733
Other	—	2,824	—	—	—	—	2,824
Total consumer loans	—	35,666	—	316	—	—	35,982

Total loans	$127,359	$458,924	$14,028	$21,572	$—	$—	$621,883

December 31, 2010	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$267,023	$834	$3,066	$—	$—	$270,923
Multi-family and commercial	—	134,484	16,260	9,271	—	—	160,015
Construction	—	6,504	366	82	—	—	6,952
Total real estate loans	—	408,011	17,460	12,419	—	—	437,890

Commercial business loans:
SBA and USDA guaranteed	116,492	—	—	—	—	—	116,492
Other	—	20,105	2,896	3,239	70	—	26,310
Total commercial business loans	116,492	20,105	2,896	3,239	70	—	142,802

Consumer loans:
Home equity	—	25,483	—	50	—	—	25,533
Other	—	3,166	—	1	—	—	3,167
Total consumer loans	—	28,649	—	51	—	—	28,700

Total loans	$116,492	$456,765	$20,356	$15,709	$70	$—	$609,392

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Troubled Debt Restructurings
A modified loan is considered a TDR when two conditions are met: 1) the borrower is experiencing documented financial difficulty and 2) concessions are made by the Company that would not otherwise be considered for a borrower with similar risk characteristics. The most common types of modifications include below market interest rate reductions, deferrals of principal and maturity extensions. Modified terms are dependent upon the financial position and needs of the individual borrower. If the modification agreement is violated, the loan is handled by the Company's Collections Department for resolution, which may result in foreclosure. The Company's determination of whether a loan modification is a TDR considers the individual facts and circumstances surrounding each modification.

The Company's nonaccrual policy is followed for TDRs. If the loan was current prior to modification, nonaccrual status would not be required. If the loan was on nonaccrual prior to modification or if the payment amount significantly increases, the loan will remain on nonaccrual for a period of at least six months. Loans qualify for return to accrual status once the borrower has demonstrated the willingness and the ability to perform in accordance with the restructured terms of the loan agreement for a period of not less than six months.

All TDRs are initially reported as impaired. Impaired and TDR classification may be removed if the borrower demonstrates compliance with the modified terms and the restructuring agreement specifies an interest rate equal to that which would be provided to a borrower with similar risk characteristics at the time of restructuring.

The following table provides information on loans modified as a TDR during the year ended December 31, 2011. As of December 31, 2011, information related to loans modified as a TDR is as follows:

			Allowance for
	Number	Recorded	Loan Losses
	of Loans	Investment (1)	(End of Period)
	(Dollars in Thousands)
Multi-family and commercial	3	$2,130	$12
Total	3	$2,130	$12

(1) There were no loan charge-offs or principal reductions during the modification process.

The following table provides, by type of modification, the recorded investment at December 31, 2011 of modified loans identified as TDRs.

Recorded Investment
(In Thousands)
Interest Rate Adjustments	$2,490
Principal Deferrals (1)	443
Combination of Rate and Payment (2)	2,124
Total	5,057

(1) Terms of modification include temporary interest-only payments with deferral of principal.
(2) Terms include combination of interest rate adjustments and interest-only payments with deferral of principal.

One commercial real estate loan totaling $437,000, which was modified as a TDR and included in the above table, was in payment default (defined as 90 days or more past due) during the year ended December 31, 2011. A partial loan charge-off in the amount of $458,000 was recorded on the aforementioned loan during the quarter ended December 31, 2011.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Related Party Loans
Related party transactions, including loans with related parties, are discussed in further detail in Note 13.

Loans Held for Sale
Total loans held for sale amounted to $5.6 million and $7.4 million, consisting of fixed-rate residential mortgage loans, at December 31, 2011 and 2010, respectively.

Loans Serviced for Others
The Company services certain loans that it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights.  Loans serviced for others are not included in the Company’s consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was determined using a discount rate of 9.43%, PSA prepayment speeds ranging from 221% to 575% and minimal anticipated credit losses. At December 31, 2011, 2010 and 2009, the aggregate of loans serviced for others amounted to $178.5 million, $148.6 million and $121.1 million, respectively.

The following summarizes mortgage servicing rights capitalized and amortized.

	Years Ended December 31,
	2011	2010	2009
	(In Thousands)
Balance at beginning of year	$977	$740	$423
Additions	460	439	475
Amortization	(260)	(202)	(158)
Balance at end of year	$1,177	$977	$740
Fair value of mortgage servicing assets	$1,462	$1,456	$1,113

Contractually specified servicing fees included in loan servicing fee income were $463,000, $374,000 and $286,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

NOTE 5.  OTHER REAL ESTATE OWNED

At December 31, 2011 and 2010, other real estate owned consisted of four residential and two commercial real estate properties which were held for sale. A summary of expenses applicable to other real estate operations for the years ended December 31, 2011, 2010 and 2009, is as follows:

	Years Ended December 31,
	2011	2010	2009
	(In Thousands)
Net loss (gain) from sales or write-downs of other real estate owned, net	$236	$534	$(16)
Other real estate expense, net of rental income	540	296	145
Expense from other real estate operations, net	$776	$830	$129

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2011 and 2010 are summarized as follows:

	December 31,
	2011	2010
	(In Thousands)
Land	$2,098	$2,098
Buildings	6,660	6,077
Leasehold improvements	7,822	7,786
Furniture and equipment	12,272	11,388
Construction in process	20	21
	28,872	27,370
Accumulated depreciation and amortization	(16,221)	(15,247)
Premises and equipment, net	$12,651	$12,123

At December 31, 2011, construction in process primarily related to incidental branch improvements.  There were no outstanding commitments for the construction of new branches at December 31, 2011 and 2010.

Depreciation and amortization expense was $1.9 million, $2.0 million and $1.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.  See Note 12 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements.

NOTE 7.  GOODWILL AND OTHER INTANGIBLES

Goodwill
Goodwill for the years ended December 31, 2011, 2010 and 2009 is summarized as follows:

	Years Ended December 31,
	2011	2010	2009
	(In Thousands)
Balance at beginning of year	$4,094	$4,131	$4,188
Impairment	—	(37)	(57)
Balance at end of year	$4,094	$4,094	$4,131

The Company’s goodwill relates to the acquisition of a third-party provider of trust outsourcing services in Vermont and two branch acquisitions in 2008.  Annually, or more frequently if events or changes in circumstances warrant such evaluation, the Company evaluates its goodwill for impairment.  As a result of the Company’s goodwill impairment evaluation, the Company recorded goodwill impairment of $37,000 relating to the Colchester branch acquisition during the year ended December 31, 2010 and $57,000 relating to the New London branch acquisition during the year ended December 31, 2009. No goodwill impairment was recorded for the year ended December 31, 2011.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Core Deposit Intangibles
In connection with the assumption of $18.4 million of deposit liabilities from the Colchester, Connecticut branch office acquisition in January 2008, the Bank recorded a core deposit premium intangible of $159,000.  The resulting core deposit premium intangible is amortized over five years using the sum-of-the-years-digits method.  Core deposit intangibles are summarized as follows:

	Years Ended December 31,
	2011	2010
	(In Thousands)
Core deposit intangible	$159	$159
Accumulated amortization	(148)	(127)
Core deposit intangible, net	$11	$32

Amortization expense was $21,000, $32,000 and $42,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

NOTE 8.  DEPOSITS

A summary of deposit balances, by type, at December 31, 2011 and 2010 is as follows:

	December 31,
	2011	2010
	(In Thousands)
Noninterest-bearing demand deposits	$85,958	$66,845

Interest-bearing accounts:
NOW and money market accounts	306,002	247,811
Savings accounts	37,329	56,495
Certificates of deposit (1)	272,637	289,563
Total interest-bearing accounts	615,968	593,869
Total deposits	$701,926	$660,714

(1) Includes brokered deposits of $4.0 million and $4.1 million at December 31, 2011 and 2010, respectively.

Certificates of deposit in denominations of $100,000 or more were $99.5 million at December 31, 2011 and 2010. Effective July 21, 2010, with the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the FDIC permanently raised deposit insurance levels to $250,000 per depositor.  Prior to the increase, deposits in excess of $100,000, with the exception of self-directed retirement accounts which are insured up to $250,000, were not federally insured.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Contractual maturities of certificates of deposit as of December 31, 2011 are summarized below (in thousands).

2012	$115,270
2013	78,310
2014	40,807
2015	20,347
2016	14,471
Thereafter	3,432
Total certificates of deposit	$272,637

A summary of interest expense, by account type, for the years ended December 31, 2011, 2010 and 2009 is as follows:

	Years Ended December 31,
	2011	2010	2009
	(In Thousands)
NOW and money market accounts	$1,294	$1,618	$2,189
Savings accounts (1)	197	295	408
Certificates of deposit (2)	5,771	7,524	10,586
Total	$7,262	$9,437	$13,183

(1) Includes interest expense on mortgagors' and investors' escrow accounts.
(2) Includes interest expense on brokered deposits.

Related Party Deposits
Reference Note 13 for a discussion of related party transactions, including deposits from related parties.

NOTE 9.  BORROWINGS

Federal Home Loan Bank Advances
As a member of the FHLB, the Bank has access to a pre-approved secured line of credit with the FHLB of $10.0 million and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy.  FHLB advances are secured by qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans.  In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances.  At December 31, 2011 and 2010, there were no advances outstanding under the line of credit.  Other outstanding advances from the FHLB aggregated $100.1 million and $114.2 million at December 31, 2011 and 2010, respectively, at interest rates ranging from 1.56% to 4.97% and 1.56% to 5.02%, respectively.

Junior Subordinated Debt Owed to Unconsolidated Trust
SI Capital Trust II (the “Trust”), a wholly-owned subsidiary of the Company, was formed on August 31, 2006.  The Trust had no independent assets or operations, and was formed to issue $8.0 million of trust securities and invest the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Company.  The trust preferred securities mature in 30 years and bear interest at three-month LIBOR plus 1.70%.  The Company may redeem the trust preferred securities, in whole or in part.

The Company entered into an interest rate swap agreement on July 1, 2010 to effectively convert the floating rate interest on its junior subordinated debentures to a fixed interest rate.  See Note 17 for a discussion of derivative instruments and hedging activities.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

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

The contractual maturities of borrowings, by year, at December 31, 2011 are as follows:

	FHLB Advances	Subordinated Debt	Total
	(Dollars in Thousands)
2012	$7,000	$—	$7,000
2013 (1)	23,000	—	23,000
2014	24,000	—	24,000
2015	26,069	—	26,069
2016	13,000	—	13,000
Thereafter (2)	7,000	8,248	15,248
Total	$100,069	$8,248	$108,317
Weighted average rate	3.38%	4.14%	3.43%

(1) Includes FHLB advance of $2.0 million that is callable during 2012.
(2) Includes FHLB advances of $3.0 million and $2.0 million that are callable during 2012 and 2013, respectively.

NOTE 10.  INCOME TAXES

The components of the income tax provision for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Years Ended December 31,
	2011	2010	2009
	(In Thousands)
Current income tax provision (benefit):
Federal	$108	$1,648	$(252)
State	4	20	12
Total current income tax provision (benefit)	112	1,668	(240)

Deferred income tax provision (benefit):
Federal	891	(355)	275
Total deferred income tax provision (benefit)	891	(355)	275
Total income tax provision	$1,003	$1,313	$35

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

A reconciliation of the anticipated income tax provision, based on the statutory tax rate of 34.0%, to the income tax provision as reported in the statements of income is as follows:

	Years Ended December 31,
	2011	2010	2009
	(Dollars in Thousands)
Income tax provision at statutory tax rate	$1,162	$1,467	$160
Increase (decrease) resulting from:
Dividends received deduction	(13)	(3)	(10)
Bank-owned life insurance	(139)	(99)	(199)
Tax-exempt income	(39)	(13)	(15)
Compensation and employee benefit plans	35	61	72
Nondeductible expenses	8	6	6
Change in valuation allowance	—	(90)	21
State taxes, net of federal tax benefit	2	13	8
Other	(13)	(29)	(8)
Total income tax provision	$1,003	$1,313	$35

Effective tax rate	29.3%	30.4%	7.4%

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities are presented below:

	Years Ended December 31,
	2011	2010
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,852	$1,753
Unrealized losses on available for sale securities	1,870	1,949
Unrealized losses on trading securities	—	475
Depreciation of premises and equipment	572	839
Other-than-temporary impairment	435	820
Charitable contribution carry-forward	153	—
Deferred compensation	2,064	1,775
Employee benefit plans	348	322
Capital loss carry-forward	—	30
Interest receivable on nonaccrual loans	107	185
Deferred other real estate owned expenses	137	124
Net unrealized loss on derivative instruments	157	44
Other	207	270
Total deferred tax assets	7,902	8,586
Less valuation allowance	(49)	(49)
Total deferred tax assets, net of valuation allowance	7,853	8,537

Deferred tax liabilities:
Unrealized gains on available for sale securities	1,679	1,421
Goodwill and other intangibles	319	201
Deferred loan costs	841	854
Mortgage servicing asset	400	332
Total deferred tax liabilities	3,239	2,808
Deferred tax asset, net	$4,614	$5,729

Due to the uncertainties of realization, the Company maintains a valuation allowance of $49,000 related to other-than-temporary impairment losses on certain equity securities at December 31, 2011.  At December 31, 2011, the Company’s charitable contribution carry-forward, primarily relates to a cash contribution to SI Financial Group Foundation, Inc. in 2011.  The utilization of charitable contributions for any tax year is limited to 10% of taxable income without regard to charitable contributions, net operating losses and dividend received deductions.  An organization is permitted to carry over contributions that exceed the annual 10% limitation as a deduction to the five succeeding tax years provided the organization has sufficient earnings.

Retained earnings at December 31, 2011 and 2010 includes a contingency reserve for loan losses of $3.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks.  Amounts transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred.  It is not anticipated that the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $1.3 million at December 31, 2011 and 2010 have not been recognized.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

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

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2008.

NOTE 11.  BENEFIT PLANS

Profit Sharing and 401(k) Savings Plan
The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees.  The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank.  An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank. Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100% vesting attained upon five years of service.  There were no profit sharing contributions for the years ended December 31, 2011, 2010 and 2009.

The Plan also includes a 401(k) feature.  Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations.  The Bank makes matching contributions equal to 50% of the participants’ contributions up to 6% of the participants’ earnings.  Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon.  Bank contributions were $260,000, $263,000 and $255,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Group Term Replacement Plan
The Bank maintains the Group Term Replacement Plan to provide a death benefit to executives designated by the Compensation Committee of the Board of Directors.  The death benefits are funded through certain insurance policies that are owned by the Bank on the lives of the participating executives.  The Bank pays the life insurance premiums, which fund the death benefits from its general assets, and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar endorsement policy.  The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less $50,000 pre-retirement and three times final annual compensation post-retirement not to exceed a specified dollar amount.  For purposes of the plan, annual compensation includes an executive’s base compensation, commissions and cash bonuses earned under the Bank’s bonus plan.  Participation in the plan ceases if an executive is terminated for cause or the executive terminates employment for reasons other than death, disability or retirement.  If the Bank wishes to maintain the insurance after a participant’s termination in the plan, the Bank will be the direct beneficiary of the entire death proceeds of the insurance policies. Total expense recognized under this plan was $40,000, $89,000 and $125,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Executive Supplemental Retirement Agreements – Defined Benefit
The Bank maintains unfunded supplemental defined benefit retirement agreements with its directors and members of senior management.  These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service.  Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78.  Total expense incurred under these agreements for the years ended December 31, 2011, 2010 and 2009 was $882,000, $810,000 and $826,000, respectively.

Performance-Based Incentive Plan
The Bank has an incentive plan whereby all employees are eligible to receive a bonus tied to both the Company and individual performance.  Non-discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee.  Total expense recognized was $366,000, $534,000 and $194,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Supplemental Executive Retirement Plan
The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan.  The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the complete scheduled repayment of the ESOP loan.  For the years ended December 31, 2011, 2010 and 2009, the President and Chief Executive Officer was designated by the Board of Directors to participate in the plan.  Total expense incurred under this plan was $11,000, $11,000 and $5,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Employee Stock Ownership Plan
In September 2004, the Bank established an ESOP for the benefit of its eligible employees.  The Company provided a loan to the Savings Institute Bank and Trust Company Employee Stock Ownership Plan of $4.9 million which was used to purchase 492,499 shares of the Company’s outstanding stock.  The loan bears interest equal to 4.75% and provides for annual payments of interest and principal over the 15-year term of the loan.

In January 2011, the Company completed its public stock offering in which outstanding shares of the former SI Financial Group, Inc. were exchanged at an exchange ratio of 0.8981 for shares of the new SI Financial Group Inc. At that time, the Company provided an additional loan to the Savings Institute Bank and Trust Employee Stock Ownership Plan of $3.1 million which was used to purchase 392,670 shares of the Company's common stock sold in the subscription and community offering. The new loan bears interest equal to 3.25% and provides for annual payments of interest and principal over the 20-year term of the loan.

At December 31, 2011, the remaining principal balance on the ESOP debt is payable as follows (in thousands):

2012	$435
2013	455
2014	475
2015	495
2016	516
Thereafter	3,659
Total	$6,035

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan.  The loan is secured by the shares purchased, which are held in a suspense account for allocation among participants as the loan is repaid.  Shares held by the ESOP include the following at December 31, 2011 and 2010:

	December 31,
	2011	2010
	(Dollars In Thousands)
Allocated	158,431	139,480
Committed to be allocated	48,637	29,004
Unallocated	605,075	261,042
Total shares	812,143	429,526
Fair value of unallocated shares	$5,960	$2,567

Shares held by the ESOP at December 31, 2010 have been restated to reflect that on January 12, 2011, each share was converted to 0.8981 shares of company common stock in connection with the Conversion.

Total compensation expense recognized in connection with the ESOP was $467,000, $202,000 and $155,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Equity Incentive Plan
The 2005 Equity Incentive Plan (the “Incentive Plan”) allows the Company to grant up to 552,891 stock options and 221,154 shares of restricted stock to its employees, officers, directors and directors emeritus.  The number of shares noted is reflective of the conversion exchange rate of 0.8981. Both incentive stock options and non-statutory stock options may be granted under the plan.  All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant.  At December 31, 2011, a total of 47,004 stock options were available for future grants.  For the years ended December 31, 2011, 2010 and 2009, the Company recognized share-based compensation expense related to the stock option and restricted stock awards of $100,000, $257,000 and $742,000, respectively.

There were 67,500 stock options granted during the year ended December 31, 2011 and 62,861 stock options granted during the year ended December 31, 2010. The number of shares noted is reflective of the conversion exchange rate of 0.8981.  There were no stock options granted during the year ended December 31, 2009. The fair value of each option was determined at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	2011	2010
Expected term (years)	10.00	10.00
Expected dividend yield	1.70%	1.50%
Expected volatility	39.27%	38.98%
Risk-free interest rate	3.36%	3.70%
Fair value of options granted	$4.04	$2.55

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

The following is a summary of activity for the Company’s stock options for the year ended December 31, 2011:

	Shares (1)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)

Options outstanding at beginning of year	446,122	$10.64
Options granted	67,500	9.41
Options forfeited	(7,735)	11.01
Options outstanding at end of year	505,887	$10.47	4.86
Options exercisable at end of year	383,436	$11.23	3.66

(1) The number of options reflects the conversion of 0.8981 shares of company common stock in connection with the Conversion.

There were no options exercised for each of the years ended December 31, 2011 and 2010.  The intrinsic value of stock options outstanding and exercisable at December 31, 2011 was $291,000 and $52,000, respectively.  At December 31, 2011, there was $291,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted average period of 1.9 years.

The following table presents the summary of activity for the Company’s unvested restricted shares for the year ended December 31, 2011.

	Shares (1)	Weighted Average Grant Date Fair Value

Unvested restricted shares at beginning of year	6,467	$4.64
Restricted shares granted	2,334	9.50
Restricted shares vested	(1,617)	4.64
Restricted shares forfeited	—	—
Unvested restricted shares at end of year	7,184	$6.22

(1) The number of restricted shares reflects the conversion of 0.8981 shares of company common stock in connection with the Conversion.

At December 31, 2011, there were no shares available for future grants.  The aggregate fair value of restricted stock awards that vested during the years ended December 31, 2011, 2010 and 2009 was $15,000, $281,000 and $267,000, respectively.  At December 31, 2011, there was $38,000 of total unrecognized compensation costs related to unvested restricted stock awards granted under the Incentive Plan, which is expected to be recognized over a weighted average period of 1.8 years.

Bank-Owned Life Insurance
The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers.  The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans.  The

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Company’s investment in bank-owned life insurance does not exceed the regulatory limitation of 25 percent of Tier 1 capital plus the allowance for loan and lease losses.  The aggregate cash surrender value of all policies owned by the Company amounted to $9.0 million at December 31, 2011 and 2010.  Income earned on these life insurance policies aggregated $289,000, $290,000 and $294,000 for the years ended December 31, 2011, 2010 and 2009, respectively. The Company recognized gains of $122,000 and $291,000 on death benefit proceeds received from a bank-owned life insurance policy during the years ended December 31, 2011 and 2009, respectively. There were no gains recognized on death benefit proceeds received during the year ended December 31, 2010.

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

Loan Commitments and Letters of Credit
The contractual amounts of commitments to extend credit represent the amount of potential loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral be determined as worthless.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  Financial instruments whose contract amounts represent credit risk at December 31, 2011 and 2010 were as follows:

	December 31,
	2011	2010
	(In Thousands)
Commitments to extend credit:
Future loan commitments	$31,211	$10,166
Undisbursed construction loans	5,673	6,708
Undisbursed home equity lines of credit	23,172	21,106
Undisbursed commercial lines of credit	17,995	12,239
Overdraft protection lines	1,190	1,311
Standby letters of credit	34	115
Total commitments	$79,275	$51,645

Future loan commitments at December 31, 2011 and 2010 included fixed rate loan commitments of $16.0 million and $6.1 million, respectively, at interest rates ranging from 3.00% to 6.25% and 3.50% to 5.75%, respectively.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Letters of credit are primarily issued to support public or private borrowing arrangements.  Essentially all letters of credit issued have expiration dates within one year.

Operating Lease Commitments
The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2028.  At December 31, 2011, future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, are as follows (in thousands):

2012	$1,391
2013	1,272
2014	1,207
2015	1,065
2016	866
Thereafter	5,628
Total	$11,429

Certain leases contain options to extend for periods of 5 to 20 years.  The cost of such extensions is not included in the above amounts.  Rental expense charged to operations for cancelable and noncancelable operating leases was $1.4 million, $1.3 million and $1.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Legal Matters
Various legal claims arise from time to time in the normal course of business.  Management believes that the resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

Investment Commitments
The Bank is a limited partner in three SBICs.  In 1998, the Bank became a limited partner in an SBIC and committed to contribute capital of $1.0 million to the limited partnership.  In 2007, the Bank became a limited partner in a second SBIC and committed to contribute capital of $1.0 million to the limited partnership.  The Bank recognized write-downs totaling $72,000, $12,000 and $383,000 on its investment in the two SBICs during the years ended December 31, 2011, 2010 and 2009, respectively.  The SBICs, with a combined net book value of $746,000 and $793,000 at December 31, 2011 and 2010, respectively, are included in other assets.  During 2011, the Bank became a limited partner in a third SBIC and committed to contribute $1.0 million to the limited partnership. At December 31, 2011, the Bank’s remaining off-balance sheet commitment for capital investment in the SBICs was $1.4 million.

NOTE 13.  RELATED PARTY TRANSACTIONS

Loans Receivable
In the normal course of business, the Bank grants loans to related parties.  Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest.  These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility.  At December 31, 2011 and 2010, all related party loans were performing in accordance with their terms.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Changes in loans outstanding to such related parties during the years ended December 31, 2011 and 2010 are as follows:

	Years Ended December 31,
	2011	2010
	(In Thousands)
Balance at beginning of year	$2,038	$2,148
Additions	247	125
Repayments	(222)	(235)
Balance at end of year	$2,063	$2,038

Deposits
Deposit accounts of directors, certain officers and other related parties aggregated $1.2 million and $1.0 million at December 31, 2011 and 2010, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to total assets (as defined).  As of December 31, 2011 and 2010, the Bank met the conditions to be classified as “well capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events since then that management believes have changed the Bank’s regulatory category.  As a savings and loan holding company regulated by the FRB, the Company is not subject to any separate regulatory capital requirements. The Dodd-Frank Act, however, requires the FRB to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively in terms of components of capital, than those applicable to institutions themselves. There is a five-year transition period before the capital requirements will apply to savings and loan holding companies.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

The Bank's actual capital amounts and ratios at December 31, 2011 and 2010 were as follows:

December 31, 2011	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total Risk-based Capital Ratio	$106,997	22.21%	$38,540	8.00%	$48,175	10.00%
Tier I Risk-based Capital Ratio	101,574	21.09	19,265	4.00	28,897	6.00
Tier I Capital Ratio	101,574	10.86	37,412	4.00	46,765	5.00
Tangible Equity Ratio	101,574	10.86	14,030	1.50	N/A	N/A

December 31, 2010	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total Risk-based Capital Ratio	$75,823	15.34%	$39,543	8.00%	$49,428	10.00%
Tier I Risk-based Capital Ratio	71,173	14.40	19,770	4.00	29,655	6.00
Tier I Capital Ratio	71,173	7.81	36,452	4.00	45,565	5.00
Tangible Equity Ratio	71,173	7.81	13,670	1.50	N/A	N/A

Reconciliations of the Company’s total capital to the Bank’s regulatory capital are as follows:

	December 31,
	2011	2010
	(In Thousands)
Total capital per consolidated financial statements	$130,517	$81,104
Holding company equity not available for regulatory capital	(24,495)	(5,313)
Accumulated losses on available for sale securities	477	1,057
Intangible assets	(3,729)	(3,853)
Disallowed deferred tax asset	(1,196)	(1,822)
Total tier 1 capital	101,574	71,173
Adjustments for total capital:
Allowance for loan and credit losses	5,423	4,650
Total capital per regulatory reporting	$106,997	$75,823

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

NOTE 15.  OTHER COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities are reported as a separate component of the equity section of the balance sheet, such items along with net income are components of comprehensive income.

Components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31, 2011
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding gains on available for sale securities	$3,058	$(1,040)	$2,018
Credit portion of OTTI losses recognized in net income	148	(50)	98
Noncredit portion of OTTI losses on available for sale securities	(1,730)	588	(1,142)
Reclassification adjustment for gains realized in net income	(486)	165	(321)
Unrealized holding gains on available for sale securities, net of taxes	990	(337)	653
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	(333)	113	(220)
Other comprehensive income	$657	$(224)	$433

	Year Ended December 31, 2010
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding losses on available for sale securities	$(87)	$29	$(58)
Credit portion of OTTI losses recognized in net income	492	(167)	325
Noncredit portion of OTTI gains on available for sale securities	1,554	(528)	1,026
Reclassification adjustment for gains realized in net income	(878)	299	(579)
Unrealized holding gains on available for sale securities, net of taxes	1,081	(367)	714
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	(129)	44	(85)
Other comprehensive income	$952	$(323)	$629

The components of accumulated other comprehensive loss included in shareholders’ equity are as follows:

	December 31, 2011
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized gains on securities	$1,121	$(381)	$740
Noncredit portion of OTTI losses on available for sale securities	(1,682)	572	(1,110)
Net unrealized loss on effective cash flow hedging derivative	(462)	157	(305)

Accumulated other comprehensive loss	$(1,023)	$348	$(675)

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

	December 31, 2010
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized losses on securities	$(1,599)	$544	$(1,055)
Noncredit portion of OTTI losses on available for sale securities	48	(16)	32
Net unrealized loss on effective cash flow hedging derivative	(129)	44	(85)

Accumulated other comprehensive loss	$(1,680)	$572	$(1,108)

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

The following methods and assumptions were used by the Company in estimating fair value disclosures of its financial instruments:

◦	Cash and cash equivalents. The carrying amounts of cash and short-term instruments approximate the fair values based on the short-term nature of the assets.

◦
Trading securities.  The Company held two securities designated as trading securities, which were sold during the second quarter of 2011.  A discounted cash flow methodology was used to determine the fair value for these securities. Certain inputs to the fair value calculation are unobservable and management determined that since an orderly and active market for these securities did not exist, the securities meet the definition of Level 3 securities.

◦
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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

financial condition of the debtors within the underlying securities, broker quotes for securities with similar structure and credit risk, interest rate movements and pricing for new issuances.

◦	Federal Home Loan Bank stock. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB.

◦	Loans held for sale. The fair value of loans held for sale is estimated using quoted market prices.

◦
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

◦	Accrued interest receivable. The carrying amount of accrued interest approximates fair value.

◦
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

◦
Federal Home Loan Bank advances.  The fair value of the advances is estimated using a discounted cash flow calculation that applies current FHLB interest rates for advances of similar maturity to a schedule of maturities of such advances.

◦	Junior subordinated debt owed to unconsolidated trust. Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

◦
Interest rate swap agreement.  The fair value of the Company’s interest rate swap is obtained from a third-party pricing service and is determined using a discounted cash flow analysis on the expected cash flows of the derivative.  The pricing analysis is based on observable inputs for the contractual term of the derivative, including the period to maturity and interest rate curves.

◦
Forward loan sale commitments and derivative loan commitments.  Forward loan sale commitments and derivative loan commitments are based on the fair values of the underlying mortgage loans, including the servicing rights, and the probability of such commitments being exercised.  Significant management judgment and estimation is required in determining these fair value measurements.

◦
Off-balance sheet instruments.  Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010.

	December 31, 2011
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$1,051	$88,536	$—	$89,587
Government-sponsored enterprises	—	17,666	—	17,666
Mortgage-backed securities	—	97,870	—	97,870
Corporate debt securities	—	14,047	—	14,047
Collateralized debt obligations	—	—	2,917	2,917
Obligations of state and political subdivisions	—	6,766	—	6,766
Tax-exempt securities	—	71	—	71
Foreign government securities	—	75	—	75
Equity securities	1,815	—	—	1,815
Forward loan sale commitments and derivative loan commitments	—	—	82	82
Total assets	$2,866	$225,031	$2,999	$230,896

Liabilities:
Forward loan sale commitments and derivative loan commitments	$—	$—	$90	$90
Interest rate swap agreement	—	462	—	462
Total liabilities	$—	$462	$90	$552

	December 31, 2010
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
Trading securities	$—	$—	$248	$248
U.S. Government and agency obligations	1,025	22,558	—	23,583
Government-sponsored enterprises	—	29,993	—	29,993
Mortgage-backed securities	—	101,024	—	101,024
Corporate debt securities	—	14,717	—	14,717
Collateralized debt obligations	—	—	2,532	2,532
Obligations of state and political subdivisions	—	6,905	—	6,905
Tax-exempt securities	—	144	—	144
Foreign government securities	—	100	—	100
Equity securities	299	739	—	1,038
Forward loan sale commitments and derivative loan commitments	—	—	163	163
Total assets	$1,324	$176,180	$2,943	$180,447

Liabilities:
Forward loan sale commitments and derivative loan commitments	$—	$—	$184	$184
Interest rate swap agreement	—	129	—	129
Total liabilities	$—	$129	$184	$313

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets and liabilities:

	Assets	Liabilities
	Collateralized Debt Obligations	Derivatives and Forward Loan Sale Commitments, Net
	(In Thousands)
Balance at January 1, 2010	$5,038	$—
Transfers to/from Level 3	—	(21)
Decrease in fair value of securities included in net income	(408)	—
Decrease in fair value of securities included in other comprehensive income	(1,850)	—
Balance at December 31, 2010	2,780	(21)
Impairment charges included in net income	(62)	—
Increase in fair value included in net income	182	13
Increase in fair value of securities included in other comprehensive income	491	—
Sales	(474)	—
Balance at December 31, 2011	$2,917	$(8)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles.  These adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2011 and 2010.  There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2011 and 2010.

	At December 31, 2011			Year Ended December 31, 2011
	Level 1	Level 2	Level 3	Total Losses
	(In Thousands)
Impaired loans	$—	$—	$3,002	$998
Other real estate owned	—	—	976	175
Total assets	$—	$—	$3,978	$1,173

	At December 31, 2010			Year Ended December 31, 2010
	Level 1	Level 2	Level 3	Total Losses
	(In Thousands)
Impaired loans	$—	$—	$1,198	$800
Other real estate owned	—	—	1,285	326
Goodwill	—	—	2,540	37
Total assets	$—	$—	$5,023	$1,163

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

The Company measures the impairment of loans that are collateral dependent based on the fair value of the collateral (Level 3).  The fair value of collateral used by the Company represents the amount expected to be received from the sale of the property, net of selling costs, as determined by an independent, licensed or certified appraiser using observable market data.  This data includes information such as selling price of similar properties, expected future cash flows or earnings of the subject property based on current market expectations and relevant legal, physical and economic factors.  The appraised values of collateral are adjusted as necessary by management based on unobservable inputs for specific properties. Losses applicable to write-downs of impaired loans are based on the appraised market value of the underlying collateral, assuming foreclosure of these loans is imminent.

The amount of other real estate owned represents the carrying value of the collateral based on the appraised value of the underlying collateral less estimated selling costs.  The loss on foreclosed assets represents adjustments in the valuation recorded during the time period indicated and not for losses incurred on sales.

In accordance with applicable accounting guidance, the Company evaluates its goodwill for impairment.  As a result of this evaluation, goodwill related to the Company’s Colchester, Connecticut branch acquisition was written down $37,000 to its implied fair value during the year ended December 31, 2010.

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

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2011 or 2010.  The estimated fair value amounts for 2011 and 2010 have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.  The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other banks may not be meaningful.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

As of December 31, 2011 and 2010, the recorded carrying amounts and estimated fair values of the Company's financial instruments are as follows:

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial Assets:
Cash and cash equivalents	$48,412	$48,412	$78,321	$78,321
Trading securities	—	—	248	248
Available for sale securities	230,814	230,814	180,036	180,036
Loans held for sale	5,558	5,652	7,371	7,460
Loans receivable, net	618,626	629,142	606,214	608,935
Federal Home Loan Bank stock	8,388	8,388	8,388	8,388
Accrued interest receivable	3,539	3,539	3,113	3,113
Forward loan sale commitments and derivative loan commitments	82	82	163	163

Financial Liabilities:
Savings deposits	37,329	37,329	56,495	56,495
Demand deposits, negotiable orders of withdrawal and money market accounts	391,960	391,960	314,656	314,656
Certificates of deposit	272,637	275,044	289,563	293,035
Mortgagors' and investors' escrow accounts	3,291	3,291	3,425	3,425
Federal Home Loan Bank advances	100,069	105,666	114,169	118,799
Junior subordinated debt owed to unconsolidated trust	8,248	4,399	8,248	6,115
Forward loan sale commitments and derivative loan commitments	90	90	184	184
Interest rate swap agreement	462	462	129	129

Off-Balance Sheet Instruments
The Company assumes interest rate risk, which represents the risk that general interest rate levels will change, as a result of its normal operations.  As a result, the fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk.  However, borrowers with fixed-rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment.  Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

NOTE 17.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Financial Instruments
The Company has a stand-alone derivative financial instrument in the form of an interest rate swap agreement, which derives its value from underlying interest rates.  The transaction involves both credit and market risk.  The notional amount is an amount on which calculations, payments and the value of the derivative are based.  The notional amount does not represent a direct credit exposure.  Direct credit exposure is limited to the net

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

difference between the calculated amounts to be received and paid, if any.  Such difference, which represents the fair value of the derivative instrument, is reflected on the Company’s balance sheets as other assets and other liabilities.

The Company is exposed to credit-related losses in the event of nonperformance by the counterparty to this agreement.  The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures and does not expect any counterparties to fail their obligations.

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

At December 31, 2011 and 2010, the information pertaining to the outstanding interest rate swap agreement used to hedge variable rate debt is as follows:

	December 31,
	2011	2010
	(Dollars in Thousands)
Notional amount	$8,000	$8,000

Weighted average fixed pay rate	2.44%	2.44%

Weighted average variable receive rate	0.55%	0.30%

Weighted average maturity in years	4.0	5.0

Unrealized loss relating to interest rate swap	$462	$129

Risk management results for the years ended December 31, 2011 and 2010 related to the balance sheet hedging of long-term debt indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s loss which was excluded from the assessment of hedge effectiveness.

Derivative Instruments Not Designated As Hedging Instruments
Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments.  These undesignated derivative instruments are recognized on the consolidated balance sheets at fair value, with changes in fair value recorded in other noninterest income.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

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

Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from exercise of the loan commitment might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates.  If interest rates increase, the value of these loan commitments decrease. Conversely, if interest rates decrease, the value of these loan commitments increase.  The notional amount of undesignated mortgage loan commitments was $9.1 million and $13.5 million at December 31, 2011 and 2010, respectively.  At December 31, 2011 and 2010, the fair value of such commitment was a net asset of $78,000 at December 31, 2011 and a net liability of $162,000 at December 31, 2010.

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

The Company expects that these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments.  The notional amount of undesignated forward loan sale commitments was $9.1 million and $8.0 million at December 31, 2011 and 2010, respectively.  The fair value of such commitments was a net liability of $86,000 at December 31, 2011 and a net asset of $141,000 at December 31, 2010.

NOTE 18.  RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company.  The total amount of dividends which may be declared in a given calendar year without regulatory approval is generally limited to the net income of the Bank for that year plus retained net income for the preceding two years.

At December 31, 2011 the Bank’s retained earnings available for payment of dividends was $5.6 million.  At December 31, 2010, the Bank’s retained earnings available for payment of dividends was $700,000.  Accordingly, $100.4 million and $75.1 million of the Company’s equity in the net assets of the Bank were restricted at December 31, 2011 and 2010, respectively.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

NOTE 19.  COMMON STOCK REPURCHASE PROGRAM

The Company repurchases stock primarily to create economic value for its shareholders and to provide additional liquidity to the stock.

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

In accordance with applicable regulations, the Company may not repurchase shares of its common stock during the first year following the completion of the Conversion, except to fund equity benefit plans other than stock options, or, with prior regulatory approval, when extraordinary circumstances exist. The Company repurchased 547 shares of the Company's common stock withheld on behalf of plan participants to satisfy tax withholding obligations related to the vesting of restricted shares at a cost of $5,000 during the year ended December 31, 2011.

NOTE 20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

	December 31,
Condensed Balance Sheets	2011	2010
Assets:	(In Thousands)
Cash and cash equivalents	$15,112	$2,315
Available for sale securities	10,575	6,430
Investment in Savings Institute Bank and Trust Company	106,023	75,791
ESOP note receivable	6,035	3,315
Other assets	1,510	1,799
Total assets	$139,255	$89,650

Liabilities and Shareholders' Equity:
Liabilities	$8,738	$8,546
Shareholders' equity	130,517	81,104
Total liabilities and shareholders' equity	$139,255	$89,650

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

	Years Ended December 31,
Condensed Statements of Income	2011	2010	2009
	(In Thousands)
Interest and dividends on investments	$248	$128	$203
Other income	484	223	365
Total income	732	351	568

Operating expenses	1,275	492	532
(Loss) income before income taxes and equity in undistributed net income	(543)	(141)	36

Income tax (benefit) provision	(185)	(136)	10
(Loss) income before equity in indistributed net income of subsidiary	(358)	(5)	26

Equity in undistributed net income of subsidiary	2,775	3,008	409
Net income	$2,417	$3,003	$435

	Years Ended December 31,
Condensed Statements of Cash Flows	2011	2010	2009
	(In Thousands)
Cash flows from operating activities:
Net income	$2,417	$3,003	$435
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed income of subsidiary	(2,775)	(3,008)	(409)
Excess tax (benefit) expense from share-based payment arrangements	(3)	—	43
Deferred income taxes	(104)	72	624
Other, net	(497)	(10)	(692)
Cash (used in) provided by operating activities	(962)	57	1

Cash flows from investing activities:
Purchase of available for sale securities	(8,277)	(4,900)	(3,013)
Proceeds from maturities of available for sale securities	2,000	4,000	2,388
Proceeds from sale of available for sale securities	2,300	10	2,000
Payments received on ESOP note receivable	421	290	277
Issuance of ESOP note receivable	(3,141)	—	—
Investment in subsidiary	(29,450)	493	(1,214)
Cash (used in) provided by investing activities	(36,147)	(107)	438

Cash flows from financing activities:
Treasury stock purchased	(5)	(74)	(68)
Cash dividends on common stock	(1,191)	(375)	—
Excess tax benefit (expense) from share-based payment arrangements	3	—	(43)
Net proceeds from common stock offering	51,099	(769)	—
Other, net	—	—	(122)
Cash provided by (used in) financing activities	49,906	(1,218)	(233)

Net change in cash and cash equivalents	12,797	(1,268)	206

Cash and cash equivalents at beginning of year	2,315	3,583	3,377

Cash and cash equivalents at end of year	$15,112	$2,315	$3,583

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

NOTE 21.  QUARTERLY DATA (UNAUDITED)

Quarterly results of operations for the years ended December 31, 2011 and 2010 are as follows:

	Year Ended December 31, 2011				Year Ended December 31, 2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In Thousands, Except Share Amounts)
Interest and dividend income	$9,265	$9,451	$9,584	$9,520	$9,732	$9,876	$10,058	$10,209

Interest expense	2,638	2,815	2,932	2,992	3,158	3,357	3,530	3,779

Net interest and dividend income	6,627	6,636	6,652	6,528	6,574	6,519	6,528	6,430

Provision for loan losses	948	210	190	210	210	270	252	170

Net interest and dividend income after provision for loan losses	5,679	6,426	6,462	6,318	6,364	6,249	6,276	6,260

Noninterest income	2,885	2,697	2,896	2,649	2,610	2,525	2,937	2,613

Noninterest expenses	7,522	8,047	8,310	8,713	7,542	7,674	8,165	8,137

Income before income taxes	1,042	1,076	1,048	254	1,432	1,100	1,048	736

Income tax provision	281	336	341	45	473	262	335	243

Net income	$761	$740	$707	$209	$959	$838	$713	$493

Earnings per common share (1):
Basic	$0.08	$0.07	$0.07	$0.02	$0.09	$0.08	$0.07	$0.05
Diluted	$0.08	$0.07	$0.07	$0.02	$0.09	$0.08	$0.07	$0.05

Quarterly per share data may not add to annual data due to rounding
(1) For the year ended December 31, 2010, quarterly earnings per share has been restated to reflect that on January 12, 2011, each outstanding share was converted to 0.8981 shares of company common stock in connection with the Conversion.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011, 2010 AND 2009

NOTE 22. SUBSEQUENT EVENTS

On February 13, 2012, the Bank entered into a definitive agreement with Reliance Integrated Solutions, LLC ("Reliance") in which Reliance will acquire the assets and assume certain liabilities of SI Trust Servicing, the Bank's third-party provider of trust outsourcing services located in Vermont. The Bank estimates recognizing an after-tax loss of $250,000 on the transaction, which is expected to close on March 31, 2012.