Form 10-K, Exhibit 13
period 2012-12-31
SI Financial Group, Inc.
filed 2013-03-15
CIK 1500213

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding changes in the Company’s financial condition as of December 31, 2012 and 2011 and the results of operations for the years ended December 31, 2012, 2011 and 2010.  The information contained in this section should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this annual report.

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

Management Strategies

The Company’s mission is to operate and grow a profitable community-oriented financial institution.  The Company plans to achieve this mission by continuing its strategies of:

◦
Offering a full range of financial products and services. The Bank has a long tradition of focusing on the needs of consumers and small and medium-sized businesses in the community and being an active corporate citizen.  The Bank believes its community orientation, quicker decision-making process and customized products are attractive to its customers and distinguishes it from the large regional banks that operate in its market area.  The Bank serves as a financial services company offering one-stop shopping for all of its customers’ financial needs through banking, investments, insurance and trust products and services.  The Bank believes that its broad array of product offerings deepen its relationships with its current customers and entice new customers to begin banking with them, ultimately increasing fee income and profitability.

◦
Actively managing the balance sheet and diversifying the asset mix. The recent economic recession has underscored the importance of a strong balance sheet. The Company manages its balance sheet by: (1) prudently increasing the Bank's multi-family and commercial real estate and commercial business loan portfolios, which offer higher yields, shorter maturities and more sensitivity to interest rate fluctuations; (2) managing its interest rate risk by diversifying the type and maturity of its assets in its loan and investment portfolios and monitoring the maturities in its deposit portfolio; and (3) maintaining strong capital levels and liquidity. Multi-family and commercial real estate and commercial business loans increased $89.3 million, $23.4 million and $35.5 million for the years ended December 31, 2012, 2011 and 2010, respectively, and comprised 60.2% of total loans at December 31, 2012.  The Company intends to continue to pursue the opportunities from the many multi-family and commercial properties and businesses located in its market area and areas outside its market area where lenders have specialized knowledge.

◦
Continuing conservative underwriting practices and maintaining a high quality loan portfolio. The Bank believes that strong asset quality is a key to long-term financial success.  The Bank has sought to maintain a high level of asset quality and moderate credit risk by using what the Bank believes are conservative underwriting standards and by diligent monitoring and collection efforts.  Nonperforming loans decreased from $10.6 million at December 31, 2011 to $7.7 million at December 31, 2012.  At December 31, 2012, nonperforming loans were 1.11% of the total loan portfolio and 0.80% of total assets.  Although the Bank intends to increase its multi-family and commercial real estate and commercial business lending, it intends to continue its philosophy of managing large loan exposures through conservative loan underwriting and credit administration standards.

◦
Increasing core deposits. The Bank’s primary source of funds is retail deposit accounts.  At December 31, 2012, 60.7% of the Bank's deposits were core deposits, consisting of demand, savings and money market accounts. The Bank values core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. Core deposits will continue to increase primarily due to the investments the Bank has made in its branch network, new product offerings, competitive interest rates and the movement of customer funds out of riskier investments, including the stock market. The Bank intends to continue to increase its core deposits and to focus on gaining market share in counties outside of Windham County by continuing to offer exceptional customer service, cross-selling its loan and deposit products and trust, insurance and investment services and increasing its commercial deposits from small and medium-sized businesses through additional business banking and cash management products.

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

◦
Grow through acquisitions. The Company intends to pursue expansion opportunities in its existing market areas or adjacent areas in strategic locations that maximize growth opportunities or with companies that add complementary products to its existing business. The Company believes that the recent economic recession will increase the rate of consolidation in the banking industry. The Company will look to be opportunistic to expand through the acquisition of banks or other financial service companies and believes the additional capital raised through its stock offering will better position the Company to take advantage of those opportunities.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on the Company’s consolidated financial statements, which are prepared in conformity with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of income and expenses.  The Company considers accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be its critical accounting policies.  The Company considers the determination of allowance for loan losses, other-than-temporary impairment of securities, deferred income taxes and the impairment of long-lived assets to be its critical accounting policies.

Allowance for Loan Losses.  Determining the amount of allowance for loan losses necessarily involves a high degree of judgment.  Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectibility of the loan portfolio. The level of the allowance for loan losses fluctuates primarily due to changes in the size and composition of the loan portfolio and in the level of nonperforming loans, delinquencies, classified assets and loan charge-offs.  A portion of the allowance is established by segregating the loans by loan category and assigning allocation percentages based on our historical loss experience, delinquency trends, economic conditions and other qualitative factors.  The allocation percentages are re-evaluated quarterly to ensure their relevance in the current economic environment. Accordingly, increases in the size of the loan portfolio and the increased emphasis on commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance.  Additionally, a portion of the allowance is established based on an analysis of specific nonperforming loans and classified assets.

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

	Years Ended December 31,
	2012			2011			2010
	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans (1) (2)	$661,087	$30,462	4.61%	$621,363	$30,969	4.98%	$610,480	$33,381	5.47%
Securities (3)	218,679	5,317	2.43	232,737	6,788	2.92	190,568	6,393	3.35
Other interest-earning assets	28,149	46	0.16	40,237	65	0.16	35,309	114	0.32
Total interest-earning assets	907,915	35,825	3.95	894,337	37,822	4.23	836,357	39,888	4.77

Noninterest-earning assets	48,407			52,115			51,584
Total assets	$956,322			$946,452			$887,941

Interest-bearing liabilities:
Deposits:
Business checking	$35	—	—	$—	—	—	$—	—	—
NOW and money market	305,784	627	0.21	286,000	1,294	0.45	240,592	1,618	0.67
Savings (4)	40,348	106	0.26	48,413	197	0.41	64,415	295	0.46
Certificates of deposit (5)	277,052	5,286	1.91	278,687	5,771	2.07	302,706	7,524	2.49
Total interest-bearing deposits	623,219	6,019	0.97	613,100	7,262	1.18	607,713	9,437	1.55

Federal Home Loan Bank advances	95,776	3,276	3.42	107,555	3,779	3.51	115,152	4,214	3.66
Subordinated debt	8,248	338	4.10	8,248	336	4.07	8,248	173	2.10
Total interest-bearing liabilities	727,243	9,633	1.32	728,903	11,377	1.56	731,113	13,824	1.89

Noninterest-bearing liabilities	99,125			86,957			75,667
Total liabilities	826,368			815,860			806,780

Total shareholders' equity	129,954			130,592			81,161

Total liabilities and shareholders' equity	$956,322			$946,452			$887,941

Net interest-earning assets	$180,672			$165,434			$105,244

Tax equivalent net interest income (3)		26,192			26,445			26,064
Tax equivalent interest rate spread (6)			2.63%			2.67%			2.88%
Tax equivalent net interest margin as a percentage of interest-earning assets (7)			2.88%			2.96%			3.12%
Average of interest-earning assets to average interest-bearing liabilities			124.84%			122.70%			114.40%
Less tax equivalent adjustment (3)		(1)			(2)			(13)
Net interest income		$26,191			$26,443			$26,051

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

	2012 Compared to 2011			2011 Compared to 2010
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Rate	Volume	Net	Rate	Volume	Net
	(In Thousands)
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)	$(2,418)	$1,911	$(507)	$(2,998)	$586	$(2,412)
Securities (3)	(1,079)	(392)	(1,471)	(904)	1,299	395
Other interest-earning assets	1	(20)	(19)	(63)	14	(49)
Total interest-earning assets	(3,496)	1,499	(1,997)	(3,965)	1,899	(2,066)

Interest-bearing liabilities:
Interest expense:
Deposits (4)	(1,264)	21	(1,243)	(1,811)	(364)	(2,175)
Federal Home Loan Bank advances	(98)	(405)	(503)	(164)	(271)	(435)
Subordinated debt	2	—	2	163	—	163
Total interest-bearing liabilities	(1,360)	(384)	(1,744)	(1,812)	(635)	(2,447)

Change in net interest income (5)	$(2,136)	$1,883	$(253)	$(2,153)	$2,534	$381

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

(4) Includes mortgagors' and investors' escrow accounts and brokered deposits.
(5) Presented on a tax equivalent basis using a tax rate of 34%.

Comparison of Financial Condition at December 31, 2012 and December 31, 2011

Assets:
Summary. Total assets decreased $1.8 million, or 0.2%, to $953.3 million at December 31, 2012 from $955.0 million at December 31, 2011, primarily due to decreases of $54.3 million in available for sale securities, $10.7 million in cash and cash equivalents and $1.4 million in premises and equipment, offset by an increase of $66.5 million in net loans receivable. Securities decreased primarily as a result of the sale of U.S. government and agency obligations, and to a lesser extent, mortgage-backed securities and corporate debt securities. Cash and cash equivalents and proceeds received from security sales were used to fund loan growth during 2012. Commercial business, commercial mortgage and indirect automobile loans increased $45.7 million, $43.6 million and $3.9 million, respectively. Premises and equipment decreased as a result of the sale of SI Trust Servicing and the closure of the Bank's New London, Connecticut branch office.

Loans Receivable, Net.  Net loans receivable increased $66.5 million during 2012 compared to 2011. Loan originations totaled $212.7 million for 2012, an increase of $65.5 million, or 44.5%, over 2011. Changes in the loan portfolio consisted of the following:

◦
Residential Mortgage Loans.  Residential mortgage loans comprise 33.4% of total loans at December 31, 2012.  Despite an increase in residential mortgage loan originations of $11.5 million due to the low interest rate environment, the residential mortgage portfolio declined $16.8 million, or 6.8%, due to the sale of $54.0 million in residential mortgage loans from current production during 2012.

◦
Commercial Loans.  At December 31, 2012, the commercial loan portfolio, which includes multi-family and commercial real estate and commercial business loans, represented 60.2% of the Company’s total loan portfolio.  Multi-family and commercial real estate loans increased $43.6 million, or 27.5%, in part due to loan participations with other institutions and out-of-market lending.  Commercial business loans increased $45.7 million for 2012 as a result of the purchase of $42.9 million in SBA and USDA loans that are fully guaranteed by the U.S. government and new specialized lending products related to time share and condominium lending.  Loan originations for commercial real estate and commercial business loans were $67.3 million and $42.5 million, respectively, during 2012.

◦
Consumer Loans.  Consumer loans represented 5.9% of the Company’s total loan portfolio and increased $4.4 million, or 12.2%, resulting from the purchase of $6.9 million of indirect automobile loans and an increase in home equity lines of credit.  Loan originations for consumer loans were $10.3 million for 2012.

The allowance for loan losses totaled $6.4 million at December 31, 2012 compared to $5.0 million at December 31, 2011.  The ratio of the allowance for loan losses to total loans increased from 0.80% at December 31, 2011 to 0.93% at December 31, 2012.

Liabilities.  Total liabilities increased $3.0 million, or 0.4%, to $827.5 million at December 31, 2012 compared to $824.5 million at December 31, 2011. Deposits increased $3.2 million, or 0.5%, which included increases in certificates of deposit of $4.6 million and noninterest-bearing deposits of $3.9 million, offset by a decrease in NOW and money market accounts of $6.0 million.  Marketing and promotional initiatives and competitively-priced deposit products contributed to deposit growth.  Borrowings decreased $2.0 million from $108.3 million at December 31, 2011 to $106.3 million at December 31, 2012, resulting from net repayments of Federal Home Loan Bank advances.

Shareholders' Equity:
Summary.  Total shareholders’ equity decreased $4.8 million from $130.5 million at December 31, 2011 to $125.8 million at December 31, 2012.  The decrease in shareholders’ equity was attributable to share repurchases of 667,706 shares at a cost of $7.5 million and dividends of $1.2 million, partially offset by increases in net unrealized gains on available for sale securities aggregating $2.1 million (net of taxes) and earnings of $1.1 million.

Accumulated Other Comprehensive Income (Loss).  Accumulated other comprehensive income (loss) comprises the unrealized gains and losses on available for sale securities and unrealized gains and losses on derivative instruments, net of taxes.  Net unrealized gains on available for sale securities, net of taxes, totaled $1.7 million at December 31, 2012 compared to net unrealized losses on available for sale securities, net of taxes, of $370,000 at December 31, 2011.  Unrealized holding gains on available for sale securities primarily resulted from an increase in the market value of the debt securities portfolio, which was recognized in accumulated other comprehensive income on the consolidated balance sheet and a component of comprehensive income on the consolidated statements of comprehensive income.  Net unrealized losses on derivative instruments, net of taxes, totaled $310,000 and $305,000 at December 31, 2012 and 2011, respectively.

Comparison of Operating Results for the Years Ended December 31, 2012 and 2011

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

The Company recorded net income of $1.1 million for 2012, a decrease of $1.3 million, compared to net income of $2.4 million for 2011.

Interest and Dividend Income.  Total interest and dividend income decreased $2.0 million, or 5.3%, for 2012, primarily due to a 28 basis point decrease in yield on interest-earning assets to 3.95%.  Lower market interest rates contributed to decreases in the yields of 37 basis points on loans and 49 basis points on securities during 2012. The yield on federal funds and other interest-earning assets remained unchanged. Additionally, the yield on loans continues to be negatively impacted by unrecognized interest related to nonaccrual loans.  Average interest-earning assets increased $13.6 million to $907.9 million in 2012, due to a higher average balance of loans of $39.7 million, offset by decreases in the average balance of securities and federal funds and other interest-earning assets of $14.1 million and $12.1 million, respectively.

Interest Expense.  Interest expense decreased $1.7 million, or 15.3%, to $9.6 million for 2012 compared to $11.4 million in 2011, primarily due to lower rates paid on deposits and borrowings and a decrease in the average balance of FHLB borrowings, savings deposits and certificates of deposit, offset by an increase in the average balance of NOW and money market deposits.  Average interest-bearing deposits rose $10.1 million and the average rate decreased 21 basis points.  An increase in the average balance of NOW and money market accounts totaling $19.8 million contributed to the increase in the average balance for deposit accounts, as customers shifted from savings and certificates of deposit accounts to NOW and money market accounts.  The average rate on these deposits decreased 24 basis points to 0.21%.  The average balance of savings deposits and certificates of deposit decreased $8.1 million and $1.6 million, respectively and the average rate paid decreased 15 basis points and 16 basis points to 0.26% and 1.91%, respectively.  The average balance of FHLB advances decreased $11.8 million and the average rate decreased 9 basis points to 3.42% for 2012.  The lower rate on FHLB advances was attributable to the prepayment or modification of certain higher rate advances and new advances at significantly lower rates. Impacted by the interest rate swap, the average rate on subordinated debt increased 3 basis points to 4.10%.

Provision for Loan Losses.  The provision for loan losses increased $1.3 million to $2.9 million in 2012.  The higher provision resulted from an increase in net loan charge-offs and an increased allowance for loan losses required for the growing commercial portfolio. For 2012, net loan charge-offs totaled $1.5 million, consisting primarily of commercial mortgage loan charge-offs, compared to $1.4 million for 2011. Two commercial loan relationships contributed to the higher level of loan charge-offs for 2012. At December 31, 2012, nonperforming loans totaled $7.7 million, compared to $10.6 million at December 31, 2011.  A decrease in nonperforming commercial mortgage and residential mortgage loans of $2.3 million and $601,000, respectively, contributed to the lower balance of nonperforming loans at December 31, 2012. Unfavorable economic conditions and Connecticut's extended foreclosure process continue to have a negative impact on the Company’s residential and commercial real estate loan portfolio.

Noninterest Income.  Total noninterest income decreased $2.4 million to $8.7 million in 2012.  The following table shows the components of noninterest income and the dollar and percentage changes from 2011 to 2012.

	Years Ended December 31,		Change
	2012	2011	Dollars	Percent
	(Dollars in Thousands)
Service fees	$4,935	$4,820	$115	2.4%
Wealth management fees	1,975	4,108	(2,133)	(51.9)
Increase in cash surrender value of bank-owned life insurance	284	289	(5)	(1.7)
Net gain on sale of securities	273	486	(213)	(43.8)
Net impairment losses recognized in earnings	(123)	(148)	25	(16.9)
Mortgage banking	1,893	814	1,079	132.6
Net (loss) gain on trading securities and derivatives	(358)	195	(553)	(283.6)
Net loss on disposal of SI Trust Servicing operations	(698)	—	(698)	N/A
Impairment loss on long-lived assets	(392)	—	(392)	N/A
Net loss on disposal of equipment	(5)	(41)	36	(87.8)
Other	933	604	329	54.5
Total noninterest income	$8,717	$11,127	$(2,410)	(21.7)%

Lower noninterest income for 2012 is attributed to a decline in wealth management fees of $2.1 million as a result of the sale of SI Trust Servicing, a third-party provider of trust outsourcing services for community banks. During 2012, the Company recorded a loss on the sale of SI Trust Servicing of $698,000 (pre-tax). The Company recognized a loss of $358,000 in 2012 resulting from the change in fair value of derivative instruments as compared to a gain of $195,000 in 2011. Write-downs of $392,000 on leasehold improvements and certain equipment related to the closure of the New London, Connecticut branch office were recognized during 2012. The Company realized a reduction in net gains on the sale of securities of $213,000 for 2012 compared to 2011. These decreases were offset by an increase in mortgage banking fees of $1.1 million as a result of higher proceeds on the sale of $54.0 million of fixed-rate residential mortgage loans for 2012, versus the sale of $48.9 million for the comparable period in 2011. Service fees increased $115,000 due to an increase in fees associated with higher electronic banking usage, offset by a reduction in overdraft privilege fees. The Company recorded an other-than-temporary impairment charge on two non-agency mortgage-backed securities totaling $123,000 for 2012, compared to $148,000 on one non-agency mortgage-backed security and one collateralized debt obligation during 2011. During 2012, other noninterest income included a gain of $349,000 resulting from death benefit proceeds from a bank-owned life insurance policy and an investment gain of $355,000 received from one of the Bank's small business investment company limited partnerships.

Noninterest Expenses.  Noninterest expenses decreased $1.9 million for 2012 compared to 2011.  The following table shows the components of noninterest expenses and the dollar and percentage changes from 2011 to 2012.

	Years Ended December 31,		Change
	2012	2011	Dollars	Percent
	(Dollars in Thousands)
Salaries and employee benefits	$15,868	$16,043	$(175)	(1.1)%
Occupancy and equipment	5,480	5,838	(358)	(6.1)
Computer and electronic banking services	3,738	3,867	(129)	(3.3)
Outside professional services	1,309	1,054	255	24.2
Marketing and advertising	705	823	(118)	(14.3)
Supplies	442	467	(25)	(5.4)
FDIC deposit insurance and regulatory assessments	933	894	39	4.4
Contribution to SI Financial Group Foundation	—	500	(500)	N/A
Other	2,178	3,106	(928)	(29.9)
Total noninterest expenses	$30,653	$32,592	$(1,939)	(5.9)%

Higher expenses in 2011 were mainly due to SI Trust Servicing operations and a $500,000 charitable contribution to SI Financial Group Foundation, a charitable foundation dedicated to providing assistance to charitable causes within the communities we serve, in connection with the public stock offering and concurrent second-step conversion completed during the first quarter of 2011. The sale of SI Trust Servicing in 2012 contributed to lower noninterest expenses for 2012. Notwithstanding the sale of SI Trust Servicing, salaries and benefits, computer and electronic banking and legal expenses increased during 2012. Salaries and related benefit costs increased with the addition of commercial and residential lending staff. Legal costs related to collection and foreclosure activities were higher in 2012, while maintenance, real estate taxes and utility costs associated with foreclosure activities and other real estate owned declined compared to 2011.

Income Tax Provision.  For 2012, the Company’s income tax provision decreased to $241,000 from $1.0 million for 2011 primarily as a result of lower taxable income and a tax-exempt gain on bank-owned life insurance proceeds. The effective tax rate was 17.8% and 29.3% for 2012 and 2011, respectively. See Note 10 in the Company's Consolidated Financial Statements for more details.

Comparison of Operating Results for the Years Ended December 31, 2011 and 2010

The Company recorded net income of $2.4 million for 2011, a decrease of $586,000, compared to a net income of $3.0 million for 2010.

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

Provision for Loan Losses.  The provision for loan losses increased $656,000 to $1.6 million in 2011.  The higher provision resulted from increases in net loan charge-offs and nonperforming loans for 2011, offset by a decrease in specific loan loss allowances. For 2011, net loan charge-offs totaled $1.4 million, consisting primarily of residential and commercial mortgage loan charge-offs, compared to $994,000 for 2010.  Specific loan loss allowances relating to impaired loans increased to $245,000 at December 31, 2011, compared to $502,000 at December 31, 2010.  At December 31, 2011, nonperforming loans totaled $10.6 million, compared to $4.9 million at December 31, 2010. An increase in nonperforming residential and commercial mortgage loans of $2.7 million and $2.3 million, respectively, contributed to the higher balance of nonperforming loans at December 31, 2011. Unfavorable economic conditions and Connecticut's extended foreclosure process continue to have a negative impact on the Company's residential and commercial real estate loan portfolio.

Noninterest Income.  Total noninterest income increased $442,000 to $11.1 million in 2011.  The following table shows the components of noninterest income and the dollar and percentage changes from 2010 to 2011.

	Years Ended December 31,		Change
	2011	2010	Dollars	Percent
	(Dollars in Thousands)
Service fees	$4,820	$5,093	$(273)	(5.4)%
Wealth management fees	4,108	4,083	25	0.6
Increase in cash surrender value of bank-owned life insurance	289	290	(1)	(0.3)
Net gain on sale of securities	486	878	(392)	(44.6)
Net impairment losses recognized in earnings	(148)	(492)	344	(69.9)
Mortgage banking	814	1,090	(276)	(25.3)
Net gain (loss) on trading securities and derivatives	195	(429)	624	(145.5)
Net loss on disposal of equipment	(41)	(5)	(36)	720.0
Other	604	177	427	241.2
Total noninterest income	$11,127	$10,685	$442	4.1%

Service fees decreased $273,000 as a result of a reduction in overdraft privilege fees, offset by an increase in fees associated with higher electronic banking usage. Wealth management fees increased $25,000 principally due to the Bank's new retirement product introduced during 2011. Despite comparable fixed-rate mortgage loan sales in 2011 compared to 2010, mortgage banking fees declined as a result of a reduction in proceeds received on the sales. The Company recorded other-than-temporary impairment charges of $148,000 on one mortgage-backed security and one collateralized debt obligation during 2011, compared to $492,000 on one nonagency mortgage-backed security during 2010. The Company recognized gains of $195,000 for 2011, compared to losses of $429,000 for 2010, resulting from the change in fair value of derivative instruments and trading securities. During 2011, other noninterest income included a gain of $275,000 on the sale of loans held for investment and a gain of $122,000 related to death benefit proceeds from a bank-owned life insurance policy. Other noninterest income for 2011 was offset by impairment charges of $72,000 to reduce the carrying value in the Bank's small business investment company limited partnership, compared to impairment charges of $12,000 for the same period in 2010.

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

Income Tax Provision.  For 2011, the Company's income tax provision decreased to $1.0 million from $1.3 million for 2010 primarily as a result of lower taxable income and a tax-exempt gain on bank-owned life insurance proceeds. The effective tax rate was 29.3% and 30.4% for 2011 and 2010, respectively.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short- and long-term nature.  The Bank's primary sources of funds consist of proceeds from the stock offering, deposit inflows, loan sales and repayments, maturities and sales of securities and FHLB borrowings.   While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, mortgage prepayments and loan and security sales are greatly influenced by general interest rates, economic conditions and competition.

The Bank regularly adjusts its investment in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of the Company’s asset/liability management, funds management and liquidity policies.  The Company’s policy is to maintain liquid assets less short-term liabilities within a range of 10.0% to 20.0% of total assets.  Liquid assets were 17.3% of total assets at December 31, 2012.  Excess liquid assets are generally invested in interest-earning deposits and short- and intermediate-term securities.

The Bank’s most liquid assets are cash and cash equivalents.  The levels of these assets depend on the Bank’s operating, financing, lending and investing activities during any given period.  At December 31, 2012, cash and cash equivalents totaled $37.7 million.  Securities classified as available for sale, which provide additional sources of liquidity, totaled $176.5 million at December 31, 2012.  In addition, at December 31, 2012, the Bank had the ability to borrow $143.0 million from the FHLB, which includes overnight lines of credit of $10.0 million.  On that date, the Bank had FHLB advances outstanding of $98.1 million and no overnight advances outstanding. Additionally, the Bank has the ability to access the Federal Reserve Bank’s Discount Window on a collateralized basis and maintains a $7.0 million unsecured line of credit with a financial institution to access federal funds.  The Bank believes that its liquid assets combined with the available line from the FHLB provide adequate liquidity to meet its current financial obligations.

In addition, the Bank believes that its branch network, which is presently comprised of 20 full-service retail banking offices located throughout its primary market area, and the general cash flows from its existing lending and investment activities, will afford it sufficient long-term liquidity.

The Bank’s primary investing activities are the origination, purchase and sale of loans and the purchase and sale of securities.  For the year ended December 31, 2012, the Bank originated $212.7 million of loans and purchased $41.7 million of securities and $49.8 million of loans.  In fiscal 2011, the Bank originated $147.2 million of loans and purchased $139.9 million of securities and $47.0 million of loans.

At December 31, 2012, the Bank had $63.2 million in loan commitments outstanding, which included $11.1 million in commitments to grant loans, $23.0 million in unused home equity lines of credit, $23.8 million in commercial lines of credit, $3.4 million in undisbursed construction loans, $1.2 million in overdraft protection lines and $611,000 in standby letters of credit.

Financing activities consist primarily of activity in deposit accounts and in borrowed funds.  The increased liquidity needed to fund asset growth has been provided through proceeds from the sale of loans and securities, increased deposits and through proceeds from the stock offering.  The net increase in total deposits, including mortgagors’ and investors’ escrow accounts, was $3.1 million and $41.1 million for the years ended December 31, 2012 and 2011, respectively. Certificates of deposit due within one year of December 31, 2012 totaled $135.1 million, or 19.2% of total deposits.  Management believes that the amount of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in longer-term certificates of deposit due to the uncertain interest rate environment.  To compensate, the Bank has increased the duration of its borrowings with the FHLB.  The Bank will be required to seek other sources of funds, including other certificates of deposit and lines of credit, if maturing certificates of deposit are not retained.  Depending on market conditions, the Bank may be required to pay higher rates on such deposits or other borrowings than are currently paid on certificates of deposit.  Additionally, a shorter duration in the securities portfolio may be necessary to provide liquidity to compensate for any deposit outflows.  The Bank believes, however, based on past experience, a significant portion of its certificates of deposit will be retained.  The Bank has the ability, if necessary, to adjust the interest rates offered to its customers in an effort to attract and retain deposits.

Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by the Bank and its local competitors and other factors.  The Bank generally manages the pricing of its deposits to be competitive and to increase core deposits and commercial banking relationships.  Occasionally, the Bank offers promotional rates on certain deposit products to attract deposits.  The Bank decreased FHLB advances by $2.0 million and $14.1 million for the years ended December 31, 2012 and 2011, respectively, with excess funds from the increase in deposits.

SI Financial Group, Inc. is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, SI Financial Group is responsible for paying any dividends declared to its shareholders and making payments on its subordinated debentures. SI Financial Group may continue to repurchase shares of its common stock in the future. SI Financial Group's primary sources of funds are the proceeds retained in the stock offering, interest and dividends on securities and dividends received from the Bank. The amount of dividends that the Bank may declare and pay to SI Financial Group in any calendar year, without the receipt of prior approval from the Office of the Comptroller of the Currency (“OCC”) but with prior notice to the OCC, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. SI Financial Group believes that such restriction will not have an impact on SI Financial Group's ability to meet its ongoing cash obligations. At December 31, 2012 and 2011, SI Financial Group had cash and cash equivalents of $9.6 million and $15.1 million, respectively.

The Company's Board of Directors approved the repurchase of up to 5%, or 528,815 shares, of the Company's outstanding common stock. During 2012, the Company repurchased 465,788 shares at a cost of $5.3 million under the approved repurchase plan.

The Bank has managed its capital to maintain strong protection for depositors and creditors.  The Bank is subject to various regulatory capital requirements administered by the OCC, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2012, the Bank exceeded all of its regulatory capital requirements and is considered “well capitalized” under regulatory guidelines.  As a savings and loan holding company regulated by the Federal Reserve Board ("FRB"), the Company is not currently subject to any separate regulatory capital requirements.  See Note 14 in the Company’s Consolidated Financial Statements for additional information relating to the Bank’s regulatory capital requirements.

Payments Due Under Contractual Obligations

The following table presents information relating to the Company’s payments due under contractual obligations as of December 31, 2012.

	Payments Due by Period
	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(In Thousands)
Federal Home Loan Bank advances	$21,000	$50,069	$23,000	$4,000	$98,069
Operating lease obligations (1)	1,277	2,370	1,692	4,924	10,263
Purchase obligations	1,296	1,770	1,394	—	4,460
Other long-term liabilities reflected on the balance sheet (2)	—	—	—	8,248	8,248
Total contractual obligations	$23,573	$54,209	$26,086	$17,172	$121,040

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

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  Financial instruments whose contract amounts represent credit risk at December 31, 2012 and 2011 are as follows

	December 31,
	2012	2011
	(In Thousands)
Commitments to extend credit:
Future loan commitments	$11,123	$31,211
Undisbursed construction loans	3,406	5,673
Undisbursed home equity lines of credit	23,019	23,172
Undisbursed commercial lines of credit	23,842	17,995
Overdraft protection lines	1,190	1,190
Standby letters of credit	611	34
Total commitments	$63,191	$79,275

Future loan commitments at December 31, 2012 and 2011 included fixed rate loan commitments of $10.6 million and $16.0 million, respectively, at interest rates ranging from 2.63% to 7.00% and 3.00% to 6.25%, respectively.

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

The Bank is a limited partner in three small business investment corporations.  At December 31, 2012, the Bank’s remaining off-balance sheet commitment for the capital investments was $934,000.  See Note 12 in the Company’s Consolidated Financial Statements.

In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its eligible employees.  In conjunction with the "second step" public stock offering completed on January 12, 2011, the Company provided an additional loan to the ESOP totaling $3.1 million to purchase additional common shares to fund the ESOP. As of December 31, 2012, the Bank had repaid principal payments on the loan to the ESOP of $2.5 million.  Allocated shares, including shares committed to be allocated to participants, totaled 233,311 at December 31, 2012.  As of December 31, 2012, the amount of unallocated common shares held in suspense totaled 556,438, with a fair value of $6.4 million.  See Note 11 in the Company’s Consolidated Financial Statements.

As of December 31, 2012, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.  See Note 12 in the Company’s Consolidated Financial Statements.

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

Quantitative and Qualitative Disclosures About Market Risk

Qualitative Aspects of Market Risk
The primary market risk affecting the financial condition and operating results of the Company is interest rate risk.  Interest rate risk is the exposure of current and future earnings and capital arising from movements in interest rates.  The Company manages the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. To reduce the volatility of its earnings, the Company has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. The Company’s strategy for managing interest rate risk generally is to emphasize the origination of adjustable-rate mortgage loans for retention in its loan portfolio. However, the ability to originate adjustable-rate loans depends to a great extent on market interest rates and borrowers’ preferences. As an alternative to adjustable-rate mortgage loans, the Company purchases variable-rate SBA and USDA loans in the secondary market that are fully guaranteed by the U.S. government.  These loans have a significantly shorter duration than fixed-rate mortgage loans. Fixed-rate mortgage loans typically have an adverse effect on interest rate sensitivity compared to adjustable-rate loans. Accordingly, the Company has sold more longer-term fixed-rate mortgage loans in the secondary market in recent years to manage interest rate risk.  The Company offers 10-year fixed-rate mortgage loans that it retains in its portfolio. The Company may offer attractive rates for existing certificates of deposit accounts to extend their maturities. The Company also uses shorter-term investment securities and longer-term borrowings from the FHLB to help manage interest rate risk.

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

In July 2010, the Company entered into an interest rate swap agreement with a third-party financial institution with a notional amount of $8.0 million whereby the counterparty will pay a variable rate equal to three-month LIBOR and the Company will pay a fixed rate of 2.44%. The agreement was effective on December 15, 2010 and terminates on December 15, 2015. This agreement was designated as a cash flow hedge against the trust preferred securities issued by SI Capital Trust II. This effectively fixes the interest rate on the $8.0 million of trust preferred securities at 4.14% for the period December 15, 2010 through December 15, 2015.

In January 2012, the Company entered into an interest rate swap agreement with a third-party financial institution with a notional amount of $15.0 million, whereby the counterparty will pay a variable rate equal to three-month LIBOR and the Company will pay a fixed rate of 1.255%. The agreement was effective on January 11, 2012 and terminates on January 11, 2017. This agreement was not designated as a hedging instrument.

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

The table below sets forth an approximation of the Company’s exposure as a percentage of estimated net interest income for the next 12- and 24-month periods using interest income simulation. The simulation uses projected repricing of assets and liabilities at December 31, 2012 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities the Company holds, rising or falling interest rates have a significant impact on the prepayment speeds of the Company’s earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. The Company’s asset sensitivity would be reduced if prepayments slow and vice versa. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income at December 31, 2012.

	Percentage Change in Estimated Net Interest Income Over
	12 Months	24 Months
100 basis point increase in rates	3.66%	4.28%
200 basis point increase in rates	3.90	4.47
300 basis point increase in rates	2.11	1.81

Management believes that under the current rate environment, a change of interest rates downward is a highly remote interest rate scenario. Therefore, management simulated an increase in rates of 100, 200 and 300 basis points for the 12- and 24-month periods. This limit will be re-evaluated periodically and may be modified as appropriate.

The basis point change in rates in the above table is assumed to occur evenly over the 12- and 24-month periods. As indicated by the results of the above scenarios, net interest income would be positively impacted in the 12- and 24-month periods if rates increased as a result of the Company's strategy to better position the balance sheet for the anticipated increase in market interest rates. As indicated above, net income would be lower if rates were to increase 300 basis point under both the 12- and 24-month periods. The Company’s strategy for mitigating interest rate risk includes the purchase of adjustable-rate investment securities and SBA and USDA loans that will reprice in a rising rate environment, selling longer-term and lower fixed-rate residential mortgage loans in the secondary market and restructuring FHLB borrowings to current lower market interest rates while extending their duration. Additionally, the interest rate swap agreement used to hedge the interest rate of the Company's long-term variable-rate debt effectively converts the debt to a fixed-rate, which reflects favorably on net interest income in a rising rate environment.

Stock Performance Graph

The following graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Nasdaq Composite (U.S. Companies) and the SNL $500M - $1B Thrift Index.  Total return assumes the reinvestment of all dividends.  The graph assumes $100 was invested at the close of business on December 31, 2007.

SI Financial Group, Inc.

	Period Ending
Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
SI Financial Group, Inc.	100.00	62.51	54.70	93.34	94.69	111.76
NASDAQ Composite	100.00	60.02	87.24	103.08	102.26	120.42
SNL Thrift $500M-$1B Index	100.00	74.15	69.70	76.50	72.19	91.33

Common Stock Information

The common stock of the Company is listed on NASDAQ Global Market ("NASDAQ") under the trading symbol "SIFI." As of March 1, 2013, there were 10,112,310 shares of common stock outstanding, which were held by approximately 925 shareholders of record.

The following table sets forth the market price and dividend information for the Company's common stock for the periods indicated, as reported by NASDAQ.

	Years Ended December 31,
	2012			2011
	Price Range		Dividends Declared	Price Range		Dividends Declared
	High	Low		High	Low
First Quarter	$11.59	$9.69	$0.03	$10.50	$8.50	$0.03
Second Quarter	11.75	10.38	0.03	10.53	9.67	0.03
Third Quarter	11.90	11.08	0.03	10.38	9.01	0.03
Fourth Quarter	11.82	10.76	0.03	9.90	8.76	0.03

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders
of SI Financial Group, Inc.

We have audited SI Financial Group, Inc. and subsidiaries' (the “Company”) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. SI Financial Group, Inc. and subsidiaries' management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
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
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, SI Financial Group, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the December 31, 2012 consolidated financial statements of SI Financial Group, Inc. and our report dated March 15, 2013 expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 15, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
of SI Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of net income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SI Financial Group, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), SI Financial Group, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 15, 2013 expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 15, 2013

SI FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	December 31,
	2012	2011
ASSETS:
Cash and due from banks:
Noninterest-bearing	$16,364	$13,980
Interest-bearing	21,325	34,432
Total cash and cash equivalents	37,689	48,412

Available for sale securities, at fair value	176,513	230,814
Loans held for sale	5,069	5,558
Loans receivable (net of allowance for loan losses of $6,387 and $4,970 at December 31, 2012 and 2011, respectively)	685,163	618,626
Federal Home Loan Bank stock, at cost	8,078	8,388
Bank-owned life insurance	9,060	9,012
Premises and equipment, net	11,216	12,651
Goodwill and other intangibles	3,451	4,105
Accrued interest receivable	3,215	3,539
Deferred tax asset, net	4,639	4,614
Other real estate owned, net	1,293	976
Prepaid FDIC deposit insurance assessment	1,312	1,974
Other assets	6,552	6,378
Total assets	$953,250	$955,047

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$89,834	$85,958
Interest-bearing	615,314	615,968
Total deposits	705,148	701,926

Mortgagors' and investors' escrow accounts	3,207	3,291
Federal Home Loan Bank advances	98,069	100,069
Junior subordinated debt owed to unconsolidated trust	8,248	8,248
Accrued expenses and other liabilities	12,819	10,996
Total liabilities	827,491	824,530

Commitments and contingencies (Notes 6, 11 and 12)

Shareholders' Equity:
Preferred stock ($0.01 par value per share; 1,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value per share; 35,000,000 shares authorized; 10,112,310 shares issued and outstanding at December 31, 2012; 10,576,849 shares issued and 10,576,302 shares outstanding at December 31, 2011)	101	106
Additional paid-in-capital	94,810	94,612
Unallocated common shares held by ESOP	(5,088)	(5,568)
Unearned restricted shares	(2,210)	(38)
Retained earnings	36,733	42,080
Accumulated other comprehensive income (loss)	1,413	(675)
Total shareholders' equity	125,759	130,517
Total liabilities and shareholders' equity	$953,250	$955,047

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2012	2011	2010
Interest and dividend income:
Loans, including fees	$30,462	$30,969	$33,381
Securities:
Taxable interest	5,267	6,702	6,319
Tax-exempt interest	3	5	38
Dividends	46	79	23
Other	46	65	114
Total interest and dividend income	35,824	37,820	39,875

Interest expense:
Deposits	6,019	7,262	9,437
Federal Home Loan Bank advances	3,276	3,779	4,214
Subordinated debt	338	336	173
Total interest expense	9,633	11,377	13,824

Net interest income	26,191	26,443	26,051

Provision for loan losses	2,896	1,558	902

Net interest income after provision for loan losses	23,295	24,885	25,149

Noninterest income:
Total other-than-temporary impairment losses on securities	(239)	(1,841)	(492)
Portion of losses recognized in other comprehensive income	116	1,693	—
Net impairment losses recognized in earnings	(123)	(148)	(492)
Service fees	4,935	4,820	5,093
Wealth management fees	1,975	4,108	4,083
Increase in cash surrender value of bank-owned life insurance	284	289	290
Net gain on sale of securities	273	486	878
Mortgage banking	1,893	814	1,090
Net (loss) gain on trading securities and derivatives	(358)	195	(429)
Net loss on disposal of SI Trust Servicing operations	(698)	—	—
Impairment loss on long-lived assets	(392)	—	—
Net loss on disposal of equipment	(5)	(41)	(5)
Other	933	604	177
Total noninterest income	8,717	11,127	10,685

Noninterest expenses:
Salaries and employee benefits	15,868	16,043	15,487
Occupancy and equipment	5,480	5,838	5,628
Computer and electronic banking services	3,738	3,867	3,785
Outside professional services	1,309	1,054	944
Marketing and advertising	705	823	757
Supplies	442	467	491
FDIC deposit insurance and regulatory assessments	933	894	1,306
Contribution to SI Financial Group Foundation	—	500	—
Other	2,178	3,106	3,120
Total noninterest expenses	30,653	32,592	31,518

Income before income tax provision	1,359	3,420	4,316
Income tax provision	241	1,003	1,313
Net income	$1,118	$2,417	$3,003

Earnings per share:
Basic	$0.11	$0.24	$0.29
Diluted	$0.11	$0.24	$0.29
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands)

	Years Ended December 31,
	2012	2011	2010

Net Income	$1,118	$2,417	$3,003

Other comprehensive income, net of tax:
Net unrealized gain (loss) on available for sale securities:
Net unrealized holding gain (loss) on available for sale securities	1,258	2,018	(58)
Reclassification adjustment for gains recognized in net income	(180)	(321)	(579)
Plus: credit portion of OTTI losses recognized in net income	81	98	325
Plus: noncredit portion of OTTI gains (losses) on available for sale securities	934	(1,142)	1,026
Net unrealized holding gain on available for sale securities	2,093	653	714
Net unrealized loss on interest-rate swap derivative	(5)	(220)	(85)
Other comprehensive income	2,088	433	629
Comprehensive income	$3,206	$2,850	$3,632

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in Capital	Unallocated Common Shares Held by ESOP	Unearned Restricted Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders' Equity
	Shares	Dollars

Balance at December 31, 2009	12,563,750	$126	$52,230	$(3,230)	$(193)	$38,883	$(2,389)	$(7,965)	$77,462

Net income	—	—	—	—	—	3,003	—	—	3,003
Other comprehensive income	—	—	—	—	—	—	629	—	629
Total comprehensive income									3,632
Cumulative effect adjustment for change in accounting principle for embedded credit derivative	—	—	—	—	—	(652)	652	—	—
Cash dividends declared ($0.09 per share)	—	—	—	—	—	(375)	—	—	(375)
Equity incentive plan compensation	—	—	89	—	168	—	—	—	257
Allocation of 29,004 ESOP shares	—	—	(121)	323	—	—	—	—	202
Treasury stock purchased (10,517 shares)	—	—	—	—	—	—	—	(74)	(74)
Balance at December 31, 2010	12,563,750	126	52,198	(2,907)	(25)	40,859	(1,108)	(8,039)	81,104

Net income	—	—	—	—	—	2,417	—	—	2,417
Other comprehensive income	—	—	—	—	—	—	433	—	433
Total comprehensive income									2,850
Exchange of common stock pursuant to reorganization and concurrent stock offering	(1,986,901)	(20)	42,311	—	—	—	—	8,039	50,330
Cash dividends declared ($0.12 per share)	—	—	—	—	—	(1,191)	—	—	(1,191)
Restricted shares activity	—	—	22	—	(22)	—	—	—	—
Equity incentive plan compensation	—	—	91	—	9	—	—	—	100
Shares purchased by ESOP pursuant to reorganization (392,670 shares)	—	—	—	(3,141)	—	—	—	—	(3,141)
Allocation of 48,637 ESOP shares	—	—	(13)	480	—	—	—	—	467
Tax benefit from share-based compensation	—	—	3	—	—	—	—	—	3
Treasury stock purchased	(547)	—	—	—	—	(5)	—	—	(5)
Balance at December 31, 2011	10,576,302	106	94,612	(5,568)	(38)	42,080	(675)	—	130,517

Net income	—	—	—	—	—	1,118	—	—	1,118
Other comprehensive income	—	—	—	—	—	—	2,088	—	2,088
Total comprehensive income									3,206
Cash dividends declared ($0.12 per share)	—	—	—	—	—	(1,171)	—	—	(1,171)
Restricted shares activity	—	—	—	—	(2,226)	(12)	—	—	(2,238)
Equity incentive plan compensation	—	—	135	—	54	—	—	—	189
Allocation of 48,637 ESOP shares	—	—	63	480	—	—	—	—	543
Tax benefit from share-based compensation	—	—	4	—	—	—	—	—	4
Stock options exercised	1,796	—	(4)	—	—	14	—	—	10
Common shares repurchased	(465,788)	(5)	—	—	—	(5,296)	—	—	(5,301)
Balance at December 31, 2012	10,112,310	$101	$94,810	$(5,088)	$(2,210)	$36,733	$1,413	$—	$125,759
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$1,118	$2,417	$3,003
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,896	1,558	902
Employee stock ownership plan expense	543	467	202
Equity incentive plan expense	189	100	257
Excess tax benefit from share-based compensation	(4)	(3)	—
Amortization of investment premiums and discounts, net	1,168	650	394
Amortization of loan premiums and discounts, net	1,423	1,458	674
Depreciation and amortization of premises and equipment	1,852	1,947	1,971
Amortization of core deposit intangible	11	21	32
Net gain on sale of securities	(273)	(486)	(878)
Net loss (gain) on trading securities and derivatives	358	(195)	429
Deferred income tax (benefit) provision	(1,100)	891	(355)
Loans originated for sale	(53,552)	(47,134)	(55,634)
Proceeds from sale of loans held for sale	55,260	49,098	49,107
Net loss on disposal of SI Trust Servicing operations	698	—	—
Net gain on sale of loans held for sale	(1,646)	(611)	(887)
Net gain on sale of loans held for investment	—	(275)	—
Net loss on disposal of equipment	5	41	5
Net loss on sales or write-downs of other real estate owned	60	236	534
Increase in cash surrender value of bank-owned life insurance	(284)	(289)	(290)
Gain on bank-owned life insurance proceeds	(349)	(122)	—
Impairment loss on long-lived assets	392	—	—
Other-than-temporary impairment losses on securities	123	148	492
Change in operating assets and liabilities:
Accrued interest receivable	324	(443)	228
Other assets	1,796	1,783	292
Accrued expenses and other liabilities	1,232	62	2,129
Net cash provided by operating activities	12,240	11,319	2,607

Cash flows from investing activities:
Purchases of available for sale securities	(41,721)	(139,919)	(91,716)
Proceeds from sales of available for sale securities	44,033	36,883	40,144
Proceeds from maturities of and principal repayments on available for sale securities	54,452	53,366	55,515
Net (increase) decrease in loans	(22,875)	23,016	52,031
Purchases of loans	(49,768)	(46,999)	(53,953)
Proceeds from sale of loans held for investment	—	7,966	—
Proceeds from sale of other real estate owned	1,361	954	3,685
Purchases of premises and equipment	(1,472)	(2,516)	(1,133)
Proceeds from bank-owned life insurance	585	603	—
Net cash (used in) provided by investing activities	(15,405)	(66,646)	4,573

Cash flows from financing activities:
Net increase in deposits	3,222	41,212	1,927
Net decrease in mortgagors' and investors' escrow accounts	(84)	(134)	(166)
Proceeds from Federal Home Loan Bank advances	7,000	23,000	23,355
Repayments of Federal Home Loan Bank advances	(9,000)	(37,100)	(25,286)
Net proceeds from common stock offering	—	2,774	47,556
Excess tax benefit from share-based compensation	4	3	—
Purchase of shares by ESOP pursuant to reorganization	—	(3,141)	—
Purchase of shares for equity plan	(2,238)	—	—
Stock options exercised	10	—	—
Cash dividends on common stock	(1,171)	(1,191)	(375)
Common shares repurchased	(5,301)	(5)	(74)
Net cash (used in) provided by financing activities	(7,558)	25,418	46,937

Net change in cash and cash equivalents	(10,723)	(29,909)	54,117
Cash and cash equivalents at beginning of year	48,412	78,321	24,204
Cash and cash equivalents at end of year	$37,689	$48,412	$78,321

Supplemental cash flow information:
Interest paid	$9,682	$11,440	$13,857
Income taxes (received) paid, net	(321)	790	714
Transfer of stock offering escrow for issuance of common shares	—	47,556	—
Transfer of loans to other real estate owned	1,787	881	1,824

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
SI Financial Group, Inc. (the “Company”) is the holding company for Savings Institute Bank and Trust Company (the “Bank”).  Established in 1842, the Bank is a community-oriented financial institution headquartered in Willimantic, Connecticut.  The Bank provides a variety of financial services to individuals, businesses and municipalities through its twenty offices in eastern Connecticut.  Its primary products include savings, checking and certificate of deposit accounts, residential and commercial mortgage loans, commercial business loans and consumer loans.  In addition, wealth management services, which include trust, financial planning, life insurance and investment services, are offered to individuals and businesses through the Bank’s offices.  The Company does not conduct any material business other than owning all of the stock of the Bank and making payments on the subordinated debentures held by the Company.

The Company is the successor to the former federally-chartered SI Financial Group, Inc., the former holding company for the Bank when the Bank was organized in the mutual holding company structure. In January 2011, the Company completed a public stock offering and concurrent conversion of the Bank from the mutual holding company to the stock form of organization. A total of 6,544,493 shares of common stock were sold at $8.00 per share.  Additional shares totaling 4,032,356 were issued in exchange for shares of the former federally-chartered SI Financial Group, Inc., at an exchange ratio of 0.8981.  Shares outstanding after the stock offering and the exchange totaled 10,576,849.  Earnings per share and the weighted average common shares outstanding for the year ended December 31, 2010 have been restated to reflect the exchange.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, 803 Financial Corp., SI Mortgage Company and SI Realty Company, Inc.  All significant intercompany accounts and transactions have been eliminated.

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

Reclassifications
Certain amounts in the Company’s consolidated financial statements have been reclassified to conform to the 2012 presentation.  Such reclassifications had no effect on net income.

Significant Group Concentrations of Credit Risk
A majority of the Company’s activities are with customers located within eastern Connecticut.  The Company does not have any significant concentrations in any one industry or customer.  See Notes 3 and 4 for details relating to the Company’s investment and lending activities.

Cash and Cash Equivalents and Statements of Cash Flows
Cash and due from banks, federal funds sold and short-term investments with maturities at date of purchase of less than 90 days are recognized as cash equivalents in the statements of cash flows.  Federal funds sold generally mature in one day.  For purposes of reporting cash flows, the Company considers all highly liquid debt instruments

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

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

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using unobservable inputs to pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. Transfers between levels are recognized at the end of a reporting period, if applicable.

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

At each reporting period, the Company evaluates securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other than temporary. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities.  Management also evaluates other facts and circumstances that may be indicative of an OTTI condition, such as the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuers.  OTTI is required to be recognized if (1) the Company intends to sell the security; (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other-than-temporary, the declines in fair value are reflected in earnings as realized losses.  For impaired debt securities that

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. For all other impaired debt securities, credit-related OTTI is recognized through earnings and noncredit-related OTTI is recognized in other comprehensive income, net of applicable taxes.  See Notes 3 and 15 for more details.

Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in capital stock of the FHLB.  Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost.  At its discretion, the FHLB may declare dividends on its stock.  The stock is redeemable at par by the FHLB and the Company’s ability to redeem the shares owned is dependent on the redemption practices of the FHLB.  The Company reviews its investment in FHLB stock for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.  No impairment charges were recognized for the years ended December 31, 2012, 2011 and 2010.

Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of amortized cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income.  Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold on the trade date and reported within mortgage banking activities on the accompanying consolidated statements of income.

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

Management considers all nonaccrual loans, with the exception of certain consumer loans, and TDRs to be impaired.  In most cases, loan payments less than 90 days past due are considered minor collection delays and the related loans are generally not considered impaired.

Allowance for Loan Losses
The allowance for loan losses, a material estimate which could change significantly in the near-term, is established through a provision for loan losses charged to earnings to account for losses that are inherent in the loan portfolio

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

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

The allowance for loan losses consists of the following key elements:

◦
Specific allowance for identified impaired loans.  For loans that are identified as impaired, an allowance is established when the present value of expected cash flows (or observable market price of the loan or fair value of the collateral if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan.

◦
General valuation allowance.  The general component represents a valuation allowance on the remainder of the loan portfolio, after excluding impaired loans.  For this portion of the allowance, loans are segregated by category and assigned an allowance percentage based on historical loan loss experience adjusted for qualitative factors stratified by the following loan segments:  residential one- to four-family, multi-family and commercial real estate, construction, commercial business and consumer.   Management uses a rolling average of historical losses based on the time frame appropriate to capture relevant loss data for each loan segment.  This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies, classified loans and nonaccrual loans; level of loan charge-offs; trends in volume, nature and terms of loans; existence and effect of/or changes in the level of credit concentrations; effects of changes in risk selection, underwriting standards and other changes in lending policies, procedures and practices; experience/ability and depth of lending management and staff, national and local economic trends and conditions and impact on value of underlying collateral for collateral dependent loans.

The qualitative factors are determined based on the following various risk characteristics for each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential – One- to Four-Family – The Bank primarily originates conventional loans with loan-to-value ratios less than 95% and generally originates loans with loan-to-value ratios in excess of 80% only when secured by first liens on owner-occupied one- to four-family residences.  Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower.  The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality of this segment.

Multi-family and Commercial – Loans in this segment are originated for the purpose of acquiring, developing, improving or refinancing multi-family and commercial real estate where the property is the primary collateral securing the loan, and the income generated from the property is the primary

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

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

Commercial Business – Loans in this segment are made to businesses and are generally secured by assets of the business.  Repayment is expected from the cash flows of the business.  A weakened economy and reduced viability of the industry in which the customer operates will have a negative impact on the credit quality in this segment. To a lesser extent, the Bank provides financing for investors in the time share industry, which are secured by consumer receivables, and finances capital improvements for condominium associations, which are secured by the assigned rights to levy special assessments to condominium owners.

Consumer – Loans in this segment primarily include home equity lines of credit (representing both first and second liens), and indirect automobile loans and, to a lesser extent, loans secured by marketable securities, passbook or certificate accounts, motorcycles, automobiles and recreational vehicles, as well as unsecured loans.  Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

In computing the allowance for loan losses, we do not assign a general valuation allowance to the Small Business Administration ("SBA") and United States Department of Agriculture ("USDA") loans that we purchase as such loans are fully guaranteed.  These loans are included in commercial business loans. See Note 4 for details.

The majority of the Company's loans are collateralized by real estate located in eastern Connecticut. To a lesser extent, certain commercial real estate loans are secured by collateral located outside of our primary market area. Accordingly, the collateral value of a substantial portion of the Company's loan portfolio and real estate acquired through foreclosure is susceptible to changes in market conditions.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

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

Interest Rate Swap Agreements - The Company uses interest rate swap agreements as part of its interest rate risk management strategy.  Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period.  The notional amount on which the interest payments are based is not exchanged.  The Company’s swap agreements are derivative instruments and convert a portion of the Company’s variable-rate debt to a fixed-rate.

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

The Company has characterized one of its interest rate swaps as a cash flow hedge.  Cash flow hedges are used to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate fluctuations, and are recorded at fair value in other assets or liabilities within the Company’s balance sheets. Changes in the fair value of these cash flow hedges are initially recorded as a component of other comprehensive income and subsequently reclassified into earnings when the hedged transaction affects earnings. The ineffective portion of the gain or loss on derivative instruments, if any, is recognized in earnings.

Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments. These undesignated derivative instruments are recognized on the consolidated balance sheets at fair value, with changes in fair value recorded in other noninterest income. One of the Company's interest rate swap agreements is not designated as a hedge.

Derivative Loan Commitments - Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding.  Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheets in other assets and other liabilities

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

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

Servicing
The Company services mortgage loans for others.  Mortgage servicing assets are recognized as separate assets at fair value when rights are acquired through purchase or retained through the sale of financial assets.  Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.  The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.  Capitalized servicing rights are reported in other assets and are amortized into mortgage banking income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

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

Employee Stock Ownership Plan
The loans to the Employee Stock Ownership Plan ("ESOP") are repaid from the Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over an initial period of 15 years for the first loan and 20 years for the second loan.  Unearned compensation applicable to the ESOP is reflected as a reduction of shareholders’ equity on the consolidated balance sheets. Compensation expense is recognized as ESOP shares are committed to be released and is based on the average fair market value of the shares during the period.  The difference between the average fair value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital. Unallocated ESOP shares are not considered outstanding for calculating earnings per share.  Dividends paid on allocated ESOP shares are charged to retained earnings and dividends paid on unallocated ESOP shares are used to satisfy debt service.  See Note 11 for additional discussion.

Equity Incentive Plan
The Company measures and recognizes compensation cost relating to share-based compensation based on the grant date fair value of the equity instruments issued.  Share-based compensation is recognized on a straight-line basis over the period of service or performance for the award.   Reductions in compensation expense associated with forfeited options are estimated at the date of grant, and this estimated forfeiture rate is adjusted based on actual forfeiture experience.  The fair value of each restricted stock allocation, equal to the market price at the date of grant, is recorded as unearned restricted shares.  The fair value of each stock option award is determined on the date of grant using the Black-Scholes option pricing model, which includes several assumptions such as expected volatility, dividends, term and risk-free rate for each stock option award.  See Note 11 for additional discussion.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

The Company does not have any uncertain tax positions which require accrual or disclosure at December 31, 2012 or 2011.  In accordance with the provisions of applicable accounting guidance, in future periods, the Company may record a liability for unrecognized tax benefits related to the recognition, derecognition or change in measurement of a tax position as a result of new tax positions, changes in management’s judgment about the level of uncertainty of existing tax positions, expiration of open income tax returns due to the statutes of limitation, status of examinations and litigation and legislative activity.  The Company has elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in the Company’s consolidated statements of income.  No interest or penalties were recorded for the years ended December 31, 2012, 2011 and 2010.

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

Common Share Repurchases
The Company is chartered in the state of Maryland. Maryland law does not provide for treasury shares, rather shares repurchased by the Company constitute authorized but unissued shares. Accounting principles generally accepted in the United States of America state that accounting for treasury stock shall conform to state law. Therefore, the cost of shares repurchased by the Company has been allocated to common stock and retained earnings balances.

Earnings Per Share
Basic earnings per share is calculated by dividing the net income available to common shareholders by the weighted average number of common shares outstanding during the period.  Unvested restricted shares are considered outstanding in the computation of basic earnings per share since the shares participate in dividends and the rights to the dividends are non-forfeitable.  Diluted earnings per share is computed in a manner similar to basic earnings per share except that the weighted average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period.  The Company’s common stock equivalents relate solely to stock options.  Repurchased common shares and unallocated common shares held by the Bank's ESOP are not deemed outstanding for earnings per share calculations.

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented, and are not considered in diluted earnings per share calculations. The Company had 323,011, 443,026 and 420,200 anti-dilutive common shares outstanding for the years ended December 31, 2012, 2011 and 2010, respectively. The computation of earnings per share is as follows:

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

	Years Ended December 31,
	2012	2011	2010
	(In Thousands, Except Share Amounts)

Net income	$1,118	$2,417	$3,003
Weighted average common shares outstanding:
Basic	9,730,797	9,988,322	10,302,201
Effect of dilutive stock options	24,895	20,538	2,615
Diluted	9,755,692	10,008,860	10,304,816

Earnings per share:
Basic	$0.11	$0.24	$0.29
Diluted	$0.11	$0.24	$0.29

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

Recent Accounting Pronouncements
Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements - In May 2011, the Financial Accounting Standards Board ("FASB") amended its standard related to fair value measurement and disclosure requirements in accordance with GAAP and International Financial Reporting Standards. The amendments (1) change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurement, (2) clarify the intent of the application of existing fair value measurement requirements and (3) change the requirements for measuring fair value and for disclosing information about fair value. The amendments are not intended to change the application of existing requirements for fair value measurement. The amendments should be applied prospectively effective during the first interim and annual periods beginning after December 15, 2011. The adoption of these amendments did not have a material impact on the Company's consolidated financial statements.

Testing of Goodwill for Impairment - In September 2011, the FASB amended its standard related to how entities test goodwill for impairment. Under this amendment, an entity is now permitted to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If after assessing the totality of events and circumstances, an entity determines it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. Under this amendment, an entity is no longer permitted to carry forward its detailed calculation of a reporting unit's fair value from a prior year. The amendments in this update were effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this amendment did not have a material impact on the Company's consolidated financial statements.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

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

Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities - In January 2013, the FASB issued amendments to clarify that the scope of Disclosures about Offsetting Assets and Liabilities applies to derivatives accounted for in accordance with Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements, reverse repurchase agreements, securities borrowing and securities lending transactions that are either offset in accordance with applicable guidance or subject to an enforceable master netting arrangement or similar agreement. The amendments in this update are effective for fiscal years beginning on or after
January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The adoption of this amendment is not expected to have a material impact on the Company's consolidated financial statements.

Comprehensive Income - Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income - In February 2012, the FASB issued an amendment to improve the transparency of reporting these reclassifications by requiring an organization to 1) present the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income and 2) cross-reference to other disclosures currently required under GAAP for other reclassification items to be reclassified directly to net income in their entirety in the same reporting period. The amendments are effective for reporting periods beginning after December 15, 2012 with early adoption permitted. The adoption of this amendment is not expected to have a material impact on the Company's consolidated financial statements.

NOTE 2.  RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits.  At December 31, 2012 and 2011, the Bank was required to maintain cash and liquid asset reserves of $700,000 and $858,000, respectively, and to maintain $3.0 million in the Federal Reserve Bank ("FRB") for clearing purposes to satisfy such reserve requirements at December 31, 2011. During 2012, the Federal Reserve Bank announced an initiative to simplify reserves administration. Effective July 12, 2012, the Federal Reserve Bank eliminated the contractual clearing balance program. The second phase of this initiative will become effective on June 27, 2013, creating a common two-week maintenance period for all depository institutions and replacing carryover and routine waivers with a penalty-free band around reserve balance requirements.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

NOTE 3.  SECURITIES

Available for sale securities:
The amortized cost, gross unrealized gains and losses and fair values of available for sale securities at December 31, 2012 and 2011 are as follows:

	December 31, 2012
	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
U.S. Government and agency obligations	$55,027	$1,255	$(23)	$56,259
Government-sponsored enterprises	23,388	579	—	23,967
Mortgage-backed securities:(2)
Agency - residential	69,399	2,211	(66)	71,544
Non-agency - residential	4,784	52	(124)	4,712
Non-agency - HELOC	2,555	—	(78)	2,477
Corporate debt securities	7,555	188	(49)	7,694
Collateralized debt obligations	5,993	—	(1,597)	4,396
Obligations of state and political subdivisions	5,152	262	—	5,414
Foreign government securities	50	—	—	50
Total available for sale securities	$173,903	$4,547	$(1,937)	$176,513

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
DECEMBER 31, 2012, 2011 AND 2010

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

At December 31, 2012 and 2011, U.S. government and agency obligations and government-sponsored enterprise securities with an amortized cost of $4.5 million and $5.0 million, respectively, and a fair value of $4.6 million and $5.1 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities by contractual maturities at December 31, 2012 are presented below.  Actual maturities of mortgage-backed securities ("MBS") may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties.  Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
	(In Thousands)
Within 1 year	$8,382	$8,484
After 1 but within 5 years	25,699	26,475
After 5 but within 10 years	17,223	17,426
After 10 years	45,861	45,395
	97,165	97,780
Mortgage-backed and asset-backed securities	76,738	78,733
Total debt securities	$173,903	$176,513

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

The following is a summary of realized gains and losses on the sale of securities for the years ended December 31, 2012, 2011 and 2010:

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)
Gross gains on sales	$798	$589	$1,096
Gross losses on sales	(525)	(103)	(218)
Net gain on sale of securities	$273	$486	$878

The tax provision applicable to the above net realized gains amounted to $93,000, $165,000 and $299,000 for the years ended December 31, 2012, 2011 and 2010, respectively.   Proceeds from the sale of available for sale securities totaled $44.0 million, $36.9 million and $40.1 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The following tables present information pertaining to securities with gross unrealized losses at December 31, 2012 and 2011, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
December 31, 2012:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$—	$—	$1,367	$23	$1,367	$23
Mortgage-backed securities:
Agency - residential	6,923	37	1,404	29	8,327	66
Non-agency - residential	1,926	8	1,417	116	3,343	124
Non-agency - HELOC	—	—	2,477	78	2,477	78
Corporate debt securities	—	—	946	49	946	49
Collateralized debt obligations	—	—	4,396	1,597	4,396	1,597
Total	$8,849	$45	$12,007	$1,892	$20,856	$1,937

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

	Less Than 12 Months		12 Months Or More		Total
December 31, 2011:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$32,390	$94	$415	$6	$32,805	$100
Mortgage-backed securities:
Agency - residential	8,241	111	1,969	67	10,210	178
Non-agency - residential	—	—	5,305	899	5,305	899
Non-agency - HELOC	—	—	2,538	559	2,538	559
Corporate debt securities	3,482	234	946	53	4,428	287
Collateralized debt obligations	—	—	2,917	3,358	2,917	3,358
Equity securities - financial services	169	24	—	—	169	24
Equity securities - other	708	95	—	—	708	95
Total	$44,990	$558	$14,090	$4,942	$59,080	$5,500

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

At December 31, 2012, fourteen debt securities with gross unrealized losses had aggregate depreciation of approximately 8.5% of the Company’s amortized cost basis.  The majority of the unrealized losses related to the Company’s collateralized debt obligations and non-agency mortgage-backed securities.  For the years ended December 31, 2012, 2011 and 2010, the Company recognized $123,000, $148,000 and $492,000, respectively, of net impairment charges on investments deemed other-than-temporarily impaired. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements of whether the applicable investments within the Company’s securities portfolio were other-than-temporarily impaired at December 31, 2012.

U.S. Government and Agency Obligations.  The unrealized losses on the Company’s U.S. Government and agency obligations related primarily to a widening of the rate spread to comparable treasury securities.  The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments.  Because the decline in market value is attributable to changes in interest rates and not

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

credit quality, and because the Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell the securities before their anticipated recovery, which may be at maturity, the Company did not consider these securities to be other-than-temporarily impaired at December 31, 2012.

Mortgage-backed Securities - Agency - Residential. The unrealized losses on the Company’s agency–residential mortgage-backed securities were caused by increases in the rate spread to comparable treasury securities. The Company does not expect these securities to settle at a price less than the amortized cost basis of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before the recovery of their amortized cost basis, which may be at maturity, the Company did not consider these investments to be other-than-temporarily impaired at December 31, 2012.

Mortgage-backed Securities - Non-agency - Residential.  Despite significant improvement in the market, these securities continue to trade well below historic levels, particularly those backed by jumbo or hybrid loan collateral.  At December 31, 2012, management evaluated credit rating details for the tranche, as well as credit information on subordinate tranches, potential future credit losses and loss analyses.  Additionally, management reviewed reports prepared by an independent third party for certain non-agency mortgage-backed securities. The Company has not recorded any further impairment losses as of December 31, 2012 because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity.

The following table details the Company’s non-agency residential mortgage-backed securities that were rated below investment grade at December 31, 2012.

Security	Class (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (2)	Total Credit- Related OTTI (3)	Credit Support Coverage Ratios (4)
(Dollars in Thousands)
MBS 1	SSNR, AS	$1,533	$—	$(116)	$1,417	D	$197	0.00
MBS 2	PT, AS	198	4	—	202	CCC	—	0.24
		$1,731	$4	$(116)	$1,619		$197

(1) Class definitions:  PT - Pass Through, AS - Accelerated, and SSNR - Super Senior.
(2) The Company utilized credit ratings provided by Moody's, S&P and Fitch in its evaluation of issuers.
(3) The OTTI amounts provided in the table represent cumulative credit loss amounts through December 31, 2012.
(4) The credit support coverage ratio, which is the ratio that determines the multiple of credit support, is based on assumptions for the performance of the loans within the delinquency pipeline.  The assumptions used are: current collateral support/((60 day delinquencies x .60)+(90 day delinquencies x .70)+(foreclosures x 1.00) + (other real estate x 1.00)) x .40 for loss severity.

Mortgage-backed Securities - Non-agency - HELOC.  The unrealized loss on the Company’s non-agency - HELOC mortgage-backed security is related to one investment grade security whose market has been illiquid.  This security is collateralized by home equity lines of credit secured by first and second liens and insured by Financial Security Assurance.  At December 31, 2012, management evaluated credit rating details, collateral support and loss analyses.  All of the unrealized losses on this security relate to factors other than credit.  Because the Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell this security before the recovery of its amortized cost basis, which may be at maturity, the Company did not record an impairment loss at December 31, 2012.

Corporate Debt Securities. Substantially all of the corporate debt securities are rated investment-grade, including those in an unrealized loss position. Various factors were considered in assessing whether the Company expects to recover the amortized cost of corporate debt securities including, but not limited to, the strength of issuer credit

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

ratings, the financial condition of guarantors and the length of time and the extent to which a security's fair value has been less than its amortized cost. Based on management's assessment, the Company expects to recover the entire amortized cost basis of all corporate debt securities that were in an unrealized loss position as of December 31, 2012.

Collateralized Debt Obligations.  The unrealized losses on the Company’s collateralized debt obligations relate to investments in pooled trust preferred securities (“PTPS”).  The PTPS market has stabilized at depressed market values as a result of market saturation.  Transactions for PTPS have been limited and have occurred primarily as a result of distressed or forced liquidation sales. The securities were widely held by hedge funds and European banks and used to offset interest rate exposure tied to LIBOR. As the positions have unwound, an excess supply of these securities have saturated the market.

Management evaluated current credit ratings, credit support and stress testing for future defaults related to the Company’s PTPS.  Management also reviewed analytics provided by the trustee and independent OTTI reviews and associated cash flow analyses performed by an independent third party.  The unrealized losses on the Company’s PTPS investments were caused by a lack of liquidity, credit downgrades and decreasing credit support.  The increased number of bank and insurance company failures has decreased the level of credit support for these investments.  A number of lower tranches have foregone payments or have received payment in kind through increased principal allocations.  However, the number of deferring securities has been decreasing and a number of reinstatements have occurred recently. Based on the existing credit profile of the remainder of the Company's PTPS investments, management does not believe that these investments will suffer from any further credit-related losses.  Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, the Company did not record additional impairment losses as of December 31, 2012.

The following table details the Company’s collateralized debt obligations that were rated below investment grade at December 31, 2012.

Security	Class	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (1)	Total Credit- Related OTTI (2)	% of Current Performing Collateral Coverage
(Dollars in Thousands)
CDO 1	B1	$1,000	$—	$(628)	$372	CCC-	$—	118.6
CDO 2	B3	1,000	—	(612)	388	CCC-	—	118.6
CDO 3	A2	2,578	—	(150)	2,428	B-	62	121.0
CDO 4	A1	1,415	—	(207)	1,208	BB-	—	159.3
		$5,993	$—	$(1,597)	$4,396		$62

(1) The Company utilized credit ratings provided by Moody's, S&P and Fitch in its evaluation of issuers.
(2) The OTTI amounts provided in the table represent cumulative credit loss amounts through December 31, 2012.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

The following table presents a roll-forward of the balance of credit losses on the Company’s debt securities for which a portion of OTTI was recognized in other comprehensive income for the years ended December 31, 2012, 2011 and 2010.

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)
Balance at beginning of year	$1,207	$1,093	$1,787
Reduction for securities transferred to trading during period	—	—	(1,186)
Amounts related to credit losses for which OTTI losses were not previously recognized	—	148	—
Additional credit losses for which OTTI losses were previously recognized	123	—	492
Reduction for permanent loss in value of securities during the period	(1,071)	—	—
Reduction for securities sold during the period (realized)	—	(34)	—
Balance at end of year	$259	$1,207	$1,093

NOTE 4.  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio
The composition of the Company's loan portfolio at December 31, 2012 and 2011 is as follows:

	December 31,
	2012	2011
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$230,664	$247,426
Multi-family and commercial	201,951	158,384
Construction	3,284	12,290
Total real estate loans	435,899	418,100

Commercial business loans:
SBA and USDA guaranteed	148,385	127,359
Other	65,142	40,442
Total commercial business loans	213,527	167,801

Consumer loans:
Home equity	28,375	27,425
Indirect automobile	9,652	5,733
Other	2,353	2,824
Total consumer loans	40,380	35,982

Total loans	689,806	621,883

Deferred loan origination costs, net of fees	1,744	1,713
Allowance for loan losses	(6,387)	(4,970)
Loans receivable, net	$685,163	$618,626

The Company purchased commercial business loans totaling $42.9 million and $41.2 million and consumer loans totaling $6.9 million and $5.8 million during 2012 and 2011, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

Allowance for Loan Losses
Changes in the allowance for loan losses for the years ended December 31, 2012, 2011 and 2010 are as follows:

	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total

	(In Thousands)

Balance at December 31, 2009	$1,028	$2,443	$221	$906	$293	$4,891
Provision for loan losses	171	464	136	47	84	902
Loans charged-off	(285)	(221)	(293)	(166)	(50)	(1,015)
Recoveries of loans previously charged-off	1	14	—	3	3	21
Balance at December 31, 2010	915	2,700	64	790	330	4,799
Provision for loan losses	530	228	15	588	197	1,558
Loans charged-off	(686)	(606)	(83)	(267)	(84)	(1,726)
Recoveries of loans previously charged-off	—	15	284	37	3	339
Balance at December 31, 2011	759	2,337	280	1,148	446	4,970
Provision (credit) for loan losses	561	1,818	(258)	556	219	2,896
Loans charged-off	(299)	(1,267)	—	—	(251)	(1,817)
Recoveries of loans previously charged-off	104	140	—	31	63	338
Balance at December 31, 2012	$1,125	$3,028	$22	$1,735	$477	$6,387

Further information pertaining to the allowance for loan losses at December 31, 2012 and 2011 is as follows:

December 31, 2012	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$454	$88	$—	$39	$—	$581
Allowance for loans individually or collectively evaluated and not deemed to be impaired	671	2,940	22	1,696	477	5,806
Total loan loss allowance	$1,125	$3,028	$22	$1,735	$477	$6,387

Loans individually evaluated and deemed to be impaired	$6,991	$5,873	$—	$618	$361	$13,843
Loans individually or collectively evaluated and not deemed to be impaired	223,673	196,078	3,284	212,909	40,019	675,963
Total loans	$230,664	$201,951	$3,284	$213,527	$40,380	$689,806

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

December 31, 2011	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$33	$107	$—	$105	$—	$245
Allowance for loans individually or collectively evaluated and not deemed to be impaired	726	2,230	280	1,043	446	4,725
Total loan loss allowance	$759	$2,337	$280	$1,148	$446	$4,970

Loans individually evaluated and deemed to be impaired	$5,590	$8,650	$—	$654	$316	$15,210
Loans individually or collectively evaluated and not deemed to be impaired	241,836	149,734	12,290	167,147	35,666	606,673
Total loans	$247,426	$158,384	$12,290	$167,801	$35,982	$621,883

Past Due Loans
The following represents an aging of loans at December 31, 2012 and 2011:

December 31, 2012	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$3,245	$1,725	$3,285	$8,255	$222,409	$230,664
Multi-family and commercial	4,149	—	1,266	5,415	196,536	201,951
Construction	—	—	—	—	3,284	3,284
Commercial Business:
SBA and USDA guaranteed	5,014	1,087	—	6,101	142,284	148,385
Other	—	—	541	541	64,601	65,142
Consumer:
Home equity	216	—	361	577	27,798	28,375
Indirect automobile	19	—	—	19	9,633	9,652
Other	21	—	—	21	2,332	2,353
Total	$12,664	$2,812	$5,453	$20,929	$668,877	$689,806

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$4,065	$995	$3,835	$8,895	$238,531	$247,426
Multi-family and commercial	292	—	1,703	1,995	156,389	158,384
Construction	—	—	—	—	12,290	12,290
Commercial Business:
SBA and USDA guaranteed	2,729	327	—	3,056	124,303	127,359
Other	—	—	623	623	39,819	40,442
Consumer:
Home equity	—	—	269	269	27,156	27,425
Indirect automobile	—	—	—	—	5,733	5,733
Other	124	—	—	124	2,700	2,824
Total	$7,210	$1,322	$6,430	$14,962	$606,921	$621,883

The Company did not have any loans that were past due 90 days or more and still accruing at December 31, 2012 or 2011.

Impaired and Nonaccrual Loans
The following is a summary of impaired and nonaccrual loans at December 31, 2012 and 2011:

	Impaired Loans
December 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Nonaccrual Loans
	(In Thousands)
Impaired loans without valuation allowance:
Real Estate:
Residential - 1 to 4 family	$3,866	$4,013	$—	$3,855
Multi-family and commercial	4,407	4,407	—	1,522
Commercial business - Other	546	546	—	470
Consumer - Home equity	361	435	—	366
Total impaired loans without valuation allowance	9,180	9,401	—	6,213

Impaired loans with valuation allowance:
Real Estate:
Residential - 1 to 4 family	3,125	3,125	454	1,133
Multi-family and commercial	1,466	1,556	88	236
Commercial business - Other	72	72	39	72
Total impaired loans with valuation allowance	4,663	4,753	581	1,441
Total impaired loans	$13,843	$14,154	$581	$7,654

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

	Impaired Loans
December 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Nonaccrual Loans
	(In Thousands)
Impaired loans without valuation allowance:
Real Estate:
Residential - 1 to 4 family	$5,232	$5,536	$—	$5,232
Multi-family and commercial	4,757	5,215	—	3,795
Commercial business - Other	31	31	—	31
Consumer	316	331	—	316
Total impaired loans without valuation allowance	10,336	11,113	—	9,374

Impaired loans with valuation allowance:
Real Estate:
Residential - 1 to 4 family	358	358	33	358
Multi-family and commercial	3,893	3,983	107	236
Commercial business - Other	623	623	105	623
Total impaired loans with valuation allowance	4,874	4,964	245	1,217
Total impaired loans	$15,210	$16,077	$245	$10,591

The Company reviews and establishes, if necessary, an allowance for certain impaired loans for the amount by which the present value of expected cash flows (or observable market price of loan or fair value of the collateral if the loan is collateral dependent) are lower than the carrying value of the loan.  For the periods presented, the Company concluded that certain impaired loans required no valuation allowance as a result of management’s measurement of impairment. No additional funds are committed to be advanced to those borrowers whose loans are deemed impaired.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

Additional information related to impaired loans is as follows:

	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
	(In Thousands)
Year Ended December 31, 2012
Residential - 1 to 4 family	$6,113	$151	$126
Multi-family and commercial	8,048	260	32
Commercial business - Other	602	4	2
Consumer - Home equity	413	4	4
Total	$15,176	$419	$164

Year Ended December 31, 2011
Residential - 1 to 4 family	$5,739	$64	$29
Multi-family and commercial	8,035	312	—
Commercial business - Other	421	—	—
Consumer - Home equity	196	—	—
Total	$14,391	$376	$29

Year Ended December 31, 2010
Residential - 1 to 4 family	$2,979	$5	$5
Multi-family and commercial	3,169	155	—
Construction	316	—	—
Commercial business - Other	165	5	5
Total	$6,629	$165	$10

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

Management periodically reviews the ratings described above and the Company’s internal audit function reviews components of the credit files, including the assigned risk ratings, of certain commercial loans as part of its loan review.

The following tables present the Company’s loans by risk rating at December 31, 2012 and 2011.

December 31, 2012	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$222,262	$723	$7,679	$—	$—	$230,664
Multi-family and commercial	—	185,141	5,321	11,489	—	—	201,951
Construction	—	3,284	—	—	—	—	3,284
Total real estate loans	—	410,687	6,044	19,168	—	—	435,899

Commercial business loans:
SBA and USDA guaranteed	148,385	—	—	—	—	—	148,385
Other	—	61,047	3,399	696	—	—	65,142
Total commercial business loans	148,385	61,047	3,399	696	—	—	213,527

Consumer loans:
Home equity	—	27,960	—	415	—	—	28,375
Indirect automobile	—	9,652	—	—	—	—	9,652
Other	—	2,353	—	—	—	—	2,353
Total consumer loans	—	39,965	—	415	—	—	40,380

Total loans	$148,385	$511,699	$9,443	$20,279	$—	$—	$689,806

December 31, 2011	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$240,904	$769	$5,753	$—	$—	$247,426
Multi-family and commercial	—	135,859	8,699	13,826	—	—	158,384
Construction	—	11,707	583	—	—	—	12,290
Total real estate loans	—	388,470	10,051	19,579	—	—	418,100

Commercial business loans:
SBA and USDA guaranteed	127,359	—	—	—	—	—	127,359
Other	—	34,788	3,977	1,677	—	—	40,442
Total commercial business loans	127,359	34,788	3,977	1,677	—	—	167,801

Consumer loans:
Home equity	—	27,109	—	316	—	—	27,425
Indirect automobile	—	5,733	—	—	—	—	5,733
Other	—	2,824	—	—	—	—	2,824
Total consumer loans	—	35,666	—	316	—	—	35,982

Total loans	$127,359	$458,924	$14,028	$21,572	$—	$—	$621,883

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

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

The Company's nonaccrual policy is followed for TDRs. If the loan was current prior to modification, nonaccrual status would not be required. If the loan was on nonaccrual prior to modification or if the payment amount significantly increases, the loan will remain on nonaccrual for a period of at least six months. Loans qualify for return to accrual status once the borrower has demonstrated the willingness and the ability to perform in accordance with the restructured terms of the loan agreement for a period of not less than six consecutive months.

All TDRs are initially reported as impaired. Impaired classification may be removed after the year of restructure if the borrower demonstrates compliance with the modified terms and the restructuring agreement specifies an interest rate equal to that which would be provided to a borrower with similar risk characteristics at the time of restructuring.

The following table provides information on loans modified as a TDR during the years ended December 31, 2012 and 2011.

	For Years Ended December 31,
	2012			2011
			Allowance for			Allowance for
	Number	Recorded	Loan Losses	Number	Recorded	Loan Losses
	of Loans	Investment	(End of Period)	of Loans	Investment	(End of Period)
	(Dollars in Thousands)
Residential - 1 to 4 family	16	$2,507	$296	—	$—	$—
Multi-family and commercial	1	77	—	3	2,130	12
Total	17	$2,584	$296	3	$2,130	$12

During the modification process, there were no loan charge-offs or principal reductions for loans included in the table above for all periods presented.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

The following table provides the recorded investment, by type of modification, for loans identified as TDRs and modified during the years ended December 31, 2012 and 2011.

	Years Ended December 31,
	2012	2011
	(In Thousands)
Interest rate adjustments	$917	$—
Principal deferrals (1)	—	443
Combination of rate and payment (2)	869	1,687
Combination of rate and maturity (3)	721	—
Maturity only	77	—
Total	$2,584	$2,130

(1) Terms of modification include temporary interest-only payments with deferral of principal.
(2) Terms include combination of interest rate adjustments and interest-only payments with deferral of principal.
(3) Terms include combination of interest rate adjustments and extensions of maturity.

For the year ended December 31, 2012, there were no troubled debt restructurings that were in payment default (defined as 90 days or more past due). For the year ended December 31, 2011, one commercial real estate loan totaling $437,000 included in the above table was in payment default. A partial loan charge-off in the amount of $458,000 was recorded on the aforementioned loan during 2011. This loan was paid in full during 2012 and therefore, is no longer in default at December 31, 2012.

Related Party Loans
Related party transactions, including loans with related parties, are discussed in further detail in Note 13.

Loans Held for Sale
Total loans held for sale amounted to $5.1 million and $5.6 million, consisting of fixed-rate residential mortgage loans, at December 31, 2012 and 2011, respectively.

Loans Serviced for Others
The Company services certain loans that it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights.  Loans serviced for others are not included in the Company’s consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was determined using a discount rate of 11.49%, PSA prepayment speeds ranging from 202% to 575% and minimal anticipated credit losses. At December 31, 2012, 2011 and 2010, the aggregate of loans serviced for others amounted to $195.5 million, $178.5 million and $148.6 million, respectively.

The following summarizes mortgage servicing rights capitalized and amortized.

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)
Balance at beginning of year	$1,177	$977	$740
Additions	427	460	439
Amortization	(291)	(260)	(202)
Balance at end of year	$1,313	$1,177	$977
Fair value of mortgage servicing assets	$1,349	$1,462	$1,456

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

Contractually specified servicing fees included in loan servicing fee income were $531,000, $463,000 and $374,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 5.  OTHER REAL ESTATE OWNED

At December 31, 2012, other real estate owned consisted of three residential and three commercial real estate properties. At December 31, 2011, other real estate owned consisted of four residential and two commercial real estate properties which were held for sale. A summary of expenses applicable to other real estate operations for the years ended December 31, 2012, 2011 and 2010, is as follows:

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)
Net loss from sales or write-downs of other real estate owned, net	$60	$236	$534
Other real estate expense, net of rental income	441	540	296
Expense from other real estate operations, net	$501	$776	$830

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2012 and 2011 are summarized as follows:

	December 31,
	2012	2011
	(In Thousands)
Land	$2,098	$2,098
Buildings	7,052	6,660
Leasehold improvements	7,563	7,822
Furniture and equipment	10,867	12,272
Construction in process	84	20
	27,664	28,872
Accumulated depreciation and amortization	(16,448)	(16,221)
Premises and equipment, net	$11,216	$12,651

At December 31, 2012, construction in process related to design and site costs associated with a new branch location for which there was an outstanding commitment for the purchase of land totaling $450,000.  At December 31, 2011, there were no outstanding commitments for the construction of new branches.

Depreciation and amortization expense was $1.9 million, $1.9 million and $2.0 million for the years ended December 31, 2012, 2011 and 2010, respectively.  See Note 12 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

NOTE 7.  GOODWILL AND OTHER INTANGIBLES

Goodwill
Goodwill for the years ended December 31, 2012, 2011 and 2010 is summarized as follows:

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)
Balance at beginning of year	$4,094	$4,094	$4,131
Impairment	—	—	(37)
Disposal of SI Trust Servicing	(643)	—	—
Balance at end of year	$3,451	$4,094	$4,094

At December 31, 2012, the Company’s goodwill relates to two branch locations acquired in 2008.  During 2012, the Company sold its SI Trust Servicing operations and, in connection with the sale, disposed of the associated goodwill. Annually, or more frequently if events or changes in circumstances warrant such evaluation, the Company evaluates its goodwill for impairment.  As a result of the Company’s goodwill impairment evaluation, the Company recorded goodwill impairment of $37,000 relating to the Colchester branch acquisition during the year ended December 31, 2010. No goodwill impairment was recorded for the years ended December 31, 2012 and 2011.

Core Deposit Intangibles
In connection with the assumption of $18.4 million of deposit liabilities from the Colchester, Connecticut branch office acquisition in January 2008, the Bank recorded a core deposit premium intangible of $159,000.  The resulting core deposit premium intangible was amortized over five years using the sum-of-the-years-digits method.  Core deposit intangibles are summarized as follows:

	Years Ended December 31,
	2012	2011
	(In Thousands)
Core deposit intangible	$159	$159
Accumulated amortization	(159)	(148)
Core deposit intangible, net	$—	$11

Amortization expense was $11,000, $21,000 and $32,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

NOTE 8.  DEPOSITS

A summary of deposit balances, by type, at December 31, 2012 and 2011 is as follows:

	December 31,
	2012	2011
	(In Thousands)
Noninterest-bearing demand deposits	$89,834	$85,958

Interest-bearing accounts:
Business checking	2	—
NOW and money market accounts	300,050	306,002
Savings accounts	38,026	37,329
Certificates of deposit (1)	277,236	272,637
Total interest-bearing accounts	615,314	615,968
Total deposits	$705,148	$701,926

(1) Includes brokered deposits of $4.2 million and $4.0 million at December 31, 2012 and 2011, respectively.

Certificates of deposit in denominations of $100,000 or more were $112.4 million and $99.5 million at December 31, 2012 and 2011, respectively. Effective July 21, 2010, with the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the FDIC permanently raised deposit insurance levels to $250,000 per depositor.  Prior to the increase, deposits in excess of $100,000, with the exception of self-directed retirement accounts which are insured up to $250,000, were not federally insured.

Contractual maturities of certificates of deposit as of December 31, 2012 are summarized below (in thousands).

2013	$135,113
2014	56,675
2015	49,568
2016	15,418
2017	14,293
Thereafter	6,169
Total certificates of deposit	$277,236

A summary of interest expense, by account type, for the years ended December 31, 2012, 2011 and 2010 is as follows:

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)
NOW and money market accounts	$627	$1,294	$1,618
Savings accounts (1)	106	197	295
Certificates of deposit (2)	5,286	5,771	7,524
Total	$6,019	$7,262	$9,437

(1) Includes interest expense on mortgagors' and investors' escrow accounts.
(2) Includes interest expense on brokered deposits.

Related Party Deposits
Reference Note 13 for a discussion of related party transactions, including deposits from related parties.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

NOTE 9.  BORROWINGS

Federal Home Loan Bank Advances
As a member of the FHLB, the Bank has access to a pre-approved secured line of credit with the FHLB of $10.0 million and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy.  FHLB advances are secured by qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans.  In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances.  At December 31, 2012 and 2011, there were no advances outstanding under the line of credit.  Other outstanding advances from the FHLB aggregated $98.1 million and $100.1 million at December 31, 2012 and 2011, respectively, at interest rates ranging from 0.80% to 4.97% and 1.56% to 4.97%, respectively.

Junior Subordinated Debt Owed to Unconsolidated Trust
SI Capital Trust II (the “Trust”), a wholly-owned subsidiary of the Company, was formed on August 31, 2006.  The Trust had no independent assets or operations, and was formed to issue $8.0 million of trust securities and invest the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Company.  The trust preferred securities mature in 2036 and bear interest at three-month LIBOR plus 1.70%.  The Company may redeem the trust preferred securities, in whole or in part.

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

The contractual maturities of borrowings, by year, at December 31, 2012 are as follows:

	FHLB Advances	Subordinated Debt	Total
	(Dollars in Thousands)
2013	$21,000	$—	$21,000
2014	24,000	—	24,000
2015	26,069	—	26,069
2016	18,000	—	18,000
2017 (1)	5,000	—	5,000
Thereafter (2)	4,000	8,248	12,248
Total	$98,069	$8,248	$106,317
Weighted average rate	3.25%	4.14%	3.32%

(1) Includes FHLB advance of $3.0 million that is callable during 2013.
(2) Includes FHLB advance of $2.0 million that is callable during 2013.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

NOTE 10.  INCOME TAXES

The components of the income tax provision for the years ended December 31, 2012, 2011 and 2010 are as follows:

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)
Current income tax provision:
Federal	$1,338	$108	$1,648
State	3	4	20
Total current income tax provision	1,341	112	1,668

Deferred income tax (benefit) provision:
Federal	(1,100)	891	(355)
Total deferred income tax (benefit) provision	(1,100)	891	(355)
Total income tax provision	$241	$1,003	$1,313

A reconciliation of the anticipated income tax provision, based on the statutory tax rate of 34.0%, to the income tax provision as reported in the consolidated statements of income is as follows:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in Thousands)
Income tax provision at statutory tax rate	$462	$1,162	$1,467
Increase (decrease) resulting from:
Dividends received deduction	(2)	(13)	(3)
Bank-owned life insurance	(215)	(139)	(99)
Tax-exempt income	(26)	(39)	(13)
Compensation and employee benefit plans	81	35	61
Nondeductible expenses	5	8	6
Tax credits/adjustments	(63)	—	—
Change in valuation allowance	—	—	(90)
State taxes, net of federal tax benefit	2	2	13
Other	(3)	(13)	(29)
Total income tax provision	$241	$1,003	$1,313

Effective tax rate	17.8%	29.3%	30.4%

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2012	2011
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$2,303	$1,852
Unrealized losses on available for sale securities	659	1,870
Depreciation of premises and equipment	765	572
Other-than-temporary impairment	452	435
Impairment - long lived asset	133	—
Charitable contribution carry-forward	14	153
Deferred compensation	2,313	2,064
Employee benefit plans	380	348
Capital loss carry-forward	65	—
Interest receivable on nonaccrual loans	159	107
Deferred other real estate owned expenses	38	137
Net unrealized loss on derivative instruments	284	159
Other	290	205
Total deferred tax assets	7,855	7,902
Less valuation allowance	(49)	(49)
Total deferred tax assets, net of valuation allowance	7,806	7,853

Deferred tax liabilities:
Unrealized gains on available for sale securities	1,546	1,679
Goodwill and other intangibles	330	319
Deferred loan costs	844	841
Mortgage servicing asset	447	400
Total deferred tax liabilities	3,167	3,239
Deferred tax asset, net	$4,639	$4,614

Due to the uncertainties of realization, the Company maintains a valuation allowance of $49,000 related to other-than-temporary impairment losses on certain securities at December 31, 2012.  At December 31, 2012 and 2011, the Company maintained a charitable contribution carry-forward, primarily related to a cash contribution paid to SI Financial Group Foundation, Inc. in 2011.  The utilization of charitable contributions for any tax year is limited to 10% of taxable income without regard to charitable contributions, net operating losses and dividend received deductions.  An organization is permitted to carry over contributions that exceed the annual 10% limitation as a deduction to the five succeeding tax years provided the organization has sufficient earnings.

Retained earnings at December 31, 2012 and 2011 includes a contingency reserve for loan losses of $3.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks.  Amounts transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred.  It is not anticipated that the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $1.3 million at December 31, 2012 and 2011 have not been recognized.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

Financial service companies doing business in Connecticut are permitted to establish a “passive investment company” (“PIC”) to hold and manage loans secured by real property.  PICs are exempt from Connecticut corporation business tax, and dividends received by the financial services companies from PICs are not taxable.  In January 1999, the Bank established a PIC, as a wholly-owned subsidiary, and in June 2000, transferred a portion of its residential and commercial mortgage loan portfolios from the Bank to the PIC.  A substantial portion of the Company’s interest income is now derived from the PIC, an entity whose net income is exempt from State of Connecticut taxes, and accordingly, state income taxes are minimal.  The Bank’s ability to continue to realize the tax benefits of the PIC is subject to the PIC continuing to comply with all statutory requirements related to the operations of the PIC.

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2009.

NOTE 11.  BENEFIT PLANS

Profit Sharing and 401(k) Savings Plan
The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees.  The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank.  An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank. Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100% vesting attained upon five years of service.  There were no profit sharing contributions for the years ended December 31, 2012, 2011 and 2010.

The Plan also includes a 401(k) feature.  Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations.  The Bank makes matching contributions equal to 50% of the participants’ contributions up to 6% of the participants’ earnings.  Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon.  Bank contributions were $248,000, $260,000 and $263,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Group Term Replacement Plan
The Bank maintains the Group Term Replacement Plan to provide a death benefit to executives designated by the Compensation Committee of the Board of Directors.  The death benefits are funded through certain insurance policies that are owned by the Bank on the lives of the participating executives.  The Bank pays the life insurance premiums, which fund the death benefits from its general assets, and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar endorsement policy.  The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less amount of pre-retirement life insurance benefit and three times final annual compensation post-retirement not to exceed a specified dollar amount.  For purposes of the plan, annual compensation includes an executive’s base compensation, commissions and cash bonuses earned under the Bank’s bonus plan.  Participation in the plan ceases if an executive is terminated for cause or the executive terminates employment for reasons other than death, disability or retirement.  If the Bank wishes to maintain the insurance after a participant’s termination in the plan, the Bank will be the direct beneficiary of the entire death proceeds of the insurance policies. Total expense recognized under this plan was $47,000, $40,000 and $89,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

Executive Supplemental Retirement Agreements – Defined Benefit
The Bank maintains unfunded supplemental defined benefit retirement agreements with its directors and members of senior management.  These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service.  Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65 or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78.  Total expense incurred under these agreements for the years ended December 31, 2012, 2011 and 2010 was $725,000, $882,000 and $810,000, respectively.

Performance-Based Incentive Plan
The Bank has an incentive plan whereby all employees are eligible to receive a bonus tied to both the Company and individual performance.  Non-discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee.  Total expense recognized was $339,000, $366,000 and $534,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Supplemental Executive Retirement Plan
The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan.  The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the complete scheduled repayment of the ESOP loan.  For the years ended December 31, 2012, 2011 and 2010, the President and Chief Executive Officer was designated by the Board of Directors to participate in the plan.  Total expense incurred under this plan was $19,000, $11,000 and $11,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

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

In January 2011, the Company completed its public stock offering. At that time, the Company provided an additional loan to the Savings Institute Bank and Trust Employee Stock Ownership Plan of $3.1 million, which was used to purchase 392,670 shares of the Company's common stock. The new loan bears interest equal to 3.25% and provides for annual payments of interest and principal over the 20-year term of the loan.

At December 31, 2012, the remaining principal balance on the ESOP debt is payable as follows (in thousands):

2013	$455
2014	475
2015	495
2016	516
2017	539
Thereafter	3,120
Total	$5,600

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loans.  The loans are secured by the shares purchased, which are held in a suspense account for allocation among participants as the loans are repaid.  Shares held by the ESOP include the following at December 31, 2012 and 2011:

	December 31,
	2012	2011
	(Dollars In Thousands)
Allocated	184,674	158,431
Committed to be allocated	48,637	48,637
Unallocated	556,438	605,075
Total shares	789,749	812,143
Fair value of unallocated shares	$6,399	$5,960

Total compensation expense recognized in connection with the ESOP was $543,000, $467,000 and $202,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Equity Incentive Plans
The Company's equity incentive plans consist of stock options and shares of restricted stock that may be granted to its employees, officers, directors and directors emeritus.  Both incentive stock options and non-statutory stock options may be granted under these plans.  The 2005 Equity Incentive Plan allows the Company to grant up to 552,891 stock options and 221,154 shares of restricted stock. The 2012 Equity Incentive Plan allows the Company to grant up to 504,794 stock options and 201,918 shares of restricted stock.  All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant.  Under the 2012 Equity Incentive Plan, both performance and time-based restricted stock awards may be granted under the plan. At December 31, 2012, a total of 150,290 stock options and 33,918 shares of restricted stock were available for future grants under the plans.

For the years ended December 31, 2012, 2011 and 2010, the Company recognized share-based compensation expense related to the stock option and restricted stock awards of $189,000, $100,000 and $257,000, respectively.

The Company granted stock options totaling 412,500, 67,500 and 62,861 during the years ended December 31, 2012, 2011 and 2010, respectively. The number of shares granted during 2010 is reflective of the conversion exchange rate of 0.8981. The fair value of each option was determined at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	2012	2011	2010
Expected term (years)	10.00	10.00	10.00
Expected dividend yield	1.45%	1.70%	1.50%
Expected volatility	24.06%	39.27%	38.98%
Risk-free interest rate	1.86%	3.36%	3.70%
Fair value of options granted	$2.96	$4.04	$2.55

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

The following is a summary of activity for the Company’s stock options for the year ended December 31, 2012:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)

Options outstanding at beginning of year	505,887	$10.47
Options granted	412,500	11.03
Options exercised	(1,796)	5.68
Options forfeited	(10,992)	10.40
Options outstanding at end of year	905,599	10.73	6.51
Options exercisable at end of year	407,682	11.06	2.97

There were 1,796 options exercised during the year ended December 31, 2012 and no options were exercised during the year ended December 31, 2011.  The intrinsic value of stock options outstanding and exercisable at December 31, 2012 was $764,000 and $247,000, respectively.  At December 31, 2012, there was $1.2 million of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted average period of 2.5 years.

The following table presents the summary of activity for the Company’s unvested restricted shares for the year ended December 31, 2012.

	Shares	Weighted Average Grant Date Fair Value

Unvested restricted shares at beginning of year	7,184	$6.22
Restricted shares granted	168,000	11.01
Restricted shares vested	(2,082)	5.73
Unvested restricted shares at end of year	173,102	10.87

At December 31, 2012, there were 33,918 shares available for future grants.  The aggregate fair value of restricted stock awards that vested during the years ended December 31, 2012, 2011 and 2010 was $23,000, $15,000 and $281,000, respectively.  At December 31, 2012, there was $1.8 million of total unrecognized compensation costs related to unvested restricted stock awards granted under the incentive plans, which are expected to be recognized over a weighted average period of 2.7 years.

Bank-Owned Life Insurance
The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers.  The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans.  The Company’s investment in bank-owned life insurance does not exceed the regulatory limitation of 25 percent of Tier 1 capital plus the allowance for loan and lease losses.  The aggregate cash surrender value of all policies owned by the Company amounted to $9.1 million and $9.0 million at December 31, 2012 and 2011, respectively. Income earned on these life insurance policies aggregated $284,000, $289,000 and $290,000 for the years ended December 31, 2012, 2011 and 2010, respectively. The Company recognized gains of $349,000 and $122,000 on death benefit proceeds received from a bank-owned life insurance policy during the years ended December 31,

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

2012 and 2011, respectively. There were no gains recognized on death benefit proceeds received during the year ended December 31, 2010.

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

Loan Commitments and Letters of Credit
The contractual amounts of commitments to extend credit represent the amount of potential loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral be determined as worthless.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  Financial instruments whose contract amounts represent credit risk at December 31, 2012 and 2011 were as follows:

	December 31,
	2012	2011
	(In Thousands)
Commitments to extend credit:
Future loan commitments	$11,123	$31,211
Undisbursed construction loans	3,406	5,673
Undisbursed home equity lines of credit	23,019	23,172
Undisbursed commercial lines of credit	23,842	17,995
Overdraft protection lines	1,190	1,190
Standby letters of credit	611	34
Total commitments	$63,191	$79,275

Future loan commitments at December 31, 2012 and 2011 included fixed rate loan commitments of $10.6 million and $16.0 million, respectively, at interest rates ranging from 2.63% to 7.00% and 3.00% to 6.25%, respectively.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

Operating Lease Commitments
The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2028.  At December 31, 2012, future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, are as follows (in thousands):

2013	$1,277
2014	1,275
2015	1,095
2016	929
2017	763
Thereafter	4,924
Total	$10,263

Certain leases contain options to extend for periods of 5 to 20 years.  The cost of such extensions is not included in the above amounts.  Rental expense charged to operations for cancelable and noncancelable operating leases was $1.3 million, $1.4 million and $1.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Legal Matters
Various legal claims arise from time to time in the normal course of business.  Management believes that the resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

Investment Commitments
The Bank is a limited partner in three SBICs and committed to contribute capital of $3.0 million to the limited partnerships.  The Bank recognized write-downs totaling $72,000 and $12,000 on its investment in the SBICs during the years ended December 31, 2011 and 2010, respectively.  There were no write-downs on the Bank's investment in SBICs during the year ended December 31, 2012. The SBICs, with a combined net book value of $1.3 million and $746,000 at December 31, 2012 and 2011, respectively, net of impairment charges and distributions are included in other assets. At December 31, 2012, the Bank’s remaining off-balance sheet commitment for capital investment in the SBICs was $934,000.

NOTE 13.  RELATED PARTY TRANSACTIONS

Loans Receivable
In the normal course of business, the Bank grants loans to related parties.  Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest.  These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility.  At December 31, 2012 and 2011, all related party loans were performing in accordance with their terms.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

Changes in loans outstanding to such related parties during the years ended December 31, 2012 and 2011 are as follows:

	Years Ended December 31,
	2012	2011
	(In Thousands)
Balance at beginning of year	$2,063	$2,038
Additions	362	247
Repayments	(477)	(222)
Balance at end of year	$1,948	$2,063

Deposits
Deposit accounts of directors, certain officers and other related parties aggregated $1.3 million and $1.2 million at December 31, 2012 and 2011, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to total assets (as defined).  As of December 31, 2012 and 2011, the Bank met the conditions to be classified as “well capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events since then that management believes have changed the Bank’s regulatory category.  As a savings and loan holding company regulated by the FRB, the Company is not currently subject to any separate regulatory capital requirements. The Dodd-Frank Act, however, requires the FRB to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, quantitatively in terms of components of capital, than those applicable to institutions themselves. There is a five-year transition period before the capital requirements will apply to savings and loan holding companies.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

The Bank's actual capital amounts and ratios at December 31, 2012 and 2011 were as follows:

December 31, 2012	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Tier I Capital Ratio	$103,547	11.08%	$37,382	4.00%	$46,727	5.00%
Tier I Risk-based Capital Ratio	103,547	20.20	20,504	4.00	30,757	6.00
Total Risk-based Capital Ratio	109,751	21.41	41,009	8.00	51,262	10.00
Tangible Equity Ratio	103,547	11.08	14,018	1.50	N/A	N/A

December 31, 2011	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Tier I Capital Ratio	$101,574	10.86%	$37,412	4.00%	$46,765	5.00%
Tier I Risk-based Capital Ratio	101,574	21.09	19,265	4.00	28,897	6.00
Total Risk-based Capital Ratio	106,997	22.21	38,540	8.00	48,175	10.00
Tangible Equity Ratio	101,574	10.86	14,030	1.50	N/A	N/A

Reconciliations of the Company’s total capital to the Bank’s regulatory capital are as follows:

	December 31,
	2012	2011
	(In Thousands)
Total capital per consolidated financial statements	$125,759	$130,517
Holding company equity not available for regulatory capital	(15,811)	(24,495)
Accumulated (gains) losses on available for sale securities	(1,619)	477
Intangible assets	(3,451)	(3,729)
Disallowed servicing asset	(100)	—
Disallowed deferred tax asset	(1,231)	(1,196)
Total tier 1 capital	103,547	101,574
Adjustments for total capital:
Allowance for loan and credit losses	6,204	5,423
Total capital per regulatory reporting	$109,751	$106,997

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

NOTE 15.  OTHER COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities are reported as a separate component of shareholders' equity on the balance sheet, such items along with net income are components of comprehensive income.

Components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31, 2012
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding gains on available for sale securities	$1,905	$(647)	$1,258
Reclassification adjustment for gains realized in net income	(273)	93	(180)
Credit portion of OTTI losses recognized in net income	123	(42)	81
Noncredit portion of OTTI gains on available for sale securities	1,416	(482)	934
Unrealized holding gains on available for sale securities, net of taxes	3,171	(1,078)	2,093
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	(8)	3	(5)
Other comprehensive income	$3,163	$(1,075)	$2,088

	Year Ended December 31, 2011
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding gains on available for sale securities	$3,058	$(1,040)	$2,018
Reclassification adjustment for gains realized in net income	(486)	165	(321)
Credit portion of OTTI losses recognized in net income	148	(50)	98
Noncredit portion of OTTI losses on available for sale securities	(1,730)	588	(1,142)
Unrealized holding gains on available for sale securities, net of taxes	990	(337)	653
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	(333)	113	(220)
Other comprehensive income	$657	$(224)	$433

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

	Year Ended December 31, 2010
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding losses on available for sale securities	$(87)	$29	$(58)
Reclassification adjustment for gains realized in net income	(878)	299	(579)
Credit portion of OTTI losses recognized in net income	492	(167)	325
Noncredit portion of OTTI gains on available for sale securities	1,554	(528)	1,026
Unrealized holding gains on available for sale securities, net of taxes	1,081	(367)	714
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	(129)	44	(85)
Other comprehensive income	$952	$(323)	$629

The components of accumulated other comprehensive income (loss) included in shareholders’ equity are as follows:

	December 31, 2012
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized gains on available for sale securities	$2,876	$(977)	$1,899
Noncredit portion of OTTI losses on available for sale securities	(266)	90	(176)
Net unrealized loss on effective cash flow hedging derivative	(470)	160	(310)

Accumulated other comprehensive income	$2,140	$(727)	$1,413

	December 31, 2011
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized gains on available for sale securities	$1,121	$(381)	$740
Noncredit portion of OTTI losses on available for sale securities	(1,682)	572	(1,110)
Net unrealized loss on effective cash flow hedging derivative	(462)	157	(305)

Accumulated other comprehensive loss	$(1,023)	$348	$(675)

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

The following methods and assumptions were used by the Company in estimating fair value disclosures of its financial instruments:

◦	Cash and cash equivalents. The carrying amounts of cash and short-term instruments approximate the fair values based on the short-term nature of the assets.

◦
Securities available for sale.  Included in the available for sale category are both debt and equity securities.  The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. The Company utilizes a nationally-recognized third-party pricing service to estimate fair value measurements for the majority of its portfolio.  The pricing service evaluates each asset class based on relevant market information considering observable data, but these prices do not represent binding quotes.  The fair value prices on all investments are reviewed for reasonableness by management.  Securities measured at fair value in Level 3 include collateralized debt obligations that are backed by trust preferred securities issued by banks, thrifts and insurance companies. Management determined that an orderly and active market for these securities and similar securities did not exist based on a significant reduction in trading volume and widening spreads relative to historical levels. The Company estimates future cash flows discounted using a rate management believes is representative of current market conditions.  Factors in determining the discount rate include the current level of deferrals and/or defaults, changes in credit rating and the financial condition of the debtors within the underlying securities, broker quotes for securities with similar structure and credit risk, interest rate movements and pricing for new issuances.

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

◦
Interest rate swap agreements.  The fair value of the Company’s interest rate swaps are obtained from a third-party pricing service and are determined using a discounted cash flow analysis on the expected cash

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

flows of the derivative.  The pricing analysis is based on observable inputs for the contractual term of the derivative, including the period to maturity and interest rate curves.

◦
Forward loan sale commitments and derivative loan commitments.  Forward loan sale commitments and derivative loan commitments are based on the fair values of the underlying mortgage loans, including the servicing rights for derivative loan commitments, and the probability of such commitments being exercised.  Significant management judgment and estimation is required in determining these fair value measurements.

◦
Off-balance sheet instruments.  Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

 Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011.  The Company had no significant transfers into or out of Levels 1, 2 or 3 during the years ended December 31, 2012 and 2011.

	December 31, 2012
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$1,035	$55,224	$—	$56,259
Government-sponsored enterprises	—	23,967	—	23,967
Mortgage-backed securities	—	78,733	—	78,733
Corporate debt securities	—	7,694	—	7,694
Collateralized debt obligations	—	—	4,396	4,396
Obligations of state and political subdivisions	—	5,414	—	5,414
Foreign government securities	—	50	—	50
Forward loan sale commitments and derivative loan commitments	—	—	17	17
Total assets	$1,035	$171,082	$4,413	$176,530

Liabilities:
Forward loan sale commitments and derivative loan commitments	$—	$—	$4	$4
Interest rate swap agreements	—	849	—	849
Total liabilities	$—	$849	$4	$853

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

	December 31, 2011
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$1,051	$88,536	$—	$89,587
Government-sponsored enterprises	—	17,666	—	17,666
Mortgage-backed securities	—	97,870	—	97,870
Corporate debt securities	—	14,047	—	14,047
Collateralized debt obligations	—	—	2,917	2,917
Obligations of state and political subdivisions	—	6,766	—	6,766
Tax-exempt securities	—	71	—	71
Foreign government securities	—	75	—	75
Equity securities	1,815	—	—	1,815
Forward loan sale commitments and derivative loan commitments	—	—	82	82
Total assets	$2,866	$225,031	$2,999	$230,896

Liabilities:
Forward loan sale commitments and derivative loan commitments	$—	$—	$90	$90
Interest rate swap agreement	—	462	—	462
Total liabilities	$—	$462	$90	$552

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets (liabilities):

	Collateralized Debt Obligations	Derivatives and Forward Loan Sale Commitments, Net
	(In Thousands)
Balance at December 31, 2010	$2,780	$(21)
Total realized and unrealized gains included in net income	120	13
Total unrealized gains included in other comprehensive income	491	—
Sales	(474)	—
Balance at December 31, 2011	2,917	(8)
Total unrealized gains included in other comprehensive income	1,479	21
Balance at December 31, 2012	$4,396	$13

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles.  These adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2012 and 2011.  There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2012 and 2011.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

	At December 31, 2012			At December 31, 2011
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	(In Thousands)
Impaired loans	$—	$—	$1,616	$—	$—	$3,002
Other real estate owned	—	—	1,293	—	—	976
Total assets	$—	$—	$2,909	$—	$—	$3,978

The following table summarizes losses resulting from fair value adjustments for assets measured at fair value on a nonrecurring basis.

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)
Impaired loans	$367	$998	$800
Other real estate owned	28	175	326
Goodwill	—	—	37
Total assets	$395	$1,173	$1,163

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

In accordance with applicable accounting guidance, the Company evaluates its goodwill for impairment.  Based on this evaluation, no goodwill impairment was recorded during the years ended December 31, 2012 and 2011. During the year ended December 31, 2010, goodwill related to the Company's Colchester, Connecticut branch acquisition was written down to its implied fair value.

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

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2012 or 2011.  The estimated fair value amounts for 2012 and 2011 have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

these consolidated financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.  The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other banks may not be meaningful.

As of December 31, 2012 and 2011, the recorded carrying amounts and estimated fair values of the Company's financial instruments are as follows:

	December 31, 2012
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:	(In Thousands)
Cash and cash equivalents	$37,689	$37,689	$—	$—	$37,689
Available for sale securities	176,513	1,035	171,082	4,396	176,513
Loans held for sale	5,069	—	—	5,232	5,232
Loans receivable, net	685,163	—	—	703,925	703,925
Federal Home Loan Bank stock	8,078	—	—	8,078	8,078
Accrued interest receivable	3,215	—	—	3,215	3,215
Financial Liabilities:
Deposits	705,148	—	—	709,357	709,357
Mortgagors' and investors' escrow accounts	3,207	—	—	3,207	3,207
Federal Home Loan Bank advances	98,069	—	102,919	—	102,919
Junior subordinated debt owed to unconsolidated trust	8,248	—	5,268	—	5,268
On-balance Sheet Derivative Financial Instruments:
Assets:
Derivative loan commitments	13	—	—	13	13
Forward loan sale commitments	4	—	—	4	4
Liabilities:
Derivative loan commitments	3	—	—	3	3
Forward loan sale commitments	1	—	—	1	1
Interest rate swap agreements	849	—	849	—	849

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

	December 31, 2011
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:	(In Thousands)
Cash and cash equivalents	$48,412	$48,412	$—	$—	$48,412
Available for sale securities	230,814	2,866	225,031	2,917	230,814
Loans held for sale	5,558	—	—	5,652	5,652
Loans receivable, net	618,626	—	—	629,142	629,142
Federal Home Loan Bank stock	8,388	—	—	8,388	8,388
Accrued interest receivable	3,539	—	—	3,539	3,539
Financial Liabilities:
Deposits	701,926	—	—	704,333	704,333
Mortgagors' and investors' escrow accounts	3,291	—	—	3,291	3,291
Federal Home Loan Bank advances	100,069	—	105,666	—	105,666
Junior subordinated debt owed to unconsolidated trust	8,248	—	4,399	—	4,399
On-balance Sheet Derivative Financial Instruments:
Assets:
Derivative loan commitments	78	—	—	78	78
Forward loan sale commitments	4	—	—	4	4
Liabilities:
Forward loan sale commitments	90	—	—	90	90
Interest rate swap agreement	462	—	462	—	462

NOTE 17.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Financial Instruments
The Company has stand-alone derivative financial instruments in the form of interest rate swap agreements, which derive their value from underlying interest rates.  These transactions involve both credit and market risk.  The notional amounts are amounts on which calculations, payments and the value of the derivatives are based. Notional amounts do not represent direct credit exposures.  Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any.  Such difference, which represents the fair value of the derivative instruments, is reflected on the Company’s balance sheets as other assets and other liabilities.
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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

At December 31, 2012 and 2011, the information pertaining to the outstanding interest rate swap agreement used to hedge variable rate debt is as follows:

	December 31,
	2012	2011
	(Dollars in Thousands)
Notional amount	$8,000	$8,000
Weighted average fixed pay rate	2.44%	2.44%
Weighted average variable receive rate	0.31%	0.55%
Weighted average maturity in years	3.0	4.0
Unrealized loss relating to interest rate swap	$470	$462

At December 31, 2012 and 2011, the unrealized loss related to the above mentioned interest rate swap was recorded as a derivative liability. Changes in the fair value of an interest rate swap designated as a hedging instrument of the variability of cash flows associated with long-term debt are reported in other comprehensive income. These amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the long-term debt affects earnings.

Risk management results for the years ended December 31, 2012 and 2011 related to the balance sheet hedging of long-term debt indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s loss which was excluded from the assessment of hedge effectiveness.

The Company’s derivative contract contains a provision establishing a collateral requirement (subject to minimum collateral posting thresholds) based on the Company’s external credit rating.  If the Company’s junior subordinated debt rating was to fall below the level generally recognized as investment grade, the counterparty to such derivative contract could require additional collateral on the derivative transaction in a net liability position (after considering the effect of bilateral netting arrangements and posted collateral).  The Company had previously posted collateral of $600,000 in the normal course of business for a derivative instrument, with a credit-related contingent feature, that was in a net liability position at December 31, 2012 and 2011.

Derivative Instruments Not Designated As Hedging Instruments
Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments.  These undesignated derivative instruments are recognized on the consolidated balance sheets at fair value, with changes in fair value recorded in other noninterest income.

Interest Rate Swap Agreement - During the first quarter of 2012, management entered into an interest rate swap agreement that does not meet the strict hedge accounting requirements of FASB's "Derivatives and Hedging" standard to manage the Company's exposure to interest rate movements and other identified risks. Changes in fair value of this instrument are recorded as a component of noninterest income. At December 31, 2012, information pertaining to the Company's interest rate swap agreement not designated as a hedge is as follows:

December 31, 2012
(Dollars in Thousands)
Notional amount	$15,000
Weighted average fixed pay rate	1.26%
Weighted average variable receive rate	0.35%
Weighted average maturity in years	4.0
Unrealized loss relating to interest rate swap	$379

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

The Company reported a loss in fair value on the interest rate swap not designated as a hedge of $379,000 in noninterest income for the year ended December 31, 2012.

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

Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from exercise of the loan commitment might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates.  If interest rates increase, the value of these loan commitments decrease. Conversely, if interest rates decrease, the value of these loan commitments increase.  The notional amount of undesignated mortgage loan commitments was $7.8 million and $9.1 million at December 31, 2012 and 2011, respectively.  At December 31, 2012 and 2011, the fair values of such commitments were a net asset of $10,000 and $78,000, respectively.

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

The Company expects that these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments.  The notional amount of undesignated forward loan sale commitments was $5.9 million and $9.1 million at December 31, 2012 and 2011, respectively.  The fair value of such commitments was a net asset of $3,000 at December 31, 2012 and a net liability of $86,000 at December 31, 2011.

Interest Rate Risk Management - Derivative Instruments
The following table presents the fair values of derivative instruments as well as their classification on the consolidated balance sheets at December 31, 2012 and 2011.

		December 31, 2012		December 31, 2011
	Balance Sheet Location	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
	(In Thousands)
Derivative designated as hedging instrument:

Interest rate swap	Other Liabilities	$8,000	$(470)	$8,000	(462)

Derivatives not designated as hedging instruments:

Interest rate swap	Other Liabilities	15,000	(379)	—	—
Derivative loan commitments	Other Assets	7,844	10	9,074	78
Forward loan sale commitments	Other Assets (Liabilities)	5,919	3	9,108	(86)

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

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

At December 31, 2012 and 2011, the Bank’s retained earnings available for payment of dividends was $6.4 million and $5.6 million, respectively.  Accordingly, $103.5 million and $100.4 million of the Company’s equity in the net assets of the Bank were restricted at December 31, 2012 and 2011, respectively.

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

In accordance with applicable regulations, the Company could not repurchase shares of its common stock during the first year following the completion of its public offering and concurrent conversion in January 2011, except to fund equity benefit plans other than stock options, or, with prior regulatory approval, when extraordinary circumstances exist. The Company repurchased 547 shares of the Company's common stock withheld on behalf of plan participants to satisfy tax withholding obligations related to the vesting of restricted shares at a cost of $5,000 during the year ended December 31, 2011.

In May 2012, the Board of Directors approved a plan to repurchase up to 5%, or approximately 528,815 shares, of the Company’s common stock through open market purchases or privately negotiated transactions. Stock repurchases under the program are retired and reflected as a reduction in shareholders’ equity. As of December 31, 2012, the Company repurchased 465,788 shares at a cost of approximately $5.3 million under this plan.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

NOTE 20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

	December 31,
Condensed Balance Sheets	2012	2011
Assets:	(In Thousands)
Cash and cash equivalents	$9,591	$15,112
Available for sale securities	8,380	10,575
Investment in Savings Institute Bank and Trust Company	109,948	106,023
ESOP note receivable	5,600	6,035
Other assets	991	1,510
Total assets	$134,510	$139,255

Liabilities and Shareholders' Equity:
Liabilities	$8,751	$8,738
Shareholders' equity	125,759	130,517
Total liabilities and shareholders' equity	$134,510	$139,255

	Years Ended December 31,
Condensed Statements of Income	2012	2011	2010
	(In Thousands)
Interest and dividends on investments	$159	$248	$128
Other income	399	484	223
Total income	558	732	351

Operating expenses	758	1,275	492
Loss before income taxes and equity in undistributed net income	(200)	(543)	(141)

Income tax benefit	(35)	(185)	(136)
Loss before equity in undistributed net income of subsidiary	(165)	(358)	(5)

Equity in undistributed net income of subsidiary	1,283	2,775	3,008
Net income	$1,118	$2,417	$3,003

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

	Years Ended December 31,
Condensed Statements of Cash Flows	2012	2011	2010
	(In Thousands)
Cash flows from operating activities:
Net income	$1,118	$2,417	$3,003
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed income of subsidiary	(1,283)	(2,775)	(3,008)
Excess tax benefit from share-based payment arrangements	(4)	(3)	—
Deferred income taxes	60	(104)	72
Other, net	163	(497)	(10)
Cash provided by (used in) operating activities	54	(962)	57

Cash flows from investing activities:
Purchase of available for sale securities	(1,907)	(8,277)	(4,900)
Proceeds from maturities of available for sale securities	2,069	2,000	4,000
Proceeds from sale of available for sale securities	2,025	2,300	10
Payments received on ESOP note receivable	435	421	290
Issuance of ESOP note receivable	—	(3,141)	—
Investment in subsidiary	499	(29,450)	493
Cash provided by (used in) investing activities	3,121	(36,147)	(107)

Cash flows from financing activities:
Purchase of shares for equity plan	(2,238)	—	—
Stock options exercised	10	—	—
Common shares repurchased	(5,301)	(5)	(74)
Cash dividends on common stock	(1,171)	(1,191)	(375)
Excess tax benefit from share-based payment arrangements	4	3	—
Net proceeds from common stock offering	—	51,099	(769)
Cash (used in) provided by financing activities	(8,696)	49,906	(1,218)

Net change in cash and cash equivalents	(5,521)	12,797	(1,268)

Cash and cash equivalents at beginning of year	15,112	2,315	3,583

Cash and cash equivalents at end of year	$9,591	$15,112	$2,315

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010

NOTE 21.  QUARTERLY DATA (UNAUDITED)

Quarterly results of operations for the years ended December 31, 2012 and 2011 are as follows:

	Year Ended December 31, 2012				Year Ended December 31, 2011
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In Thousands, Except Share Amounts)
Interest and dividend income	$8,863	$8,862	$8,878	$9,221	$9,265	$9,451	$9,584	$9,520

Interest expense	2,322	2,368	2,392	2,551	2,638	2,815	2,932	2,992

Net interest and dividend income	6,541	6,494	6,486	6,670	6,627	6,636	6,652	6,528

Provision for loan losses	646	1,334	432	484	948	210	190	210

Net interest and dividend income after provision for loan losses	5,895	5,160	6,054	6,186	5,679	6,426	6,462	6,318

Noninterest income	2,398	1,232	2,326	2,761	2,885	2,697	2,896	2,649

Noninterest expenses	7,338	7,408	7,557	8,350	7,522	8,047	8,310	8,713

Income (loss) before income taxes	955	(1,016)	823	597	1,042	1,076	1,048	254

Income tax provision (benefit)	210	(316)	153	194	281	336	341	45

Net income (loss)	$745	$(700)	$670	$403	$761	$740	$707	$209

Earnings (loss) per share:
Basic	$0.08	$(0.07)	$0.07	$0.04	$0.08	$0.07	$0.07	$0.02
Diluted	$0.08	$(0.07)	$0.07	$0.04	$0.08	$0.07	$0.07	$0.02

Quarterly per share data may not add to annual data due to rounding

NOTE 22. SUBSEQUENT EVENTS

On March 5, 2013, the Company entered into a definitive merger agreement to acquire Newport Bancorp, Inc. Under the terms of the merger agreement, the shareholders of Newport Bancorp will have the right to elect to receive either $17.55 in cash or 1.5129 shares of SI Financial Group's common stock in exchange for each share of Newport Bancorp held by them, subject to certain conditions. The acquisition will add approximately $449.4 million in assets, $355.0 million in loans and $289.7 million in deposits before acquisition accounting adjustments, as well as six full-service banking offices. The Company anticipates the transaction will close in the third quarter of 2013, subject to shareholder and regulatory approvals.