Form 10-K, Exhibit 13
period 2013-12-31
SI Financial Group, Inc.
filed 2014-03-13
CIK 1500213

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding changes in the Company’s financial condition as of December 31, 2013 and 2012 and the results of operations for the years ended December 31, 2013, 2012 and 2011.  The information contained in this section should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this annual report.

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

Management’s ability to predict results of the effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, difficulties in integrating Newport Federal Savings Bank or failing to achieve the expected cost savings or revenue synergies, demand for financial services in the Company’s market area, changes in real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines.  Additional factors that may affect the Company’s results are discussed in Item 1A. “Risk Factors” in the Company’s annual report on Form 10-K and in other reports filed with the Securities and Exchange Commission (the “SEC”).  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

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

(2) managing its interest rate risk by diversifying the type and maturity of its assets in its loan and investment portfolios and monitoring the maturities in its deposit portfolio; and (3) maintaining strong capital levels and liquidity. Multi-family and commercial real estate and commercial business loans increased $124.5 million, $89.3 million and $23.4 million for the years ended December 31, 2013, 2012 and 2011, respectively, and comprised 51.3% of total loans at December 31, 2013.  The Company intends to continue to pursue the opportunities from the many multi-family and commercial properties and businesses located in its market area and areas outside its market area where lenders have specialized knowledge.

◦
Continuing conservative underwriting practices and maintaining a high quality loan portfolio. The Bank believes that strong asset quality is a key to long-term financial success.  The Bank has sought to maintain a high level of asset quality and moderate credit risk by using what the Bank believes are conservative underwriting standards and by diligent monitoring and collection efforts.  Nonperforming loans decreased from $7.7 million at December 31, 2012 to $7.0 million at December 31, 2013.  At December 31, 2013, nonperforming loans were 0.66% of the total loan portfolio and 0.52% of total assets.  Although the Bank intends to increase its multi-family and commercial real estate and commercial business lending, it intends to continue its philosophy of managing large loan exposures through conservative loan underwriting and credit administration standards.

◦
Increasing core deposits. The Bank’s primary source of funds is retail deposit accounts.  At December 31, 2013, 64.4% of the Bank's deposits were core deposits, consisting of demand, savings and money market accounts. The Bank values core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. Core deposits will continue to increase primarily due to the investments the Bank has made in its branch network, new product offerings, competitive interest rates and the movement of customer funds out of riskier investments, including the stock market. The Bank intends to continue to increase its core deposits and to focus on gaining market share in counties outside of Windham County in Connecticut and Newport and Washington Counties in Rhode Island by continuing to offer exceptional customer service, cross-selling its loan and deposit products and trust, insurance and investment services and increasing its commercial deposits from small and medium-sized businesses through additional business banking and cash management products.

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

◦
Grow through acquisitions. The Company intends to pursue expansion opportunities in its existing market areas or adjacent areas in strategic locations that maximize growth opportunities or with companies that add complementary products to its existing business. The Company believes that the recent economic recession will increase the rate of consolidation in the banking industry. The Company will look to be opportunistic to expand through the acquisition of banks or other financial service companies.

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

Allowance for Loan Losses.  Determining the amount of allowance for loan losses necessarily involves a high degree of judgment.  Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectibility of the loan portfolio. The level of the allowance for loan losses fluctuates primarily due to changes in the size and composition of the loan portfolio and in the level of nonperforming loans, delinquencies, classified assets and loan charge-offs.  A portion of the allowance is established by segregating the loans by loan category and assigning allocation percentages based on our historical loss experience, delinquency trends, economic conditions and other qualitative factors.  The allocation percentages are re-evaluated quarterly to ensure their relevance in the current economic environment. Accordingly, increases in the size of the loan portfolio and the increased emphasis on commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance.  Additionally, a portion of the allowance is established based on the impairment analysis of specific nonperforming loans and classified assets.

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

	Years Ended December 31,
	2013			2012			2011
	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans (1) (2)	$797,296	$33,989	4.26%	$661,087	$30,462	4.61%	$621,363	$30,969	4.98%
Securities (3)	197,047	4,195	2.13	218,679	5,317	2.43	232,737	6,788	2.92
Other interest-earning assets	22,165	43	0.19	28,149	46	0.16	40,237	65	0.16
Total interest-earning assets	1,016,508	38,227	3.76	907,915	35,825	3.95	894,337	37,822	4.23

Noninterest-earning assets	66,689			48,407			52,115
Total assets	$1,083,197			$956,322			$946,452

Interest-bearing liabilities:
Deposits:
Business checking	$26	—	—	$35	—	—	$—	—	—
NOW and money market	357,736	504	0.14	305,784	627	0.21	286,000	1,294	0.45
Savings (4)	43,253	75	0.17	40,348	106	0.26	48,413	197	0.41
Certificates of deposit (5)	294,354	4,633	1.57	277,052	5,286	1.91	278,687	5,771	2.07
Total interest-bearing deposits	695,369	5,212	0.75	623,219	6,019	0.97	613,100	7,262	1.18

Federal Home Loan Bank advances	120,771	2,897	2.40	95,776	3,276	3.42	107,555	3,779	3.51
Subordinated debt	8,248	336	4.07	8,248	338	4.10	8,248	336	4.07
Other borrowed funds	3,093	9	0.29	—	—	—	—	—	—
Total interest-bearing liabilities	827,481	8,454	1.02	727,243	9,633	1.32	728,903	11,377	1.56

Noninterest-bearing liabilities	119,248			99,125			86,957
Total liabilities	946,729			826,368			815,860

Total shareholders' equity	136,468			129,954			130,592

Total liabilities and shareholders' equity	$1,083,197			$956,322			$946,452

Net interest-earning assets	$189,027			$180,672			$165,434

Tax equivalent net interest income(3)		29,773			26,192			26,445
Tax equivalent interest rate spread(6)			2.74%			2.63%			2.67%
Tax equivalent net interest margin as a percentage of interest-earning assets (7)			2.93%			2.88%			2.96%
Average of interest-earning assets to average interest-bearing liabilities			122.84%			124.84%			122.70%
Less tax equivalent adjustment (3)		(35)			(1)			(2)
Net interest income		$29,738			$26,191			$26,443

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

	2013 Compared to 2012			2012 Compared to 2011
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Rate	Volume	Net	Rate	Volume	Net
	(In Thousands)
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)	$(2,405)	$5,932	$3,527	$(2,418)	$1,911	$(507)
Securities (3)	(625)	(497)	(1,122)	(1,079)	(392)	(1,471)
Other interest-earning assets	6	(9)	(3)	1	(20)	(19)
Total interest-earning assets	(3,024)	5,426	2,402	(3,496)	1,499	(1,997)

Interest-bearing liabilities:
Interest expense:
Deposits (4)	(1,224)	417	(807)	(1,264)	21	(1,243)
Federal Home Loan Bank advances	(1,115)	736	(379)	(98)	(405)	(503)
Subordinated debt	(2)	—	(2)	2	—	2
Other borrowed funds	—	9	9	—	—	—
Total interest-bearing liabilities	(2,341)	1,162	(1,179)	(1,360)	(384)	(1,744)

Change in net interest income (5)	$(683)	$4,264	$3,581	$(2,136)	$1,883	$(253)

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

Comparison of Financial Condition at December 31, 2013 and December 31, 2012

Assets:
Summary. Total assets increased $393.5 million, or 41.3%, to $1.35 billion at December 31, 2013 from $952.9 million at December 31, 2012, primarily due to increases of $362.2 million in net loans receivable, $16.1 million in intangible assets, $11.7 million in bank-owned life insurance and $9.9 million in premises and equipment. Of the increase, the acquisition of Newport Bancorp, Inc. ("Newport") contributed $361.1 million in loans receivable, $16.3 million in intangible assets, $11.3 million in bank-owned life insurance and $9.7 million in premises and equipment. The increases were offset by decreases of $10.4 million in cash and cash equivalents, $6.3 million in available for sale securities and $3.3 million in loans held for sale.

Loans Receivable, Net.  Net loans receivable increased $362.2 million during 2013 compared to 2012. Residential and commercial mortgage, commercial business and home equity loans increased $309.7 million, $40.8 million and $15.9 million, respectively. Loan originations totaled $217.5 million for 2013, an increase of $4.8 million, or 2.3%, over 2012. Changes in the loan portfolio consisted of the following:

◦	Residential Real Estate. Residential mortgage loans comprise 42.7% of total loans at December 31,

2013.  The residential mortgage portfolio increased $219.1 million, or 95.0%, due to the acquisition of $241.5 million in loans from the Newport acquisition and loan originations of $79.5 million, offset by the sale of $49.5 million of fixed-rate residential mortgage loans. Residential mortgage loan originations decreased $13.2 million during 2013 compared to the same period in 2012 partly as a result of interest rate volatility.

◦
Multi-family and Commercial Real Estate.  At December 31, 2013, multi-family and commercial real estate represented 27.1% of the Company’s total loan portfolio.  Multi-family and commercial real estate loans increased $83.7 million, or 41.5%, of which $79.7 million were acquired in the Newport merger.  Loan originations for commercial real estate loans were $44.1 million during 2013, representing a decrease of $23.2 million compared to 2012 due to intense competition and lower demand in the market.

◦	Construction. Construction loans, which include both residential and commercial construction loans, increased $6.9 million during 2013.

◦
Commercial Business. Commercial business loans represented 24.2% of total loans at December 31, 2013 and increased $40.8 million, or 19.1%, of which $27.1 million were acquired in the Newport merger. Contributing to the increase for 2013 was the purchase of $23.0 million in commercial business loans, of which $15.5 million were SBA and USDA guaranteed loans, and loan originations of $70.0 million, partially offset by the sale of $3.0 million in SBA and USDA guaranteed loans. Commercial business loan originations increased $27.5 million during 2013, which included growth in specialized products such as time share lending and condominiums of $5.3 million and $2.9 million, respectively. At December 31, 2013, unfunded lines of credit related to time share lending totaled $29.5 million. The growth in time share lending is a result of an experienced lender dedicated to identifying new opportunities for growth within the time share industry.

◦
Consumer Loans.  Consumer loans represented 5.0% of the Company’s total loan portfolio and increased $12.4 million, or 30.6%, during 2013. Home equity loans increased $15.9 million, offset by decreases in indirect automobile lending and other consumer loans of $3.3 million and $237,000, respectively. Loan originations for consumer loans totaled $24.0 million for 2013, representing an increase of $13.7 million compared to the same period in 2012, as a result of a home equity line of credit promotion.

The allowance for loan losses totaled $6.9 million at December 31, 2013 compared to $6.4 million at December 31, 2012.  The ratio of the allowance for loan losses to total loans decreased from 0.93% at December 31, 2012 to 0.66% at December 31, 2013 predominately as the loans acquired from the Newport merger were recorded at fair value on the date of the merger and required no further allowance subsequent to the acquisition.

Liabilities.  Total liabilities increased $366.4 million, or 44.3%, to $1.19 billion at December 31, 2013 compared to $827.1 million at December 31, 2012. Borrowings increased $78.6 million from $105.9 million at December 31, 2012 to $184.5 million at December 31, 2013, which included $74.8 million in Federal Home Loan Bank ("FHLB')advances from the Newport merger. Deposits increased $279.6 million, or 39.7%, which included increases in NOW and money market accounts of $149.6 million, certificates of deposit of $73.3 million, noninterest-bearing deposits of $49.6 million and savings account $7.1 million. The growth in deposits included $288.4 million assumed in the Newport acquisition. The increase in other liabilities included $7.1 million in deferred compensation and accrued expenses assumed in the Newport acquisition.

Equity:
Summary.  Shareholders’ equity increased $27.1 million from $125.8 million at December 31, 2012 to $152.8 million at December 31, 2013.  The increase in shareholders’ equity was attributable to the acquisition of Newport resulting in an increase in equity of $30.1 million and an unrealized gain of $104,000 on an interest-rate swap derivative, offset by an increase in unrealized losses on available for sale securities aggregating $2.4 million (net of taxes), dividends of $1.2 million and a net loss of $855,000.

Accumulated Other Comprehensive Income (Loss).  Accumulated other comprehensive income (loss) comprises the unrealized gains and losses on available for sale securities and a derivative instrument designated as a cash flow hedge, net of taxes.  Net unrealized losses on available for sale securities, net of taxes, totaled $642,000 at December 31, 2013 compared to net unrealized gains on available for sale securities, net of taxes, of $1.7 million at December 31, 2012.  Unrealized holding losses on available for sale securities primarily resulted from a decrease in the market value of mortgage-backed securities, which was recognized in accumulated other comprehensive loss on the consolidated balance sheet and a component of comprehensive loss on the consolidated statements of comprehensive income (loss).  Net unrealized losses on derivative instruments, net of taxes, totaled $206,000 and $310,000 at December 31, 2013 and 2012, respectively.

Comparison of Operating Results for the Years Ended December 31, 2013 and 2012

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

The Company recorded a net loss of $855,000 for 2013, a decrease of $2.0 million, compared to net income of $1.1 million for 2012.

Contributing to the net loss for the year ended December 31, 2013 were $2.6 million in pretax costs associated with the Newport acquisition, losses realized on security sales of $1.2 million and penalties of $659,000 related to the prepayment of FHLB advances.

Interest and Dividend Income.  Total interest and dividend income increased $2.4 million, or 6.6%, for 2013, primarily due to an increase in the average balance of interest-earning assets. Average interest-earning assets increased $108.6 million to $1.02 billion in 2013, due to a higher average balance of loans of $136.2 million, offset by decreases in the average balance of securities and federal funds and other interest-earning assets of $21.6 million and $6.0 million, respectively. The increase was offset by a 19 basis point decrease in yield on interest-earning assets to 3.76%.  Lower market interest rates contributed to decreases in the yields of 35 basis points on loans and 30 basis points on securities during 2013. The yield on federal funds and other interest-earning assets increased 3 basis points during 2013. Additionally, the yield on loans continues to be negatively impacted by unrecognized interest related to nonaccrual loans.

Interest Expense.  Interest expense decreased $1.2 million, or 12.2%, to $8.5 million for 2013 compared to $9.6 million in 2012, primarily due to lower rates paid on deposits and borrowings, offset by an increase in the average balance of interest-bearing liabilities. Average interest-bearing deposits rose $72.2 million to $695.4 million and the average rate decreased 22 basis points to 0.75%.  Increases in the average balance of NOW and money market accounts of $52.0 million and certificate of deposit accounts of $17.3 million contributed to the increase in the average balance of deposit accounts.  The average balance of FHLB advances increased $25.0 million and the average rate decreased 102 basis points to 2.40% for 2013.  The lower rate on FHLB advances was attributable to the prepayment or modification of certain higher rate advances and new advances at significantly lower rates. The average balance of other borrowed funds increased $3.1 million with an average rate of 29 basis points as a result of the $15.0 million repurchase agreement assumed in the Newport merger.

Provision for Loan Losses.  The provision for loan losses decreased $1.6 million to $1.3 million in 2013.  The lower provision resulted from a decrease in nonperforming loans and net loan charge-offs. At December 31, 2013, nonperforming loans totaled $7.0 million, compared to $7.7 million at December 31, 2012, primarily due to decreases in nonperforming residential mortgage loans and consumer loans of $1.4 million and $297,000, respectively, offset by an increase in nonperforming commercial mortgage loans of $1.2 million.  For 2013, net loan charge-offs totaled $790,000, consisting primarily of residential mortgage loan charge-offs, compared to $1.5 million for 2012. Two commercial loan relationships contributed to the higher level of loan charge-offs for 2012. Unfavorable economic conditions and Connecticut's extended foreclosure process may continue to have a negative impact on the Company’s residential and commercial real estate loan portfolios.

Noninterest Income.  Total noninterest income decreased $412,000 to $8.3 million in 2013.  The following table shows the components of noninterest income and the dollar and percentage changes from 2012 to 2013.

	Years Ended December 31,		Change
	2013	2012	Dollars	Percent
	(Dollars in Thousands)
Service fees	$5,766	$4,935	$831	16.8%
Wealth management fees	1,157	1,975	(818)	(41.4)
Increase in cash surrender value of bank-owned life insurance	400	284	116	40.8
Net (loss) gain on sale of securities	(1,155)	273	(1,428)	(523.1)
Net impairment losses recognized in earnings	(8)	(123)	115	(93.5)
Mortgage banking	1,083	1,893	(810)	(42.8)
Net gain (loss) on trading securities and derivatives	205	(358)	563	(157.3)
Net loss on disposal of SI Trust Servicing operations	—	(698)	698	(100.0)
Impairment loss on long-lived assets	—	(392)	392	(100.0)
Net loss on disposal of equipment	—	(5)	5	(100.0)
Other	857	933	(76)	(8.1)
Total noninterest income	$8,305	$8,717	$(412)	(4.7)%

The Company realized a net loss of $1.2 million on the sale of securities during 2013, primarily related to the sale of $6.0 million in collateralized debt obligations and non-agency mortgage-backed securities previously classified as substandard. The sale of SI Trust Servicing, a third-party provider of trust outsourcing services for community banks, in April 2012 contributed to the decline in wealth management fees of $818,000 during 2013. Mortgage banking fees declined as a result of lower gains on residential mortgage loan sales. The increase in service fees for 2013 were attributable to fees associated with additional deposit accounts from the Newport acquisition, higher electronic banking usage and the overdraft privilege program. The Company recognized increases in fair value adjustments of $563,000 on certain derivative instruments during 2013 compared to 2012. Additionally, noninterest income for 2013 included a gain of $201,000 on the sale of $3.0 million in commercial business loans held for investment. For 2012, the Company recognized an aggregate loss of $698,000 (pre-tax) on the sale of SI Trust Servicing and a write-down of $392,000 on leasehold improvements and certain equipment related to the closure of the New London, Connecticut branch office, offset by an investment gain of $355,000 received from one of the Bank's small business investment company limited partnerships ("SBIC") and a gain of $349,000 resulting from death benefit proceeds from a bank-owned life insurance policy included in other noninterest income.

Noninterest Expenses.  Noninterest expenses increased $7.0 million for 2013 compared to 2012.  The following table shows the components of noninterest expenses and the dollar and percentage changes from 2012 to 2013.

	Years Ended December 31,		Change
	2013	2012	Dollars	Percent
	(Dollars in Thousands)
Salaries and employee benefits	$17,924	$15,868	$2,056	13.0%
Occupancy and equipment	5,971	5,480	491	9.0
Computer and electronic banking services	4,177	3,738	439	11.7
Outside professional services	1,296	1,309	(13)	(1.0)
Marketing and advertising	705	705	—	—
Supplies	459	442	17	3.8
FDIC deposit insurance and regulatory assessments	1,058	933	125	13.4
Merger expenses	2,608	—	2,608	N/A
Other	3,479	2,178	1,301	59.7
Total noninterest expenses	$37,677	$30,653	$7,024	22.9%

Noninterest expenses were higher for 2013 compared to 2012 mainly due to merger-related costs totaling $2.6 million (pre-tax), which included investment banking fees, legal and accounting costs. Additionally, noninterest expenses for 2013 included incremental costs attributed to six branches acquired in the Newport merger. Increases in salaries and benefits were associated with additional lending staff and higher benefit costs related to equity-based incentive plan compensation and health insurance. Other noninterest expenses for 2013 included prepayment penalties totaling $659,000 for the early extinguishment of certain higher rate FHLB borrowings.

Income Tax Provision.  For 2013, the Company recorded an income tax benefit of $98,000 compared to an income tax provision of $241,000 in 2012. The effective tax rate was 10.3% and 17.8% for 2013 and 2012, respectively. The effective tax rate for 2013 was impacted by nondeductible costs associated with the Newport merger. The tax-exempt gain on bank-owned life insurance proceeds reduced the effective tax rate for 2012. See Note 10 in the Company's Consolidated Financial Statements for more details.

Comparison of Operating Results for the Years Ended December 31, 2012 and 2011

The Company recorded net income of $1.1 million for 2012, a decrease of $1.3 million compared to a net income of $2.4 million for 2011.

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

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short- and long-term nature.  The Bank's primary sources of funds consist of deposit inflows, loan sales and repayments, maturities and sales of securities and FHLB borrowings.  While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, mortgage prepayments and loan and security sales are greatly influenced by general interest rates, economic conditions and competition.

The Bank regularly adjusts its investment in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of the Company’s asset/liability management, funds management and liquidity policies.  The Company’s policy is to maintain liquid assets less short-term liabilities within a range of 9.0% to 20.0% of total assets.  Liquid assets were less than policy at 7.7% of total assets at December 31, 2013, as a result of the restructuring of certain financial instruments subsequent to the Newport acquisition.  Excess liquid assets are generally invested in interest-earning deposits and short- and intermediate-term securities.

The Bank’s most liquid assets are cash and cash equivalents.  The levels of these assets depend on the Bank’s operating, financing, lending and investing activities during any given period.  At December 31, 2013, cash and cash equivalents totaled $27.3 million.  Securities classified as available for sale, which provide additional sources of liquidity, totaled $170.2 million at December 31, 2013.  In addition, at December 31, 2013, the Bank had the ability to borrow an additional $96.0 million from the FHLB, which includes overnight lines of credit of $10.0 million.  On that date, the Bank had FHLB advances outstanding of $176.3 million and no overnight advances outstanding. Additionally, the Bank has the ability to access the Federal Reserve Bank’s Discount Window on a collateralized basis and maintains a $7.0 million unsecured line of credit with a financial institution to access federal funds.  The Bank believes that its liquid assets combined with the available line from the FHLB provide adequate liquidity to meet its current financial obligations.

In addition, the Bank believes that its branch network, which is presently comprised of 26 full-service retail banking offices located throughout its primary market area, and the general cash flows from its existing lending and investment activities, will afford it sufficient long-term liquidity.

The Bank’s primary investing activities are the origination, purchase and sale of loans and the purchase and sale of securities.  For the year ended December 31, 2013, the Bank originated $217.5 million of loans and purchased $54.7 million of securities and $23.0 million of loans.  In fiscal 2012, the Bank originated $212.7 million of loans and purchased $41.7 million of securities and $49.8 million of loans.

At December 31, 2013, the Bank had $120.2 million in loan commitments outstanding, which included $8.7 million in commitments to grant loans, $41.0 million in unused home equity lines of credit, $59.9 million in commercial lines of credit, $9.2 million in undisbursed construction loans, $1.2 million in overdraft protection lines and $81,000 in standby letters of credit.

Financing activities consist primarily of activity in deposit accounts and in borrowed funds.  The increased liquidity needed to fund asset growth has been provided through proceeds from the sale of loans and securities and increased deposits.  The net increase in total deposits, including mortgagors’ and investors’ escrow accounts, was $279.6 million and $3.1 million for the years ended December 31, 2013 and 2012, respectively. Certificates of deposit due within one year of December 31, 2013 totaled $135.4 million, or 13.8% of total deposits.
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

FHLB advances increased $78.6 million for the year ended December 31, 2013 and decreased $2.4 million for the year ended December 31, 2012.

SI Financial Group, Inc. is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, SI Financial Group is responsible for paying any dividends declared to its shareholders and making payments on its subordinated debentures. SI Financial Group may continue to repurchase shares of its common stock in the future. SI Financial Group's primary sources of funds are interest and dividends on securities and dividends received from the Bank. The amount of dividends that the Bank may declare and pay to SI Financial Group in any calendar year, without the receipt of prior approval from the Office of the Comptroller of the Currency (“OCC”) but with prior notice to the OCC, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. SI Financial Group believes that such restriction will not have an impact on SI Financial Group's ability to meet its ongoing cash obligations. At December 31, 2013 and

2012, SI Financial Group had cash and cash equivalents of $6.6 million and $9.6 million, respectively.

The Company's Board of Directors approved the repurchase of up to 5%, or 528,815 shares, of the Company's outstanding common stock. During 2013, the Company repurchased 8,336 shares at a cost of $98,000. During 2012, the Company repurchased 465,788 shares at a cost of $5.3 million under the approved repurchase plan.

The Bank has managed its capital to maintain strong protection for depositors and creditors.  The Bank is subject to various regulatory capital requirements administered by the OCC, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2013, the Bank exceeded all of its regulatory capital requirements and is considered “well capitalized” under regulatory guidelines.  As a savings and loan holding company regulated by the Federal Reserve Board ("FRB"), the Company is not currently subject to any separate regulatory capital requirements.  See Note 14 in the Company’s Consolidated Financial Statements for additional information relating to the Bank’s regulatory capital requirements.

Payments Due Under Contractual Obligations

The following table presents information relating to the Company’s payments due under contractual obligations as of December 31, 2013.

	Payments Due by Period
	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(In Thousands)
Federal Home Loan Bank advances	$38,736	$96,246	$39,290	$2,000	$176,272
Operating lease obligations (1)	1,617	2,743	2,143	8,424	14,927
Purchase obligations	1,265	2,646	681	—	4,592
Other long-term liabilities reflected on the balance sheet (2)	—	—	—	8,248	8,248
Total contractual obligations	$41,618	$101,635	$42,114	$18,672	$204,039

(1) Payments are for the lease of real property.
(2) Represents junior subordinated debt owed to an unconsolidated trust.

Off-Balance Sheet Arrangements

As a financial services provider, we routinely are a party to various financial instruments with off-balance sheet risks, such as commitments to extend credit, standby letters of credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of the commitments to extend credit may expire without being drawn upon. The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments whose contract amounts represent credit risk at December 31, 2013 and 2012 are as follows:

	December 31,
	2013	2012
	(In Thousands)
Commitments to extend credit:
Commitments to originate loans	$8,742	$11,123
Undisbursed construction loans	9,193	3,406
Undisbursed home equity lines of credit	41,031	23,019
Undisbursed commercial lines of credit	59,930	23,842
Overdraft protection lines	1,221	1,190
Standby letters of credit	81	611
Total commitments	$120,198	$63,191

Commitments to originate loans at December 31, 2013 and 2012 included fixed rate loan commitments of $6.9 million and $10.6 million, respectively, at interest rates ranging from 2.75% to 5.75% and 2.63% to 7.00%, respectively.

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

The Bank is a limited partner in three small business investment corporations.  At December 31, 2013, the Bank’s remaining off-balance sheet commitment for the capital investments was $766,000.  See Note 12 in the Company’s Consolidated Financial Statements.

In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its eligible employees.  In conjunction with the "second step" public stock offering completed on January 12, 2011, the Company provided an additional loan to the ESOP totaling $3.1 million to purchase additional common shares to fund the ESOP. As of December 31, 2013, the Bank had repaid principal payments on the loan to the ESOP of $2.9 million.  Allocated shares, including shares committed to be allocated to participants, totaled 262,783 at December 31, 2013.  As of December 31, 2013, the amount of unallocated common shares held in suspense totaled 507,801, with a fair value of $6.1 million.  See Note 11 in the Company’s Consolidated Financial Statements.

As of December 31, 2013, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.  See Note 12 in the Company’s Consolidated Financial Statements.

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

The table below sets forth an approximation of the Company’s exposure as a percentage of estimated net interest income for the next 12- and 24-month periods using interest income simulation. The simulation uses projected repricing of assets and liabilities at December 31, 2013 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities the Company holds, rising or falling interest rates have a significant impact on the prepayment speeds of the Company’s earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. The Company’s asset sensitivity would be reduced if prepayments slow and vice versa. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income at December 31, 2013.

	Percentage Change in Estimated Net Interest Income Over
	12 Months	24 Months
100 basis point decrease in rates	(2.78)%	(4.43)%
300 basis point increase in rates	(1.38)	(0.90)
400 basis point increase in rates	0.09	0.90

As indicated by the results of the above scenarios, net interest income would be adversely affected (within our internal guidelines) in the 12- and 24-month periods if rates decreased 100 basis points. As indicated above, net interest income would be positively impacted in the 12- and 24-month periods if rates increased 400 basis points and only minimally impacted if rates increased 300 basis points as a result of the Company's strategy to position the balance sheet for the anticipated increase in market interest rates. The Company's strategy for mitigating interest rate risk includes the purchase of adjustable-rate investment securities and SBA and USDA loans that will reprice in a rising rate environment, selling longer-term and lower fixed-rate residential mortgage loans in the secondary market, restructuring FHLB advances to current lower market interest rates while extending their duration and utilizing certain derivative instruments such as forward loan sale commitments to manage the risk of loss associated with its mortgage banking activities. Additionally, the interest rate swap agreement used to hedge the interest rate of the Company's long-term variable-rate debt effectively converts the debt to a fixed-rate of interest, which reflects favorably on net interest income in a rising rate environment.

Stock Performance Graph

The following graph compares the cumulative total shareholder return on the Company's common stock with: (1) the cumulative total return on the Nasdaq Composite (U.S. Companies); (2) with the SNL $500M - $1B Thrift Index; and (3) with the SNL $1B - $5B Thrift Index.  The SNL $1B - $5B Thrift Index has been included to reflect the increase in the asset size of the Company in 2013 to over $1 billion. Total return assumes the reinvestment of all dividends.  The graph assumes $100 was invested at the close of business on December 31, 2008.

SI Financial Group, Inc.
.

	Period Ending
Index	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13
SI Financial Group, Inc.	100.00	87.50	149.31	151.47	178.77	189.31
NASDAQ Composite	100.00	145.36	171.74	170.38	200.63	281.22
SNL Thrift $500M-$1B Index	100.00	93.99	103.16	97.36	123.16	151.68
SNL U.S. Thrift $1B-$5B	100.00	83.95	93.23	90.60	114.62	146.28

Common Stock Information

The common stock of the Company is listed on NASDAQ Global Market ("NASDAQ") under the trading symbol "SIFI." As of March 3, 2014, there were 12,801,657 shares of common stock outstanding, which were held by approximately 1,318 shareholders of record.

The following table sets forth the market price and dividend information for the Company's common stock for the periods indicated, as reported by NASDAQ.

	Years Ended December 31,
	2013			2012
	Price Range		Dividends Declared	Price Range		Dividends Declared
	High	Low		High	Low
First Quarter	$12.34	$11.01	$0.03	$11.59	$9.69	$0.03
Second Quarter	12.30	10.34	0.03	11.75	10.38	0.03
Third Quarter	11.97	10.73	0.03	11.90	11.08	0.03
Fourth Quarter	12.16	11.21	0.03	11.82	10.76	0.03

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders
of SI Financial Group, Inc.

We have audited SI Financial Group, Inc. and subsidiaries' (the “Company”) internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. SI Financial Group, Inc. and subsidiaries' management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
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
In our opinion, SI Financial Group, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the December 31, 2013 consolidated financial statements of SI Financial Group, Inc. and our report dated March 12, 2014 expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 12, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
of SI Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SI Financial Group, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), SI Financial Group, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control- Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 12, 2014 expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 12, 2014

SI FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	December 31,
	2013	2012
ASSETS:
Cash and due from banks:
Noninterest-bearing	$20,554	$16,364
Interest-bearing	4,849	21,325
Federal funds sold	1,918	—
Total cash and cash equivalents	27,321	37,689

Available for sale securities, at fair value	170,220	176,513
Loans held for sale	1,764	5,069
Loans receivable (net of allowance for loan losses of $6,916 and $6,387 at December 31, 2013 and 2012, respectively)	1,047,410	685,163
Federal Home Loan Bank stock, at cost	13,109	8,078
Bank-owned life insurance	20,726	9,060
Premises and equipment, net	21,090	11,216
Goodwill and other intangibles	19,566	3,451
Accrued interest receivable	4,021	3,215
Deferred tax asset, net	9,705	4,639
Other real estate owned, net	2,429	1,293
Prepaid FDIC deposit insurance assessment	—	1,312
Other assets	9,018	6,182
Total assets	$1,346,379	$952,880

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$139,428	$89,834
Interest-bearing	845,321	615,314
Total deposits	984,749	705,148

Mortgagors' and investors' escrow accounts	3,214	3,207
Federal Home Loan Bank advances	176,272	97,699
Junior subordinated debt owed to unconsolidated trust	8,248	8,248
Accrued expenses and other liabilities	21,054	12,819
Total liabilities	1,193,537	827,121

Commitments and contingencies (Notes 6, 11 and 12)

Shareholders' Equity:
Preferred stock ($0.01 par value per share; 1,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value per share; 35,000,000 shares authorized; 12,798,461 shares and 10,112,310 shares issued and outstanding at December 31, 2013 and 2012, respectively)	128	101
Additional paid-in-capital	125,277	94,810
Unallocated common shares held by ESOP	(4,608)	(5,088)
Unearned restricted shares	(1,751)	(2,210)
Retained earnings	34,644	36,733
Accumulated other comprehensive (loss) income	(848)	1,413
Total shareholders' equity	152,842	125,759
Total liabilities and shareholders' equity	$1,346,379	$952,880
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2013	2012	2011
Interest and dividend income:
Loans, including fees	$33,989	$30,462	$30,969
Securities:
Taxable interest	4,030	5,267	6,702
Tax-exempt interest	103	3	5
Dividends	27	46	79
Other	43	46	65
Total interest and dividend income	38,192	35,824	37,820

Interest expense:
Deposits	5,212	6,019	7,262
Federal Home Loan Bank advances	2,897	3,276	3,779
Subordinated debt and other borrowings	345	338	336
Total interest expense	8,454	9,633	11,377

Net interest income	29,738	26,191	26,443

Provision for loan losses	1,319	2,896	1,558

Net interest income after provision for loan losses	28,419	23,295	24,885

Noninterest income:
Total other-than-temporary impairment losses on securities	(8)	(239)	(1,841)
Portion of losses recognized in other comprehensive income	—	116	1,693
Net impairment losses recognized in earnings	(8)	(123)	(148)
Service fees	5,766	4,935	4,820
Wealth management fees	1,157	1,975	4,108
Increase in cash surrender value of bank-owned life insurance	400	284	289
Net (loss) gain on sale of securities	(1,155)	273	486
Mortgage banking	1,083	1,893	814
Net gain (loss) on trading securities and derivatives	205	(358)	195
Net loss on disposal of SI Trust Servicing operations	—	(698)	—
Impairment loss on long-lived assets	—	(392)	—
Net loss on disposal of equipment	—	(5)	(41)
Other	857	933	604
Total noninterest income	8,305	8,717	11,127

Noninterest expenses:
Salaries and employee benefits	17,924	15,868	16,043
Occupancy and equipment	5,971	5,480	5,838
Computer and electronic banking services	4,177	3,738	3,867
Outside professional services	1,296	1,309	1,054
Marketing and advertising	705	705	823
Supplies	459	442	467
FDIC deposit insurance and regulatory assessments	1,058	933	894
Contribution to SI Financial Group Foundation	—	—	500
Merger expenses	2,608	—	—
Other	3,479	2,178	3,106
Total noninterest expenses	37,677	30,653	32,592

(Loss) income before income tax (benefit) provision	(953)	1,359	3,420
(Loss) income tax (benefit) provision	(98)	241	1,003
Net (loss) income	$(855)	$1,118	$2,417

(Loss) earnings per share:
Basic	$(0.08)	$0.11	$0.24
Diluted	$(0.08)	$0.11	$0.24
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands)

	Years Ended December 31,
	2013	2012	2011

Net (loss) income	$(855)	$1,118	$2,417

Other comprehensive (loss) income, net of tax:
Net unrealized (loss) gain on available for sale securities:
Net unrealized holding (loss) gain on available for sale securities	(3,308)	1,258	2,018
Reclassification adjustment for losses (gains) recognized in net (loss) income(1)	762	(180)	(321)
Plus: credit portion of OTTI losses recognized in net (loss) income(2)	5	81	98
Plus: noncredit portion of OTTI gains (losses) on available for sale securities	176	934	(1,142)
Net unrealized holding (loss) gain on available for sale securities	(2,365)	2,093	653
Net unrealized gain (loss) on interest-rate swap derivative	104	(5)	(220)
Other comprehensive (loss) income	(2,261)	2,088	433
Comprehensive (loss) income	$(3,116)	$3,206	$2,850

(1) Amounts are included in net gain (loss) on the sale of securities in noninterest income on the consolidated statements of operations. Income tax expense (benefit) associated with the reclassification adjustment for the years ended December 31, 2013, 2012 and 2011 was $(393,000), $93,000 and $165,000, respectively.
(2) Amounts are included in net impairment losses recognized in noninterest income on the consolidated statements of operations. Income tax benefit associated with the reclassification adjustment for the years ended December 31, 2013, 2012 and 2011 totaled $3,000, $42,000 and $50,000, respectively.

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011
(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in Capital	Unallocated Common Shares Held by ESOP	Unearned Restricted Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders' Equity
	Shares	Dollars

Balance at December 31, 2010	12,563,750	$126	$52,198	$(2,907)	$(25)	$40,859	$(1,108)	$(8,039)	$81,104

Comprehensive income	—	—	—	—	—	2,417	433	—	2,850
Exchange of common stock pursuant to reorganization and concurrent stock offering	(1,986,901)	(20)	42,311	—	—	—	—	8,039	50,330
Cash dividends declared ($0.12 per share)	—	—	—	—	—	(1,191)	—	—	(1,191)
Restricted shares activity	—	—	22	—	(22)	—	—	—	—
Equity incentive plan compensation	—	—	91	—	9	—	—	—	100
Shares purchased by ESOP pursuant to reorganization (392,670 shares)	—	—	—	(3,141)	—	—	—	—	(3,141)
Allocation of 48,637 ESOP shares	—	—	(13)	480	—	—	—	—	467
Tax benefit from share-based compensation	—	—	3	—	—	—	—	—	3
Treasury stock purchased	(547)	—	—	—	—	(5)	—	—	(5)
Balance at December 31, 2011	10,576,302	106	94,612	(5,568)	(38)	42,080	(675)	—	130,517

Comprehensive income	—	—	—	—	—	1,118	2,088	—	3,206
Cash dividends declared ($0.12 per share)	—	—	—	—	—	(1,171)	—	—	(1,171)
Restricted shares activity	—	—	—	—	(2,226)	(12)	—	—	(2,238)
Equity incentive plan compensation	—	—	135	—	54	—	—	—	189
Allocation of 48,637 ESOP shares	—	—	63	480	—	—	—	—	543
Tax benefit from share-based compensation	—	—	4	—	—	—	—	—	4
Stock options exercised	1,796	—	(4)	—	—	14	—	—	10
Common shares repurchased	(465,788)	(5)	—	—	—	(5,296)	—	—	(5,301)
Balance at December 31, 2012	10,112,310	101	94,810	(5,088)	(2,210)	36,733	1,413	—	125,759

Comprehensive loss	—	—	—	—	—	(855)	(2,261)	—	(3,116)
Acquisition of Newport Federal Savings Bank	2,683,099	27	30,078	—	—	—	—	—	30,105
Cash dividends declared ($0.12 per share)	—	—	—	—	—	(1,227)	—	—	(1,227)
Restricted shares activity	—	—	5	—	(5)	—	—	—	—
Equity incentive plan compensation	—	—	293	—	464	—	—	—	757
Allocation of 48,637 ESOP shares	—	—	79	480	—	—	—	—	559
Tax benefit from share-based compensation	—	—	9	—	—	—	—	—	9
Stock options exercised	11,388	—	94	—	—	—	—	—	94
Common shares repurchased	(8,336)	—	(91)	—	—	(7)	—	—	(98)
Balance at December 31, 2013	12,798,461	$128	$125,277	$(4,608)	$(1,751)	$34,644	$(848)	$—	$152,842
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net (loss) income	$(855)	$1,118	$2,417
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for loan losses	1,319	2,896	1,558
Employee stock ownership plan expense	559	543	467
Equity incentive plan expense	757	189	100
Excess tax benefit from share-based compensation	(9)	(4)	(3)
Amortization of investment premiums and discounts, net	1,259	1,168	650
Amortization of loan premiums and discounts, net	1,473	1,423	1,458
Depreciation and amortization of premises and equipment	1,992	1,852	1,947
Amortization of core deposit intangible	220	11	21
Amortization of deferred debt issue costs	262	211	203
Net loss (gain) on sale of securities	1,155	(273)	(486)
Other-than-temporary impairment losses on securities	8	123	148
Net (gain) loss on trading securities and derivatives	(205)	358	(195)
Deferred income tax (benefit) provision	(1,073)	(1,100)	891
Loans originated for sale	(46,239)	(53,552)	(47,134)
Proceeds from sale of loans held for sale	49,985	55,260	49,098
Net gain on sale of loans held for sale	(835)	(1,646)	(611)
Net loss on disposal of SI Trust Servicing operations	—	698	—
Net gain on sale of loans held for investment	(201)	—	(275)
Net loss on disposal of equipment	—	5	41
Impairment loss on long-lived assets	—	392	—
Net loss on sales or write-downs of other real estate owned	43	60	236
Increase in cash surrender value of bank-owned life insurance	(400)	(284)	(289)
Gain on bank-owned life insurance proceeds	—	(349)	(122)
Change in operating assets and liabilities:
Accrued interest receivable	42	324	(443)
Other assets	(609)	1,585	1,580
Accrued expenses and other liabilities	1,509	1,232	62
Net cash provided by operating activities	10,157	12,240	11,319

Cash flows from investing activities:
Purchases of available for sale securities	(54,671)	(41,721)	(139,919)
Proceeds from sales of available for sale securities	26,115	44,033	36,883
Proceeds from maturities of and principal repayments on available for sale securities	45,275	54,452	53,366
Redemption of Federal Home Loan Bank stock	325	—	—
Loan principal collections (originations), net	13,585	(22,875)	23,016
Purchases of loans	(22,950)	(49,768)	(46,999)
Proceeds from sale of loans held for investment	3,189	—	7,966
Proceeds from sale of other real estate owned	1,314	1,361	954
Purchases of premises and equipment	(2,140)	(1,472)	(2,516)
Proceeds from bank-owned life insurance	—	585	603
Net cash paid for Newport acquisition	(8,935)	—	—
Net cash provided by (used in) investing activities	1,107	(15,405)	(66,646)

Cash flows from financing activities:
Net (decrease) increase in deposits	(8,836)	3,222	41,212
Net increase (decrease) in mortgagors' and investors' escrow accounts	7	(84)	(134)
Proceeds from Federal Home Loan Bank advances	63,000	7,000	23,000
Repayments of Federal Home Loan Bank advances, net of amortization of discount	(59,509)	(9,000)	(37,100)
Repayments of other borrowings, net of amortization of discount	(15,072)	—	—
Net proceeds from common stock offering	—	—	2,774
Excess tax benefit from share-based compensation	9	4	3
Purchase of shares by ESOP pursuant to reorganization	—	—	(3,141)
Purchase of shares for equity plan	—	(2,238)	—
Stock options exercised	94	10	—
Cash dividends on common stock	(1,227)	(1,171)	(1,191)
Common shares repurchased	(98)	(5,301)	(5)
Net cash (used in) provided by financing activities	(21,632)	(7,558)	25,418

Net change in cash and cash equivalents	(10,368)	(10,723)	(29,909)
Cash and cash equivalents at beginning of year	37,689	48,412	78,321
Cash and cash equivalents at end of year	$27,321	$37,689	$48,412

Supplemental cash flow information:
Interest paid	$8,335	$9,682	$11,440
Income taxes paid (received), net	1,562	(321)	790
Transfer of stock offering escrow for issuance of common shares	—	—	47,556
Transfer of loans to other real estate owned	2,393	1,787	881

In connection with the purchase acquisition detailed in Note 22:
Fair value of non-cash tangible assets acquired	$408,136	$—	$—
Goodwill and core deposit intangibles	16,335	—	—
Fair value of liabilities assumed	385,431	—	—
Value of common shares issued	30,105	—	—

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
SI Financial Group, Inc. (the “Company”) is the holding company for Savings Institute Bank and Trust Company (the “Bank”).  Established in 1842, the Bank is a community-oriented financial institution headquartered in Willimantic, Connecticut.  The Bank provides a variety of financial services to individuals, businesses and municipalities through its twenty-six offices in eastern Connecticut and Rhode Island.  Its primary products include savings, checking and certificate of deposit accounts, residential and commercial mortgage loans, commercial business loans and consumer loans.  In addition, wealth management services, which include trust, financial planning, life insurance and investment services, are offered to individuals and businesses through the Bank’s offices.  The Company does not conduct any material business other than owning all of the stock of the Bank and making payments on the subordinated debentures held by the Company.

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

On September 6, 2013, the Company acquired Newport Bancorp, Inc. ("Newport"), the holding company for Newport Federal Savings Bank. The acquisition added six full-service banking offices located in eastern Connecticut and Rhode Island. See Note 22 - Acquisition of Newport Bancorp, Inc. for additional details.

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

Reclassifications
Certain amounts in the Company’s prior year consolidated financial statements were reclassified to conform to the current year presentation.  Such reclassifications had no effect on net income (loss).

Significant Group Concentrations of Credit Risk
A majority of the Company’s activities are with customers located within eastern Connecticut and Rhode Island.  The Company does not have any significant concentrations in any one industry or customer.  See Notes 3 and 4 for details relating to the Company’s investment and lending activities.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

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

Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in capital stock of the FHLB.  Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost.  At its discretion, the FHLB may declare dividends on its stock.  The stock is redeemable at par by the FHLB and the Company’s ability to redeem the shares owned is dependent on the redemption practices of the FHLB.  The Company reviews its investment in FHLB stock for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.  No impairment charges were recognized for the years ended December 31, 2013, 2012 and 2011.

Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of amortized cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income.  Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold on the trade date and reported within mortgage banking activities on the accompanying consolidated statements of operations.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Management considers all nonaccrual loans, with the exception of certain consumer loans, to be impaired.  Also, all TDRs are initially classified as impaired. In most cases, loan payments less than 90 days past due are considered minor collection delays and the related loans are generally not considered impaired.

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

Management's judgment in determining the adequacy of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  The allowance for loan losses is evaluated on a monthly basis by management and is based on the evaluation of the known and inherent risk characteristics and size and composition of the loan portfolio, the assessment of current economic and real estate market conditions, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, historical loan loss experience, the level and trends of nonperforming loans, delinquencies, classified assets and loan charge-offs and evaluations of loans and other relevant factors.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

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

Commercial Business – Loans in this segment are made to businesses and are generally secured by assets of the business.  Repayment is expected from the cash flows of the business.  A weakened economy and reduced viability of the industry in which the customer operates will have a negative impact on the credit quality in this segment. To a lesser but increasing extent, the Bank provides loans to investors in the time share industry, which are secured by consumer receivables, and provides loans for capital improvements to condominium associations, which are secured by the assigned rights to levy special assessments to condominium owners.

Consumer – Loans in this segment primarily include home equity lines of credit (representing both first and second liens), and indirect automobile loans and, to a lesser extent, loans secured by marketable securities, passbook or certificate accounts, motorcycles, automobiles and recreational vehicles, as well as unsecured loans.  Consumer loan collections depend on the borrower’s continuing financial stability, and therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

In computing the allowance for loan losses, we do not assign a general valuation allowance to the Small Business Administration ("SBA") and United States Department of Agriculture ("USDA") loans that we purchase as such loans are fully guaranteed.  These loans are included in commercial business loans. See Note 4 for details.

The majority of the Company's loans are collateralized by real estate located in eastern Connecticut and Rhode Island. To a lesser extent, certain commercial real estate loans are secured by collateral located outside of our primary market area. Accordingly, the collateral value of a substantial portion of the Company's loan portfolio and real estate acquired through foreclosure is susceptible to changes in market conditions.

Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and the Company’s results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.  Furthermore, while management believes it has established the allowance for loan losses in conformity with GAAP, the regulatory agencies, in reviewing the loan portfolio, may request us to increase our allowance for loan losses based on judgments different from ours.  In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

adequate or increases may be necessary should the quality of any loans deteriorate as a result of the factors discussed above.  Any material increase in the allowance for loan losses would adversely affect the Company’s financial condition and results of operations.

Loans Acquired with Deteriorating Credit Quality
Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the loans, provided that the timing and amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as impaired and they are considered to be accruing because their interest income relates to the accretable yield and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. Subsequent to acquisition, probable decreases in expected cash flows are recognized through a provision for loan losses, resulting in an increase to the allowance for loan losses. If the Company has probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt.  The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in noninterest income.

The Company has characterized one of its interest rate swaps as a cash flow hedge.  Cash flow hedges are used to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate fluctuations, and are recorded at fair value in other assets or liabilities within the Company’s balance sheets. Changes in the fair value of these cash flow hedges are initially recorded as a component of other comprehensive income (loss) and subsequently reclassified into earnings when the hedged transaction affects earnings. The ineffective portion of the gain or loss on derivative instruments, if any, is recognized in earnings.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

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

Bank-owned Life Insurance
Bank-owned life insurance policies are presented on the consolidated balance sheets at cash surrender value. Changes in cash surrender value, as well as gains on the surrender of policies, are reflected in noninterest income in the consolidated statements of operations and are not subject to income taxes.  See Note 11 for additional discussion.

Servicing
The Company services mortgage loans for others.  Mortgage servicing assets are recognized as separate assets at fair value when rights are acquired through purchase or retained through the sale of financial assets.  Fair value is based on a valuation model that calculates the present value of estimated future net servicing income.  The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.  Capitalized servicing rights are reported in other assets and are amortized into mortgage banking income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

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

Goodwill is measured as the excess of the cost of a business combination over the sum of the amounts assigned to identifiable intangible assets acquired less liabilities assumed. Goodwill is not amortized but rather assessed for impairment annually or more frequently if circumstances warrant.

Management has the option of first assessing qualitative factors, such as events and circumstances, to determine whether it is more likely than not, meaning a likelihood of more than 50%, the value of a reporting unit is less than its carrying amount. If, after considering all relevant events and circumstances, management determines it is not more likely than not the fair value of a reporting unit is less than its carrying amount, then performing an impairment test is unnecessary. For the year ended December 31, 2013, management determined that it was not more likely than not the fair value of the reporting unit (the consolidated Company, in our case) was less than its carrying amount. If management had determined otherwise, the two-step process would have been completed to determine the impairment and necessary write-down of goodwill.

Other Investments
The Company is a limited partner in three Small Business Investment Companies (“SBICs”), which are licensed by the Small Business Administration.  They provide mezzanine financing and private equity investments to small companies which may not otherwise qualify for standard bank financing.  The Company records its investment in the SBICs at cost and evaluates its investment for impairment on a quarterly basis.  Impairment that is considered by management to be other-than-temporary results in a write-down of the investment which is recognized as a charge to earnings.  See Note 12 regarding the Bank's investment in and outstanding capital commitments to the limited partnerships.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

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

The Company does not have any uncertain tax positions which require accrual or disclosure at December 31, 2013 or 2012.  In accordance with the provisions of applicable accounting guidance, in future periods, the Company may record a liability for unrecognized tax benefits related to the recognition, derecognition or change in measurement of a tax position as a result of new tax positions, changes in management’s judgment about the level of uncertainty of existing tax positions, expiration of open income tax returns due to the statutes of limitation, status of examinations and litigation and legislative activity.  The Company has elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in the Company’s consolidated statements of operations.  No interest or penalties were recorded for the years ended December 31, 2013, 2012 or 2011.

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

Comprehensive Income (Loss)
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

securities and certain cash flow hedges, are reported as a separate component of shareholders’ equity, such items, along with net income (loss), are components of comprehensive income (loss).  See Note 15 for components of other comprehensive income (loss) and the related tax effects.

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

Earnings (Loss) Per Share
Basic earnings (loss) per share is calculated by dividing the net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period.  Unvested restricted shares are considered outstanding in the computation of basic earnings (loss) per share since the shares participate in dividends and the rights to the dividends are non-forfeitable.  Diluted earnings (loss) per share is computed in a manner similar to basic earnings (loss) per share except that the weighted average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period.  The Company’s common stock equivalents relate solely to stock options.  Repurchased common shares and unallocated common shares held by the Bank's ESOP are not deemed outstanding for earnings (loss)
per share calculations.

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented, and are not considered in diluted earnings (loss) per share calculations. The Company had 554,029, 323,011 and 443,026 anti-dilutive common shares outstanding for the years ended December 31, 2013, 2012 and 2011, respectively. The computation of earnings (loss) per share is as follows:

	Years Ended December 31,
	2013	2012	2011
	(Dollars In Thousands, Except Per Share Amounts)

Net (loss) income	$(855)	$1,118	$2,417
Weighted average common shares outstanding:
Basic	10,434,191	9,730,797	9,988,322
Effect of dilutive stock options	—	24,895	20,538
Diluted	10,434,191	9,755,692	10,008,860

(Loss) earnings per share:
Basic	$(0.08)	$0.11	$0.24
Diluted	$(0.08)	$0.11	$0.24

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Company’s chief operating decision-maker, the Company’s operations are aggregated in one reportable operating segment.

Advertising Costs
Advertising costs are expensed as incurred.

Recent Accounting Pronouncements
Comprehensive Income - Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income - In February 2013, the Financial Accounting Standards Board ("FASB") issued an amendment to improve the transparency of reporting these reclassifications by requiring an organization to 1) present the effects on the line items of net income (loss) of significant amounts reclassified out of accumulated other comprehensive income (loss) and 2) cross-reference to other disclosures currently required under GAAP for other reclassification items to be reclassified directly to net income (loss) in their entirety in the same reporting period. The amendments were effective for reporting periods beginning after December 15, 2012. The adoption of this amendment did not have a material impact on the Company's consolidated financial statements. See Consolidated Statements of Comprehensive Income (Loss).

Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure - In January 2014, the FASB issued amended guidance that clarifies when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amended guidance clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. In addition, the amended guidance requires interim and annual disclosures of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amended guidance may be applied prospectively or through a modified retrospective approach and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption permitted. The adoption of the amended guidance is not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 2.  RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits.  At December 31, 2013 and 2012, the Bank was required to maintain cash and liquid asset reserves of $1.4 million and $700,000, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

NOTE 3.  SECURITIES

The amortized cost, gross unrealized gains and losses and fair values of available for sale securities at December 31, 2013 and 2012 are as follows:

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
U.S. Government and agency obligations	$54,228	$485	$(168)	$54,545
Government-sponsored enterprises	26,551	134	(393)	26,292
Mortgage-backed securities:(1)
Agency - residential	77,037	889	(1,809)	76,117
Non-agency - residential	530	26	(2)	554
Corporate debt securities	3,708	90	—	3,798
Collateralized debt obligations	1,210	—	(19)	1,191
Obligations of state and political subdivisions	4,063	141	(81)	4,123
Tax-exempt securities	3,841	—	(266)	3,575
Foreign government securities	25	—	—	25
Total available for sale securities	$171,193	$1,765	$(2,738)	$170,220

(1) Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises (“GSEs”).  Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

At December 31, 2013 and 2012, U.S. government and agency obligations and government-sponsored enterprise securities with an amortized cost of $6.0 million and $4.5 million, respectively, and a fair value of $6.0 million and $4.6 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities by contractual maturities at December 31, 2013 are presented below.  Maturities are based on the final contractual payment dates, and do not reflect the impact of potential prepayments or early redemptions.  Because mortgage-backed securities ("MBS") are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
	(In Thousands)
Within 1 year	$5,783	$5,875
After 1 but within 5 years	27,381	27,498
After 5 but within 10 years	18,259	18,095
After 10 years	42,203	42,081
	93,626	93,549
Mortgage-backed securities	77,567	76,671
Total debt securities	$171,193	$170,220

The following is a summary of realized gains and losses on the sale of securities for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
Gross gains on sales	$626	$798	$589
Gross losses on sales	(1,781)	(525)	(103)
Net (loss) gain on sale of securities	$(1,155)	$273	$486

The tax provision (benefit) applicable to the above net realized gains (losses) amounted to $(393,000), $93,000 and $165,000 for the years ended December 31, 2013, 2012 and 2011, respectively.  Proceeds from the sale of available for sale securities totaled $26.1 million, $44.0 million and $36.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

The following tables present information pertaining to securities with gross unrealized losses at December 31, 2013 and 2012, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
December 31, 2013:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$21,921	$142	$883	$26	$22,804	$168
Government-sponsored enterprises	12,376	393	—	—	12,376	393
Mortgage-backed securities:
Agency - residential	38,119	1,772	2,686	37	40,805	1,809
Non-agency - residential	169	2	—	—	169	2
Collateralized debt obligations	—	—	1,191	19	1,191	19
Obligations of state and political subdivisions	1,187	81	—	—	1,187	81
Tax-exempt securities	3,575	266	—	—	3,575	266
Total	$77,347	$2,656	$4,760	$82	$82,107	$2,738

	Less Than 12 Months		12 Months Or More		Total
December 31, 2012:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$—	$—	$1,367	$23	$1,367	$23
Mortgage-backed securities:
Agency - residential	6,923	37	1,404	29	8,327	66
Non-agency - residential	1,926	8	1,417	116	3,343	124
Non-agency - HELOC	—	—	2,477	78	2,477	78
Corporate debt securities	—	—	946	49	946	49
Collateralized debt obligations	—	—	4,396	1,597	4,396	1,597
Total	$8,849	$45	$12,007	$1,892	$20,856	$1,937

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
DECEMBER 31, 2013, 2012 AND 2011

To the extent that continued changes in interest rates, credit movements and other factors that influence fair value of investments occur, the Company may be required to record additional impairment charges for OTTI in future periods.

At December 31, 2013, forty-one debt securities with gross unrealized losses had aggregate depreciation of approximately 3.2% of the Company’s amortized cost basis.  The majority of the unrealized losses related to the Company’s mortgage-backed securities.  For the years ended December 31, 2013, 2012 and 2011, the Company recognized $8,000, $123,000 and $148,000, respectively, of net impairment charges on investments deemed other-than-temporarily impaired. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements of whether the applicable investments within the Company’s securities portfolio were other-than-temporarily impaired at December 31, 2013.

U.S. Government and Agency Obligations.  The unrealized losses on the Company’s U.S. Government and agency obligations related primarily to a widening of the rate spread to comparable treasury securities.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell these securities and it is not more likely than not the Company will be required to sell the securities before their anticipated recovery, which may be at maturity, the Company did not consider these securities to be other-than-temporarily impaired at December 31, 2013.

Mortgage-backed Securities - Agency - Residential. The unrealized losses on the Company’s agency–residential mortgage-backed securities were caused by increases in the rate spread to comparable treasury securities. The Company does not expect these securities to settle at a price less than the amortized cost basis of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before the recovery of their amortized cost basis, which may be at maturity, the Company did not consider these investments to be other-than-temporarily impaired at December 31, 2013.

Collateralized Debt Obligations.  The unrealized losses on the Company’s collateralized debt obligations relate to one investment in a pooled trust preferred security (“PTPS”).  The PTPS market has stabilized at depressed market values as a result of market saturation.  Transactions for PTPS have been limited and have occurred primarily as a result of distressed or forced liquidation sales. The securities were widely held by hedge funds and European banks and used to offset interest rate exposure tied to LIBOR. As the positions have unwound, an excess supply of these securities have saturated the market.

Management evaluated current credit ratings, credit support and stress testing for future defaults related to the Company’s PTPS.  Management also reviewed analytics provided by the trustee and independent OTTI reviews and associated cash flow analyses performed by an independent third party.  The unrealized losses on the Company’s PTPS investment were caused by a lack of liquidity, credit downgrades and decreasing credit support.  The increased number of bank and insurance company failures has decreased the level of credit support for this investment.  A number of lower tranches have foregone payments or have received payment in kind through increased principal allocations.  However, the number of deferring securities has been decreasing and a number of reinstatements have occurred recently. The Company's PTPS was upgraded to investment grade and based on its senior credit profile, management does not believe this investment will suffer from any further credit-related losses.  Because the Company does not intend to sell the investment and it is not more likely than not the Company will be required to sell the investment before recovery of its amortized cost basis, which may be at maturity, the Company did not record impairment losses as of December 31, 2013.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

The following table presents a roll-forward of the balance of credit losses on the Company’s debt securities for which a portion of OTTI was recognized in other comprehensive income (loss) for the years ended December 31, 2013, 2012 and 2011.

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
Balance at beginning of year	$259	$1,207	$1,093
Amounts related to credit losses for which OTTI losses were not previously recognized	8	—	148
Additional credit losses for which OTTI losses were previously recognized	—	123	—
Reduction for permanent loss in value of securities during the period	—	(1,071)	—
Reduction for securities sold during the period (realized)	(267)	—	(34)
Balance at end of year	$—	$259	$1,207

NOTE 4.  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio
The composition of the Company's loan portfolio at December 31, 2013 and 2012 is as follows:

	December 31,
	2013	2012
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$449,812	$230,664
Multi-family and commercial	285,660	201,951
Construction	10,162	3,284
Total real estate loans	745,634	435,899

Commercial business loans:
SBA and USDA guaranteed	137,578	148,385
Time share	28,615	23,310
Condominium association	18,442	15,493
Other	69,705	26,339
Total commercial business loans	254,340	213,527

Consumer loans:
Home equity	44,284	28,375
Indirect automobile	6,354	9,652
Other	2,116	2,353
Total consumer loans	52,754	40,380

Total loans	1,052,728	689,806

Deferred loan origination costs, net of fees	1,598	1,744
Allowance for loan losses	(6,916)	(6,387)
Loans receivable, net	$1,047,410	$685,163

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

The Company has transferred a portion of its originated commercial real estate loans to participating lenders. The amounts transferred have been accounted for as sales and are therefore, not included in the Company's accompanying consolidated balance sheets. The Company and participating lenders share ratably in cash flows and any gains or losses that may result from a borrower's lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2013 and 2012, the Company was servicing loans for participations aggregating $7.7 million and $7.9 million, respectively.

The Company purchased commercial business loans totaling $23.0 million and $42.9 million during 2013 and 2012, respectively. During 2012, the Company purchased consumer loans totaling $6.9 million.

Allowance for Loan Losses
Changes in the allowance for loan losses for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total

	(In Thousands)

Balance at December 31, 2010	$915	$2,700	$64	$790	$330	$4,799
Provision for loan losses	530	228	15	588	197	1,558
Loans charged-off	(686)	(606)	(83)	(267)	(84)	(1,726)
Recoveries of loans previously charged-off	—	15	284	37	3	339
Balance at December 31, 2011	759	2,337	280	1,148	446	4,970
Provision (credit) for loan losses	561	1,818	(258)	556	219	2,896
Loans charged-off	(299)	(1,267)	—	—	(251)	(1,817)
Recoveries of loans previously charged-off	104	140	—	31	63	338
Balance at December 31, 2012	1,125	3,028	22	1,735	477	6,387
Provision for loan losses	522	523	56	159	59	1,319
Loans charged-off	(712)	(228)	—	(22)	(95)	(1,057)
Recoveries of loans previously charged-off	40	72	91	3	61	267
Balance at December 31, 2013	$975	$3,395	$169	$1,875	$502	$6,916

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Further information pertaining to the allowance for loan losses at December 31, 2013 and 2012 is as follows:

December 31, 2013	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$341	$185	$—	$4	$—	$530
Allowance for loans individually or collectively evaluated and not deemed to be impaired	634	3,210	169	1,871	502	6,386
Allowance for loans acquired with deteriorated credit quality	—	—	—	—	—	—
Total loan loss allowance	$975	$3,395	$169	$1,875	$502	$6,916

Loans individually evaluated and deemed to be impaired	$5,695	$3,036	$—	$385	$—	$9,116
Loans individually or collectively evaluated and not deemed to be impaired	443,734	277,483	10,162	252,930	52,754	1,037,063
Amount of loans acquired with deteriorated credit quality	383	5,141	—	1,025	—	6,549
Total loans	$449,812	$285,660	$10,162	$254,340	$52,754	$1,052,728

December 31, 2012	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$454	$88	$—	$39	$—	$581
Allowance for loans individually or collectively evaluated and not deemed to be impaired	671	2,940	22	1,696	477	5,806
Total loan loss allowance	$1,125	$3,028	$22	$1,735	$477	$6,387

Loans individually evaluated and deemed to be impaired	$6,991	$5,873	$—	$618	$361	$13,843
Loans individually or collectively evaluated and not deemed to be impaired	223,673	196,078	3,284	212,909	40,019	675,963
Total loans	$230,664	$201,951	$3,284	$213,527	$40,380	$689,806

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Past Due Loans
The following represents an aging of loans at December 31, 2013 and 2012:

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$5,402	$783	$1,473	$7,658	$442,154	$449,812
Multi-family and commercial	1,057	—	1,388	2,445	283,215	285,660
Construction	—	—	—	—	10,162	10,162
Commercial Business:
SBA and USDA guaranteed	7,266	1,161	66	8,493	129,085	137,578
Time share	—	—	—	—	28,615	28,615
Condominium association	—	—	—	—	18,442	18,442
Other	—	171	338	509	69,196	69,705
Consumer:
Home equity	258	36	49	343	43,941	44,284
Indirect automobile	80	47	16	143	6,211	6,354
Other	1	1	—	2	2,114	2,116
Total	$14,064	$2,199	$3,330	$19,593	$1,033,135	$1,052,728

December 31, 2012	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$3,245	$1,725	$3,285	$8,255	$222,409	$230,664
Multi-family and commercial	4,149	—	1,266	5,415	196,536	201,951
Construction	—	—	—	—	3,284	3,284
Commercial Business:
SBA and USDA guaranteed	5,014	1,087	—	6,101	142,284	148,385
Time share	—	—	—	—	23,310	23,310
Condominium association	—	—	—	—	15,493	15,493
Other	—	—	541	541	25,798	26,339
Consumer:
Home equity	216	—	361	577	27,798	28,375
Indirect automobile	19	—	—	19	9,633	9,652
Other	21	—	—	21	2,332	2,353
Total	$12,664	$2,812	$5,453	$20,929	$668,877	$689,806

The Company did not have any loans that were past due 90 days or more and still accruing at December 31, 2013 or 2012.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Impaired and Nonaccrual Loans
The following is a summary of impaired and nonaccrual loans at December 31, 2013 and 2012:

	Impaired Loans (1)
December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Nonaccrual Loans
	(In Thousands)
Impaired loans without valuation allowance: (2)
Real Estate:
Residential - 1 to 4 family	$3,641	$3,822	$—	$3,241
Multi-family and commercial	6,853	7,050	—	1,655
Commercial business - Other	1,402	1,402	—	377
Consumer - Home equity	—	—	—	53
Consumer - Indirect automobile	—	—	—	16
Total impaired loans without valuation allowance	11,896	12,274	—	5,342

Impaired loans with valuation allowance:
Real Estate:
Residential - 1 to 4 family	2,437	2,448	341	319
Multi-family and commercial	1,324	1,414	185	1,324
Commercial business - Other	8	8	4	8
Total impaired loans with valuation allowance	3,769	3,870	530	1,651
Total impaired loans	$15,665	$16,144	$530	$6,993

(1) Includes loans acquired with deteriorated credit quality and performing troubled debt restructurings.
(2) Includes loans acquired with deteriorated credit quality from the Newport merger.

	Impaired Loans
December 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Nonaccrual Loans
	(In Thousands)
Impaired loans without valuation allowance:
Real Estate:
Residential - 1 to 4 family	$3,866	$4,013	$—	$3,855
Multi-family and commercial	4,407	4,407	—	1,522
Commercial business - Other	546	546	—	470
Consumer - Home equity	361	435	—	366
Total impaired loans without valuation allowance	9,180	9,401	—	6,213

Impaired loans with valuation allowance:
Real Estate:
Residential - 1 to 4 family	3,125	3,125	454	1,133
Multi-family and commercial	1,466	1,556	88	236
Commercial business - Other	72	72	39	72
Total impaired loans with valuation allowance	4,663	4,753	581	1,441
Total impaired loans	$13,843	$14,154	$581	$7,654

The Company reviews and establishes, if necessary, an allowance for certain impaired loans for the amount by which the present value of expected cash flows (or observable market price of loan or fair value of the collateral if

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

the loan is collateral dependent) are lower than the carrying value of the loan.  For the periods presented, the Company concluded that certain impaired loans required no valuation allowance as a result of management’s measurement of impairment. No additional funds are committed to be advanced to those borrowers whose loans are deemed impaired.

Additional information related to impaired loans is as follows:

	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
	(In Thousands)
Year Ended December 31, 2013
Residential - 1 to 4 family	$6,940	$257	$180
Multi-family and commercial	5,653	164	—
Commercial business - Other	924	23	5
Consumer - Home equity	224	36	36
Total	$13,741	$480	$221

Year Ended December 31, 2012
Residential - 1 to 4 family	$6,113	$151	$126
Multi-family and commercial	8,048	260	32
Commercial business - Other	602	4	2
Consumer - Home equity	413	4	4
Total	$15,176	$419	$164

Year Ended December 31, 2011
Residential - 1 to 4 family	$5,739	$64	$29
Multi-family and commercial	8,035	312	—
Commercial business - Other	421	—	—
Consumer - Home equity	196	—	—
Total	$14,391	$376	$29

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

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

The following tables present the Company’s loans by risk rating at December 31, 2013 and 2012.

December 31, 2013	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$441,646	$1,296	$6,870	$—	$—	$449,812
Multi-family and commercial	—	250,667	18,363	16,630	—	—	285,660
Construction	—	10,162	—	—	—	—	10,162
Total real estate loans	—	702,475	19,659	23,500	—	—	745,634

Commercial business loans:
SBA and USDA guaranteed	137,578	—	—	—	—	—	137,578
Time share	—	28,615	—	—	—	—	28,615
Condominium association	—	18,442	—	—	—	—	18,442
Other	—	63,959	2,230	3,516	—	—	69,705
Total commercial business loans	137,578	111,016	2,230	3,516	—	—	254,340

Consumer loans:
Home equity	—	44,117	66	101	—	—	44,284
Indirect automobile	—	6,338	—	16	—	—	6,354
Other	—	2,116	—	—	—	—	2,116
Total consumer loans	—	52,571	66	117	—	—	52,754

Total loans	$137,578	$866,062	$21,955	$27,133	$—	$—	$1,052,728

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

December 31, 2012	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$222,262	$723	$7,679	$—	$—	$230,664
Multi-family and commercial	—	185,141	5,321	11,489	—	—	201,951
Construction	—	3,284	—	—	—	—	3,284
Total real estate loans	—	410,687	6,044	19,168	—	—	435,899

Commercial business loans:
SBA and USDA guaranteed	148,385	—	—	—	—	—	148,385
Time share	—	23,310	—	—	—	—	23,310
Condominium association	—	15,493	—	—	—	—	15,493
Other	—	22,244	3,399	696	—	—	26,339
Total commercial business loans	148,385	61,047	3,399	696	—	—	213,527

Consumer loans:
Home equity	—	27,960	—	415	—	—	28,375
Indirect automobile	—	9,652	—	—	—	—	9,652
Other	—	2,353	—	—	—	—	2,353
Total consumer loans	—	39,965	—	415	—	—	40,380

Total loans	$148,385	$511,699	$9,443	$20,279	$—	$—	$689,806

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

The following table provides information on loans modified as a TDR during the years ended December 31, 2013 and 2012.

	Years Ended December 31,
	2013			2012
			Allowance for			Allowance for
	Number	Recorded	Loan Losses	Number	Recorded	Loan Losses
	of Loans	Investment	(End of Period)	of Loans	Investment	(End of Period)
	(Dollars in Thousands)
Residential - 1 to 4 family	1	$152	$17	16	$2,507	$296
Multi-family and commercial	—	—	—	1	77	—
Total	1	$152	$17	17	$2,584	$296

During the modification process, there were no loan charge-offs or principal reductions for loans included in the table above for all periods presented.

The following table provides the recorded investment, by type of modification, for modified loans identified as TDRs during the years ended December 31, 2013 and 2012.

	Years Ended December 31,
	2013	2012
	(In Thousands)
Interest rate adjustments	$—	$917
Combination of rate and payment (1)	—	869
Combination of rate and maturity (2)	152	721
Maturity only	—	77
Total	$152	$2,584

(1) Terms include combination of interest rate adjustments and interest-only payments with deferral of principal.
(2) Terms include combination of interest rate adjustments and extensions of maturity.

For the years ended December 31, 2013 and 2012, there were no TDRs that were in payment default (defined as 90 days or more past due).

Loans Acquired with Deteriorated Credit Quality
The following is a summary of loans acquired with evidence of credit deterioration from Newport as of
December 31, 2013.

	Contractual Required Payments Receivable	Cash Expected To Be Collected	Non-Accretable Discount	Accretable Yield	Loans Receivable
	(In Thousands)
Balance at acquisition date of September 6, 2013	$8,112	$6,885	$1,227	$—	$6,885
2013 Collections	(336)	(336)	—	—	(336)
Balance at December 31, 2013	$7,776	$6,549	$1,227	$—	$6,549

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Related Party Loans
Related party transactions, including loans with related parties, are discussed in further detail in Note 13.

Loans Held for Sale
Total loans held for sale amounted to $1.8 million and $5.1 million, consisting of fixed-rate residential mortgage loans, at December 31, 2013 and 2012, respectively.

Residential Mortgage Loans Serviced for Others
The Company services certain loans that it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights.  Loans serviced for others are not included in the Company’s consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was determined using a discount rate of 10.59%, prepayment speeds ranging from 110% to 373% and minimal anticipated credit losses. At December 31, 2013, 2012 and 2011, the aggregate of residential mortgage loans serviced for others amounted to $218.0 million, $195.5 million and $178.5 million, respectively.

The following summarizes activity in capitalized mortgage servicing rights:

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
Balance at beginning of year	$1,313	$1,177	$977
Additions	384	427	460
Amortization	(343)	(291)	(260)
Balance at end of year	$1,354	$1,313	$1,177
Fair value of mortgage servicing assets	$1,918	$1,349	$1,462

Contractually specified servicing fees included in mortgage banking income were $587,000, $531,000 and $463,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

NOTE 5.  OTHER REAL ESTATE OWNED

At December 31, 2013, other real estate owned consisted of eight residential and four commercial real estate properties. At December 31, 2012, other real estate owned consisted of three residential and three commercial real estate properties which were held for sale. A summary of expenses applicable to other real estate operations for the years ended December 31, 2013, 2012 and 2011, is as follows:

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
Net loss from sales or write-downs of other real estate owned	$43	$60	$236
Other real estate expense, net of rental income	521	441	540
Expense from other real estate operations, net	$564	$501	$776

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2013 and 2012 are summarized as follows:

	December 31,
	2013	2012
	(In Thousands)
Land	$4,311	$2,098
Buildings	11,497	7,052
Leasehold improvements	10,762	7,563
Furniture and equipment	12,549	10,867
Construction in process	45	84
	39,164	27,664
Accumulated depreciation and amortization	(18,074)	(16,448)
Premises and equipment, net	$21,090	$11,216

At December 31, 2013 and 2012, construction in process related to design and site costs associated with a new branch location. At December 31, 2012, the Company had an outstanding commitment for the purchase of land totaling $450,000, which was purchased during the quarter ended March 31, 2013.

Depreciation and amortization expense was $2.0 million, $1.9 million and $1.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.  See Note 12 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements.

NOTE 7.  GOODWILL AND OTHER INTANGIBLES

Goodwill
Goodwill for the years ended December 31, 2013, 2012 and 2011 is summarized as follows:

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
Balance at beginning of year	$3,451	$4,094	$4,094
Acquisition of Newport	7,762	—	—
Disposal of SI Trust Servicing	—	(643)	—
Balance at end of year	$11,213	$3,451	$4,094

At December 31, 2013, the Company’s goodwill related to the acquisition of Newport in 2013 and two branch locations acquired in 2008.  During 2012, the Company sold its SI Trust Servicing operations and, in connection with the sale, disposed of the associated goodwill. Annually, or more frequently if events or changes in circumstances warrant such evaluation, the Company evaluates its goodwill for impairment.  No goodwill impairment was recorded for the years ended December 31, 2013, 2012 and 2011.

Core Deposit Intangibles
In connection with the assumption of $288.4 million of deposit liabilities from the Newport acquisition in September 2013, of which $216.2 million were core deposits, the Bank recorded a core deposit intangible of $8.6 million. The resulting core deposit intangible is amortized over thirteen years using the straight-line method. In connection with the assumption of $18.4 million of deposit liabilities from the Colchester, Connecticut branch office acquisition in January 2008, the Bank recorded a core deposit intangible of $159,000.  The resulting core

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

deposit intangible was amortized over five years using the sum-of-the-years-digits method and was fully amortized as of December 31, 2012.  Core deposit intangibles are summarized as follows:

	Years Ended December 31,
	2013	2012
	(In Thousands)
Core deposit intangible	$8,573	$159
Accumulated amortization	(220)	(159)
Core deposit intangible, net	$8,353	$—

Amortization expense was $220,000, $11,000 and $21,000 for the years ended December 31, 2013, 2012 and 2011, respectively. At December 31, 2013, future amortization of the core deposit intangible totals $659,000 for each of the next five years and $5.1 million thereafter.

NOTE 8.  DEPOSITS

A summary of deposit balances, by type, at December 31, 2013 and 2012 is as follows:

	December 31,
	2013	2012
	(In Thousands)
Noninterest-bearing demand deposits	$139,428	$89,834

Interest-bearing accounts:
Business checking	—	2
NOW and money market accounts	449,675	300,050
Savings accounts	45,090	38,026
Certificates of deposit (1)	350,556	277,236
Total interest-bearing accounts	845,321	615,314
Total deposits	$984,749	$705,148

(1) Includes brokered deposits of $20.7 million and $4.2 million at December 31, 2013 and 2012, respectively.

Certificates of deposit in denominations of $100,000 or more were $150.4 million and $112.4 million at December 31, 2013 and 2012, respectively. Effective July 21, 2010, with the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the FDIC permanently raised deposit insurance levels to $250,000 per depositor.  Prior to the increase, deposits in excess of $100,000, with the exception of self-directed retirement accounts which are insured up to $250,000, were not federally insured.

Contractual maturities of certificates of deposit as of December 31, 2013 are summarized below (in thousands).

2014	$135,371
2015	96,386
2016	61,252
2017	31,951
2018	22,219
Thereafter	3,377
Total certificates of deposit	$350,556

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

A summary of interest expense, by account type, for the years ended December 31, 2013, 2012 and 2011 is as follows:

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
NOW and money market accounts	$504	$627	$1,294
Savings accounts (1)	75	106	197
Certificates of deposit (2)	4,633	5,286	5,771
Total	$5,212	$6,019	$7,262

(1) Includes interest expense on mortgagors' and investors' escrow accounts.
(2) Includes interest expense on brokered deposits.

Related Party Deposits
Reference Note 13 for a discussion of related party transactions, including deposits from related parties.

NOTE 9.  BORROWINGS

Federal Home Loan Bank Advances
As a member of the FHLB, the Bank has access to a pre-approved secured line of credit with the FHLB of $10.0 million and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy.  FHLB advances are secured by qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans.  In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances.  At December 31, 2013 and 2012, there were no advances outstanding under the line of credit.  Other outstanding advances from the FHLB aggregated $176.3 million and $97.7 million at December 31, 2013 and 2012, respectively, at interest rates ranging from 0.20% to 3.99% and 0.80% to 4.97%, respectively.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

The contractual maturities of borrowings, by year, at December 31, 2013 are as follows:

	FHLB Advances	Subordinated Debt	Total
	(Dollars in Thousands)
2014	$38,736	$—	$38,736
2015	53,940	—	53,940
2016	42,306	—	42,306
2017 (1)	29,290	—	29,290
2018	10,000	—	10,000
Thereafter	2,000	8,248	10,248
Total	$176,272	$8,248	$184,520
Weighted average rate	1.57%	4.14%	1.69%

(1) Includes FHLB advance of $21.5 million that is callable during 2014.

NOTE 10.  INCOME TAXES

The components of the income tax provision (benefit) for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
Current income tax provision:
Federal	$971	$1,338	$108
State	4	3	4
Total current income tax provision	975	1,341	112

Deferred income tax (benefit) provision:
Federal	(1,073)	(1,100)	891
Total deferred income tax (benefit) provision	(1,073)	(1,100)	891
Total income tax (benefit) provision	$(98)	$241	$1,003

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

A reconciliation of the anticipated income tax provision (benefit), based on the statutory tax rate of 34.0%, to the income tax provision (benefit) as reported in the consolidated statements of operations is as follows:

	Years Ended December 31,
	2013	2012	2011
	(Dollars in Thousands)
Income tax (benefit) provision at statutory tax rate	$(324)	$462	$1,162
Increase (decrease) resulting from:
Dividends received deduction	(7)	(2)	(13)
Bank-owned life insurance	(136)	(215)	(139)
Tax-exempt income	(56)	(26)	(39)
Compensation and employee benefit plans	162	81	35
Nondeductible expenses	317	5	8
Tax credits/adjustments	(56)	(63)	—
State taxes, net of federal tax benefit	2	2	2
Other	—	(3)	(13)
Total income tax (benefit) provision	$(98)	$241	$1,003

Effective tax rate	10.3%	17.8%	29.3%

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2013	2012
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$3,919	$2,303
Unrealized losses on available for sale securities	931	659
Depreciation of premises and equipment	2,331	765
Other-than-temporary impairment	455	452
Impairment - long lived asset	—	133
Deferred compensation	5,686	2,313
Employee benefit plans	904	380
Capital loss carry-forward	303	65
Alternative minimum tax credit carry-forward	168	—
Net operating loss carry-forward	81	—
Interest receivable on nonaccrual loans	139	159
Deferred other real estate owned expenses	21	38
Net unrealized loss on derivative instruments	160	284
Other	361	304
Total deferred tax assets	15,459	7,855
Less valuation allowance	(349)	(49)
Total deferred tax assets, net of valuation allowance	15,110	7,806

Deferred tax liabilities:
Unrealized gains on available for sale securities	600	1,546
Goodwill and other intangibles	3,377	330
Deferred loan costs	407	844
Mortgage servicing asset	460	447
Merger expenses and purchase adjustments	561	—
Total deferred tax liabilities	5,405	3,167
Deferred tax asset, net	$9,705	$4,639

Due to the uncertainties of realization, the Company maintains a valuation allowance of $349,000 related to capital loss carry-forwards and other-than-temporary impairment losses on certain securities at December 31, 2013.  The increase in the valuation allowance from December 31, 2012 to December 31, 2013 is attributed to capital losses acquired in the Newport merger that were considered not realizable and continue to be not realizable at December 31, 2013. At December 31, 2012, the Company maintained a charitable contribution carry-forward, primarily related to a cash contribution paid to SI Financial Group Foundation, Inc. in 2011.  The utilization of charitable contributions for any tax year is limited to 10% of taxable income without regard to charitable contributions, net operating losses and dividend received deductions.  An organization is permitted to carry over contributions that exceed the annual 10% limitation as a deduction to the five succeeding tax years provided the organization has sufficient earnings.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Retained earnings at December 31, 2013 and 2012 includes a contingency reserve for loan losses of $3.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks.  Amounts transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred.  It is not anticipated that the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $1.3 million at December 31, 2013 and 2012 have not been recognized.

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

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2010.

NOTE 11.  BENEFIT PLANS

Defined Benefit Plan
As a result of the Newport acquisition, the Company participates in the Pentegra Defined Benefit Plan for Financial Institutions (the "Pentegra DB Plan"), a tax-qualified defined benefit pension plan. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multi-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. In connection with the Newport acquisition, the plan was frozen effective September 6, 2013.

The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

The funded status (market value of plan assets divided by funding target) of the Pentegra DB Plan, as of July 1, 2013 was 95.56% per the valuation reports. Market value of plan assets reflects any contributions received through June 30, 2013.

The Bank's contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. During the year ended December 31, 2013, total contributions of $163,000 were paid by either the Bank or Newport. The Bank did not recognize pension expense under the plan for the year ended December 31, 2013.

Defined Contribution Plan
The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees.  The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank.  An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank. Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100%

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

vesting attained upon five years of service.  There were no profit sharing contributions for the years ended December 31, 2013, 2012 and 2011.

The Plan also includes a 401(k) feature.  Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations.  The Bank makes matching contributions equal to 50% of the participants’ contributions up to 6% of the participants’ earnings.  Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon.  Bank contributions were $250,000, $248,000 and $260,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Group Term Replacement Plan
The Bank maintains the Group Term Replacement Plan to provide a death benefit to executives designated by the Compensation Committee of the Board of Directors.  The death benefits are funded through certain insurance policies that are owned by the Bank on the lives of the participating executives.  The Bank pays the life insurance premiums, which fund the death benefits from its general assets, and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar endorsement policy.  The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less amount of pre-retirement life insurance benefit and three times final annual compensation post-retirement not to exceed a specified dollar amount.  For purposes of the plan, annual compensation includes an executive’s base compensation, commissions and cash bonuses earned under the Bank’s bonus plan. Participation in the plan ceases if an executive is terminated for cause or the executive terminates employment for reasons other than death, disability or retirement.  If the Bank wishes to maintain the insurance after a participant’s termination in the plan, the Bank will be the direct beneficiary of the entire death proceeds of the insurance policies. Total expense recognized under this plan was $106,000, $47,000 and $40,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Executive Supplemental Retirement Agreements – Defined Benefit
The Bank maintains unfunded supplemental defined benefit retirement agreements with its directors and certain members of senior management, as well as certain former officers and directors of Newport.  These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service.  Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65 or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78.  Total expense incurred under these agreements for the years ended December 31, 2013, 2012 and 2011 was $737,000, $725,000 and $882,000, respectively.

Performance-Based Incentive Plan
The Bank has an incentive plan whereby all employees are eligible to receive a bonus tied to both the Company and individual performance.  Non-discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee.  Total expense recognized was $112,000, $339,000 and $366,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Supplemental Executive Retirement Plan
The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan.  The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the complete scheduled repayment of the ESOP loan.  For the years ended December 31, 2013, 2012 and 2011, the President and Chief Executive Officer and the Chief Financial Officer were designated by the Board of Directors to participate in the plan.  Total expense incurred under this plan was $13,000, $19,000 and $11,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

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

At December 31, 2013, the remaining principal balance on the ESOP debt is payable as follows (in thousands):

2014	$475
2015	495
2016	516
2017	539
2018	563
Thereafter	2,557
Total	$5,145

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loans.  The loans are secured by the shares purchased, which are held in a suspense account for allocation among participants as the loans are repaid.  Shares held by the ESOP include the following at December 31, 2013 and 2012:

	December 31,
	2013	2012
	(Dollars In Thousands)
Allocated	214,146	184,674
Committed to be allocated	48,637	48,637
Unallocated	507,801	556,438
Total shares	770,584	789,749
Fair value of unallocated shares	$6,119	$6,399

Total compensation expense recognized in connection with the ESOP was $559,000, $543,000 and $467,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Equity Incentive Plans
The Company's equity incentive plans consist of stock options and shares of restricted stock that may be granted to its employees, officers, directors and directors emeritus.  Both incentive stock options and non-statutory stock options may be granted under these plans.  The 2005 Equity Incentive Plan allows the Company to grant up to 552,891 stock options and 221,154 shares of restricted stock. The 2012 Equity Incentive Plan allows the Company to grant up to 504,794 stock options and 201,918 shares of restricted stock.  All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant.  Under the 2012 Equity Incentive Plan, both performance and time-based restricted stock awards may be granted under the plan. At December 31, 2013, a total of 191,456 stock options and 31,191 shares of restricted stock were available for future grants under the plans.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

For the years ended December 31, 2013, 2012 and 2011, the Company recognized share-based compensation expense related to the stock option and restricted stock awards of $757,000, $189,000 and $100,000, respectively.

The Company granted stock options totaling 412,500 and 67,500 during the years ended December 31, 2012 and 2011, respectively. No stock options were granted during the year ended December 31, 2013. The fair value of each option was determined at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	2012	2011
Expected term (years)	10.00	10.00
Expected dividend yield	1.45%	1.70%
Expected volatility	24.06%	39.27%
Risk-free interest rate	1.86%	3.36%
Fair value of options granted	$2.96	$4.04

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

The following is a summary of activity for the Company’s stock options for the year ended December 31, 2013:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)

Options outstanding at beginning of year	905,599	$10.73
Options exercised	(11,388)	8.22
Options forfeited	(41,166)	10.55
Options outstanding at end of year	853,045	10.78	5.37
Options exercisable at end of year	499,096	10.95	3.18

There were 11,388 and 1,796 options exercised during the year ended December 31, 2013 and 2012, respectively. The intrinsic value of stock options outstanding and exercisable at December 31, 2013 was $1.1 million and $604,000, respectively.  At December 31, 2013, there was $955,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted average period of 2.1 years.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

The following table presents the summary of activity for the Company’s unvested restricted shares for the year ended December 31, 2013.

	Shares	Weighted Average Grant Date Fair Value

Unvested restricted shares at beginning of year	173,102	$10.87
Restricted shares granted	8,000	11.77
Restricted shares vested	(25,334)	10.58
Restricted shares forfeited	(5,273)	9.91
Unvested restricted shares at end of year	150,495	11.01

The aggregate fair value of restricted stock awards that vested during the years ended December 31, 2013, 2012 and 2011 was $296,000, $23,000 and $15,000, respectively.  At December 31, 2013, there was $1.4 million of total unrecognized compensation costs related to unvested restricted stock awards granted under the incentive plans, which are expected to be recognized over a weighted average period of 1.8 years.

Bank-Owned Life Insurance
The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers and former officers and directors of Newport.  The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans.  The Company’s investment in bank-owned life insurance does not exceed the regulatory limitation of 25 percent of Tier 1 capital plus the allowance for loan and lease losses.  The aggregate cash surrender value of all policies owned by the Company amounted to $20.7 million and $9.1 million at December 31, 2013 and 2012, respectively. Income earned on these life insurance policies aggregated $400,000, $284,000 and $289,000 for the years ended December 31, 2013, 2012 and 2011, respectively. The Company recognized gains of $349,000 and $122,000 on death benefit proceeds received from a bank-owned life insurance policy during the years ended December 31, 2012 and 2011, respectively. There were no gains recognized on death benefit proceeds received during the year ended December 31, 2013.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Financial instruments whose contract amounts represent credit risk at December 31, 2013 and 2012 were as follows:

	December 31,
	2013	2012
	(In Thousands)
Commitments to extend credit:
Commitments to originate loans	$8,742	$11,123
Undisbursed construction loans	9,193	3,406
Undisbursed home equity lines of credit	41,031	23,019
Undisbursed commercial lines of credit	59,930	23,842
Overdraft protection lines	1,221	1,190
Standby letters of credit	81	611
Total commitments	$120,198	$63,191

Commitments to originate loans at December 31, 2013 and 2012 included fixed rate loan commitments of $6.9 million and $10.6 million, respectively, at interest rates ranging from 2.75% to 5.75% and 2.63% to 7.00%, respectively.

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

Operating Lease Commitments
The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2039.  At December 31, 2013, future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, are as follows (in thousands):

2014	$1,617
2015	1,452
2016	1,291
2017	1,130
2018	1,013
Thereafter	8,424
Total	$14,927

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Certain leases contain options to extend for periods of 5 to 30 years.  The cost of such extensions is not included in the above amounts.  Rental expense charged to operations for cancelable and noncancelable operating leases was $1.3 million, $1.3 million and $1.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Rental Income Under Subleases
The Company is subleasing excess office space under a noncancelable operating lease that expires on June 24, 2024. At December 31, 2013, future minimum lease payments receivable for the noncancelable lease agreement is as follows:

2014	$19
2015	19
2016	19
2017	19
2018	19
Thereafter	106
Total	$201

Rental income under the noncancelable lease agreement was $19,200, $18,500 and $17,400 for the years ended December 31, 2013, 2012 and 2011, respectively.

Legal Matters
Various legal claims arise from time to time in the normal course of business.  Management believes that the resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

Investment Commitments
The Bank is a limited partner in three SBICs and committed to contribute capital of $3.0 million to the limited partnerships.  The Bank recognized write-downs totaling $72,000 and $12,000 on its investment in the SBICs during the years ended December 31, 2012 and 2011, respectively.  There were no write-downs on the Bank's investment in SBICs during the year ended December 31, 2013. The SBICs, with a combined net book value of $1.3 million at December 31, 2013 and 2012, net of impairment charges and distributions are included in other assets. At December 31, 2013, the Bank’s remaining off-balance sheet commitment for capital investment in the SBICs was $766,000.

NOTE 13.  RELATED PARTY TRANSACTIONS

Loans Receivable
In the normal course of business, the Bank grants loans to related parties.  Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest.  These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility.  At December 31, 2013 and 2012, all related party loans were performing in accordance with their terms.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Changes in loans outstanding to such related parties during the years ended December 31, 2013 and 2012 are as follows:

	Years Ended December 31,
	2013	2012
	(In Thousands)
Balance at beginning of year	$1,948	$2,063
Additions	426	362
Repayments	(345)	(477)
Balance at end of year	$2,029	$1,948

Deposits
Deposit accounts of directors, certain officers and other related parties aggregated $2.0 million and $1.3 million at December 31, 2013 and 2012, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to total assets (as defined).  As of December 31, 2013 and 2012, the Bank met the conditions to be classified as “well capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events since then that management believes have changed the Bank’s regulatory category.  As a savings and loan holding company regulated by the FRB, the Company is not currently subject to any separate regulatory capital requirements. The Dodd-Frank Act, however, requires the FRB to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, quantitatively in terms of components of capital, than those applicable to institutions themselves. There is a five-year transition period before the capital requirements will apply to savings and loan holding companies.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

The Bank's actual capital amounts and ratios at December 31, 2013 and 2012 were as follows:

December 31, 2013	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Tier I Capital Ratio	$117,477	8.94%	$52,550	4.00%	$65,688	5.00%
Tier I Risk-based Capital Ratio	117,477	14.71	31,936	4.00	47,905	6.00
Total Risk-based Capital Ratio	124,964	15.65	63,873	8.00	79,841	10.00
Tangible Equity Ratio	117,477	8.94	19,706	1.50	N/A	N/A

December 31, 2012	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Tier I Capital Ratio	$103,547	11.08%	$37,382	4.00%	$46,727	5.00%
Tier I Risk-based Capital Ratio	103,547	20.20	20,504	4.00	30,757	6.00
Total Risk-based Capital Ratio	109,751	21.41	41,009	8.00	51,262	10.00
Tangible Equity Ratio	103,547	11.08	14,018	1.50	N/A	N/A

Reconciliations of the Company’s total capital to the Bank’s regulatory capital are as follows:

	December 31,
	2013	2012
	(In Thousands)
Total capital per consolidated financial statements	$152,842	$125,759
Holding company equity not available for regulatory capital	(14,336)	(15,811)
Accumulated losses (gains) on available for sale securities	689	(1,619)
Intangible assets	(19,566)	(3,451)
Disallowed servicing asset	—	(100)
Disallowed deferred tax asset	(2,152)	(1,231)
Total tier 1 capital	117,477	103,547
Adjustments for total capital:
Allowance for loan and credit losses	7,487	6,204
Total capital per regulatory reporting	$124,964	$109,751

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

NOTE 15.  OTHER COMPREHENSIVE INCOME (LOSS)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss).  Although certain changes in assets and liabilities are reported as a separate component of shareholders' equity on the balance sheet, such items along with net income (loss) are components of comprehensive income (loss).

Components of other comprehensive income (loss) and related tax effects are as follows:

	Year Ended December 31, 2013
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding losses on available for sale securities	$(5,012)	$1,704	$(3,308)
Reclassification adjustment for losses realized in net loss	1,155	(393)	762
Credit portion of OTTI losses recognized in net loss	8	(3)	5
Noncredit portion of OTTI gains on available for sale securities	266	(90)	176
Unrealized holding losses on available for sale securities, net of taxes	(3,583)	1,218	(2,365)
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	158	(54)	104
Other comprehensive loss	$(3,425)	$1,164	$(2,261)

	Year Ended December 31, 2012
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding gains on available for sale securities	$1,905	$(647)	$1,258
Reclassification adjustment for gains realized in net income	(273)	93	(180)
Credit portion of OTTI losses recognized in net income	123	(42)	81
Noncredit portion of OTTI gains on available for sale securities	1,416	(482)	934
Unrealized holding gains on available for sale securities, net of taxes	3,171	(1,078)	2,093
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	(8)	3	(5)
Other comprehensive income	$3,163	$(1,075)	$2,088

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

	Year Ended December 31, 2011
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding gains on available for sale securities	$3,058	$(1,040)	$2,018
Reclassification adjustment for gains realized in net income	(486)	165	(321)
Credit portion of OTTI losses recognized in net income	148	(50)	98
Noncredit portion of OTTI losses on available for sale securities	(1,730)	588	(1,142)
Unrealized holding gains on available for sale securities, net of taxes	990	(337)	653
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	(333)	113	(220)
Other comprehensive loss	$657	$(224)	$433

The components of accumulated other comprehensive (loss) income included in shareholders’ equity are as follows:

	December 31, 2013
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized losses on available for sale securities	$(973)	$331	$(642)
Net unrealized loss on effective cash flow hedging derivative	(312)	106	(206)

Accumulated other comprehensive loss	$(1,285)	$437	$(848)

	December 31, 2012
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized gains on available for sale securities	$2,876	$(977)	$1,899
Noncredit portion of OTTI losses on available for sale securities	(266)	90	(176)
Net unrealized loss on effective cash flow hedging derivative	(470)	160	(310)

Accumulated other comprehensive income	$2,140	$(727)	$1,413

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
DECEMBER 31, 2013, 2012 AND 2011

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
DECEMBER 31, 2013, 2012 AND 2011

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

 Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012.  The Company had no significant transfers into or out of Levels 1, 2 or 3 during the years ended December 31, 2013 and 2012.

	December 31, 2013
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$8,975	$45,570	$—	$54,545
Government-sponsored enterprises	—	26,292	—	26,292
Mortgage-backed securities	—	76,671	—	76,671
Corporate debt securities	—	3,798	—	3,798
Collateralized debt obligations	—	—	1,191	1,191
Obligations of state and political subdivisions	—	4,123	—	4,123
Tax-exempt securities	—	3,575	—	3,575
Foreign government securities	—	25	—	25
Forward loan sale commitments and derivative loan commitments	—	—	22	22
Total assets	$8,975	$160,054	$1,213	$170,242

Liabilities:
Interest rate swap agreements	$—	$486	$—	$486
Total liabilities	$—	$486	$—	$486

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

	December 31, 2012
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$1,035	$55,224	$—	$56,259
Government-sponsored enterprises	—	23,967	—	23,967
Mortgage-backed securities	—	78,733	—	78,733
Corporate debt securities	—	7,694	—	7,694
Collateralized debt obligations	—	—	4,396	4,396
Obligations of state and political subdivisions	—	5,414	—	5,414
Foreign government securities	—	50	—	50
Forward loan sale commitments and derivative loan commitments	—	—	17	17
Total assets	$1,035	$171,082	$4,413	$176,530

Liabilities:
Forward loan sale commitments and derivative loan commitments	$—	$—	$4	$4
Interest rate swap agreement	—	849	—	849
Total liabilities	$—	$849	$4	$853

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets (liabilities):

	Collateralized Debt Obligations	Derivatives and Forward Loan Sale Commitments, Net
	(In Thousands)
Balance at December 31, 2011	$2,917	$(8)
Total unrealized gains included in other comprehensive income	1,479	21
Balance at December 31, 2012	4,396	13
Total unrealized (losses) gains included in other comprehensive loss	(17)	9
Sales	(3,188)	—
Balance at December 31, 2013	$1,191	$22

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles.  These adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2013 and 2012.  There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2013 and 2012.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

	At December 31, 2013			At December 31, 2012
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	(In Thousands)
Impaired loans	$—	$—	$1,384	$—	$—	$1,616
Other real estate owned	—	—	2,429	—	—	1,293
Total assets	$—	$—	$3,813	$—	$—	$2,909

The following table summarizes losses resulting from fair value adjustments for assets measured at fair value on a nonrecurring basis.

	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
Impaired loans	$404	$367	$998
Other real estate owned	39	28	175
Total assets	$443	$395	$1,173

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

In accordance with applicable accounting guidance, the Company evaluates its goodwill for impairment.  Based on this evaluation, no goodwill impairment was recorded during the years ended December 31, 2013, 2012 and 2011.

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

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2013 or 2012.  The estimated fair value amounts for 2013 and 2012 have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.  The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other banks may not be meaningful.

As of December 31, 2013 and 2012, the recorded carrying amounts and estimated fair values of the Company's financial instruments are as follows:

	December 31, 2013
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:	(In Thousands)
Cash and cash equivalents	$27,321	$27,321	$—	$—	$27,321
Available for sale securities	170,220	8,975	160,054	1,191	170,220
Loans held for sale	1,764	—	—	1,766	1,766
Loans receivable, net	1,047,410	—	—	1,050,834	1,050,834
Federal Home Loan Bank stock	13,109	—	—	13,109	13,109
Accrued interest receivable	4,021	—	—	4,021	4,021
Financial Liabilities:
Deposits	984,749	—	—	987,705	987,705
Mortgagors' and investors' escrow accounts	3,214	—	—	3,214	3,214
Federal Home Loan Bank advances	176,272	—	178,448	—	178,448
Junior subordinated debt owed to unconsolidated trust	8,248	—	6,337	—	6,337
On-balance Sheet Derivative Financial Instruments:
Assets:
Derivative loan commitments	14	—	—	14	14
Forward loan sale commitments	8	—	—	8	8
Liabilities:
Interest rate swap agreements	486	—	486	—	486

	December 31, 2012
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:	(In Thousands)
Cash and cash equivalents	$37,689	$37,689	$—	$—	$37,689
Available for sale securities	176,513	1,035	171,082	4,396	176,513
Loans held for sale	5,069	—	—	5,232	5,232
Loans receivable, net	685,163	—	—	703,925	703,925
Federal Home Loan Bank stock	8,078	—	—	8,078	8,078
Accrued interest receivable	3,215	—	—	3,215	3,215
Financial Liabilities:
Deposits	705,148	—	—	709,357	709,357
Mortgagors' and investors' escrow accounts	3,207	—	—	3,207	3,207
Federal Home Loan Bank advances	97,699	—	102,919	—	102,919
Junior subordinated debt owed to unconsolidated trust	8,248	—	5,268	—	5,268
On-balance Sheet Derivative Financial Instruments:
Assets:
Derivative loan commitments	13	—	—	13	13
Forward loan sale commitments	4	—	—	4	4
Liabilities:
Derivative loan commitments	3	—	—	3	3
Forward loan sale commitments	1	—	—	1	1
Interest rate swap agreement	849	—	849	—	849

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

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

At December 31, 2013 and 2012, the information pertaining to the outstanding interest rate swap agreement used to hedge variable rate debt is as follows:

	December 31,
	2013	2012
	(Dollars in Thousands)
Notional amount	$8,000	$8,000
Weighted average fixed pay rate	2.44%	2.44%
Weighted average variable receive rate	0.24%	0.31%
Weighted average maturity in years	2.0	3.0
Unrealized loss relating to interest rate swap	$312	$470

At December 31, 2013 and 2012, the unrealized loss related to the above mentioned interest rate swap was recorded as a derivative liability. Changes in the fair value of an interest rate swap designated as a hedging instrument of the variability of cash flows associated with long-term debt are reported in other comprehensive income (loss). These amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the long-term debt affects earnings.

Risk management results for the years ended December 31, 2013 and 2012 related to the balance sheet hedging of long-term debt indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s loss which was excluded from the assessment of hedge effectiveness.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

The Company’s derivative contract contains a provision establishing a collateral requirement (subject to minimum collateral posting thresholds) based on the Company’s external credit rating.  If the Company’s junior subordinated debt rating was to fall below the level generally recognized as investment grade, the counterparty to such derivative contract could require additional collateral on the derivative transaction in a net liability position (after considering the effect of bilateral netting arrangements and posted collateral).  The Company had previously posted collateral of $600,000 in the normal course of business for a derivative instrument, with a credit-related contingent feature, that was in a net liability position at December 31, 2012. During the fourth quarter of 2013, the posted collateral was reduced to $400,000 for the derivative instrument, with a credit-related contingent feature, that was in a net liability position at December 31, 2013.

Derivative Instruments Not Designated As Hedging Instruments
Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments.  These undesignated derivative instruments are recognized on the consolidated balance sheets at fair value, with changes in fair value recorded in other noninterest income.

Interest Rate Swap Agreement - During the first quarter of 2012, management entered into an interest rate swap agreement that does not meet the strict hedge accounting requirements of FASB's "Derivatives and Hedging" standard to manage the Company's exposure to interest rate movements and other identified risks. Changes in fair value of this instrument are recorded as a component of noninterest income. At December 31, 2013 and 2012 information pertaining to the Company's interest rate swap agreement not designated as a hedge is as follows:

	December 31,
	2013	2012
	(Dollars in Thousands)
Notional amount	$15,000	$15,000
Weighted average fixed pay rate	1.26%	1.26%
Weighted average variable receive rate	0.25%	0.35%
Weighted average maturity in years	3.0	4.0
Unrealized loss relating to interest rate swap	$174	$379

The Company reported a gain in fair value on the interest rate swap not designated as a hedge of $205,000 in noninterest income for the year ended December 31, 2013 and a loss in fair value of $379,000 in noninterest income for the year ended December 31, 2012.

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

Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from exercise of the loan commitment might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates.  If interest rates increase, the value of these loan commitments decrease. Conversely, if interest rates decrease, the value of these loan commitments increase.  The notional amount of undesignated mortgage loan commitments was $3.1 million and $7.8 million at December 31, 2013 and 2012, respectively.  At December 31, 2013 and 2012, the fair values of such commitments were a net asset of $14,000 and $10,000, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

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

The Company expects that these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments.  The notional amount of undesignated forward loan sale commitments was $3.6 million and $5.9 million at December 31, 2013 and 2012, respectively.  At December 31, 2013 and 2012, the fair value of such commitments were a net asset of $8,000 and $3,000, respectively.

Interest Rate Risk Management - Derivative Instruments
The following table presents the fair values of derivative instruments as well as their classification on the consolidated balance sheets at December 31, 2013 and 2012.

		December 31, 2013		December 31, 2012
	Balance Sheet Location	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
		(In Thousands)
Derivative designated as hedging instrument:
Interest rate swap	Other Liabilities	$8,000	$(312)	$8,000	(470)
Derivatives not designated as hedging instruments:
Interest rate swap	Other Liabilities	15,000	(174)	15,000	(379)
Derivative loan commitments	Other Assets	3,129	14	7,844	10
Forward loan sale commitments	Other Assets	3,581	8	5,919	3

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

At December 31, 2013 and 2012, the Bank’s retained earnings available for payment of dividends was $3.9 million and $6.4 million, respectively.  Accordingly, $134.6 million and $103.5 million of the Company’s equity in the net assets of the Bank were restricted at December 31, 2013 and 2012, respectively.

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
DECEMBER 31, 2013, 2012 AND 2011

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

In May 2012, the Board of Directors approved a plan to repurchase up to 5%, or approximately 528,815 shares, of the Company’s common stock through open market purchases or privately negotiated transactions. Shares repurchased under the program are retired and reflected as a reduction in shareholders’ equity. As of December 31, 2012, the Company repurchased 465,788 shares at a cost of approximately $5.3 million under this plan. The Company repurchased 8,336 shares of the Company's common stock withheld on behalf of plan participants to satisfy tax withholding obligations related to the vesting of restricted shares at a cost of $98,000 during the year ended December 31, 2013.

NOTE 20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

	December 31,
Condensed Balance Sheets	2013	2012
Assets:	(In Thousands)
Cash and cash equivalents	$6,589	$9,591
Available for sale securities	5,082	8,380
Investment in Savings Institute Bank and Trust Company	138,506	109,948
ESOP note receivable	5,145	5,600
Taxes receivable	3,885	—
Other assets	2,322	991
Total assets	$161,529	$134,510

Liabilities and Shareholders' Equity:
Liabilities	$8,687	$8,751
Shareholders' equity	152,842	125,759
Total liabilities and shareholders' equity	$161,529	$134,510

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

Condensed Statements of Operations	Years Ended December 31,
	2013	2012	2011
	(In Thousands)
Dividend from subsidiary	$24,400	$—	$—
Interest and dividends on investments	123	159	248
Other income	276	399	484
Total income	24,799	558	732

Operating expenses	2,152	758	1,275
Income (loss) before income taxes and equity in undistributed net income	22,647	(200)	(543)
Income tax benefit	(418)	(35)	(185)
Income (loss) before equity in undistributed net (loss) income of subsidiary	23,065	(165)	(358)
Equity in undistributed net (loss) income of subsidiary	(23,920)	1,283	2,775
Net (loss) income	$(855)	$1,118	$2,417

Condensed Statements of Cash Flows	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:	(In Thousands)
Net (loss) income	$(855)	$1,118	$2,417
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Equity in undistributed (loss) income of subsidiary	23,920	(1,283)	(2,775)
Excess tax benefit from share-based payment arrangements	(9)	(4)	(3)
Deferred income taxes	(1,050)	60	(104)
Other, net	211	163	(497)
Cash provided by (used in) operating activities	22,217	54	(962)

Cash flows from investing activities:
Purchase of available for sale securities	—	(1,907)	(8,277)
Proceeds from maturities of available for sale securities	3,165	2,069	2,000
Proceeds from sale of available for sale securities	—	2,025	2,300
Net cash paid for Newport acquisition	(28,272)	—	—
Payments received on ESOP note receivable	455	435	421
Issuance of ESOP note receivable	—	—	(3,141)
Investment in subsidiary	655	499	(29,450)
Cash (used in) provided by investing activities	(23,997)	3,121	(36,147)

Cash flows from financing activities:
Purchase of shares for equity plan	—	(2,238)	—
Stock options exercised	94	10	—
Common shares repurchased	(98)	(5,301)	(5)
Cash dividends on common stock	(1,227)	(1,171)	(1,191)
Excess tax benefit from share-based payment arrangements	9	4	3
Net proceeds from common stock offering	—	—	51,099
Cash (used in) provided by financing activities	(1,222)	(8,696)	49,906

Net change in cash and cash equivalents	(3,002)	(5,521)	12,797
Cash and cash equivalents at beginning of year	9,591	15,112	2,315
Cash and cash equivalents at end of year	$6,589	$9,591	$15,112

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

NOTE 21.  QUARTERLY DATA (UNAUDITED)

Quarterly results of operations for the years ended December 31, 2013 and 2012 are as follows:

	Year Ended December 31, 2013				Year Ended December 31, 2012
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In Thousands, Except Share Amounts)
Interest and dividend income	$12,184	$9,151	$8,302	$8,555	$8,863	$8,862	$8,878	$9,221

Interest expense	2,097	2,064	2,083	2,210	2,322	2,368	2,392	2,551

Net interest and dividend income	10,087	7,087	6,219	6,345	6,541	6,494	6,486	6,670

Provision for loan losses	686	443	55	135	646	1,334	432	484

Net interest and dividend income after provision for loan losses	9,401	6,644	6,164	6,210	5,895	5,160	6,054	6,186

Noninterest income	2,560	1,233	2,072	2,440	2,398	1,232	2,326	2,761

Noninterest expenses	10,513	10,374	8,209	8,581	7,338	7,408	7,557	8,350

Income (loss) before income taxes	1,448	(2,497)	27	69	955	(1,016)	823	597

Income tax provision (benefit)	424	(755)	87	146	210	(316)	153	194

Net income (loss)	$1,024	$(1,742)	$(60)	$(77)	$745	$(700)	$670	$403

Earnings (loss) per share:
Basic	$0.08	$(0.17)	$(0.01)	$(0.01)	$0.08	$(0.07)	$0.07	$0.04
Diluted	$0.08	$(0.17)	$(0.01)	$(0.01)	$0.08	$(0.07)	$0.07	$0.04

Quarterly per share data may not add to annual data due to rounding

NOTE 22. ACQUISITION OF NEWPORT BANCORP, INC.

On September 6, 2013, the Company acquired Newport. The primary purpose of the acquisition with Newport was to expand the Company's presence in Rhode Island and diversify its market area. The transaction qualified as a tax-free reorganization for federal income tax purposes. Merger consideration paid in the transaction to shareholders of Newport totaled $61.0 million, consisting of 2,683,099 shares of Company common stock and $30.9 million in cash.

The Company accounted for the transaction using the acquisition method. Accordingly, the Company recorded acquisition expenses totaling $2.6 million (pre-tax) during 2013. The acquisition method requires an acquirer to recognize the assets acquired and the liabilities assumed at fair value as of the acquisition date. Additionally, the Company's results of operations include Newport's operating results from the date of acquisition.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of the date of the acquisition (in thousands).

Assets:
Cash and cash equivalents	$21,955
Investment securities	16,431
Loans receivable, net	361,055
Premises and equipment	9,726
Federal Home Loan Bank stock	5,356
Goodwill	7,762
Core deposit intangible	8,573
Other real estate owned	100
Bank-owned life insurance	11,266
Accrued interest receivable	848
Deferred tax asset, net	2,829
Other assets	525
Total assets acquired	446,426

Liabilities:
Deposits	288,437
FHLB advances	74,820
Repurchase agreement	15,072
Accrued expense and other liabilities	7,102
Total liabilities assumed	385,431
Net assets acquired	$60,995
`

As noted above, the Company acquired loans with a fair value of $361.1 million. Included in this amount was $6.9 million of loans with evidence of deterioration of credit quality since origination for which it was probable, at the time of the acquisition, that the Company would be unable to collect all contractually required payments receivable. The Company recorded an aggregate nonaccretable credit discount of $1.2 million, which is defined as the loans' contractually required payments receivable in excess of the amount of its cash flows expected to be collected. The Company considered factors such as payment history, collateral values and accrual status when determining whether there was evidence of deterioration of the loans' credit quality at the acquisition date.

The following table summarizes the unaudited pro forma financial results of operations as if the Company acquired Newport on January 1, 2012. Newport's operating results for 2013 included activity through September 6, 2013.

	Years Ended December 31,
(In Thousands, Except Per Share Amounts)	2013	2012

Net interest income	$39,735	$41,614
Net income	2,324	3,322
Earnings per share - Basic	0.19	0.27
Earnings per share - Diluted	0.19	0.27