Form 10-K, Exhibit 13
period 2014-12-31
SI Financial Group, Inc.
filed 2015-03-12
CIK 1500213

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding changes in the Company’s financial condition as of December 31, 2014 and 2013 and the results of operations for the years ended December 31, 2014, 2013 and 2012.  The information contained in this section should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this annual report.

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

Management’s ability to predict results of the effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, failing to achieve the expected cost savings or revenue synergies related to the acquisition of Newport Bancorp, Inc. ("Newport"), demand for financial services in the Company’s market area, changes in real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines.  Additional factors that may affect the Company’s results are discussed in Item 1A. “Risk Factors” in the Company’s annual report on Form 10-K and in other reports filed with the Securities and Exchange Commission (the “SEC”).  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

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

(2) managing its interest rate risk by diversifying the type and maturity of its assets in its loan and investment portfolios and monitoring the maturities in its deposit portfolio; and (3) maintaining strong capital levels and liquidity. Multi-family and commercial real estate and commercial business loans increased $10.3 million, $124.5 million and $89.3 million for the years ended December 31, 2014, 2013 and 2012, respectively, and comprised 52.4% of total loans at December 31, 2014.  The Company intends to continue to pursue the opportunities from the many multi-family and commercial properties and businesses located in its market area and areas outside its market area where lenders have specialized knowledge.

◦
Continuing conservative underwriting practices and maintaining a high quality loan portfolio. The Bank believes that strong asset quality is a key to long-term financial success.  The Bank has sought to maintain a high level of asset quality and moderate credit risk by using what the Bank believes are conservative underwriting standards and by diligent monitoring and collection efforts.  Nonperforming loans decreased from $7.0 million at December 31, 2013 to $5.0 million at December 31, 2014.  At December 31, 2014, nonperforming loans were 0.48% of the total loan portfolio and 0.37% of total assets.  Although the Bank intends to continue to increase its multi-family and commercial real estate and commercial business lending, it intends to continue its philosophy of managing large loan exposures through conservative loan underwriting and credit administration standards.

◦
Increasing core deposits. The Bank’s primary source of funds is retail deposit accounts.  At December 31, 2014, 62.7% of the Bank's deposits were core deposits, consisting of demand, savings and money market accounts. The Bank values core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. We expect core deposits to continue to increase primarily due to the investments the Bank has made in its branch network, new product offerings, competitive interest rates and the movement of customer funds out of riskier investments, including the stock market. The Bank intends to continue to increase its core deposits and to focus on gaining market share in counties outside of Windham County in Connecticut and Newport and Washington Counties in Rhode Island by continuing to offer exceptional customer service, cross-selling its loan and deposit products and trust, insurance and investment services and increasing its commercial deposits from small and medium-sized businesses through additional business banking and cash management products.

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

◦
Grow through acquisitions. The Company intends to pursue expansion opportunities in its existing market areas or adjacent areas in strategic locations that maximize growth opportunities or with companies that add complementary products to its existing business. The Company believes that the rate of consolidation in the banking industry will continue to increase. The Company will look to be opportunistic to expand through the acquisition of banks or other financial service companies.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on the Company’s consolidated financial statements, which are prepared in conformity with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of income and expenses.  The Company considers accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be its critical accounting policies.  The Company considers the determination of allowance for loan losses, deferred income taxes and the impairment of long-lived assets to be its critical accounting policies.

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

	Years Ended December 31,
	2014			2013			2012
	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans (1) (2)	$1,049,463	$43,673	4.16%	$797,296	$33,989	4.26%	$661,087	$30,462	4.61%
Securities (3)	185,959	3,863	2.08	197,047	4,195	2.13	218,679	5,317	2.43
Other interest-earning assets	28,215	59	0.21	22,165	43	0.19	28,149	46	0.16
Total interest-earning assets	1,263,637	47,595	3.77	1,016,508	38,227	3.76	907,915	35,825	3.95

Noninterest-earning assets	91,628			66,689			48,407
Total assets	$1,355,265			$1,083,197			$956,322

Interest-bearing liabilities:
Deposits:
Business checking	$158	—	—	$26	—	—	$35	—	—
NOW and money market	452,393	575	0.13	357,736	504	0.14	305,784	627	0.21
Savings (4)	46,964	79	0.17	43,253	75	0.17	40,348	106	0.26
Certificates of deposit (5)	364,954	4,740	1.30	294,354	4,633	1.57	277,052	5,286	1.91
Total interest-bearing deposits	864,469	5,394	0.62	695,369	5,212	0.75	623,219	6,019	0.97

Federal Home Loan Bank advances	162,961	2,513	1.54	120,771	2,897	2.40	95,776	3,276	3.42
Subordinated debt	8,248	336	4.07	8,248	336	4.07	8,248	338	4.10
Other borrowed funds	—	—	—	3,093	9	0.29	—	—	—
Total interest-bearing liabilities	1,035,678	8,243	0.80	827,481	8,454	1.02	727,243	9,633	1.32

Noninterest-bearing liabilities	163,031			119,248			99,125
Total liabilities	1,198,709			946,729			826,368

Total shareholders' equity	156,556			136,468			129,954

Total liabilities and shareholders' equity	$1,355,265			$1,083,197			$956,322

Net interest-earning assets	$227,959			$189,027			$180,672

Tax equivalent net interest income(3)		39,352			29,773			26,192
Tax equivalent interest rate spread(6)			2.97%			2.74%			2.63%
Tax equivalent net interest margin as a percentage of interest-earning assets (7)			3.11%			2.93%			2.88%
Average of interest-earning assets to average interest-bearing liabilities			122.01%			122.84%			124.84%
Less tax equivalent adjustment (3)		(74)			(35)			(1)
Net interest income		$39,278			$29,738			$26,191

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

	2014 Compared to 2013			2013 Compared to 2012
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Rate	Volume	Net	Rate	Volume	Net
	(In Thousands)
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)	$(828)	$10,512	$9,684	$(2,405)	$5,932	$3,527
Securities (3)	(100)	(232)	(332)	(625)	(497)	(1,122)
Other interest-earning assets	5	11	16	6	(9)	(3)
Total interest-earning assets	(923)	10,291	9,368	(3,024)	5,426	2,402

Interest-bearing liabilities:
Interest expense:
Deposits (4)	(946)	1,128	182	(1,224)	417	(807)
Federal Home Loan Bank advances	(1,218)	834	(384)	(1,115)	736	(379)
Subordinated debt	—	—	—	(2)	—	(2)
Other borrowed funds	(5)	(4)	(9)	—	9	9
Total interest-bearing liabilities	(2,169)	1,958	(211)	(2,341)	1,162	(1,179)

Change in net interest income (5)	$1,246	$8,333	$9,579	$(683)	$4,264	$3,581

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

Comparison of Financial Condition at December 31, 2014 and December 31, 2013

Assets:
Summary. Total assets increased $4.2 million, or 0.3%, to $1.35 billion at December 31, 2014, primarily due to increases of $11.9 million in cash and cash equivalents and $2.8 million in available for sales securities at fair value, offset by decreases of $2.8 million and $2.5 million in Federal Home Loan Bank stock and net loans receivable, respectively.

Loans Receivable, Net.  Net loans receivable decreased $2.5 million during 2014. Residential mortgage loans and commercial business loans decreased $19.2 million and $2.4 million, respectively, offset by increases in multi-family and commercial mortgage loans of $12.7 million and consumer loans of $3.9 million. Loan originations totaled $168.0 million for 2014, a decrease of $49.5 million, or 22.8%, compared to 2013. Changes in the loan portfolio consisted of the following:

◦
Residential Real Estate.  Residential mortgage loans comprised 41.0% of total loans at December 31, 2014.  The residential mortgage portfolio decreased $19.2 million, or 4.3%, partly due to the sale of $17.3 million of fixed-rate residential mortgage loans. Residential mortgage loan originations decreased $20.2 million during 2014 as a result of rising interest rates and reduced activity in the housing market.

◦
Multi-family and Commercial Real Estate.  At December 31, 2014, multi-family and commercial real estate represented 28.4% of the Company’s total loan portfolio and increased $12.7 million, or 4.4%, during 2014.  Loan originations for multi-family and commercial real estate loans were $63.6 million during 2014, representing an increase of $19.6 million for 2014 compared to 2013.

◦	Construction. Construction loans, which include both residential and commercial construction loans, increased $3.4 million, or 33.6%, during 2014 as a result of commercial construction volume.

◦
Commercial Business. Commercial business loans represented 24.0% of total loans at December 31, 2014 and decreased $2.4 million during 2014 due to reductions of $19.1 million in SBA and USDA guaranteed loans and $3.3 million in other commercial business loans, offset by an increase of $20.0 million in time share and condominium association loans. Commercial business loan originations decreased $53.2 million during 2014 as compared to 2013. At December 31, 2014, unfunded lines of credit related to time share lending totaled $29.4 million as a result of an experienced lender dedicated to identifying new opportunities for growth within the time share industry.

◦
Consumer Loans.  Consumer loans represented 5.4% of the Company’s total loan portfolio and increased $3.9 million, or 7.4%, during 2014. Home equity loans increased $6.8 million, offset by decreases in indirect automobile lending of $2.7 million due to principal repayments and other consumer loans of $252,000. Loan originations for consumer loans totaled $28.3 million for 2014, representing an increase of $4.3 million compared to the same period in 2013, as a result of a home equity line of credit promotion.

The allowance for loan losses totaled $7.8 million at December 31, 2014 compared to $6.9 million at December 31, 2013.  The ratio of the allowance for loan losses to total loans increased from 0.66% at December 31, 2013 to 0.74% at December 31, 2014, resulting from increases of $12.7 million in commercial real estate and $20.0 million in time share and condominium association loans, which carry a higher degree of risk than other loans held in portfolio, and a $19.1 million decline in SBA and USDA guaranteed loans that require no reserve.

Liabilities.  Total liabilities decreased $743,000, or 0.1%, to $1.19 billion at December 31, 2014. The decrease in total liabilities included decreases in borrowings of $28.0 million from $184.5 million at December 31, 2013 to $156.5 million at December 31, 2014, resulting from net repayments of FHLB advances. Deposits increased $26.0 million, or 2.6%, which included increases in certificates of deposit of $26.9 million and noninterest-bearing deposits of $6.6 million, offset by a decrease of $7.0 million in NOW and money market accounts.

Equity:
Summary.  Shareholders’ equity increased $4.9 million from $152.8 million at December 31, 2013 to $157.7 million at December 31, 2014.  The increase in shareholders’ equity was attributable to net income of $4.4 million, share-based activity of $1.9 million, an increase in unrealized gains on available for sale securities aggregating

$841,000 (net of taxes) and an unrealized gain of $102,000 on an interest-rate swap derivative offset by dividends of $1.5 million and common shares repurchased totaling $841,000.

Accumulated Other Comprehensive Income (Loss).  Accumulated other comprehensive income (loss) comprises the unrealized gains and losses on available for sale securities and a derivative instrument designated as a cash flow hedge, net of taxes.  Net unrealized gains on available for sale securities, net of taxes, totaled $199,000 at December 31, 2014 compared to net unrealized losses on available for sale securities, net of taxes, of $642,000 at December 31, 2013.  Unrealized holding gains on available for sale securities primarily resulted from an increase in the market value of mortgage-backed securities, which was recognized in accumulated other comprehensive income on the consolidated balance sheet and a component of comprehensive income on the consolidated statements of comprehensive income (loss).  Net unrealized losses on derivative instruments, net of taxes, totaled $104,000 and $206,000 at December 31, 2014 and 2013, respectively.

Comparison of Operating Results for the Years Ended December 31, 2014 and 2013

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

The Company recorded net income of $4.4 million for 2014, an increase of $5.3 million, compared to a net loss of $855,000 for 2013. The acquisition of Newport in September 2013 contributed to higher net income for 2014. Contributing to the net loss for 2013 were $2.6 million in pretax costs associated with the Newport acquisition, losses realized on security sales of $1.2 million and penalties of $659,000 related to the prepayment of FHLB advances.

Interest and Dividend Income.  Total interest and dividend income increased $9.3 million, or 24.4%, for 2014, primarily due to an increase in the average balance of loans, offset by lower yields on loans and securities versus 2013. Average interest-earning assets increased $247.1 million to $1.26 billion in 2014, due to a higher average balance of loans and other interest-earning assets of $252.2 million and $6.1 million, respectively, partially offset by a decrease in the average balance of securities of $11.1 million. The yield on interest-earning assets increased by 1 basis point to 3.77%, despite decreases in the yield on loans of 10 basis points and 5 basis points on securities during 2014 as a result of lower market interest rates. The yield on federal funds and other interest-earning assets increased 2 basis points during 2014. The yield on loans continues to be negatively impacted by unrecognized interest related to nonaccrual loans.

Interest Expense.  Interest expense decreased $211,000, or 2.5%, to $8.2 million for 2014 compared to $8.5 million in 2013, primarily due to lower rates paid on deposits and borrowings, offset by a higher average balance of deposits and FHLB advances. Average interest-bearing deposits increased $169.1 million to $864.5 million and the average rate decreased 13 basis points to 0.62%.  Increases in the average balance of NOW and money market accounts of $94.7 million and certificate of deposit accounts of $70.6 million contributed to the increase in the average balance of deposit accounts.  The average balance of FHLB advances increased $42.2 million while the average rate decreased 86 basis points to 1.54% for 2014.  The lower rate on FHLB advances was attributable to the prepayment or modification of certain higher rate advances and new advances at significantly lower rates.

Provision for Loan Losses.  The provision for loan losses increased $220,000 to $1.5 million in 2014 compared to 2013, primarily due to an increase in commercial loans outstanding, which carry a higher degree of risk than other loans held in the loan portfolio, offset by decreases in nonperforming loans and net loan charge-offs.  At December 31, 2014, nonperforming loans totaled $5.0 million, compared to $7.0 million at December 31, 2013, primarily due to decreases in nonperforming multi-family and commercial mortgage loans of $2.1 million and residential mortgage loans of $393,000.  For 2014, net loan charge-offs totaled $658,000, consisting primarily of residential mortgage loan charge-offs, compared to $790,000 for 2013.

Noninterest Income.  Total noninterest income increased $1.9 million to $10.2 million in 2014.  The following table shows the components of noninterest income and the dollar and percentage changes from 2013 to 2014.

	Years Ended December 31,		Change
	2014	2013	Dollars	Percent
	(Dollars in Thousands)
Service fees	$6,964	$5,766	$1,198	20.8%
Wealth management fees	1,221	1,157	64	5.5
Increase in cash surrender value of bank-owned life insurance	580	400	180	45.0
Net gain (loss) on sale of securities	64	(1,155)	1,219	(105.5)
Net impairment losses recognized in earnings	—	(8)	8	(100.0)
Mortgage banking	535	1,083	(548)	(50.6)
Net gain on trading securities and derivatives	60	205	(145)	(70.7)
Other	742	857	(115)	(13.4)
Total noninterest income	$10,166	$8,305	$1,861	22.4%

Service fees increased $1.2 million in 2014 as a result of additional deposit customers from the Newport acquisition and fees associated with higher electronic banking usage. Mortgage banking fees declined $548,000 during 2014 due to a lower volume of residential mortgage loan sales as compared to 2013 due to a rising interest rate environment. Other noninterest income for 2014 included the reimbursement of $250,000 in legal fees and other foreclosure expenses incurred in a prior period on two commercial loans, partially offset by an impairment charge of $175,000 to reduce the carrying value of one of the Bank's small business investment company limited partnerships. For 2013, the Company realized net losses of $1.2 million primarily related to the sale of $6.0 million in collateralized debt obligations and non-agency mortgage-backed securities previously classified as substandard, offset by a gain of $201,000 on the sale of $3.0 million in commercial business loans held for investment.

Noninterest Expenses.  Noninterest expenses increased $3.8 million for 2014 compared to 2013.  The following table shows the components of noninterest expenses and the dollar and percentage changes from 2013 to 2014.

	Years Ended December 31,		Change
	2014	2013	Dollars	Percent
	(Dollars in Thousands)
Salaries and employee benefits	$20,001	$17,924	$2,077	11.6%
Occupancy and equipment	7,724	5,971	1,753	29.4
Computer and electronic banking services	5,630	4,177	1,453	34.8
Outside professional services	1,808	1,296	512	39.5
Marketing and advertising	977	705	272	38.6
Supplies	612	459	153	33.3
FDIC deposit insurance and regulatory assessments	1,234	1,058	176	16.6
Merger expenses	—	2,608	(2,608)	(100.0)
Core deposit intangible amortization	613	220	393	178.6
Other real estate operations	425	564	(139)	(24.6)
Other	2,482	2,695	(213)	(7.9)
Total noninterest expenses	$41,506	$37,677	$3,829	10.2%

Excluding merger costs, noninterest expenses increased $6.4 million, or 18.4%, in 2014 as a result of 12 months of operating costs attributable to the six branches acquired in the Newport merger, compared to four months of costs included in the results for 2013. Salaries and employee benefits increased $2.1 million as a result of additional staff and higher benefit costs. Outside professional services expense increased primarily as a result of contractual payment obligations to former Newport officers under their noncompetition agreements. Higher other noninterest expenses for 2014 were comprised of increases in fraudulent debit card transactions of $412,000 and prepayment penalties of $110,000 for the early extinguishment of certain higher-rate FHLB borrowings. For 2013, noninterest expenses included pre-tax merger costs for the acquisition of Newport of $2.6 million and $659,000 of prepayment penalties for the early extinguishment of FHLB borrowings for the year.
Income Tax Provision.  For 2014, the Company recorded an income tax provision of $2.0 million compared to an income tax benefit of $98,000 in 2013. The effective tax rate was 31.1% and 10.3% for 2014 and 2013, respectively. The effective tax rate for 2013 was impacted by nondeductible costs associated with the Newport merger. See Note 10 in the Company's Consolidated Financial Statements for more details.

Comparison of Operating Results for the Years Ended December 31, 2013 and 2012

The Company recorded a net loss of $855,000 for 2013, a decrease of $2.0 million compared to a net income of $1.1 million for 2012.  Contributing to the net loss for 2013 were $2.6 million in pretax costs associated with the Newport acquisition, losses realized on security sales of $1.2 million and penalties of $659,000 related to the prepayment of FHLB advances.

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

	Years Ended December 31,		Change
	2013	2012	Dollars	Percent
	(Dollars in Thousands)
Service fees	$5,766	$4,935	$831	16.8%
Wealth management fees	1,157	1,975	(818)	(41.4)
Increase in cash surrender value of bank-owned life insurance	400	284	116	40.8
Net gain (loss) on sale of securities	(1,155)	273	(1,428)	(523.1)
Net impairment losses recognized in earnings	(8)	(123)	115	(93.5)
Mortgage banking	1,083	1,893	(810)	(42.8)
Net gain (loss) on trading securities and derivatives	205	(358)	563	(157.3)
Net loss on disposal of SI Trust Servicing operations	—	(698)	698	(100.0)
Impairment loss on long-lived assets	—	(392)	392	(100.0)
Net loss on disposal of equipment	—	(5)	5	(100.0)
Other	857	933	(76)	(8.1)
Total noninterest income	$8,305	$8,717	$(412)	(4.7)%

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

	Years Ended December 31,		Change
	2013	2012	Dollars	Percent
	(Dollars in Thousands)
Salaries and employee benefits	$17,924	$15,868	$2,056	13.0%
Occupancy and equipment	5,971	5,480	491	9.0
Computer and electronic banking services	4,177	3,738	439	11.7
Outside professional services	1,296	1,309	(13)	(1.0)
Marketing and advertising	705	705	—	—
Supplies	459	442	17	3.8
FDIC deposit insurance and regulatory assessments	1,058	933	125	13.4
Merger expenses	2,608	—	2,608	N/A
Core deposit intangible amortization	220	—	220	N/A
Other real estate operations	564	501	63	12.6
Other	2,695	1,666	1,029	61.8
Total noninterest expenses	$37,677	$30,642	$7,035	23.0%

Noninterest expenses were higher for 2013 compared to 2012 mainly due to merger-related costs totaling $2.6 million (pretax), which included investment banking fees, legal and accounting costs. Additionally, noninterest expenses for 2013 included incremental costs attributed to six branches acquired in the Newport merger. Increases in salaries and benefits were associated with additional lending staff and higher benefit costs related to equity-based incentive plan compensation and health insurance. Other noninterest expenses for 2013 included prepayment penalties totaling $659,000 for the early extinguishment of certain higher rate FHLB borrowings.

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

The Bank regularly adjusts its investment in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of the Company’s asset/liability management, funds management and liquidity policies.  The Company’s policy is to maintain liquid assets less short-term liabilities within a range of 9.0% to 20.0% of total assets.  Liquid assets were 11.1% of total assets at December 31, 2014.  Excess liquid assets are generally invested in interest-earning deposits and short- and intermediate-term securities.

The Bank’s most liquid assets are cash and cash equivalents.  The levels of these assets depend on the Bank’s operating, financing, lending and investing activities during any given period.  At December 31, 2014, cash and cash equivalents totaled $39.3 million.  Securities classified as available for sale, which provide additional sources of liquidity, totaled $173.0 million at December 31, 2014.  In addition, at December 31, 2014, the Bank had the ability to borrow an additional $111.5 million from the FHLB, which includes overnight lines of credit of $10.0 million.  On that date, the Bank had FHLB advances outstanding of $148.3 million and no overnight advances outstanding. Additionally, the Bank has the ability to access the Federal Reserve Bank’s Discount Window on a collateralized basis and maintains a $7.0 million unsecured line of credit with a financial institution to access federal funds.  The Bank believes that its liquid assets combined with the available line from the FHLB provide adequate liquidity to meet its current financial obligations.

In addition, the Bank believes that its branch network, which is presently comprised of 26 full-service retail banking offices located throughout its primary market area, and the general cash flows from its existing lending and investment activities, will afford it sufficient long-term liquidity.

The Bank’s primary investing activities are the origination, purchase and sale of loans and the purchase and sale of securities.  For the year ended December 31, 2014, the Bank originated $168.0 million of loans and purchased $36.2 million of securities and $59.9 million of loans.  In 2013, the Bank originated $217.5 million of loans and purchased $54.7 million of securities and $23.0 million of loans.

At December 31, 2014, the Bank had $158.4 million in loan commitments outstanding, which included $26.2 million in commitments to grant loans, $45.4 million in unused home equity lines of credit, $60.4 million in commercial lines of credit, $25.1 million in undisbursed construction loans, $1.2 million in overdraft protection lines and $81,000 in standby letters of credit.

Financing activities consist primarily of activity in deposit accounts and in borrowed funds.  The increased liquidity needed to fund asset growth has been provided through proceeds from the sale of loans and securities and increased deposits.  The net increase in total deposits, including mortgagors’ and investors’ escrow accounts, was $26.4 million and $279.6 million for the years ended December 31, 2014 and 2013, respectively. Certificates of deposit due within one year of December 31, 2014 totaled $176.3 million, or 17.4% of total deposits.

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

FHLB advances decreased $28.0 million for the year ended December 31, 2014 and increased $78.6 million for the year ended December 31, 2013.

SI Financial Group, Inc. is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, SI Financial Group is responsible for paying any dividends declared to its shareholders and making payments on its subordinated debentures. SI Financial Group may continue to repurchase shares of its common stock in the future. SI Financial Group's primary sources of funds are interest and dividends on securities and dividends received from the Bank. The amount of dividends that the Bank may declare and pay to SI Financial Group in any calendar year, without prior regulatory approval, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. SI Financial Group believes that such restriction will not have an impact on SI Financial Group's ability to meet its ongoing cash obligations. At December 31, 2014 and 2013, SI Financial Group had cash and cash equivalents of $12.9 million and $6.6 million, respectively.

The Company's Board of Directors approved the repurchase of up to 5%, or 528,815 shares, of the Company's outstanding common stock. During 2014, the Company purchased all remaining shares under the repurchase plan.

The Bank has managed its capital to maintain strong protection for depositors and creditors.  The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2014, the Bank exceeded all of its regulatory capital requirements and is considered “well capitalized” under regulatory guidelines.  As a savings and loan holding company regulated by the Federal Reserve Board ("FRB"), the Company is not currently subject to any separate regulatory capital requirements.  See Note 14 in the Company’s Consolidated Financial Statements for additional information relating to the Bank’s regulatory capital requirements.

Payments Due Under Contractual Obligations

The following table presents information relating to the Company’s payments due under contractual obligations as of December 31, 2014.

	Payments Due by Period
	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(In Thousands)
Federal Home Loan Bank advances	$47,294	$84,983	$16,000	$—	$148,277
Operating lease obligations (1)	1,526	2,665	2,120	7,466	13,777
Purchase obligations	2,075	1,965	—	—	4,040
Other long-term liabilities reflected on the balance sheet (2)	—	—	—	8,248	8,248
Total contractual obligations	$50,895	$89,613	$18,120	$15,714	$174,342

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

Financial instruments whose contract amounts represent credit risk at December 31, 2014 and 2013 are as follows:

	December 31,
	2014	2013
	(In Thousands)
Commitments to extend credit:
Commitments to originate loans	$26,170	$8,742
Undisbursed construction loans	25,107	9,193
Undisbursed home equity lines of credit	45,403	41,031
Undisbursed commercial lines of credit	60,363	59,930
Overdraft protection lines	1,230	1,221
Standby letters of credit	81	81
Total commitments	$158,354	$120,198

Commitments to originate loans at December 31, 2014 and 2013 included fixed-rate loan commitments of $10.8 million and $6.9 million, respectively, at interest rates ranging from 3.00% to 5.75% and 2.75% to 5.75%, respectively.

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

The Bank is a limited partner in three small business investment corporations.  At December 31, 2014, the Bank’s remaining off-balance sheet commitment for the capital investments was $572,000.  See Note 12 in the Company’s Consolidated Financial Statements.

In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its eligible employees.  In conjunction with the "second step" public stock offering completed in 2011, the Company provided an additional loan to the ESOP totaling $3.1 million to purchase additional common shares. As of December 31, 2014, the remaining principal balance on the ESOP debt totaled $4.7 million.  At December 31, 2014, allocated shares, including shares committed to be allocated to participants, totaled 292,187 and the amount of unallocated common shares held in suspense totaled 459,163, with a fair value of $5.2 million.  See Note 11 in the Company’s Consolidated Financial Statements.

As of December 31, 2014, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.  See Note 12 in the Company’s Consolidated Financial Statements.

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

In January 2012, the Company entered into an interest rate swap agreement with a third-party financial institution with a notional amount of $15.0 million, whereby the counterparty will pay a variable rate equal to three-month LIBOR and the Company will pay a fixed-rate of 1.26%. The agreement was effective on January 11, 2012 and terminates on January 11, 2017. This agreement was not designated as a hedging instrument.

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

The table below sets forth an approximation of the Company’s exposure as a percentage of estimated net interest income for the next 12- and 24-month periods using interest income simulation. The simulation uses projected repricing of assets and liabilities at December 31, 2014 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities the Company holds, rising or falling interest rates have a significant impact on the prepayment speeds of the Company’s earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. The Company’s asset sensitivity would be reduced if prepayments slow and vice versa. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income at December 31, 2014.

	Percentage Change in Estimated Net Interest Income Over
	12 Months	24 Months
100 basis point decrease in rates	(2.10)%	(3.44)%
300 basis point increase in rates	(0.38)	(0.99)
400 basis point increase in rates	(0.46)	(1.45)

As indicated by the results of the above scenarios, net interest income would be adversely affected (within our internal guidelines) in the 12- and 24-month periods if rates decreased 100 basis points and only minimally impacted if rates increased 300 or 400 basis points as a result of the Company's strategy to position the balance sheet for the anticipated increase in market interest rates. The Company's strategy for mitigating interest rate risk includes the purchase of adjustable-rate investment securities and SBA and USDA guaranteed loans that will reprice in a rising rate environment, selling longer-term and lower fixed-rate residential mortgage loans in the secondary market, restructuring FHLB advances to current lower market interest rates while extending their duration and utilizing certain derivative instruments such as forward loan sale commitments to manage the risk of loss associated with its mortgage banking activities. Additionally, the interest rate swap agreement used to hedge the interest rate of the Company's long-term variable-rate debt effectively converts the debt to a fixed-rate of interest, which reflects favorably on net interest income in a rising rate environment.

Stock Performance Graph

The following graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Nasdaq Composite (U.S. Companies) and with the SNL $1B - $5B Thrift Index.  Total return assumes the reinvestment of all dividends.  The graph assumes $100 was invested at the close of business on December 31, 2009.

SI Financial Group, Inc.

	Period Ending
Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
SI Financial Group, Inc.	100.00	170.64	173.11	204.31	216.35	205.60
NASDAQ Composite	100.00	118.15	117.22	138.02	193.47	222.16
SNL U.S. Thrift $1B-$5B	100.00	111.06	107.92	136.54	174.24	188.49

Common Stock Information

The common stock of the Company is listed on NASDAQ Global Market ("NASDAQ") under the trading symbol "SIFI." As of March 3, 2015, there were 12,780,018 shares of common stock outstanding, which were held by approximately 1,303 shareholders of record.

The following table sets forth the market price and dividend information for the Company's common stock for the periods indicated, as reported by NASDAQ.

	Years Ended December 31,
	2014			2013
	Price Range		Dividends Declared	Price Range		Dividends Declared
	High	Low		High	Low
First Quarter	$12.14	$11.20	$0.03	$12.34	$11.01	$0.03
Second Quarter	11.83	11.00	0.03	12.30	10.34	0.03
Third Quarter	11.72	10.66	0.03	11.97	10.73	0.03
Fourth Quarter	11.79	10.90	0.03	12.16	11.21	0.03

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders
of SI Financial Group, Inc.

We have audited SI Financial Group, Inc. and subsidiaries' (the “Company”) internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. SI Financial Group, Inc. and subsidiaries' management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
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
In our opinion, SI Financial Group, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the December 31, 2014 consolidated financial statements of SI Financial Group, Inc. and our report dated March 11, 2015 expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 11, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
of SI Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SI Financial Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), SI Financial Group, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control- Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 11, 2015 expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 11, 2015

SI FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	December 31,
	2014	2013
ASSETS:
Cash and due from banks:
Noninterest-bearing	$18,965	$20,554
Interest-bearing	20,286	6,767
Total cash and cash equivalents	39,251	27,321

Available for sale securities, at fair value	173,040	170,220
Loans held for sale	747	1,764
Loans receivable (net of allowance for loan losses of $7,797 and $6,916 at December 31, 2014 and 2013, respectively)	1,044,864	1,047,410
Federal Home Loan Bank stock, at cost	10,333	13,109
Bank-owned life insurance	21,306	20,726
Premises and equipment, net	21,711	21,090
Goodwill and other intangibles	18,697	19,566
Accrued interest receivable	3,853	4,021
Deferred tax asset, net	8,048	9,705
Other real estate owned, net	1,271	2,429
Other assets	7,412	9,018
Total assets	$1,350,533	$1,346,379

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$146,062	$139,428
Interest-bearing	864,651	845,321
Total deposits	1,010,713	984,749

Mortgagors' and investors' escrow accounts	3,600	3,214
Federal Home Loan Bank advances	148,277	176,272
Junior subordinated debt owed to unconsolidated trust	8,248	8,248
Accrued expenses and other liabilities	21,956	21,054
Total liabilities	1,192,794	1,193,537

Commitments and contingencies (Notes 6, 11 and 12)

Shareholders' Equity:
Preferred stock ($0.01 par value per share; 1,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value per share; 35,000,000 shares authorized; 12,776,426 shares and 12,798,461 shares issued and outstanding at December 31, 2014 and 2013, respectively)	128	128
Additional paid-in-capital	125,459	125,277
Unallocated common shares held by ESOP	(4,128)	(4,608)
Unearned restricted shares	(1,312)	(1,751)
Retained earnings	37,497	34,644
Accumulated other comprehensive income (loss)	95	(848)
Total shareholders' equity	157,739	152,842
Total liabilities and shareholders' equity	$1,350,533	$1,346,379
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2014	2013	2012
Interest and dividend income:
Loans, including fees	$43,673	$33,989	$30,462
Securities:
Taxable interest	3,386	4,030	5,267
Tax-exempt interest	219	103	3
Dividends	184	27	46
Other	59	43	46
Total interest and dividend income	47,521	38,192	35,824

Interest expense:
Deposits	5,394	5,212	6,019
Federal Home Loan Bank advances	2,513	2,897	3,276
Subordinated debt and other borrowings	336	345	338
Total interest expense	8,243	8,454	9,633

Net interest income	39,278	29,738	26,191

Provision for loan losses	1,539	1,319	2,896

Net interest income after provision for loan losses	37,739	28,419	23,295

Noninterest income:
Total other-than-temporary impairment losses on securities	—	(8)	(239)
Portion of losses recognized in other comprehensive income	—	—	116
Net impairment losses	—	(8)	(123)
Service fees	6,964	5,766	4,935
Wealth management fees	1,221	1,157	1,975
Increase in cash surrender value of bank-owned life insurance	580	400	284
Net gain (loss) on sale of securities	64	(1,155)	273
Mortgage banking	535	1,083	1,893
Net gain (loss) on trading securities and derivatives	60	205	(358)
Net loss on disposal of SI Trust Servicing operations	—	—	(698)
Impairment loss on long-lived assets	—	—	(392)
Net loss on disposal of equipment	—	—	(5)
Other	742	857	933
Total noninterest income	10,166	8,305	8,717

Noninterest expenses:
Salaries and employee benefits	20,001	17,924	15,868
Occupancy and equipment	7,724	5,971	5,480
Computer and electronic banking services	5,630	4,177	3,738
Outside professional services	1,808	1,296	1,309
Marketing and advertising	977	705	705
Supplies	612	459	442
FDIC deposit insurance and regulatory assessments	1,234	1,058	933
Merger expenses	—	2,608	—
Core deposit intangible amortization	613	220	11
Other real estate operations	425	564	501
Other	2,482	2,695	1,666
Total noninterest expenses	41,506	37,677	30,653

Income (loss) before income tax provision (benefit)	6,399	(953)	1,359
Income tax provision (benefit)	1,988	(98)	241
Net income (loss)	$4,411	$(855)	$1,118

Earnings (loss) per share:
Basic	$0.36	$(0.08)	$0.11
Diluted	$0.36	$(0.08)	$0.11
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands)

	Years Ended December 31,
	2014	2013	2012

Net income (loss)	$4,411	$(855)	$1,118

Other comprehensive income (loss), net of tax:
Available for sale securities:
Net unrealized holding gains (losses)	883	(3,308)	1,258
Reclassification adjustment for (gains) losses recognized in net income (loss)(1)	(42)	762	(180)
Plus: credit portion of OTTI losses recognized in net income (loss)(2)	—	5	81
Plus: noncredit portion of OTTI losses	—	176	934
Net unrealized holding gains (losses) on available for sale securities	841	(2,365)	2,093
Net unrealized gain (loss) on interest-rate swap derivative	102	104	(5)
Other comprehensive income (loss)	943	(2,261)	2,088
Comprehensive income (loss)	$5,354	$(3,116)	$3,206

(1) Amounts are included in net gain (loss) on the sale of securities in noninterest income on the consolidated statements of operations. Income tax expense (benefit) associated with the reclassification adjustment for the years ended December 31, 2014, 2013 and 2012 was $22,000, $(393,000) and $93,000, respectively.
(2) Amounts are included in net impairment losses recognized in noninterest income on the consolidated statements of operations. Income tax benefit associated with the reclassification adjustment for the years ended December 31, 2014, 2013 and 2012 totaled $0, $3,000 and $42,000, respectively.

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012
(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in Capital		Unallocated Common Shares Held by ESOP	Unearned Restricted Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Dollars

Balance at December 31, 2011	10,576,302	$106	$94,612		$(5,568)	$(38)	$42,080	$(675)	130,517

Comprehensive income	—	—	—		—	—	1,118	2,088	3,206
Cash dividends declared ($0.12 per share)	—	—	—		—	—	(1,171)	—	(1,171)
Restricted shares activity	—	—	—		—	(2,226)	(12)	—	(2,238)
Equity incentive plan compensation	—	—	135		—	54	—	—	189
Allocation of 48,637 ESOP shares	—	—	63		480	—	—	—	543
Tax benefit from share-based compensation	—	—	4		—	—	—	—	4
Stock options exercised	1,796	—	(4)		—	—	14	—	10
Common shares repurchased	(465,788)	(5)	—		—	—	(5,296)	—	(5,301)
Balance at December 31, 2012	10,112,310	101	94,810		(5,088)	(2,210)	36,733	1,413	125,759

Comprehensive loss	—	—	—		—	—	(855)	(2,261)	(3,116)
Acquisition of Newport Federal Savings Bank	2,683,099	27	30,078		—	—	—	—	30,105
Cash dividends declared ($0.12 per share)	—	—	—		—	—	(1,227)	—	(1,227)
Restricted shares activity	—	—	5		—	(5)	—	—	—
Equity incentive plan compensation	—	—	293		—	464	—	—	757
Allocation of 48,637 ESOP shares	—	—	79	0.48	480	—	—	—	559
Tax benefit from share-based compensation	—	—	9		—	—	—	—	9
Stock options exercised	11,388	—	94		—	—	—	—	94
Common shares repurchased	(8,336)	—	(91)		—	—	(7)	—	(98)
Balance at December 31, 2013	12,798,461	128	125,277		(4,608)	(1,751)	34,644	(848)	152,842

Comprehensive income	—	—	—		—	—	4,411	943	5,354
Cash dividends declared ($0.12 per share)	—	—	—		—	—	(1,475)	—	(1,475)
Equity incentive plan compensation	—	—	307		—	439	—	—	746
Allocation of 48,638 ESOP shares	—	—	72		480	—	—	—	552
Tax benefit from share-based compensation	—	—	4		—	—	—	—	4
Stock options exercised	52,406	—	557		—	—	—	—	557
Common shares repurchased	(74,441)	—	(758)		—	—	(83)	—	(841)
Balance at December 31, 2014	12,776,426	$128	$125,459		$(4,128)	$(1,312)	$37,497	$95	$157,739
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$4,411	$(855)	$1,118
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	1,539	1,319	2,896
Employee stock ownership plan expense	552	559	543
Equity incentive plan expense	746	757	189
Excess tax benefit from share-based compensation	(4)	(9)	(4)
Amortization of investment premiums and discounts, net	1,059	1,259	1,168
Amortization of loan premiums and discounts, net	1,419	1,473	1,423
Depreciation and amortization of premises and equipment	2,596	1,992	1,852
Amortization of core deposit intangible	613	220	11
Amortization of deferred debt issue costs	90	262	211
Net (gain) loss on sale of securities	(64)	1,155	(273)
Other-than-temporary impairment losses on securities	—	8	123
Net (gain) loss on trading securities and derivatives	(60)	(205)	358
Deferred income tax provision (benefit)	1,183	(1,073)	(1,100)
Loans originated for sale	(16,255)	(46,239)	(53,552)
Proceeds from sale of loans held for sale	17,380	49,985	55,260
Net gain on sale of loans held for sale	(274)	(835)	(1,646)
Net loss on disposal of SI Trust Servicing operations	—	—	698
Net gain on sale of loans held for investment	—	(201)	—
Net loss on disposal of equipment	—	—	5
Impairment loss on long-lived assets	—	—	392
Net loss on sales or write-downs of other real estate owned	104	43	60
Increase in cash surrender value of bank-owned life insurance	(580)	(400)	(284)
Gain on bank-owned life insurance proceeds	—	—	(349)
Change in operating assets and liabilities:
Accrued interest receivable	168	42	324
Other assets	2,016	(609)	1,585
Accrued expenses and other liabilities	1,121	1,509	1,232
Net cash provided by operating activities	17,760	10,157	12,240

Cash flows from investing activities:
Purchases of available for sale securities	(36,216)	(54,671)	(41,721)
Proceeds from sales of available for sale securities	1,109	26,115	44,033
Proceeds from maturities of and principal repayments on available for sale securities	32,566	45,275	54,452
Redemption of Federal Home Loan Bank stock	2,776	325	—
Loan principal collections (originations), net	59,185	13,585	(22,875)
Purchases of loans	(59,900)	(22,950)	(49,768)
Proceeds from sales of loans held for investment	—	3,189	—
Proceeds from sales of other real estate owned	1,357	1,314	1,361
Purchases of premises and equipment	(3,217)	(2,140)	(1,472)
Proceeds from bank-owned life insurance	—	—	585
Net cash paid for Newport acquisition	—	(8,935)	—
Net cash provided by (used in) investing activities	(2,340)	1,107	(15,405)

Cash flows from financing activities:
Net increase (decrease) in deposits	25,964	(8,836)	3,222
Net increase (decrease) in mortgagors' and investors' escrow accounts	386	7	(84)
Proceeds from Federal Home Loan Bank advances	29,000	63,000	7,000
Repayments of Federal Home Loan Bank advances, net of amortization of discount	(57,085)	(59,509)	(9,000)
Repayments of other borrowings, net of amortization of discount	—	(15,072)	—
Excess tax benefit from share-based compensation	4	9	4
Purchase of shares for equity plan	—	—	(2,238)
Stock options exercised	557	94	10
Cash dividends on common stock	(1,475)	(1,227)	(1,171)
Common shares repurchased	(841)	(98)	(5,301)
Net cash used in financing activities	(3,490)	(21,632)	(7,558)

Net change in cash and cash equivalents	11,930	(10,368)	(10,723)
Cash and cash equivalents at beginning of year	27,321	37,689	48,412
Cash and cash equivalents at end of year	$39,251	$27,321	$37,689

Supplemental cash flow information:
Interest paid	$8,306	$8,335	$9,682
Income taxes paid (received), net	(67)	1,562	(321)
Transfer of loans to other real estate owned	303	2,393	1,787

In connection with the purchase acquisition:
Fair value of non-cash tangible assets acquired	$—	$408,392	$—
Goodwill and core deposit intangibles	—	16,079	—
Fair value of liabilities assumed	—	385,431	—
Value of common shares issued	—	30,105	—

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

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

In September 2013, the Company acquired Newport Bancorp, Inc. ("Newport"), the holding company for Newport Federal Savings Bank. The acquisition added six full-service banking offices located in eastern Connecticut and Rhode Island.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, SI Mortgage Company and SI Realty Company, Inc.  All significant intercompany accounts and transactions have been eliminated.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

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

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities that are held principally for trading in the near term are classified as “trading securities.”  Trading securities are carried at fair value, with unrealized gains and losses recognized in earnings.  Interest and dividends are included in net interest income.  Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of taxes.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in capital stock of the FHLB.  Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost.  At its discretion, the FHLB may declare dividends on its stock.  The stock is redeemable at par by the FHLB and the Company’s ability to redeem the shares owned is dependent on the redemption practices of the FHLB.  The Company reviews its investment in FHLB stock for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.  No impairment charges were recognized for the years ended December 31, 2014, 2013 and 2012.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

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

◦
General valuation allowance.  The general component represents a valuation allowance on the remainder of the loan portfolio, after excluding impaired loans.  For this portion of the allowance, loans are segregated by category and assigned an allowance percentage based on historical loan loss experience adjusted for qualitative factors stratified by the following loan segments:  residential one- to four-family, multi-family and commercial real estate, construction, commercial business and consumer.   Management uses a rolling average of historical losses based on the time frame appropriate to capture relevant loss data for each loan segment.  This historical loss factor is adjusted for the following qualitative factors: changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off and recovery practices; changes in international, national, regional and local economic and business conditions and developments that affect the collectibility of the portfolio, including the condition of various market segments; changes in the nature and volume of the loan portfolio and in the terms of the loans; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due loans, the volume of nonaccrual loans and the volume and severity of adversely classified or graded loans; changes in the quality of the loan review system; changes in the underlying collateral for collateral-dependent loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the portfolio.

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

Multi-family and Commercial – Loans in this segment are originated for acquiring, developing, improving or refinancing multi-family and commercial real estate where the property is the primary collateral securing the loan, and the income generated from the property is the primary repayment source.  The underlying cash flows generated by the properties can be impacted by the economy as evidenced by increased vacancy rates.  Payments on loans secured by income-producing properties

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

often depend on the successful operation and management of the properties. Management continually monitors the cash flows of these loans.

Construction – This segment includes loans to individuals, and to a lesser extent builders, to finance the construction of residential dwellings.  The Bank also originates construction loans for commercial development projects.  Upon the completion of construction, the loan generally converts to a permanent mortgage loan.  Credit risk is affected by cost overruns, correct estimates of the sale price of the property, time to sell at an adequate price and market conditions.

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

Consumer – Loans in this segment primarily include home equity lines of credit (representing both first and second liens), indirect automobile loans and, to a lesser extent, loans secured by marketable securities, passbook or certificate accounts, motorcycles, automobiles and recreational vehicles, as well as unsecured loans.  Consumer loan collections depend on the borrower’s continuing financial stability, and therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

In computing the allowance for loan losses, we do not assign a general valuation allowance to the Small Business Administration ("SBA") and United States Department of Agriculture ("USDA") loans that we purchase as such loans are fully guaranteed.  These loans are included in commercial business loans. See Note 4 for details.

The majority of the Company's loans are collateralized by real estate located in eastern Connecticut and Rhode Island. To a lesser extent, certain commercial real estate loans are secured by collateral located outside of our primary market area. Accordingly, the collateral value of a substantial portion of the Company's loan portfolio and real estate acquired through foreclosure is susceptible to changes in local market conditions.

Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and the Company’s results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.  Furthermore, while management believes it has established the allowance for loan losses in conformity with GAAP, our regulators, in reviewing the loan portfolio, may request us to increase our allowance for loan losses based on judgments different from ours.  In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate or increases may be necessary should the quality of any loans deteriorate as a result of the factors discussed above.  Any material increase in the allowance for loan losses would adversely affect the Company’s financial condition and results of operations.

Loans Acquired with Deteriorating Credit Quality
Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

remaining life of the loans, provided that the timing and amount of future cash flows is reasonably estimable. Such loans are considered to be accruing because their interest income relates to the accretable yield and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. Subsequent to acquisition, probable decreases in expected cash flows are recognized through a provision for loan losses, resulting in an increase to the allowance for loan losses. If the Company has probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment.

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

Loan origination fees, direct loan origination costs and loan purchase premiums are deferred, and the net amount is recognized as an adjustment of the related loan's yield utilizing the interest method over the contractual life of the loan.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

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
DECEMBER 31, 2014, 2013 AND 2012

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
DECEMBER 31, 2014, 2013 AND 2012

Goodwill is measured as the excess of the cost of a business combination over the sum of the amounts assigned to identifiable intangible assets acquired less liabilities assumed. Goodwill is not amortized but rather assessed for impairment annually or more frequently if circumstances warrant.

Management has the option of first assessing qualitative factors, such as events and circumstances, to determine whether it is more likely than not, meaning a likelihood of more than 50%, the value of a reporting unit is less than its carrying amount. If, after considering all relevant events and circumstances, management determines it is not more likely than not the fair value of a reporting unit is less than its carrying amount, then performing an impairment test is unnecessary. For the year ended December 31, 2014, management determined that it was not more likely than not the fair value of the reporting unit (the consolidated Company, in our case) was less than its carrying amount. If management had determined otherwise, the two-step process would have been completed to determine the impairment and necessary write-down of goodwill.

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
DECEMBER 31, 2014, 2013 AND 2012

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

The Company does not have any uncertain tax positions which require accrual or disclosure at December 31, 2014 or 2013.  In accordance with the provisions of applicable accounting guidance, in future periods, the Company may record a liability for unrecognized tax benefits related to the recognition, derecognition or change in measurement of a tax position as a result of new tax positions, changes in management’s judgment about the level of uncertainty of existing tax positions, expiration of open income tax returns due to the statutes of limitation, status of examinations and litigation and legislative activity.  The Company has elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in the Company’s consolidated statements of operations.  No interest or penalties were recorded for the years ended December 31, 2014, 2013 or 2012.

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

Common Share Repurchases
The Company is chartered in Maryland. Maryland law does not provide for treasury shares, rather shares repurchased by the Company constitute authorized but unissued shares. Accounting principles generally accepted in the United States of America state that accounting for treasury stock shall conform to state law. Therefore, the

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

cost of shares repurchased by the Company has been allocated to common stock, additional paid-in capital and retained earnings balances.

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

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented, and are not considered in diluted earnings (loss) per share calculations. The Company had 533,413, 554,029 and 323,011 anti-dilutive common shares outstanding for the years ended December 31, 2014, 2013 and 2012, respectively. The computation of earnings (loss) per share is as follows:

	Years Ended December 31,
	2014	2013	2012
	(Dollars In Thousands, Except Per Share Amounts)

Net income (loss)	$4,411	$(855)	$1,118
Weighted average common shares outstanding:
Basic	12,313,549	10,434,191	9,730,797
Effect of dilutive stock options	33,580	—	24,895
Diluted	12,347,129	10,434,191	9,755,692

Earnings (loss) per share:
Basic	$0.36	$(0.08)	$0.11
Diluted	$0.36	$(0.08)	$0.11

Business Combinations
Business combinations are accounted for using the acquisition method of accounting. Under this method, the accounts of an acquired entity are included with the acquirer's accounts as of the date of the acquisition with any excess of purchase price over the fair value of the net assets acquired (including identifiable intangibles) capitalized as goodwill.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

Advertising Costs
Advertising costs are expensed as incurred.

Recent Accounting Pronouncements
Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. In January 2014, the Financial Accounting Standards Board ("FASB") issued amended guidance that clarifies when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amended guidance clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. In addition, the amended guidance requires interim and annual disclosures of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amended guidance may be applied prospectively or through a modified retrospective approach and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption permitted. The adoption of the amended guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. In August 2014, the FASB issued amended guidance that addresses the diversity in practice regarding the classification and measurement of foreclosed loans which were part of a government-sponsored loan guarantee program (e.g. HUD, FHA, VA). The amended guidance outlines certain criteria that, if met, the loan (residential or commercial) should be derecognized and a separate other receivable should be recorded upon foreclosure at the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. This amended guidance will be effective for annual reporting periods beginning after December 15, 2014, including interim periods within that reporting period. Early adoption is permitted, provided the entity has adopted Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amended guidance should be adopted either prospectively or on a modified retrospective basis. The adoption of the guidance is not expected to have a material impact of the Company's consolidated financial statements.

NOTE 2.  RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits.  At December 31, 2014 and 2013, the Bank was required to maintain cash and liquid asset reserves of $1.6 million and $1.4 million, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

NOTE 3.  SECURITIES

The amortized cost, gross unrealized gains and losses and fair values of available for sale securities at December 31, 2014 and 2013 are as follows:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
U.S. Government and agency obligations	$66,232	$385	$(226)	$66,391
Government-sponsored enterprises	27,435	120	(67)	27,488
Mortgage-backed securities:(1)
Agency - residential	67,008	907	(1,065)	66,850
Non-agency - residential	254	3	(4)	253
Corporate debt securities	1,000	—	—	1,000
Collateralized debt obligations	1,188	—	(7)	1,181
Obligations of state and political subdivisions	3,039	167	(6)	3,200
Tax-exempt securities	6,583	97	(3)	6,677
Total available for sale securities	$172,739	$1,679	$(1,378)	$173,040

(1) Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises ("GSEs").  Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

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

(1) Agency securities refer to debt obligations issued or guaranteed by government corporations or GSEs. Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

At December 31, 2014 and 2013, U.S. government and agency obligations and government-sponsored enterprise securities with an amortized cost of $8.0 million and $6.0 million, respectively, and a fair value of $8.0 million and $6.0 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

The amortized cost and fair value of debt securities by contractual maturities at December 31, 2014 are presented below.  Maturities are based on the final contractual payment dates, and do not reflect the impact of potential prepayments or early redemptions.  Because mortgage-backed securities ("MBS") are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
	(In Thousands)
Within 1 year	$4,547	$4,561
After 1 but within 5 years	41,669	41,744
After 5 but within 10 years	16,684	16,837
After 10 years	42,577	42,795
	105,477	105,937
Mortgage-backed securities	67,262	67,103
Total debt securities	$172,739	$173,040

The following is a summary of realized gains and losses on the sale of securities for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
Gross gains on sales	$64	$626	$798
Gross losses on sales	—	(1,781)	(525)
Net gain (loss) on sale of securities	$64	$(1,155)	$273

The tax provision (benefit) applicable to the above net realized gains (losses) amounted to $22,000, $(393,000) and $93,000 for the years ended December 31, 2014, 2013 and 2012, respectively.  Proceeds from the sale of available for sale securities totaled $1.1 million, $26.1 million and $44.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The following tables present information pertaining to securities with gross unrealized losses at December 31, 2014 and 2013, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
December 31, 2014:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$9,273	$15	$16,655	$211	$25,928	$226
Government-sponsored enterprises	6,974	4	3,973	63	10,947	67
Mortgage-backed securities:
Agency - residential	4,251	122	32,127	943	36,378	1,065
Non-agency - residential	—	—	127	4	127	4
Collateralized debt obligations	1,181	7	—	—	1,181	7
Obligations of state and political subdivisions	—	—	668	6	668	6
Tax-exempt securities	1,141	3	—	—	1,141	3
Total	$22,820	$151	$53,550	$1,227	$76,370	$1,378

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

	Less Than 12 Months		12 Months Or More		Total
December 31, 2013:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$21,921	$142	$883	$26	$22,804	$168
Government-sponsored enterprises	12,376	393	—	—	12,376	393
Mortgage-backed securities:
Agency - residential	38,119	1,772	2,686	37	40,805	1,809
Non-agency - residential	169	2	—	—	169	2
Collateralized debt obligations	—	—	1,191	19	1,191	19
Obligations of state and political subdivisions	1,187	81	—	—	1,187	81
Tax-exempt securities	3,575	266	—	—	3,575	266
Total	$77,347	$2,656	$4,760	$82	$82,107	$2,738

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

At December 31, 2014, thirty-five debt securities with gross unrealized losses had aggregate depreciation of approximately 1.8% of the Company’s amortized cost basis.  The majority of the unrealized losses related to the Company’s mortgage-backed securities.  For the years ended December 31, 2014, 2013 and 2012, the Company recognized $0, $8,000 and $123,000, respectively, of net impairment charges on investments deemed other-than-temporarily impaired. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements of whether the applicable investments within the Company’s securities portfolio were other-than-temporarily impaired at December 31, 2014.

U.S. Government and Agency Obligations.  The unrealized losses on the Company’s U.S. Government and agency obligations related primarily to a widening of the rate spread to comparable treasury securities.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

does not intend to sell these securities and it is not more likely than not the Company will be required to sell the securities before their anticipated recovery, which may be at maturity, the Company did not consider these securities to be other-than-temporarily impaired at December 31, 2014.

Government Sponsored Enterprises. The unrealized losses on the Company's government sponsored enterprises were also caused by interest rate movement. The contractual cash flows of these investments are guaranteed by a government sponsored agency. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of our investment. As a result of (1) the decline in market value being attributable to changes in interest rates and not credit quality, (2) the Company's position that it does not intend to sell these securities and (3) it is not more likely than not that the Company will be required to sell the securities before their anticipated recovery, which may be at maturity, the Company did not consider these securities to be other-than-temporarily impaired at December 31, 2014.

Mortgage-backed Securities - Agency - Residential. The unrealized losses on the Company’s agency–residential mortgage-backed securities were caused by increases in the rate spread to comparable treasury securities. The Company does not expect these securities to settle at a price less than the amortized cost basis of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before the recovery of their amortized cost basis, which may be at maturity, the Company did not consider these investments to be other-than-temporarily impaired at December 31, 2014.

Mortgage-backed Securities - Non-agency - Residential. The unrealized losses on the Company's non-agency-residential mortgage-backed securities relate to one investment which has been evaluated by management and no potential credit losses were identified. Because the Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell this security before the recovery of its amortized cost basis, which may be at maturity, the Company did not consider this investment to be other-than-temporarily impaired at December 31, 2014.

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

Management evaluated current credit ratings, credit support and stress testing for future defaults related to the Company’s PTPS.  Management also reviewed analytics provided by the trustee and independent OTTI reviews and associated cash flow analyses performed by an independent third party.  The unrealized losses on the Company’s PTPS investment were caused by a lack of liquidity, credit downgrades and decreasing credit support.  The increased number of bank and insurance company failures has decreased the level of credit support for this investment.  A number of lower tranches have foregone payments or have received payment in kind through increased principal allocations.  However, the number of deferring securities has been decreasing and a number of reinstatements have occurred recently. The Company's PTPS was upgraded to investment grade and based on its senior credit profile, management does not believe this investment will suffer from any further credit-related losses.  Because the Company does not intend to sell the investment and it is not more likely than not the Company will be required to sell the investment before recovery of its amortized cost basis, which may be at maturity, the Company did not record impairment losses as of December 31, 2014.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

Obligations of State and Political Subdivisions. The unrealized losses on the Company's obligations of state and political subdivisions relate to one investment in municipal general obligation bonds purchased during the second quarter of 2013. The unrealized loss was mainly attributable to the widening of interest rate spreads for this security since its purchase date. Management monitors the financial data of the individual municipalities to ensure that they meet minimum credit standards. Since the Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell this security before recovery of its amortized cost basis, which may be at maturity, the Company did not record an impairment loss at December 31, 2014.

Tax-exempt Securities. The unrealized losses on the Company's tax-exempt securities relates to two municipal general obligation bonds. The unrealized losses were mainly attributable to the widening of interest rate spreads for these securities since their purchase date. Management monitors the financial data of the individual municipalities to ensure that they meet minimum credit standards. Since the Company does not intend to sell this security before recovory of its amortized cost basis, which may be at maturity, the Company did not record an impairment loss at December 31, 2014.

The following table presents a roll-forward of the balance of credit losses on the Company’s debt securities for which a portion of OTTI was recognized in other comprehensive income (loss) for the years ended December 31, 2014, 2013 and 2012.

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
Balance at beginning of year	$—	$259	$1,207
Amounts related to credit losses for which OTTI losses were not previously recognized	—	8	—
Additional credit losses for which OTTI losses were previously recognized	—	—	123
Reduction for permanent loss in value of securities during the period	—	—	(1,071)
Reduction for securities sold during the period (realized)	—	(267)	—
Balance at end of year	$—	$—	$259

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

NOTE 4.  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio
The composition of the Company's loan portfolio at December 31, 2014 and 2013 is as follows:

	December 31,
	2014	2013
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$430,575	$449,812
Multi-family and commercial	298,320	285,660
Construction	13,579	10,162
Total real estate loans	742,474	745,634

Commercial business loans:
SBA and USDA guaranteed	118,466	137,578
Time share	45,669	28,615
Condominium association	21,386	18,442
Other	66,446	69,705
Total commercial business loans	251,967	254,340

Consumer loans:
Home equity	51,093	44,284
Indirect automobile	3,692	6,354
Other	1,864	2,116
Total consumer loans	56,649	52,754

Total loans	1,051,090	1,052,728

Deferred loan origination costs, net of fees	1,571	1,598
Allowance for loan losses	(7,797)	(6,916)
Loans receivable, net	$1,044,864	$1,047,410

The Company has transferred a portion of its originated commercial real estate loans to participating lenders. The amounts transferred have been accounted for as sales and are therefore, not included in the Company's accompanying consolidated balance sheets. The Company and participating lenders share ratably in cash flows and any gains or losses that may result from a borrower's lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2014 and 2013, the Company was servicing loans for participations aggregating $7.5 million and $7.7 million, respectively.

The Company purchased commercial business loans totaling $59.9 million, $23.0 million and $42.9 million during 2014, 2013 and 2012, respectively. During 2012, the Company purchased consumer loans totaling $6.9 million.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

Allowance for Loan Losses
Changes in the allowance for loan losses for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total

	(In Thousands)

Balance at December 31, 2011	$759	$2,337	$280	$1,148	$446	$4,970
Provision (credit) for loan losses	561	1,818	(258)	556	219	2,896
Loans charged-off	(299)	(1,267)	—	—	(251)	(1,817)
Recoveries of loans previously charged-off	104	140	—	31	63	338
Balance at December 31, 2012	1,125	3,028	22	1,735	477	6,387
Provision for loan losses	522	523	56	159	59	1,319
Loans charged-off	(712)	(228)	—	(22)	(95)	(1,057)
Recoveries of loans previously charged-off	40	72	91	3	61	267
Balance at December 31, 2013	975	3,395	169	1,875	502	6,916
Provision for loan losses	277	355	85	666	156	1,539
Loans charged-off	(335)	(144)	—	(164)	(80)	(723)
Recoveries of loans previously charged-off	38	1	—	5	21	65
Balance at December 31, 2014	$955	$3,607	$254	$2,382	$599	$7,797

Further information pertaining to the allowance for loan losses at December 31, 2014 and 2013 is as follows:

December 31, 2014	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$287	$52	$—	$20	$—	$359
Allowance for loans individually or collectively evaluated and not deemed to be impaired	668	3,555	254	2,362	599	7,438
Allowance for loans acquired with deteriorated credit quality	—	—	—	—	—	—
Total loan loss allowance	$955	$3,607	$254	$2,382	$599	$7,797

Loans individually evaluated and deemed to be impaired	$5,318	$1,872	$—	$470	$—	$7,660
Loans individually or collectively evaluated and not deemed to be impaired	424,885	292,215	13,579	251,140	56,649	1,038,468
Amount of loans acquired with deteriorated credit quality	372	4,233	—	357	—	4,962
Total loans	$430,575	$298,320	$13,579	$251,967	$56,649	$1,051,090

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

December 31, 2013	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$341	$185	$—	$4	$—	$530
Allowance for loans individually or collectively evaluated and not deemed to be impaired	634	3,210	169	1,871	502	6,386
Allowance for loans acquired with deteriorated credit quality	—	—	—	—	—	—
Total loan loss allowance	$975	$3,395	$169	$1,875	$502	$6,916

Loans individually evaluated and deemed to be impaired	$5,695	$3,036	$—	$385	$—	$9,116
Loans individually or collectively evaluated and not deemed to be impaired	443,734	277,483	10,162	252,930	52,754	1,037,063
Amount of loans acquired with deteriorated credit quality	383	5,141	—	1,025	—	6,549
Total loans	$449,812	$285,660	$10,162	$254,340	$52,754	$1,052,728

Past Due Loans
The following represents an aging of loans at December 31, 2014 and 2013:

December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans	Past Due 90 Days or More and Accruing
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$4,194	$258	$1,602	$6,054	$424,521	$430,575	$—
Multi-family and commercial	768	794	775	2,337	295,983	298,320	—
Construction	—	—	—	—	13,579	13,579	—
Commercial Business:
SBA and USDA guaranteed	1,536	—	459	1,995	116,471	118,466	459
Time share	—	—	—	—	45,669	45,669	—
Condominium association	—	—	—	—	21,386	21,386	—
Other	50	—	446	496	65,950	66,446	—
Consumer:
Home equity	20	158	23	201	50,892	51,093	—
Indirect automobile	103	10	—	113	3,579	3,692	—
Other	—	—	—	—	1,864	1,864	—
Total	$6,671	$1,220	$3,305	$11,196	$1,039,894	$1,051,090	$459

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans	Past Due 90 Days or More and Accruing
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$5,402	$783	$1,473	$7,658	$442,154	$449,812	$—
Multi-family and commercial	1,057	—	1,388	2,445	283,215	285,660	—
Construction	—	—	—	—	10,162	10,162	—
Commercial Business:
SBA and USDA guaranteed	7,266	1,161	66	8,493	129,085	137,578	—
Time share	—	—	—	—	28,615	28,615	—
Condominium association	—	—	—	—	18,442	18,442	—
Other	—	171	338	509	69,196	69,705	—
Consumer:
Home equity	258	36	49	343	43,941	44,284	—
Indirect automobile	80	47	16	143	6,211	6,354	—
Other	1	1	—	2	2,114	2,116	—
Total	$14,064	$2,199	$3,330	$19,593	$1,033,135	$1,052,728	$—

Impaired and Nonaccrual Loans
The following is a summary of impaired and nonaccrual loans at December 31, 2014 and 2013:

	Impaired Loans (1)
December 31, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Nonaccrual Loans
	(In Thousands)
Impaired loans without valuation allowance: (2)
Real Estate:
Residential - 1 to 4 family	$3,414	$3,485	$—	$2,923
Multi-family and commercial	4,815	5,102	—	775
Commercial business - Other	645	645	—	264
Consumer - Home equity	—	—	—	23
Total impaired loans without valuation allowance	8,874	9,232	—	3,985

Impaired loans with valuation allowance:
Real Estate:
Residential - 1 to 4 family	2,276	2,304	287	244
Multi-family and commercial	1,290	1,290	52	132
Commercial business - Other	182	182	20	182
Total impaired loans with valuation allowance	3,748	3,776	359	558
Total impaired loans	$12,622	$13,008	$359	$4,543

(1) Includes loans acquired with deteriorated credit quality and performing troubled debt restructurings.
(2) Includes loans acquired with deteriorated credit quality from the Newport merger.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

Additional information related to impaired loans is as follows:

	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
	(In Thousands)

Year Ended December 31, 2012
Residential - 1 to 4 family	$6,113	$151	$126
Multi-family and commercial	8,048	260	32
Commercial business - Other	602	4	2
Consumer - Home equity	413	4	4
Total	$15,176	$419	$164

Year Ended December 31, 2013
Residential - 1 to 4 family	$6,940	$257	$180
Multi-family and commercial	5,653	164	—
Commercial business - Other	924	23	5
Consumer - Home equity	224	36	36
Total	$13,741	$480	$221

Year Ended December 31, 2014
Residential - 1 to 4 family	$5,890	$142	$47
Multi-family and commercial	6,487	391	72
Commercial business - Other	961	50	28
Consumer - Home equity	29	3	3
Consumer - Other	10	—	—
Total	$13,377	$586	$150

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
DECEMBER 31, 2014, 2013 AND 2012

Management periodically reviews the ratings described above and the Company’s internal audit function reviews components of the credit files, including the assigned risk ratings, of certain commercial loans as part of its loan review.

The following tables present the Company’s loans by risk rating at December 31, 2014 and 2013.

December 31, 2014	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$423,134	$1,430	$6,011	$—	$—	$430,575
Multi-family and commercial	—	269,680	17,058	11,582	—	—	298,320
Construction	—	13,579	—	—	—	—	13,579
Total real estate loans	—	706,393	18,488	17,593	—	—	742,474

Commercial business loans:
SBA and USDA guaranteed	118,466	—	—	—	—	—	118,466
Time share	—	45,669	—	—	—	—	45,669
Condominium association	—	21,386	—	—	—	—	21,386
Other	—	61,835	2,709	1,902	—	—	66,446
Total commercial business loans	118,466	128,890	2,709	1,902	—	—	251,967

Consumer loans:
Home equity	—	50,965	57	71	—	—	51,093
Indirect automobile	—	3,692	—	—	—	—	3,692
Other	—	1,864	—	—	—	—	1,864
Total consumer loans	—	56,521	57	71	—	—	56,649

Total loans	$118,466	$891,804	$21,254	$19,566	$—	$—	$1,051,090

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

December 31, 2013	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$441,646	$1,296	$6,870	$—	$—	$449,812
Multi-family and commercial	—	250,667	18,363	16,630	—	—	285,660
Construction	—	10,162	—	—	—	—	10,162
Total real estate loans	—	702,475	19,659	23,500	—	—	745,634

Commercial business loans:
SBA and USDA guaranteed	137,578	—	—	—	—	—	137,578
Time share	—	28,615	—	—	—	—	28,615
Condominium association	—	18,442	—	—	—	—	18,442
Other	—	63,959	2,230	3,516	—	—	69,705
Total commercial business loans	137,578	111,016	2,230	3,516	—	—	254,340

Consumer loans:
Home equity	—	44,117	66	101	—	—	44,284
Indirect automobile	—	6,338	—	16	—	—	6,354
Other	—	2,116	—	—	—	—	2,116
Total consumer loans	—	52,571	66	117	—	—	52,754

Total loans	$137,578	$866,062	$21,955	$27,133	$—	$—	$1,052,728

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

All TDRs are initially reported as impaired. Impaired classification may be removed after a year following the restructure if the borrower demonstrates compliance with the modified terms and the restructuring agreement specifies an interest rate equal to that which would be provided to a borrower with similar risk characteristics at the time of restructuring.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

The following table provides information on loans modified as TDRs during the years ended December 31, 2014, 2013 and 2012.

			Allowance for
	Number	Recorded	Loan Losses
	of Loans	Investment	(End of Period)
	(Dollars in Thousands)
Year Ended December 31, 2012
Residential - 1 to 4 family	16	$2,507	$296
Multi-family and commercial	1	77	—
Total	17	$2,584	$296

Year Ended December 31, 2013
Residential - 1 to 4 family	1	$152	$17
Total	1	$152	$17

Year Ended December 31, 2014
Residential - 1 to 4 family	1	$107	$—
Multi-family and commercial	2	1,405	46
Commercial business - other	2	207	20
Total	5	$1,719	$66

During the modification process, there were no loan charge-offs or principal reductions for loans included in the table above for all periods presented.

The following table provides the recorded investment, by type of modification, for modified loans identified as TDRs during the years ended December 31, 2014, 2013 and 2012.

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
Interest rate adjustments	$379	$—	$917
Combination of rate and payment (1)	182	—	869
Combination of rate and maturity (2)	1,158	152	721
Maturity only	—	—	77
Total	$1,719	$152	$2,584

(1) Terms include combination of interest rate adjustments and interest-only payments with deferral of principal.
(2) Terms include combination of interest rate adjustments and extensions of maturity.

For the year ended December 31, 2014, there were two TDRs, with a recorded investment totaling $429,000 and allowance totaling $20,000 that were in payment default (defined as 90 days or more past due). For the years ended December 31, 2013 and 2012, there were no TDRs that were in payment default.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

Loans Acquired with Deteriorated Credit Quality
The following is a summary of loans acquired with evidence of credit deterioration from Newport as of
December 31, 2014.

	Contractual Required Payments Receivable	Cash Expected To Be Collected	Non-Accretable Discount	Accretable Yield	Loans Receivable
	(In Thousands)
Balance at acquisition date of September 6, 2013	$8,112	$6,885	$1,227	$—	$6,885
2013 Collections	(336)	(336)	—	—	(336)
Balance at December 31, 2013	7,776	6,549	1,227	—	6,549
2014 Collections	(255)	(220)	(35)	—	(220)
2014 Dispositions	(1,722)	(1,367)	(355)	—	(1,367)
Balance at December 31, 2014	$5,799	$4,962	$837	$—	$4,962

Related Party Loans
Related party transactions, including loans with related parties, are discussed in further detail in Note 13.

Loans Held for Sale
Total loans held for sale amounted to $747,000 and $1.8 million, consisting of fixed-rate residential mortgage loans, at December 31, 2014 and 2013, respectively.

Residential Mortgage Loans Serviced for Others
The Company services certain loans that it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights.  Loans serviced for others are not included in the Company’s consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was determined using a discount rate of 10.63%, prepayment speeds ranging from 95% to 374% and minimal anticipated credit losses. At December 31, 2014, 2013 and 2012, the aggregate of residential mortgage loans serviced for others amounted to $211.5 million, $218.0 million and $195.5 million, respectively.

The following summarizes activity in capitalized mortgage servicing rights:

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
Balance at beginning of year	$1,354	$1,313	$1,177
Additions	129	384	427
Amortization	(366)	(343)	(291)
Balance at end of year	$1,117	$1,354	$1,313
Fair value of mortgage servicing assets	$1,840	$1,918	$1,349

Contractually specified servicing fees included in mortgage banking income were $623,000, $587,000 and $531,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

NOTE 5.  OTHER REAL ESTATE OWNED

At December 31, 2014, other real estate owned consisted of four commercial real estate properties. At December 31, 2013, other real estate owned consisted of eight residential and four commercial real estate properties which were held for sale. A summary of expenses applicable to other real estate operations for the years ended December 31, 2014, 2013 and 2012, is as follows:

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
Net loss from sales or write-downs of other real estate owned	$104	$43	$60
Other real estate expense, net of rental income	321	521	441
Expense from other real estate operations, net	$425	$564	$501

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2014 and 2013 are summarized as follows:

	December 31,
	2014	2013
	(In Thousands)
Land	$4,746	$4,311
Buildings	11,879	11,497
Leasehold improvements	10,802	10,762
Furniture and equipment	12,741	12,549
Construction in process	1,233	45
	41,401	39,164
Accumulated depreciation and amortization	(19,690)	(18,074)
Premises and equipment, net	$21,711	$21,090

At December 31, 2014 and 2013, construction in process related to construction, design and site costs associated with a new branch location in Tolland, Connecticut, which opened in January 2015.

Depreciation and amortization expense was $2.6 million, $2.0 million and $1.9 million for the years ended December 31, 2014, 2013 and 2012, respectively.  See Note 12 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

NOTE 7.  GOODWILL AND OTHER INTANGIBLES

Goodwill
Goodwill for the years ended December 31, 2014, 2013 and 2012 is summarized as follows:

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
Balance at beginning of year	$11,213	$3,451	$4,094
Acquisition of Newport	498	7,762	—
Disposal of SI Trust Servicing	—	—	(643)
Balance at end of year	$11,711	$11,213	$3,451

At December 31, 2014, the Company’s goodwill related to the acquisition of Newport in 2013 and two branch locations acquired in 2008.  During 2012, the Company sold its SI Trust Servicing operations and, in connection with the sale, disposed of the associated goodwill. Annually, or more frequently if events or changes in circumstances warrant such evaluation, the Company evaluates its goodwill for impairment.  During 2014, the Company recorded an adjustment upon finalization of the fair value of the core deposit intangible related to the Newport acquisition which resulted in an increase in goodwill. No goodwill impairment was recorded for the years ended December 31, 2014, 2013 and 2012.

Core Deposit Intangible
In connection with the assumption of $288.4 million of deposit liabilities from the Newport acquisition in September 2013, of which $216.2 million were core deposits, the Bank recorded a core deposit intangible of $7.8 million. The resulting core deposit intangible is amortized over thirteen years using the straight-line method. The Company's core deposit intangible is summarized as follows:

	Years Ended December 31,
	2014	2013
	(In Thousands)
Balance at beginning of year	$8,353	$8,573
Purchase fair value adjustment	(754)	—
Amortization	(613)	(220)
Balance at end of year	$6,986	$8,353

Amortization expense was $613,000, $220,000 and $11,000 for the years ended December 31, 2014, 2013 and 2012, respectively. At December 31, 2014, future amortization of the core deposit intangible totals $599,000 for each of the next five years and $4.0 million thereafter.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

NOTE 8.  DEPOSITS

A summary of deposit balances, by type, at December 31, 2014 and 2013 is as follows:

	December 31,
	2014	2013
	(In Thousands)
Noninterest-bearing demand deposits	$146,062	$139,428

Interest-bearing accounts:
Business checking	206	—
NOW and money market accounts	442,723	449,675
Savings accounts	44,236	45,090
Certificates of deposit (1)	377,486	350,556
Total interest-bearing accounts	864,651	845,321
Total deposits	$1,010,713	$984,749

(1) Includes brokered deposits of $19.8 million and $20.7 million at December 31, 2014 and 2013, respectively.

Certificates of deposit in denominations of $100,000 or more were $172.6 million and $150.4 million at December 31, 2014 and 2013, respectively.

Contractual maturities of certificates of deposit as of December 31, 2014 are summarized below (in thousands).

2015	$176,317
2016	102,803
2017	60,034
2018	22,250
2019	15,265
Thereafter	817
Total certificates of deposit	$377,486

A summary of interest expense, by account type, for the years ended December 31, 2014, 2013 and 2012 is as follows:

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
NOW and money market accounts	$575	$504	$627
Savings accounts (1)	79	75	106
Certificates of deposit (2)	4,740	4,633	5,286
Total	$5,394	$5,212	$6,019

(1) Includes interest expense on mortgagors' and investors' escrow accounts.
(2) Includes interest expense on brokered deposits.

Related Party Deposits
Reference Note 13 for a discussion of related party transactions, including deposits from related parties.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

NOTE 9.  BORROWINGS

Federal Home Loan Bank Advances
As a member of the FHLB, the Bank has access to a pre-approved secured line of credit with the FHLB of $10.0 million and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy.  FHLB advances are secured by qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans.  In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances.  At December 31, 2014 and 2013, there were no advances outstanding under the line of credit.  Other outstanding advances from the FHLB aggregated $148.3 million and $176.3 million at December 31, 2014 and 2013, respectively, at interest rates ranging from 0.22% to 3.99% and 0.20% to 3.99%, respectively.

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

The contractual maturities of borrowings, by year, at December 31, 2014 are as follows:

	FHLB Advances	Subordinated Debt	Total
	(Dollars in Thousands)
2015	$47,294	$—	$47,294
2016	46,171	—	46,171
2017 (1)	38,812	—	38,812
2018	10,000	—	10,000
2019	6,000	—	6,000
Thereafter	—	8,248	8,248
Total	$148,277	$8,248	$156,525
Weighted average rate	1.61%	4.14%	1.75%

(1) Includes an FHLB advance of $21.5 million that is callable during 2015.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

NOTE 10.  INCOME TAXES

The components of the income tax provision (benefit) for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
Current income tax provision:
Federal	$800	$971	$1,338
State	5	4	3
Total current income tax provision	805	975	1,341

Deferred income tax provision (benefit):
Federal	1,183	(1,073)	(1,100)
Total deferred income tax provision (benefit)	1,183	(1,073)	(1,100)
Total income tax provision (benefit)	$1,988	$(98)	$241

A reconciliation of the anticipated income tax provision (benefit), based on the statutory tax rate of 34.0%, to the income tax provision (benefit) as reported in the consolidated statements of operations is as follows:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in Thousands)
Income tax provision (benefit) at statutory tax rate	$2,176	$(324)	$462
Increase (decrease) resulting from:
Bank-owned life insurance	(197)	(136)	(215)
Tax-exempt income	(84)	(56)	(26)
Compensation and employee benefit plans	134	162	81
Nondeductible expenses	7	317	5
Tax credit	(56)	(56)	(63)
Change in valuation allowance	(49)	—	—
State taxes, net of federal tax benefit	3	2	2
Other	54	(7)	(5)
Total income tax provision (benefit)	$1,988	$(98)	$241

Effective tax rate	31.1%	10.3%	17.8%

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2014	2013
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$2,885	$3,919
Unrealized losses on available for sale securities	469	931
Depreciation of premises and equipment	2,593	2,331
Other-than-temporary impairment	—	455
Deferred compensation	5,081	5,686
Employee benefit plans	493	904
Capital loss carry-forward	326	303
Alternative minimum tax credit carry-forward	—	168
Net operating loss carry-forward	—	81
Interest receivable on nonaccrual loans	112	139
Deferred other real estate owned write-downs	15	21
Net unrealized loss on derivative instruments	92	160
Acquisition fair value adjustments	646	1,207
Other	348	361
Total deferred tax assets	13,060	16,666
Less valuation allowance	(300)	(349)
Total deferred tax assets, net of valuation allowance	12,760	16,317

Deferred tax liabilities:
Unrealized gains on available for sale securities	571	600
Goodwill and other intangibles	2,873	3,377
Deferred loan costs	888	407
Mortgage servicing asset	380	460
Merger expenses and purchase adjustments	—	1,768
Total deferred tax liabilities	4,712	6,612
Deferred tax asset, net	$8,048	$9,705

Due to the uncertainties of realization, the Company maintains a valuation allowance of $300,000 related to capital loss carry-forwards and other-than-temporary impairment losses on certain securities at December 31, 2014.  The decrease in the valuation allowance from December 31, 2013 to December 31, 2014 is attributed to realized capital losses related to securities with previously recognized OTTI losses.

Retained earnings at December 31, 2014 and 2013 includes a contingency reserve for loan losses of $3.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks.  Amounts transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred.  It is not anticipated that the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $1.3 million at December 31, 2014 and 2013 have not been recognized.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

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

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2011.

NOTE 11.  BENEFIT PLANS

Defined Benefit Plan
As a result of the Newport acquisition, the Company participates in the Pentegra Defined Benefit Plan for Financial Institutions (the "Pentegra DB Plan"), a tax-qualified defined benefit pension plan. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multi-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. In connection with the Newport acquisition, the plan was frozen effective September 6, 2013 and the Company recorded a contingent obligation to settle the plan at some future date. At December 31, 2014, the Company's recorded liability related to Newport's Pentegra DB Plan totaled $4.8 million.

The Pentegra DB Plan is a single plan under the Internal Revenue Code and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

The funded status (market value of plan assets divided by funding target) of the Pentegra DB Plan, as of July 1, 2014 was 104.09% per the valuation reports. Market value of plan assets reflects contributions received through June 30, 2014.

The Bank's contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. During the year ended December 31, 2014, total contributions of $226,000 were paid by the Bank. During the year ended December 31, 2013, total contributions of $163,000 were paid by either the Bank or Newport. The Bank recognized pension expense of $27,000 under the plan for the year ended December 31, 2014 and did not recognize pension expense under the plan for the year ended December 31, 2013.

Defined Contribution Plan
The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees.  The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank.  An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank. Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100% vesting attained upon five years of service.  There were no profit sharing contributions for the years ended December 31, 2014, 2013 and 2012.

The Plan also includes a 401(k) feature.  Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations.  The Bank makes matching contributions equal to 50%

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

of the participants’ contributions up to 6% of the participants’ earnings.  Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon.  Bank contributions were $277,000, $250,000 and $248,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Group Term Replacement Plan
The Bank maintains the Group Term Replacement Plan to provide a death benefit to executives designated by the Compensation Committee of the Board of Directors.  The death benefits are funded through certain insurance policies that are owned by the Bank on the lives of the participating executives.  The Bank pays the life insurance premiums, which fund the death benefits from its general assets, and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar endorsement policy.  The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less amount of pre-retirement life insurance benefit and three times final annual compensation post-retirement not to exceed a specified dollar amount.  For purposes of the plan, annual compensation includes an executive’s base compensation, commissions and cash bonuses earned under the Bank’s bonus plan. Participation in the plan ceases if an executive is terminated for cause or the executive terminates employment for reasons other than death, disability or retirement.  If the Bank wishes to maintain the insurance after a participant’s termination in the plan, the Bank will be the direct beneficiary of the entire death proceeds of the insurance policies. Total expense recognized under this plan was $29,000, $106,000 and $47,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Executive Supplemental Retirement Agreements – Defined Benefit
The Bank maintains unfunded supplemental defined benefit retirement agreements with its directors and certain members of senior management, as well as certain former officers and directors of Newport.  These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service.  Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65 or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78.  Total expense incurred under these agreements for the years ended December 31, 2014, 2013 and 2012 was $769,000, $737,000 and $725,000, respectively.

Performance-Based Incentive Plan
The Bank has an incentive plan whereby all employees are eligible to receive a bonus tied to both the Company and individual performance.  Non-discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee.  Total expense recognized was $578,000, $112,000 and $339,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Supplemental Executive Retirement Plan
The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan.  The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the complete scheduled repayment of the ESOP loan.  For the years ended December 31, 2014, 2013 and 2012, the President and Chief Executive Officer and the Chief Financial Officer were designated by the Board of Directors to participate in the plan.  Total expense incurred under this plan was $3,000, $13,000 and $19,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

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

At December 31, 2014, the remaining principal balance on the ESOP debt is payable as follows (in thousands):

2015	$495
2016	516
2017	539
2018	563
2019	587
Thereafter	1,970
Total	$4,670

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loans.  The loans are secured by the shares purchased, which are held in a suspense account for allocation among participants as the loans are repaid.  Shares held by the ESOP include the following at December 31, 2014 and 2013:

	December 31,
	2014	2013
	(Dollars In Thousands)
Allocated	243,549	214,146
Committed to be allocated	48,638	48,637
Unallocated	459,163	507,801
Total shares	751,350	770,584
Fair value of unallocated shares	$5,202	$6,119

Total compensation expense recognized in connection with the ESOP was $552,000, $559,000 and $543,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Equity Incentive Plans
The Company's equity incentive plans consist of stock options and shares of restricted stock that may be granted to its employees, officers, directors and directors emeritus.  Both incentive stock options and non-statutory stock options may be granted under these plans.  The 2005 Equity Incentive Plan allows the Company to grant up to 552,891 stock options and 221,154 shares of restricted stock. The 2012 Equity Incentive Plan allows the Company to grant up to 504,794 stock options and 201,918 shares of restricted stock.  All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant.  Under the 2012 Equity Incentive Plan, both performance and time-based restricted stock awards may be granted under the plan. At December 31, 2014, a total of 239,832 stock options and 39,316 shares of restricted stock were available for future grants under the plans.

For the years ended December 31, 2014, 2013 and 2012, the Company recognized share-based compensation expense related to the stock option and restricted stock awards of $746,000, $757,000 and $189,000, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

The Company granted stock options totaling 8,981 and 412,500 during the years ended December 31, 2014 and 2012, respectively. There were no stock options granted during the year ended December 31, 2013. The fair value of each option was determined at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	2014	2012
Expected term (years)	10.00	10.00
Expected dividend yield	1.37%	1.45%
Expected volatility	58.19%	24.06%
Risk-free interest rate	2.67%	1.86%
Fair value of options granted	$6.79	$2.96

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

The following is a summary of activity for the Company’s stock options for the year ended December 31, 2014:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)

Options outstanding at beginning of year	853,045	$10.78
Options granted	8,981	11.71
Options exercised	(52,406)	10.64
Options forfeited	(57,357)	10.33
Options outstanding at end of year	752,263	10.83	4.51
Options exercisable at end of year	513,499	10.89	3.08

There were 52,406 and 11,388 options exercised during the year ended December 31, 2014 and 2013, respectively. The intrinsic value of stock options outstanding and exercisable at December 31, 2014 was $454,000 and $302,000, respectively.  At December 31, 2014, there was $708,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted average period of 1.6 years.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

The following table presents the summary of activity for the Company’s unvested restricted shares for the year ended December 31, 2014.

	Shares	Weighted Average Grant Date Fair Value

Unvested restricted shares at beginning of year	150,495	$11.01
Restricted shares granted	—	—
Restricted shares vested	(32,292)	10.89
Restricted shares forfeited	(8,125)	11.01
Unvested restricted shares at end of year	110,078	11.04

The aggregate fair value of restricted stock awards that vested during the years ended December 31, 2014, 2013 and 2012 was $363,000, $296,000 and $23,000, respectively.  At December 31, 2014, there was $884,000 of total unrecognized compensation costs related to unvested restricted stock awards granted under the incentive plans, which are expected to be recognized over a weighted average period of 1.2 years.

Bank-Owned Life Insurance
The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers and former officers and directors of Newport.  The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans.  The Company’s investment in bank-owned life insurance does not exceed the regulatory limitation of 25 percent of Tier 1 capital plus the allowance for loan and lease losses.  The aggregate cash surrender value of all policies owned by the Company amounted to $21.3 million and $20.7 million at December 31, 2014 and 2013, respectively. Income earned on these life insurance policies aggregated $580,000, $400,000 and $284,000 for the years ended December 31, 2014, 2013 and 2012, respectively.  The Company recognized gains of $349,000 on death benefit proceeds received from a bank-owned life insurance policy during the year ended December 31, 2012. There were no gains recognized on death benefit proceeds received during the years ended December 31, 2014 and 2013.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

Financial instruments whose contract amounts represent credit risk at December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
	(In Thousands)
Commitments to extend credit:
Commitments to originate loans	$26,170	$8,742
Undisbursed construction loans	25,107	9,193
Undisbursed home equity lines of credit	45,403	41,031
Undisbursed commercial lines of credit	60,363	59,930
Overdraft protection lines	1,230	1,221
Standby letters of credit	81	81
Total commitments	$158,354	$120,198

Commitments to originate loans at December 31, 2014 and 2013 included fixed rate loan commitments of $10.8 million and $6.9 million, respectively, at interest rates ranging from 3.00% to 5.75% and 2.75% to 5.75%, respectively.

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

Undisbursed commitments under construction and home equity or commercial lines of credit are commitments for future extensions of credit to existing customers.  Total undisbursed amounts on lines of credit may expire without being fully drawn upon and therefore, do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Letters of credit are primarily issued to support public or private borrowing arrangements.  Essentially all letters of credit issued have expiration dates within one year.

Operating Lease Commitments
The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2039.  At December 31, 2014, future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, are as follows (in thousands):

2015	$1,526
2016	1,412
2017	1,253
2018	1,090
2019	1,030
Thereafter	7,466
Total	$13,777

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

Certain leases contain options to extend for periods of 5 to 50 years.  The cost of such extensions is not included in the above amounts.  Rental expense charged to operations for cancelable and noncancelable operating leases was $1.6 million, $1.3 million and $1.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Rental Income Under Subleases
The Company is subleasing excess office space under noncancelable operating leases that expire at various dates through 2024. At December 31, 2014, future minimum lease payments receivable for the noncancelable lease agreement is as follows:

2015	$216
2016	236
2017	234
2018	34
2019	19
Thereafter	86
Total	$825

Rental income under the noncancelable lease agreement was $27,000, $19,200 and $18,500 for the years ended December 31, 2014, 2013 and 2012, respectively.

Investment Commitments
The Bank is a limited partner in two SBICs and committed to contribute capital of $2.0 million to the limited partnerships.  The Bank recognized write-downs totaling $175,000, $81,000 and $72,000 on its investment in the SBICs during the years ended December 31, 2014, 2013 and 2012, respectively.  The SBICs, with a combined net book value of $1.3 million at December 31, 2014 and 2013, net of impairment charges and distributions, are included in other assets. At December 31, 2014, the Bank’s remaining off-balance sheet commitment for capital investment in the SBICs was $572,000.

Change in Control Agreements
The Company has entered into change in control agreements with certain officers that provide for the continuation of salary and certain benefits for a specified period of time under certain conditions. Under the terms of the agreements, these payments could occur in the event of a change in control of the Company, as defined, along with other specific conditions. Depending on the officer, the severance payment under these agreements is equal to either two or three times the individual's annual salary in the event of a change in control.

Legal Matters
Various legal claims arise from time to time in the normal course of business.  Management believes that the resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

NOTE 13.  RELATED PARTY TRANSACTIONS

Loans Receivable
In the normal course of business, the Bank grants loans to related parties.  Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest.  These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility.  At December 31, 2014 and 2013, all related party loans were performing in accordance with their terms.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

Changes in loans outstanding to such related parties during the years ended December 31, 2014 and 2013 are as follows:

	Years Ended December 31,
	2014	2013
	(In Thousands)
Balance at beginning of year	$2,029	$1,948
Additions	442	426
Repayments	(755)	(345)
Balance at end of year	$1,716	$2,029

Deposits
Deposit accounts of directors, certain officers and other related parties aggregated $2.3 million and $2.0 million at December 31, 2014 and 2013, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to total assets (as defined).  As of December 31, 2014 and 2013, the Bank met the conditions to be classified as “well capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events since then that management believes have changed the Bank’s regulatory category.  As a savings and loan holding company regulated by the FRB, the Company is not currently subject to any separate regulatory capital requirements. The Dodd-Frank Act, however, requires the FRB to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, quantitatively in terms of components of capital, than those applicable to institutions themselves. There is a five-year transition period before the capital requirements will apply to savings and loan holding companies.

In July 2013, the FRB released its final rules which will implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act. These rules became effective January 1, 2015 for community banks and increased both the quality and quantity of capital held by banks. The final rule implements strict eligibility criteria for regulatory capital instruments and improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. Consistent with the international Basel framework, the final rule includes a new minimum capital requirement of common equity Tier I capital to risk-weighted assets of 4.5 percent and a common equity Tier I capital conservation buffer of 2.5 percent of risk-weighted assets. The capital conservation buffer will be phased in beginning January 1, 2016 at 0.625 percent of risk-weighted assets, increasing each year until fully implemented at 2.5 percent on January 1, 2019. In addition, the final rule raises the minimum ratio of Tier I capital to risk-weighted assets requirement from 4 percent to 6 percent and includes a minimum leverage ratio of 4 percent for all banking organizations. Management believes the Bank's capital levels will be characterized as "well-capitalized" upon implementation of the new rules.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

The Bank's actual capital amounts and ratios at December 31, 2014 and 2013 were as follows:

December 31, 2014	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Tier 1 Capital Ratio	$123,862	9.37%	$52,876	4.00%	$66,095	5.00%
Tier 1 Risk-based Capital Ratio	123,862	14.86	33,341	4.00	50,012	6.00
Total Risk-based Capital Ratio	132,306	15.87	66,695	8.00	83,369	10.00
Tangible Equity Ratio	123,862	9.37	19,828	1.50	N/A	N/A

December 31, 2013	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Tier 1 Capital Ratio	$117,477	8.94%	$52,550	4.00%	$65,688	5.00%
Tier 1 Risk-based Capital Ratio	117,477	14.71	31,936	4.00	47,905	6.00
Total Risk-based Capital Ratio	124,964	15.65	63,873	8.00	79,841	10.00
Tangible Equity Ratio	117,477	8.94	19,706	1.50	N/A	N/A

Reconciliations of the Company’s total capital to the Bank’s regulatory capital are as follows:

	December 31,
	2014	2013
	(In Thousands)
Total capital per consolidated financial statements	$157,739	$152,842
Holding company equity not available for regulatory capital	(13,151)	(14,336)
Accumulated (gains) losses on available for sale securities	(189)	689
Intangible assets	(18,697)	(19,566)
Disallowed deferred tax asset	(1,840)	(2,152)
Total tier I capital	123,862	117,477
Adjustments for total capital:
Allowance for loan and credit losses	8,444	7,487
Total capital per regulatory reporting	$132,306	$124,964

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

NOTE 15.  OTHER COMPREHENSIVE INCOME (LOSS)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss).  Although certain changes in assets and liabilities are reported as a separate component of shareholders' equity on the balance sheet, such items along with net income (loss) are components of comprehensive income (loss).

Components of other comprehensive income (loss) and related tax effects are as follows:

	Year Ended December 31, 2014
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding gains on available for sale securities	$1,338	$(455)	$883
Reclassification adjustment for gains realized in net income	(64)	22	(42)
Unrealized holding gains on available for sale securities, net of taxes	1,274	(433)	841
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	155	(53)	102
Other comprehensive income	$1,429	$(486)	$943

	Year Ended December 31, 2013
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding losses on available for sale securities	$(5,012)	$1,704	$(3,308)
Reclassification adjustment for losses realized in net loss	1,155	(393)	762
Credit portion of OTTI losses recognized in net loss	8	(3)	5
Noncredit portion of OTTI gains on available for sale securities	266	(90)	176
Unrealized holding losses on available for sale securities, net of taxes	(3,583)	1,218	(2,365)
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	158	(54)	104
Other comprehensive loss	$(3,425)	$1,164	$(2,261)

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

	Year Ended December 31, 2012
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding gains on available for sale securities	$1,905	$(647)	$1,258
Reclassification adjustment for gains realized in net income	(273)	93	(180)
Credit portion of OTTI losses recognized in net income	123	(42)	81
Noncredit portion of OTTI gains on available for sale securities	1,416	(482)	934
Unrealized holding gains on available for sale securities, net of taxes	3,171	(1,078)	2,093
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	(8)	3	(5)
Other comprehensive income	$3,163	$(1,075)	$2,088

The components of accumulated other comprehensive income (loss) included in shareholders’ equity are as follows:

	December 31, 2014
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized gains on available for sale securities	$301	$(102)	$199
Net unrealized loss on effective cash flow hedging derivative	(157)	53	(104)
Accumulated other comprehensive gain	$144	$(49)	$95

	December 31, 2013
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized losses on available for sale securities	$(973)	$331	$(642)
Net unrealized loss on effective cash flow hedging derivative	(312)	106	(206)
Accumulated other comprehensive loss	$(1,285)	$437	$(848)

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
DECEMBER 31, 2014, 2013 AND 2012

The following methods and assumptions were used by the Company in estimating fair value disclosures of its financial instruments:

◦	Cash and cash equivalents. The carrying amounts of cash and short-term instruments approximate the fair values based on the short-term nature of the assets.

◦
Securities available for sale.  Included in the available for sale category are debt securities.  The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. The Company utilizes a nationally-recognized third-party pricing service to estimate fair value measurements for the majority of its portfolio.  The pricing service evaluates each asset class based on relevant market information considering observable data, but these prices do not represent binding quotes.  The fair value prices on all investments are reviewed for reasonableness by management.  Securities measured at fair value in Level 3 include one collateralized debt obligation that was backed by a trust preferred security issued by banks and insurance companies. Management determined that an orderly and active market for these securities and similar securities did not exist based on a significant reduction in trading volume and widening spreads relative to historical levels. The Company estimates future cash flows discounted using a rate management believes is representative of current market conditions.  Factors in determining the discount rate include the current level of deferrals and/or defaults, changes in credit rating and the financial condition of the debtors within the underlying securities, broker quotes for securities with similar structure and credit risk, interest rate movements and pricing for new issuances.

◦	Federal Home Loan Bank stock. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB.

◦	Loans held for sale. The fair value of loans held for sale is estimated using quoted market prices.

◦
Loans receivable.  For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values.  The fair value of fixed-rate loans are estimated by discounting the future cash flows using the rates at the end of the period in which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

◦
Interest rate swap agreements.  The fair value of the Company’s interest rate swaps are obtained from a third-party pricing service and are determined using a discounted cash flow analysis on the expected cash flows of the derivative.  The pricing analysis is based on observable inputs for the contractual term of the derivative, including the period to maturity and interest rate curves.

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

 Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013.  The Company had no significant transfers into or out of Levels 1, 2 or 3 during the years ended December 31, 2014 and 2013.

	December 31, 2014
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$21,001	$45,390	$—	$66,391
Government-sponsored enterprises	—	27,488	—	27,488
Mortgage-backed securities	—	67,103	—	67,103
Corporate debt securities	—	1,000	—	1,000
Collateralized debt obligations	—	—	1,181	1,181
Obligations of state and political subdivisions	—	3,200	—	3,200
Tax-exempt securities	—	6,677	—	6,677
Derivative loan commitments	—	—	59	59
Total assets	$21,001	$150,858	$1,240	$173,099

Liabilities:
Interest rate swap agreements	$—	$271	$—	$271
Total liabilities	$—	$271	$—	$271

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

	December 31, 2013
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$8,975	$45,570	$—	$54,545
Government-sponsored enterprises	—	26,292	—	26,292
Mortgage-backed securities	—	76,671	—	76,671
Corporate debt securities	—	3,798	—	3,798
Collateralized debt obligations	—	—	1,191	1,191
Obligations of state and political subdivisions	—	4,123	—	4,123
Tax-exempt securities	—	3,575	—	3,575
Foreign government securities	—	25	—	25
Forward loan sale commitments and derivative loan commitments	—	—	22	22
Total assets	$8,975	$160,054	$1,213	$170,242

Liabilities:
Interest rate swap agreement	—	486	—	486
Total liabilities	$—	$486	$—	$486

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets (liabilities):

	Collateralized Debt Obligations	Derivatives and Forward Loan Sale Commitments, Net
	(In Thousands)
Balance at December 31, 2012	$4,396	$13
Total unrealized gains (losses) included in other comprehensive loss	(17)	9
Sales	(3,188)	—
Balance at December 31, 2013	1,191	22
Total unrealized gains (losses) included in other comprehensive income	(10)	37
Balance at December 31, 2014	$1,181	$59

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles.  These adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2014 and 2013.  There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2014 and 2013.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

	At December 31, 2014			At December 31, 2013
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	(In Thousands)
Impaired loans	$—	$—	$356	$—	$—	$1,384
Other real estate owned	—	—	1,271	—	—	2,429
Total assets	$—	$—	$1,627	$—	$—	$3,813

The following table summarizes losses resulting from fair value adjustments for assets measured at fair value on a nonrecurring basis.

	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
Impaired loans	$85	$404	$367
Other real estate owned	6	39	28
Total assets	$91	$443	$395

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

The Company evaluates its goodwill for impairment in accordance with applicable accounting guidance.  Based on this evaluation, no goodwill impairment was recorded during the years ended December 31, 2014, 2013 and 2012.

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

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2014 or 2013.  The estimated fair value amounts for 2014 and 2013 have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.  The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other banks may not be meaningful.

As of December 31, 2014 and 2013, the recorded carrying amounts and estimated fair values of the Company's financial instruments are as follows:

	December 31, 2014
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:	(In Thousands)
Cash and cash equivalents	$39,251	$39,251	$—	$—	$39,251
Available for sale securities	173,040	21,001	150,858	1,181	173,040
Loans held for sale	747	—	—	747	747
Loans receivable, net	1,044,864	—	—	1,063,121	1,063,121
Federal Home Loan Bank stock	10,333	—	—	10,333	10,333
Accrued interest receivable	3,853	—	—	3,853	3,853
Financial Liabilities:
Deposits	1,010,713	—	—	1,013,614	1,013,614
Mortgagors' and investors' escrow accounts	3,600	—	—	3,600	3,600
Federal Home Loan Bank advances	148,277	—	149,380	—	149,380
Junior subordinated debt owed to unconsolidated trust	8,248	—	5,815	—	5,815
On-balance Sheet Derivative Financial Instruments:
Assets:
Derivative loan commitments	59	—	—	59	59
Liabilities:
Interest rate swap agreements	271	—	271	—	271

	December 31, 2013
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:	(In Thousands)
Cash and cash equivalents	$27,321	$27,321	$—	$—	$27,321
Available for sale securities	170,220	8,975	160,054	1,191	170,220
Loans held for sale	1,764	—	—	1,766	1,766
Loans receivable, net	1,047,410	—	—	1,050,834	1,050,834
Federal Home Loan Bank stock	13,109	—	—	13,109	13,109
Accrued interest receivable	4,021	—	—	4,021	4,021
Financial Liabilities:
Deposits	984,749	—	—	987,705	987,705
Mortgagors' and investors' escrow accounts	3,214	—	—	3,214	3,214
Federal Home Loan Bank advances	176,272	—	178,448	—	178,448
Junior subordinated debt owed to unconsolidated trust	8,248	—	6,337	—	6,337
On-balance Sheet Derivative Financial Instruments:
Assets:
Derivative loan commitments	14	—	—	14	14
Forward loan sale commitments	8	—	—	8	8
Liabilities:
Interest rate swap agreement	486	—	486	—	486

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

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

At December 31, 2014 and 2013, the information pertaining to the outstanding interest rate swap agreement used to hedge variable rate debt is as follows:

	December 31,
	2014	2013
	(Dollars in Thousands)
Notional amount	$8,000	$8,000
Weighted average fixed pay rate	2.44%	2.44%
Weighted average variable receive rate	0.24%	0.24%
Weighted average maturity in years	1.0	2.0
Unrealized loss relating to interest rate swap	$157	$312

At December 31, 2014 and 2013, the unrealized loss related to the above mentioned interest rate swap was recorded as a derivative liability. Changes in the fair value of an interest rate swap designated as a hedging instrument of the variability of cash flows associated with long-term debt are reported in other comprehensive income (loss). These amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the long-term debt affects earnings.

Risk management results for the years ended December 31, 2014 and 2013 related to the balance sheet hedging of long-term debt indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s loss which was excluded from the assessment of hedge effectiveness.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

The Company’s derivative contract contains a provision establishing a collateral requirement (subject to minimum collateral posting thresholds) based on the Company’s external credit rating.  If the Company’s junior subordinated debt rating was to fall below the level generally recognized as investment grade, the counterparty to such derivative contract could require additional collateral on the derivative transaction in a net liability position (after considering the effect of bilateral netting arrangements and posted collateral).  The Company has posted collateral of $400,000 in the normal course of business for a derivative instrument, with a credit-related contingent feature, that was in a net liability position at December 31, 2014 and 2013.

Derivative Instruments Not Designated As Hedging Instruments
Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments.  These undesignated derivative instruments are recognized on the consolidated balance sheets at fair value, with changes in fair value recorded in other noninterest income.

Interest Rate Swap Agreement - In 2012, management entered into an interest rate swap agreement that does not meet the strict hedge accounting requirements of FASB's "Derivatives and Hedging" standard to manage the Company's exposure to interest rate movements and other identified risks. Changes in fair value of this instrument are recorded as a component of noninterest income. At December 31, 2014 and 2013, information pertaining to the Company's interest rate swap agreement not designated as a hedge is as follows:

	December 31,
	2014	2013
	(Dollars in Thousands)
Notional amount	$15,000	$15,000
Weighted average fixed pay rate	1.26%	1.26%
Weighted average variable receive rate	0.25%	0.25%
Weighted average maturity in years	2.0	3.0
Unrealized loss relating to interest rate swap	$114	$174

The Company reported a gain in fair value on the interest rate swap not designated as a hedge of $60,000 and $205,000 in noninterest income for the year ended December 31, 2014 and 2013, respectively.

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

Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from exercise of the loan commitment might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates.  If interest rates increase, the value of these loan commitments decrease. Conversely, if interest rates decrease, the value of these loan commitments increase.  The notional amount of undesignated mortgage loan commitments was $6.4 million and $3.1 million at December 31, 2014 and 2013, respectively.  At December 31, 2014 and 2013, the fair values of such commitments were a net asset of $59,000 and $14,000, respectively.

Forward Loan Sale Commitments - To protect against the price risk inherent in derivative loan commitments, the Company utilizes “mandatory delivery” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

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

The Company expects that these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments.  The notional amount of undesignated forward loan sale commitments was $2.8 million and $3.6 million at December 31, 2014 and 2013, respectively.  At December 31, 2014 and 2013, the fair value of such commitments were a net asset of $0 and $8,000, respectively.

Interest Rate Risk Management - Derivative Instruments
The following table presents the fair values of derivative instruments as well as their classification on the consolidated balance sheets at December 31, 2014 and 2013.

		December 31, 2014		December 31, 2013
	Balance Sheet Location	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
		(In Thousands)
Derivative designated as hedging instrument:
Interest rate swap	Other Liabilities	$8,000	$(157)	$8,000	$(312)
Derivatives not designated as hedging instruments:
Interest rate swap	Other Liabilities	15,000	(114)	15,000	(174)
Derivative loan commitments	Other Assets	6,436	59	3,129	14
Forward loan sale commitments	Other Assets	2,754	—	3,581	8

NOTE 18.  RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal and state regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company.  The total amount of dividends which may be declared in a given calendar year without regulatory approval is generally limited to the net income of the Bank for that year plus retained net income for the preceding two years.

At December 31, 2014 and 2013, the Bank’s retained earnings available for payment of dividends was $6.4 million and $3.9 million, respectively.  Accordingly, $138.2 million and $134.6 million of the Company’s equity in the net assets of the Bank were restricted at December 31, 2014 and 2013, respectively.

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
DECEMBER 31, 2014, 2013 AND 2012

NOTE 19.  COMMON STOCK REPURCHASE PROGRAM

The Company repurchases stock primarily to create economic value for its shareholders and to provide additional liquidity to the stock. Shares are purchased as part of a board approved plan or withheld on behalf of plan participants to satisfy tax withholding obligations related to the vesting of restricted shares. Shares repurchased are retired and reflected as a reduction in shareholders’ equity.

In May 2012, the Board of Directors approved a plan to repurchase up to 5%, or approximately 528,815 shares, of the Company’s common stock through open market purchases or privately negotiated transactions. As of December 31, 2012, the Company repurchased 465,100 shares at a cost of approximately $5.3 million under this plan. During 2014, the Company purchased 63,715 shares, which represented the remaining shares to be repurchased under the May 2012 plan, at a cost of $722,000.

NOTE 20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

	December 31,
Condensed Balance Sheets	2014	2013
Assets:	(In Thousands)
Cash and cash equivalents	$12,930	$6,589
Available for sale securities	2,992	5,082
Investment in Savings Institute Bank and Trust Company	144,588	138,506
ESOP note receivable	4,671	5,145
Taxes receivable	446	3,885
Other assets	765	2,322
Total assets	$166,392	$161,529

Liabilities and Shareholders' Equity:
Liabilities	$8,653	$8,687
Shareholders' equity	157,739	152,842
Total liabilities and shareholders' equity	$166,392	$161,529

Condensed Statements of Operations	Years Ended December 31,
	2014	2013	2012
	(In Thousands)
Dividend from subsidiary	$—	$24,400	$—
Interest and dividends on investments	57	123	159
Other income	315	276	399
Total income	372	24,799	558

Operating expenses	781	2,152	758
Income (loss) before income taxes and equity in undistributed net income	(409)	22,647	(200)
Income tax benefit	(173)	(418)	(35)
Income (loss) before equity in undistributed net income (loss) of subsidiary	(236)	23,065	(165)
Equity in undistributed net income (loss) of subsidiary	4,647	(23,920)	1,283
Net income (loss)	$4,411	$(855)	$1,118

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

Condensed Statements of Cash Flows	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities:	(In Thousands)
Net income (loss)	$4,411	$(855)	$1,118
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed income (loss) of subsidiary	(4,647)	23,920	(1,283)
Excess tax benefit from share-based payment arrangements	(4)	(9)	(4)
Deferred income taxes	1,364	(1,050)	60
Other, net	3,323	211	163
Cash provided by operating activities	4,447	22,217	54

Cash flows from investing activities:
Purchase of available for sale securities	(1,973)	—	(1,907)
Proceeds from maturities of available for sale securities	3,015	3,165	2,069
Proceeds from sale of available for sale securities	1,028	—	2,025
Net cash paid for Newport acquisition	—	(28,272)	—
Payments received on ESOP note receivable	475	455	435
Investment in subsidiary	1,104	655	499
Cash provided by (used in) investing activities	3,649	(23,997)	3,121

Cash flows from financing activities:
Purchase of shares for equity plan	—	—	(2,238)
Stock options exercised	557	94	10
Common shares repurchased	(841)	(98)	(5,301)
Cash dividends on common stock	(1,475)	(1,227)	(1,171)
Excess tax benefit from share-based payment arrangements	4	9	4
Cash used in financing activities	(1,755)	(1,222)	(8,696)

Net change in cash and cash equivalents	6,341	(3,002)	(5,521)
Cash and cash equivalents at beginning of year	6,589	9,591	15,112
Cash and cash equivalents at end of year	$12,930	$6,589	$9,591

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012

NOTE 21.  QUARTERLY DATA (UNAUDITED)

Quarterly results of operations for the years ended December 31, 2014 and 2013 are as follows:

	Year Ended December 31, 2014				Year Ended December 31, 2013
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In Thousands, Except Share Amounts)
Interest and dividend income	$12,039	$11,728	$11,683	$12,071	$12,184	$9,151	$8,302	$8,555

Interest expense	2,038	2,041	2,080	2,084	2,097	2,064	2,083	2,210

Net interest and dividend income	10,001	9,687	9,603	9,987	10,087	7,087	6,219	6,345

Provision for loan losses	344	350	415	430	686	443	55	135

Net interest and dividend income after provision for loan losses	9,657	9,337	9,188	9,557	9,401	6,644	6,164	6,210

Noninterest income	2,486	2,446	2,462	2,772	2,560	1,233	2,072	2,440

Noninterest expenses	10,211	10,004	10,337	10,954	10,513	10,374	8,209	8,581

Income (loss) before income taxes	1,932	1,779	1,313	1,375	1,448	(2,497)	27	69

Income tax provision (benefit)	541	579	399	469	424	(755)	87	146

Net income (loss)	$1,391	$1,200	$914	$906	$1,024	$(1,742)	$(60)	$(77)

Earnings (loss) per share:
Basic	$0.11	$0.10	$0.07	$0.07	$0.08	$(0.17)	$(0.01)	$(0.01)
Diluted	$0.11	$0.10	$0.07	$0.07	$0.08	$(0.17)	$(0.01)	$(0.01)

Quarterly per share data may not add to annual data due to rounding