Form 10-K, Exhibit 13
period 2015-12-31
SI Financial Group, Inc.
filed 2016-03-11
CIK 1500213

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding changes in the Company’s financial condition as of December 31, 2015 and 2014 and the results of operations for the years ended December 31, 2015, 2014 and 2013.  The information contained in this section should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this annual report.

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

Management’s ability to predict results of the effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan and investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines.  Additional factors that may affect the Company’s results are discussed in Item 1A. “Risk Factors” in the Company’s annual report on Form 10-K and in other reports filed with the Securities and Exchange Commission (the “SEC”).  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

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

◦
Actively managing the balance sheet and diversifying the asset mix. The recent economic recession has underscored the importance of a strong balance sheet. The Company manages its balance sheet by: (1) prudently increasing the Bank's multi-family and commercial real estate and commercial business loan portfolios, which offer higher yields, shorter maturities and more sensitivity to interest rate fluctuations; (2) managing its interest rate risk by diversifying the type and maturity of its assets in its loan and investment portfolios and monitoring the maturities in its deposit portfolio; and (3) maintaining strong capital levels and liquidity. Multi-family and commercial real estate and commercial business loans increased $126.5 million, $10.3 million and $124.5 million for the years ended December 31, 2015, 2014 and 2013, respectively, and comprised 57.7% of total loans at December 31, 2015.  The Company intends to continue to pursue the opportunities from the many multi-family and commercial properties and businesses located in its market area and areas outside its market area where lenders have specialized knowledge.

◦
Continuing conservative underwriting practices and maintaining a high quality loan portfolio. The Bank believes that strong asset quality is a key to long-term financial success.  The Bank has sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts.  Nonperforming loans increased from $5.0 million at December 31, 2014 to $6.6 million at December 31, 2015.  At December 31, 2015, nonperforming loans were 0.56% of the total loan portfolio and 0.44% of total assets.  Although the Bank intends to continue to increase its multi-family and commercial real estate and commercial business lending, it intends to continue its philosophy of managing large loan exposures through conservative loan underwriting and credit administration standards.

◦
Increasing core deposits. The Bank’s primary source of funds is retail deposit accounts.  At December 31, 2015, 62.7% of the Bank's deposits were core deposits, consisting of demand, savings and money market accounts. The Bank values core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. We expect core deposits to continue to increase primarily due to the investments the Bank has made in its branch network, new product offerings, competitive interest rates and the movement of customer funds out of riskier investments, including the stock market. The Bank intends to continue to increase its core deposits and focus on gaining market share in counties outside of Windham County in Connecticut and Newport and Washington Counties in Rhode Island by continuing to offer exceptional customer service, cross-selling its loan and deposit products and trust, insurance and investment services and increasing its commercial deposits from small and medium-sized businesses through additional business banking and cash management products.

◦
Supplementing fee income through expanded mortgage banking operations. The Company views the changing regulatory landscape and low interest rate environment as an opportunity to gain noninterest income by leveraging its expertise in originating residential mortgages and selling such increased originations in the secondary market. This strategy enables the Company to have a much larger lending capacity, provide a more comprehensive product offering and reduce the interest rate, prepayment and credit risks associated with originating residential loans for retention in its loan portfolio. Further, this strategy allows the Company to be more selective with the single-family residential loans that are held in portfolio.

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

Allowance for Loan Losses.  Determining the amount of allowance for loan losses necessarily involves a high degree of judgment.  Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectibility of the loan portfolio. The level of the allowance for loan losses fluctuates primarily due to changes in the size and composition of the loan portfolio and in the level of nonperforming loans, delinquencies, classified assets and loan charge-offs.  A portion of the allowance is established by segregating the loans by loan category and assigning allocation percentages based on our historical loss experience, delinquency trends, economic conditions and other qualitative factors.  The allocation percentages are re-evaluated quarterly to ensure their relevance in the current economic environment. Accordingly, increases in the size of the loan portfolio and the increased emphasis on commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance.  Additionally, a portion of the allowance is established based on the impairment analysis of specific nonperforming loans, classified assets and troubled debt restructurings.

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

	Years Ended December 31,
	2015			2014			2013
	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans (1) (2)	$1,105,034	$44,396	4.02%	$1,049,463	$43,673	4.16%	$797,296	$33,989	4.26%
Securities (3)	188,695	3,668	1.94	185,959	3,863	2.08	197,047	4,195	2.13
Other interest-earning assets	27,650	88	0.32	28,215	59	0.21	22,165	43	0.19
Total interest-earning assets	1,321,379	48,152	3.64	1,263,637	47,595	3.77	1,016,508	38,227	3.76

Noninterest-earning assets	91,778			91,628			66,689
Total assets	$1,413,157			$1,355,265			$1,083,197

Interest-bearing liabilities:
Deposits:
Business checking	$376	—	—	$158	—	—	$26	—	—
NOW and money market	465,888	523	0.11	452,393	575	0.13	357,736	504	0.14
Savings (4)	37,895	70	0.18	46,964	79	0.17	43,253	75	0.17
Certificates of deposit (5)	384,207	5,010	1.30	364,954	4,740	1.30	294,354	4,633	1.57
Total interest-bearing deposits	888,366	5,603	0.63	864,469	5,394	0.62	695,369	5,212	0.75

Federal Home Loan Bank advances	188,361	2,969	1.58	162,961	2,513	1.54	120,771	2,897	2.40
Subordinated debt	8,248	329	3.99	8,248	336	4.07	8,248	336	4.07
Other borrowed funds	—	—	—	—	—	—	3,093	9	0.29
Total interest-bearing liabilities	1,084,975	8,901	0.82	1,035,678	8,243	0.80	827,481	8,454	1.02

Noninterest-bearing liabilities	172,404			163,031			119,248
Total liabilities	1,257,379			1,198,709			946,729

Total shareholders' equity	155,778			156,556			136,468

Total liabilities and shareholders' equity	$1,413,157			$1,355,265			$1,083,197

Net interest-earning assets	$236,404			$227,959			$189,027

Tax equivalent net interest income(3)		39,251			39,352			29,773
Tax equivalent interest rate spread(6)			2.82%			2.97%			2.74%
Tax equivalent net interest margin as a percentage of interest-earning assets (7)			2.97%			3.11%			2.93%
Average of interest-earning assets to average interest-bearing liabilities			121.79%			122.01%			122.84%
Less tax equivalent adjustment (3)		(26)			(74)			(35)
Net interest income		$39,225			$39,278			$29,738

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

	2015 Compared to 2014			2014 Compared to 2013
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Rate	Volume	Net	Rate	Volume	Net
	(In Thousands)
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)	$(1,542)	$2,265	$723	$(828)	$10,512	$9,684
Securities (3)	(251)	56	(195)	(100)	(232)	(332)
Other interest-earning assets	30	(1)	29	5	11	16
Total interest-earning assets	(1,763)	2,320	557	(923)	10,291	9,368

Interest-bearing liabilities:
Interest expense:
Deposits (4)	(43)	252	209	(946)	1,128	182
Federal Home Loan Bank advances	71	385	456	(1,218)	834	(384)
Subordinated debt	(7)	—	(7)	—	—	—
Other borrowed funds	—	—	—	(5)	(4)	(9)
Total interest-bearing liabilities	21	637	658	(2,169)	1,958	(211)

Change in net interest income (5)	$(1,784)	$1,683	$(101)	$1,246	$8,333	$9,579

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

Comparison of Financial Condition at December 31, 2015 and December 31, 2014

Assets:
Summary. Total assets increased $131.3 million, or 9.7%, to $1.48 billion at December 31, 2015, primarily due to increases of $120.5 million in net loans receivable, $3.6 million in Federal Reserve Bank stock, $2.5 million in Federal Home Loan Bank stock and $2.1 million in available for sales securities at fair value.

Loans Receivable, Net.  Net loans receivable increased $120.5 million during 2015, which reflects increases in multi-family and commercial mortgage loans of $87.0 million, SBA and USDA guaranteed loans of $26.8 million and time share loans of $9.5 million, offset by a decrease in residential mortgage loans of $13.1 million. Loan originations totaled $266.5 million for 2015, an increase of $98.5 million, or 58.6%, compared to 2014. Changes in the loan portfolio consisted of the following:

◦
Residential Real Estate.  Residential mortgage loans comprised 35.6% of total loans at December 31, 2015.  The residential mortgage portfolio decreased $13.1 million, or 3.0%, primarily due to the sale of $28.2 million of fixed-rate residential mortgage loans. Residential mortgage loan originations increased $33.8 million during 2015 as a result of lower interest rates and increased activity in the housing market.

◦
Multi-family and Commercial Real Estate.  At December 31, 2015, multi-family and commercial real estate represented 32.8% of the Company’s total loan portfolio and increased $87.0 million, or 29.2%, during 2015.  Loan originations for multi-family and commercial real estate loans were $116.7 million during 2015, representing an increase of $53.1 million.

◦
Construction. Construction loans, which include both residential and commercial construction loans, increased $8.2 million, or 60.4%, during 2015 as a result of increased commercial construction volume.

◦
Commercial Business. Commercial business loans represented 24.8% of total loans at December 31, 2015 and increased $39.5 million during 2015 primarily due to increases of $26.8 million in SBA and USDA guaranteed loans and $9.5 million in time share loans. Commercial business loan originations increased $17.0 million during 2015 as compared to 2014. At December 31, 2015, unfunded lines of credit related to time share lending totaled $23.7 million as a result of focused efforts dedicated to growth within the time share industry.

Consumer Loans.  Consumer loans represented 4.9% of the Company’s total loan portfolio and increased $817,000, or 1.4%, during 2015. Home equity loans increased $2.7 million, offset by decreases in indirect automobile lending of $2.0 million due to principal repayments. Loan originations for consumer loans totaled $22.9 million for 2015, representing a decrease of $5.4 million compared to the same period in 2014.

The allowance for loan losses totaled $9.9 million at December 31, 2015 compared to $7.8 million at December 31, 2014.  The ratio of the allowance for loan losses to total loans increased from 0.74% at December 31, 2014 to 0.84% at December 31, 2015. This was necessitated by an increase in the commercial loan portfolio, which carry a higher degree of risk (excluding guaranteed SBA and USDA loans) than other loans held in portfolio, and an increase in nonperforming assets.

Liabilities.  Total liabilities increased $134.7 million, or 11.3%, to $1.33 billion at December 31, 2015. The increase in total liabilities included an increase in borrowings of $86.3 million from $156.5 million at December 31, 2014 to $242.8 million at December 31, 2015, which was used to fund increased commercial lending, including the $52.3 million purchase of SBA guaranteed loans in April 2015. Deposits increased $47.3 million, or 4.7%, which included increases in NOW and money market accounts of $23.6 million, noninterest-bearing demand deposits of $17.8 million and certificates of deposit of $16.9 million, offset by a decrease of $11.4 million in savings accounts.

Equity:
Summary.  Shareholders’ equity decreased $3.4 million from $157.7 million at December 31, 2014 to $154.3 million at December 31, 2015.  The decrease in shareholders’ equity was attributable to the repurchase of 855,754 common shares totaling $10.3 million and dividends of $1.9 million, offset by income of $4.3 million and 298,146 stock options exercised totaling $3.3 million.

Accumulated Other Comprehensive Income (Loss).  Accumulated other comprehensive income (loss) comprises the unrealized gains and losses on available for sale securities and a derivative instrument designated as a cash flow hedge, net of taxes.  Net unrealized losses on available for sale securities, net of taxes, totaled $190,000 at December 31, 2015 compared to net unrealized gains on available for sale securities, net of taxes, of $199,000 at December 31, 2014.  Unrealized holding gains (losses) on available for sale securities primarily resulted from a change in the market value of mortgage-backed securities, which was recognized in accumulated other comprehensive income(loss) on the consolidated balance sheet and a component of comprehensive income on the consolidated statements of comprehensive income (loss).  There were no net unrealized losses on derivative instruments, net of taxes, at December 31, 2015, as the agreement for the derivative instrument designated as a cash flow hedge terminated on December 15, 2015. Net unrealized losses on derivative instruments, net of taxes, were $104,000 at December 31, 2014.

Comparison of Operating Results for the Years Ended December 31, 2015 and 2014

General. The Company’s results of operations depends primarily on net interest income, which is the difference between the interest income earned on the Company’s interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings.  The Company also generates noninterest income such as gains on the sale of securities, fees earned from mortgage banking activities, fees from deposit and trust and investment management services, insurance commissions and other fees.  The Company’s noninterest expenses primarily consist of employee compensation and benefits, occupancy, computer services, furniture and equipment, outside professional services, electronic banking fees, marketing and other general and administrative expenses.  The Company’s results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, governmental policies and actions of regulatory agencies.

The Company recorded net income of $4.3 million for 2015, a decrease of $63,000, compared to net income of $4.4 million for 2014.

Interest and Dividend Income.  Total interest and dividend income increased $605,000, or 1.3%, for 2015, primarily due to an increase in the average balance of loans, offset by lower yields on loans and securities versus the comparable period in 2014. Average interest-earning assets increased $57.7 million to $1.32 billion in 2015, due to a higher average balance of loans and securities of $55.6 million and $2.7 million, respectively, partially offset by a decrease in other interest earning assets of $565,000. The average yield on interest-earning assets decreased 13 basis points to 3.64%. The average yields on both loans and securities decreased 14 basis points during 2015 as a result of lower market interest rates. The average yield on federal funds and other interest-earning assets increased 11 basis points during 2015. The average yield on loans continues to be negatively impacted by unrecognized interest related to nonaccrual loans.

Interest Expense.  Interest expense increased $658,000, or 8.0%, to $8.9 million for 2015 compared to $8.2 million in 2014, primarily due to higher average balance of FHLB advances and deposits. Average interest-bearing deposits increased $23.9 million to $888.4 million and the average rate increased 1 basis point to 0.63%.  Increases in the average balance of certificate of deposit accounts of $19.3 million and NOW and money market accounts of $13.5 million contributed to the increase in the average balance of deposit accounts.  The average balance of FHLB advances increased $25.4 million while the average rate increased 4 basis points to 1.58% for 2015.

Provision for Loan Losses.  The provision for loan losses increased $970,000 to $2.5 million in 2015 compared to $1.5 million in 2014, primarily due to increases in nonperforming loans and commercial loans outstanding, which carry a higher degree of risk than other loans held in the loan portfolio, offset by lower net loan charge-offs.  At December 31, 2015, nonperforming loans totaled $6.6 million, compared to $5.0 million at December 31, 2014, primarily due to increases in nonperforming multi-family and commercial mortgage loans of $1.3 million and residential mortgage loans of $727,000.  For 2015, net loan charge-offs totaled $443,000, consisting primarily of multi-family and commercial real estate loan charge-offs, compared to $658,000 for 2014.

Noninterest Income.  Total noninterest income increased $155,000 to $10.3 million in 2015.  The following table shows the components of noninterest income and the dollar and percentage changes from 2014 to 2015.

	Years Ended December 31,		Change
	2015	2014	Dollars	Percent
	(Dollars in Thousands)
Service fees	$6,726	$6,964	$(238)	(3.4)%
Wealth management fees	1,204	1,221	(17)	(1.4)
Increase in cash surrender value of bank-owned life insurance	618	580	38	6.6
Net gain on sale of securities	146	64	82	128.1
Mortgage banking	721	535	186	34.8
Net gain on trading securities and derivatives	50	60	(10)	(16.7)
Other	856	742	114	15.4
Total noninterest income	$10,321	$10,166	$155	1.5%

Mortgage banking activities increased $186,000 during 2015 due to a higher volume of residential mortgage loan sales as compared to 2014. Other noninterest income increased $114,000 for 2015 primarily due to an increase in rental income from renting additional office space on the second floor of our Newport branch. Service fees decreased $238,000 in 2015 predominately due to lower overdraft privilege fees.

Noninterest Expenses.  Noninterest expenses decreased $921,000 for 2015 compared to 2014.  The following table shows the components of noninterest expenses and the dollar and percentage changes from 2014 to 2015.

	Years Ended December 31,		Change
	2015	2014	Dollars	Percent
	(Dollars in Thousands)
Salaries and employee benefits	$19,903	$20,001	$(98)	(0.5)%
Occupancy and equipment	7,409	7,724	(315)	(4.1)
Computer and electronic banking services	5,629	5,630	(1)	—
Outside professional services	1,872	1,808	64	3.5
Marketing and advertising	964	977	(13)	(1.3)
Supplies	586	612	(26)	(4.2)
FDIC deposit insurance and regulatory assessments	1,015	1,234	(219)	(17.7)
Core deposit intangible amortization	601	613	(12)	(2.0)
Other real estate operations	538	425	113	26.6
Other	2,068	2,482	(414)	(16.7)
Total noninterest expenses	$40,585	$41,506	$(921)	(2.2)%

Other noninterest expenses decreased $414,000 during 2015 compared to 2014 as a result of fraudulent debit card transactions of $412,000 and prepayment penalties totaling $110,000 for the early extinguishment of certain FHLB borrowings recognized in 2014. Decreased occupancy and equipment expense of $315,000 for 2015 versus 2014, was in large part a result of reconfiguring and optimizing telephone and data services. The Bank's conversion to a state-chartered financial institution effective in December 2014 contributed to a decrease of $219,000 in the regulatory assessment for 2015. Costs related to other real estate operations increased $113,000 in 2015, compared to the same period in 2014. Salaries and employee benefits decreased $98,000, as a result of a reduction in staffing levels and associated benefit costs year-over-year.

Income Tax Provision.  For 2015, the Company recorded an income tax provision of $2.1 million compared to $2.0 million in 2014. The effective tax rate was 32.6% and 31.1% for 2015 and 2014, respectively. See Note 10 in the Company's Consolidated Financial Statements for more details.

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

The Bank regularly adjusts its investment in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of the Company’s asset/liability management, funds management and liquidity policies.  The Company’s policy is to maintain liquid assets less short-term liabilities within a range of 9.0% to 20.0% of total assets.  Liquid assets were 9.9% of total assets at December 31, 2015.  Excess liquid assets are generally invested in interest-earning deposits and short- and intermediate-term securities.

The Bank’s most liquid assets are cash and cash equivalents.  The levels of these assets depend on the Bank’s operating, financing, lending and investing activities during any given period.  At December 31, 2015, cash and cash equivalents totaled $40.8 million.  Securities classified as available for sale, which provide additional sources of liquidity, totaled $175.1 million at December 31, 2015.  In addition, at December 31, 2015, the Bank had the ability to borrow an additional $38.1 million from the FHLB, which includes overnight lines of credit of $10.0 million.  On that date, the Bank had FHLB advances outstanding of $234.6 million and no overnight advances outstanding. Additionally, the Bank has the ability to access the Federal Reserve Bank’s Discount Window on a collateralized basis and maintains a $7.0 million unsecured line of credit with a financial institution to access federal funds.  The Bank believes that its liquid assets combined with the available lines from the FHLB and Federal Reserve Bank provide adequate liquidity to meet its current financial obligations.

In addition, the Bank believes that deposit inflows through its branch network, which is presently comprised of 25 full-service retail banking offices located throughout its primary market area, and the general cash flows from its existing lending and investment activities, will afford it sufficient long-term liquidity.

The Bank’s primary investing activities are the origination, purchase and sale of loans and the purchase and sale of securities.  For the year ended December 31, 2015, the Bank originated $266.5 million of loans and purchased $45.4 million of securities and $113.2 million of loans.  In 2014, the Bank originated $168.0 million of loans and purchased $36.2 million of securities and $59.9 million of loans.

At December 31, 2015, the Bank had $132.1 million in loan commitments outstanding, which included $7.5 million in commitments to grant loans, $46.8 million in unused home equity lines of credit, $47.4 million in commercial lines of credit, $28.9 million in undisbursed construction loans, $1.3 million in overdraft protection lines and $173,000 in standby letters of credit.

Financing activities consist primarily of activity in deposit accounts and in borrowed funds.  The increased liquidity needed to fund asset growth has been provided through proceeds from the sale of loans and securities and increased deposits and borrowings.  The net increase in total deposits, including mortgagors’ and investors’ escrow accounts, was $47.2 million and $26.4 million for the years ended December 31, 2015 and 2014, respectively.

Certificates of deposit due within one year of December 31, 2015 totaled $176.5 million, or 16.7% of total deposits. Management believes that the amount of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in longer-term certificates of deposit due to the uncertain interest rate environment.  To compensate, the Bank has increased the duration of its borrowings with the FHLB.  The Bank will be required to seek other sources of funds, including other certificates of deposit and lines of credit, if maturing certificates of deposit are not retained.  Depending on market conditions, the Bank may be required to pay higher rates on such deposits or other borrowings than are currently paid on certificates of deposit.  Additionally, a shorter duration in the securities portfolio may be necessary to provide liquidity to compensate for any deposit outflows.  The Bank believes, however, based on past experience, a significant portion of its certificates of deposit will be retained.  The Bank has the ability, if necessary, to adjust the interest rates offered to its customers in an effort to attract and retain deposits.

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

FHLB advances increased $86.3 million for the year ended December 31, 2015 and decreased $28.0 million for the year ended December 31, 2014.

SI Financial Group, Inc. is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, SI Financial Group is responsible for paying any dividends declared to its shareholders and making payments on its subordinated debentures. SI Financial Group may continue to repurchase shares of its common stock in the future. SI Financial Group's primary sources of funds are interest and dividends on securities and dividends received from the Bank. The amount of dividends that the Bank may declare and pay to SI Financial Group in any calendar year, without prior regulatory approval, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. SI Financial Group believes that such restriction will not have an impact on SI Financial Group's ability to meet its ongoing cash obligations. At December 31, 2015 and 2014, SI Financial Group had cash and cash equivalents of $3.5 million and $12.9 million, respectively.

The Company's Board of Directors approved the repurchase of up to 5%, or 630,000 shares, of the Company's outstanding common stock. During 2015, the Company purchased all shares under the repurchase plan.

The Company and the Bank have managed their capital to maintain strong protection for depositors and creditors.  The Company and the Bank are subject to regulatory capital requirements promulgated by federal bank regulatory agencies, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2015, the Company and the Bank met all the capital adequacy requirements to which they were subject and are “well capitalized” under regulatory guidelines.  The Company became subject to Basel III capital requirements that became effective January 1, 2015.  See Note 14 in the Company’s Consolidated Financial Statements for additional information relating to regulatory capital requirements.

Payments Due Under Contractual Obligations

The following table presents information relating to the Company’s payments due under contractual obligations as of December 31, 2015.

	Payments Due by Period
	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(In Thousands)
Federal Home Loan Bank advances	$53,034	$100,828	$59,500	$21,233	$234,595
Operating lease obligations (1)	1,470	2,478	2,099	7,040	13,087
Purchase obligations	1,342	681	—	—	2,023
Other long-term liabilities reflected on the balance sheet (2)	—	—	—	8,248	8,248
Total contractual obligations	$55,846	$103,987	$61,599	$36,521	$257,953

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

Financial instruments whose contract amounts represent credit risk at December 31, 2015 and 2014 are as follows:

	December 31,
	2015	2014
	(In Thousands)
Commitments to extend credit:
Commitments to originate loans	$7,531	$26,170
Undisbursed construction loans	28,939	25,107
Undisbursed home equity lines of credit	46,819	45,403
Undisbursed commercial lines of credit	47,354	60,363
Overdraft protection lines	1,262	1,230
Standby letters of credit	173	81
Total commitments	$132,078	$158,354

Commitments to originate loans at December 31, 2015 and 2014 included fixed-rate loan commitments of $5.3 million and $10.8 million, respectively, at interest rates ranging from 2.88% to 5.75% and 3.00% to 5.75%, respectively.

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

The Bank is a limited partner in three small business investment corporations.  At December 31, 2015, the Bank’s remaining off-balance sheet commitment for the capital investments was $1.0 million.  See Note 12 in the Company’s Consolidated Financial Statements.

In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its eligible employees.  In conjunction with the "second step" public stock offering completed in 2011, the Company provided an additional loan to the ESOP totaling $3.1 million to purchase additional common shares. As of December 31, 2015, the remaining principal balance on the ESOP debt totaled $4.2 million.  At December 31, 2015, allocated shares, including shares committed to be allocated to participants, totaled 324,491 and the amount of unallocated common shares held in suspense totaled 410,525, with a fair value of $5.6 million.  See Note 11 in the Company’s Consolidated Financial Statements.

As of December 31, 2015, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.  See Note 12 in the Company’s Consolidated Financial Statements.

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

In July 2010, the Company entered into an interest rate swap agreement with a third-party financial institution with a notional amount of $8.0 million whereby the counterparty will pay a variable rate equal to three-month LIBOR and the Company will pay a fixed rate of 2.44%. The agreement was effective on December 15, 2010 and terminated on December 15, 2015. This agreement was designated as a cash flow hedge against the trust preferred securities issued by SI Capital Trust II. This effectively fixed the interest rate on the $8.0 million of trust preferred securities at 4.14% for the duration of the agreement.

In January 2012, the Company entered into an interest rate swap agreement with a third-party financial institution with a notional amount of $15.0 million, whereby the counterparty will pay a variable rate equal to three-month LIBOR and the Company will pay a fixed-rate of 1.26%. The agreement was effective January 11, 2012 and terminates January 11, 2017. This agreement was not designated as a hedging instrument.

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

The table below sets forth an approximation of the Company’s exposure as a percentage of estimated net interest income for the next 12- and 24-month periods using interest income simulation. The simulation uses projected repricing of assets and liabilities at December 31, 2015 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities the Company holds, rising or falling interest rates have a significant impact on the prepayment speeds of the Company’s earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. The Company’s asset sensitivity would be reduced if prepayments slow and vice versa. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income at December 31, 2015.

	Percentage Change in Estimated Net Interest Income Over
	12 Months	24 Months
100 basis point decrease in rates	(0.52)%	(1.04)%
150 basis point increase in rates	0.70	(0.92)
400 basis point increase in rates	(0.85)	(2.99)

As indicated by the results of the above scenarios, net interest income would be adversely affected (within our internal guidelines) if rates decreased 100 basis points or increased 400 basis points in the 12- and 24-month periods or if rates increased 150 basis points in the 24-month period. Conversely, net interest income would be positively impacted if rates increased 150 basis points in the 12-month period as a result of the Company's strategy to position the balance sheet for the anticipated increase in market interest rates. The Company's strategy for mitigating interest rate risk includes the purchase of adjustable-rate investment securities and SBA and

USDA guaranteed loans that will reprice in a rising rate environment, selling longer-term and lower fixed-rate residential mortgage loans in the secondary market, restructuring FHLB advances to current lower market interest rates while extending their duration and utilizing certain derivative instruments such as forward loan sale commitments to manage the risk of loss associated with its mortgage banking activities.

Stock Performance Graph

The following graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Nasdaq Composite (U.S. Companies) and with the SNL $1B - $5B Thrift Index.  Total return assumes the reinvestment of all dividends.  The graph assumes $100 was invested at the close of business on December 31, 2010.

SI Financial Group, Inc.

	Period Ending
Index	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
SI Financial Group, Inc.	100.00	101.45	119.73	126.79	120.49	147.11
NASDAQ Composite	100.00	99.21	116.82	163.75	188.03	201.40
SNL U.S. Thrift $1B-$5B	100.00	97.18	122.94	156.89	169.72	199.21

Common Stock Information

The common stock of the Company is listed on NASDAQ Global Market ("NASDAQ") under the trading symbol "SIFI." As of March 7, 2016, there were 12,217,088 shares of common stock outstanding, which were held by approximately 1,261 shareholders of record.

The following table sets forth the market price and dividend information for the Company's common stock for the periods indicated, as reported by NASDAQ.

	Years Ended December 31,
	2015			2014
	Price Range		Dividends Declared	Price Range		Dividends Declared
	High	Low		High	Low
First Quarter	$12.29	$10.82	$0.04	$12.14	$11.20	$0.03
Second Quarter	12.20	11.25	0.04	11.83	11.00	0.03
Third Quarter	12.20	11.25	0.04	11.72	10.66	0.03
Fourth Quarter	14.00	11.81	0.04	11.79	10.90	0.03

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders
of SI Financial Group, Inc.

We have audited SI Financial Group, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. SI Financial Group, Inc. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
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
In our opinion, SI Financial Group, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the December 31, 2015 consolidated financial statements of SI Financial Group, Inc. and our report, dated March 11, 2016, expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 11, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
of SI Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SI Financial Group, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), SI Financial Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control- Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report, dated March 11, 2016, expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 11, 2016

SI FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	December 31,
	2015	2014
ASSETS:
Cash and due from banks:
Noninterest-bearing	$14,373	$18,965
Interest-bearing	26,405	20,286
Total cash and cash equivalents	40,778	39,251

Available for sale securities, at fair value	175,132	173,040
Loans held for sale	1,804	747
Loans receivable (net of allowance for loan losses of $9,863 and $7,797 at December 31, 2015 and 2014, respectively)	1,165,372	1,044,864
Federal Home Loan Bank stock, at cost	12,874	10,333
Federal Reserve Bank Stock, at cost	3,621	—
Bank-owned life insurance	21,924	21,306
Premises and equipment, net	21,188	21,711
Goodwill and other intangibles	18,096	18,697
Accrued interest receivable	4,283	3,853
Deferred tax asset, net	8,961	8,048
Other real estate owned, net	1,088	1,271
Other assets	6,713	7,412
Total assets	$1,481,834	$1,350,533

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$163,893	$146,062
Interest-bearing	894,124	864,651
Total deposits	1,058,017	1,010,713

Mortgagors' and investors' escrow accounts	3,508	3,600
Federal Home Loan Bank advances	234,595	148,277
Junior subordinated debt owed to unconsolidated trust	8,248	8,248
Accrued expenses and other liabilities	23,136	21,956
Total liabilities	1,327,504	1,192,794

Commitments and contingencies (Notes 6, 11 and 12)

Shareholders' Equity:
Preferred stock ($0.01 par value per share; 1,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value per share; 35,000,000 shares authorized; 12,218,818 shares and 12,776,426 shares issued and outstanding at December 31, 2015 and 2014, respectively)	122	128
Additional paid-in-capital	124,997	125,459
Unallocated common shares held by ESOP	(3,648)	(4,128)
Unearned restricted shares	(815)	(1,312)
Retained earnings	33,864	37,497
Accumulated other comprehensive income (loss)	(190)	95
Total shareholders' equity	154,330	157,739
Total liabilities and shareholders' equity	$1,481,834	$1,350,533
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2015	2014	2013
Interest and dividend income:
Loans, including fees	$44,396	$43,673	$33,989
Securities:
Taxable interest	3,130	3,488	4,132
Tax-exempt interest	77	117	1
Dividends	435	184	27
Other	88	59	43
Total interest and dividend income	48,126	47,521	38,192

Interest expense:
Deposits	5,603	5,394	5,212
Federal Home Loan Bank advances	2,969	2,513	2,897
Subordinated debt and other borrowings	329	336	345
Total interest expense	8,901	8,243	8,454

Net interest income	39,225	39,278	29,738

Provision for loan losses	2,509	1,539	1,319

Net interest income after provision for loan losses	36,716	37,739	28,419

Noninterest income:
Other-than-temporary impairment losses on securities	—	—	(8)
Service fees	6,726	6,964	5,766
Wealth management fees	1,204	1,221	1,157
Increase in cash surrender value of bank-owned life insurance	618	580	400
Net gain (loss) on sale of securities	146	64	(1,155)
Mortgage banking	721	535	1,083
Net gain on derivatives	50	60	205
Other	856	742	857
Total noninterest income	10,321	10,166	8,305

Noninterest expenses:
Salaries and employee benefits	19,903	20,001	17,924
Occupancy and equipment	7,409	7,724	5,971
Computer and electronic banking services	5,629	5,630	4,177
Outside professional services	1,872	1,808	1,296
Marketing and advertising	964	977	705
Supplies	586	612	459
FDIC deposit insurance and regulatory assessments	1,015	1,234	1,058
Merger expenses	—	—	2,608
Core deposit intangible amortization	601	613	220
Other real estate operations	538	425	564
Other	2,068	2,482	2,695
Total noninterest expenses	40,585	41,506	37,677

Income (loss) before income tax provision (benefit)	6,452	6,399	(953)
Income tax provision (benefit)	2,104	1,988	(98)
Net income (loss)	$4,348	$4,411	$(855)

Earnings (loss) per share:
Basic	$0.36	$0.36	$(0.08)
Diluted	$0.36	$0.36	$(0.08)
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands)

	Years Ended December 31,
	2015	2014	2013

Net income (loss)	$4,348	$4,411	$(855)

Other comprehensive income (loss), net of tax:
Available for sale securities:
Net unrealized holding gains (losses)	(293)	883	(3,308)
Reclassification adjustment for (gains) losses recognized in net income (loss)(1)	(96)	(42)	762
Plus: credit portion of OTTI losses recognized in net income (loss)(2)	—	—	5
Plus: noncredit portion of OTTI losses	—	—	176
Net unrealized holding gains (losses) on available for sale securities	(389)	841	(2,365)
Net unrealized gain on interest-rate swap derivative	104	102	104
Other comprehensive income (loss)	(285)	943	(2,261)
Comprehensive income (loss)	$4,063	$5,354	$(3,116)

(1) Amounts are included in net gain (loss) on the sale of securities in noninterest income on the consolidated statements of operations. Income tax expense (benefit) associated with the reclassification adjustment for the years ended December 31, 2015, 2014 and 2013 was $50,000, $22,000 and $(393,000), respectively.
(2) Amounts are included in net impairment losses recognized in noninterest income on the consolidated statements of operations. Income tax benefit associated with the reclassification adjustment for the years ended December 31, 2015, 2014 and 2013 totaled $0, $0 and $3,000, respectively.

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013
(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in Capital	Unallocated Common Shares Held by ESOP	Unearned Restricted Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Dollars

Balance at December 31, 2012	10,112,310	$101	$94,810	$(5,088)	$(2,210)	$36,733	$1,413	$125,759

Comprehensive loss	—	—	—	—	—	(855)	(2,261)	(3,116)
Acquisition of Newport Federal Savings Bank	2,683,099	27	30,078	—	—	—	—	30,105
Cash dividends declared ($0.12 per share)	—	—	—	—	—	(1,227)	—	(1,227)
Restricted shares activity	—	—	5	—	(5)	—	—	—
Equity incentive plan compensation	—	—	293	—	464	—	—	757
Allocation of 48,637 ESOP shares	—	—	79	480	—	—	—	559
Tax benefit from share-based compensation	—	—	9	—	—	—	—	9
Stock options exercised	11,388	—	94	—	—	—	—	94
Common shares repurchased	(8,336)	—	(91)	—	—	(7)	—	(98)
Balance at December 31, 2013	12,798,461	128	125,277	(4,608)	(1,751)	34,644	(848)	152,842

Comprehensive income	—	—	—	—	—	4,411	943	5,354
Cash dividends declared ($0.12 per share)	—	—	—	—	—	(1,475)	—	(1,475)
Equity incentive plan compensation	—	—	307	—	439	—	—	746
Allocation of 48,638 ESOP shares	—	—	72	480	—	—	—	552
Tax benefit from share-based compensation	—	—	4	—	—	—	—	4
Stock options exercised	52,406	—	557	—	—	—	—	557
Common shares repurchased	(74,441)	—	(758)	—	—	(83)	—	(841)
Balance at December 31, 2014	12,776,426	128	125,459	(4,128)	(1,312)	37,497	95	157,739

Comprehensive income	—	—	—	—	—	4,348	(285)	4,063
Cash dividends declared ($0.16 per share)	—	—	—	—	—	(1,914)	—	(1,914)
Restricted shares activity	—	—	29	—	(29)	—	—	—
Equity incentive plan compensation	—	—	334	—	526	—	—	860
Allocation of 48,638 ESOP shares	—	—	102	480	—	—	—	582
Tax benefit from share-based compensation	—	—	15	—	—	—	—	15
Stock options exercised	298,146	3	3,275	—	—	—	—	3,278
Common shares repurchased	(855,754)	(9)	(4,217)	—	—	(6,067)	—	(10,293)
Balance at December 31, 2015	12,218,818	$122	$124,997	$(3,648)	$(815)	$33,864	$(190)	$154,330
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$4,348	$4,411	$(855)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	2,509	1,539	1,319
Employee stock ownership plan expense	582	552	559
Equity incentive plan expense	860	746	757
Excess tax benefit from share-based compensation	(15)	(4)	(9)
Amortization of investment premiums and discounts, net	996	1,059	1,259
Amortization of loan premiums and discounts, net	1,821	1,419	1,473
Depreciation and amortization of premises and equipment	2,678	2,596	1,992
Amortization of core deposit intangible	601	613	220
Amortization of deferred debt issue costs	18	90	262
Net (gain) loss on sale of securities	(146)	(64)	1,155
Other-than-temporary impairment losses on securities	—	—	8
Net gain on derivatives	(50)	(60)	(205)
Deferred income tax provision (benefit)	(766)	1,183	(1,073)
Loans originated for sale	(29,228)	(16,255)	(46,239)
Proceeds from sale of loans held for sale	28,435	17,380	49,985
Net gain on sale of loans held for sale	(472)	(274)	(835)
Net gain on sale of loans held for investment	—	—	(201)
Net loss on sales or write-downs of other real estate owned	267	104	43
Increase in cash surrender value of bank-owned life insurance	(618)	(580)	(400)
Change in operating assets and liabilities:
Accrued interest receivable	(430)	168	42
Other assets	907	2,016	(609)
Accrued expenses and other liabilities	1,402	1,121	1,509
Net cash provided by operating activities	13,699	17,760	10,157

Cash flows from investing activities:
Purchases of available for sale securities	(45,360)	(36,216)	(54,671)
Proceeds from sales of available for sale securities	9,703	1,109	26,115
Proceeds from maturities of and principal repayments on available for sale securities	32,126	32,566	45,275
Purchases of Federal Home Loan Bank stock	(2,541)	—	—
Purchase of Federal Reserve Bank stock	(3,621)	—	—
Redemption of Federal Home Loan Bank stock	—	2,776	325
Loan principal collections (originations), net	(12,114)	59,185	13,585
Purchases of loans	(113,192)	(59,900)	(22,950)
Proceeds from sales of loans held for investment	—	—	3,189
Proceeds from sales of other real estate owned	384	1,357	1,314
Purchases of premises and equipment	(2,155)	(3,217)	(2,140)
Net cash paid for Newport acquisition	—	—	(8,935)
Net cash provided by (used in) investing activities	(136,770)	(2,340)	1,107

Cash flows from financing activities:
Net increase (decrease) in deposits	47,304	25,964	(8,836)
Net increase (decrease) in mortgagors' and investors' escrow accounts	(92)	386	7
Proceeds from Federal Home Loan Bank advances	147,728	29,000	63,000
Repayments of Federal Home Loan Bank advances, net of amortization of discount	(61,428)	(57,085)	(59,509)
Repayments of other borrowings, net of amortization of discount	—	—	(15,072)
Excess tax benefit from share-based compensation	15	4	9
Stock options exercised	715	367	94
Cash dividends on common stock	(1,914)	(1,475)	(1,227)
Common shares repurchased	(7,730)	(651)	(98)
Net cash provided by (used in) financing activities	124,598	(3,490)	(21,632)

Net change in cash and cash equivalents	1,527	11,930	(10,368)
Cash and cash equivalents at beginning of year	39,251	27,321	37,689
Cash and cash equivalents at end of year	$40,778	$39,251	$27,321

Supplemental cash flow information:
Interest paid	$8,873	$8,306	$8,335
Income taxes paid (received), net	1,846	(67)	1,562
Transfer of loans to other real estate owned	468	303	2,393
Stock options exercised by net-share settlement	2,563	190	—

In connection with the purchase acquisition:
Fair value of non-cash tangible assets acquired	$—	$—	$408,392
Goodwill and core deposit intangibles	—	—	16,079
Fair value of liabilities assumed	—	—	385,431
Value of common shares issued	—	—	30,105

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
SI Financial Group, Inc. (the “Company”) is the holding company for Savings Institute Bank and Trust Company (the “Bank”).  Established in 1842, the Bank is a community-oriented financial institution headquartered in Willimantic, Connecticut.  The Bank provides a variety of financial services to individuals, businesses and municipalities through its twenty-five offices in eastern Connecticut and Rhode Island.  Its primary products include savings, checking and certificate of deposit accounts, residential and commercial mortgage loans, commercial business loans and consumer loans.  In addition, wealth management services, which include trust, financial planning, life insurance and investment services, are offered to individuals and businesses through the Bank’s offices.  The Company does not conduct any material business other than owning all of the stock of the Bank and making payments on the subordinated debentures held by the Company.

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
DECEMBER 31, 2015, 2014 AND 2013

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in capital stock of the FHLB.  Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost.  At its discretion, the FHLB may declare dividends on its stock.  The stock is redeemable at par by the FHLB and the Company’s ability to redeem the shares owned is dependent on the redemption practices of the FHLB.  The Company reviews its investment in FHLB stock for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.  No impairment charges were recognized for the years ended December 31, 2015, 2014 or 2013.

Federal Reserve Bank Stock
The Bank became a member of the Federal Reserve Bank ("FRB") system in 2015 and is required to maintain an investment in capital stock of the FRB. Based on redemption provisions of the FRB, the stock has no quoted market value and is carried at cost. The Company reviews its investment in FRB stock for impairment based on the ultimate recoverability of the cost basis in FRB stock. No impairment charges were recognized for the year ended December 31, 2015.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

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

◦
General valuation allowance.  The general component represents a valuation allowance on the remainder of the loan portfolio, after excluding impaired loans.  For this portion of the allowance, loans are segregated by category and assigned an allowance percentage based on historical loan loss experience adjusted for qualitative factors stratified by the following loan segments:  residential one- to four-family, multi-family and commercial real estate, construction, commercial business and consumer.   Management uses a rolling average of historical losses based on the time frame appropriate to capture relevant loss data for each loan segment.  This historical loss factor is adjusted for the following qualitative factors: changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off and recovery practices; changes in international, national, regional and local economic and business conditions and developments that affect the collectibility of the portfolio, including the condition of various market segments; changes in the size and composition of the loan portfolio and in the terms of the loans; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due loans, the volume of nonaccrual loans and the volume and severity of adversely classified or graded loans; changes in the quality of the loan review system; changes in the underlying collateral for collateral-dependent loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the portfolio.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

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

The majority of the Company's loans are collateralized by real estate located in eastern Connecticut and Rhode Island. To a lesser extent, certain commercial real estate loans are secured by collateral located outside of our primary market area, with concentrations in Massachusetts and New Hampshire. Accordingly, the collateral value of a substantial portion of the Company's loan portfolio and real estate acquired through foreclosure is susceptible to changes in local market conditions.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

activity. For cash flow hedges, the net settlement (upon close-out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt.  The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in noninterest income.

The Company had characterized one of its interest rate swaps as a cash flow hedge.  Cash flow hedges are used to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate fluctuations, and are recorded at fair value in other assets or liabilities within the Company’s balance sheets. Changes in the fair value of these cash flow hedges are initially recorded as a component of other comprehensive income (loss) and subsequently reclassified into earnings when the hedged transaction affects earnings. The ineffective portion of the gain or loss on derivative instruments, if any, is recognized in earnings.

Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments. These undesignated derivative instruments are recognized on the consolidated balance sheets at fair value, with changes in fair value recorded in other noninterest income. The Company's remaining interest rate swap agreement is not designated as a hedge.

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
DECEMBER 31, 2015, 2014 AND 2013

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

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

Goodwill is measured as the excess of the cost of a business combination over the sum of the amounts assigned to identifiable intangible and other assets acquired less liabilities assumed. Goodwill is not amortized but rather assessed for impairment annually or more frequently if circumstances warrant.

Management has the option of first assessing qualitative factors, such as events and circumstances, to determine whether it is more likely than not, meaning a likelihood of more than 50%, the value of a reporting unit is less than its carrying amount. If, after considering all relevant events and circumstances, management determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing an impairment test is unnecessary. For the year ended December 31, 2015, management determined that it was not more likely than not the fair value of the reporting unit (the consolidated Company, in our case) was less than its carrying amount. If management had determined otherwise, the two-step process would have been completed to determine the impairment and necessary write-down of goodwill.

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

Employee Stock Ownership Plan
The loans to the Employee Stock Ownership Plan ("ESOP") are repaid from the Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over 15 years for the first loan and 20 years for the second loan.  Unearned compensation applicable to the ESOP is reflected as a reduction of shareholders’ equity on the consolidated balance sheets. Compensation expense is recognized as ESOP shares are committed to be

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

released and is based on the average fair market value of the shares during the period.  The difference between the average fair value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital. Unallocated ESOP shares are not considered outstanding for calculating earnings per share.  Dividends paid on allocated ESOP shares are charged to retained earnings and dividends paid on unallocated ESOP shares are used to satisfy debt service.  See Note 11 for additional discussion.

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

The Company does not have any uncertain tax positions which require accrual or disclosure at December 31, 2015 or 2014.  In accordance with the provisions of applicable accounting guidance, in future periods, the Company may record a liability for unrecognized tax benefits related to the recognition, derecognition or change in measurement of a tax position as a result of new tax positions, changes in management’s judgment about the level of uncertainty of existing tax positions, expiration of open income tax returns due to the statutes of limitation, status of examinations and litigation and legislative activity.  The Company has elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in the Company’s consolidated statements of operations.  No interest or penalties were recorded for the years ended December 31, 2015, 2014 or 2013.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

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

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented, and are not considered in diluted earnings (loss) per share calculations. The Company had 300,151, 533,413 and 554,029 anti-dilutive common shares outstanding for the years ended December 31, 2015, 2014 and 2013, respectively. The computation of earnings (loss) per share is as follows:

	Years Ended December 31,
	2015	2014	2013
	(Dollars In Thousands, Except Per Share Amounts)

Net income (loss)	$4,348	$4,411	$(855)
Weighted average common shares outstanding:
Basic	11,976,291	12,313,549	10,434,191
Effect of dilutive stock options	29,696	33,580	—
Diluted	12,005,987	12,347,129	10,434,191

Earnings (loss) per share:
Basic	$0.36	$0.36	$(0.08)
Diluted	$0.36	$0.36	$(0.08)

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

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

Recent Accounting Pronouncements
Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. In January 2014, the Financial Accounting Standards Board ("FASB") issued amended guidance that clarifies when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amended guidance clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. In addition, the amended guidance requires interim and annual disclosures of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The adoption of the amended guidance on January 1, 2015 did not have a material impact on the Company’s consolidated financial statements.

Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure - In August 2014, the FASB issued amended guidance that addresses the diversity in practice regarding the classification and measurement of foreclosed loans which were part of a government-sponsored loan guarantee program (e.g. HUD, FHA, VA). The amended guidance outlines certain criteria that, if met, the loan (residential or commercial) should be derecognized and a separate other receivable should be recorded upon foreclosure at the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The adoption of the amended guidance on January 1, 2015 did not have a material impact on the Company’s consolidated financial statements.

Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs - In April 2015, the FASB issued guidance simplifying the presentation of debt issuance costs. The amended guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The amended guidance should be applied on a retrospective basis and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, with early adoption permitted. The adoption of the amended guidance is not expected to have a material impact on the Company's consolidated financial statements.

Interest - Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements - In August 2015, the FASB issued amended guidance pursuant to the SEC Staff Announcement at the June 18, 2015 Emerging Issues Task Force meeting that the update issued in April 2015 does not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. Given the absence of authoritative guidance within the previous update for debt issuance costs related to line-of-credit-arrangements, the SEC staff would not object to an entity deferring and presenting

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there were any outstanding borrowings on the line-of-credit arrangement. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Financial Instruments (Subtopic 825-10): Overall - In January 2016, the FASB issued guidance addressing certain aspects of recognition, measurement, presentation and disclosure of financial instruments. Targeted improvements to generally accepted accounting principles include the requirement for equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, the elimination of the requirement for non-public business entities to disclose the fair value of financial instruments measures at amortized cost and the elimination of the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost. The amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company has elected to not disclose the fair value of financial instruments measured at amortized cost in its financial statements as of December 31, 2015. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Leases (Topic 842): - In February 2016, the FASB issued amended guidance to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Disclosures are required by lessees and lessors to meet the objective of enabling users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is still reviewing the impact the adoption of this guidance will have on its consolidated financial statements.

NOTE 2.  RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits.  At December 31, 2015 and 2014, the Bank was required to maintain cash and liquid asset reserves of $1.4 million and $1.6 million, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

NOTE 3.  SECURITIES

The amortized cost, gross unrealized gains and losses and fair values of available for sale securities at December 31, 2015 and 2014 are as follows:

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
U.S. Government and agency obligations	$71,142	$242	$(388)	$70,996
Government-sponsored enterprises	25,313	95	(5)	25,403
Mortgage-backed securities:(1)
Agency - residential	72,248	680	(962)	71,966
Non-agency - residential	116	—	(4)	112
Corporate debt securities	1,000	—	—	1,000
Collateralized debt obligations	1,156	—	(10)	1,146
Obligations of state and political subdivisions	1,270	1	—	1,271
Tax-exempt securities	3,175	64	(1)	3,238
Total available for sale securities	$175,420	$1,082	$(1,370)	$175,132

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

At December 31, 2015 and 2014, U.S. government and agency obligations and government-sponsored enterprise securities with an amortized cost of $9.0 million and $8.0 million, respectively, and a fair value of $8.9 million and $8.0 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities by contractual maturities at December 31, 2015 are presented below.  Maturities are based on the final contractual payment dates, and do not reflect the impact of potential

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

prepayments or early redemptions.  Because mortgage-backed securities ("MBS") are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
	(In Thousands)
Within 1 year	$481	$471
After 1 but within 5 years	49,617	49,789
After 5 but within 10 years	11,764	11,665
After 10 years	41,194	41,129
	103,056	103,054
Mortgage-backed securities	72,364	72,078
Total debt securities	$175,420	$175,132

The following is a summary of realized gains and losses on the sale of securities for the years ended December 31, 2015, 2014 and 2013:

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
Gross gains on sales	$169	$64	$626
Gross losses on sales	(23)	—	(1,781)
Net gain (loss) on sale of securities	$146	$64	$(1,155)

The tax provision (benefit) applicable to the above net realized gains (losses) amounted to $50,000, $22,000 and $(393,000) for the years ended December 31, 2015, 2014 and 2013, respectively.  Proceeds from the sale of available for sale securities totaled $9.7 million, $1.1 million and $26.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The following tables present information pertaining to securities with gross unrealized losses at December 31, 2015 and 2014, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
December 31, 2015:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$9,374	$36	$18,715	$352	$28,089	$388
Government-sponsored enterprises	8,454	5	—	—	8,454	5
Mortgage-backed securities:
Agency - residential	21,956	129	27,210	833	49,166	962
Non-agency - residential	—	—	112	4	112	4
Collateralized debt obligations	—	—	1,146	10	1,146	10
Tax-exempt securities	582	1	—	—	582	1
Total	$40,366	$171	$47,183	$1,199	$87,549	$1,370

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

	Less Than 12 Months		12 Months Or More		Total
December 31, 2014:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$9,273	$15	$16,655	$211	$25,928	$226
Government-sponsored enterprises	6,974	4	3,973	63	10,947	67
Mortgage-backed securities:
Agency - residential	4,251	122	32,127	943	36,378	1,065
Non-agency - residential	—	—	127	4	127	4
Collateralized debt obligations	1,181	7	—	—	1,181	7
Obligations of state and political subdivisions	—	—	668	6	668	6
Tax-exempt securities	1,141	3	—	—	1,141	3
Total	$22,820	$151	$53,550	$1,227	$76,370	$1,378

Management believes that no individual unrealized loss as of December 31, 2015 represents an other-than-temporary impairment based on its detailed quarterly review of the securities portfolio.  Among other things, the other-than-temporary impairment review of the investment securities portfolio focuses on the combined factors of percentage and length of time by which the issue is below book value, as well as consideration of issuer specific information (present value of cash flows expected to be collected, issuer rating changes and trends, credit worthiness and review of underlying collateral), broad market details and the Company’s intent to sell the security or if it is more likely than not that the Company will be required to sell the debt security before recovering its cost.  The Company also considers whether the depreciation is due to interest rates, market changes or credit risk.  The services of an independent third-party are utilized by the Company to provide information used to assist in the impairment analysis.

At December 31, 2015, forty-two debt securities with gross unrealized losses had aggregate depreciation of approximately 1.5% of the Company’s amortized cost basis.  The majority of the unrealized losses related to the Company’s mortgage-backed securities.  For the years ended December 31, 2015 and 2014, the Company recognized no net impairment charges on investments deemed other-than-temporarily impaired. For the year ended December 31, 2013, the Company recognized $8,000 of net impairment charges on investments deemed other-than-temporarily impaired. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements of whether the applicable investments within the Company’s securities portfolio were other-than-temporarily impaired at December 31, 2015.

U.S. Government and Agency Obligations and Mortgage-backed Securities -Agency - Residential.  The unrealized losses on the Company’s U.S. Government and agency obligations and mortgage-backed agency residential securities were caused by spread widening to the government curve.  The Company does not expect these securities to settle at a price less than the par value of the securities.

Mortgage-backed Securities - Non-agency - Residential.  The unrealized losses on the Company’s non-agency residential mortgage-backed securities relate to one investment which has been evaluated by management and no potential credit loss was identified.

Collateralized Debt Obligations.  The unrealized losses on the Company’s collateralized debt obligations relate to one investment in a pooled trust preferred security (“PTPS”) which management does not believe will suffer from any credit-related losses, based on its senior credit profile.  The unrealized loss on this security is caused by the low

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

interest rate environment, as this security reprices quarterly to the three month LIBOR and market spreads on similar newly issued securities have increased.

The following table presents a roll-forward of the balance of credit losses on the Company’s debt securities for which a portion of OTTI was recognized in other comprehensive income (loss) for the years ended December 31, 2015, 2014 and 2013.

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
Balance at beginning of year	$—	$—	$259
Amounts related to credit losses for which OTTI losses were not previously recognized	—	—	8
Reduction for securities sold during the period (realized)	—	—	(267)
Balance at end of year	$—	$—	$—

NOTE 4.  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio
The composition of the Company's loan portfolio at December 31, 2015 and 2014 is as follows:

	December 31,
	2015	2014
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$417,458	$430,575
Multi-family and commercial	385,341	298,320
Construction	21,786	13,579
Total real estate loans	824,585	742,474

Commercial business loans:
SBA and USDA guaranteed	145,238	118,466
Time share	55,192	45,669
Condominium association	21,986	21,386
Other	69,033	66,446
Total commercial business loans	291,449	251,967

Consumer loans:
Home equity	53,779	51,093
Indirect automobile	1,741	3,692
Other	1,946	1,864
Total consumer loans	57,466	56,649

Total loans	1,173,500	1,051,090

Deferred loan origination costs, net of fees	1,735	1,571
Allowance for loan losses	(9,863)	(7,797)
Loans receivable, net	$1,165,372	$1,044,864

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

The Company has transferred a portion of its originated commercial real estate loans to participating lenders. The amounts transferred have been accounted for as sales and are therefore, not included in the Company's accompanying consolidated balance sheets. The Company and participating lenders share ratably in cash flows and any gains or losses that may result from a borrower's lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2015 and 2014, the Company was servicing loans for participations aggregating $7.3 million and $7.5 million, respectively.

The Company purchased commercial loans totaling $113.2 million, $59.9 million and $23.0 million during 2015, 2014 and 2013, respectively.

Allowance for Loan Losses
Changes in the allowance for loan losses for the years ended December 31, 2015, 2014 and 2013 are as follows:

	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total

	(In Thousands)

Balance at December 31, 2012	$1,125	$3,028	$22	$1,735	$477	$6,387
Provision for loan losses	522	523	56	159	59	1,319
Loans charged-off	(712)	(228)	—	(22)	(95)	(1,057)
Recoveries of loans previously charged-off	40	72	91	3	61	267
Balance at December 31, 2013	975	3,395	169	1,875	502	6,916
Provision for loan losses	277	355	85	666	156	1,539
Loans charged-off	(335)	(144)	—	(164)	(80)	(723)
Recoveries of loans previously charged-off	38	1	—	5	21	65
Balance at December 31, 2014	955	3,607	254	2,382	599	7,797
Provision for loan losses	109	1,691	262	393	54	2,509
Loans charged-off	(102)	(289)	—	(165)	(1)	(557)
Recoveries of loans previously charged-off	74	24	—	15	1	114
Balance at December 31, 2015	$1,036	$5,033	$516	$2,625	$653	$9,863

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

Further information pertaining to the allowance for loan losses at December 31, 2015 and 2014 is as follows:

December 31, 2015	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$303	$35	$—	$—	$—	$338
Allowance for loans individually or collectively evaluated and not deemed to be impaired	733	4,998	516	2,625	653	9,525
Allowance for loans acquired with deteriorated credit quality	—	—	—	—	—	—
Total loan loss allowance	$1,036	$5,033	$516	$2,625	$653	$9,863

Loans individually evaluated and deemed to be impaired	$6,354	$3,750	$—	$356	$158	$10,618
Loans individually or collectively evaluated and not deemed to be impaired	410,699	377,503	21,786	291,093	57,308	1,158,389
Amount of loans acquired with deteriorated credit quality	405	4,088	—	—	—	4,493
Total loans	$417,458	$385,341	$21,786	$291,449	$57,466	$1,173,500

December 31, 2014	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$287	$52	$—	$20	$—	$359
Allowance for loans individually or collectively evaluated and not deemed to be impaired	668	3,555	254	2,362	599	7,438
Allowance for loans acquired with deteriorated credit quality	—	—	—	—	—	—
Total loan loss allowance	$955	$3,607	$254	$2,382	$599	$7,797

Loans individually evaluated and deemed to be impaired	$5,318	$1,872	$—	$470	$—	$7,660
Loans individually or collectively evaluated and not deemed to be impaired	424,885	292,215	13,579	251,140	56,649	1,038,468
Amount of loans acquired with deteriorated credit quality	372	4,233	—	357	—	4,962
Total loans	$430,575	$298,320	$13,579	$251,967	$56,649	$1,051,090

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

Past Due Loans

The following represents an aging of loans at December 31, 2015 and 2014:

December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans	Past Due 90 Days or More and Accruing
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$5,906	$1,054	$1,283	$8,243	$409,215	$417,458	$—
Multi-family and commercial	5,930	203	1,061	7,194	378,147	385,341	—
Construction	—	—	—	—	21,786	21,786	—
Commercial Business:
SBA and USDA guaranteed	—	—	—	—	145,238	145,238	—
Time share	—	—	—	—	55,192	55,192	—
Condominium association	—	—	—	—	21,986	21,986	—
Other	45	22	339	406	68,627	69,033	—
Consumer:
Home equity	130	—	121	251	53,528	53,779	—
Indirect automobile	31	—	—	31	1,710	1,741	—
Other	1	3	25	29	1,917	1,946	—
Total	$12,043	$1,282	$2,829	$16,154	$1,157,346	$1,173,500	$—

December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans	Past Due 90 Days or More and Accruing
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$4,194	$258	$1,602	$6,054	$424,521	$430,575	$—
Multi-family and commercial	768	794	775	2,337	295,983	298,320	—
Construction	—	—	—	—	13,579	13,579	—
Commercial Business:
SBA and USDA guaranteed	1,536	—	459	1,995	116,471	118,466	459
Time share	—	—	—	—	45,669	45,669	—
Condominium association	—	—	—	—	21,386	21,386	—
Other	50	—	446	496	65,950	66,446	—
Consumer:
Home equity	20	158	23	201	50,892	51,093	—
Indirect automobile	103	10	—	113	3,579	3,692	—
Other	—	—	—	—	1,864	1,864	—
Total	$6,671	$1,220	$3,305	$11,196	$1,039,894	$1,051,090	$459

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

Impaired and Nonaccrual Loans
The following is a summary of impaired and nonaccrual loans at December 31, 2015 and 2014:

	Impaired Loans (1)
December 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance	Nonaccrual Loans
	(In Thousands)
Impaired loans without valuation allowance:
Real Estate:
Residential - 1 to 4 family	$3,957	$3,975	$—	$3,748
Multi-family and commercial	5,756	6,159	—	2,167
Commercial business - Other	356	356	—	339
Consumer - Home equity	158	158	—	183
Total impaired loans without valuation allowance	10,227	10,648	—	6,437

Impaired loans with valuation allowance:
Real Estate:
Residential - 1 to 4 family	2,397	2,397	303	146
Multi-family and commercial	1,136	1,136	35	—
Total impaired loans with valuation allowance	3,533	3,533	338	146
Total impaired loans	$13,760	$14,181	$338	$6,583

(1) Includes loans acquired with deteriorated credit quality from the Newport Federal Savings Bank ("Newport") merger and performing troubled debt restructurings. Some loans acquired with deteriorated credit quality have not been included as a result of sustained performance.

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

(1) Includes loans acquired with deteriorated credit quality from the Newport merger and performing troubled debt restructurings.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

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

Additional information related to impaired loans is as follows:

	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
	(In Thousands)

Year Ended December 31, 2013
Residential - 1 to 4 family	$6,940	$257	$180
Multi-family and commercial	5,653	164	—
Commercial business - Other	924	23	5
Consumer - Home equity	224	36	36
Total	$13,741	$480	$221

Year Ended December 31, 2014
Residential - 1 to 4 family	$5,890	$142	$47
Multi-family and commercial	6,487	391	72
Commercial business - Other	961	50	28
Consumer - Home equity	29	3	3
Consumer - Other	10	—	—
Total	$13,377	$586	$150

Year Ended December 31, 2015
Residential - 1 to 4 family	$5,891	$110	$7
Multi-family and commercial	6,268	308	34
Commercial business - Other	953	29	20
Consumer - Home equity	85	4	4
Total	$13,197	$451	$65

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

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

The following tables present the Company’s loans by risk rating at December 31, 2015 and 2014.

December 31, 2015	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$409,331	$2,001	$6,126	$—	$—	$417,458
Multi-family and commercial	—	356,921	14,187	14,233	—	—	385,341
Construction	—	21,786	—	—	—	—	21,786
Total real estate loans	—	788,038	16,188	20,359	—	—	824,585

Commercial business loans:
SBA and USDA guaranteed	145,238	—	—	—	—	—	145,238
Time share	—	55,192	—	—	—	—	55,192
Condominium association	—	21,986	—	—	—	—	21,986
Other	—	66,205	1,534	1,294	—	—	69,033
Total commercial business loans	145,238	143,383	1,534	1,294	—	—	291,449

Consumer loans:
Home equity	—	53,487	63	229	—	—	53,779
Indirect automobile	—	1,741	—	—	—	—	1,741
Other	—	1,946	—	—	—	—	1,946
Total consumer loans	—	57,174	63	229	—	—	57,466

Total loans	$145,238	$988,595	$17,785	$21,882	$—	$—	$1,173,500

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

December 31, 2014	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$423,134	$1,430	$6,011	$—	$—	$430,575
Multi-family and commercial	—	269,680	17,058	11,582	—	—	298,320
Construction	—	13,579	—	—	—	—	13,579
Total real estate loans	—	706,393	18,488	17,593	—	—	742,474

Commercial business loans:
SBA and USDA guaranteed	118,466	—	—	—	—	—	118,466
Time share	—	45,669	—	—	—	—	45,669
Condominium association	—	21,386	—	—	—	—	21,386
Other	—	61,835	2,709	1,902	—	—	66,446
Total commercial business loans	118,466	128,890	2,709	1,902	—	—	251,967

Consumer loans:
Home equity	—	50,965	57	71	—	—	51,093
Indirect automobile	—	3,692	—	—	—	—	3,692
Other	—	1,864	—	—	—	—	1,864
Total consumer loans	—	56,521	57	71	—	—	56,649

Total loans	$118,466	$891,804	$21,254	$19,566	$—	$—	$1,051,090

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

The following table provides information on loans modified as TDRs during the years ended December 31, 2015, 2014 and 2013.

			Allowance for
	Number	Recorded	Loan Losses
	of Loans	Investment	(End of Period)
	(Dollars in Thousands)
Year Ended December 31, 2013
Residential - 1 to 4 family	1	$152	$17
Total	1	$152	$17

Year Ended December 31, 2014
Residential - 1 to 4 family	1	$107	$—
Multi-family and commercial	2	1,405	46
Commercial business - other	2	207	20
Total	5	$1,719	$66

Year Ended December 31, 2015
Residential - 1 to 4 family	3	$496	$32
Multi-family and commercial	5	1,370	—
Commercial business - other	1	17	—
Consumer - home equity	1	98	—
Total	10	$1,981	$32

During the modification process, there were no loan charge-offs or principal reductions for loans included in the table above for all periods presented.

The following table provides the recorded investment, by type of modification, for modified loans identified as TDRs during the years ended December 31, 2015, 2014 and 2013.

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
Interest rate adjustments	$539	$379	$—
Principal deferrals	213	—	—
Combination of rate and payment (1)	146	182	—
Combination of rate and maturity (2)	—	1,158	152
Maturity only	1,083	—	—
Total	$1,981	$1,719	$152

(1) Terms include combination of interest rate adjustments and interest-only payments with deferral of principal.
(2) Terms include combination of interest rate adjustments and extensions of maturity.

For the year ended December 31, 2015, there were two TDRs, with a recorded investment totaling $322,000 and no allowance, that were in payment default (defined as 90 days or more past due). For the year ended December 31, 2014, there were two TDRs, with a recorded investment totaling $429,000 and allowance totaling $20,000, that were in payment default. For the year ended December 31, 2013, there were no TDRs in payment default.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

As of December 31, 2015, the Company held $691,000 in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction.

Loans Acquired with Deteriorated Credit Quality
The following is a summary of loans acquired with evidence of credit deterioration from Newport as of
December 31, 2015.

	Contractual Required Payments Receivable	Cash Expected To Be Collected	Non-Accretable Discount	Accretable Yield	Loans Receivable
	(In Thousands)
Balance at acquisition date of September 6, 2013	$8,112	$6,885	$1,227	$—	$6,885
2013 Collections	(336)	(336)	—	—	(336)
Balance at December 31, 2013	7,776	6,549	1,227	—	6,549
2014 Collections	(255)	(220)	(35)	—	(220)
2014 Dispositions	(1,722)	(1,367)	(355)	—	(1,367)
Balance at December 31, 2014	5,799	4,962	837	—	4,962
Additions	—	186	(186)	186	—
2015 Collections	(143)	(135)	(8)	(65)	(70)
2015 Dispositions	(580)	(520)	(60)	—	(520)
Balance at December 31, 2015	$5,076	$4,493	$583	$121	$4,372

Related Party Loans
Related party transactions, including loans with related parties, are discussed in further detail in Note 13.

Loans Held for Sale
Total loans held for sale amounted to $1.8 million and $747,000, consisting of fixed-rate residential mortgage loans, at December 31, 2015 and 2014, respectively.

Residential Mortgage Loans Serviced for Others
The Company services certain loans that it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights.  Loans serviced for others are not included in the Company’s consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was determined using a discount rate of 10.33%, prepayment speeds ranging from 105% to 369% and minimal anticipated credit losses. At December 31, 2015, 2014 and 2013, the aggregate of residential mortgage loans serviced for others amounted to $209.8 million, $211.5 million and $218.0 million, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

The following summarizes activity in capitalized mortgage servicing rights:

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
Balance at beginning of year	$1,117	$1,354	$1,313
Additions	197	129	384
Amortization	(361)	(366)	(343)
Balance at end of year	$953	$1,117	$1,354
Fair value of mortgage servicing assets	$1,909	$1,840	$1,918

Contractually specified servicing fees included in mortgage banking income were $604,000, $623,000 and $587,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

NOTE 5.  OTHER REAL ESTATE OWNED

At December 31, 2015, other real estate owned consisted of two residential and three commercial real estate properties. At December 31, 2014, other real estate owned consisted of four commercial real estate properties which were held for sale. A summary of expenses applicable to other real estate operations for the years ended December 31, 2015, 2014 and 2013, is as follows:

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
Net loss from sales or write-downs of other real estate owned	$267	$104	$43
Other real estate expense, net of rental income	271	321	521
Expense from other real estate operations, net	$538	$425	$564

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2015 and 2014 are summarized as follows:

	December 31,
	2015	2014
	(In Thousands)
Land	$4,746	$4,746
Buildings	13,583	11,879
Leasehold improvements	10,717	10,802
Furniture and equipment	12,905	12,741
Construction in process	30	1,233
	41,981	41,401
Accumulated depreciation and amortization	(20,793)	(19,690)
Premises and equipment, net	$21,188	$21,711

At December 31, 2015, construction in process related to a project to redesign traffic flow at an existing branch and the relocation of another branch. At December 31, 2014, construction in process related to construction, design and site costs associated with a new branch location in Tolland, Connecticut, which opened in January 2015.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

Depreciation and amortization expense was $2.7 million, $2.6 million and $2.0 million for the years ended December 31, 2015, 2014 and 2013, respectively.  See Note 12 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements.

NOTE 7.  GOODWILL AND OTHER INTANGIBLES

Goodwill
Goodwill for the years ended December 31, 2015, 2014 and 2013 is summarized as follows:

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
Balance at beginning of year	$11,711	$11,213	$3,451
Acquisition of Newport	—	498	7,762
Balance at end of year	$11,711	$11,711	$11,213

At December 31, 2015, the Company’s goodwill related to the acquisition of Newport in 2013 and two branch locations acquired in 2008.  Annually, or more frequently if events or changes in circumstances warrant such evaluation, the Company evaluates its goodwill for impairment.  During 2014, the Company recorded an adjustment upon finalization of the fair value of the core deposit intangible related to the Newport acquisition which resulted in an increase in goodwill. No goodwill impairment was recorded for the years ended December 31, 2015, 2014 and 2013.

Core Deposit Intangible
In connection with the assumption of $288.4 million of deposit liabilities from the Newport acquisition in September 2013, of which $216.2 million were core deposits, the Bank recorded a core deposit intangible of $7.8 million. The resulting core deposit intangible is amortized over thirteen years using the straight-line method. The Company's core deposit intangible is summarized as follows:

	Years Ended December 31,
	2015	2014
	(In Thousands)
Balance at beginning of year	$6,986	$8,353
Purchase fair value adjustment	—	(754)
Amortization	(601)	(613)
Balance at end of year	$6,385	$6,986

Amortization expense was $601,000, $613,000 and $220,000 for the years ended December 31, 2015, 2014 and 2013, respectively. At December 31, 2015, future amortization of the core deposit intangible totals $601,000 for each of the next five years and $3.4 million thereafter.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

NOTE 8.  DEPOSITS

A summary of deposit balances, by type, at December 31, 2015 and 2014 is as follows:

	December 31,
	2015	2014
	(In Thousands)
Noninterest-bearing demand deposits	$163,893	$146,062

Interest-bearing accounts:
Business checking	612	206
NOW and money market accounts	466,288	442,723
Savings accounts	32,848	44,236
Certificates of deposit (1)	394,376	377,486
Total interest-bearing accounts	894,124	864,651
Total deposits	$1,058,017	$1,010,713

(1) Includes brokered deposits of $24.3 million and $19.8 million at December 31, 2015 and 2014, respectively.

Certificates of deposit in denominations of $250,000 or more were $68.3 million at December 31, 2015.

Contractual maturities of certificates of deposit as of December 31, 2015 are summarized below (in thousands).

2016	$176,472
2017	128,350
2018	43,352
2019	27,273
2020	18,904
Thereafter	25
Total certificates of deposit	$394,376

A summary of interest expense, by account type, for the years ended December 31, 2015, 2014 and 2013 is as follows:

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
NOW and money market accounts	$523	$575	$504
Savings accounts (1)	70	79	75
Certificates of deposit (2)	5,010	4,740	4,633
Total	$5,603	$5,394	$5,212

(1) Includes interest expense on mortgagors' and investors' escrow accounts.
(2) Includes interest expense on brokered deposits.

Related Party Deposits
Reference Note 13 for a discussion of related party transactions, including deposits from related parties.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

NOTE 9.  BORROWINGS

Federal Home Loan Bank Advances
As a member of the FHLB, the Bank has access to a pre-approved secured line of credit with the FHLB of $10.0 million and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy.  FHLB advances are secured by qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans.  In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances.  At December 31, 2015 and 2014, there were no advances outstanding under the line of credit.  Other outstanding advances from the FHLB aggregated $234.6 million and $148.3 million at December 31, 2015 and 2014, respectively, at interest rates ranging from 0.03% to 3.99% and 0.22% to 3.99%, respectively.

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

In 2010, the Company entered into an interest rate swap agreement to effectively convert the floating rate interest on its junior subordinated debentures to a fixed interest rate, which terminated on December 31, 2015. See Note 17 for a discussion of derivative instruments and hedging activities.

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

The contractual maturities of borrowings, by year, at December 31, 2015 are as follows:

	FHLB Advances	Subordinated Debt	Total
	(Dollars in Thousands)
2016	$53,034	$—	$53,034
2017(1)	56,328	—	56,328
2018(2)	44,500	—	44,500
2019(3)	32,000	—	32,000
2020(4)	27,500	—	27,500
Thereafter (5)	21,233	8,248	29,481
Total	$234,595	$8,248	$242,843
Weighted average rate	1.50%	2.21%	1.52%

(1) Includes FHLB advances of $21.5 million that are callable during 2016.
(2) Includes an FHLB advance of $4.0 million that is callable during 2016.
(3) Includes FHLB advances of $10.0 million that are callable during 2016.
(4) Includes an FHLB advance of $3.0 million that are callable during 2017.
(5) Includes an FHLB advance of $6.0 million that are callable during 2020.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

NOTE 10.  INCOME TAXES

The components of the income tax provision (benefit) for the years ended December 31, 2015, 2014 and 2013 are as follows:

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
Current income tax provision:
Federal	$2,865	$800	$971
State	5	5	4
Total current income tax provision	2,870	805	975

Deferred income tax provision (benefit):
Federal	(766)	1,183	(1,073)
Total deferred income tax provision (benefit)	(766)	1,183	(1,073)
Total income tax provision (benefit)	$2,104	$1,988	$(98)

A reconciliation of the anticipated income tax provision (benefit), based on the statutory tax rate of 34.0%, to the income tax provision (benefit) as reported in the consolidated statements of operations is as follows:

	Years Ended December 31,
	2015	2014	2013
	(Dollars in Thousands)
Income tax provision (benefit) at statutory tax rate	$2,194	$2,176	$(324)
Increase (decrease) resulting from:
Bank-owned life insurance	(210)	(197)	(136)
Tax-exempt income	(52)	(84)	(56)
Compensation and employee benefit plans	183	134	162
Nondeductible expenses	9	7	317
Expired capital loss carryforward	278	—	—
Tax credit	(56)	(56)	(56)
Change in valuation allowance	(300)	(49)	—
State taxes, net of federal tax benefit	3	3	2
Other	55	54	(7)
Total income tax provision (benefit)	$2,104	$1,988	$(98)

Effective tax rate	32.6%	31.1%	10.3%

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2015	2014
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$3,571	$2,885
Unrealized losses on available for sale securities	466	469
Depreciation of premises and equipment	2,795	2,593
Impairment - long lived asset	3	—
Deferred compensation	5,423	5,081
Employee benefit plans	414	493
Capital loss carry-forward	8	326
Interest receivable on nonaccrual loans	93	112
Deferred other real estate owned write-downs	15	15
Net unrealized loss on derivative instruments	17	92
Acquisition fair value adjustments	515	646
Other	136	348
Total deferred tax assets	13,456	13,060
Less valuation allowance	—	(300)
Total deferred tax assets, net of valuation allowance	13,456	12,760

Deferred tax liabilities:
Unrealized gains on available for sale securities	368	571
Goodwill and other intangibles	2,753	2,873
Deferred loan costs	1,050	888
Mortgage servicing asset	324	380
Total deferred tax liabilities	4,495	4,712
Deferred tax asset, net	$8,961	$8,048

The decrease in the valuation allowance from December 31, 2014 to December 31, 2015 is attributed to the expiration of capital loss carry-forwards.

Retained earnings at December 31, 2015 and 2014 includes a contingency reserve for loan losses of $4.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks.  Amounts transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred.  It is not anticipated that the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $1.6 million at December 31, 2015 and 2014 have not been recognized.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

Company’s interest income is now derived from the PIC, an entity whose net income is exempt from State of Connecticut taxes, and accordingly, state income taxes are minimal.  The Bank’s ability to continue to realize the tax benefits of the PIC is subject to the PIC continuing to comply with all statutory requirements related to the operations of the PIC.

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2012.

NOTE 11.  BENEFIT PLANS

Defined Benefit Plan
As a result of the Newport acquisition, the Company participates in the Pentegra Defined Benefit Plan for Financial Institutions (the "Pentegra DB Plan"), a tax-qualified defined benefit pension plan. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multi-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. In connection with the Newport acquisition, the plan was frozen effective September 6, 2013 and the Company recorded a contingent obligation to settle the plan at some future date. At December 31, 2015, the Company's recorded liability related to Newport's Pentegra DB Plan totaled $4.9 million.

The Pentegra DB Plan is a single plan under the Internal Revenue Code and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

The funded status (market value of plan assets divided by funding target) of the Pentegra DB Plan, as of July 1, 2015 was 87.45% per the valuation reports. Market value of plan assets reflects contributions received through June 30, 2015.

The Bank's contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. During the years ended December 31, 2015 and 2014, total contributions of $121,000 and $226,000, respectively, were paid by the Bank. During the year ended December 2013, total contributions of $163,000 were paid by either the Bank or Newport. The Bank recognized pension expense of $218,000 and $27,000 under the plan for the years ended December 31, 2015 and 2014, respectively. The Bank did not recognize pension expense under the plan for the year ended December 31, 2013.

Defined Contribution Plan
The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees.  The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank.  An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank. Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100% vesting attained upon five years of service.  There were no profit sharing contributions for the years ended December 31, 2015, 2014 and 2013.

The Plan also includes a 401(k) feature.  Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations.  The Bank makes matching contributions equal to 50% of the participants’ contributions up to 6% of the participants’ earnings.  Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon.  Bank contributions were $268,000, $277,000 and $250,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Group Term Replacement Plan
The Bank maintains the Group Term Replacement Plan to provide a death benefit to executives designated by the Compensation Committee of the Board of Directors.  The death benefits are funded through certain insurance policies that are owned by the Bank on the lives of the participating executives.  The Bank pays the life insurance premiums, which fund the death benefits from its general assets, and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar endorsement policy.  The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less amount of pre-retirement life insurance benefit and three times final annual compensation post-retirement not to exceed a specified dollar amount.  For purposes of the plan, annual compensation includes an executive’s base compensation, commissions and cash bonuses earned under the Bank’s bonus plan. Participation in the plan ceases if an executive is terminated for cause or the executive terminates employment for reasons other than death, disability or retirement.  If the Bank wishes to maintain the insurance after a participant’s termination in the plan, the Bank will be the direct beneficiary of the entire death proceeds of the insurance policies. Total expense recognized under this plan was $150,000, $29,000 and $106,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Executive Supplemental Retirement Agreements – Defined Benefit
The Bank maintains unfunded supplemental defined benefit retirement agreements with its directors and certain members of senior management, as well as certain former officers and directors of Newport.  These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service.  Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65 or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78.  Total expense incurred under these agreements for the years ended December 31, 2015, 2014 and 2013 was $708,000, $769,000 and $737,000, respectively.

Performance-Based Incentive Plan
The Bank has an incentive plan whereby all employees are eligible to receive a bonus tied to both the Company and individual performance.  Non-discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee.  Total expense recognized was $605,000, $578,000 and $112,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Supplemental Executive Retirement Plan
The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan.  The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the scheduled repayment of the ESOP loan.  For the years ended December 31, 2015, 2014 and 2013, the President and Chief Executive Officer and the former Chief Financial Officer were designated by the Board of Directors to participate in the plan.  Total expense incurred under this plan was $45,000, $3,000 and $13,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

used to purchase 392,670 shares of the Company's common stock. The new loan bears interest equal to 3.25% and provides for annual payments of interest and principal over the 20-year term of the loan.

At December 31, 2015, the remaining principal balance on the ESOP debt is payable as follows (in thousands):

2016	$516
2017	539
2018	563
2019	587
2020	152
Thereafter	1,818
Total	$4,175

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loans.  The loans are secured by the shares purchased, which are held in a suspense account for allocation among participants as the loans are repaid.  Shares held by the ESOP include the following at December 31, 2015 and 2014:

	December 31,
	2015	2014
	(Dollars In Thousands)
Allocated	275,853	243,549
Committed to be allocated	48,638	48,638
Unallocated	410,525	459,163
Total shares	735,016	751,350
Fair value of unallocated shares	$5,604	$5,202

Total compensation expense recognized in connection with the ESOP was $582,000, $552,000 and $559,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Equity Incentive Plans
The Company's equity incentive plans consist of stock options and shares of restricted stock that may be granted to its employees, officers, directors and directors emeritus.  Both incentive stock options and non-statutory stock options may be granted under these plans.  The 2005 Equity Incentive Plan allows the Company to grant up to 552,891 stock options and 221,154 shares of restricted stock. The 2012 Equity Incentive Plan allows the Company to grant up to 504,794 stock options and 201,918 shares of restricted stock.  All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant.  Under the 2012 Equity Incentive Plan, both performance and time-based restricted stock awards may be granted under the plan. At December 31, 2015, a total of 113,313 stock options and 20,190 shares of restricted stock were available for future grants under the plans.

For the years ended December 31, 2015, 2014 and 2013, the Company recognized share-based compensation expense related to the stock option and restricted stock awards of $860,000, $746,000 and $757,000, respectively.

The Company granted stock options totaling 110,000 and 8,981 during the years ended December 31, 2015 and 2014, respectively. There were no stock options granted during the year ended December 31, 2013. The fair value of each option was determined at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

	2015	2014
Expected term (years)	10.00	10.00
Expected dividend yield	1.70%	1.37%
Expected volatility	56.31%	58.19%
Risk-free interest rate	2.16%	2.67%
Fair value of options granted	$6.37	$6.79

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

The following is a summary of activity for the Company’s stock options for the year ended December 31, 2015:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)

Options outstanding at beginning of year	752,263	$10.83
Options granted	110,000	11.86
Options exercised	(298,146)	10.99
Options forfeited	(56,345)	11.02
Options expired	(22,570)	11.25
Options outstanding at end of year	485,202	10.92	6.88
Options exercisable at end of year	254,113	10.49	5.71

There were 298,146, 52,406 and 11,388 options exercised during the years ended December 31, 2015, 2014 and 2013, respectively. The total intrinsic value of options exercised during the years ended December 31, 2015, 2014 and 2013, was $326,000, $58,000 and $38,000, respectively. The intrinsic value of stock options outstanding and exercisable at December 31, 2015 was $1.3 million and $810,000, respectively.  At December 31, 2015, there was $1.1 million of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted average period of 1.8 years.

The following table presents the summary of activity for the Company’s unvested restricted shares for the year ended December 31, 2015.

	Shares	Weighted Average Grant Date Fair Value

Unvested restricted shares at beginning of year	110,078	$11.04
Restricted shares granted	38,000	11.86
Restricted shares vested	(48,733)	11.23
Restricted shares forfeited	(18,874)	11.09
Unvested restricted shares at end of year	80,471	11.30

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

The aggregate fair value of restricted stock awards that vested during the years ended December 31, 2015, 2014 and 2013 was $592,000, $363,000 and $296,000, respectively.  At December 31, 2015, there was $597,000 of total unrecognized compensation costs related to unvested restricted stock awards granted under the incentive plans, which are expected to be recognized over a weighted average period of 0.9 years.

Bank-Owned Life Insurance
The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers and former officers and directors of Newport.  The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans.  The Company’s investment in bank-owned life insurance does not exceed the regulatory limitation of 25 percent of Tier 1 capital plus the allowance for loan and lease losses.  The aggregate cash surrender value of all policies owned by the Company amounted to $21.9 million and $21.3 million at December 31, 2015 and 2014, respectively. Income earned on these life insurance policies aggregated $618,000, $580,000 and $400,000 for the years ended December 31, 2015, 2014 and 2013, respectively.  There were no gains recognized on death benefit proceeds received during the years ended December 31, 2015, 2014 and 2013.

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

Financial instruments whose contract amounts represent credit risk at December 31, 2015 and 2014 were as follows:

	December 31,
	2015	2014
	(In Thousands)
Commitments to extend credit:
Commitments to originate loans	$7,531	$26,170
Undisbursed construction loans	28,939	25,107
Undisbursed home equity lines of credit	46,819	45,403
Undisbursed commercial lines of credit	47,354	60,363
Overdraft protection lines	1,262	1,230
Standby letters of credit	173	81
Total commitments	$132,078	$158,354

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

Commitments to originate loans at December 31, 2015 and 2014 included fixed rate loan commitments of $5.3 million and $10.8 million, respectively, at interest rates ranging from 2.88% to 5.75% and 3.00% to 5.75%, respectively.

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

Operating Lease Commitments
The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2039.  At December 31, 2015, future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, are as follows (in thousands):

2016	$1,470
2017	1,316
2018	1,162
2019	1,100
2020	999
Thereafter	7,040
Total	$13,087

Certain leases contain options to extend for periods of 5 to 50 years.  The cost of such extensions is not included in the above amounts.  Rental expense charged to operations for cancelable and noncancelable operating leases was $1.5 million, $1.6 million and $1.3 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Rental Income Under Subleases
The Company is subleasing excess office space under noncancelable operating leases that expire at various dates through 2024. At December 31, 2015, future minimum lease payments receivable for the noncancelable lease agreement is as follows (in thousands):

2016	$236
2017	234
2018	34
2019	19
2020	19
Thereafter	67
Total	$609

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

Rental income under the noncancelable lease agreement was $213,000, $27,000 and $19,200 for the years ended December 31, 2015, 2014 and 2013, respectively.

Investment Commitments
The Bank is a limited partner in three SBICs and committed to contribute capital of $3.0 million to the limited partnerships.  The Bank recognized write-downs totaling $36,000, $175,000 and $81,000 on its investment in the SBICs during the years ended December 31, 2015, 2014 and 2013, respectively.  The SBICs, with a combined net book value of $1.8 million and $1.3 million at December 31, 2015 and 2014, respectively, net of impairment charges and distributions, are included in other assets. At December 31, 2015, the Bank’s remaining off-balance sheet commitment for capital investment in the SBICs was $1.0 million.

Change in Control Agreements
The Company has entered into change in control agreements with certain officers that provide for certain benefits for a specified period of time under certain conditions. Under the terms of the agreements, these payments could occur in the event of a change in control of the Company, as defined, along with other specific conditions. Depending on the officer, the severance payment under these agreements is equal to either one, two or three times the individual's annual salary in the event of a change in control.

Legal Matters
Various legal claims arise from time to time in the normal course of business.  Management believes that the resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

NOTE 13.  RELATED PARTY TRANSACTIONS

Loans Receivable
In the normal course of business, the Bank grants loans to related parties.  Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest.  These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility.  At December 31, 2015 and 2014, all related party loans were performing in accordance with their terms.

Changes in loans outstanding to such related parties during the years ended December 31, 2015 and 2014 are as follows:

	Years Ended December 31,
	2015	2014
	(In Thousands)
Balance at beginning of year	$1,716	$2,029
Additions	174	442
Repayments	(419)	(755)
Balance at end of year	$1,471	$1,716

Deposits
Deposit accounts of directors, certain officers and other related parties aggregated $1.1 million and $2.3 million at December 31, 2015 and 2014, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

NOTE 14.  REGULATORY CAPITAL

The Company and the Bank are subject to regulatory capital requirements promulgated by federal bank regulatory agencies. Failure by the Company or the Bank to meet minimum capital requirements could result in certain mandatory and discretionary actions by regulators that could have a material adverse effect on our consolidated financial statements.  The following tables present regulatory capital information for the Company and the Bank. Information presented for December 31, 2015 reflects the Basel III capital requirements that became effective January 1, 2015 for both the Company and the Bank and changed the inputs and methodology for computing capital. Prior to January 1, 2015, the Bank was subject to capital requirements under Basel II and there were no capital requirements for the Company. Under these capital requirements, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  The Company's and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation require the Company and the Bank to maintain certain minimum capital amounts and ratios. Federal bank regulators require the Company and the Bank to maintain minimum ratios of core capital to adjusted average assets of 4.0%, common equity tier 1 capital to risk-weighted assets of 4.5%, tier 1 capital to risk-weighted assets of 6.0% and total risk-based capital to risk-weighted assets of 8.0%. As of December 31, 2015 and 2014, the Company and the Bank met all the capital adequacy requirements to which they were subject and were “well capitalized” under the regulatory requirements. To be "well capitalized," the Company and the Bank must maintain minimum leverage, common equity tier 1 risk-based, tier 1 risk-based and total risk-based capital ratios of at least 5.0%, 6.5%, 8.0% and 10.0%, respectively. Management believes no conditions or events have occurred since December 31, 2015 that would materially adversely change the Company's and the Bank's capital classifications.

Beginning January 1, 2016, Basel III implements a requirement for all banking organizations to maintain a capital conservation buffer above the minimum risk-based capital requirements in order to avoid certain limitations on capital distributions, stock repurchases and discretionary bonus payments to executive officers. The capital conservation buffer will be exclusively composed of common equity tier 1 capital. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% on January 1, 2019. Also, certain new deductions from, and adjustments to, regulatory capital will be phased in over several years.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

The Bank's actual capital amounts and ratios at December 31, 2015 and 2014 were as follows:

December 31, 2015	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Tier 1 Capital to Average Assets:
Company	$140,862	9.73%	$57,896	4.00%	$72,370	5.00%
Bank	134,992	9.38	57,550	4.00	71,937	5.00
Tier 1 Capital to Risk Weighted Assets:
Company	140,862	14.86	56,861	6.00	75,814	8.00
Bank	134,992	14.27	56,773	6.00	75,698	8.00
Total Capital to Risk Weighted Assets:
Company	151,327	15.97	75,814	8.00	94,768	10.00
Bank	145,457	15.37	75,698	8.00	94,622	10.00
Common Equity Tier 1 Capital:
Company	140,862	14.86	42,645	4.50	61,599	6.50
Bank	134,992	14.27	42,580	4.50	61,504	6.50

December 31, 2014	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Bank:	(Dollars in Thousands)
Tier 1 Capital to Average Assets	$123,862	9.37%	$52,876	4.00%	$66,095	5.00%
Tier 1 Capital to Risk Weighted Assets	123,862	14.86	33,341	4.00	50,012	6.00
Total Capital to Risk Weighted Assets	132,306	15.87	66,695	8.00	83,369	10.00
Tangible Equity Ratio	123,862	9.37	19,828	1.50	N/A	N/A

Reconciliations of the Company’s total capital to the Bank’s regulatory capital are as follows:

	December 31,
	2015	2014
	(In Thousands)
Total capital per consolidated financial statements	$154,330	$157,739
Holding company equity not available for regulatory capital	(5,272)	(13,151)
Accumulated (gains) losses on available for sale securities	199	(189)
Intangible assets	(14,265)	(18,697)
Disallowed deferred tax asset	—	(1,840)
Total tier I capital	134,992	123,862
Adjustments for total capital:
Allowance for loan and credit losses	10,465	8,444
Total capital per regulatory reporting	$145,457	$132,306

NOTE 15.  OTHER COMPREHENSIVE INCOME (LOSS)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss).  Although certain changes in assets and liabilities are reported as a separate component of shareholders' equity on the balance sheet, such items along with net income (loss) are components of comprehensive income (loss).

Components of other comprehensive income (loss) and related tax effects are as follows:

	Year Ended December 31, 2015
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding losses on available for sale securities	$(443)	$150	$(293)
Reclassification adjustment for gains realized in net income	(146)	50	(96)
Unrealized holding losses on available for sale securities, net of taxes	(589)	200	(389)
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	157	(53)	104
Other comprehensive loss	$(432)	$147	$(285)

	Year Ended December 31, 2014
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding gains on available for sale securities	$1,338	$(455)	$883
Reclassification adjustment for gains realized in net income	(64)	22	(42)
Unrealized holding gains on available for sale securities, net of taxes	1,274	(433)	841
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	155	(53)	102
Other comprehensive income	$1,429	$(486)	$943

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

	Year Ended December 31, 2013
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding losses on available for sale securities	$(5,012)	$1,704	$(3,308)
Reclassification adjustment for losses realized in net loss	1,155	(393)	762
Credit portion of OTTI losses recognized in net loss	8	(3)	5
Noncredit portion of OTTI gains on available for sale securities	266	(90)	176
Unrealized holding losses on available for sale securities, net of taxes	(3,583)	1,218	(2,365)
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	158	(54)	104
Other comprehensive loss	$(3,425)	$1,164	$(2,261)

The components of accumulated other comprehensive income (loss) included in shareholders’ equity are as follows:

	December 31, 2015
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized losses on available for sale securities	$(288)	$98	$(190)
Accumulated other comprehensive loss	$(288)	$98	$(190)

	December 31, 2014
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized gains on available for sale securities	$301	$(102)	$199
Net unrealized loss on effective cash flow hedging derivative	(157)	53	(104)
Accumulated other comprehensive income	$144	$(49)	$95

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
DECEMBER 31, 2015, 2014 AND 2013

The following methods and assumptions were used by the Company in estimating fair value disclosures of its financial instruments:

◦	Cash and cash equivalents. The carrying amounts of cash and short-term instruments approximate the fair values based on the short-term nature of the assets.

◦
Securities available for sale.  Included in the available for sale category are debt securities.  The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. The Company utilizes a nationally-recognized third-party pricing service to estimate fair value measurements for the majority of its portfolio.  The pricing service evaluates each asset class based on relevant market information considering observable data, but these prices do not represent binding quotes.  The fair value prices on all investments are reviewed for reasonableness by management.  Securities measured at fair value in Level 3 include one collateralized debt obligation that was backed by a trust preferred security issued by banks and insurance companies. Management determined that an orderly and active market for this security and similar securities did not exist based on a significant reduction in trading volume and widening spreads relative to historical levels. The Company estimates future cash flows discounted using a rate management believes is representative of current market conditions.  Factors in determining the discount rate include the current level of deferrals and/or defaults, changes in credit rating and the financial condition of the debtors within the underlying securities, broker quotes for securities with similar structure and credit risk, interest rate movements and pricing for new issuances.

◦	Federal Home Loan Bank stock. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB.

◦	Federal Reserve Bank stock. The carrying value of FRB stock approximates fair value based on the redemption provisions of the FRB.

◦	Loans held for sale. The fair value of loans held for sale is estimated using quoted market prices.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

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

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2015 and 2014.  The Company had no significant transfers into or out of Levels 1, 2 or 3 during the years ended December 31, 2015 and 2014.

	December 31, 2015
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$25,045	$45,951	$—	$70,996
Government-sponsored enterprises	—	25,403	—	25,403
Mortgage-backed securities	—	72,078	—	72,078
Corporate debt securities	—	1,000	—	1,000
Collateralized debt obligations	—	—	1,146	1,146
Obligations of state and political subdivisions	—	1,271	—	1,271
Tax-exempt securities	—	3,238	—	3,238
Forward loan sale commitments and derivative loan commitments	—	—	71	71
Total assets	$25,045	$148,941	$1,217	$175,203

Liabilities:
Forward loan sale commitments and derivative loan commitments	$—	$—	$1	$1
Interest rate swap agreement	—	64	—	64
Total liabilities	$—	$64	$1	$65

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

	December 31, 2014
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$21,001	$45,390	$—	$66,391
Government-sponsored enterprises	—	27,488	—	27,488
Mortgage-backed securities	—	67,103	—	67,103
Corporate debt securities	—	1,000	—	1,000
Collateralized debt obligations	—	—	1,181	1,181
Obligations of state and political subdivisions	—	3,200	—	3,200
Tax-exempt securities	—	6,677	—	6,677
Derivative loan commitments	—	—	59	59
Total assets	$21,001	$150,858	$1,240	$173,099

Liabilities:
Interest rate swap agreements	$—	$271	$—	$271
Total liabilities	$—	$271	$—	$271

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets (liabilities):

	Collateralized Debt Obligations	Derivatives and Forward Loan Sale Commitments, Net
	(In Thousands)
Balance at December 31, 2013	$1,191	$22
Total unrealized gains (losses) included in other comprehensive income	(10)	37
Balance at December 31, 2014	1,181	59
Total unrealized gains (losses) included in other comprehensive loss	(35)	11
Balance at December 31, 2015	$1,146	$70

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles.  These adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2015 and 2014.  There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2015 and 2014.

	At December 31, 2015			At December 31, 2014
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	(In Thousands)
Impaired loans	$—	$—	$588	$—	$—	$356
Other real estate owned	—	—	1,088	—	—	1,271
Total assets	$—	$—	$1,676	$—	$—	$1,627

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

The following table summarizes losses resulting from fair value adjustments for assets measured at fair value on a nonrecurring basis.

	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
Impaired loans	$200	$85	$404
Other real estate owned	52	6	39
Total losses	$252	$91	$443

The Company measures the impairment of loans that are collateral dependent based on the fair value of the collateral (Level 3).  The fair value of collateral used by the Company represents the amount expected to be received from the sale of the property, net of selling costs, as determined by an independent, licensed or certified appraiser using observable market data.  This data includes information such as selling price of similar properties, expected future cash flows or earnings of the subject property based on current market expectations and relevant legal, physical and economic factors.  The appraised values of collateral are adjusted as necessary by management based on unobservable inputs for specific properties. Losses applicable to write-downs of impaired loans are based on the appraised market value of the underlying collateral, assuming foreclosure of these loans is imminent, and are recorded through the provision for loan losses.

The amount of other real estate owned represents the carrying value of the collateral based on the appraised value of the underlying collateral less estimated selling costs.  The loss on foreclosed assets represents adjustments in the valuation recorded during the time period indicated and not for losses incurred on sales.

The Company evaluates its goodwill for impairment in accordance with applicable accounting guidance.  Based on this evaluation, no goodwill impairment was recorded during the years ended December 31, 2015, 2014 and 2013.

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

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2015 or 2014.  The estimated fair value amounts for 2015 and 2014 have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.  The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other banks may not be meaningful.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

As of December 31, 2015 and 2014, the recorded carrying amounts and estimated fair values of the Company's financial instruments are as follows:

	December 31, 2015
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:	(In Thousands)
Cash and cash equivalents	$40,778	$40,778	$—	$—	$40,778
Available for sale securities	175,132	25,045	148,941	1,146	175,132
Loans held for sale	1,804	—	—	1,825	1,825
Loans receivable, net	1,165,372	—	—	1,179,487	1,179,487
Federal Home Loan Bank stock	12,874	—	—	12,874	12,874
Federal Reserve Bank stock	3,621	—	—	3,621	3,621
Accrued interest receivable	4,283	—	—	4,283	4,283
Financial Liabilities:
Deposits	1,058,017	—	—	1,062,884	1,062,884
Mortgagors' and investors' escrow accounts	3,508	—	—	3,508	3,508
Federal Home Loan Bank advances	234,595	—	234,504	—	234,504
Junior subordinated debt owed to unconsolidated trust	8,248	—	5,442	—	5,442
On-balance Sheet Derivative Financial Instruments:
Assets:
Derivative loan commitments	51	—	—	51	51
Forward loan sale commitments	20	—	—	20	20
Liabilities:
Forward loan sale commitments	1	—	—	1	1
Interest rate swap agreements	64	—	64	—	64

	December 31, 2014
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:	(In Thousands)
Cash and cash equivalents	$39,251	$39,251	$—	$—	$39,251
Available for sale securities	173,040	21,001	150,858	1,181	173,040
Loans held for sale	747	—	—	747	747
Loans receivable, net	1,044,864	—	—	1,063,121	1,063,121
Federal Home Loan Bank stock	10,333	—	—	10,333	10,333
Accrued interest receivable	3,853	—	—	3,853	3,853
Financial Liabilities:
Deposits	1,010,713	—	—	1,013,614	1,013,614
Mortgagors' and investors' escrow accounts	3,600	—	—	3,600	3,600
Federal Home Loan Bank advances	148,277	—	149,380	—	149,380
Junior subordinated debt owed to unconsolidated trust	8,248	—	5,815	—	5,815
On-balance Sheet Derivative Financial Instruments:
Assets:
Derivative loan commitments	59	—	—	59	59
Liabilities:
Interest rate swap agreement	271	—	271	—	271

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

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

Derivative Instruments Designated As Hedging Instruments
The Company uses long-term variable rate debt as a source of funds for use in the Company’s lending and investment activities and other general business purposes.  These debt obligations expose the Company to variability in interest payments due to changes in interest rates.  If interest rates increase, interest expense increases.  Conversely, if interest rates decrease, interest expense decreases.  Management believes it is prudent to limit the variability of a portion of its interest payments and, therefore, generally hedges a portion of its variable-rate interest payments.  To meet this objective, management entered into an interest rate swap agreement in 2010 characterized as a cash flow hedge, whereby the Company received variable interest rate payments determined by three-month LIBOR in exchange for making payments at a fixed interest rate. This agreement terminated on December 15, 2015.

At December 31, 2014, the information pertaining to the interest rate swap agreement used to hedge variable rate debt was as follows:

December 31, 2014
(Dollars in Thousands)
Notional amount	$8,000
Weighted average fixed pay rate	2.44%
Weighted average variable receive rate	0.24%
Weighted average maturity in years	1.0
Unrealized loss relating to interest rate swap	$157

At December 31, 2014, the unrealized loss related to the above mentioned interest rate swap was recorded as a derivative liability. Changes in the fair value of an interest rate swap designated as a hedging instrument of the variability of cash flows associated with long-term debt are reported in other comprehensive income (loss). These amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the long-term debt affects earnings.

Risk management results for the year ended December 31, 2014 related to the balance sheet hedging of long-term debt indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s loss which was excluded from the assessment of hedge effectiveness.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

The Company’s derivative contract contained a provision establishing a collateral requirement (subject to minimum collateral posting thresholds) based on the Company’s external credit rating.  If the Company’s junior subordinated debt rating was to fall below the level generally recognized as investment grade, the counterparty to such derivative contract could require additional collateral on the derivative transaction in a net liability position (after considering the effect of bilateral netting arrangements and posted collateral).  The Company had posted collateral of $400,000 in the normal course of business for a derivative instrument, with a credit-related contingent feature, that was in a net liability position at December 31, 2014. There was no collateral and no net liability position at December 31, 2015.

Derivative Instruments Not Designated As Hedging Instruments
Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments.  These undesignated derivative instruments are recognized on the consolidated balance sheets at fair value, with changes in fair value recorded in other noninterest income.

Interest Rate Swap Agreement - In 2012, management entered into an interest rate swap agreement that does not meet the strict hedge accounting requirements of FASB's "Derivatives and Hedging" standard to manage the Company's exposure to interest rate movements and other identified risks. Changes in fair value of this instrument are recorded as a component of noninterest income. At December 31, 2015 and 2014, information pertaining to the Company's interest rate swap agreement not designated as a hedge is as follows:

	December 31,
	2015	2014
	(Dollars in Thousands)
Notional amount	$15,000	$15,000
Weighted average fixed pay rate	1.26%	1.26%
Weighted average variable receive rate	0.32%	0.25%
Weighted average maturity in years	1.0	2.0
Unrealized loss relating to interest rate swap	$64	$114

The Company reported a gain in fair value on the interest rate swap not designated as a hedge of $50,000 and $60,000 in noninterest income for the year ended December 31, 2015 and 2014, respectively.

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

Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from exercise of the loan commitment might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates.  If interest rates increase, the value of these loan commitments decrease. Conversely, if interest rates decrease, the value of these loan commitments increase.  The notional amount of undesignated mortgage loan commitments was $6.2 million and $6.4 million at December 31, 2015 and 2014, respectively.  At December 31, 2015 and 2014, the fair values of such commitments were a net asset of $51,000 and $59,000, respectively.

Forward Loan Sale Commitments - To protect against the price risk inherent in derivative loan commitments, the Company utilizes “mandatory delivery” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

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

The Company expects that these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments.  The notional amount of undesignated forward loan sale commitments was $3.7 million and $2.8 million at December 31, 2015 and 2014, respectively.  At December 31, 2015 and 2014, the fair value of such commitments were a net asset of $19,000 and $0, respectively.

Interest Rate Risk Management - Derivative Instruments
The following table presents the fair values of derivative instruments as well as their classification on the consolidated balance sheets at December 31, 2015 and 2014.

		December 31, 2015		December 31, 2014
	Balance Sheet Location	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
		(In Thousands)
Derivative designated as hedging instrument:
Interest rate swap	Other Liabilities	$—	$—	$8,000	$(157)
Derivatives not designated as hedging instruments:
Interest rate swap	Other Liabilities	15,000	(64)	15,000	(114)
Derivative loan commitments	Other Assets	6,170	51	6,436	59
Forward loan sale commitments	Other Assets	3,656	19	2,754	—

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

At December 31, 2015 and 2014, the Bank’s retained earnings available for payment of dividends was $9.4 million and $6.4 million, respectively.  Accordingly, $139.7 million and $138.2 million of the Company’s equity in the net assets of the Bank were restricted at December 31, 2015 and 2014, respectively.

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
DECEMBER 31, 2015, 2014 AND 2013

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

In May 2012, the Board of Directors approved a plan to repurchase up to 5%, or approximately 528,815 shares, of the Company’s common stock through open market purchases or privately negotiated transactions. As of December 31, 2014, the Company repurchased 63,715 shares, which represented the remaining shares to be repurchased under the May 2012 plan, at a cost of approximately $722,000. On March 12, 2015, the Board of Directors approved a plan to repurchase up to 5% or approximately 630,000 shares of the Company's common stock through open market purchases or privately negotiated transactions. During 2015, the Company purchased 628,530 shares, which completed the March 2015 plan, at a cost of $7.5 million.

NOTE 20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

	December 31,
Condensed Balance Sheets	2015	2014
Assets:	(In Thousands)
Cash and cash equivalents	$3,546	$12,930
Available for sale securities	5,009	2,992
Investment in Savings Institute Bank and Trust Company	149,058	144,588
ESOP note receivable	4,176	4,671
Taxes receivable	325	446
Other assets	755	765
Total assets	$162,869	$166,392

Liabilities and Shareholders' Equity:
Liabilities	$8,539	$8,653
Shareholders' equity	154,330	157,739
Total liabilities and shareholders' equity	$162,869	$166,392

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

Condensed Statements of Operations	Years Ended December 31,
	2015	2014	2013
	(In Thousands)
Dividend from subsidiary	$475	$—	$24,400
Interest and dividends on investments	60	57	123
Other income	230	315	276
Total income	765	372	24,799

Operating expenses	795	781	2,152
Income (loss) before income taxes and equity in undistributed net income	(30)	(409)	22,647
Income tax benefit	(117)	(173)	(418)
Income (loss) before equity in undistributed net income (loss) of subsidiary	87	(236)	23,065
Equity in undistributed net income (loss) of subsidiary	4,261	4,647	(23,920)
Net income (loss)	$4,348	$4,411	$(855)

Condensed Statements of Cash Flows	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:	(In Thousands)
Net income (loss)	$4,348	$4,411	$(855)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed income (loss) of subsidiary	(4,261)	(4,647)	23,920
Excess tax benefit from share-based payment arrangements	(15)	(4)	(9)
Deferred income taxes	295	1,364	(1,050)
Other, net	132	3,323	211
Cash provided by operating activities	499	4,447	22,217

Cash flows from investing activities:
Purchase of available for sale securities	(3,014)	(1,973)	—
Proceeds from maturities of available for sale securities	1,000	3,015	3,165
Proceeds from sale of available for sale securities	—	1,028	—
Net cash paid for Newport acquisition	—	—	(28,272)
Payments received on ESOP note receivable	495	475	455
Investment in subsidiary	550	1,104	655
Cash provided by (used in) investing activities	(969)	3,649	(23,997)

Cash flows from financing activities:
Stock options exercised	3,278	557	94
Common shares repurchased	(10,293)	(841)	(98)
Cash dividends on common stock	(1,914)	(1,475)	(1,227)
Excess tax benefit from share-based payment arrangements	15	4	9
Cash used in financing activities	(8,914)	(1,755)	(1,222)

Net change in cash and cash equivalents	(9,384)	6,341	(3,002)
Cash and cash equivalents at beginning of year	12,930	6,589	9,591
Cash and cash equivalents at end of year	$3,546	$12,930	$6,589

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013

NOTE 21.  QUARTERLY DATA (UNAUDITED)

Quarterly results of operations for the years ended December 31, 2015 and 2014 are as follows:

	Year Ended December 31, 2015				Year Ended December 31, 2014
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In Thousands, Except Share Amounts)
Interest and dividend income	$12,649	$12,217	$11,790	$11,470	$12,039	$11,728	$11,683	$12,071

Interest expense	2,376	2,333	2,145	2,047	2,038	2,041	2,080	2,084

Net interest and dividend income	10,273	9,884	9,645	9,423	10,001	9,687	9,603	9,987

Provision for loan losses	797	1,017	360	335	344	350	415	430

Net interest and dividend income after provision for loan losses	9,476	8,867	9,285	9,088	9,657	9,337	9,188	9,557

Noninterest income	2,628	2,746	2,610	2,337	2,486	2,446	2,462	2,772

Noninterest expenses	9,973	10,145	10,406	10,061	10,211	10,004	10,337	10,954

Income before income taxes	2,131	1,468	1,489	1,364	1,932	1,779	1,313	1,375

Income tax provision	683	494	484	443	541	579	399	469

Net income	$1,448	$974	$1,005	$921	$1,391	$1,200	$914	$906

Earnings per share:
Basic	$0.12	$0.08	$0.08	$0.07	$0.11	$0.10	$0.07	$0.07
Diluted	$0.12	$0.08	$0.08	$0.07	$0.11	$0.10	$0.07	$0.07

Quarterly per share data may not add to annual data due to rounding