Form 10-K, Exhibit 13
period 2016-12-31
SI Financial Group, Inc.
filed 2017-03-15
CIK 1500213

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding changes in the Company’s financial condition as of December 31, 2016 and 2015 and the results of operations for the years ended December 31, 2016, 2015 and 2014.  The information contained in this section should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this annual report.

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

Management’s ability to predict results of the effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan and investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines.  Additional factors that may affect the Company’s results are discussed in Item 1A. “Risk Factors” in the Company’s annual report on Form 10-K and in other reports filed with the Securities and Exchange Commission (the “SEC”).  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims, any obligation to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Management Strategies

The Company’s mission is to operate and grow a profitable community-oriented financial institution.  The Company plans to achieve this mission by continuing its strategies of:

◦
Offering a full range of financial products and services. The Bank has a long tradition of focusing on the needs of consumers and small and medium-sized businesses in the community and being an active corporate citizen.  The Bank believes its community orientation, quicker decision-making process and customized products are attractive to its customers and distinguishes it from the large regional banks that operate in its market area.  The Bank serves as a financial services company offering one-stop shopping for all of its customers’ financial needs through banking, investments, insurance and trust products and services.  The Bank believes its broad array of product offerings deepen its relationships with its current customers and entice new customers to begin banking with them, ultimately increasing fee income and profitability.

◦
Actively managing the balance sheet and diversifying the asset mix. The Company manages its balance sheet by: (1) prudently increasing the Bank's multi-family and commercial real estate and commercial business loan portfolios, which offer higher yields, shorter maturities and more sensitivity to interest rate fluctuations; (2) managing its interest rate risk by diversifying the type and maturity of its assets in its loan and investment portfolios and monitoring the maturities in its deposit portfolio; and (3) maintaining strong capital levels and liquidity. Multi-family and commercial real estate and commercial business loans increased $42.6 million, $126.5 million and $10.3 million for the years ended December 31, 2016, 2015 and 2014, respectively, and comprised 58.5% of total loans at December 31, 2016.  The Company intends to continue to pursue the opportunities from the many multi-family and commercial properties and businesses located in its market area and areas outside its market area where lenders have specialized knowledge.

◦
Continuing conservative underwriting practices and maintaining a high quality loan portfolio. The Bank believes strong asset quality is key to long-term financial success.  The Bank has sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts.  Nonperforming loans decreased from $6.6 million at December 31, 2015 to $5.4 million at December 31, 2016.  At December 31, 2016, nonperforming loans were 0.44% of the total loan portfolio and 0.35% of total assets.  While continuing to increase its multi-family and commercial real estate and commercial business lending, which tend to have larger loan balances than residential mortgage loans, the Bank will continue to manage these larger loan exposures by applying its philosophy of conservative loan underwriting and credit administration standards.

◦
Increasing core deposits. The Bank’s primary source of funds is retail deposit accounts.  At December 31, 2016, 61.5% of the Bank's deposits were core deposits, consisting of demand, savings and money market accounts. The Bank values core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. We expect core deposits to continue to increase primarily due to investments the Bank has made in its branch network, new product offerings, competitive interest rates and additional transactional deposits we obtain from our growing base of commercial clients. The Bank intends to continue to increase its core deposits and focus on gaining market share in counties outside of Windham County in Connecticut and Newport and Washington Counties in Rhode Island by continuing to offer exceptional customer service, cross-selling its loan and deposit products and trust, insurance and investment services and increasing its commercial deposits from small and medium-sized businesses through additional business banking and cash management products.

◦
Supplementing fee income through expanded mortgage banking operations. The Company views the changing regulatory landscape and interest rate environment as an opportunity to gain noninterest income by leveraging its expertise in originating residential mortgages and selling those originations in the secondary market. This strategy enables the Company to have a much larger lending capacity, provide a more comprehensive product offering and reduce the interest rate, prepayment and credit risks associated with originating residential loans for retention in its loan portfolio. Further, this strategy allows the Company to be more selective with the single-family residential loans that are held in portfolio.

◦
Growing through acquisitions. The Company intends to pursue expansion opportunities in its existing market areas or adjacent areas in strategic locations that maximize growth opportunities or with companies that add complementary products to its existing business. The Company believes the rate of consolidation in the banking industry will continue to increase. The Company will look to be opportunistic to expand through the acquisition of banks or other financial service companies.

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

Allowance for Loan Losses.  Determining the amount of allowance for loan losses necessarily involves a high degree of judgment.  Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectibility of the loan portfolio. The level of the allowance for loan losses fluctuates primarily due to changes in the size and composition of the loan portfolio and in the level of nonperforming loans, delinquencies, classified assets and loan charge-offs.  A portion of the allowance is established by segregating the loans by loan category and assigning allocation percentages based on our historical loss experience, delinquency trends, economic conditions and other qualitative factors.  The allocation percentages are re-evaluated quarterly to ensure their relevance in the current economic environment. Accordingly, increases in the size of the loan portfolio and the increased emphasis on multi-family and commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance.  Additionally, a portion of the allowance is established based on the impairment analysis of specific nonperforming loans, classified assets and troubled debt restructurings.

Although management believes it uses the best information available to establish the allowance for loan losses, which is based on estimates that are susceptible to change, future additions to the allowance may be necessary as a result of changes in economic conditions and other factors.  Additionally, the Bank’s regulators, as a part of their examination process, periodically review the allowance for loan losses and may require the Bank to increase the allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease its allowance for loan losses by recognizing loan charge-offs.  See Notes 1 and 4 in the Company’s Consolidated Financial Statements for additional information.

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

Impairment of Long-Lived Assets.  The Company is required to record certain assets it has acquired, including identifiable intangible assets such as core deposit intangibles and goodwill, at fair value, which may involve making estimates based on third-party valuations, such as appraisals or internal valuations based on discounted cash flow analyses or other valuation techniques.  Further, long-lived assets, including intangible assets and premises and equipment, that are held and used by the Company, are presumed to have a useful life.  The determination of the useful lives of intangible assets is subjective, as is the appropriate amortization period for such intangible and long-lived assets.  Additionally, long-lived assets are reviewed for impairment at least annually or whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable.  If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expenses.  Testing for impairment is a subjective process, the application of which could result in different evaluations of impairment.  See Notes 1, 6 and 7 in the Company’s Consolidated Financial Statements for additional information.

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

	Years Ended December 31,
	2016			2015			2014
	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans (1) (2) (3)	$1,182,072	$46,802	3.96%	$1,105,034	$44,396	4.02%	$1,049,463	$43,673	4.16%
Securities (3)	196,544	4,128	2.10	188,695	3,668	1.94	185,959	3,863	2.08
Other interest-earning assets	51,275	2,259	4.41	27,650	88	0.32	28,215	59	0.21
Total interest-earning assets	1,429,891	53,189	3.72	1,321,379	48,152	3.64	1,263,637	47,595	3.77

Noninterest-earning assets	84,788			91,778			91,628
Total assets	$1,514,679			$1,413,157			$1,355,265

Interest-bearing liabilities:
Deposits:
Business checking	$838	—	—	$376	—	—	$158	—	—
NOW and money market	468,654	507	0.11	465,888	523	0.11	452,393	575	0.13
Savings (4)	36,565	98	0.27	37,895	70	0.18	46,964	79	0.17
Certificates of deposit (5)	431,732	5,975	1.38	384,207	5,010	1.30	364,954	4,740	1.30
Total interest-bearing deposits	937,789	6,580	0.70	888,366	5,603	0.63	864,469	5,394	0.62

Federal Home Loan Bank advances	211,429	3,310	1.57	188,361	2,969	1.58	162,961	2,513	1.54
Subordinated debt	8,248	193	2.34	8,248	329	3.99	8,248	336	4.07
Total interest-bearing liabilities	1,157,466	10,083	0.87	1,084,975	8,901	0.82	1,035,678	8,243	0.80

Noninterest-bearing liabilities	197,750			172,404			163,031
Total liabilities	1,355,216			1,257,379			1,198,709

Total shareholders' equity	159,463			155,778			156,556

Total liabilities and shareholders' equity	$1,514,679			$1,413,157			$1,355,265

Net interest-earning assets	$272,425			$236,404			$227,959

Tax equivalent net interest income(3)		43,106			39,251			39,352
Tax equivalent interest rate spread(6)			2.85%			2.82%			2.97%
Tax equivalent net interest margin as a percentage of interest-earning assets (7)			3.01%			2.97%			3.11%
Average of interest-earning assets to average interest-bearing liabilities			123.54%			121.79%			122.01%
Less tax equivalent adjustment (3)		(278)			(26)			(74)
Net interest income		$42,828			$39,225			$39,278

(1) Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale and excludes the allowance for loan losses.
(2) Loan fees are included in interest income and are immaterial.
(3) Municipal securities income, tax-exempt loan income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of income.

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

	2016 Compared to 2015			2015 Compared to 2014
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Rate	Volume	Net	Rate	Volume	Net
	(In Thousands)
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)(3)	$(652)	$3,058	$2,406	$(1,542)	$2,265	$723
Securities (3)	311	149	460	(251)	56	(195)
Other interest-earning assets	2,156	15	2,171	30	(1)	29
Total interest-earning assets	1,815	3,222	5,037	(1,763)	2,320	557

Interest-bearing liabilities:
Interest expense:
Deposits (4)	381	596	977	(43)	252	209
Federal Home Loan Bank advances	(20)	361	341	71	385	456
Subordinated debt	(136)	—	(136)	(7)	—	(7)
Total interest-bearing liabilities	225	957	1,182	21	637	658

Change in net interest income (5)	$1,590	$2,265	$3,855	$(1,784)	$1,683	$(101)

(1) Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.
(2) Loan fees are included in interest income and are immaterial.
(3) Municipal securities income, tax-exempt loan income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of income.

(4) Includes mortgagors' and investors' escrow accounts and brokered deposits.
(5) Presented on a tax equivalent basis using a tax rate of 34%.

Comparison of Financial Condition at December 31, 2016 and December 31, 2015

Assets:
Summary. Total assets increased $69.1 million, or 4.7%, to $1.55 billion at December 31, 2016, principally due to increases of $55.0 million in net loans receivable and $32.4 million in cash and cash equivalents, offset by decreases of $15.8 million in available for sale securities and $1.3 million in premises and equipment. The decrease in available for sale securities was due to maturities during the year ended December 31, 2016 used to fund loan growth.

Loans Receivable, Net.  Net loans receivable increased $55.0 million during 2016, which reflects increases in multi-family and commercial mortgage loans of $36.3 million, other commercial business loans of $33.9 million and construction loans of $14.2 million, offset by decreases in SBA and USDA guaranteed loans of $28.9 million, time share loans of $4.1 million and indirect automobile loans of $1.2 million. Loan originations totaled $256.8 million for 2016, a decrease of $9.7 million, or 3.7%, compared to 2015. Changes in the loan portfolio consisted of the following:

◦
Residential Real Estate.  Residential mortgage loans comprised 33.9% of total loans at December 31, 2016.  The residential mortgage portfolio decreased $394,000, or 0.1%, primarily due to $38.2 million of fixed-rate residential mortgage loan sales. Residential mortgage loan originations increased $21.8 million during 2016 as a result of low interest rates and increased activity in the housing market.

◦
Multi-family and Commercial Real Estate.  At December 31, 2016, multi-family and commercial real estate represented 34.3% of the Company’s total loan portfolio and increased $36.3 million, or 9.4%, during 2016, primarily due to $25.0 million of purchased real estate participations, offset by a decrease in originations.  Loan originations for multi-family and commercial real estate loans were $79.3 million during 2016, representing a decrease of $37.4 million as compared to 2015, primarily due to increased competition for these types of loans.

◦
Construction. Construction loans, which include both residential and commercial construction loans, increased $14.2 million, or 65.4%, during 2016, primarily a result of a large commercial construction loan commitment of $15.3 million for the construction of a 47-bed nursing facility that was fully outstanding in 2016.

◦
Commercial Business. Commercial business loans represented 24.2% of total loans at December 31, 2016 and increased $6.3 million during 2016 primarily due to increases of $33.9 million in other commercial business loans and $3.7 million in medical loans, offset by decreases of $28.9 million in SBA and USDA guaranteed loans and $4.1 million in time share loans. Commercial business loan originations increased $2.8 million during 2016 as compared to 2015.

Consumer Loans.  Consumer loans represented 4.7% of the Company’s total loan portfolio and decreased $50,000, or 0.1%, during 2016. Home equity loans increased $1.4 million, offset by a decrease in indirect automobile lending of $1.2 million due to principal repayments. Loan originations for consumer loans totaled $26.0 million for 2016, representing an increase of $3.1 million compared to 2015.

The allowance for loan losses totaled $11.8 million at December 31, 2016 compared to $9.9 million at December 31, 2015.  The ratio of the allowance for loan losses to total loans increased from 0.84% at December 31, 2015 to 0.96% at December 31, 2016. This was necessitated by an increase in the commercial loan portfolio, which carries a higher degree of risk (excluding guaranteed SBA and USDA loans) than other loans held in the portfolio and a decrease in SBA and USDA loans, which because of the government guarantee on these loans, do not require a corresponding allowance for loan losses.

Liabilities:
Total liabilities increased $58.7 million, or 4.4%, to $1.39 billion at December 31, 2016. Deposits increased $72.7 million, or 6.9%, which included increases in certificates of deposit of $41.4 million and noninterest-bearing deposits of $37.7 million, offset by a decrease of $8.6 million in NOW and money market deposits.  The increase in deposits was a result of management's proactive approach and focus on growing relationships. The increase in total deposits was partially offset by a decrease of $16.8 million in borrowings, from $242.8 million at

December 31, 2015 to $226.0 million at December 31, 2016, resulting from repayments of Federal Home Loan Bank advances with funds from increased deposits.

Equity:
Summary. Shareholders’ equity increased $10.4 million from $154.3 million at December 31, 2015 to $164.7 million at December 31, 2016.  The increase in shareholders’ equity was attributable to net income of $11.3 million and equity incentive plan and ESOP expense of $1.6 million, offset by an increase in the net unrealized loss on available for sale securities aggregating $491,000 (net of taxes), and dividends declared of $1.9 million.

Accumulated Other Comprehensive Loss.  Accumulated other comprehensive income (loss) comprises the unrealized gains and losses on available for sale securities.  At December 31, 2016, net unrealized losses on available for sale securities, net of taxes, totaled $681,000 compared to net unrealized losses on available for sale securities, net of taxes, of $190,000 at December 31, 2015.  Unrealized holding losses on available for sale securities primarily resulted from a change in the market value of mortgage-backed securities, which was recognized in accumulated other comprehensive loss on the consolidated balance sheet and a component of comprehensive income on the consolidated statements of comprehensive income.

Comparison of Operating Results for the Years Ended December 31, 2016 and 2015

General. The Company’s results of operations depends primarily on net interest income, which is the difference between the interest income earned on the Company’s interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings.  The Company also generates noninterest income such as gains on the sale of securities, fees earned from mortgage banking activities, bank-owned life insurance income, fees from deposits, trust and investment management services and other fees.  The Company’s noninterest expenses primarily consist of employee compensation and benefits, occupancy, computer services, furniture and equipment, outside professional services, electronic banking fees, FDIC deposit insurance and regulatory assessments, marketing and other general and administrative expenses.  The Company’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, governmental policies and actions of regulatory agencies.

The Company recorded net income of $11.3 million for 2016, an increase of $7.0 million, compared to net income of $4.3 million for 2015.

Interest and Dividend Income.  Total interest and dividend income increased $4.8 million, or 9.9%, for 2016, primarily due to an increase in the average balance of loans outstanding and increases in the average balance and yield on other interest-earning assets. Interest income on loans and securities reflect net amortization of $196,000 and $616,000 for the years ended December 31, 2016 and 2015, respectively, related to fair value adjustments of loans and securities resulting from the Newport acquisition. Average interest-earning assets increased $108.5 million to $1.43 billion in 2016, due to a higher average balance of loans of $77.0 million and increases in other interest-earning assets and securities of $23.6 million and $7.8 million, respectively. The average yield on interest-earning assets increased 8 basis points to 3.72% as a result of increases in the average yield on other interest-earning assets of 409 basis points and securities of 16 basis points, partially offset by a decrease of 6 basis points in the average yield on loans as a result of lower market interest rates during 2016.  Income on other interest-earning assets increased $2.2 million in 2016 as a result of $2.0 million reported as dividends in conjunction with the sale of the Company's ownership interest in Vantis Life Insurance Company.

Interest Expense.  Interest expense increased $1.2 million, or 13.3%, to $10.1 million for 2016 compared to $8.9 million in 2015, primarily due to an increase in the average balance and cost of deposits and the average balance of borrowings, partially offset by a reduction in the average rate paid on borrowings. Higher interest expense on interest-bearing liabilities reflect net accretion of $518,000 and $1.0 million for the years ended December 31, 2016 and 2015, respectively, related to fair value adjustments of deposits and borrowings resulting from the Newport acquisition. Average interest-bearing deposits increased $49.4 million to $937.8 million and the average rate increased 7 basis points to 0.70% as a result of higher market interest rates.  Contributing to the increase in the average balance of deposit accounts were increases in the average balance of certificate of deposit accounts of $47.5 million and NOW and money market accounts of $2.8 million.  The average balance of FHLB advances increased $23.1 million while the average rate decreased 1 basis point to 1.57% for 2016.  The average rate on subordinated debt decreased 165 basis points during 2016 as a result of the maturity of a derivative financial instrument in 2015.

Provision for Loan Losses.  The provision for loan losses decreased $319,000 to $2.2 million in 2016 compared to $2.5 million in 2015, primarily due to a reduction in nonperforming loans and net loan charge-offs, offset by increases in reserves for impaired loans and commercial construction loans outstanding, which carry a higher degree of risk than other loans held in the loan portfolio.  At December 31, 2016, nonperforming loans totaled $5.4 million, compared to $6.6 million at December 31, 2015, resulting from decreases in nonperforming multi-family and commercial real estate loans of $1.1 million and nonperforming residential real estate loans of $469,000.  For 2016, net loan charge-offs totaled $233,000, consisting primarily of residential real estate loan charge-offs, compared to $443,000 for 2015.

Noninterest Income.  Total noninterest income increased $5.3 million to $15.6 million in 2016.  The following table shows the components of noninterest income and the dollar and percentage changes from 2015 to 2016.

	Years Ended December 31,		Change
	2016	2015	Dollars	Percent
	(Dollars in Thousands)
Service fees	$6,453	$6,726	$(273)	(4.1)%
Wealth management fees	1,209	1,204	5	0.4
Increase in cash surrender value of bank-owned life insurance	570	618	(48)	(7.8)
Net gain on sale of securities	55	146	(91)	(62.3)
Mortgage banking	1,203	721	482	66.9
Net gain on trading securities and derivatives	62	50	12	24.0
Net loss on disposal of equipment	(92)	(47)	(45)	95.7
Net gain on sale of investment in affiliate	5,263	—	5,263	N/A
Other	871	903	(32)	(3.5)
Total noninterest income	$15,594	$10,321	$5,273	51.1%

The increase in noninterest income was primarily the result of a $5.3 million gain on the sale of the Company's ownership interest in Vantis Life Insurance Company. Fees earned from mortgage banking activities increased $482,000 during 2016 due to increased volume and gains on residential fixed-rate loan sales. Service fees decreased $273,000 in 2016, primarily due to lower overdraft charges and interchange fees.

Noninterest Expenses.  Noninterest expenses decreased $587,000 for 2016 compared to 2015.  The following table shows the components of noninterest expenses and the dollar and percentage changes from 2015 to 2016.

	Years Ended December 31,		Change
	2016	2015	Dollars	Percent
	(Dollars in Thousands)
Salaries and employee benefits	$20,363	$19,903	$460	2.3%
Occupancy and equipment	6,793	7,409	(616)	(8.3)
Computer and electronic banking services	5,580	5,629	(49)	(0.9)
Outside professional services	1,668	1,872	(204)	(10.9)
Marketing and advertising	755	964	(209)	(21.7)
Supplies	554	586	(32)	(5.5)
FDIC deposit insurance and regulatory assessments	932	1,015	(83)	(8.2)
Contribution to SI Financial Group Foundation	500	—	500	N/A
Core deposit intangible amortization	602	601	1	0.2
Other real estate operations	350	538	(188)	(34.9)
Other	1,901	2,068	(167)	(8.1)
Total noninterest expenses	$39,998	$40,585	$(587)	(1.4)%

Lower occupancy and equipment expense was in large part attributable to reducing branch infrastructure costs as well as reconfiguring and optimizing telephone and data services. Marketing and advertising expenses decreased $209,000 in 2016 as a result of efforts to prioritize and streamline costs. Outside professional services decreased $204,000 in 2016 due to a reduction in consulting fees as well as the expenses related to the noncompete agreements from the merger with Newport Federal. Decreases to noninterest expenses during 2016 were partially offset by increases of $460,000 in salaries and employee benefits and a $500,000 cash contribution to SI Financial Group Foundation, a charitable foundation dedicated to providing assistance to charitable causes within the communities we serve, made with proceeds from the sale of the Company's ownership interest in Vantis Life Insurance Company. The increase in salaries and employee benefits was attributable to increases in performance-based incentives and commissions and related taxes and benefits.

Income Tax Provision.  For 2016, the Company recorded an income tax provision of $4.9 million compared to $2.1 million in 2015. The increase in the income tax provision was primarily due to an increase in income before taxes. The effective tax rate was 30.3% and 32.6% for 2016 and 2015, respectively. The lower effective tax rate for 2016 was impacted by the tax-exempt gain on bank-owned life insurance proceeds and the dividend received deduction. See Note 10 in the Company's Consolidated Financial Statements for more details.

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

The Bank regularly adjusts its investment in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of the Company’s asset/liability management, funds management and liquidity policies.  The Company’s policy is to maintain liquid assets less short-term liabilities within a range of 9.0% to 20.0% of total assets.  Liquid assets were 9.8% of total assets at December 31, 2016.  Excess liquid assets are generally invested in interest-earning deposits and short- and intermediate-term securities.

The Bank’s most liquid assets are cash and cash equivalents.  The levels of these assets depend on the Bank’s operating, financing, lending and investing activities during any given period.  At December 31, 2016, cash and cash equivalents totaled $73.2 million.  Securities classified as available for sale, which provide additional sources of liquidity, totaled $159.4 million at December 31, 2016.  On that date, the Bank had FHLB advances outstanding of $217.8 million and no overnight advances outstanding. In addition, at December 31, 2016, the Bank had the ability to borrow an additional $63.2 million from the FHLB, which includes overnight lines of credit of $10.0 million.  Additionally, the Bank has the ability to access the Federal Reserve Bank’s Discount Window on a collateralized basis and maintains a $7.0 million unsecured line of credit with a financial institution to access federal funds.  The Bank believes its liquid assets combined with the available lines from the FHLB provide adequate liquidity to meet its current financial obligations.

In addition, the Bank believes deposit inflows through its branch network, which is presently comprised of 25 full-service retail banking offices located throughout its primary market area, and the general cash flows from its existing lending and investment activities, will afford it sufficient long-term liquidity.

The Bank’s primary investing activities are the origination, purchase and sale of loans and the purchase and sale of securities.  For the year ended December 31, 2016, the Bank originated $256.8 million of loans and purchased $37.7 million of loans and $29.5 million of securities.  In 2015, the Bank originated $266.5 million of loans and purchased $113.2 million of loans and $45.4 million of securities.

At December 31, 2016, the Bank had $147.7 million in loan commitments outstanding, which included $31.7 million in commitments to grant loans, $52.1 million in unused home equity lines of credit, $54.0 million in commercial lines of credit, $8.4 million in undisbursed construction loans, $1.3 million in overdraft protection lines and $133,000 in standby letters of credit.

Financing activities consist primarily of activity in deposit accounts and in borrowed funds.  The increased liquidity needed to fund asset growth has been provided through proceeds from the sale of loans and securities and increased deposits and borrowings.  The net increase in total deposits, including mortgagors’ and investors’ escrow accounts, was $73.5 million and $47.2 million for the years ended December 31, 2016 and 2015, respectively.

Certificates of deposit due within one year of December 31, 2016 totaled $209.7 million, or 18.5% of total deposits. Management believes the amount of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in longer-term certificates of deposit due to the uncertain interest rate environment.  To compensate, the Bank has increased the duration of its borrowings with the FHLB.  The Bank will be required to seek other sources of funds, including other certificates of deposit and lines of credit, if maturing certificates of deposit are not retained.  Depending on market conditions, the Bank may be required to pay higher rates on such deposits or other borrowings than are currently paid on certificates of deposit.  Additionally, a shorter duration in the securities portfolio may be necessary to provide liquidity to compensate for any deposit outflows.  The Bank believes, however, based on past experience, a significant portion of its certificates of deposit will be retained.  The Bank has the ability, if necessary, to adjust the interest rates offered to its customers in an effort to attract and retain deposits.

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

FHLB advances decreased $16.8 million for the year ended December 31, 2016 and increased $86.3 million for the year ended December 31, 2015.

SI Financial Group, Inc. is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, SI Financial Group is responsible for paying any dividends declared to its shareholders and making payments on its subordinated debentures. SI Financial Group may repurchase shares of its common stock in the future. SI Financial Group's primary sources of funds are interest and dividends on securities and dividends received from the Bank. The amount of dividends the Bank may declare and pay to SI Financial Group in any calendar year, without prior regulatory approval, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. SI Financial Group believes such restriction will not have an impact on SI Financial Group's ability to meet its ongoing cash obligations. At December 31, 2016 and 2015, SI Financial Group had cash and cash equivalents of $10.8 million and $3.5 million, respectively.

The Company and the Bank have managed their capital to maintain strong protection for depositors and creditors.  The Company and the Bank are subject to regulatory capital requirements promulgated by federal bank regulatory agencies, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2016, the Company and the Bank met all the capital adequacy requirements to which they were subject and are “well capitalized” under regulatory guidelines.  See Note 14 in the Company’s Consolidated Financial Statements for additional information relating to regulatory capital requirements.

Payments Due Under Contractual Obligations

The following table presents information relating to the Company’s payments due under contractual obligations as of December 31, 2016.

	Payments Due by Period
	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(In Thousands)
Federal Home Loan Bank advances	$66,338	$77,500	$49,000	$24,921	$217,759
Operating lease obligations (1)	1,472	2,705	2,286	6,225	12,688
Purchase obligations	681	—	—	—	681
Other long-term liabilities reflected on the balance sheet (2)	—	—	—	8,248	8,248
Total contractual obligations	$68,491	$80,205	$51,286	$39,394	$239,376

(1) Payments are for the lease of real property.
(2) Represents junior subordinated debt owed to an unconsolidated trust.

Off-Balance Sheet Arrangements

As a financial services provider, we are routinely a party to various financial instruments with off-balance sheet risks, such as commitments to extend credit, standby letters of credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of the commitments to extend credit may expire without being drawn upon. The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments whose contract amounts represent credit risk at December 31, 2016 and 2015 are as follows:

	December 31,
	2016	2015
	(In Thousands)
Commitments to extend credit:
Commitments to originate loans	$31,702	$7,531
Undisbursed construction loans	8,426	28,939
Undisbursed home equity lines of credit	52,131	46,819
Undisbursed commercial lines of credit	54,023	47,354
Overdraft protection lines	1,306	1,262
Standby letters of credit	133	173
Total commitments	$147,721	$132,078

Commitments to originate loans at December 31, 2016 and 2015 included fixed-rate loan commitments of $16.4 million and $5.3 million, respectively, at interest rates ranging from 2.75% to 8.00% and 2.88% to 5.75%, respectively.

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

The Bank is a limited partner in three small business investment corporations ("SBICs") as well as an investor in a community economic development organization.  At December 31, 2016, the Bank’s remaining off-balance sheet commitment for the capital investments in the SBICs was $813,000 and no further commitment in the other investment.  See Note 12 in the Company’s Consolidated Financial Statements.

In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its eligible employees.  In conjunction with the "second step" public stock offering completed in 2011, the Company provided an additional loan to the ESOP totaling $3.1 million to purchase additional common shares. As of December 31, 2016, the remaining principal balance on the ESOP debt totaled $3.7 million.  At December 31, 2016, allocated shares, including shares committed to be allocated to participants, totaled 351,712 and the amount of unallocated common shares held in suspense totaled 361,887, with a fair value of $5.6 million.  See Note 11 in the Company’s Consolidated Financial Statements.

As of December 31, 2016, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.  See Note 12 in the Company’s Consolidated Financial Statements.

Impact of Inflation and Changes in Prices

The financial statements and financial data presented within this document have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial condition and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the Company’s operations is reflected in increased operating costs. Unlike many other companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of Recent Accounting Standards

For information relating to new accounting pronouncements, reference Note 1 – “Nature of Business and Summary of Significant Accounting Policies – Recent Accounting Pronouncements” in the Company’s Consolidated Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

Qualitative Aspects of Market Risk
The primary market risk affecting the financial condition and operating results of the Company is interest rate risk.  Interest rate risk is the exposure of current and future earnings and capital arising from movements in interest rates.  The Company manages the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. To reduce the volatility of its earnings, the Company has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. The Company’s strategy for managing interest rate risk generally is to emphasize the origination of adjustable-rate mortgage loans for retention in its loan portfolio. However, the ability to originate adjustable-rate loans depends to a great extent on market interest rates and borrowers’ preferences. As an alternative to adjustable-rate mortgage loans, the Company may purchase variable-rate SBA and USDA loans in the secondary market that are fully guaranteed by the U.S. government. These loans have a significantly shorter duration than fixed-rate mortgage loans. Fixed-rate mortgage loans typically have an adverse effect on interest rate sensitivity compared to adjustable-rate loans. Accordingly, the Company has sold more longer-term fixed-rate mortgage loans in the secondary market in recent years to manage interest rate risk.  The Company offers 10-year fixed-rate mortgage loans that it retains in its portfolio. The Company may offer attractive rates for existing certificates of deposit accounts to extend their maturities. The Company also uses shorter-term investment securities and longer-term borrowings from the FHLB to help manage interest rate risk.

The Company has an Asset/Liability Committee to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results consistent with liquidity, growth, risk limits and profitability goals.

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

Quantitative Aspects of Market Risk
The Company analyzes its interest rate sensitivity position to manage the risk associated with interest rate movements through the use of interest income simulations.  The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The Company’s goal is to manage asset and liability positions to moderate the effect of interest rate fluctuations on net interest income.

Net Interest Income Simulation Analysis
The interest income simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. Interest income simulations and the numerous assumptions used in the simulation process are presented and reviewed by the Asset/Liability Committee on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.  Simulation analysis is only an estimate of the Company’s interest rate risk exposure at a particular point in time. The Company continually reviews the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The table below sets forth an approximation of the Company’s exposure as a percentage of estimated net interest income for the next 12- and 24-month periods using interest income simulation. The simulation uses projected repricing of assets and liabilities at December 31, 2016 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities the Company holds, rising or falling interest rates have a significant impact on the prepayment speeds of the Company’s earning assets that, in turn, affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. The Company’s asset sensitivity would be reduced if prepayments slow and vice versa. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income at December 31, 2016.

	Percentage Change in Estimated Net Interest Income Over
	12 Months	24 Months
100 basis point decrease in rates	(4.35)%	(5.56)%
200 basis point increase in rates	1.50	1.73
300 basis point increase in rates	2.10	2.16

As indicated by the results of the above scenarios, net interest income would be adversely affected (within our internal guidelines) if rates decreased 100 basis points in the 12- and 24-month periods. Conversely, net interest income would be positively impacted if rates increased 200 or 300 basis points in the 12- and 24-month periods as a result of the Company's strategy to position the balance sheet for the anticipated increase in market interest rates. The Company's strategy for mitigating interest rate risk includes the purchase of adjustable-rate investment securities and SBA and USDA guaranteed loans that will reprice in a rising rate environment, selling longer-term and lower fixed-rate residential mortgage loans in the secondary market, restructuring FHLB advances to current lower market interest rates while extending their duration and utilizing certain derivative instruments such as forward loan sale commitments to manage the risk of loss associated with its mortgage banking activities.

Stock Performance Graph

The following graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Nasdaq Composite (U.S. Companies) and with the SNL $1B - $5B Thrift Index.  Total return assumes the reinvestment of all dividends.  The graph assumes $100 was invested at the close of business on December 31, 2011.

SI Financial Group, Inc.

	Period Ending
Index	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
SI Financial Group, Inc.	100.00	118.02	124.98	118.77	145.01	165.55
NASDAQ Composite	100.00	117.45	164.57	188.84	201.98	219.89
SNL U.S. Thrift $1B-$5B	100.00	126.51	161.45	174.65	205.01	279.43

Common Stock Information

The common stock of the Company is listed on NASDAQ Global Market ("NASDAQ") under the trading symbol "SIFI." As of March 10, 2017, there were 12,203,593 shares of common stock outstanding, which were held by approximately 1,279 shareholders of record.

The following table sets forth the market price and dividend information for the Company's common stock for the periods indicated, as reported by NASDAQ.

	Years Ended December 31,
	2016			2015
	Price Range		Dividends Declared	Price Range		Dividends Declared
	High	Low		High	Low
First Quarter	$14.47	$13.26	$0.04	$12.29	$10.82	$0.04
Second Quarter	14.31	12.65	0.04	12.20	11.25	0.04
Third Quarter	13.93	12.78	0.04	12.20	11.25	0.04
Fourth Quarter	16.23	12.30	0.04	14.00	11.81	0.04

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders
of SI Financial Group, Inc.

We have audited SI Financial Group, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. SI Financial Group, Inc. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
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
In our opinion, SI Financial Group, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the December 31, 2016 consolidated financial statements of SI Financial Group, Inc. and our report, dated March 15, 2017, expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 15, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
of SI Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SI Financial Group, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), SI Financial Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control- Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report, dated March 15, 2017, expressed an unqualified opinion thereon.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 15, 2017

SI FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	December 31,
	2016	2015
ASSETS:
Cash and due from banks:
Noninterest-bearing	$18,225	$14,373
Interest-bearing	54,961	26,405
Total cash and cash equivalents	73,186	40,778

Available for sale securities, at fair value	159,367	175,132
Loans held for sale	1,393	1,804
Loans receivable (net of allowance for loan losses of $11,820 and $9,863 at December 31, 2016 and 2015, respectively)	1,220,323	1,165,372
Federal Home Loan Bank stock, at cost	12,162	12,874
Federal Reserve Bank Stock, at cost	3,624	3,621
Bank-owned life insurance	21,293	21,924
Premises and equipment, net	19,884	21,188
Goodwill and other intangibles	17,494	18,096
Accrued interest receivable	4,435	4,283
Deferred tax asset, net	9,658	8,961
Other real estate owned, net	1,466	1,088
Other assets	6,605	6,713
Total assets	$1,550,890	$1,481,834

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$201,598	$163,893
Interest-bearing	929,087	894,124
Total deposits	1,130,685	1,058,017

Mortgagors' and investors' escrow accounts	4,388	3,508
Federal Home Loan Bank advances	217,759	234,595
Junior subordinated debt owed to unconsolidated trust	8,248	8,248
Accrued expenses and other liabilities	25,083	23,136
Total liabilities	1,386,163	1,327,504

Commitments and contingencies (Notes 6, 11 and 12)

Shareholders' Equity:
Preferred stock ($0.01 par value per share; 1,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value per share; 35,000,000 shares authorized; 12,212,904 shares and 12,218,818 shares issued and outstanding at December 31, 2016 and 2015, respectively)	122	122
Additional paid-in capital	125,628	124,997
Unallocated common shares held by ESOP	(3,168)	(3,648)
Unearned restricted shares	(341)	(815)
Retained earnings	43,167	33,864
Accumulated other comprehensive loss	(681)	(190)
Total shareholders' equity	164,727	154,330
Total liabilities and shareholders' equity	$1,550,890	$1,481,834
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2016	2015	2014
Interest and dividend income:
Loans, including fees	$46,544	$44,396	$43,673
Securities:
Taxable interest	3,376	3,130	3,488
Tax-exempt interest	56	77	117
Dividends	676	435	184
Other	2,259	88	59
Total interest and dividend income	52,911	48,126	47,521

Interest expense:
Deposits	6,580	5,603	5,394
Federal Home Loan Bank advances	3,310	2,969	2,513
Subordinated debt and other borrowings	193	329	336
Total interest expense	10,083	8,901	8,243

Net interest income	42,828	39,225	39,278

Provision for loan losses	2,190	2,509	1,539

Net interest income after provision for loan losses	40,638	36,716	37,739

Noninterest income:
Service fees	6,453	6,726	6,964
Wealth management fees	1,209	1,204	1,221
Increase in cash surrender value of bank-owned life insurance	570	618	580
Net gain on sale of securities	55	146	64
Mortgage banking	1,203	721	535
Net gain on derivatives	62	50	60
Net gain on sale of investment in affiliate	5,263	—	—
Net loss on disposal of equipment	(92)	(47)	—
Other	871	903	742
Total noninterest income	15,594	10,321	10,166

Noninterest expenses:
Salaries and employee benefits	20,363	19,903	20,001
Occupancy and equipment	6,793	7,409	7,724
Computer and electronic banking services	5,580	5,629	5,630
Outside professional services	1,668	1,872	1,808
Marketing and advertising	755	964	977
Supplies	554	586	612
FDIC deposit insurance and regulatory assessments	932	1,015	1,234
Contribution to SI Financial Group Foundation	500	—	—
Core deposit intangible amortization	602	601	613
Other real estate operations	350	538	425
Other	1,901	2,068	2,482
Total noninterest expenses	39,998	40,585	41,506

Income before income tax provision	16,234	6,452	6,399
Income tax provision	4,924	2,104	1,988
Net income	$11,310	$4,348	$4,411

Earnings per share:
Basic	$0.96	$0.36	$0.36
Diluted	$0.95	$0.36	$0.36
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands)

	Years Ended December 31,
	2016	2015	2014

Net income	$11,310	$4,348	$4,411

Other comprehensive income (loss), net of tax:
Available for sale securities:
Net unrealized holding gains (losses)	(455)	(293)	883
Reclassification adjustment for gains recognized in net income(1)	(36)	(96)	(42)
Net unrealized holding gains (losses) on available for sale securities	(491)	(389)	841
Net unrealized gain on interest rate swap derivative	—	104	102
Other comprehensive income (loss)	(491)	(285)	943
Comprehensive income	$10,819	$4,063	$5,354

(1) Pre-tax amounts are included in net gain on the sale of securities in noninterest income on the consolidated statements of income. Income tax expense associated with the reclassification adjustment for the years ended December 31, 2016, 2015 and 2014 was $19,000, $50,000 and $22,000, respectively.

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014
(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in Capital	Unallocated Common Shares Held by ESOP	Unearned Restricted Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Dollars

Balance at December 31, 2013	12,798,461	$128	$125,277	$(4,608)	$(1,751)	$34,644	$(848)	$152,842

Comprehensive income	—	—	—	—	—	4,411	943	5,354
Cash dividends declared ($0.12 per share)	—	—	—	—	—	(1,475)	—	(1,475)
Equity incentive plan compensation	—	—	307	—	439	—	—	746
Allocation of 48,638 ESOP shares	—	—	72	480	—	—	—	552
Tax benefit from share-based compensation	—	—	4	—	—	—	—	4
Stock options exercised	52,406	—	557	—	—	—	—	557
Common shares repurchased	(74,441)	—	(758)	—	—	(83)	—	(841)
Balance at December 31, 2014	12,776,426	128	125,459	(4,128)	(1,312)	37,497	95	157,739

Comprehensive income	—	—	—	—	—	4,348	(285)	4,063
Cash dividends declared ($0.16 per share)	—	—	—	—	—	(1,914)	—	(1,914)
Restricted shares activity	—	—	29	—	(29)	—	—	—
Equity incentive plan compensation	—	—	334	—	526	—	—	860
Allocation of 48,638 ESOP shares	—	—	102	480	—	—	—	582
Tax benefit from share-based compensation	—	—	15	—	—	—	—	15
Stock options exercised	298,146	3	3,275	—	—	—	—	3,278
Common shares repurchased	(855,754)	(9)	(4,217)	—	—	(6,067)	—	(10,293)
Balance at December 31, 2015	12,218,818	122	124,997	(3,648)	(815)	33,864	(190)	154,330

Comprehensive income	—	—	—	—	—	11,310	(491)	10,819
Cash dividends declared ($0.16 per share)	—	—	—	—	—	(1,889)	—	(1,889)
Equity incentive plan compensation	—	—	408	—	474	—	—	882
Allocation of 48,638 ESOP shares	—	—	188	480	—	—	—	668
Tax benefit from share-based compensation	—	—	28	—	—	—	—	28
Stock options exercised	7,892	—	67	—	—	—	—	67
Common shares repurchased	(13,806)	—	(60)	—	—	(118)	—	(178)
Balance at December 31, 2016	12,212,904	$122	$125,628	$(3,168)	$(341)	$43,167	$(681)	$164,727
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income	$11,310	$4,348	$4,411
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,190	2,509	1,539
Employee stock ownership plan expense	668	582	552
Equity incentive plan expense	882	860	746
Excess tax benefit from share-based compensation	(28)	(15)	(4)
Amortization of investment premiums and discounts, net	858	996	1,059
Amortization of loan premiums and discounts, net	1,601	1,821	1,419
Depreciation and amortization of premises and equipment	2,374	2,678	2,596
Amortization of core deposit intangible	602	601	613
Amortization of deferred debt issue costs	—	18	90
Net gain on sales of securities	(55)	(146)	(64)
Net gain on fair value of derivatives	(62)	(50)	(60)
Deferred income tax provision (benefit)	(444)	(766)	1,183
Loans originated for sale	(37,816)	(29,228)	(16,255)
Proceeds from sale of loans held for sale	38,803	28,435	17,380
Net gain on sales of loans held for sale	(916)	(472)	(274)
Net gain on sale of investment in affiliate	(5,263)	—	—
Net loss on disposal of equipment	92	47	—
Net loss on sales or write-downs of other real estate owned	66	267	104
Increase in cash surrender value of bank-owned life insurance	(570)	(618)	(580)
Change in operating assets and liabilities:
Accrued interest receivable	(152)	(430)	168
Other assets	130	907	2,016
Accrued expenses and other liabilities	2,037	1,402	1,121
Net cash provided by operating activities	16,307	13,746	17,760

Cash flows from investing activities:
Purchases of available for sale securities	(29,493)	(45,360)	(36,216)
Proceeds from sales of available for sale securities	9,014	9,703	1,109
Proceeds from maturities of and principal repayments on available for sale securities	34,697	32,126	32,566
Purchases of Federal Home Loan Bank stock	(1)	(2,541)	—
Purchases of Federal Reserve Bank stock	(3)	(3,621)	—
Redemption of Federal Home Loan Bank stock	713	—	2,776
Loan principal collections (originations), net	(22,169)	(12,114)	59,185
Purchases of loans	(37,702)	(113,192)	(59,900)
Proceeds from sales of other real estate owned	685	384	1,357
Purchases of premises and equipment	(1,162)	(2,202)	(3,217)
Proceeds from bank-owned life insurance	1,201	—	—
Proceeds from sale of investment in affiliate	5,581	—	—
Net cash used in investing activities	(38,639)	(136,817)	(2,340)

Cash flows from financing activities:
Net increase in deposits	72,668	47,304	25,964
Net increase (decrease) in mortgagors' and investors' escrow accounts	880	(92)	386
Proceeds from Federal Home Loan Bank advances	51,500	147,728	29,000
Repayments of Federal Home Loan Bank advances, net of amortization of discount	(68,336)	(61,428)	(57,085)
Excess tax benefit from share-based compensation	28	15	4
Stock options exercised	67	715	367
Cash dividends on common stock	(1,889)	(1,914)	(1,475)
Common shares repurchased	(178)	(7,730)	(651)
Net cash provided by (used in) financing activities	54,740	124,598	(3,490)

Net change in cash and cash equivalents	32,408	1,527	11,930
Cash and cash equivalents at beginning of year	40,778	39,251	27,321
Cash and cash equivalents at end of year	$73,186	$40,778	$39,251

Supplemental cash flow information:
Interest paid	$10,080	$8,873	$8,306
Income taxes paid (received), net	3,020	1,846	(67)
Transfer of loans to other real estate owned	1,129	468	303
Stock options exercised by net-share settlement	—	2,563	190

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
SI Financial Group, Inc. (the “Company”) is the holding company for Savings Institute Bank and Trust Company (the “Bank”).  Established in 1842, the Bank is a community-oriented financial institution headquartered in Willimantic, Connecticut.  The Bank provides a variety of financial services to individuals, businesses and municipalities through its 25 offices in eastern Connecticut and Rhode Island.  Its primary products include savings, checking and certificate of deposit accounts, residential and commercial mortgage loans, commercial business loans and consumer loans.  In addition, wealth management services, which include trust, financial planning, life insurance and investment services, are offered to individuals and businesses through the Bank’s offices.  The Company does not conduct any material business other than owning all of the stock of the Bank and making payments on the subordinated debentures held by the Company.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, SI Mortgage Company and SI Realty Company, Inc.  All significant intercompany accounts and transactions have been eliminated.

Basis of Financial Statement Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and general practices within the banking industry.  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, as of the date of the balance sheets and reported amounts of revenues and expenses for the years presented.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred income taxes and the impairment of long-lived assets.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

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

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include assets or liabilities whose value is determined using unobservable inputs to pricing models, discounted cash flow methodologies, or similar techniques, as well as assets or liabilities for which the determination of fair value requires significant management judgment or estimation.

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

At each reporting period, the Company evaluates securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other than temporary. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities.  Management also evaluates other facts and circumstances that may be indicative of an other-than-temporary impairment ("OTTI") condition, such as the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuers.  OTTI is required to be recognized if (1) the Company intends to sell the security; (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. For all other impaired debt securities, credit-related OTTI is recognized through earnings and noncredit-related OTTI is recognized in other comprehensive income (loss), net of applicable taxes.  See Notes 3 and 15 for more details.

Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in capital stock of the FHLB.  Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost.  At its discretion, the FHLB may declare dividends on its stock.  The stock is redeemable at

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

par by the FHLB and the Company’s ability to redeem the shares owned is dependent on the redemption practices of the FHLB.  The Company reviews its investment in FHLB stock for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.  No impairment charges were recognized for the years ended December 31, 2016, 2015 or 2014.

Federal Reserve Bank Stock
The Bank became a member of the Federal Reserve Bank ("FRB") system in 2015 and is required to maintain an investment in capital stock of the FRB. Based on redemption provisions of the FRB, the stock has no quoted market value and is carried at cost. The Company reviews its investment in FRB stock for impairment based on the ultimate recoverability of the cost basis in FRB stock. No impairment charges were recognized for the years ended December 31, 2016 or 2015.

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

A loan is impaired when, based on current information and events, it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis for residential and commercial mortgage loans and commercial business loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not typically identify individual consumer loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring (“TDR”) agreement. Management considers all nonaccrual loans, with the exception of certain consumer loans, to be impaired.

The Company periodically may agree to modify the contractual terms of loans.  When a loan is modified and concessions have been made to the original contractual terms that would not otherwise be considered for a borrower with similar risk characteristics, such as reductions of interest rates, deferral of interest or principal payments or maturity extensions, due to the borrower’s financial condition, the modification is considered a TDR.  All TDRs are initially classified as impaired. In most cases, loan payments less than 90 days past due are considered minor collection delays and the related loans are generally not considered impaired.

Allowance for Loan Losses
The allowance for loan losses, a material estimate which could change significantly in the near-term, is established through a provision for loan losses charged to earnings to account for losses that are inherent in the loan portfolio and estimated to occur, and is maintained at a level management considers adequate to absorb losses in the loan portfolio.  Loan losses are charged against the allowance for loan losses when management believes the

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

uncollectibility of the principal loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance for loan losses when received.

Management's judgment in determining the adequacy of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  The allowance for loan losses is evaluated on a monthly basis by management and is based on the evaluation of the known and inherent risk characteristics and size and composition of the loan portfolio, the assessment of current economic and real estate market conditions, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, historical loan loss experience, the amount and trends of nonperforming loans, delinquencies, classified assets and loan charge-offs and evaluations of loans and other relevant factors.

The allowance for loan losses consists of the following key elements:

◦
Specific allowance for identified impaired loans.  For loans identified as impaired, an allowance is established when the present value of expected cash flows (or observable market price of the loan or fair value of the collateral if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan. In the determination of the specific allowance for loan losses, management may obtain independent appraisals for significant properties, when necessary.

◦
General valuation allowance.  The general component represents a valuation allowance on the remainder of the loan portfolio, after excluding impaired loans.  For this portion of the allowance, loans are segregated by category and assigned an allowance percentage based on historical loan loss experience adjusted for qualitative factors stratified by the following loan segments: residential one- to four-family, multi-family and commercial real estate, construction, commercial business and consumer. Management uses a rolling average of historical losses based on the time frame appropriate to capture relevant loss data for each loan segment.  This historical loss factor is adjusted for the following qualitative factors: changes in lending policies and procedures, including changes in underwriting standards and collections, charge-off and recovery practices; changes in national, regional and local economic and business conditions and developments that affect the collectibility of the portfolio, including the condition of various market segments; changes in the size and composition of the loan portfolio and in the terms of the loans; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due loans, the volume of nonaccrual loans and the volume and severity of adversely classified or graded loans; changes in the quality of the loan review system; changes in the underlying collateral for collateral-dependent loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the portfolio.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

Multi-family and Commercial – Loans in this segment are originated to acquire, develop, improve or refinance multi-family and commercial real estate where the property is the primary collateral securing the loan, and the income generated from the property is the primary repayment source.  The underlying cash flows generated by the properties can be impacted by the economy as evidenced by increased vacancy rates.  Payments on loans secured by income-producing properties often depend on the successful operation and management of the properties. Management continually monitors the cash flows of these loans.

Construction – This segment includes loans to individuals, and to a lesser extent builders, to finance the construction of residential dwellings.  The Bank also originates construction loans for commercial development projects.  Upon the completion of construction, the loan generally converts to a permanent mortgage loan.  Credit risk is affected by cost overruns, whether estimates of the sale price of the property are correct and the time it takes to sell at an adequate price and market conditions.

Commercial Business – Loans in this segment are made to businesses and are generally secured by assets of the business.  Repayment is expected from the cash flows of the business.  A weakened economy and reduced viability of the industry in which the customer operates will have a negative impact on the credit quality in this segment. The Bank provides loans to investors in the time share industry, which are secured by consumer receivables, and provides loans for capital improvements to condominium associations, which are secured by the assigned rights to levy special assessments to condominium owners. Additionally, the Bank purchases medical loans primarily out of our market area from a company specializing in medical loan originations, which are secured by medical equipment.

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

Although management believes it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and the Company’s results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.  Furthermore, while management believes it has established the allowance for loan losses in conformity with GAAP, our regulators, in reviewing the loan portfolio, may request us to increase our allowance for loan losses based on judgments different from ours.  In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate or increases may be necessary should the quality of any loans deteriorate as a result of the factors discussed

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

above.  Any material increase in the allowance for loan losses would adversely affect the Company’s financial condition and results of operations.

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

Loan origination fees, direct loan origination costs and loan purchase premiums are deferred, and the net amount is recognized as an adjustment of the related loan's yield utilizing the interest method over the contractual life of the loan. In addition, discounts related to fair value adjustments for loans receivable acquired in a business combination or asset purchase are accreted into earnings over the contractual term as an adjustment of the related loan's yield. The Company periodically evaluates the cash flows expected to be collected for loans acquired with deteriorated credit quality. Changes in the expected cash flows compared to the expected cash flows as of the date of acquisition may impact the accretable yield or result in a charge to the provision for loan losses to the extent of a shortfall.

Derivative Financial Instruments
Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value.

Interest Rate Swap Agreements - The Company utilized interest rate swap agreements as part of its interest rate risk management strategy.  Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period.  The notional amount on which the interest payments are based is not exchanged.  The Company’s swap agreements are derivative instruments and convert a portion of the Company’s variable-rate debt to a fixed-rate.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

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

Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments. These undesignated derivative instruments are recognized on the consolidated balance sheets at fair value, with changes in fair value recorded in other noninterest income. The Company's interest rate swap agreement is not designated as a hedge.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

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

Bank-owned Life Insurance
Bank-owned life insurance policies are presented on the consolidated balance sheets at cash surrender value. Changes in cash surrender value, as well as gains on the surrender of policies, are reflected in noninterest income in the consolidated statements of income and are not subject to income taxes.  See Note 11 for additional discussion.

Servicing
The Company services mortgage loans for others.  Mortgage servicing assets are recognized as separate assets at fair value when rights are acquired through purchase or retained through the sale of loans.  Fair value is based on a valuation model that calculates the present value of estimated future net servicing income.  The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.  Capitalized servicing rights are reported in other assets and are amortized into mortgage banking income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying rights by predominant risk characteristics, such as interest

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

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

Management has the option of first assessing qualitative factors, such as events and circumstances, to determine whether it is more likely than not, meaning a likelihood of more than 50%, the fair value of a reporting unit is less than its carrying amount. If, after considering all relevant events and circumstances, management determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing a quantitative impairment test is unnecessary. For the year ended December 31, 2016, management determined that it was not more likely than not the fair value of the reporting unit (the consolidated Company, in our case) was less than its carrying amount. If management had determined otherwise, the two-step process would have been completed to determine the impairment and necessary write-down of goodwill.

Other Investments
The Company is a limited partner in three Small Business Investment Companies SBICs which are licensed by the Small Business Administration.  They provide mezzanine financing and private equity investments to small companies which may not otherwise qualify for standard bank financing.  The Company records its investment in these SBICs at cost and evaluates its investment for impairment on a quarterly basis.  Impairment that is considered by management to be other-than-temporary results in a write-down of the investment which is recognized as a charge to earnings.  See Note 12 regarding the Bank's investment in and outstanding capital commitments to the limited partnerships.

Trust Assets
Trust assets held in a fiduciary or agency capacity, other than trust cash on deposit at the Bank, are not included in these consolidated financial statements because they are not assets of the Company.  Trust fees are recognized on the accrual basis of accounting, and recorded in wealth management fees on the statement of income.

Related Party Transactions
Directors, officers and affiliates of the Company and the Bank have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. See Note 13 for details regarding related party transactions.

Employee Stock Ownership Plan
The two loans to the Employee Stock Ownership Plan ("ESOP") are repaid from the Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over 15 years for the first loan and 20 years for the second loan.  Unearned compensation applicable to the ESOP is reflected as a reduction of shareholders’ equity on the consolidated balance sheets. Compensation expense is recognized as ESOP shares are committed to be released and is based on the average fair market value of the shares during the period.  The difference between

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

the average fair value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital. Unallocated ESOP shares are not considered outstanding for calculating earnings per share.  Dividends paid on allocated ESOP shares are charged to retained earnings and dividends paid on unallocated ESOP shares are used to satisfy debt service.  See Note 11 for additional discussion.

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

The Company does not have any uncertain tax positions which require accrual or disclosure at December 31, 2016 or 2015.  In accordance with the provisions of applicable accounting guidance, in future periods, the Company may record a liability for unrecognized tax benefits related to the recognition, derecognition or change in measurement of a tax position as a result of new tax positions, changes in management’s judgment about the level of uncertainty of existing tax positions, expiration of open income tax returns due to the statutes of limitation, status of examinations and litigation and legislative activity.  The Company has elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in the Company’s consolidated statements of income.  No interest or penalties were recorded for the years ended December 31, 2016, 2015 or 2014.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

Common Share Repurchases
The Company is chartered in Maryland. Maryland law does not provide for treasury shares, rather shares repurchased by the Company constitute authorized but unissued shares. GAAP states that accounting for treasury stock shall conform to state law. Therefore, the cost of shares repurchased by the Company is allocated to common stock, additional paid-in capital and retained earnings balances.

Earnings Per Share
Basic earnings per share is calculated by dividing the net income available to common shareholders by the weighted average number of common shares outstanding during the period.  Unvested restricted shares are considered outstanding in the computation of basic earnings per share since the shares participate in dividends and the rights to the dividends are non-forfeitable.  Diluted earnings per share is computed in a manner similar to basic earnings per share except the weighted average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period.  The Company’s common stock equivalents relate solely to stock options.  Repurchased common shares and unallocated common shares held by the Bank's ESOP are not deemed outstanding for earnings per share calculations.

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented, and are not considered in diluted earnings per share calculations. Options for 147,543, 300,151 and 533,413 common shares for the years ended December 31, 2016, 2015 and 2014, respectively, were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive. The computation of earnings per share is as follows:

	Years Ended December 31,
	2016	2015	2014
	(Dollars In Thousands, Except Per Share Amounts)

Net income	$11,310	$4,348	$4,411
Weighted average common shares outstanding:
Basic	11,806,927	11,976,291	12,313,549
Effect of dilutive stock options	61,195	29,696	33,580
Diluted	11,868,122	12,005,987	12,347,129

Earnings per share:
Basic	$0.96	$0.36	$0.36
Diluted	$0.95	$0.36	$0.36

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

Advertising Costs
Advertising costs are expensed as incurred.

Recent Accounting Pronouncements
Revenue from Contracts with Customers (Topic 606) - In May 2014, the Financial Accounting Standards Board ("FASB") issued guidance that improves the revenue recognition requirements for contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve the core principle, a company should apply a five step approach to revenue recognition. In August 2015, the FASB delayed the effective date for this guidance for one year to fiscal years beginning after December 15, 2017. We do not expect this to have a material impact on our consolidated financial statements.

Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs - In April 2015, FASB issued guidance simplifying the presentation of debt issuance costs. The amended guidance requires debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The amended guidance was applied on a retrospective basis and effective for fiscal years, and interim periods within those years, that began after December 15, 2015. The adoption of the amended guidance on January 1, 2016 did not have a material impact on the Company's consolidated financial statements.

Interest - Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements - In August 2015, the FASB issued amended guidance pursuant to the SEC Staff Announcement at the June 18, 2015 Emerging Issues Task Force meeting that the update issued in April 2015 does not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. Given the absence of authoritative guidance within the previous update for debt issuance costs related to line-of-credit-arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there were any outstanding borrowings on the line-of-credit arrangement. The adoption of the amended guidance on January 1, 2016 did not have a material impact on the Company's consolidated financial statements.

Financial Instruments (Subtopic 825-10): - In January 2016, the FASB issued guidance addressing certain aspects of recognition, measurement, presentation and disclosure of financial instruments. Targeted improvements to generally accepted accounting principles include the requirement for equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income and the elimination of the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost. The amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

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

Compensation - Stock Compensation (Topic 718): In March 2016, the FASB issued guidance to simplify the accounting for share-based payment transactions, including the income tax consequences of such transactions. Under the provisions of the update, the income tax consequences of excess tax benefits and deficiencies should be recognized in income tax expense in the reporting period in which the awards vest. Currently, excess tax benefits or deficiencies impact shareholders' equity directly to the extent there is a cumulative excess tax benefit. In the event that a tax deficiency has occurred during the reporting period and a cumulative tax benefit does not exist, the tax deficiency is recognized in income tax expense under current GAAP. The update also provides entities may continue to estimate forfeitures in accounting for stock based compensation or recognize them as they occur. The provisions of this update become effective for interim and annual periods beginning after December 15, 2016. The update requires a modified retrospective transition under which cumulative effect to equity will be recognized in the period of adoption. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Financial Instruments - Credit Losses (Topic 326): In June 2016, the FASB issued guidance that significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income. The update will replace today's "incurred loss" approach with an "expected loss" model. The new model, referred to as the current expected credit loss ("CECL") model, will apply to (1) financial assets subject to credit losses and measured at amortized cost and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. The CECL model does not apply to available for sale ("AFS") debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to current accounting guidance, except that losses will be recognized as allowances rather than reductions in the amortized cost of the securities. The update also simplifies the accounting model for purchased credit-impaired debt securities and loans. Disclosure requirements under the update have been expanded to include the entity's assumptions, models and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by year of origination. The update is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted for interim and annual periods beginning after December 15, 2018. The update requires a modified retrospective transition under which a cumulative effect to equity will be recognized in the period of adoption. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments (Topic 230): In August 2016, the FASB issued guidance to reduce the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This update provides guidance on eight specific cash flow issues. The update is effective for fiscal years beginning after December 15, 2017, and for interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments in this update should be applied using a retrospective transition method to each period presented. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Business Combinations - Clarifying the Definition of a Business (Topic 805): In January 2017, the FASB issued guidance to clarify the definition of a business. The amendments in this update provide a screen to determine

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. The amendments in this update are effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The amendments in this update should be applied prospectively on or after the effective date. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Intangibles - Goodwill and Other - Simplifying the Test for Goodwill Impairment (Topic 350): In January, 2017, the FASB issued guidance aimed at simplifying the subsequent measurement of goodwill. Under these amendments, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from tax deductible goodwill on the carrying amount of a reporting unit when measuring the goodwill impairment loss, if applicable. The Board also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The amendments in this update should be applied on a prospective basis and are effective for annual and goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

NOTE 2.  RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits.  At December 31, 2016 and 2015, the Bank was required to maintain cash and liquid asset reserves of $1.5 million and $1.4 million, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

NOTE 3.  SECURITIES

The amortized cost, gross unrealized gains and losses and fair values of available for sale securities at December 31, 2016 and 2015 are as follows:

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
U.S. Government and agency obligations	$64,894	$132	$(730)	$64,296
Government-sponsored enterprises	11,267	97	—	11,364
Mortgage-backed securities:(1)
Agency - residential	78,843	475	(1,016)	78,302
Non-agency - residential	93	—	(6)	87
Collateralized debt obligations	1,157	—	—	1,157
Obligations of state and political subdivisions	1,000	—	—	1,000
Tax-exempt securities	3,145	22	(6)	3,161
Total available for sale securities	$160,399	$726	$(1,758)	$159,367

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

At December 31, 2016 and 2015, U.S. government and agency obligations and government-sponsored enterprise securities with an amortized cost of $10.0 million and $9.0 million, respectively, and a fair value of $10.0 million and $8.9 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities by contractual maturities at December 31, 2016 are presented below.  Maturities are based on the final contractual payment dates, and do not reflect the impact of potential

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

prepayments or early redemptions.  Because mortgage-backed securities ("MBS") are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
	(In Thousands)
Within 1 year	$8,005	$8,023
After 1 but within 5 years	25,634	25,718
After 5 but within 10 years	8,352	8,245
After 10 years	39,472	38,992
	81,463	80,978
Mortgage-backed securities	78,936	78,389
Total debt securities	$160,399	$159,367

The following is a summary of realized gains and losses on the sale of securities for the years ended December 31, 2016, 2015 and 2014:

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
Gross gains on sales	$55	$169	$64
Gross losses on sales	—	(23)	—
Net gain on sale of securities	$55	$146	$64

The tax provision applicable to the above net realized gains amounted to $19,000, $50,000 and $22,000 for the years ended December 31, 2016, 2015 and 2014, respectively.  Proceeds from the sale of available for sale securities totaled $9.0 million, $9.7 million and $1.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The following tables present information pertaining to securities with gross unrealized losses at December 31, 2016 and 2015, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
December 31, 2016:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$21,531	$227	$19,272	$503	$40,803	$730
Mortgage-backed securities:
Agency - residential	49,961	756	9,585	260	59,546	1,016
Non-agency - residential	—	—	87	6	87	6
Tax-exempt securities	1,121	6	—	—	1,121	6
Total	$72,613	$989	$28,944	$769	$101,557	$1,758

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

	Less Than 12 Months		12 Months Or More		Total
December 31, 2015:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$9,374	$36	$18,715	$352	$28,089	$388
Government-sponsored enterprises	8,454	5	—	—	8,454	5
Mortgage-backed securities:
Agency - residential	21,956	129	27,210	833	49,166	962
Non-agency - residential	—	—	112	4	112	4
Collateralized debt obligations	—	—	1,146	10	1,146	10
Tax-exempt securities	582	1	—	—	582	1
Total	$40,366	$171	$47,183	$1,199	$87,549	$1,370

Management believes no individual unrealized loss as of December 31, 2016 represents an other-than-temporary impairment based on its detailed quarterly review of the securities portfolio.  Among other things, the other-than-temporary impairment review of the investment securities portfolio focuses on the combined factors of percentage and length of time by which the issue is below book value, as well as consideration of issuer specific information (present value of cash flows expected to be collected, issuer rating changes and trends, credit worthiness and review of underlying collateral), broad market details and the Company’s intent to sell the security or if it is more likely than not the Company will be required to sell the debt security before recovering its cost.  The Company also considers whether the depreciation is due to interest rates, market changes or credit risk.  The services of an independent third-party are utilized by the Company to provide information used to assist in the impairment analysis.

At December 31, 2016, 49 debt securities with gross unrealized losses had aggregate depreciation of approximately 1.7% of the Company’s amortized cost basis.  The majority of the unrealized losses related to the Company’s mortgage-backed securities.  For the years ended December 31, 2016, 2015 and 2014, the Company recognized no impairment charges on investments deemed other-than-temporarily impaired. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements of whether the applicable investments within the Company’s securities portfolio were other-than-temporarily impaired at December 31, 2016.

U.S. Government and Agency Obligations and Mortgage-backed Securities - Agency - Residential.  The unrealized losses on the Company’s U.S. Government and agency obligations and mortgage-backed agency-residential securities related primarily to a widening of the rate spread to comparable treasury securities.  The Company does not expect these securities to settle at a price less than the par value of the securities.

Mortgage-backed Securities - Non-agency - Residential.  The unrealized losses on the Company’s non-agency-residential mortgage-backed securities relate to one investment which has been evaluated by management and no potential credit loss was identified.

Tax-exempt securities. The unrealized losses on the Company's tax-exempt securities relate to two investments in general obligation bonds. Interest on these bonds is paid by the Federal Government and there is a sinking fund for principal repayment, which is on schedule. The Company does not expect these securities to settle at a price less than par value.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

NOTE 4.  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio
The composition of the Company's loan portfolio at December 31, 2016 and 2015 is as follows:

	December 31,
	2016	2015
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$417,064	$417,458
Multi-family and commercial	421,668	385,341
Construction	36,026	21,786
Total real estate loans	874,758	824,585

Commercial business loans:
SBA and USDA guaranteed	116,383	145,238
Time share	51,083	55,192
Condominium association	23,531	21,986
Medical loans	27,180	23,445
Other	79,524	45,588
Total commercial business loans	297,701	291,449

Consumer loans:
Home equity	55,228	53,779
Indirect automobile	501	1,741
Other	1,687	1,946
Total consumer loans	57,416	57,466

Total loans	1,229,875	1,173,500

Deferred loan origination costs, net of fees	2,268	1,735
Allowance for loan losses	(11,820)	(9,863)
Loans receivable, net	$1,220,323	$1,165,372

The Company has transferred a portion of its originated commercial real estate loans to participating lenders. The amounts transferred have been accounted for as sales and, therefore, are not included in the Company's accompanying consolidated balance sheets. The Company and participating lenders share ratably in cash flows and any gains or losses that may result from a borrower's lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2016 and 2015, the Company was servicing loans for participations aggregating $5.7 million and $7.3 million, respectively.

The Company purchased commercial loans totaling $37.7 million, $113.2 million and $59.9 million during 2016, 2015 and 2014, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

Allowance for Loan Losses
Changes in the allowance for loan losses for the years ended December 31, 2016, 2015 and 2014 are as follows:

	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total

	(In Thousands)

Balance at December 31, 2013	$975	$3,395	$169	$1,875	$502	$6,916
Provision for loan losses	277	355	85	666	156	1,539
Loans charged-off	(335)	(144)	—	(164)	(80)	(723)
Recoveries of loans previously charged-off	38	1	—	5	21	65
Balance at December 31, 2014	955	3,607	254	2,382	599	7,797
Provision for loan losses	109	1,691	262	393	54	2,509
Loans charged-off	(102)	(289)	—	(165)	(1)	(557)
Recoveries of loans previously charged-off	74	24	—	15	1	114
Balance at December 31, 2015	1,036	5,033	516	2,625	653	9,863
Provision for loan losses	293	631	436	632	198	2,190
Loans charged-off	(208)	(50)	—	(68)	(124)	(450)
Recoveries of loans previously charged-off	28	110	—	77	2	217
Balance at December 31, 2016	$1,149	$5,724	$952	$3,266	$729	$11,820

Further information pertaining to the allowance for loan losses at December 31, 2016 and 2015 is as follows:

December 31, 2016	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$306	$240	$—	$95	$52	$693
Allowance for loans individually or collectively evaluated and not deemed to be impaired	843	5,484	952	3,171	677	11,127
Allowance for loans acquired with deteriorated credit quality	—	—	—	—	—	—
Total loan loss allowance	$1,149	$5,724	$952	$3,266	$729	$11,820

Loans individually evaluated and deemed to be impaired	$6,450	$7,257	$—	$607	$453	$14,767
Loans individually or collectively evaluated and not deemed to be impaired	410,221	411,637	36,026	297,094	56,963	1,211,941
Amount of loans acquired with deteriorated credit quality	393	2,774	—	—	—	3,167
Total loans	$417,064	$421,668	$36,026	$297,701	$57,416	$1,229,875

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

December 31, 2015	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$303	$35	$—	$—	$—	$338
Allowance for loans individually or collectively evaluated and not deemed to be impaired	733	4,998	516	2,625	653	9,525
Allowance for loans acquired with deteriorated credit quality	—	—	—	—	—	—
Total loan loss allowance	$1,036	$5,033	$516	$2,625	$653	$9,863

Loans individually evaluated and deemed to be impaired	$6,354	$3,750	$—	$356	$158	$10,618
Loans individually or collectively evaluated and not deemed to be impaired	410,699	377,503	21,786	291,093	57,308	1,158,389
Amount of loans acquired with deteriorated credit quality	405	4,088	—	—	—	4,493
Total loans	$417,458	$385,341	$21,786	$291,449	$57,466	$1,173,500

Past Due Loans

The following represents an aging of loans at December 31, 2016 and 2015:

December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$4,781	$1,128	$1,547	$7,456	$409,608	$417,064
Multi-family and commercial	2,752	250	351	3,353	418,315	421,668
Construction	—	—	—	—	36,026	36,026
Commercial Business:
SBA and USDA guaranteed	1,628	—	—	1,628	114,755	116,383
Time share	—	—	—	—	51,083	51,083
Condominium association	—	—	—	—	23,531	23,531
Medical loans	—	—	—	—	27,180	27,180
Other	431	—	593	1,024	78,500	79,524
Consumer:
Home equity	182	—	179	361	54,867	55,228
Indirect automobile	9	—	—	9	492	501
Other	4	2	5	11	1,676	1,687
Total	$9,787	$1,380	$2,675	$13,842	$1,216,033	$1,229,875

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$5,906	$1,054	$1,283	$8,243	$409,215	$417,458
Multi-family and commercial	5,930	203	1,061	7,194	378,147	385,341
Construction	—	—	—	—	21,786	21,786
Commercial Business:
SBA and USDA guaranteed	—	—	—	—	145,238	145,238
Time share	—	—	—	—	55,192	55,192
Condominium association	—	—	—	—	21,986	21,986
Medical loans	—	—	—	—	23,445	23,445
Other	45	22	339	406	45,182	45,588
Consumer:
Home equity	130	—	121	251	53,528	53,779
Indirect automobile	31	—	—	31	1,710	1,741
Other	1	3	25	29	1,917	1,946
Total	$12,043	$1,282	$2,829	$16,154	$1,157,346	$1,173,500
Impaired and Nonaccrual Loans
The following is a summary of impaired and nonaccrual loans at December 31, 2016 and 2015:

	Impaired Loans (1)
December 31, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance	Nonaccrual Loans
	(In Thousands)
Impaired loans without valuation allowance:
Real Estate:
Residential - 1 to 4 family	$3,960	$4,013	$—	$2,753
Multi-family and commercial	5,807	5,807	—	885
Commercial business - Other	512	512	—	498
Consumer - Home equity	174	174	—	174
Consumer - Indirect automobile	—	—	—	6
Total impaired loans without valuation allowance	10,453	10,506	—	4,316

Impaired loans with valuation allowance:
Real Estate:
Residential - 1 to 4 family	2,489	2,489	306	672
Multi-family and commercial	3,789	3,789	240	171
Commercial business - Other	95	95	95	95
Consumer - Home equity	280	378	52	179
Total impaired loans with valuation allowance	6,653	6,751	693	1,117
Total impaired loans	$17,106	$17,257	$693	$5,433

(1) Includes loans acquired with deteriorated credit quality from the Newport Federal Savings Bank ("Newport") merger and performing troubled debt restructurings. Some loans acquired with deteriorated credit quality have not been included as a result of sustained performance.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

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

The Company reviews and establishes, if necessary, an allowance for certain impaired loans for the amount by which the present value of expected cash flows (or observable market price of loan or fair value of the collateral if the loan is collateral dependent) are lower than the carrying value of the loan.  For the periods presented, the Company concluded certain impaired loans required no valuation allowance as a result of management’s measurement of impairment. No additional funds are committed to be advanced to those borrowers whose loans are deemed impaired without prior approval of the Loan Committee or the Board of Directors.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

Additional information related to impaired loans is as follows:

	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
	(In Thousands)

Year Ended December 31, 2014
Residential - 1 to 4 family	$5,890	$142	$47
Multi-family and commercial	6,487	391	72
Commercial business - Other	961	50	28
Consumer - Home equity	29	3	3
Consumer - Other	10	—	—
Total	$13,377	$586	$150

Year Ended December 31, 2015
Residential - 1 to 4 family	$5,891	$110	$7
Multi-family and commercial	6,268	308	34
Commercial business - Other	953	29	20
Consumer - Home equity	85	4	4
Total	$13,197	$451	$65

Year Ended December 31, 2016
Residential - 1 to 4 family	$6,063	$128	$16
Multi-family and commercial	9,231	394	37
Commercial business - Other	750	18	14
Consumer - Home equity	395	4	1
Total	$16,439	$544	$68

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
DECEMBER 31, 2016, 2015 AND 2014

Management periodically reviews the ratings described above and the Company’s internal audit function reviews components of the credit files, including the assigned risk ratings, of certain commercial loans as part of its loan review.

The following tables present the Company’s loans by risk rating at December 31, 2016 and 2015.

December 31, 2016	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$408,237	$1,174	$7,653	$—	$—	$417,064
Multi-family and commercial	—	393,225	14,018	14,425	—	—	421,668
Construction	—	36,026	—	—	—	—	36,026
Total real estate loans	—	837,488	15,192	22,078	—	—	874,758

Commercial business loans:
SBA and USDA guaranteed	116,383	—	—	—	—	—	116,383
Time share	—	51,083	—	—	—	—	51,083
Condominium association	—	23,531	—	—	—	—	23,531
Medical loans	—	27,180	—	—	—	—	27,180
Other	—	73,474	3,741	2,309	—	—	79,524
Total commercial business loans	116,383	175,268	3,741	2,309	—	—	297,701

Consumer loans:
Home equity	—	54,683	46	499	—	—	55,228
Indirect automobile	—	501	—	—	—	—	501
Other	—	1,681	—	6	—	—	1,687
Total consumer loans	—	56,865	46	505	—	—	57,416

Total loans	$116,383	$1,069,621	$18,979	$24,892	$—	$—	$1,229,875

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

December 31, 2015	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$409,331	$2,001	$6,126	$—	$—	$417,458
Multi-family and commercial	—	356,921	14,187	14,233	—	—	385,341
Construction	—	21,786	—	—	—	—	21,786
Total real estate loans	—	788,038	16,188	20,359	—	—	824,585

Commercial business loans:
SBA and USDA guaranteed	145,238	—	—	—	—	—	145,238
Time share	—	55,192	—	—	—	—	55,192
Condominium association	—	21,986	—	—	—	—	21,986
Medical loans	—	23,445	—	—	—	—	23,445
Other	—	42,760	1,534	1,294	—	—	45,588
Total commercial business loans	145,238	143,383	1,534	1,294	—	—	291,449

Consumer loans:
Home equity	—	53,487	63	229	—	—	53,779
Indirect automobile	—	1,741	—	—	—	—	1,741
Other	—	1,946	—	—	—	—	1,946
Total consumer loans	—	57,174	63	229	—	—	57,466

Total loans	$145,238	$988,595	$17,785	$21,882	$—	$—	$1,173,500

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

The following table provides information on loans modified as TDRs during the years ended December 31, 2016, 2015 and 2014.

			Allowance for
	Number	Recorded	Loan Losses
	of Loans	Investment	(End of Period)
	(Dollars in Thousands)
Year Ended December 31, 2014
Residential - 1 to 4 family	1	$107	$—
Multi-family and commercial	2	1,405	46
Commercial business - other	2	207	20
Total	5	$1,719	$66

Year Ended December 31, 2015
Residential - 1 to 4 family	3	$496	$32
Multi-family and commercial	5	1,370	—
Commercial business - other	1	17	—
Consumer - home equity	1	98	—
Total	10	$1,981	$32

Year Ended December 31, 2016
Residential - 1 to 4 family	4	$757	$15
Multi-family and commercial	6	4,768	222
Total	10	$5,525	$237

During the modification process, there were no loan charge-offs or principal reductions for loans included in the table above for all periods presented.

The following table provides the recorded investment, by type of modification, for modified loans identified as TDRs during the years ended December 31, 2016, 2015 and 2014.

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
Interest rate adjustments	$270	$539	$379
Principal deferrals	189	213	—
Combination of rate and payment (1)	—	146	182
Combination of rate and maturity (2)	3,192	—	1,158
Maturity only	1,874	1,083	—
Total	$5,525	$1,981	$1,719

(1) Terms include combination of interest rate adjustments and interest-only payments with deferral of principal.
(2) Terms include combination of interest rate adjustments and extensions of maturity.

For the year ended December 31, 2016, there were no TDRs in payment default (defined as 90 days or more past due). For the year ended December 31, 2015, there were two TDRs, with a recorded investment totaling $322,000 and no allowance, that were in payment default. For the year ended December 31, 2014, there were two TDRs, with a recorded investment totaling $429,000 and allowance totaling $20,000, that were in payment default.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

As of December 31, 2016, the Company held $1.2 million in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction.

Loans Acquired with Deteriorated Credit Quality
The following is a summary of loans acquired with evidence of credit deterioration from Newport as of
December 31, 2016.

	Contractual Required Payments Receivable	Cash Expected To Be Collected	Non-Accretable Discount	Accretable Yield	Loans Receivable
	(In Thousands)
Balance at December 31, 2013	$7,776	$6,549	$1,227	$—	$6,549
2014 Collections	(255)	(220)	(35)	—	(220)
2014 Dispositions	(1,722)	(1,367)	(355)	—	(1,367)
Balance at December 31, 2014	5,799	4,962	837	—	4,962
2015 Additions	—	186	(186)	186	—
2015 Collections	(143)	(135)	(8)	(65)	(70)
2015 Dispositions	(580)	(520)	(60)	—	(520)
Balance at December 31, 2015	5,076	4,493	583	121	4,372
2016 Additions	—	66	(66)	66	—
2016 Collections	(819)	(806)	(13)	(33)	(773)
2016 Dispositions	(735)	(586)	(149)	—	(586)
Balance at December 31, 2016	$3,522	$3,167	$355	$154	$3,013

Loans Held for Sale
Total loans held for sale amounted to $1.4 million and $1.8 million, consisting of fixed-rate residential mortgage loans, at December 31, 2016 and 2015, respectively.

Residential Mortgage Loans Serviced for Others
The Company services certain loans it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights.  Loans serviced for others are not included in the Company’s consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was determined using a discount rate of 13.32%, prepayment speeds ranging from 105% to 280% and minimal anticipated credit losses. At December 31, 2016, 2015 and 2014, the aggregate of residential mortgage loans serviced for others amounted to $212.9 million, $209.8 million and $211.5 million, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

The following summarizes activity in capitalized mortgage servicing rights:

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
Balance at beginning of year	$953	$1,117	$1,354
Additions	289	197	129
Amortization	(335)	(361)	(366)
Balance at end of year	$907	$953	$1,117
Fair value of mortgage servicing assets	$1,852	$1,909	$1,840

Contractually specified servicing fees included in mortgage banking income were $615,000, $604,000 and $623,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 5.  OTHER REAL ESTATE OWNED

At December 31, 2016, other real estate owned consisted of four residential and two commercial real estate properties. At December 31, 2015, other real estate owned consisted of two residential and three commercial real estate properties which were held for sale. A summary of expenses applicable to other real estate operations for the years ended December 31, 2016, 2015 and 2014, is as follows:

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
Net loss from sales or write-downs of other real estate owned	$66	$267	$104
Other real estate expense, net of rental income	284	271	321
Expense from other real estate operations, net	$350	$538	$425

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2016 and 2015 are summarized as follows:

	December 31,
	2016	2015
	(In Thousands)
Land	$4,746	$4,746
Buildings	13,623	13,583
Leasehold improvements	10,731	10,717
Furniture and equipment	12,405	12,905
Construction in process	580	30
	42,085	41,981
Accumulated depreciation and amortization	(22,201)	(20,793)
Premises and equipment, net	$19,884	$21,188

At December 31, 2016, construction in process related to construction, design and site costs associated with a new branch location. The Company had outstanding commitments related to the construction of the new branch location totaling $1.3 million. At December 31, 2015, construction in process related to the relocation of a branch and a project to redesign the traffic flow at another branch.

Depreciation and amortization expense was $2.4 million, $2.7 million and $2.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.  See Note 12 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements.

NOTE 7.  GOODWILL AND OTHER INTANGIBLES

Goodwill
Goodwill for the years ended December 31, 2016, 2015 and 2014 is summarized as follows:

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
Balance at beginning of year	$11,711	$11,711	$11,213
Acquisition of Newport	—	—	498
Balance at end of year	$11,711	$11,711	$11,711

At December 31, 2016, the Company’s goodwill related to the acquisition of Newport in 2013 and two branch locations acquired in 2008.  Annually, or more frequently if events or changes in circumstances warrant such evaluation, the Company evaluates its goodwill for impairment.  During 2014, the Company recorded an adjustment upon finalization of the fair value of the core deposit intangible related to the Newport acquisition, which resulted in an increase in goodwill. No goodwill impairment was recorded for the years ended December 31, 2016, 2015 and 2014.

Core Deposit Intangible
In connection with the assumption of $288.4 million of deposit liabilities from the Newport acquisition in September 2013, of which $216.2 million were core deposits, the Bank recorded a core deposit intangible of $7.8 million. The resulting core deposit intangible is amortized over thirteen years using the straight-line method. The Company's core deposit intangible is summarized as follows:

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
Balance at beginning of year	$6,385	$6,986	$8,353
Purchase fair value adjustment	—	—	(754)
Amortization	(602)	(601)	(613)
Balance at end of year	$5,783	$6,385	$6,986

At December 31, 2016, future amortization of the core deposit intangible totals approximately $601,000 for each of the next five years and $2.8 million thereafter.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

NOTE 8.  DEPOSITS

A summary of deposit balances, by type, at December 31, 2016 and 2015 is as follows:

	December 31,
	2016	2015
	(In Thousands)
Noninterest-bearing demand deposits	$201,598	$163,893

Interest-bearing accounts:
Business checking	1,021	612
NOW and money market accounts	457,708	466,288
Savings accounts	34,590	32,848
Certificates of deposit	435,768	394,376
Total interest-bearing accounts	929,087	894,124
Total deposits	$1,130,685	$1,058,017

At December 31, 2016 and 2015, brokered deposits of $25.5 million and $24.3 million, respectively, are included in the above balances for savings accounts and certificates of deposit.

Certificates of deposit in denominations of $250,000 or more were $86.3 million at December 31, 2016.

Contractual maturities of certificates of deposit as of December 31, 2016 are summarized below (in thousands).

2017	$209,671
2018	155,062
2019	47,609
2020	20,443
2021	2,295
Thereafter	688
Total certificates of deposit	$435,768

A summary of interest expense, by account type, for the years ended December 31, 2016, 2015 and 2014 is as follows:

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
NOW and money market accounts	$507	$523	$575
Savings accounts (1) (2)	98	70	79
Certificates of deposit (2)	5,975	5,010	4,740
Total	$6,580	$5,603	$5,394

(1) Includes interest expense on mortgagors' and investors' escrow accounts.
(2) Includes interest expense on brokered deposits.

Related Party Deposits
Reference Note 13 for a discussion of related party transactions, including deposits from related parties.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

NOTE 9.  BORROWINGS

Federal Home Loan Bank Advances
As a member of the FHLB, the Bank has access to a pre-approved secured line of credit with the FHLB of $10.0 million and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy.  FHLB advances are secured by qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans.  In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances.  At December 31, 2016 and 2015, there were no advances outstanding under the line of credit.  Other outstanding advances from the FHLB aggregated $217.8 million and $234.6 million at December 31, 2016 and 2015, respectively, at interest rates ranging from 0.74% to 3.99% and 0.03% to 3.99%, respectively.

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

In 2010, the Company entered into an interest rate swap agreement, which terminated on December 15, 2015, to effectively convert the floating interest rate on its junior subordinated debentures to a fixed interest rate. See Note 17 for a discussion of derivative instruments and hedging activities.

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

The contractual maturities of borrowings, by year, at December 31, 2016 are as follows:

	FHLB Advances		Subordinated Debt	Total
	(Dollars in Thousands)
2017(1)	$66,338		$—	$66,338
2018	38,500		—	38,500
2019	39,000		—	39,000
2020(2)	39,500		—	39,500
2021	9,500		—	9,500
Thereafter	24,921	(3)	8,248	33,169
Total	$217,759		$8,248	$226,007
Weighted average rate	1.58%		2.66%	1.62%

(1) Includes FHLB advances of $21.5 million that are callable during 2017.
(2) Includes an FHLB advance of $3.0 million that is callable during 2017.
(3) Includes FHLB advances of $6.0 million that are callable during 2020.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

NOTE 10.  INCOME TAXES

The components of the income tax provision for the years ended December 31, 2016, 2015 and 2014 are as follows:

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
Current income tax provision:
Federal	$5,215	$2,865	$800
State	153	5	5
Total current income tax provision	5,368	2,870	805

Deferred income tax provision (benefit):
Federal	(444)	(766)	1,183
Total deferred income tax provision (benefit)	(444)	(766)	1,183
Total income tax provision	$4,924	$2,104	$1,988

A reconciliation of the anticipated income tax provision, based on the statutory tax rate of 34.0%, to the income tax provision as reported in the consolidated statements of operations is as follows:

	Years Ended December 31,
	2016	2015	2014
	(Dollars in Thousands)
Income tax provision at statutory tax rate	$5,519	$2,194	$2,176
Increase (decrease) resulting from:
Bank-owned life insurance	(194)	(210)	(197)
Tax-exempt income	(195)	(52)	(84)
Compensation and employee benefit plans	164	183	134
Nondeductible expenses	9	9	7
Expired capital loss carryforward	—	278	—
Tax credit	(56)	(56)	(56)
Change in valuation allowance	—	(300)	(49)
State taxes, net of federal tax benefit	101	3	3
Other	(424)	55	54
Total income tax provision	$4,924	$2,104	$1,988

Effective tax rate	30.3%	32.6%	31.1%

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2016	2015
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$4,213	$3,571
Unrealized losses on available for sale securities	598	466
Depreciation of premises and equipment	2,850	2,795
Impairment - long lived asset	—	3
Deferred compensation	5,156	5,423
Employee benefit plans	466	414
Capital loss carry-forward	8	8
Interest receivable on nonaccrual loans	89	93
Deferred other real estate owned write-downs	32	15
Net unrealized loss on derivative instruments	—	17
Acquisition fair value adjustments	484	515
Other	306	136
Total deferred tax assets	14,202	13,456

Deferred tax liabilities:
Unrealized gains on available for sale securities	247	368
Goodwill and other intangibles	2,632	2,753
Deferred loan costs	1,350	1,050
Mortgage servicing asset	309	324
Merger expenses and purchase adjustments	6	—
Total deferred tax liabilities	4,544	4,495
Deferred tax asset, net	$9,658	$8,961

Retained earnings at December 31, 2016 and 2015 includes a contingency reserve for loan losses of $4.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks.  Amounts transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred.  It is not anticipated the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $1.6 million at December 31, 2016 and 2015 have not been recognized.

Financial service companies doing business in Connecticut are permitted to establish a “passive investment company” (“PIC”) to hold and manage loans secured by real property.  PICs are exempt from Connecticut corporation business tax, and dividends received by the financial services companies from PICs are not taxable.  In January 1999, the Bank established a PIC, as a wholly-owned subsidiary, and in June 2000, transferred a portion of its residential and commercial mortgage loan portfolios from the Bank to the PIC.  A substantial portion of the Company’s interest income is now derived from the PIC, an entity whose net income is exempt from State of Connecticut taxes, and accordingly, state income taxes are minimal.  The Bank’s ability to continue to realize the tax benefits of the PIC is subject to the PIC continuing to comply with all statutory requirements related to the operations of the PIC. Accordingly, no Connecticut related deferred tax assets or liabilities have been recorded.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are expected to be deductible, management believes its deferred tax asset is more likely than not realizable.

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2013.

NOTE 11.  BENEFIT PLANS

Defined Benefit Plan
As a result of the Newport acquisition, the Company participates in the Pentegra Defined Benefit Plan for Financial Institutions (the "Pentegra DB Plan"), a tax-qualified defined benefit pension plan. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multi-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. In connection with the Newport acquisition, the plan was frozen effective September 6, 2013 and the Company recorded a contingent obligation to settle the plan at some future date. At December 31, 2016, the Company's recorded liability related to Newport's Pentegra DB Plan totaled $4.7 million.

The Pentegra DB Plan is a single plan under the Internal Revenue Code and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

The funded status (market value of plan assets divided by funding target) of the Pentegra DB Plan, as of July 1, 2016 was 85.63% per the valuation reports. Market value of plan assets reflects contributions received through June 30, 2016.

The Bank's contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. During the years ended December 31, 2016, 2015 and 2014 total contributions of $356,000, $121,000 and $226,000, respectively, were paid by the Bank. The Bank recognized pension expense of $222,000, $218,000 and $27,000 under the plan for the years ended December 31, 2016, 2015 and 2014 respectively.

Defined Contribution Plan
The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees.  The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank.  An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank. Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100% vesting attained upon five years of service.  There were no profit sharing contributions for the years ended December 31, 2016, 2015 and 2014.

The Plan also includes a 401(k) feature.  Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations.  The Bank makes matching contributions equal to 50% of the participants’ contributions up to 6% of the participants’ earnings.  Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon.  Bank contributions were $279,000, $268,000 and $277,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

Group Term Replacement Plan
The Bank maintains the Group Term Replacement Plan to provide a death benefit to executives designated by the Compensation Committee of the Board of Directors.  The death benefits are funded through certain insurance policies that are owned by the Bank on the lives of the participating executives.  The Bank pays the life insurance premiums, which fund the death benefits from its general assets, and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar endorsement policy.  The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less amount of pre-retirement life insurance benefit and three times final annual compensation post-retirement not to exceed a specified dollar amount.  For purposes of the plan, annual compensation includes an executive’s base compensation, commissions and cash bonuses earned under the Bank’s bonus plan. Participation in the plan ceases if an executive is terminated for cause or the executive terminates employment for reasons other than death, disability or retirement.  If the Bank wishes to maintain the insurance after a participant’s termination in the plan, the Bank will be the direct beneficiary of the entire death proceeds of the insurance policies. Total expense recognized under this plan was $13,000, $150,000 and $29,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Executive Supplemental Retirement Agreements – Defined Benefit
The Bank maintains unfunded supplemental defined benefit retirement agreements with its directors and certain members of senior management, as well as certain former officers and directors of Newport.  These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service.  Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65 or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78.  Total expense (income) incurred under these agreements for the years ended December 31, 2016, 2015 and 2014 was $(115,000), $708,000 and $769,000, respectively. The decrease in expense for 2016 resulted from a change in estimate due to the death of a beneficiary.

Performance-Based Incentive Plan
The Bank has an incentive plan whereby all employees are eligible to receive a bonus tied to both the Company and individual performance.  Non-discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee.  Total expense recognized was $1.6 million, $605,000 and $578,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Supplemental Executive Retirement Plan
The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan.  The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the scheduled repayment of the ESOP loan.  For the year ended December 31, 2016, the President and Chief Executive Officer and the Chief Administrative Officer were designated by the Board of Directors to participate in the plan. For the years ended December 31, 2015 and 2014, the President and Chief Executive Officer and the former Chief Financial Officer were designated by the Board of Directors to participate in the plan. Total expense incurred under this plan was $58,000, $45,000 and $3,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

In January 2011, the Company completed an additional public stock offering. At that time, the Company provided an additional loan to the Savings Institute Bank and Trust Employee Stock Ownership Plan of $3.1 million, which was used to purchase 392,670 shares of the Company's common stock. The new loan bears interest equal to 3.25% and provides for annual payments of interest and principal over the 20-year term of the loan.

At December 31, 2016, the remaining principal balance on the ESOP debt is payable as follows (in thousands):

2017	$539
2018	563
2019	587
2020	152
2021	157
Thereafter	1,661
Total	$3,659

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loans.  The loans are secured by the shares purchased, which are held in a suspense account for allocation among participants as the loans are repaid.  Shares held by the ESOP include the following at December 31, 2016 and 2015:

	December 31,
	2016	2015
	(Dollars In Thousands)
Allocated	303,074	275,853
Committed to be allocated	48,638	48,638
Unallocated	361,887	410,525
Total shares	713,599	735,016
Fair value of unallocated shares	$5,573	$5,604

Total compensation expense recognized in connection with the ESOP was $668,000, $582,000 and $552,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Equity Incentive Plans
The Company's equity incentive plans consist of stock options and shares of restricted stock that may be granted to its employees, officers and directors.  Both incentive stock options and non-statutory stock options may be granted under these plans.  The 2005 Equity Incentive Plan allowed the Company to grant up to 552,891 stock options and 221,154 shares of restricted stock. The 2012 Equity Incentive Plan allows the Company to grant up to 504,794 stock options and 201,918 shares of restricted stock.  All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant.  Under the 2012 Equity Incentive Plan, both performance and time-based restricted stock awards may be granted. At December 31, 2016, 99,814 stock options and 19,292 shares of restricted stock were available for future grants under the 2012 plan. The 2005 plan reached its contractual life during 2015.

For the years ended December 31, 2016, 2015 and 2014, the Company recognized share-based compensation expense related to the stock option and restricted stock awards of $879,000, $860,000 and $746,000, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

The Company granted stock options totaling 20,000, 110,000 and 8,981 during the years ended December 31, 2016, 2015 and 2014, respectively. The fair value of each option was determined at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	2016	2015	2014
Expected term (years)	10.00	10.00	10.00
Expected dividend yield	1.44%	1.70%	1.37%
Expected volatility	57.13	56.31	58.19
Risk-free interest rate	1.75	2.16	2.67
Fair value of options granted	$7.75	$6.37	$6.79

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

The following is a summary of activity for the Company’s stock options for the year ended December 31, 2016:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)

Options outstanding at beginning of year	485,202	$10.92
Options granted	20,000	13.98
Options exercised	(7,892)	8.50
Options forfeited	(7,401)	11.03
Options outstanding at end of year	489,909	11.08	6.03
Options exercisable at end of year	326,416	10.70	5.14

There were 7,892, 298,146 and 52,406 options exercised during the years ended December 31, 2016, 2015 and 2014, respectively. The total intrinsic value of options exercised during the years ended December 31, 2016, 2015 and 2014, was $44,000, $326,000 and $58,000, respectively. The intrinsic value of stock options outstanding and exercisable at December 31, 2016 was $2.1 million and $1.5 million, respectively.  At December 31, 2016, there was $832,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted average period of 1.6 years.

The following table presents the summary of activity for the Company’s unvested restricted shares for the year ended December 31, 2016.

	Shares	Weighted Average Grant Date Fair Value

Unvested restricted shares at beginning of year	80,471	$11.30
Restricted shares vested	(38,113)	11.30
Unvested restricted shares at end of year	42,358	11.30

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

The aggregate fair value of restricted stock awards that vested during the years ended December 31, 2016, 2015 and 2014 was $511,000, $592,000 and $363,000, respectively.  At December 31, 2016, there was $127,000 of unrecognized compensation costs related to unvested restricted stock awards granted under the incentive plans, which are expected to be recognized over a weighted average period of 0.4 years.

Bank-Owned Life Insurance
The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers and former officers and directors of Newport.  The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans.  The Company’s investment in bank-owned life insurance does not exceed the regulatory limitation of 25 percent of Tier 1 capital plus the allowance for loan and lease losses.  The aggregate cash surrender value of all policies owned by the Company amounted to $21.3 million and $21.9 million at December 31, 2016 and 2015, respectively. Income earned on these life insurance policies aggregated $570,000, $618,000 and $580,000 for the years ended December 31, 2016, 2015 and 2014, respectively.  There were no gains recognized on death benefit proceeds received during the years ended December 31, 2016, 2015 and 2014.

NOTE 12.  OTHER COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingencies not reflected in the accompanying consolidated financial statements.  The Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheets.  The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

Financial instruments whose contract amounts represent credit risk at December 31, 2016 and 2015 were as follows:

	December 31,
	2016	2015
	(In Thousands)
Commitments to extend credit:
Commitments to originate loans	$31,702	$7,531
Undisbursed construction loans	8,426	28,939
Undisbursed home equity lines of credit	52,131	46,819
Undisbursed commercial lines of credit	54,023	47,354
Overdraft protection lines	1,306	1,262
Standby letters of credit	133	173
Total commitments	$147,721	$132,078

Commitments to originate loans at December 31, 2016 and 2015 included fixed rate loan commitments of $16.4 million and $5.3 million, respectively, at interest rates ranging from 2.75% to 8.00% and 2.88% to 5.75%, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

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

Operating Lease Commitments
The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2039.  At December 31, 2016, future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, are as follows (in thousands):

2017	$1,472
2018	1,382
2019	1,324
2020	1,224
2021	1,063
Thereafter	6,224
Total	$12,689

Certain leases contain options to extend for periods of 5 to 50 years.  The cost of such extensions is not included in the above amounts.  Rental expense charged to operations for cancelable and noncancelable operating leases was $1.5 million, $1.5 million and $1.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Rental Income Under Subleases
The Company is subleasing excess office space under noncancelable operating leases that expire at various dates through 2024. At December 31, 2016, future minimum lease payments receivable for the noncancelable lease agreement is as follows (in thousands):

2017	$264
2018	36
2019	19
2020	19
2021	19
Thereafter	48
Total	$405

Rental income under the noncancelable lease agreement was $268,000, $213,000 and $27,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

Investment Commitments
The Bank is a limited partner in three SBICs and committed to contribute capital of $3.0 million to the limited partnerships.  The Bank recognized no write-downs during the years ended December 31, 2016 and 2015, but recognized write-downs totaling $175,000 on its investment in the SBICs during the year ended December 31, 2014.  The SBICs, with a combined net book value of $2.0 million and $1.8 million at December 31, 2016 and 2015, respectively, net of impairment charges and distributions, are included in other assets. At December 31, 2016, the Bank’s remaining off-balance sheet commitment for capital investment in the SBICs was $813,000.

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

Legal Matters
Various legal claims arise from time to time in the normal course of business.  Management believes the resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

NOTE 13.  RELATED PARTY TRANSACTIONS

Loans Receivable
In the normal course of business, the Bank grants loans to related parties.  Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest.  These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility, favored treatment or terms or present other unfavorable features.  At December 31, 2016 and 2015, all related party loans were performing in accordance with their terms.

Changes in loans outstanding to such related parties during the years ended December 31, 2016 and 2015 are as follows:

	Years Ended December 31,
	2016	2015
	(In Thousands)
Balance at beginning of year	$1,471	$1,716
Additions	932	174
Repayments	(860)	(419)
Balance at end of year	$1,543	$1,471

Deposits
Deposit accounts of directors, certain officers and other related parties aggregated $1.2 million and $1.1 million at December 31, 2016 and 2015, respectively.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

Under Basel III capital requirements, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  The Company's and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation require the Company and the Bank to maintain certain minimum capital amounts and ratios. Federal bank regulators require the Company and the Bank to maintain minimum ratios of core capital to adjusted average assets, common equity tier 1 capital to risk-weighted assets, tier 1 capital to risk-weighted assets and total risk-based capital to risk-weighted assets. At December 31, 2016 and 2015, the Company and the Bank met all the capital adequacy requirements to which they were subject and were “well capitalized” under the regulatory requirements. Management believes no conditions or events have occurred since December 31, 2016 that would materially adversely change the Company's and the Bank's capital classifications.

Effective January 1, 2016, Basel III implemented a requirement for all banking organizations to maintain a capital conservation buffer exclusively composed of common equity Tier 1 capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions, stock repurchases and discretionary bonus payments to executive officers. The capital conservation buffer increases the three risk-based capital ratios and will be phased in over a multi-year schedule with full compliance in 2019. Management believes the Company and the Bank's capital levels will remain characterized as "well-capitalized" under the new rules.

The Company and Bank's regulatory capital amounts and ratios at December 31, 2016 and 2015, compared to the FDIC's requirements for classification as a well-capitalized institution and for minimum capital adequacy, were as follows:

December 31, 2016	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Common Equity Tier 1 Capital:
Company	$150,915	15.08%	$45,028	4.50%	$65,041	6.50%
Bank	141,673	14.17	44,978	4.50	64,968	6.50
Tier 1 Capital to Risk Weighted Assets:
Company	158,915	15.88	60,037	6.00	80,050	8.00
Bank	141,673	14.17	59,970	6.00	79,960	8.00
Total Capital to Risk Weighted Assets:
Company	171,187	17.11	80,050	8.00	100,062	10.00
Bank	153,945	15.40	79,960	8.00	99,950	10.00
Tier 1 Capital to Average Assets:
Company	158,915	10.50	60,562	4.00	75,702	5.00
Bank	141,673	9.41	60,248	4.00	75,310	5.00

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

December 31, 2015	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Common Equity Tier 1 Capital:
Company	$140,862	14.86%	$42,645	4.50%	$61,599	6.50%
Bank	134,992	14.27	42,580	4.50	61,504	6.50
Tier 1 Capital to Risk Weighted Assets:
Company	140,862	14.86	56,861	6.00	75,814	8.00
Bank	134,992	14.27	56,773	6.00	75,698	8.00
Total Capital to Risk Weighted Assets:
Company	151,327	15.97	75,814	8.00	94,768	10.00
Bank	145,457	15.37	75,698	8.00	94,622	10.00
Tier 1 Capital to Average Assets:
Company	140,862	9.73	57,896	4.00	72,370	5.00
Bank	134,992	9.38	57,550	4.00	71,937	5.00

Reconciliations of the Company’s total capital to the Bank’s regulatory capital are as follows:

	December 31,
	2016	2015
	(In Thousands)
Total capital per consolidated financial statements	$164,727	$154,330
Holding company equity not available for regulatory capital	(9,257)	(5,272)
Accumulated losses on available for sale securities	696	199
Intangible assets	(14,493)	(14,265)
Total tier I capital	141,673	134,992
Adjustments for total capital:
Allowance for loan and credit losses	12,272	10,465
Total capital per regulatory reporting	$153,945	$145,457

NOTE 15.  OTHER COMPREHENSIVE INCOME (LOSS)

Accounting principles generally require recognized revenues, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities are reported as a separate component of shareholders' equity on the balance sheet, such items along with net income are components of comprehensive income.

Components of other comprehensive income (loss) and related tax effects are as follows:

	Year Ended December 31, 2016
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Unrealized holding losses on available for sale securities	$(689)	$234	$(455)
Reclassification adjustment for gains realized in net income	(55)	19	(36)
Unrealized holding losses on available for sale securities, net of taxes	(744)	253	(491)
Other comprehensive loss	$(744)	$253	$(491)

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

	Year Ended December 31, 2015
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding losses on available for sale securities	$(443)	$150	$(293)
Reclassification adjustment for gains realized in net income	(146)	50	(96)
Unrealized holding losses on available for sale securities, net of taxes	(589)	200	(389)
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	157	(53)	104
Other comprehensive loss	$(432)	$147	$(285)

	Year Ended December 31, 2014
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding gains on available for sale securities	$1,338	$(455)	$883
Reclassification adjustment for gains realized in net income	(64)	22	(42)
Unrealized holding gains on available for sale securities, net of taxes	1,274	(433)	841
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	155	(53)	102
Other comprehensive income	$1,429	$(486)	$943

The components of accumulated other comprehensive loss included in shareholders’ equity are as follows:

	December 31, 2016
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized losses on available for sale securities	$(1,032)	$351	$(681)
Accumulated other comprehensive loss	$(1,032)	$351	$(681)

	December 31, 2015
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized losses on available for sale securities	$(288)	$98	$(190)
Accumulated other comprehensive loss	$(288)	$98	$(190)

NOTE 16.  FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of assets and liabilities is the price that would be received to sell an

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various assets and liabilities.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the assets and liabilities.

The following methods and assumptions were used by the Company in estimating fair value disclosures of its financial instruments:

◦	Cash and cash equivalents. The carrying amounts of cash and cash equivalents approximate the fair values based on the short-term nature of the assets.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

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

◦
Interest rate swap agreement.  The fair value of the Company’s interest rate swap is obtained from a third-party pricing service and are determined using a discounted cash flow analysis on the expected cash flows of the derivative.  The pricing analysis is based on observable inputs for the contractual term of the derivative, including the period to maturity, credit component and interest rate curves.

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

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following tables present assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015.  The Company had no significant transfers into or out of Levels 1, 2 or 3 during the years ended December 31, 2016 and 2015.

	December 31, 2016
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$21,087	$43,209	$—	$64,296
Government-sponsored enterprises	—	11,364	—	11,364
Mortgage-backed securities	—	78,389	—	78,389
Collateralized debt obligations	—	—	1,157	1,157
Obligations of state and political subdivisions	—	1,000	—	1,000
Tax-exempt securities	—	3,161	—	3,161
Forward loan sale commitments and derivative loan commitments	—	—	136	136
Total assets	$21,087	$137,123	$1,293	$159,503

Liabilities:
Forward loan sale commitments and derivative loan commitments	$—	$—	$15	$15
Interest rate swap agreement	—	2	—	2
Total liabilities	$—	$2	$15	$17

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

	December 31, 2015
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$25,045	$45,951	$—	$70,996
Government-sponsored enterprises	—	25,403	—	25,403
Mortgage-backed securities	—	72,078	—	72,078
Corporate debt securities	—	1,000	—	1,000
Collateralized debt obligations	—	—	1,146	1,146
Obligations of state and political subdivisions	—	1,271	—	1,271
Tax-exempt securities	—	3,238	—	3,238
Forward loan sale commitments and derivative loan commitments	—	—	71	71
Total assets	$25,045	$148,941	$1,217	$175,203

Liabilities:
Forward loan sale commitments and derivative loan commitments	$—	$—	$1	$1
Interest rate swap agreement	—	64	—	64
Total liabilities	$—	$64	$1	$65

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets:

	Collateralized Debt Obligations	Derivatives and Forward Loan Sale Commitments, Net
	(In Thousands)
Balance at December 31, 2014	$1,181	$59
Total unrealized gains (losses) included in other comprehensive loss	(35)	11
Balance at December 31, 2015	1,146	70
Total unrealized gains included in other comprehensive loss	11	51
Balance at December 31, 2016	$1,157	$121

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles.  These adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets at December 31, 2016 and 2015.  There were no liabilities measured at fair value on a nonrecurring basis at December 31, 2016 and 2015.

	At December 31, 2016			At December 31, 2015
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	(In Thousands)
Impaired loans	$—	$—	$696	$—	$—	$588
Other real estate owned	—	—	1,466	—	—	1,088
Total assets	$—	$—	$2,162	$—	$—	$1,676

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

The following table summarizes losses resulting from fair value adjustments for assets measured at fair value on a nonrecurring basis.

	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
Impaired loans	$354	$200	$85
Other real estate owned	52	52	6
Total losses	$406	$252	$91

The Company measures the impairment of loans that are collateral dependent based on the fair value of the collateral (Level 3).  The fair value of collateral used by the Company represents the amount expected to be received from the sale of the property, net of selling costs, as determined by an independent, licensed or certified appraiser using observable market data.  This data includes information such as selling price of similar properties, expected future cash flows or earnings of the subject property based on current market expectations and relevant legal, physical and economic factors.  The appraised values of collateral are adjusted as necessary by management based on observable inputs for specific properties. Losses applicable to write-downs of impaired loans are based on the appraised market value of the underlying collateral, assuming foreclosure of these loans is imminent, and are recorded through the provision for loan losses.

The amount of other real estate owned represents the carrying value of the collateral based on the appraised value of the underlying collateral less estimated selling costs.  The loss on foreclosed assets represents adjustments in the valuation recorded during the time period indicated and not for losses incurred on sales.

The Company evaluates its goodwill for impairment in accordance with applicable accounting guidance.  Based on this evaluation, no goodwill impairment was recorded during the years ended December 31, 2016, 2015 and 2014.

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

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2016 or 2015.  The estimated fair value amounts for 2016 and 2015 have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.  The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other banks may not be meaningful.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

As of December 31, 2016 and 2015, the recorded carrying amounts and estimated fair values of the Company's financial instruments are as follows:

	December 31, 2016
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:	(In Thousands)
Cash and cash equivalents	$73,186	$73,186	$—	$—	$73,186
Available for sale securities	159,367	21,087	137,123	1,157	159,367
Loans held for sale	1,393	—	—	1,584	1,584
Loans receivable, net	1,220,323	—	—	1,218,918	1,218,918
Federal Home Loan Bank stock	12,162	—	—	12,162	12,162
Federal Reserve Bank stock	3,624	—	—	3,624	3,624
Accrued interest receivable	4,435	—	—	4,435	4,435
Financial Liabilities:
Deposits	1,130,685	—	—	1,134,378	1,134,378
Mortgagors' and investors' escrow accounts	4,388	—	—	4,388	4,388
Federal Home Loan Bank advances	217,759	—	217,120	—	217,120
Junior subordinated debt owed to unconsolidated trust	8,248	—	6,043	—	6,043
On-balance Sheet Derivative Financial Instruments:
Assets:
Derivative loan commitments	72	—	—	72	72
Forward loan sale commitments	64	—	—	64	64
Liabilities:
Interest rate swap agreement	2	—	2	—	2
Derivative loan commitments	15	—	—	15	15

	December 31, 2015
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:	(In Thousands)
Cash and cash equivalents	$40,778	$40,778	$—	$—	$40,778
Available for sale securities	175,132	25,045	148,941	1,146	175,132
Loans held for sale	1,804	—	—	1,825	1,825
Loans receivable, net	1,165,372	—	—	1,179,487	1,179,487
Federal Home Loan Bank stock	12,874	—	—	12,874	12,874
Federal Reserve Bank stock	3,621	—	—	3,621	3,621
Accrued interest receivable	4,283	—	—	4,283	4,283
Financial Liabilities:
Deposits	1,058,017	—	—	1,062,884	1,062,884
Mortgagors' and investors' escrow accounts	3,508	—	—	3,508	3,508
Federal Home Loan Bank advances	234,595	—	234,504	—	234,504
Junior subordinated debt owed to unconsolidated trust	8,248	—	5,442	—	5,442
On-balance Sheet Derivative Financial Instruments:
Assets:
Derivative loan commitments	51	—	—	51	51
Forward loan sale commitments	20	—	—	20	20
Liabilities:
Forward loan sale commitments	1	—	—	1	1
Interest rate swap agreement	64	—	64	—	64

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

NOTE 17.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Financial Instruments
The Company has a stand-alone derivative financial instrument in the form of an interest rate swap agreement, which derives its value from underlying interest rate.  This transaction involves both credit and market risk.  The notional amount is an amount on which calculations, payments and the value of the derivative is based. The notional amount does not represent direct credit exposure.  Direct credit exposure is limited to the net difference between the calculated amount to be received and paid, if any.  Such difference, which represents the fair value of the derivative instrument, is reflected on the Company’s balance sheets as other assets and other liabilities.
The Company is exposed to credit-related losses in the event of nonperformance by the counterparty to this agreement.  The Company controls the credit risk of its financial contract through credit approvals, limits and monitoring procedures and does not expect any counterparty to fail its obligation.

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

Interest Rate Swap Agreement - In 2012, management entered into an interest rate swap agreement that does not meet the strict hedge accounting requirements of FASB's "Derivatives and Hedging" standard to manage the Company's exposure to interest rate movements and other identified risks. At December 31, 2016 and 2015, information pertaining to the Company's interest rate swap agreement not designated as a hedge was as follows:

	December 31,
	2016	2015
	(Dollars in Thousands)
Notional amount	$15,000	$15,000
Weighted average fixed pay rate	1.26%	1.26%
Weighted average variable receive rate	0.88%	0.32%
Weighted average maturity in years	0.0	1.0
Unrealized loss relating to interest rate swap	$2	$64

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

The Company reported a gain in fair value on the interest rate swap not designated as a hedge in noninterest income of $62,000 and $50,000 for the years ended December 31, 2016 and 2015, respectively. This interest rate swap agreement terminated on January 11, 2017.

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

The Company expects these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments.

Interest Rate Risk Management - Derivative Instruments
The following table presents the fair values of derivative instruments as well as their classification on the consolidated balance sheets at December 31, 2016 and 2015.

		December 31, 2016		December 31, 2015
	Balance Sheet Location	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
		(In Thousands)
Derivatives not designated as hedging instruments:
Interest rate swap	Other Liabilities	$15,000	$(2)	$15,000	$(64)
Derivative loan commitments	Other Assets	12,607	57	6,170	51
Forward loan sale commitments	Other Assets	4,049	64	3,656	19

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

At December 31, 2016 and 2015, the Bank’s retained earnings available for payment of dividends was $15.1 million and $9.4 million, respectively.  Accordingly, $140.3 million and $139.7 million of the Company’s equity in the net assets of the Bank were restricted at December 31, 2016 and 2015, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

In March 2015, the Board of Directors approved a plan to repurchase up to 5% or approximately 630,000 shares of the Company's common stock through open market purchases or privately negotiated transactions. During 2015, the Company purchased 628,530 shares, which completed the March 2015 plan, at a cost of $7.5 million. No repurchase plans were approved or executed in 2016.

NOTE 20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

	December 31,
Condensed Balance Sheets	2016	2015
Assets:	(In Thousands)
Cash and cash equivalents	$10,751	$3,546
Available for sale securities	5,021	5,009
Investment in Savings Institute Bank and Trust Company	155,470	149,058
ESOP note receivable	3,659	4,176
Taxes receivable	—	325
Other assets	784	755
Total assets	$175,685	$162,869

Liabilities and Shareholders' Equity:
Liabilities	$10,958	$8,539
Shareholders' equity	164,727	154,330
Total liabilities and shareholders' equity	$175,685	$162,869

Condensed Statements of Income	Years Ended December 31,
	2016	2015	2014
	(In Thousands)
Dividend from subsidiary	$680	$475	$—
Interest and dividends on investments	70	60	57
Net gain on sale of investment in affiliate	5,263	—	—
Dividend from investment in affiliate	2,000	—	—
Other income	194	230	315
Total income	8,207	765	372

Operating expenses	1,372	795	781
Income (loss) before income taxes and equity in undistributed net income	6,835	(30)	(409)
Income tax provision (benefit)	1,739	(117)	(173)
Income (loss) before equity in undistributed net income of subsidiary	5,096	87	(236)
Equity in undistributed net income of subsidiary	6,214	4,261	4,647
Net income	$11,310	$4,348	$4,411

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

Condensed Statements of Cash Flows	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:	(In Thousands)
Net income	$11,310	$4,348	$4,411
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed loss of subsidiary	(6,214)	(4,261)	(4,647)
Excess tax benefit from share-based payment arrangements	(28)	(15)	(4)
Deferred income taxes	(680)	295	1,364
Net gain on sale of investment in affiliate	(5,263)	—	—
Other, net	3,035	132	3,323
Cash provided by operating activities	2,160	499	4,447

Cash flows from investing activities:
Purchase of available for sale securities	—	(3,014)	(1,973)
Proceeds from maturities of available for sale securities	—	1,000	3,015
Proceeds from sale of available for sale securities	—	—	1,028
Proceeds from sale of investment in affiliate	5,581	—	—
Payments received on ESOP note receivable	516	495	475
Investment in subsidiary	920	550	1,104
Cash provided by (used in) investing activities	7,017	(969)	3,649

Cash flows from financing activities:
Stock options exercised	67	715	367
Common shares repurchased	(178)	(7,730)	(651)
Cash dividends on common stock	(1,889)	(1,914)	(1,475)
Excess tax benefit from share-based payment arrangements	28	15	4
Cash used in financing activities	(1,972)	(8,914)	(1,755)

Net change in cash and cash equivalents	7,205	(9,384)	6,341
Cash and cash equivalents at beginning of year	3,546	12,930	6,589
Cash and cash equivalents at end of year	$10,751	$3,546	$12,930

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016, 2015 AND 2014

NOTE 21.  QUARTERLY DATA (UNAUDITED)

Quarterly results of operations for the years ended December 31, 2016 and 2015 are as follows:

	Year Ended December 31, 2016				Year Ended December 31, 2015
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In Thousands, Except Share Amounts)
Interest and dividend income	$14,891	$12,703	$12,675	$12,642	$12,649	$12,217	$11,790	$11,470

Interest expense	2,555	2,541	2,519	2,468	2,376	2,333	2,145	2,047

Net interest and dividend income	12,336	10,162	10,156	10,174	10,273	9,884	9,645	9,423

Provision for loan losses	417	880	582	311	797	1,017	360	335

Net interest and dividend income after provision for loan losses	11,919	9,282	9,574	9,863	9,476	8,867	9,285	9,088

Noninterest income	7,653	2,653	2,586	2,702	2,628	2,746	2,610	2,337

Noninterest expenses	10,540	9,612	9,580	10,266	9,973	10,145	10,406	10,061

Income before income taxes	9,032	2,323	2,580	2,299	2,131	1,468	1,489	1,364

Income tax provision	2,547	767	852	758	683	494	484	443

Net income	$6,485	$1,556	$1,728	$1,541	$1,448	$974	$1,005	$921

Earnings per share:
Basic	$0.55	$0.13	$0.15	$0.13	$0.12	$0.08	$0.08	$0.07
Diluted	$0.55	$0.13	$0.15	$0.13	$0.12	$0.08	$0.08	$0.07

Quarterly per share data may not add to annual data due to rounding