Form 10-K, Exhibit 13
period 2017-12-31
SI Financial Group, Inc.
filed 2018-03-15
CIK 1500213

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding changes in the Company’s financial condition as of December 31, 2017 and 2016 and the results of operations for the years ended December 31, 2017, 2016 and 2015.  The information contained in this section should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this annual report.

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

Management’s ability to predict results of the effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board; the quality and composition of the loan and investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; changes in real estate market values in the Company’s market area and changes in relevant accounting and tax principles and guidelines.  Additional factors that may affect the Company’s results are discussed in Item 1A. “Risk Factors” in the Company’s annual report on Form 10-K and in other reports filed with the Securities and Exchange Commission (the “SEC”).  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims, any obligation to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Management Strategies

The Company’s mission is to operate and grow a profitable community-oriented financial institution.  The Company plans to achieve this mission by continuing its strategies of:

◦
Offering a full range of financial products and services. The Bank has a long tradition of focusing on the needs of consumers and small and medium-sized businesses in the community and being an active corporate citizen.  The Bank believes its community orientation, quicker decision-making process and customized products are attractive to its customers and distinguish it from the large regional banks that operate in its market area.  The Bank serves as a financial services company offering one-stop shopping for all of its customers’ financial needs through banking, life insurance and annuity products.  The Bank believes its broad array of product offerings deepen its relationships with its current customers and entice new customers to begin banking with them, ultimately increasing fee income and profitability.

◦
Actively managing the balance sheet and diversifying the asset mix. The Company manages its balance sheet by: (1) prudently increasing the Bank's multi-family and commercial real estate and commercial business loan portfolios, which offer higher yields, shorter maturities and more sensitivity to interest rate fluctuations; (2) managing its interest rate risk by diversifying the type and maturity of its assets in its loan and investment portfolios and monitoring the maturities in its deposit portfolio; and (3) maintaining strong capital levels and liquidity. Multi-family and commercial real estate and commercial business loans increased $46.1 million, $42.6 million and $126.5 million for the years ended December 31, 2017, 2016 and 2015, respectively, and comprised 61.4% of total loans at December 31, 2017.  The Company intends to continue to pursue the opportunities from the many multi-family and commercial properties and businesses located in its market area and areas outside its market area where lenders have specialized knowledge.

◦
Continuing conservative underwriting practices and maintaining a high quality loan portfolio. The Bank believes strong asset quality is key to long-term financial success.  The Bank has sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts.  Nonperforming loans increased from $5.4 million at December 31, 2016 to $6.4 million at December 31, 2017.  At December 31, 2017, nonperforming loans were 0.51% of the total loan portfolio and 0.41% of total assets.  While continuing to increase its multi-family and commercial real estate and commercial business lending, which tend to have larger loan balances than residential mortgage loans, the Bank will continue to manage these larger loan exposures by applying its philosophy of conservative loan underwriting and credit administration standards.

◦
Increasing core deposits. The Bank’s primary source of funds is retail deposit accounts.  At December 31, 2017, 63.0% of the Bank's deposits were core deposits, consisting of demand, savings and money market accounts. The Bank values core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. We expect core deposits to continue to increase primarily due to investments the Bank has made in its branch network, new product offerings, competitive interest rates and additional transactional deposits we obtain from our growing base of commercial clients. The Bank intends to continue to increase its core deposits and focus on gaining market share in counties outside of Windham County in Connecticut and in Newport and Washington Counties in Rhode Island by continuing to offer exceptional customer service, cross-selling its loan, deposit, life insurance and annuity products and increasing its commercial deposits from small and medium-sized businesses through additional business banking and cash management products.

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

	Years Ended December 31,
	2017			2016			2015
	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans (1) (2) (3)	$1,242,056	$49,660	4.00%	$1,182,072	$46,802	3.96%	$1,105,034	$44,396	4.02%
Securities (3)	185,082	3,972	2.15	196,544	4,128	2.10	188,695	3,668	1.94
Other interest-earning assets	70,616	763	1.08	51,275	2,259	4.41	27,650	88	0.32
Total interest-earning assets	1,497,754	54,395	3.63	1,429,891	53,189	3.72	1,321,379	48,152	3.64

Noninterest-earning assets	84,611			84,788			91,778
Total assets	$1,582,365			$1,514,679			$1,413,157

Interest-bearing liabilities:
Deposits:
Business checking	$1,028	—	—	$838	—	—	$376	—	—
NOW and money market	490,766	865	0.18	468,654	507	0.11	465,888	523	0.11
Savings (4)	35,818	126	0.35	36,565	98	0.27	37,895	70	0.18
Certificates of deposit (5)	454,380	6,506	1.43	431,732	5,975	1.38	384,207	5,010	1.30
Total interest-bearing deposits	981,992	7,497	0.76	937,789	6,580	0.70	888,366	5,603	0.63

Federal Home Loan Bank advances	190,519	3,348	1.76	211,429	3,310	1.57	188,361	2,969	1.58
Subordinated debt	8,248	236	2.86	8,248	193	2.34	8,248	329	3.99
Total interest-bearing liabilities	1,180,759	11,081	0.94	1,157,466	10,083	0.87	1,084,975	8,901	0.82

Noninterest-bearing liabilities	231,752			197,750			172,404
Total liabilities	1,412,511			1,355,216			1,257,379

Total shareholders' equity	169,854			159,463			155,778

Total liabilities and shareholders' equity	$1,582,365			$1,514,679			$1,413,157

Net interest-earning assets	$316,995			$272,425			$236,404

Tax equivalent net interest income(3)		43,314			43,106			39,251
Tax equivalent interest rate spread(6)			2.69%			2.85%			2.82%
Tax equivalent net interest margin as a percentage of interest-earning assets (7)			2.89%			3.01%			2.97%
Average of interest-earning assets to average interest-bearing liabilities			126.85%			123.54%			121.79%
Less tax equivalent adjustment (3)		(408)			(278)			(26)
Net interest income		$42,906			$42,828			$39,225

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

	2017 Compared to 2016			2016 Compared to 2015
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Rate	Volume	Net	Rate	Volume	Net
	(In Thousands)
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)(3)	$502	$2,356	$2,858	$(652)	$3,058	$2,406
Securities (3)	81	(237)	(156)	311	149	460
Other interest-earning assets	(2,134)	638	(1,496)	2,156	15	2,171
Total interest-earning assets	(1,551)	2,757	1,206	1,815	3,222	5,037

Interest-bearing liabilities:
Interest expense:
Deposits (4)	590	327	917	381	596	977
Federal Home Loan Bank advances	347	(309)	38	(20)	361	341
Subordinated debt	43	—	43	(136)	—	(136)
Total interest-bearing liabilities	980	18	998	225	957	1,182

Change in net interest income (5)	$(2,531)	$2,739	$208	$1,590	$2,265	$3,855

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

Comparison of Financial Condition at December 31, 2017 and December 31, 2016

Assets:
Summary. Total assets increased $30.1 million, or 1.9%, to $1.58 billion at December 31, 2017, principally due to increases of $16.9 million in net loans receivable, $12.4 million in cash surrender value of bank-owned life insurance and $10.3 million in cash and cash equivalents, offset by decreases of $5.3 million in available for sale securities, $3.2 million in net deferred tax assets and $2.3 million in Federal Home Loan Bank stock. The increase in cash surrender value of bank-owned life insurance was due to the purchase of $11.8 million of new policies during 2017. The decrease in available for sale securities was due to maturities during 2017, the proceeds of which were used to fund loan growth. The reduction in net deferred tax assets related to the $4.0 million revaluation of the deferred tax asset as of the enactment date of the new tax reform legislation in December 2017. The balance in Federal Home Loan Bank stock declined primarily due to changes in the Federal Home Loan Bank's excess stock repurchase process.

Loans Receivable, Net.  Net loans receivable increased $16.9 million during 2017, which reflects increases in multi-family and commercial mortgage loans of $60.3 million, other commercial business loans of $9.0 million and condominium association loans of $3.6 million, offset by decreases in SBA and USDA guaranteed loans of $26.9 million, residential mortgage loans of $19.8 million and construction loans of $7.3 million. Compared to 2016, residential real estate, commercial real estate, commercial business and consumer loan originations decreased $10.5 million, $7.7 million, $2.9 million and $1.2 million, respectively, during 2017. Changes in the loan portfolio consisted of the following:

◦
Residential Real Estate.  Residential mortgage loans comprised 31.9% of total loans at December 31, 2017.  The residential mortgage portfolio decreased $19.8 million, or 4.7%, primarily due to the sale of $54.1 million of fixed-rate residential mortgage loans. Residential mortgage loan originations decreased $10.5 million during 2017 as a result of decreased activity in the housing market and less refinance opportunities because of the rising interest rate environment.

◦
Multi-family and Commercial Real Estate.  At December 31, 2017, multi-family and commercial real estate loans represented 38.7% of the Company’s total loan portfolio and increased $60.3 million, or 14.3%, during 2017, due to the origination of a $22.3 million commercial participation loan, the conversion of a $15.3 million commercial construction loan to a permanent commercial real estate loan and $15.0 million in purchased commercial mortgage participation loans, partially offset by the sale of $9.7 million of a commercial participation loan and a decrease in originations.  Loan originations for multi-family and commercial real estate loans were $71.6 million during 2017, representing a decrease of $7.7 million as compared to 2016.

◦
Construction. Construction loans, which include both residential and commercial construction loans, decreased $7.3 million, or 20.2%, during 2017, primarily due to the conversion of a $15.3 million commercial construction loan to a permanent commercial real estate loan.

◦
Commercial Business. Commercial business loans represented 22.7% of total loans at December 31, 2017 and decreased $14.2 million during 2017 primarily due to decreases of $26.9 million in SBA and USDA guaranteed loans and $557,000 in time share loans, offset by increases of $9.0 million in other commercial business loans, $3.6 million in condominium association loans and $623,000 in medical loans. Commercial business loan originations decreased $2.9 million during 2017 as compared to 2016.

◦
Consumer Loans.  Consumer loans represented 4.4% of the Company’s total loan portfolio at December 31, 2017 and decreased $2.0 million, or 3.6%, during 2017. The decrease in consumer loans was primarily due to a decrease in home equity loans of $1.7 million and indirect automobile lending of $444,000, offset by an increase of $148,000 in other consumer loans. Loan originations for consumer loans totaled $24.8 million for 2017, representing an decrease of $1.2 million compared to 2016.

The allowance for loan losses totaled $12.3 million at December 31, 2017 compared to $11.8 million at December 31, 2016.  The ratio of the allowance for loan losses to total loans increased from 0.96% at December 31, 2016 to 0.99% at December 31, 2017, primarily due to a higher provision associated with the increase in the commercial real estate loan portfolio, which carries a higher degree of risk (excluding guaranteed

SBA and USDA loans) than other loans held in the portfolio, a decrease in SBA and USDA loans, which because of the government guarantee on these loans, does not require a corresponding allowance for loan losses, and $147,000 of net loan charge-offs for the period.

Liabilities:
Total liabilities increased $26.3 million, or 1.9%, to $1.41 billion at December 31, 2017. During 2017, deposits increased $77.4 million, or 6.8%, which included increases in NOW and money market deposits of $49.2 million, noninterest-bearing deposits of $19.3 million and certificates of deposit of $11.7 million, offset by a decrease in savings accounts of $2.5 million.  The increase in deposits was a result of competitive products and marketing initiatives. The increase in total liabilities was partially offset by a decrease of $47.7 million in borrowings, from $226.0 million at December 31, 2016 to $178.3 million at December 31, 2017, resulting from repayments of Federal Home Loan Bank advances with funds from excess deposits.

Equity:
Summary. Shareholders’ equity increased $3.8 million from $164.7 million at December 31, 2016 to $168.5 million at December 31, 2017.  The increase in shareholders’ equity was attributable to net income of $5.2 million, offset by a net unrealized loss on available for sale securities aggregating $517,000 (net of taxes), and dividends declared of $2.4 million.

Accumulated Other Comprehensive Loss.  Accumulated other comprehensive loss comprises the unrealized gains and losses on available for sale securities.  At December 31, 2017, net unrealized losses on available for sale securities, net of taxes, totaled $1.2 million compared to $681,000 at December 31, 2016.  In addition, accumulated other comprehensive loss includes $236,000 of the tax effect from the change in tax law that was reclassified to retained earnings in 2017. Unrealized holding losses on available for sale securities primarily resulted from a change in the market value of mortgage-backed securities, which was recognized in accumulated other comprehensive loss on the consolidated balance sheet and a component of comprehensive income on the consolidated statements of comprehensive income.

Comparison of Operating Results for the Years Ended December 31, 2017 and 2016

General. The Company’s results of operations depends primarily on net interest income, which is the difference between the interest income earned on the Company’s interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings.  The Company also generates noninterest income such as fees earned from mortgage banking activities, gains on the sale of securities, bank-owned life insurance income, fees from deposits and other fees.  The Company’s noninterest expenses primarily consist of employee compensation and benefits, occupancy, computer services, furniture and equipment, outside professional services, electronic banking fees, FDIC deposit insurance and regulatory assessments, marketing and other general and administrative expenses.  The Company’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, governmental policies and actions of regulatory agencies.

The Company recorded net income of $5.2 million for 2017, a decrease of $6.1 million, compared to net income of $11.3 million for 2016. Of the $6.1 million decrease in net income for 2017, $4.0 million related to the revaluation of the Company's net deferred tax asset due to the passage of the Tax Cuts and Jobs Act in December 2017, which reduced the corporate tax rate from 35% to 21%. Additionally, net income for 2016 included $7.3 million ($5.1 million after tax) in net proceeds from the sale of the Company's ownership interest in Vantis life Insurance Company in December 2016.

Non-GAAP Financial Measures
We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The table below presents a reconciliation of net income (loss) and earnings (loss) per share to shareholders, excluding the revaluation of the deferred tax asset for the quarter and year ended December 31, 2017 and the tax-affected Vantis sale transaction for the quarter and year ended December 31, 2016.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Income (Loss):
Net Income (Loss) as reported	$(1,563)	$6,485	$5,242	$11,310
Net Gain on Sale of Investment in Affiliate	—	(5,060)	—	(5,060)
Revaluation of Deferred Tax Asset	3,969	—	3,969	—
Net income adjusted	$2,406	$1,425	$9,211	$6,250

Earnings (Loss) Per Share:
Diluted as reported	$(0.13)	$0.55	$0.44	$0.95
Net Gain on Sale of Investment in Affiliate	—	(0.43)	—	(0.42)
Revaluation of Deferred Tax Asset	0.33	—	0.33	—
Diluted adjusted	$0.20	$0.12	$0.77	$0.53

Interest and Dividend Income.  Total interest and dividend income increased $1.1 million, or 2.0%, for 2017, primarily due to an increase in the average balance and average rate earned on loans. Interest income on loans and securities reflect net amortization of $6,000 and $196,000 for the years ended December 31, 2017 and 2016, respectively, related to fair value adjustments of loans and securities resulting from the acquisition of Newport Bancorp, Inc., and its wholly-owned subsidiary Newport Federal Savings Bank in September 2013 (the "Newport Acquisition"). Average interest-earning assets increased $67.9 million to $1.50 billion in 2017, due to a higher average balance of loans of $60.0 million and an increase in other interest-earning assets of $19.3 million, offset by a decrease in investment securities of $11.5 million. The average yield on interest-earning assets decreased nine basis points to 3.63% as a result of decreases in the average yield on other interest-earning assets of 333 basis points due to $2.0 million of dividends recognized in conjunction with the sale of the Company's ownership interest in Vantis Life Insurance Company in 2016.

Interest Expense.  Interest expense increased $1.0 million, or 9.9%, to $11.1 million for 2017 compared to $10.1 million in 2016, primarily due to an increase in the average balance and average rate paid on deposits and the average rate paid on borrowings. Higher interest expense on interest-bearing liabilities reflects net accretion of $288,000 and $518,000 for the years ended December 31, 2017 and 2016, respectively, related to fair value adjustments of deposits and borrowings resulting from the Newport acquisition. The average balance of interest-bearing deposits increased $44.2 million to $982.0 million and the average rate paid on interest-bearing deposits increased six basis points to 0.76% as a result of higher market interest rates.  Contributing to the increase in the average balance of deposit accounts were increases in the average balance of certificate of deposit accounts of $22.6 million and NOW and money market accounts of $22.1 million.  The average balance of FHLB advances decreased $20.9 million while the average rate paid on FHLB advances increased 19 basis points to 1.76% for 2017.  The average rate paid on subordinated debt increased 52 basis points to 2.86%, compared to the same period in 2016, due to increases in the three-month LIBOR rate.

Provision for Loan Losses.  The provision for loan losses decreased $1.5 million to $661,000 in 2017 compared to $2.2 million in 2016, primarily due to reductions in reserves for impaired loans and net loan charge-offs.  At December 31, 2017, nonperforming loans totaled $6.4 million, compared to $5.4 million at December 31, 2016, resulting from increases in nonperforming multi-family and commercial real estate loans of $2.4 million, partially offset by a decrease in nonperforming residential real estate loans of $1.0 million.  For 2017, net loan charge-offs totaled $147,000, consisting primarily of residential real estate loan charge-offs, compared to $233,000 for 2016.

Noninterest Income.  Total noninterest income decreased $4.4 million to $11.2 million in 2017.  The following table shows the components of noninterest income and the dollar and percentage changes from 2016 to 2017.

	Years Ended December 31,		Change
	2017	2016	Dollars	Percent
	(Dollars in Thousands)
Service fees	$6,912	$6,453	$459	7.1%
Wealth management fees	548	1,209	(661)	(54.7)
Increase in cash surrender value of bank-owned life insurance	613	570	43	7.5
Net gain on sale of securities	—	55	(55)	(100.0)
Mortgage banking	1,519	1,203	316	26.3
Net gain on trading securities and derivatives	—	62	(62)	(100.0)
Net loss on disposal of equipment	(4)	(92)	88	(95.7)
Net gain on sale of investment in affiliate	—	5,263	(5,263)	(100.0)
Other	1,573	871	702	80.6
Total noninterest income	$11,161	$15,594	$(4,433)	(28.4)

The decrease in noninterest income was primarily due to the net proceeds of $5.3 million from the sale of the Company's ownership interest in Vantis Life Insurance Company in December 2016. Fees earned from mortgage banking activities increased $316,000 during 2017 due to increased volume and gains on residential fixed-rate loan sales. Service fees increased $459,000 in 2017, compared to the same period in 2016, primarily due to a higher volume of overdraft charges. Other noninterest income increased $702,000 for 2017 as a result of a pre-tax gain of $795,000 on the sale of the Company's trust and asset management business in May 2017. As a result of the sale, wealth management fees decreased $661,000 in 2017.

Noninterest Expenses.  Noninterest expenses decreased $203,000 for 2017 compared to 2016.  The following table shows the components of noninterest expenses and the dollar and percentage changes from 2016 to 2017.

	Years Ended December 31,		Change
	2017	2016	Dollars	Percent
	(Dollars in Thousands)
Salaries and employee benefits	$20,730	$20,363	$367	1.8%
Occupancy and equipment	6,818	6,793	25	0.4
Computer and electronic banking services	5,271	5,580	(309)	(5.5)
Outside professional services	1,499	1,668	(169)	(10.1)
Marketing and advertising	709	755	(46)	(6.1)
Supplies	502	554	(52)	(9.4)
FDIC deposit insurance and regulatory assessments	755	932	(177)	(19.0)
Contribution to SI Financial Group Foundation	—	500	(500)	(100.0)
Core deposit intangible amortization	601	602	(1)	(0.2)
Other real estate operations	743	350	393	112.3
Other	2,167	1,901	266	14.0
Total noninterest expenses	$39,795	$39,998	$(203)	(0.5)

The decrease in noninterest expenses for 2017, as compared to the same period in 2016, was primarily due to a $500,000 cash contribution made in 2016 to SI Financial Group Foundation, a charitable foundation dedicated to providing assistance to charitable causes within the communities we serve. Salaries and employee benefits increased $367,000 for 2017, as a result of additional commercial lenders in 2017 and lower deferred compensation costs in 2016 because of a post-retirement benefit payout in June 2016. Computer and electronic banking expenses decreased $309,000 for 2017 compared to the same period in 2016 primarily due to the reconfiguration of the telecommunication infrastructure and contract renegotiations with a third party provider. Other noninterest expenses increased by $266,000 primarily due to $373,000 in fraudulent debit card transactions during the first quarter of 2017. Regulatory assessments decreased $177,000 in 2017 due to a lower FDIC assessment rate compared to 2016. Other real estate operations increased $393,000 for 2017 compared to the same period in 2016, primarily due to the foreclosure of six properties as well as holding costs related to the other real estate properties.

Income Tax Provision.  For 2017, the Company recorded an income tax provision of $8.4 million compared to $4.9 million in 2016. The increase in the income tax provision was primarily due to additional income tax expense of$4.0 million as a result of the revaluation of the Company's net deferred tax asset due to the passage of the Tax Cuts and Jobs Act on December 22, 2017, which reduced the statutory corporate income tax rate from 35% to 21%. This charge was recorded as additional income tax expense in the Company's statement of income for 2017. The effective tax rate was 61.5% and 30.3% for 2017 and 2016, respectively. The higher effective tax rate in 2017 was primarily due to the revaluation of the Company's net deferred tax asset and the lower effective tax rate for 2016 was impacted by the tax-exempt gain on bank-owned life insurance proceeds and the dividend received deduction. See Note 10 in the Company's Consolidated Financial Statements for more details.

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

	Years Ended December 31,		Change
	2016	2015	Dollars	Percent
	(Dollars in Thousands)
Service fees	$6,453	$6,726	$(273)	(4.1)%
Wealth management fees	1,209	1,204	5	0.4
Increase in cash surrender value of bank-owned life insurance	570	618	(48)	(7.8)
Net gain on sale of securities	55	146	(91)	(62.3)
Mortgage banking	1,203	721	482	66.9
Net gain on trading securities and derivatives	62	50	12	24.0
Net loss on disposal of equipment	(92)	(47)	(45)	95.7
Net gain on sale of investment in affiliate	5,263	—	5,263	N/A
Other	871	903	(32)	(3.5)
Total noninterest income	$15,594	$10,321	$5,273	51.1

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

	Years Ended December 31,		Change
	2016	2015	Dollars	Percent
	(Dollars in Thousands)
Salaries and employee benefits	$20,363	$19,903	$460	2.3%
Occupancy and equipment	6,793	7,409	(616)	(8.3)
Computer and electronic banking services	5,580	5,629	(49)	(0.9)
Outside professional services	1,668	1,872	(204)	(10.9)
Marketing and advertising	755	964	(209)	(21.7)
Supplies	554	586	(32)	(5.5)
FDIC deposit insurance and regulatory assessments	932	1,015	(83)	(8.2)
Contribution to SI Financial Group Foundation	500	—	500	N/A
Core deposit intangible amortization	602	601	1	0.2
Other real estate operations	350	538	(188)	(34.9)
Other	1,901	2,068	(167)	(8.1)
Total noninterest expenses	$39,998	$40,585	$(587)	(1.4)

Lower occupancy and equipment expense was in large part attributable to reducing branch infrastructure costs as well as reconfiguring and optimizing telephone and data services. Marketing and advertising expenses decreased $209,000 in 2016 as a result of efforts to prioritize and streamline costs. Outside professional services decreased $204,000 in 2016 due to a reduction in consulting fees as well as the expenses related to the noncompete agreements from the merger with Newport Federal. Decreases to noninterest expenses during 2016 were partially offset by increases of $460,000 in salaries and employee benefits and a $500,000 cash contribution to SI Financial Group Foundation, a charitable foundation dedicated to providing assistance to charitable causes within the communities we serve, made with proceeds from the sale of the Company's ownership interest in Vantis Life Insurance Company. The increase in salaries and employee benefits was attributable to increases in performance- based incentives and commissions and related taxes and benefits.

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

The Bank regularly adjusts its investment in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of the Company’s asset/liability management, funds management and liquidity policies.  The Company’s policy is to maintain liquid assets less short-term liabilities within a range of 9.0% to 20.0% of total assets.  Liquid assets were 9.8% of total assets at December 31, 2017.  Excess liquid assets are generally invested in interest-earning deposits and short- and intermediate-term securities.

The Bank’s most liquid assets are cash and cash equivalents.  The levels of these assets depend on the Bank’s operating, financing, lending and investing activities during any given period.  At December 31, 2017, cash and cash equivalents totaled $83.5 million.  Securities classified as available for sale, which provide additional sources of liquidity, totaled $154.1 million at December 31, 2017.  On that date, the Bank had FHLB advances outstanding of $170.1 million and no overnight advances outstanding. In addition, at December 31, 2017, the Bank had the ability to borrow an additional $138.1 million from the FHLB, which includes overnight lines of credit of $10.0 million.  Additionally, the Bank has the ability to access the Federal Reserve Bank’s Discount Window on a collateralized basis and maintains a $25.0 million unsecured line of credit with a financial institution to access federal funds.  The Bank believes its liquid assets combined with the available lines provide adequate liquidity to meet its current financial obligations.

In addition, the Bank believes deposit inflows through its branch network, which is presently comprised of 24 full-service retail banking offices located throughout its primary market area, and the general cash flows from its existing lending and investment activities, will afford it sufficient long-term liquidity.

The Bank’s primary investing activities are the origination, purchase and sale of loans and the purchase of securities.  For the year ended December 31, 2017, the Bank originated $234.5 million of loans and purchased $36.1 million of loans and $32.0 million of securities.  In 2016, the Bank originated $256.8 million of loans and purchased $37.7 million of loans and $29.5 million of securities.

At December 31, 2017, the Bank had $176.9 million in loan commitments outstanding, which included $60.4 million in commitments to grant loans, $56.0 million in unused home equity lines of credit, $50.1 million in commercial lines of credit, $9.0 million in undisbursed construction loans, $1.3 million in overdraft protection lines and $134,000 in standby letters of credit.

Financing activities consist primarily of activity in deposit accounts and in borrowed funds.  The increased liquidity needed to fund asset growth has been provided through proceeds from the sale and maturity of loans and securities and increased deposits.  The net increase in total deposits, including mortgagors’ and investors’ escrow accounts, was $77.4 million and $73.5 million for the years ended December 31, 2017 and 2016, respectively.

Certificates of deposit due within one year of December 31, 2017 totaled $276.2 million, or 22.9% of total deposits. Management believes the amount of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in longer-term certificates of deposit due to the uncertain interest rate environment.  To compensate, the Bank has increased the duration of its borrowings with the FHLB.  The Bank will be required to seek other sources of funds, including other certificates of deposit and lines of credit, if maturing certificates of deposit are not retained.  Depending on market conditions, the Bank may be required to pay higher rates on such deposits or other borrowings than are currently paid on certificates of deposit.  Additionally, a shorter duration in the securities portfolio may be necessary to provide liquidity to compensate for any deposit outflows.  The Bank believes, however, based on past experience, a significant portion of its certificates of deposit will be retained.  The Bank has the ability, if necessary, to adjust the interest rates offered to its customers in an effort to attract and retain deposits.

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

FHLB advances decreased $47.7 million for the year ended December 31, 2017 and decreased $16.8 million for the year ended December 31, 2016.

SI Financial Group, Inc. is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, SI Financial Group is responsible for paying any dividends declared to its shareholders and making payments on its subordinated debentures. SI Financial Group may repurchase shares of its common stock in the future. SI Financial Group's primary sources of funds are interest and dividends on securities and dividends received from the Bank. The amount of dividends the Bank may declare and pay to SI Financial Group in any calendar year, without prior regulatory approval, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. SI Financial Group believes such restriction will not have an impact on SI Financial Group's ability to meet its ongoing cash obligations. At December 31, 2017 and 2016, SI Financial Group had cash and cash equivalents of $3.1 million and $10.8 million, respectively.

The Company and the Bank have managed their capital to maintain strong protection for depositors and creditors.  The Company and the Bank are subject to regulatory capital requirements promulgated by federal bank regulatory agencies, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2017, the Company and the Bank met all the capital adequacy requirements to which they were subject and are “well capitalized” under regulatory guidelines.  See Note 14 in the Company’s Consolidated Financial Statements for additional information relating to regulatory capital requirements.

Payments Due Under Contractual Obligations

The following table presents information relating to the Company’s payments due under contractual obligations as of December 31, 2017.

	Payments Due by Period
	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(In Thousands)
Federal Home Loan Bank advances	$36,500	$82,000	$37,594	$14,000	$170,094
Operating lease obligations (1)	1,391	2,572	1,916	5,460	11,339
Purchase obligations (2)	1,393	2,892	3,038	3,056	10,379
Other long-term liabilities reflected on the balance sheet (3)	—	—	—	8,248	8,248
Total contractual obligations	$39,284	$87,464	$42,548	$30,764	$200,060

(1) Payments are for the lease of real property.
(2) Represents a seven-year agreement entered into on 11/11/2017 with Connecticut Online Computer Center, Inc. for data processing services.
(3) Represents junior subordinated debt owed to an unconsolidated trust.

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

Financial instruments whose contract amounts represent credit risk at December 31, 2017 and 2016 are as follows:

	December 31,
	2017	2016
	(In Thousands)
Commitments to extend credit:
Commitments to originate loans	$60,360	$31,702
Undisbursed construction loans	9,027	8,426
Undisbursed home equity lines of credit	56,044	52,131
Undisbursed commercial lines of credit	50,054	54,023
Overdraft protection lines	1,306	1,306
Standby letters of credit	134	133
Total commitments	$176,925	$147,721

Commitments to originate loans at December 31, 2017 and 2016 included fixed-rate loan commitments of $34.1 million and $16.4 million, respectively, at interest rates ranging from 2.88% to 6.00% and 2.75% to 8.00%, respectively.

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

The Bank is a limited partner in three small business investment corporations ("SBICs") as well as an investor in a community economic development organization.  At December 31, 2017, the Bank’s remaining off-balance sheet commitment for the capital investments in the SBICs was $787,000 and no further commitment in the other investment.  See Note 12 in the Company’s Consolidated Financial Statements.

In 2004, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its eligible employees.  In conjunction with the "second step" public stock offering completed in 2011, the Company provided an additional loan to the ESOP totaling $3.1 million to purchase additional common shares. As of December 31, 2017, the remaining principal balance on the ESOP debt totaled $3.1 million.  At December 31, 2017, allocated shares, including shares committed to be allocated to participants, totaled 379,259 and the amount of unallocated common shares held in suspense totaled 313,249, with a fair value of $4.6 million.  See Note 11 in the Company’s Consolidated Financial Statements.

As of December 31, 2017, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.  See Note 12 in the Company’s Consolidated Financial Statements.

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

In January 2012, the Company entered into an interest rate swap agreement with a third-party financial institution with a notional amount of $15.0 million, whereby the counterparty will pay a variable rate equal to three-month LIBOR and the Company will pay a fixed-rate of 1.26%. The agreement was effective January 11, 2012 and terminated on January 11, 2017. This agreement was not designated as a hedging instrument.

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

Net Interest Income Simulation Analysis
The interest income simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions and are completed quarterly. Interest income simulations and the numerous assumptions used in the simulation process are presented and reviewed by the Asset/Liability Committee on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.  Simulation analysis is only an estimate of the Company’s interest rate risk exposure at a particular point in time. The Company continually reviews the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The table below sets forth an approximation of the Company’s exposure as a percentage of estimated net interest income for the next 12- and 24-month periods using interest income simulation. The simulation uses projected repricing of assets and liabilities at December 31, 2017 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities the Company holds, rising or falling interest rates have a significant impact on the prepayment speeds of the Company’s earning assets that, in turn, affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. The Company’s asset sensitivity would be reduced if prepayments slow and vice versa. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income at December 31, 2017.

	Percentage Change in Estimated Net Interest Income Over
	12 Months	24 Months
100 basis point decrease in rates	(5.21)%	(5.29)%
200 basis point increase in rates	0.07	(1.27)
300 basis point increase in rates	(0.47)	(2.87)

As indicated by the results of the above scenarios, net interest income would be adversely affected (within our internal guidelines) if rates decreased 100 basis points or increased 300 basis points in the 12- and 24-month periods or if rates increased 200 basis points in the 24-month period. Conversely, net interest income would be positively impacted if rates increased 200 basis points in the 12-month period as a result of the Company's strategy to position the balance sheet for the anticipated increase in market interest rates. The Company's strategy for mitigating interest rate risk includes the purchase of adjustable-rate investment securities and SBA and USDA guaranteed loans that will reprice in a rising rate environment, selling longer-term and lower fixed-rate residential mortgage loans in the secondary market, restructuring FHLB advances to current lower market interest rates while extending their duration and utilizing certain derivative instruments such as forward loan sale commitments to manage the risk of loss associated with its mortgage banking activities.

Stock Performance Graph

The following graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Nasdaq Composite (U.S. Companies) and with the SNL $1B - $5B Thrift Index.  Total return assumes the reinvestment of all dividends.  The graph assumes $100 was invested at the close of business on December 31, 2012.

SI Financial Group, Inc.

	Period Ending
Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
SI Financial Group, Inc.	100.00	105.89	100.63	122.86	140.27	135.69
NASDAQ Composite	100.00	140.12	160.78	171.70	187.22	242.71
SNL U.S. Thrift $1B-$5B	100.00	127.62	138.05	162.04	220.87	223.71

Common Stock Information

The common stock of the Company is listed on NASDAQ Global Market ("NASDAQ") under the trading symbol "SIFI." As of March 12, 2018, there were 12,242,434 shares of common stock outstanding, which were held by approximately 1,206 shareholders of record.

The following table sets forth the market price and dividend information for the Company's common stock for the periods indicated, as reported by NASDAQ.

	Years Ended December 31,
	2017			2016
	Price Range		Dividends Declared	Price Range		Dividends Declared
	High	Low		High	Low
First Quarter	$15.70	$13.50	$0.05	$14.47	$13.26	$0.04
Second Quarter	16.25	13.95	0.05	14.31	12.65	0.04
Third Quarter	16.45	13.90	0.05	13.93	12.78	0.04
Fourth Quarter	15.70	14.25	0.05	16.23	12.30	0.04

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders
of SI Financial Group, Inc.

Opinions on Internal Control over Financial Reporting
We have audited SI Financial Group, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), the consolidated financial statements of the Company and our report dated March 15, 2018 expressed an unqualified opinion.
Basis for Opinion
The Company's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
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
Definition and Limitations of Internal Control over Financial Reporting
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 15, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
of SI Financial Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows, for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 15, 2018 expressed an unqualified opinion.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2005.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 15, 2018
SI FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	December 31,
	2017	2016
ASSETS:
Cash and due from banks:
Noninterest-bearing	$16,872	$18,225
Interest-bearing	66,614	54,961
Total cash and cash equivalents	83,486	73,186

Available for sale securities, at fair value	154,053	159,367
Loans held for sale	835	1,393
Loans receivable (net of allowance for loan losses of $12,334 and $11,820 at December 31, 2017 and 2016, respectively)	1,237,174	1,220,323
Federal Home Loan Bank stock, at cost	9,856	12,162
Federal Reserve Bank Stock, at cost	3,636	3,624
Bank-owned life insurance	33,726	21,293
Premises and equipment, net	19,409	19,884
Goodwill and other intangibles	16,893	17,494
Accrued interest receivable	4,784	4,435
Deferred tax asset, net	6,412	9,658
Other real estate owned, net	1,226	1,466
Other assets	9,466	6,605
Total assets	$1,580,956	$1,550,890

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$220,877	$201,598
Interest-bearing	987,170	929,087
Total deposits	1,208,047	1,130,685

Mortgagors' and investors' escrow accounts	4,418	4,388
Federal Home Loan Bank advances	170,094	217,759
Junior subordinated debt owed to unconsolidated trust	8,248	8,248
Accrued expenses and other liabilities	21,668	25,083
Total liabilities	1,412,475	1,386,163

Commitments and contingencies (Notes 6, 11 and 12)

Shareholders' Equity:
Preferred stock ($0.01 par value per share; 1,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value per share; 35,000,000 shares authorized; 12,242,434 shares and 12,212,904 shares issued and outstanding at December 31, 2017 and 2016, respectively)	122	122
Additional paid-in capital	126,540	125,628
Unallocated common shares held by ESOP	(2,688)	(3,168)
Unearned restricted shares	(235)	(341)
Retained earnings	46,176	43,167
Accumulated other comprehensive loss	(1,434)	(681)
Total shareholders' equity	168,481	164,727
Total liabilities and shareholders' equity	$1,580,956	$1,550,890
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2017	2016	2015
Interest and dividend income:
Loans, including fees	$49,272	$46,544	$44,396
Securities:
Taxable interest	3,183	3,376	3,130
Tax-exempt interest	56	56	77
Dividends	713	676	435
Other	763	2,259	88
Total interest and dividend income	53,987	52,911	48,126

Interest expense:
Deposits	7,497	6,580	5,603
Federal Home Loan Bank advances	3,348	3,310	2,969
Subordinated debt and other borrowings	236	193	329
Total interest expense	11,081	10,083	8,901

Net interest income	42,906	42,828	39,225

Provision for loan losses	661	2,190	2,509

Net interest income after provision for loan losses	42,245	40,638	36,716

Noninterest income:
Service fees	6,912	6,453	6,726
Wealth management fees	548	1,209	1,204
Increase in cash surrender value of bank-owned life insurance	613	570	618
Net gain on sale of securities	—	55	146
Mortgage banking	1,519	1,203	721
Net gain on derivatives	—	62	50
Net gain on sale of investment in affiliate	—	5,263	—
Net loss on disposal of equipment	(4)	(92)	(47)
Other	1,573	871	903
Total noninterest income	11,161	15,594	10,321

Noninterest expenses:
Salaries and employee benefits	20,730	20,363	19,903
Occupancy and equipment	6,818	6,793	7,409
Computer and electronic banking services	5,271	5,580	5,629
Outside professional services	1,499	1,668	1,872
Marketing and advertising	709	755	964
Supplies	502	554	586
FDIC deposit insurance and regulatory assessments	755	932	1,015
Contribution to SI Financial Group Foundation	—	500	—
Core deposit intangible amortization	601	602	601
Other real estate operations	743	350	538
Other	2,167	1,901	2,068
Total noninterest expenses	39,795	39,998	40,585

Income before income tax provision	13,611	16,234	6,452
Income tax provision	8,369	4,924	2,104
Net income	$5,242	$11,310	$4,348

Earnings per share:
Basic	$0.44	$0.96	$0.36
Diluted	$0.44	$0.95	$0.36
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands)

	Years Ended December 31,
	2017	2016	2015

Net income	$5,242	$11,310	$4,348

Other comprehensive loss, net of tax:
Available for sale securities:
Net unrealized holding losses	(517)	(455)	(293)
Reclassification adjustment for gains recognized in net income(1)	—	(36)	(96)
Net unrealized holding losses on available for sale securities	(517)	(491)	(389)
Net unrealized gain on interest rate swap derivative	—	—	104
Other comprehensive loss	(517)	(491)	(285)
Comprehensive income	$4,725	$10,819	$4,063

(1) Pre-tax amounts are included in net gain on the sale of securities in noninterest income on the consolidated statements of income. Income tax expense associated with the reclassification adjustment for the years ended December 31, 2017, 2016 and 2015 was $0, $19,000 and $50,000, respectively.

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015
(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in Capital	Unallocated Common Shares Held by ESOP	Unearned Restricted Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Dollars

Balance at December 31, 2014	12,776,426	$128	$125,459	$(4,128)	$(1,312)	$37,497	$95	$157,739

Comprehensive income	—	—	—	—	—	4,348	(285)	4,063
Cash dividends declared ($0.16 per share)	—	—	—	—	—	(1,914)	—	(1,914)
Restricted shares activity	—	—	29	—	(29)	—	—	—
Equity incentive plan compensation	—	—	334	—	526	—	—	860
Allocation of 48,638 ESOP shares	—	—	102	480	—	—	—	582
Tax benefit from share-based compensation	—	—	15	—	—	—	—	15
Stock options exercised	298,146	3	3,275	—	—	—	—	3,278
Common shares repurchased	(855,754)	(9)	(4,217)	—	—	(6,067)	—	(10,293)
Balance at December 31, 2015	12,218,818	122	124,997	(3,648)	(815)	33,864	(190)	154,330

Comprehensive income	—	—	—	—	—	11,310	(491)	10,819
Cash dividends declared ($0.16 per share)	—	—	—	—	—	(1,889)	—	(1,889)
Equity incentive plan compensation	—	—	408	—	474	—	—	882
Allocation of 48,638 ESOP shares	—	—	188	480	—	—	—	668
Tax benefit from share-based compensation	—	—	28	—	—	—	—	28
Stock options exercised	7,892	—	67	—	—	—	—	67
Common shares repurchased	(13,806)	—	(60)	—	—	(118)	—	(178)
Balance at December 31, 2016	12,212,904	122	125,628	(3,168)	(341)	43,167	(681)	164,727

Comprehensive income	—	—	—	—	—	5,242	(517)	4,725
Cumulative effect adjustment for change in accounting principle for reclassification of stranded tax effect from change in tax law	—	—	—	—	—	236	(236)	—
Cash dividends declared ($0.20 per share)	—	—	—	—	—	(2,372)	—	(2,372)
Equity incentive plan compensation	—	—	275	—	106	—	—	381
Allocation of 48,638 ESOP shares	—	—	247	480	—	—	—	727
Stock options exercised	54,362	—	664	—	—	—	—	664
Common shares repurchased	(24,832)	—	(274)	—	—	(97)	—	(371)
Balance at December 31, 2017	12,242,434	$122	$126,540	$(2,688)	$(235)	$46,176	$(1,434)	$168,481
See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

	Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income	$5,242	$11,310	$4,348
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	661	2,190	2,509
Employee stock ownership plan expense	727	668	582
Equity incentive plan expense	381	882	860
Excess tax benefit from share-based compensation	—	(28)	(15)
Amortization of investment premiums and discounts, net	1,085	858	996
Amortization of loan premiums and discounts, net	1,085	1,601	1,821
Depreciation and amortization of premises and equipment	2,230	2,374	2,678
Amortization of core deposit intangible	601	602	601
Amortization of deferred debt issue costs	—	—	18
Net gain on sales of securities	—	(55)	(146)
Net gain on fair value of derivatives	—	(62)	(50)
Deferred income tax provision (benefit)	3,513	(444)	(766)
Loans originated for sale	(53,541)	(37,816)	(29,228)
Proceeds from sale of loans held for sale	54,936	38,803	28,435
Net gain on sales of loans held for sale	(1,192)	(916)	(472)
Net gain on sale of investment in affiliate	—	(5,263)	—
Net loss on disposal of equipment	—	92	47
Net loss on sales or write-downs of other real estate owned	269	66	267
Increase in cash surrender value of bank-owned life insurance	(613)	(570)	(618)
Change in operating assets and liabilities:
Accrued interest receivable	(349)	(152)	(430)
Other assets	(2,506)	130	907
Accrued expenses and other liabilities	(3,415)	2,037	1,402
Net cash provided by operating activities	9,114	16,307	13,746

Cash flows from investing activities:
Purchases of available for sale securities	(32,008)	(29,493)	(45,360)
Proceeds from sales of available for sale securities	—	9,014	9,703
Proceeds from maturities of and principal repayments on available for sale securities	35,453	34,697	32,126
Purchases of Federal Home Loan Bank stock	(69)	(1)	(2,541)
Purchases of Federal Reserve Bank stock	(12)	(3)	(3,621)
Redemption of Federal Home Loan Bank stock	2,375	713	—
Loan principal collections (originations), net	16,632	(22,169)	(12,114)
Purchases of loans	(36,123)	(37,702)	(113,192)
Proceeds from sales of other real estate owned	865	685	384
Purchases of premises and equipment	(1,755)	(1,162)	(2,202)
Proceeds from bank-owned life insurance	—	1,201	—
Purchases of bank-owned life insurance	(11,820)	—	—
Proceeds from sale of investment in affiliate	—	5,581	—
Net cash used in investing activities	(26,462)	(38,639)	(136,817)

Cash flows from financing activities:
Net increase in deposits	77,362	72,668	47,304
Net increase (decrease) in mortgagors' and investors' escrow accounts	30	880	(92)
Proceeds from Federal Home Loan Bank advances	23,500	51,500	147,728
Repayments of Federal Home Loan Bank advances, net of amortization of discount	(71,165)	(68,336)	(61,428)
Excess tax benefit from share-based compensation	—	28	15
Stock options exercised	501	67	715
Cash dividends on common stock	(2,372)	(1,889)	(1,914)
Common shares repurchased	(208)	(178)	(7,730)
Net cash provided by financing activities	27,648	54,740	124,598

Net change in cash and cash equivalents	10,300	32,408	1,527
Cash and cash equivalents at beginning of year	73,186	40,778	39,251
Cash and cash equivalents at end of year	$83,486	$73,186	$40,778

Supplemental cash flow information:
Interest paid	$11,107	$10,080	$8,873
Income taxes paid, net	7,067	3,020	1,846
Transfer of loans to other real estate owned	894	1,129	468
Stock options exercised by net-share settlement	163	—	2,563

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
SI Financial Group, Inc. (the “Company”) is the holding company for Savings Institute Bank and Trust Company (the “Bank”).  Established in 1842, the Bank is a community-oriented financial institution headquartered in Willimantic, Connecticut.  The Bank provides a variety of financial services to individuals, businesses and municipalities through its 24 offices in eastern Connecticut and Rhode Island.  Its primary products include savings, checking and certificate of deposit accounts, residential and commercial mortgage loans, commercial business loans, construction loans and consumer loans.  In addition, life insurance and annuities are offered to individuals and businesses through the Bank’s offices.  The Company does not conduct any material business other than owning all of the stock of the Bank and making payments on the subordinated debentures held by the Company.

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

Cash and Cash Equivalents and Statements of Cash Flows
Cash and due from banks, federal funds sold and short-term investments with maturities at the date of purchase of less than 90 days are recognized as cash equivalents in the statements of cash flows.  Federal funds sold generally mature in one day.  For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  Cash flows from loans and deposits are reported on a net basis.  The Company maintains amounts due from banks and federal funds sold that, at times, may exceed federally insured limits.  The Company has not experienced any losses from such concentrations.

Fair Value Hierarchy
The Company groups its assets and liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

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

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities that are held principally for trading in the near term are classified as “trading securities.”  Trading securities are carried at fair value, with unrealized gains and losses recognized in earnings.  Interest and dividends are included in net interest income.  Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive loss, net of taxes.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

At each reporting period, the Company evaluates securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other than temporary. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities.  Management also evaluates other facts and circumstances that may be indicative of an other-than-temporary impairment ("OTTI") condition, such as the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuers.  OTTI is required to be recognized if (1) the Company intends to sell the security; (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. For all other impaired debt securities, credit-related OTTI is recognized through earnings and noncredit-related OTTI is recognized in other comprehensive loss, net of applicable taxes.  See Notes 3 and 15 for more details.

Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in the capital stock of the FHLB.  The stock has no quoted market value and is carried at cost.  At its discretion, the FHLB may declare dividends on its stock.  The stock is redeemable at par by the FHLB and the Company’s ability to

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

redeem the shares owned is dependent on the redemption practices of the FHLB.  The Company reviews its investment in FHLB stock for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.  No impairment charges were recognized for the years ended December 31, 2017, 2016 or 2015.

Federal Reserve Bank Stock
The Bank became a member of the Federal Reserve Bank ("FRB") system in 2015 and is required to maintain an investment in capital stock of the FRB. The stock has no quoted market value and is carried at cost. The Company reviews its investment in FRB stock for impairment based on the ultimate recoverability of the cost basis in FRB stock. No impairment charges were recognized for the years ended December 31, 2017, 2016 or 2015.

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

The Company periodically may agree to modify the contractual terms of loans.  When a loan is modified and concessions have been made to the original contractual terms due to the borrower's financial condition that would not otherwise be considered for a borrower with similar risk characteristics, such as reductions of interest rates, deferral of interest or principal payments or maturity extensions, the modification is considered a TDR.  All TDRs are initially classified as impaired. In most cases, loan payments less than 90 days past due are considered minor collection delays and the related loans are generally not considered impaired.

Allowance for Loan Losses
The allowance for loan losses, a material estimate which could change significantly in the near-term, is established through a provision for loan losses charged to earnings to account for losses that are inherent in the loan portfolio and estimated to occur, and is maintained at a level management considers adequate to absorb losses in the loan portfolio.  Loan losses are charged against the allowance for loan losses when management believes the uncollectibility of the principal loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance for loan losses when received.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Management's judgment in determining the adequacy of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  The allowance for loan losses is evaluated on a monthly basis by management and is based on the evaluation of the known and inherent risk characteristics and size and composition of the loan portfolio, the assessment of current economic and real estate market conditions, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, historical loan loss experience, the amount and trends of nonperforming loans, delinquencies, classified assets and loan charge-offs and evaluations of loans and other relevant factors.

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

◦
General valuation allowance.  The general component represents a valuation allowance on the remainder of the loan portfolio, after excluding impaired loans.  For this portion of the allowance, loans are segregated by category and assigned an allowance percentage based on historical loan loss experience adjusted for qualitative factors stratified by the following loan segments: residential one- to four-family, multi-family and commercial real estate, construction, commercial business and consumer. Management uses a rolling average of historical losses based on the time frame appropriate to capture relevant loss data for each loan segment.  This historical loss factor is adjusted for the following qualitative factors: changes in lending policies and procedures, including changes in underwriting standards and collections, charge-off and recovery practices; changes in national, regional and local economic and business conditions and developments that affect the collectibility of the portfolio, including the condition of various market segments; changes in the size and composition of the loan portfolio and in the terms of the loans; changes in the experience, ability and depth of lending and underwriting management and other relevant staff; changes in the volume and severity of past due loans, the volume of nonaccrual loans and the volume and severity of adversely classified or graded loans; changes in the quality of the loan review system; changes in the underlying collateral for collateral-dependent loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the portfolio.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

underlying cash flows generated by the properties can be impacted by the economy as evidenced by increased vacancy rates.  Payments on loans secured by income-producing properties often depend on the successful operation and management of the properties. Management continually monitors the cash flows of these loans.

Construction – This segment includes loans to individuals, and to a lesser extent builders, to finance the construction of residential dwellings.  The Bank also originates construction loans for commercial development projects.  Upon the completion of construction, the loan generally converts to a permanent mortgage loan.  Credit risk is affected by cost overruns, whether estimates of the sale price of the property are correct, the time it takes to sell at an adequate price and market conditions.

Commercial Business – Loans in this segment are made to businesses and are generally secured by assets of the business.  Repayment is expected from the cash flows of the business.  A weakened economy and reduced viability of the industry in which the customer operates will have a negative impact on the credit quality in this segment. The Bank provides loans to investors in the time share industry, which are secured by consumer receivables, and provides loans for capital improvements to condominium associations, which are secured by the assigned rights to levy special assessments to condominium owners. Additionally, the Bank purchases loans primarily out of our market area from a company specializing in medical loan originations, which are secured by medical equipment.

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
DECEMBER 31, 2017, 2016 AND 2015

Loans Acquired with Deteriorating Credit Quality
Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired loans. Applicable guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the loans, provided that the timing and amount of future cash flows is reasonably estimable. Such loans are considered to be accruing because their interest income relates to the accretable yield and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. Subsequent to acquisition, probable decreases in expected cash flows are recognized through a provision for loan losses, resulting in an increase to the allowance for loan losses. If the Company has probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment.

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
DECEMBER 31, 2017, 2016 AND 2015

activity. For cash flow hedges, the net settlement (upon close-out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt.  The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in noninterest income.

The Company had characterized one of its interest rate swaps as a cash flow hedge.  Cash flow hedges are used to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate fluctuations, and are recorded at fair value in other assets or liabilities within the Company’s balance sheets. Changes in the fair value of these cash flow hedges are initially recorded as a component of other comprehensive loss and subsequently reclassified into earnings when the hedged transaction affects earnings. The ineffective portion of the gain or loss on derivative instruments, if any, is recognized in earnings.

Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments. These undesignated derivative instruments are recognized on the consolidated balance sheets at fair value, with changes in fair value recorded in other noninterest income. One of the Company's interest rate swap agreements was not designated as a hedge.

Derivative Loan Commitments - Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding.  Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheets in other assets and other liabilities with changes in their fair values recorded in mortgage banking within noninterest income.

Forward Loan Sale Commitments - To protect against the price risk inherent in derivative loan commitments, the Company utilizes “mandatory delivery” and "best efforts" forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments.  Mandatory delivery contracts are accounted for as derivative instruments.  Mandatory delivery forward loan sale commitments are recognized at fair value on the consolidated balance sheets in other assets and other liabilities with changes in their fair values recorded in mortgage banking within noninterest income.

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
DECEMBER 31, 2017, 2016 AND 2015

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
DECEMBER 31, 2017, 2016 AND 2015

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

Management has the option of first assessing qualitative factors, such as events and circumstances, to determine whether it is more likely than not, meaning a likelihood of more than 50%, that the fair value of a reporting unit is less than its carrying amount. If, after considering all relevant events and circumstances, management determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing a quantitative impairment test is unnecessary. For the year ended December 31, 2017, management determined that it was not more likely than not the fair value of the reporting unit (the consolidated Company) was less than its carrying amount. If management had determined otherwise, the two-step process would have been completed to determine the impairment and necessary write-down of goodwill.

Other Investments
The Company is a limited partner in three Small Business Investment Companies ("SBICs") which are licensed by the Small Business Administration.  They provide mezzanine financing and private equity investments to small companies which may not otherwise qualify for standard bank financing.  The Company records its investment in these SBICs at cost and evaluates its investment for impairment on a quarterly basis.  Impairment that is considered by management to be other-than-temporary results in a write-down of the investment which is recognized as a charge to earnings.  See Note 12 regarding the Bank's investment in and outstanding capital commitments to the limited partnerships.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

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

Income Taxes
Deferred income tax assets and liabilities are determined using the asset and liability (or balance sheet) method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Act, which was enacted on December 22, 2017, reduced the corporate income tax rate from 35% to 21%.  Accordingly, the Company revalued its net deferred tax asset resulting in a reduction in the value of its net deferred tax asset, which has been recognized in the consolidated financial statements as additional income tax expense for the year ended December 31, 2017. The Company has developed a reasonable estimate of the other provisions of the Act in determining its current year income tax provision. See Note 10 for details regarding income taxes.

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

The Company does not have any uncertain tax positions which require accrual or disclosure at December 31, 2017 or 2016.  In accordance with the provisions of applicable accounting guidance, in future periods, the Company may record a liability for unrecognized tax benefits related to the recognition, derecognition or change in measurement of a tax position as a result of new tax positions, changes in management’s judgment about the level of uncertainty of existing tax positions, expiration of open income tax returns due to the statutes of limitation, status of examinations and litigation and legislative activity.  The Company has elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in the Company’s consolidated statements of income.  An immaterial amount of interest or penalties were recorded for the years ended December 31, 2017, 2016 or 2015.

The Company records excess tax benefits or deficiencies in income tax expense or benefit in the income statement as part of the provision for income taxes beginning in 2017. Previously, such amounts were recorded to additional paid in capital. For interim reporting purposes the excess tax benefits or deficiencies are recorded as discrete items in the period in which they occur. The presentation of the excess tax benefits is presented as an operating activity in the statement of cash flows. In addition, when calculating incremental shares for earnings per share, the Company excludes from assumed proceeds excess tax benefits that previously would have been recorded in additional paid-in capital.

Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and certain cash flow hedges, are reported as a separate component of shareholders’ equity, such items,

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

along with net income, are components of comprehensive income.  See Note 15 for components of other comprehensive loss and the related tax effects.

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

Earnings Per Share
Basic earnings per share is calculated by dividing the net income available to common shareholders by the weighted average number of common shares outstanding during the period.  Unvested restricted shares are considered outstanding in the computation of basic earnings per share since the shares participate in dividends and the rights to the dividends are non-forfeitable.  Diluted earnings per share is computed in a manner similar to basic earnings per share except the weighted average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period.  The Company’s common stock equivalents relate solely to stock options.  Repurchased common shares and unallocated common shares held by the ESOP are not deemed outstanding for earnings per share calculations.

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented, and are not considered in diluted earnings per share calculations. Options for 151,492, 147,543 and 300,151 common shares for the years ended December 31, 2017, 2016 and 2015, respectively, were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive. The computation of earnings per share is as follows:

	Years Ended December 31,
	2017	2016	2015
	(Dollars In Thousands, Except Per Share Amounts)

Net income	$5,242	$11,310	$4,348
Weighted average common shares outstanding:
Basic	11,859,401	11,806,927	11,976,291
Effect of dilutive stock options	67,118	61,195	29,696
Diluted	11,926,519	11,868,122	12,005,987

Earnings per share:
Basic	$0.44	$0.96	$0.36
Diluted	$0.44	$0.95	$0.36

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
DECEMBER 31, 2017, 2016 AND 2015

Advertising Costs
Advertising costs are expensed as incurred.

Recent Accounting Pronouncements
Revenue from Contracts with Customers (Topic 606) - In May 2014, the Financial Accounting Standards Board ("FASB") issued guidance that improves the revenue recognition requirements for contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve the core principle, a company should apply a five step approach to revenue recognition. The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or entered into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. Accordingly, the guidance does not apply to, among other things, the following: receivables (i.e. loans), debt and equity investments, equity method investments, joint ventures, derivatives and hedging, financial instruments and transfers and servicing. As significantly all of the Company's revenues are excluded from the scope of this guidance; therefore, adoption is not expected to have a material impact on the Company's consolidated financial statements. In August 2015, the FASB delayed the effective date for this guidance for one year to fiscal years beginning after December 15, 2017.

Financial Instruments (Subtopic 825-10) - In January 2016, the FASB issued guidance addressing certain aspects of recognition, measurement, presentation and disclosure of financial instruments. Targeted improvements to generally accepted accounting principles include the requirement for equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income and the elimination of the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost. The amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Leases (Topic 842) - In February 2016, the FASB issued amended guidance to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Disclosures are required by lessees and lessors to meet the objective of enabling users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. It is expected that assets and liabilities will increase based on the present value of remaining lease payments for leases in place at the adoption date; however, based on the current level of long-term leases in place, this is not expected to be material to the Company's consolidated financial statements.

Financial Instruments - Credit Losses (Topic 326) - In June 2016, the FASB issued guidance that significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income. The update will replace today's "incurred loss" approach with an "expected loss" model. The new model, referred to as the current expected credit loss ("CECL") model, will apply to (1) financial assets subject to credit losses and measured at amortized cost and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

and financial guarantees. The CECL model does not apply to available for sale ("AFS") debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to current accounting guidance, except that losses will be recognized as allowances rather than reductions in the amortized cost of the securities. The update also simplifies the accounting model for purchased credit-impaired debt securities and loans. Disclosure requirements under the update have been expanded to include the entity's assumptions, models and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by year of origination. The update is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted for interim and annual periods beginning after December 15, 2018. The update requires a modified retrospective transition under which a cumulative effect to equity will be recognized in the period of adoption. Management has developed a focus team that is reviewing and monitoring additional developments and accounting guidance to determine the impact to the Company's consolidated financial statements. Management is evaluating the models and related requirements and is developing an implementation plan.

Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments (Topic 230) - In August 2016, the FASB issued guidance to reduce the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This update provides guidance on eight specific cash flow issues. The update is effective for fiscal years beginning after December 15, 2017, and for interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments in this update should be applied using a retrospective transition method to each period presented. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Business Combinations - Clarifying the Definition of a Business (Topic 805) - In January 2017, the FASB issued guidance to clarify the definition of a business. The amendments in this update provide a screen to determine when an integrated set of assets and activities (collectively referred to as a "set") is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. The amendments in this update are effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The amendments in this update should be applied prospectively on or after the effective date. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Intangibles - Goodwill and Other - Simplifying the Test for Goodwill Impairment (Topic 350) - In January, 2017, the FASB issued guidance aimed at simplifying the subsequent measurement of goodwill. Under these amendments, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from tax deductible goodwill on the carrying amount of a reporting unit when measuring the goodwill impairment loss, if applicable. The Board also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The amendments in this update should be applied on a prospective basis and are effective for annual and goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20) - In March 2017, the FASB issued guidance shortening the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. The amendments in this update should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principle. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements due to limited holdings with callable features.

Compensation - Stock Compensation (Topic 718) - In May 2017, the FASB issued guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all of the following are met: 1) the fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified; 2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and 3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the award is modified. The amendments in this update are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The amendments in this update should be applied prospectively to an award modified on or after the adoption date. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Income Statement - Reporting Comprehensive Income (Topic 220) - In February 2018, the FASB amended Topic 220 to allow reclassification from accumulated other comprehensive income to retained earnings for the stranded tax effects resulting from the newly enacted Tax Cuts and Jobs Act. The amount of the reclassification consists of the difference between the historical corporate income tax rate and the newly enacted 21 percent corporate income tax rate. The amendment is effective for all entities for the interim and annual reporting periods beginning after December 15, 2018 and early adoption is permitted, including interim periods in those years. The Company adopted the amendment as of December 31, 2017, which resulted in a reclassification of the deferred tax asset related to the unrealized holding losses on available for sale securities of $236,000.

NOTE 2.  RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits.  At December 31, 2017 and 2016, the Bank was required to maintain cash and liquid asset reserves of $1.6 million and $1.5 million, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

NOTE 3.  SECURITIES

The amortized cost, gross unrealized gains and losses and fair values of available for sale securities at December 31, 2017 and 2016 are as follows:

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
U.S. Government and agency obligations	$62,749	$17	$(998)	$61,768
Government-sponsored enterprises	9,212	16	(11)	9,217
Mortgage-backed securities:(1)
Agency - residential	79,134	231	(1,135)	78,230
Non-agency - residential	70	—	(5)	65
Collateralized debt obligations	1,090	34	—	1,124
Obligations of state and political subdivisions	500	—	—	500
Tax-exempt securities	3,114	37	(2)	3,149
Total available for sale securities	$155,869	$335	$(2,151)	$154,053

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

At December 31, 2017 and 2016, U.S. government and agency obligations, government-sponsored enterprise securities and mortgage-backed agency securities with an amortized cost of $35.1 million and $10.0 million, respectively, and a fair value of $35.1 million and $10.0 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

The amortized cost and fair value of debt securities by contractual maturities at December 31, 2017 are presented below.  Maturities are based on the final contractual payment dates, and do not reflect the impact of potential prepayments or early redemptions.  Because mortgage-backed securities ("MBS") are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
	(In Thousands)
Within 1 year	$16,565	$16,546
After 1 but within 5 years	19,578	19,357
After 5 but within 10 years	169	177
After 10 years	40,353	39,678
	76,665	75,758
Mortgage-backed securities	79,204	78,295
Total debt securities	$155,869	$154,053

The following is a summary of realized gains and losses on the sale of securities for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
	2017	2016	2015
	(In Thousands)
Gross gains on sales	$—	$55	$169
Gross losses on sales	—	—	(23)
Net gain on sale of securities	$—	$55	$146

The tax provision applicable to the above net realized gains amounted to $0, $19,000 and $50,000 for the years ended December 31, 2017, 2016 and 2015, respectively.  Proceeds from the sale of available for sale securities totaled $0.0 million, $9.0 million and $9.7 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The following tables present information pertaining to securities with gross unrealized losses at December 31, 2017 and 2016, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
December 31, 2017:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$28,871	$156	$26,461	$842	$55,332	$998
Government-sponsored enterprises	5,992	7	259	4	6,251	11
Mortgage-backed securities:
Agency - residential	34,562	239	32,572	896	67,134	1,135
Non-agency - residential	—	—	65	5	65	5
Tax-exempt securities	1,116	2	—	—	1,116	2
Total	$70,541	$404	$59,357	$1,747	$129,898	$2,151

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

	Less Than 12 Months		12 Months Or More		Total
December 31, 2016:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and agency obligations	$21,531	$227	$19,272	$503	$40,803	$730
Mortgage-backed securities:
Agency - residential	49,961	756	9,585	260	59,546	1,016
Non-agency - residential	—	—	87	6	87	6
Tax-exempt securities	1,121	6	—	—	1,121	6
Total	$72,613	$989	$28,944	$769	$101,557	$1,758

Management believes no individual unrealized loss as of December 31, 2017 represents an other-than-temporary impairment based on its detailed quarterly review of the securities portfolio.  Among other things, the other-than-temporary impairment review of the investment securities portfolio focuses on the combined factors of percentage and length of time by which the issue is below book value, as well as consideration of issuer specific information (present value of cash flows expected to be collected, issuer rating changes and trends, credit worthiness and review of underlying collateral), broad market details and the Company’s intent to sell the security or if it is more likely than not the Company will be required to sell the debt security before recovering its cost.  The Company also considers whether the depreciation is due to interest rates, market changes or credit risk.  The services of an independent third-party are utilized by the Company to provide information used to assist in the impairment analysis.

At December 31, 2017, 76 debt securities with gross unrealized losses had aggregate depreciation of approximately 1.6% of the Company’s amortized cost basis.  The majority of the unrealized losses related to the Company’s mortgage-backed securities.  For the years ended December 31, 2017, 2016 and 2015, the Company recognized no impairment charges on investments deemed other-than-temporarily impaired. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements of whether the applicable investments within the Company’s securities portfolio were other-than-temporarily impaired at December 31, 2017.

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
DECEMBER 31, 2017, 2016 AND 2015

NOTE 4.  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio
The composition of the Company's loan portfolio at December 31, 2017 and 2016 is as follows:

	December 31,
	2017	2016
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$397,277	$417,064
Multi-family and commercial	481,998	421,668
Construction	28,765	36,026
Total real estate loans	908,040	874,758

Commercial business loans:
SBA and USDA guaranteed	89,514	116,383
Time share	50,526	51,083
Condominium association	27,096	23,531
Medical loans	27,803	27,180
Other	88,566	79,524
Total commercial business loans	283,505	297,701

Consumer loans:
Home equity	53,480	55,228
Indirect automobile	57	501
Other	1,835	1,687
Total consumer loans	55,372	57,416

Total loans	1,246,917	1,229,875

Deferred loan origination costs, net of fees	2,591	2,268
Allowance for loan losses	(12,334)	(11,820)
Loans receivable, net	$1,237,174	$1,220,323

The Company has transferred a portion of its originated commercial real estate loans to participating lenders. The amounts transferred have been accounted for as sales and, therefore, are not included in the Company's accompanying consolidated balance sheets. The Company and participating lenders share ratably in cash flows and any gains or losses that may result from a borrower's lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2017 and 2016, the Company was servicing loans for participations aggregating $12.6 million and $5.7 million, respectively.

The Company purchased commercial loans totaling $36.1 million, $37.7 million and $113.2 million during 2017, 2016 and 2015, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Allowance for Loan Losses
Changes in the allowance for loan losses for the years ended December 31, 2017, 2016 and 2015 are as follows:

	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total

	(In Thousands)

Balance at December 31, 2014	$955	$3,607	$254	$2,382	$599	$7,797
Provision for loan losses	109	1,691	262	393	54	2,509
Loans charged-off	(102)	(289)	—	(165)	(1)	(557)
Recoveries of loans previously charged-off	74	24	—	15	1	114
Balance at December 31, 2015	1,036	5,033	516	2,625	653	9,863
Provision for loan losses	293	631	436	632	198	2,190
Loans charged-off	(208)	(50)	—	(68)	(124)	(450)
Recoveries of loans previously charged-off	28	110	—	77	2	217
Balance at December 31, 2016	1,149	5,724	952	3,266	729	11,820
Provision (benefit) for loan losses	43	903	(319)	40	(6)	661
Loans charged-off	(102)	—	—	(79)	(58)	(239)
Recoveries of loans previously charged-off	3	—	—	81	8	92
Balance at December 31, 2017	$1,093	$6,627	$633	$3,308	$673	$12,334

Further information pertaining to the allowance for loan losses at December 31, 2017 and 2016 is as follows:

December 31, 2017	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$231	$251	$—	$—	$—	$482
Allowance for loans individually or collectively evaluated and not deemed to be impaired	862	6,376	633	3,308	673	11,852
Allowance for loans acquired with deteriorated credit quality	—	—	—	—	—	—
Total loan loss allowance	$1,093	$6,627	$633	$3,308	$673	$12,334

Loans individually evaluated and deemed to be impaired	$5,113	$9,646	$—	$334	$292	$15,385
Loans individually or collectively evaluated and not deemed to be impaired	392,164	470,433	28,765	283,171	55,080	1,229,613
Amount of loans acquired with deteriorated credit quality	—	1,919	—	—	—	1,919
Total loans	$397,277	$481,998	$28,765	$283,505	$55,372	$1,246,917

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

December 31, 2016	Residential - 1 to 4 Family	Multi-family and Commercial	Construction	Commercial Business	Consumer	Total
	(In Thousands)
Allowance for loans individually evaluated and deemed to be impaired	$306	$240	$—	$95	$52	$693
Allowance for loans individually or collectively evaluated and not deemed to be impaired	843	5,484	952	3,171	677	11,127
Allowance for loans acquired with deteriorated credit quality	—	—	—	—	—	—
Total loan loss allowance	$1,149	$5,724	$952	$3,266	$729	$11,820

Loans individually evaluated and deemed to be impaired	$6,450	$7,257	$—	$607	$453	$14,767
Loans individually or collectively evaluated and not deemed to be impaired	410,221	411,637	36,026	297,094	56,963	1,211,941
Amount of loans acquired with deteriorated credit quality	393	2,774	—	—	—	3,167
Total loans	$417,064	$421,668	$36,026	$297,701	$57,416	$1,229,875

Past Due Loans
The following represents an aging of loans at December 31, 2017 and 2016:

December 31, 2017	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$6,243	$1,582	$1,280	$9,105	$388,172	$397,277
Multi-family and commercial	3,633	—	27	3,660	478,338	481,998
Construction	—	—	—	—	28,765	28,765
Commercial Business:
SBA and USDA guaranteed	483	—	—	483	89,031	89,514
Time share	—	—	—	—	50,526	50,526
Condominium association	—	—	—	—	27,096	27,096
Medical loans	139	99	—	238	27,565	27,803
Other	77	183	26	286	88,280	88,566
Consumer:
Home equity	475	—	—	475	53,005	53,480
Indirect automobile	2	3	—	5	52	57
Other	8	—	—	8	1,827	1,835
Total	$11,060	$1,867	$1,333	$14,260	$1,232,657	$1,246,917

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total 30 Days or More Past Due	Current	Total Loans
	(In Thousands)
Real Estate:
Residential - 1 to 4 family	$4,781	$1,128	$1,547	$7,456	$409,608	$417,064
Multi-family and commercial	2,752	250	351	3,353	418,315	421,668
Construction	—	—	—	—	36,026	36,026
Commercial Business:
SBA and USDA guaranteed	1,628	—	—	1,628	114,755	116,383
Time share	—	—	—	—	51,083	51,083
Condominium association	—	—	—	—	23,531	23,531
Medical loans	—	—	—	—	27,180	27,180
Other	431	—	593	1,024	78,500	79,524
Consumer:
Home equity	182	—	179	361	54,867	55,228
Indirect automobile	9	—	—	9	492	501
Other	4	2	5	11	1,676	1,687
Total	$9,787	$1,380	$2,675	$13,842	$1,216,033	$1,229,875

Impaired and Nonaccrual Loans
The following is a summary of impaired and nonaccrual loans at December 31, 2017 and 2016:

	Impaired Loans (1)
December 31, 2017	Recorded Investment	Unpaid Principal Balance	Related Allowance	Nonaccrual Loans
	(In Thousands)
Impaired loans without valuation allowance:
Real Estate:
Residential - 1 to 4 family	$3,097	$3,156	$—	$2,024
Multi-family and commercial	7,120	7,317	—	3,169
Commercial business - Other	308	308	—	298
Consumer - Home equity	292	292	—	192
Consumer - Indirect automobile	—	—	—	1
Total impaired loans without valuation allowance	10,817	11,073	—	5,684

Impaired loans with valuation allowance:
Real Estate:
Residential - 1 to 4 family	2,016	2,027	231	381
Multi-family and commercial	4,029	4,029	251	313
Commercial business - Other	26	26	—	26
Total impaired loans with valuation allowance	6,071	6,082	482	720
Total impaired loans	$16,888	$17,155	$482	$6,404

(1) Includes loans acquired with deteriorated credit quality from the Newport Federal Savings Bank ("Newport") merger and performing troubled debt restructurings. Some loans acquired with deteriorated credit quality have not been included as a result of sustained performance.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Additional information related to impaired loans is as follows:

	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
	(In Thousands)

Year Ended December 31, 2015
Residential - 1 to 4 family	$5,891	$110	$7
Multi-family and commercial	6,268	308	34
Commercial business - Other	953	29	20
Consumer - Home equity	85	4	4
Total	$13,197	$451	$65

Year Ended December 31, 2016
Residential - 1 to 4 family	$6,063	$128	$16
Multi-family and commercial	9,231	394	37
Commercial business - Other	750	18	14
Consumer - Home equity	395	4	1
Total	$16,439	$544	$68

Year Ended December 31, 2017
Residential - 1 to 4 family	$5,543	$133	$11
Multi-family and commercial	8,580	423	11
Commercial business BHG	12	—	—
Commercial business - Other	1,317	62	29
Consumer - Home equity	314	5	2
Consumer - Other	4	—	—
Total	$15,770	$623	$53

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

◦	Loss (Rating 8): Loans in this category are considered uncollectible and of such little value that their continuance as loans is not warranted.

Management periodically reviews the ratings described above and the Company’s internal audit function reviews components of the credit files, including the assigned risk ratings, of certain commercial loans as part of its loan review.

The following tables present the Company’s loans by risk rating at December 31, 2017 and 2016:

December 31, 2017	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$389,276	$1,592	$6,409	$—	$—	$397,277
Multi-family and commercial	—	457,395	13,362	11,241	—	—	481,998
Construction	—	28,765	—	—	—	—	28,765
Total real estate loans	—	875,436	14,954	17,650	—	—	908,040

Commercial business loans:
SBA and USDA guaranteed	89,514	—	—	—	—	—	89,514
Time share	—	50,526	—	—	—	—	50,526
Condominium association	—	27,096	—	—	—	—	27,096
Medical loans	—	27,803	—	—	—	—	27,803
Other	—	83,742	3,559	1,265	—	—	88,566
Total commercial business loans	89,514	189,167	3,559	1,265	—	—	283,505

Consumer loans:
Home equity	—	53,086	137	257	—	—	53,480
Indirect automobile	—	57	—	—	—	—	57
Other	—	1,834	—	1	—	—	1,835
Total consumer loans	—	54,977	137	258	—	—	55,372

Total loans	$89,514	$1,119,580	$18,650	$19,173	$—	$—	$1,246,917

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

December 31, 2016	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In Thousands)
Real estate loans:
Residential - 1 to 4 family	$—	$408,237	$1,174	$7,653	$—	$—	$417,064
Multi-family and commercial	—	393,225	14,018	14,425	—	—	421,668
Construction	—	36,026	—	—	—	—	36,026
Total real estate loans	—	837,488	15,192	22,078	—	—	874,758

Commercial business loans:
SBA and USDA guaranteed	116,383	—	—	—	—	—	116,383
Time share	—	51,083	—	—	—	—	51,083
Condominium association	—	23,531	—	—	—	—	23,531
Medical loans	—	27,180	—	—	—	—	27,180
Other	—	73,474	3,741	2,309	—	—	79,524
Total commercial business loans	116,383	175,268	3,741	2,309	—	—	297,701

Consumer loans:
Home equity	—	54,683	46	499	—	—	55,228
Indirect automobile	—	501	—	—	—	—	501
Other	—	1,681	—	6	—	—	1,687
Total consumer loans	—	56,865	46	505	—	—	57,416

Total loans	$116,383	$1,069,621	$18,979	$24,892	$—	$—	$1,229,875

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

The following table provides information on loans modified as TDRs during the years ended December 31, 2017, 2016 and 2015.

			Allowance for
	Number	Recorded	Loan Losses
	of Loans	Investment	(End of Period)
	(Dollars in Thousands)
Year Ended December 31, 2015
Residential - 1 to 4 family	3	$496	$32
Multi-family and commercial	5	1,370	—
Commercial business - other	1	17	—
Consumer - home equity	1	98	$—
Total	10	$1,981	$32

Year Ended December 31, 2016
Residential - 1 to 4 family	4	$757	$15
Multi-family and commercial	6	4,768	222
Total	10	$5,525	$237

Year Ended December 31, 2017
Residential - 1 to 4 family	2	$504	$4
Multi-family and commercial	6	3,184	67
Commercial business - other	1	169	—
Total	9	$3,857	$71

During the modification process, there were no loan charge-offs or principal reductions for loans included in the table above for all periods presented.

The following table provides the recorded investment, by type of modification, for modified loans identified as TDRs during the years ended December 31, 2017, 2016 and 2015.

	Years Ended December 31,
	2017	2016	2015
	(In Thousands)
Interest rate adjustments	$—	$270	$539
Principal deferrals	2,220	189	213
Combination of rate and payment (1)	214	—	146
Combination of rate and maturity (2)	620	3,192	—
Maturity only	803	1,874	1,083
Total	$3,857	$5,525	$1,981

(1) Terms include combination of interest rate adjustments and interest-only payments with deferral of principal.
(2) Terms include combination of interest rate adjustments and extensions of maturity.

For the years ended December 31, 2017 and 2016, there were no TDRs in payment default (defined as 90 days or more past due). For the year ended December 31, 2015, there were two TDRs, with a recorded investment totaling $322,000 and no allowance, that were in payment default.

As of December 31, 2017, the Company held $785,000 in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Loans Acquired with Deteriorated Credit Quality
The following is a summary of loans acquired with evidence of credit deterioration from Newport as of
December 31, 2017:

	Contractual Required Payments Receivable	Cash Expected To Be Collected	Non-Accretable Discount	Accretable Yield	Loans Receivable
	(In Thousands)
Balance at December 31, 2014	$5,799	$4,962	$837	$—	$4,962
2015 Additions	—	186	(186)	186	—
2015 Collections	(143)	(135)	(8)	(65)	(70)
2015 Dispositions	(580)	(520)	(60)	—	(520)
Balance at December 31, 2015	5,076	4,493	583	121	4,372
2016 Additions	—	66	(66)	66	—
2016 Collections	(819)	(806)	(13)	(33)	(773)
2016 Dispositions	(735)	(586)	(149)	—	(586)
Balance at December 31, 2016	3,522	3,167	355	154	3,013
2017 Additions	—	77	(77)	77	—
2017 Collections	(126)	(126)	—	(88)	(38)
2017 Dispositions	(1,255)	(1,199)	(56)	—	(1,199)
Balance at December 31, 2017	$2,141	$1,919	$222	$143	$1,776

Loans Held for Sale
Total loans held for sale, consisting of fixed-rate residential mortgage loans, amounted to $835,000 and $1.4 million at December 31, 2017 and 2016, respectively.

Residential Mortgage Loans Serviced for Others
The Company services certain loans it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights.  Loans serviced for others are not included in the Company’s consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was determined using a discount rate of 13.31%, prepayment speeds ranging from 109% to 280% and minimal anticipated credit losses. At December 31, 2017, 2016 and 2015, the aggregate of residential mortgage loans serviced for others amounted to $235.8 million, $212.9 million and $209.8 million, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

The following summarizes activity in capitalized mortgage servicing rights:

	Years Ended December 31,
	2017	2016	2015
	(In Thousands)
Balance at beginning of year	$907	$953	$1,117
Additions	432	289	197
Amortization	(314)	(335)	(361)
Balance at end of year	$1,025	$907	$953
Fair value of mortgage servicing assets	$2,075	$1,852	$1,909

Contractually specified servicing fees included in mortgage banking income were $633,000, $615,000 and $604,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

NOTE 5.  OTHER REAL ESTATE OWNED

At December 31, 2017, other real estate owned consisted of four residential and two commercial real estate properties. At December 31, 2016, other real estate owned consisted of four residential and two commercial real estate properties. A summary of expenses applicable to other real estate operations for the years ended December 31, 2017, 2016 and 2015, is as follows:

	Years Ended December 31,
	2017	2016	2015
	(In Thousands)
Net loss from sales or write-downs of other real estate owned	$269	$66	$267
Other real estate expense, net of rental income	474	284	271
Expense from other real estate operations, net	$743	$350	$538

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2017 and 2016 are summarized as follows:

	December 31,
	2017	2016
	(In Thousands)
Land	$4,746	$4,746
Buildings	13,675	13,623
Leasehold improvements	11,746	10,731
Furniture and equipment	12,561	12,405
Construction in process	7	580
	42,735	42,085
Accumulated depreciation and amortization	(23,326)	(22,201)
Premises and equipment, net	$19,409	$19,884

At December 31, 2017, construction in process related to construction, design and site costs associated with a new off-site ATM. At December 31, 2016, construction in process related to construction, design and site costs associated with a new branch location.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Depreciation and amortization expense was $2.2 million, $2.4 million and $2.7 million for the years ended December 31, 2017, 2016 and 2015, respectively.  See Note 12 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements.

NOTE 7.  GOODWILL AND OTHER INTANGIBLES

Goodwill
Goodwill at December 31, 2017, 2016 and 2015 was $11.7 million, which related to the acquisition of Newport in 2013 and two branch locations in 2008. Annually, or more frequently if events or changes in circumstances warrant such evaluation, the Company evaluates its goodwill for impairment.  No goodwill impairment was recorded for the years ended December 31, 2017, 2016 and 2015.

Core Deposit Intangible
In connection with the assumption of $288.4 million of deposit liabilities from the Newport acquisition in September 2013, of which $216.2 million were core deposits, the Bank recorded a core deposit intangible of $7.8 million. The resulting core deposit intangible is amortized over thirteen years using the straight-line method. The Company's core deposit intangible is summarized as follows:

	Years Ended December 31,
	2017	2016	2015
	(In Thousands)
Balance at beginning of year	$5,783	$6,385	$6,986
Amortization	(601)	(602)	(601)
Balance at end of year	$5,182	$5,783	$6,385

At December 31, 2017, future amortization of the core deposit intangible totals approximately $601,000 for each of the next five years and $2.2 million thereafter.

NOTE 8.  DEPOSITS

A summary of deposit balances, by type, at December 31, 2017 and 2016 is as follows:

	December 31,
	2017	2016
	(In Thousands)
Noninterest-bearing demand deposits	$220,877	$201,598

Interest-bearing accounts:
Business checking	737	1,021
NOW and money market accounts	506,901	457,708
Savings accounts	32,062	34,590
Certificates of deposit	447,470	435,768
Total interest-bearing accounts	987,170	929,087
Total deposits	$1,208,047	$1,130,685

At December 31, 2017 and 2016, brokered deposits of $24.3 million and $25.5 million, respectively, are included in the above balances for savings accounts and certificates of deposit.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Certificates of deposit in denominations of $250,000 or more were $88.9 million at December 31, 2017.

Contractual maturities of certificates of deposit as of December 31, 2017 are summarized below (in thousands).

2018	$276,202
2019	136,702
2020	29,734
2021	2,687
2022	1,936
Thereafter	209
Total certificates of deposit	$447,470

A summary of interest expense, by account type, for the years ended December 31, 2017, 2016 and 2015 is as follows:

	Years Ended December 31,
	2017	2016	2015
	(In Thousands)
NOW and money market accounts	$865	$507	$523
Savings accounts (1) (2)	126	98	70
Certificates of deposit (2)	6,506	5,975	5,010
Total	$7,497	$6,580	$5,603

(1) Includes interest expense on mortgagors' and investors' escrow accounts.
(2) Includes interest expense on brokered deposits.

Related Party Deposits
Reference Note 13 for a discussion of related party transactions, including deposits from related parties.

NOTE 9.  BORROWINGS

Federal Home Loan Bank Advances
As a member of the FHLB, the Bank has access to a pre-approved secured line of credit with the FHLB of $10.0 million and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy.  FHLB advances are secured by qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans.  In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances.  At December 31, 2017 and 2016, there were no advances outstanding under the line of credit.  Other outstanding advances from the FHLB aggregated $170.1 million and $217.8 million at December 31, 2017 and 2016, respectively, at interest rates ranging from 1.19% to 3.75% and 0.74% to 3.99%, respectively.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

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

The contractual maturities of borrowings, by year, at December 31, 2017 are as follows:

	FHLB Advances	Subordinated Debt	Total
	(Dollars in Thousands)
2018	$36,500	$—	$36,500
2019	39,000	—	39,000
2020(1)	43,000	—	43,000
2021	18,500	—	18,500
2022(2)	19,094	—	19,094
Thereafter(3)	14,000	8,248	22,248
Total	$170,094	$8,248	$178,342
Weighted average rate	1.86%	3.29%	1.92%

(1) Includes FHLB advances of $3.0 million that are callable during 2018.
(2) Includes an FHLB advance of $4.0 million that is callable during 2019.
(3) Includes FHLB advances of $6.0 million that are callable during 2020.

NOTE 10.  INCOME TAXES

The components of the income tax provision for the years ended December 31, 2017, 2016 and 2015 are as follows:

	Years Ended December 31,
	2017	2016	2015
	(In Thousands)
Current income tax provision:
Federal	$4,641	$5,215	$2,865
State	215	153	5
Total current income tax provision	4,856	5,368	2,870

Deferred income tax provision (benefit):
Federal	3,513	(444)	(766)
Total deferred income tax provision (benefit)	3,513	(444)	(766)
Total income tax provision	$8,369	$4,924	$2,104

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

A reconciliation of the anticipated income tax provision, based on the statutory tax rate of 34.0%, to the income tax provision as reported in the consolidated statements of income is as follows:

	Years Ended December 31,
	2017	2016	2015
	(Dollars in Thousands)
Income tax provision at statutory tax rate	$4,628	$5,519	$2,194
Increase (decrease) resulting from:
Bank-owned life insurance	(209)	(194)	(210)
Tax-exempt income	(326)	(195)	(52)
Compensation and employee benefit plans	175	164	183
Nondeductible expenses	10	9	9
Expired capital loss carryforward	—	—	278
Tax credit	(56)	(56)	(56)
Change in valuation allowance	—	—	(300)
State taxes, net of federal tax benefit	142	101	3
Effect of income tax rate change	3,969	—	—
Other	36	(424)	55
Total income tax provision	$8,369	$4,924	$2,104

Effective tax rate	61.5%	30.3%	32.6%

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2017	2016
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$2,694	$4,213
Unrealized losses on available for sale securities	452	598
Depreciation of premises and equipment	1,912	2,850
Deferred compensation	3,265	5,156
Employee benefit plans	305	466
Capital loss carry-forward	—	8
Interest receivable on nonaccrual loans	18	89
Deferred other real estate owned write-downs	59	32
Acquisition fair value adjustments	191	484
Other	250	306
Total deferred tax assets	9,146	14,202

Deferred tax liabilities:
Unrealized gains on available for sale securities	70	247
Goodwill and other intangibles	1,551	2,632
Deferred loan costs	896	1,350
Mortgage servicing asset	215	309
Merger expenses and purchase adjustments	2	6
Total deferred tax liabilities	2,734	4,544
Deferred tax asset, net	$6,412	$9,658

Retained earnings at December 31, 2017 and 2016 included a contingency reserve for loan losses of $4.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks.  Amounts transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred.  It is not anticipated the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $987,000 at December 31, 2017 and $1.6 million at December 31, 2016 have not been recognized.

Financial service companies doing business in Connecticut are permitted to establish a “passive investment company” (“PIC”) to hold and manage loans secured by real property.  PICs are exempt from Connecticut corporation business tax, and dividends received by the financial services companies from PICs are not taxable.  In January 1999, the Bank established a PIC, as a wholly-owned subsidiary, and in June 2000, transferred a portion of its residential and commercial mortgage loan portfolios from the Bank to the PIC.  A substantial portion of the Company’s interest income is now derived from the PIC, an entity whose net income is exempt from State of Connecticut taxes, and accordingly, state income taxes are minimal.  The Bank’s ability to continue to realize the tax benefits of the PIC is subject to the PIC continuing to comply with all statutory requirements related to the operations of the PIC. Accordingly, no Connecticut-related deferred tax assets or liabilities have been recorded.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

become deductible. Management considers the scheduled reversal of deferred tax liabilities. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are expected to be deductible, management believes its deferred tax asset is more likely than not realizable.

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2014.

NOTE 11.  BENEFIT PLANS

Defined Benefit Plan
As a result of the Newport acquisition, the Company participates in the Pentegra Defined Benefit Plan for Financial Institutions (the "Pentegra DB Plan"), a tax-qualified defined benefit pension plan. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multi-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. In connection with the Newport acquisition, the plan was frozen effective September 6, 2013 and the Company recorded a contingent obligation to settle the plan at some future date. At December 31, 2017 and 2016, the Company's recorded liability related to Newport's Pentegra DB Plan totaled $4.7 million.

The Pentegra DB Plan is a single plan under the Internal Revenue Code and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

The funded status (market value of plan assets divided by funding target) of the Pentegra DB Plan, as of July 1, 2017 was 82.24% per the valuation reports. Market value of plan assets reflects contributions received through June 30, 2017.

The Bank's contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. During the years ended December 31, 2017, 2016 and 2015, contributions of $282,000, $356,000 and $121,000, respectively, were paid by the Bank. The Bank recognized pension expense of $240,000, $222,000 and $218,000 under the plan for the years ended December 31, 2017, 2016 and 2015, respectively.

Defined Contribution Plan
The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees.  The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank.  An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank. Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100% vesting attained upon five years of service.  There were no profit sharing contributions for the years ended December 31, 2017, 2016 and 2015.

The Plan also includes a 401(k) feature.  Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations.  The Bank makes matching contributions equal to 50% of the participants’ contributions up to 6% of the participants’ earnings.  Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon.  Bank contributions were $319,000, $279,000 and $268,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Group Term Replacement Plan
The Bank maintains the Group Term Replacement Plan to provide a death benefit to executives designated by the Compensation Committee of the Board of Directors.  The death benefits are funded through certain insurance policies that are owned by the Bank on the lives of the participating executives.  The Bank pays the life insurance premiums, which fund the death benefits from its general assets, and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar endorsement policy.  The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less amount of pre-retirement life insurance benefit and three times final annual compensation post-retirement not to exceed a specified dollar amount.  For purposes of the plan, annual compensation includes an executive’s base compensation, commissions and cash bonuses earned under the Bank’s bonus plan. Participation in the plan ceases if an executive is terminated for cause or the executive terminates employment for reasons other than death, disability or retirement.  If the Bank wishes to maintain the insurance after a participant’s termination in the plan, the Bank will be the direct beneficiary of the entire death proceeds of the insurance policies. Total expense recognized under this plan was $155,000, $13,000 and $150,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

Executive Supplemental Retirement Agreements – Defined Benefit
The Bank maintains unfunded supplemental defined benefit retirement agreements with its directors and certain members of senior management, as well as certain former officers and directors of Newport.  These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service.  Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65 or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78.  Total expense (income) incurred under these agreements for the years ended December 31, 2017, 2016 and 2015 was $517,000, $(115,000) and $708,000, respectively. The income recognized for 2016 resulted from a change in estimate due to the death of a beneficiary.

Performance-Based Incentive Plan
The Bank has an incentive plan whereby all employees are eligible to receive a bonus tied to both the Company and individual performance.  Non-discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee.  Total expense recognized was $1.5 million, $1.6 million and $605,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

Supplemental Executive Retirement Plan
The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan.  The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the scheduled repayment of the ESOP loan.  For the years ended December 31, 2017 and 2016, the President and Chief Executive Officer and the Chief Operating Officer were designated by the Board of Directors to participate in the plan. For the year ended December 31, 2015, the President and Chief Executive Officer and the former Chief Financial Officer were designated by the Board of Directors to participate in the plan. Total expense incurred under this plan was $35,000, $58,000 and $45,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

Employee Stock Ownership Plan
In September 2004, the Bank established the ESOP for the benefit of its eligible employees.  The Company provided a loan to the Savings Institute Bank and Trust Company Employee Stock Ownership Plan of $4.9 million which was used to purchase 492,499 shares of the Company’s outstanding stock.  The loan bears interest equal to 4.75% and provides for annual payments of interest and principal over the 15-year term of the loan.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

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

At December 31, 2017, the remaining principal balance on the ESOP debt is payable as follows (in thousands):

2018	$563
2019	587
2020	152
2021	157
2022	162
Thereafter	1,499
Total	$3,120

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loans.  The loans are secured by the shares purchased, which are held in a suspense account for allocation among participants as the loans are repaid.  Shares held by the ESOP include the following at December 31, 2017 and 2016:

	December 31,
	2017	2016
	(Dollars In Thousands)
Allocated	330,621	303,074
Committed to be allocated	48,638	48,638
Unallocated	313,249	361,887
Total shares	692,508	713,599
Fair value of unallocated shares	$4,605	$5,573

Total compensation expense recognized in connection with the ESOP was $727,000, $668,000 and $582,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

Equity Incentive Plans
The Company's equity incentive plans consist of stock options and shares of restricted stock that may be granted to its employees, officers and directors.  Both incentive stock options and non-statutory stock options may be granted under these plans.  The 2005 Equity Incentive Plan allowed the Company to grant up to 552,891 stock options and 221,154 shares of restricted stock. The 2012 Equity Incentive Plan allows the Company to grant up to 504,794 stock options and 201,918 shares of restricted stock.  All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant.  Under the 2012 Equity Incentive Plan, both performance and time-based restricted stock awards may be granted. At December 31, 2017, 103,814 stock options and 20,292 shares of restricted stock were available for future grants under the 2012 plan. The 2005 plan reached its contractual life during 2015.

For the years ended December 31, 2017, 2016 and 2015, the Company recognized share-based compensation expense related to the stock option and restricted stock awards of $381,000, $879,000 and $860,000, respectively.

The Company did not grant any stock options during the year ended December 31, 2017. During the years ended December 31, 2016 and 2015, the Company granted stock options totaling 20,000 and 110,000, respectively. The

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

fair value of each option was determined at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	2016	2015
Expected term (years)	10.00	10.00
Expected dividend yield	1.44%	1.70%
Expected volatility	57.13	56.31
Risk-free interest rate	1.75	2.16
Fair value of options granted	$7.75	$6.37

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

The following is a summary of activity for the Company’s stock options for the year ended December 31, 2017:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)

Options outstanding at beginning of year	489,909	$11.08
Options exercised	(54,362)	12.23
Options forfeited	(5,300)	11.06
Options expired	(1,347)	13.93
Options outstanding at end of year	428,900	10.93	5.37
Options exercisable at end of year	351,103	10.63	4.84

There were 54,362, 7,892 and 298,146 options exercised during the years ended December 31, 2017, 2016 and 2015, respectively. The total intrinsic value of options exercised during the years ended December 31, 2017, 2016 and 2015, was $152,844, $44,000 and $326,000, respectively. The intrinsic value of stock options outstanding and exercisable at December 31, 2017 was $1.6 million and $1.4 million, respectively.  At December 31, 2017, there was $453,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted average period of 1.7 years.

The following table presents the summary of activity for the Company’s unvested restricted shares for the year ended December 31, 2017.

	Shares	Weighted Average Grant Date Fair Value

Unvested restricted shares at beginning of year	42,358	$11.30
Restricted shares vested	(40,758)	11.29
Restricted shares forfeited	(1,000)	11.77
Unvested restricted shares at end of year	600	11.77

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

The aggregate fair value of restricted stock awards that vested during the years ended December 31, 2017, 2016 and 2015 was $606,000, $511,000 and $592,000, respectively.  At December 31, 2017, there was $9,000 of unrecognized compensation costs related to unvested restricted stock awards granted under the incentive plans, which are expected to be recognized over a weighted average period of 0.8 years.

Bank-Owned Life Insurance
The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers of SI Financial and former officers and directors of Newport.  The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans.  The Company’s investment in bank-owned life insurance does not exceed the regulatory limitation of 25% of Tier 1 capital plus the allowance for loan and lease losses.  The aggregate cash surrender value of all policies owned by the Company amounted to $33.7 million and $21.3 million at December 31, 2017 and 2016, respectively. During 2017, the Company purchased additional policies with aggregate cash surrender value of $11.8 million. Income earned on these life insurance policies aggregated $613,000, $570,000 and $618,000 for the years ended December 31, 2017, 2016 and 2015, respectively.  There were no gains recognized on death benefit proceeds received during the years ended December 31, 2017, 2016 and 2015.

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

Financial instruments whose contract amounts represent credit risk at December 31, 2017 and 2016 were as follows:

	December 31,
	2017	2016
	(In Thousands)
Commitments to extend credit:
Commitments to originate loans	$60,360	$31,702
Undisbursed construction loans	9,027	8,426
Undisbursed home equity lines of credit	56,044	52,131
Undisbursed commercial lines of credit	50,054	54,023
Overdraft protection lines	1,306	1,306
Standby letters of credit	134	133
Total commitments	$176,925	$147,721

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Commitments to originate loans at December 31, 2017 and 2016 included fixed rate loan commitments of $34.1 million and $16.4 million, respectively, at interest rates ranging from 2.88% to 6.00% and 2.75% to 8.00%, respectively.

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

Operating Lease Commitments
The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2039.  At December 31, 2017, future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, are as follows (in thousands):

2018	$1,391
2019	1,338
2020	1,234
2021	1,073
2022	843
Thereafter	5,460
Total	$11,339

Certain leases contain options to extend for periods of 5 to 50 years.  The cost of such extensions is not included in the above amounts.  Rental expense charged to operations for cancelable and noncancelable operating leases was $1.5 million for each of the years ended December 31, 2017, 2016 and 2015 .

Rental Income Under Subleases
The Company is subleasing excess office space under noncancelable operating leases that expire at various dates through 2024. At December 31, 2017, future minimum lease payments receivable for the noncancelable lease agreement is as follows (in thousands):

2018	$90
2019	19
2020	19
2021	19
2022	19
Thereafter	29
Total	$195

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Rental income under the noncancelable lease agreement was $287,000, $268,000 and $213,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

Investment Commitments
The Bank is a limited partner in three SBICs and committed to contribute capital of $3.0 million to the limited partnerships.  The Bank recognized no write-downs during the years ended December 31, 2017, 2016 and 2015.  The SBICs, with a combined net book value of $1.8 million and $2.0 million at December 31, 2017 and 2016, respectively, net of impairment charges and distributions, are included in other assets. At December 31, 2017, the Bank’s remaining off-balance sheet commitment for capital investment in the SBICs was $787,000.

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

NOTE 13.  RELATED PARTY TRANSACTIONS

Loans Receivable
In the normal course of business, the Bank grants loans to related parties.  Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest.  These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility, favored treatment or terms or present other unfavorable features.  At December 31, 2017 and 2016, all related party loans were performing in accordance with their terms.

Changes in loans outstanding to such related parties during the years ended December 31, 2017 and 2016 are as follows:

	Years Ended December 31,
	2017	2016
	(In Thousands)
Balance at beginning of year	$1,543	$1,471
Additions	178	932
Repayments	(386)	(860)
Balance at end of year	$1,335	$1,543

Deposits
Deposit accounts of directors, certain officers and other related parties aggregated $1.2 million at both December 31, 2017 and 2016.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

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

Quantitative measures established by regulation require the Company and the Bank to maintain certain minimum capital amounts and ratios. Federal bank regulators require the Company and the Bank to maintain minimum ratios of core capital to adjusted average assets, common equity tier 1 capital to risk-weighted assets, tier 1 capital to risk-weighted assets and total risk-based capital to risk-weighted assets. At December 31, 2017 and 2016, the Company and the Bank met all the capital adequacy requirements to which they were subject and were “well capitalized” under the regulatory requirements. Management believes no conditions or events have occurred since December 31, 2017 that would materially adversely change the Company's and the Bank's capital classifications.

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

The Company and Bank's regulatory capital amounts and ratios at December 31, 2017 and 2016, compared to the FDIC's requirements for classification as a well-capitalized institution and for minimum capital adequacy, were as follows:

December 31, 2017	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Common Equity Tier 1 Capital:
Company	$154,532	14.54%	$47,842	4.50%	$69,106	6.50%
Bank	146,509	13.81	47,740	4.50	68,958	6.50
Tier 1 Capital to Risk Weighted Assets:
Company	162,532	15.29	63,790	6.00	85,053	8.00
Bank	146,509	13.81	63,653	6.00	84,871	8.00
Total Capital to Risk Weighted Assets:
Company	175,326	16.49	85,053	8.00	106,316	10.00
Bank	159,303	15.02	84,871	8.00	106,089	10.00
Tier 1 Capital to Average Assets:
Company	162,532	10.36	62,757	4.00	78,446	5.00
Bank	146,509	9.40	62,348	4.00	77,934	5.00

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

December 31, 2016	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Common Equity Tier 1 Capital:
Company	$150,915	15.08%	$45,028	4.50%	$65,041	6.50%
Bank	141,673	14.17	44,978	4.50	64,968	6.50
Tier 1 Capital to Risk Weighted Assets:
Company	158,915	15.88	60,037	6.00	80,050	8.00
Bank	141,673	14.17	59,970	6.00	79,960	8.00
Total Capital to Risk Weighted Assets:
Company	171,187	17.11	80,050	8.00	100,062	10.00
Bank	153,945	15.40	79,960	8.00	99,950	10.00
Tier 1 Capital to Average Assets:
Company	158,915	10.50	60,562	4.00	75,702	5.00
Bank	141,673	9.41	60,248	4.00	75,310	5.00

Reconciliations of the Company’s and Bank’s total capital to regulatory capital are as follows:

	December 31,
	2017		2016
	Company	Bank	Company	Bank
	(In Thousands)
Total capital per financial statements	$168,481	$160,495	$164,727	$155,470
Adjustments to tier 1 capital:
Subordinated debt	8,000	—	8,000	—
Accumulated losses on available for sale securities	1,434	1,397	681	696
Intangible assets	(15,383)	(15,383)	(14,493)	(14,493)
Total tier 1 capital	162,532	146,509	158,915	141,673
Adjustments to total capital:
Allowance for loan and credit losses	12,794	12,794	12,272	12,272
Total capital per regulatory reporting	$175,326	$159,303	$171,187	$153,945

NOTE 15.  OTHER COMPREHENSIVE LOSS

Accounting principles generally require recognized revenues, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities are reported as a separate component of shareholders' equity on the balance sheet, such items along with net income are components of comprehensive income.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Components of other comprehensive loss and related tax effects are as follows:

	Year Ended December 31, 2017
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding losses on available for sale securities	$(784)	$267	$(517)
Unrealized holding losses on available for sale securities, net of taxes	(784)	267	(517)
Other comprehensive loss	$(784)	$267	$(517)

	Year Ended December 31, 2016
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding losses on available for sale securities	$(689)	$234	$(455)
Reclassification adjustment for gains realized in net income	(55)	19	(36)
Unrealized holding losses on available for sale securities, net of taxes	(744)	253	(491)
Other comprehensive loss	$(744)	$253	$(491)

	Year Ended December 31, 2015
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Securities:
Unrealized holding losses on available for sale securities	$(443)	$150	$(293)
Reclassification adjustment for gains realized in net income	(146)	50	(96)
Unrealized holding losses on available for sale securities, net of taxes	(589)	200	(389)
Derivative instrument:
Change in fair value of effective cash flow hedging derivative	157	(53)	104
Other comprehensive loss	$(432)	$147	$(285)

The components of accumulated other comprehensive loss included in shareholders’ equity are as follows:

	December 31, 2017
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized losses on available for sale securities	$(1,816)	$618	$(1,198)
Reclassification of stranded tax effect from change in tax law(1)	—	(236)	(236)
Accumulated other comprehensive loss	$(1,816)	$382	$(1,434)

(1) Reclassification was due to the one-time revaluation of the net deferred tax assets as a result of the Tax Cuts and Jobs Act. For additional information relating to this reclassification, see Note 1.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

	December 31, 2016
	Before Tax Amount	Tax Effects	Net of Tax Amount
	(In Thousands)
Net unrealized losses on available for sale securities	$(1,032)	$351	$(681)
Accumulated other comprehensive loss	$(1,032)	$351	$(681)

NOTE 16.  FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of assets and liabilities is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various assets and liabilities.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the assets and liabilities.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following tables present assets and liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016.  The Company had no significant transfers into or out of Levels 1, 2 or 3 during the years ended December 31, 2017 and 2016.

	December 31, 2017
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$19,435	$42,333	$—	$61,768
Government-sponsored enterprises	—	9,217	—	9,217
Mortgage-backed securities	—	78,295	—	78,295
Collateralized debt obligations	—	—	1,124	1,124
Obligations of state and political subdivisions	—	500	—	500
Tax-exempt securities	—	3,149	—	3,149
Forward loan sale commitments and derivative loan commitments	—	—	43	43
Total assets	$19,435	$133,494	$1,167	$154,096

	December 31, 2016
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Assets:
U.S. Government and agency obligations	$21,087	$43,209	$—	$64,296
Government-sponsored enterprises	—	11,364	—	11,364
Mortgage-backed securities	—	78,389	—	78,389
Collateralized debt obligations	—	—	1,157	1,157
Obligations of state and political subdivisions	—	1,000	—	1,000
Tax-exempt securities	—	3,161	—	3,161
Forward loan sale commitments and derivative loan commitments	—	—	136	136
Total assets	$21,087	$137,123	$1,293	$159,503

Liabilities:
Forward loan sale commitments and derivative loan commitments	$—	$—	$15	$15
Interest rate swap agreement	—	2	—	2
Total liabilities	$—	$2	$15	$17

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets:

	Collateralized Debt Obligations	Derivatives and Forward Loan Sale Commitments, Net
	(In Thousands)
Balance at December 31, 2015	$1,146	$70
Total realized gains included in net income	—	51
Total unrealized gains included in other comprehensive loss	11	—
Balance at December 31, 2016	1,157	121
Total realized losses included in net income	—	(78)
Total unrealized losses included in other comprehensive loss	(33)	—
Balance at December 31, 2017	$1,124	$43

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles.  These adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets at December 31, 2017 and 2016.  There were no liabilities measured at fair value on a nonrecurring basis at December 31, 2017 and 2016.

	At December 31, 2017			At December 31, 2016
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	(In Thousands)
Impaired loans	$—	$—	$337	$—	$—	$696
Other real estate owned	—	—	1,226	—	—	1,466
Total assets	$—	$—	$1,563	$—	$—	$2,162

The following table summarizes losses resulting from fair value adjustments for assets measured at fair value on a nonrecurring basis.

	Years Ended December 31,
	2017	2016	2015
	(In Thousands)
Impaired loans	$103	$354	$200
Other real estate owned	181	52	52
Total losses	$284	$406	$252

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

The amount of other real estate owned represents the carrying value of the collateral based on the appraised value of the underlying collateral less estimated selling costs.  The loss on foreclosed assets represents adjustments in the valuation recorded during the time period indicated and not for losses incurred on sales.

The Company evaluates its goodwill for impairment in accordance with applicable accounting guidance.  Based on this evaluation, no goodwill impairment was recorded during the years ended December 31, 2017, 2016 and 2015.

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

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2017 or 2016.  The estimated fair value amounts for 2017 and 2016 have been measured as of their respective year-ends, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.  The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other banks may not be meaningful.

As of December 31, 2017 and 2016, the recorded carrying amounts and estimated fair values of the Company's financial instruments are as follows:

	December 31, 2017
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:	(In Thousands)
Cash and cash equivalents	$83,486	$83,486	$—	$—	$83,486
Available for sale securities	154,053	19,435	133,494	1,124	154,053
Loans held for sale	835	—	—	847	847
Loans receivable, net	1,237,174	—	—	1,229,696	1,229,696
Federal Home Loan Bank stock	9,856	—	—	9,856	9,856
Federal Reserve Bank stock	3,636	—	—	3,636	3,636
Accrued interest receivable	4,784	—	—	4,784	4,784
Financial Liabilities:
Deposits	1,208,047	—	—	1,209,458	1,209,458
Mortgagors' and investors' escrow accounts	4,418	—	—	4,418	4,418
Federal Home Loan Bank advances	170,094	—	163,568	—	163,568
Junior subordinated debt owed to unconsolidated trust	8,248	—	6,231	—	6,231
On-balance Sheet Derivative Financial Instruments:
Assets:
Derivative loan commitments	27	—	—	27	27
Forward loan sale commitments	16	—	—	16	16

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

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

NOTE 17.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Financial Instruments
The Company had a stand-alone derivative financial instrument in the form of an interest rate swap agreement, which derives its value from underlying interest rate.  The transaction involved both credit and market risk.  The notional amount was an amount on which calculations, payments and the value of the derivative was based. The notional amount did not represent direct credit exposures.  Direct credit exposure was limited to the net difference between the calculated amounts to be received and paid, if any.  Such difference, which represented the fair value of the derivative instrument, was reflected on the Company’s balance sheets as other assets and other liabilities.

The Company was exposed to credit-related losses in the event of nonperformance by the counterparty to this agreement.  The Company controlled the credit risk of its financial contract through credit approvals, limits and monitoring procedures and did not expect any counterparty to fail its obligation.

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

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Interest Rate Swap Agreement - In 2012, management entered into an interest rate swap agreement that did not meet the hedge accounting requirements of FASB's "Derivatives and Hedging" standard to manage the Company's exposure to interest rate movements and other identified risks.

At December 31, 2016, information pertaining to the Company's interest rate swap agreement not designated as a hedge was as follows:

December 31, 2016
(Dollars in Thousands)
Notional amount	$15,000
Weighted average fixed pay rate	1.26%
Weighted average variable receive rate	0.88%
Weighted average maturity in years	0.0
Unrealized loss relating to interest rate swap	$2

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

Forward Loan Sale Commitments - To protect against the price risk inherent in derivative loan commitments, the Company utilizes “mandatory delivery” and "best efforts" forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments.

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

With a "best efforts" contract, the Company commits to deliver an individual mortgage loan of a specified principal amount and quality to an investor if the loan to the underlying borrower closes. Generally, the price the investor will pay the seller for an individual loan is specified prior to the loan being funded (e.g., on the same day the lender commits to lend funds to a potential borrower).

The Company expects these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Interest Rate Risk Management - Derivative Instruments
The following table presents the fair values of derivative instruments as well as their classification on the consolidated balance sheets at December 31, 2017 and 2016.

		December 31, 2017		December 31, 2016
	Balance Sheet Location	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
		(In Thousands)
Derivatives not designated as hedging instruments:
Interest rate swap	Other Liabilities	$—	$—	$15,000	$(2)
Derivative loan commitments	Other Assets	3,133	27	12,607	57
Forward loan sale commitments	Other Assets	2,752	16	4,049	64

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

At December 31, 2017 and 2016, the Bank’s retained earnings available for payment of dividends was $15.2 million and $15.1 million, respectively.  Accordingly, $145.3 million and $140.3 million of the Company’s equity in the net assets of the Bank were restricted at December 31, 2017 and 2016, respectively.

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

No repurchase plans were approved or executed in 2017 and 2016.

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

NOTE 20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

	December 31,
Condensed Balance Sheets	2017	2016
Assets:	(In Thousands)
Cash and cash equivalents	$3,139	$10,751
Available for sale securities	7,954	5,021
Investment in Savings Institute Bank and Trust Company	160,495	155,470
ESOP note receivable	3,120	3,659
Other assets	2,405	784
Total assets	$177,113	$175,685

Liabilities and Shareholders' Equity:
Liabilities	$8,632	$10,958
Shareholders' equity	168,481	164,727
Total liabilities and shareholders' equity	$177,113	$175,685

Condensed Statements of Income	Years Ended December 31,
	2017	2016	2015
	(In Thousands)
Dividend from subsidiary	$825	$680	$475
Interest and dividends on investments	117	70	60
Net gain on sale of investment in affiliate	—	5,263	—
Dividend from investment in affiliate	—	2,000	—
Other income	301	194	230
Total income	1,243	8,207	765

Operating expenses	859	1,372	795
Income (loss) before income taxes and equity in undistributed net income	384	6,835	(30)
Income tax provision (benefit)	(88)	1,739	(117)
Income before equity in undistributed net income of subsidiary	472	5,096	87
Equity in undistributed net income of subsidiary	4,770	6,214	4,261
Net income	$5,242	$11,310	$4,348

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Condensed Statements of Cash Flows	Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities:	(In Thousands)
Net income	$5,242	$11,310	$4,348
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary	(4,770)	(6,214)	(4,261)
Excess tax benefit from share-based payment arrangements	—	(28)	(15)
Deferred income taxes	592	(680)	295
Net gain on sale of investment in affiliate	—	(5,263)	—
Other, net	(4,518)	3,035	132
Cash provided by (used in) operating activities	(3,454)	2,160	499

Cash flows from investing activities:
Purchase of available for sale securities	(3,999)	—	(3,014)
Proceeds from maturities of available for sale securities	1,000	—	1,000
Proceeds from sale of investment in affiliate	—	5,581	—
Payments received on ESOP note receivable	539	516	495
Investment in subsidiary	381	920	550
Cash provided by (used in) investing activities	(2,079)	7,017	(969)

Cash flows from financing activities:
Stock options exercised	664	67	715
Common shares repurchased	(371)	(178)	(7,730)
Cash dividends on common stock	(2,372)	(1,889)	(1,914)
Excess tax benefit from share-based payment arrangements	—	28	15
Cash used in financing activities	(2,079)	(1,972)	(8,914)

Net change in cash and cash equivalents	(7,612)	7,205	(9,384)
Cash and cash equivalents at beginning of year	10,751	3,546	12,930
Cash and cash equivalents at end of year	$3,139	$10,751	$3,546

SI FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

NOTE 21.  QUARTERLY DATA (UNAUDITED)

Quarterly results of operations for the years ended December 31, 2017 and 2016 are as follows:

	Year Ended December 31, 2017				Year Ended December 31, 2016
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In Thousands, Except Share Amounts)
Interest and dividend income	$13,638	$13,649	$13,498	$13,202	$14,891	$12,703	$12,675	$12,642

Interest expense	2,776	2,784	2,817	2,704	2,555	2,541	2,519	2,468

Net interest and dividend income	10,862	10,865	10,681	10,498	12,336	10,162	10,156	10,174

Provision for loan losses	160	171	170	160	417	880	582	311

Net interest and dividend income after provision for loan losses	10,702	10,694	10,511	10,338	11,919	9,282	9,574	9,863

Noninterest income	2,498	2,515	3,639	2,509	7,653	2,653	2,586	2,702

Noninterest expenses	9,772	9,658	10,023	10,342	10,540	9,612	9,580	10,266

Income before income taxes	3,428	3,551	4,127	2,505	9,032	2,323	2,580	2,299

Income tax provision	4,991	1,307	1,285	786	2,547	767	852	758

Net income (loss)	$(1,563)	$2,244	$2,842	$1,719	$6,485	$1,556	$1,728	$1,541

Earnings per share:
Basic	$(0.13)	$0.19	$0.24	$0.15	$0.55	$0.13	$0.15	$0.13
Diluted	$(0.13)	$0.19	$0.24	$0.14	$0.55	$0.13	$0.15	$0.13

Quarterly per share data may not add to annual data due to rounding.